As filed with the Securities and Exchange Commission on September 29, 2022

Registration No. 333-266358

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Haleon plc

(Exact name of registrant as specified in its charter)

England and Wales	2844	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 5, First Floor, The Heights, Weybridge, Surrey,

KT13 0NY, United Kingdom Tel: +44 1932 822000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

GlaxoSmithKline Consumer Healthcare Holdings (US) LLC

184 Liberty Corner Road, Suite 200,

Warren NJ 07059, United States

Telephone: +1 908 293 4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Horsfield-Bradbury Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN, United Kingdom Tel.: +44 20 7959 8900	Audra D. Cohen Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: +1 212-558-4000	Bjarne P. Tellmann Senior Vice President and General Counsel Haleon plc Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom Tel: +44 20 8047 5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-266358), as amended (the “Registration Statement”) of Haleon plc (the “Company”), originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 9, 2022, is being filed pursuant to the undertakings in Item 9 of the Registration Statement to include the information contained in the Company’s Report on Form 6-K that was furnished with the SEC on September 20, 2022, including the Company’s unaudited consolidated interim financial statements as of 30 June 2022 and for the six months ended 30 June 2022 and 2021. The information included in this Post-Effective Amendment No. 1 updates and supplements the Registration Statement and the Prospectus contained therein.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 29, 2022

PRELIMINARY PROSPECTUS

Haleon plc

3,559,371,012 Ordinary Shares

295,506,362 American Depositary Shares, representing 591,012,724 Ordinary Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus (collectively, the “selling securityholders”) of up to (i) 3,559,371,012 ordinary shares, nominal value £0.01 per share (“Ordinary Shares”) and (ii) 295,506,362 American Depositary Shares (“ADSs”), representing 591,012,724 Ordinary Shares, which were issued to the selling securityholders in connection with the Separation (as defined below).

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our registration of the Ordinary Shares and ADSs covered by this prospectus does not mean that the selling securityholders will offer or sell any of the Ordinary Shares and ADSs. The selling securityholders may sell the Ordinary Shares and ADSs covered by this prospectus in a number of different ways and at varying prices. For information on the possible methods of sale that may be used by the selling securityholders, you should refer to the section entitled “Plan of Distribution” beginning on page 284 of this prospectus.

All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from the sale of Ordinary Shares or ADSs by the selling securityholders.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

The Ordinary Shares are admitted to the premium listing segment of the Official List of the UK Financial Conduct Authority (“FCA”) and traded on the main market for listed securities of the London Stock Exchange plc (“LSE”) under the symbol “HLN”. The ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. On 28 September 2022, the closing sale price as reported on the LSE of the Ordinary Shares was £2.79 per share and the closing sale price as reported on the NYSE of the ADSs was $5.98 per ADS.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our principal executive offices are located at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 31 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2022

We and the selling securityholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the “SEC”). The selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings on a delayed or continuous basis.

We will not receive any proceeds from the sale of Ordinary Shares or ADSs to be offered by the selling securityholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Ordinary Shares or ADSs pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, to update the information contained in this prospectus. The prospectus supplement or post-effective amendment may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement or amendment, together with additional information described below under the caption “Where You Can Find More Information.” We have not, and the selling securityholders have not, authorized anyone to provide you with any information or to make any representation other than those contained in this prospectus or in any free writing prospectuses we have prepared. The information contained in this prospectus is current only as of the date on the front cover of the prospectus, regardless of the time of delivery or of any sale of our securities.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

Unless the context indicates otherwise, the terms “Haleon” or the “Company” refer to Haleon plc, and “the Group,” “we,” “our,” “us” or like terms, when used is in the context of any period prior to Separation (including, for the avoidance of doubt, the periods covered by the Financial Statements and Interim Financial Statements (each as defined below)), refer to CH JVCo together with its consolidated subsidiaries and subsidiary undertakings from time to time, and when used in the context of any period following Separation, refer to the Company together with its consolidated subsidiaries and subsidiary undertakings from time to time.

References to “Pounds Sterling,” “pence,” “£” or “p” are to the lawful currency of the United Kingdom, references to “€” are to the common currency of the European Monetary Union, and references to “USD,” “$” or “cents” are to the lawful currency of the United States.

CERTAIN DEFINED TERMS

In this prospectus:

“Consumer Healthcare Business”	the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise commercialising Consumer Healthcare Products, in each case as conducted by the Company and its consolidated subsidiaries and subsidiary undertakings, together with any assets and/or entities that will form part of the Group pursuant to the Asset Transfer Framework Agreement (as defined below) and other ancillary and implementing agreements;

“CH JVCo”	GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, the holding company for the Consumer Healthcare Business prior to the Separation (as defined below);

“Demerger”	the demerger of the predominant part of GSK’s interest in CH JVCo and its consolidated subsidiaries, by way of an interim dividend (the “Demerger Dividend”), in specie, declared by the board of directors of GSK and satisfied on 15 July 2022 by the transfer by GSK of the GSKCHH A Ordinary Shares (as defined below) to the Company in consideration for the issuance by the Company of Ordinary Shares to the holders of GSK Shares as of the Record Time (as defined below) in accordance with the Demerger Agreement (as defined below);

“Deposit Agreement”	the deposit agreement entered into between the Company, JPMorgan Chase Bank N.A., as depositary, and all holders and beneficial owners from time to time of ADSs issued thereunder;

“Directors”	the directors of the Company as at the date of this prospectus, as set out in “Board of Directors and Senior Management—Directors,” as the context requires;

“EEA”	the European Economic Area;

“EU”	the European Union;

“EU Member State” or “Member State”	a member state of the EU;

“FDA”	the US Food and Drug Administration;

“FMCG”	fast-moving consumer goods;

“GSK”	GSK plc;

“GSK ADS Custodian”	JPMorgan Chase Bank N.A., custodian of the GSK Shares underlying the GSK ADSs;

“GSK Group”	GSK and its consolidated subsidiaries and subsidiary undertakings from time to time, excluding those companies which form part of the Group;

“GSK ADSs”	American depositary shares of GSK, each representing two GSK Shares;

“GSK Shares”	ordinary shares of GSK plc;

“GSKCHH”	GlaxoSmithKline Consumer Healthcare Holdings Limited, the GSK subsidiary which held GSK’s interests in CH JVCo

“GSKCHH A Ordinary Shares”	A Ordinary Shares in the capital of GSKCHH;

“GSKCHH B Ordinary Shares”	B Ordinary Shares in the capital of GSKCHH;

“GSKCHH C Ordinary Shares”	C Ordinary Shares in the capital of GSKCHH;

“ADS Custodian”	JPMorgan Chase Bank N.A., custodian of the Ordinary Shares underlying the ADSs;

“Depositary”	JPMorgan Chase Bank N.A., as depositary for the ADSs;

“Haleon Shareholder”	a holder of Ordinary Shares from time to time;

“IFRS”	the International Financial Reporting Standards as issued by the International Accounting Standards Board and International Financial Reporting Standards as adopted by the United Kingdom;

“JVCo A Ordinary Shares”	A Ordinary Shares in the capital of CH JVCo of £1 each;

“JVCo B Ordinary Shares”	B Ordinary Shares in the capital of CH JVCo of £1 each;

“JVCo Preference Shares”	non-voting preference shares in the capital of CH JVCo of £1 each;

“LSE”	London Stock Exchange plc or the market conducted by it, as the context requires;

“Pfizer”	Pfizer Inc.;

“Pfizer Group”	Pfizer together with its subsidiaries and subsidiary undertakings from time to time;

“PFCHH”	PF Consumer Healthcare Holdings LLC, a wholly-owned subsidiary of Pfizer which held Pfizer’s interest in CH JVCo;

“SEC”	the US Securities and Exchange Commission;

“SLPs”	(i) GSK (No. 1) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035527 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP1”); (ii) GSK (No. 2) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035526 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP2”); and (iii) GSK (No. 3) Scottish Limited Partnership, a private fund limited partnership registered in Scotland with registration number SL035525 and whose principal place of business is at 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ (“SLP3”), being the Scottish limited partnerships that each received shares in the Company pursuant to the SLP Exchange Agreement, and “SLP” shall be construed accordingly.

“Separation”	the Demerger, Share Exchanges (as defined below), UK Admission (as defined below) and other steps pursuant to which, among other things, the Company became a listed company holding the Consumer Healthcare Business as of 18 July 2022;

“subsidiary”	a subsidiary as that term is defined in section 1159 of the Companies Act 2006 of the UK, as amended (the “Companies Act”);

“subsidiary undertaking”	a subsidiary undertaking as that term is defined in section 1162 of the Companies Act;

“Record Time”	5 p.m. New York time for the GSK ADSs on 15 July 2022;

“UK Admission”	the admission of the Ordinary Shares to the premium listing segment of the Official List of the Financial Conduct Authority of the UK (the “Official List” and the “FCA,” respectively) and to trading on the LSE’s main market for listed securities, which occurred on 18 July 2022;

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland; and

“United States,” “USA” or “US”	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction.

v

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Overview

The audited consolidated financial statements for the years ended 31 December 2021, 2020 and 2019 (the “Financial Statements”) included in this prospectus and the related financial information presented herein have been prepared in accordance with IFRS and reflect the consolidated financial results of CH JVCo prior to Separation and the Consumer Healthcare Business that is consolidated under the Company as the new holding company of the Group after Separation.

The unaudited interim condensed financial statements for the six months ended 30 June 2022 and 2021 (the “Interim Financial Statements”) included in this prospectus and the related financial information presented herein have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”), and reflect the consolidated financial results of CH JVCo prior to Separation and the Consumer Healthcare Business that is consolidated under the Company as the new holding company of the Group after Separation.

Reporting Framework

The financial information presented in this prospectus reflects the operating and financial performance of the Group, its cash flows and financial position and resources. The Group’s results as reported in accordance with IFRS represent the Group’s overall performance. The Group also uses a number of adjusted, non-IFRS, measures to report the performance of its business, as described below.

The consolidated financial statements for the year ended 31 December 2020 included in the Financial Statements have been restated for adjustments related to receivables and cost of sales arising from transitional service agreements. See Note 1 to the Financial Statements.

Description of Key Line Items in the Group’s Financial Statements

The following descriptions of key line items in the Financial Statements are relevant to the discussion of the Group’s results of operations in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Item	Represents
Revenue	Revenue from sales of goods to external customers against received orders. Revenue represents net invoice value including fixed and variable consideration. Variable consideration arises on the sale of goods as a result of discounts and allowances given and accruals for estimated future returns and rebates. Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in light of contractual and legal obligations, historical trends, past experience and projected market conditions. Once the uncertainty associated with the returns and rebates is resolved, revenue is adjusted accordingly. Value added tax and other sales taxes are excluded from revenue.

Cost of sales	Cost of sales includes all costs directly related to bringing products to their final selling destination. This includes purchasing and receiving costs and direct and indirect costs to manufacture products, including materials, labour and overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods. Cost of sales also includes royalties on certain licenced products, inspection costs, freight charges, costs to operate equipment and depreciation and amortisation.

Item	Represents
Selling, general and administration (“SG&A”)	SG&A expenses comprise advertising and promotion costs, selling costs, warehouse and distribution costs, corporate overheads, other administrative expenses and depreciation and amortisation.

Research and development (“R&D”)	R&D expenditure comprises expenditure that is directly attributable to the research and development of new products, including the costs attributable to the generation of intellectual property and product registrations, and depreciation and amortisation of equipment, real estate and IT assets used by the R&D function.

Other operating (expense)/income	Other operating (expense)/income includes income and expense from all other operating activities which are not related to the ordinary course business of the Group, such as gains/ losses from disposals and transaction costs.

Net finance costs	Net finance costs comprise finance costs and finance income, including net finance costs in relation to pensions and similar obligations. Finance income includes income on cash and cash equivalents and income on other financial assets. Finance costs include interest costs in relation to financial liabilities. This includes interest on lease liabilities, which represents the unwind of the discount rate applied to lease liabilities.

Income tax	Income tax is the expense resulting from the corporate income tax payable in the different countries in which the Group operates.

Adjusted Results and other non-IFRS financial measures

This prospectus contains a number of non-IFRS measures to report the performance of the Group’s business. Non-IFRS measures exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with IFRS, or are calculated using financial measures that are not calculated in accordance with IFRS. Adjusted Results and other non-IFRS measures may be considered in addition to, but not as a substitute for or superior to, information presented in accordance with IFRS.

Management considers these metrics to be the non-IFRS financial measures used by the Group to help evaluate growth trends, establish budgets and assess operational performance and efficiencies. We believe that these non-IFRS financial measures, in addition to IFRS measures, provide an enhanced understanding of the Group’s results and related trends, therefore increasing transparency and clarity of the Group’s results and business.

There are no generally accepted accounting principles governing the calculation of these measures and the criteria upon which these measures are based can vary from company to company. The non-IFRS financial measures presented in this registration statement may not be comparable to other similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Group’s operating results as reported under IFRS. We encourage investors and analysts not to rely on any single financial measure but to review the Group’s financial and non-financial information in its entirety.

The following non-IFRS measures are presented in this prospectus:

Measure

Adjusted EBITDA	Adjusted EBITDA is one of the measures used by management to assess the financial performance of the Group’s business. It is defined as profit after tax excluding income tax, finance income, finance expense, Adjusting Items (as defined below and further described in “Key Financial Data—Adjusting Items”), depreciation of property plant and equipment, impairment of property plant and equipment, right-of-use assets and computer software net of reversals, depreciation of right-of-use assets, and amortisation of software intangibles.

Adjusted EBITDA eliminates differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortisation expense). Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Group’s operating results in the same manner as the Group’s management.

Adjusted EBITDA has limitations as a financial measure and investors should not consider it in isolation or as a substitute for analysis of the Group’s results of operations as reported under IFRS. In addition to the limitations inherent to all Adjusted Results (as defined below), some other limitations are:

•

Although depreciation and amortisation are non-cash charges, the assets being depreciated and amortised may have to be replaced in the future and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure or lease extensions; and

•	Adjusted EBITDA does not reflect net finance expense/income, cash requirements for the Group’s working capital, transaction related costs, separation and admission costs and disposal costs.

Adjusted Results

Adjusted Results comprise Adjusted gross profit, Adjusted gross profit margin, Adjusted operating profit, Adjusted operating profit margin, Adjusted profit before taxation, Adjusted profit after taxation, Adjusted profit attributable to shareholders, Adjusted basic earnings per share, Adjusted diluted earnings per share, Adjusted cost of sales, Adjusted SG&A, Adjusted R&D, Adjusted other operating income, Adjusted net finance costs, Adjusted taxation charge, and Adjusted profit attributable to non-controlling interests. Adjusted Results exclude Net amortisation and impairment of intangible assets, Restructuring costs, Transaction-related costs, Separation and

Admission costs, and Disposals and others, in each case net of the impact of taxes (where applicable) (collectively, the “Adjusting Items”, which are described in “Key Financial Data—Adjusting Items”).

We believe that Adjusted Results, when considered together with the Group’s operating results as reported under IFRS, provide investors, analysts and other stakeholders with helpful complementary information to understand the financial performance and position of the Group from period to period and allow the Group’s performance to be more easily compared against the majority of its peer competitors. As Adjusted Results include the benefits of restructuring programmes but exclude significant costs (such as Restructuring costs, Transaction-related costs and Separation and Admission costs) they should not be regarded as a complete picture of the Group’s financial performance as presented in accordance with IFRS. In particular, when significant impairments, Restructuring costs and Separation and Admission costs are excluded, Adjusted Results will be higher than IFRS results. For information on the Adjusting Items and further commentary on Adjusted Results, see “Key Financial Data”).

Constant currency	The Group’s reporting currency is Pounds Sterling, but the Group’s significant international operations give rise to fluctuations in foreign exchange rates. To neutralise foreign exchange impact and to better illustrate the change from one year to the next, the Group discusses its results both on an “as reported basis” or using “actual exchange rates” (“AER”) (local currency results translated into Pounds Sterling at the prevailing foreign exchange rate) and using constant currency exchange rates (“CER”). To calculate results on a constant currency basis, prior year exchange rates are used to restate current year comparatives. The currencies which most influence the constant currency results of the Group and their exchange rates are shown in the below table.

	H1 2022	H1 2021	2021	2020	2019
Average rates:
USD/£	1.30	1.39	1.38	1.29	1.28
Euro/£	1.19	1.15	1.16	1.13	1.14
CNY/£	8.38	8.96	8.86	8.91	8.82
Swiss Franc/£	1.22	1.26	1.25	1.21	1.27

Free cash flow	Free cash flow is calculated as net cash inflow from operating activities plus cash inflows from the sale of intangible assets, the sale of property, plant and equipment and interest received, less cash outflows for the purchase of intangible assets, the purchase of property, plant and equipment, distributions to non-controlling interests and interest paid.

We believe free cash flow is meaningful to investors because it is the measure of the funds generated by the Group available for distribution of dividends, repayment of debt or to fund the Group’s strategic initiatives, including acquisitions. The purpose of presenting free cash flow is to indicate the ongoing cash generation within the control of the Group after taking account of the necessary cash expenditures for maintaining the capital and operating structure of the Group (in the form of payments of interest, corporate taxation and capital expenditure).

Free cash flow conversion	Free cash flow conversion is calculated as free cash flow, as defined above, divided by profit after tax.

Free cash flow conversion is used by us to evaluate the cash generation of the business relative to its profit, by measuring the proportion of profit after tax that is converted into free cash flow as defined above.

Net capital expenditure	Net capital expenditure is calculated as purchases of property, plant and equipment and other intangible assets, net of sales of property, plant and equipment and other intangible assets.

Net capital expenditure is used by us to measure capital invested in the operating activities of the Group’s business.

Net debt	Net debt at a period end is calculated as short-term borrowings (including bank overdrafts and short-term lease liabilities), long-term borrowings (including long-term lease liabilities), and derivative financial liabilities less cash and cash equivalents and derivative financial assets.

We analyse the key cash flow items driving the movement in net debt to understand and assess cash performance and utilisation in order to maximise the efficiency with which resources are allocated. The analysis of cash movements in net debt allows us to more clearly identify the level of cash generated from operations that remains available for distribution after servicing the Group’s debt.

Organic revenue growth	Organic revenue growth represents the change in organic revenue at CER from one accounting period to the next.

Organic revenue represents revenue, as determined under IFRS and excluding the impact of acquisitions, divestments and closures of brands or businesses, revenue attributable to manufacturing service agreements (“MSAs”) relating to divestments and the closure of sites or brands, and the impact of currency exchange movements.

Revenue attributable to MSAs relating to divestments and production site or brand closures has been removed from organic revenue because these agreements are transitional and, with respect to production site closures, include a ramp-down period in which revenue attributable to MSAs gradually reduces several months before the production site closes. This revenue reduces the comparability of prior and current year revenue and is therefore adjusted for in the calculation of organic revenue growth.

Organic revenue is calculated period-to-period as follows, using prior year exchange rates to restate current year comparatives:

•	current year organic revenue excludes revenue from brands or businesses acquired in the current accounting period;

•	current year organic revenue excludes revenue attributable to brands or businesses acquired in the prior year from 1 January to the date of completion of the acquisition;

•

prior year organic revenue excludes revenue in respect of brands or businesses divested or closed in the current accounting period from 12 months prior to the completion of the disposal or closure until the end of the prior accounting period;

•	prior year organic revenue excludes revenue in respect of brands or businesses divested or closed in the previous accounting period in full; and

prior year and current year organic revenue excludes revenue attributable to MSAs relating to divestments and production site closures taking place in either the current or prior year, each an “Organic Adjustment”.

To calculate organic revenue growth for the period, organic revenue for the prior year is subtracted from organic revenue in the current year and divided by organic revenue in the prior year.

By way of example:

•

The Pfizer Transaction (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Pfizer Transaction”) completed on 31 July 2019. Organic revenue growth for the period FY 2019 to FY 2020 excludes revenue attributable to brands acquired as part of the Pfizer Transaction in respect of the period 1 January 2020 to 31 July 2020.

•

The Group completed the disposal of Breathe Right on 1 October 2020. Organic revenue growth for the period FY 2019 to FY 2020 excludes revenue attributable to Breathe Right from the period 1 October 2019 to 31 December 2019. Organic revenue growth for the period FY 2020 to FY 2021 excludes revenue attributable to Breathe Right in FY 2020.

The Group believes that discussing organic revenue growth contributes to the understanding of the Group’s performance and trends because it allows for a year-on-year comparison of revenue in a meaningful and consistent manner.

Organic revenue growth by individual segment is further discussed by price and volume/mix changes, which are defined as follows:

•

Organic Revenue Price Growth (“Price”): Defined as the variation in revenue attributable to changes in prices during the period. Price excludes the impact to organic revenue growth due to (i) the volume of products sold during the period and (ii) the composition of products sold during the period. Price is calculated as current year net price minus prior year net price multiplied by current year volume. Net price is the sales price, after deduction of any trade, cash or volume discounts that can be reliably estimated at point of sale. Value added tax and other sales taxes are excluded from the net price.

•

Organic Revenue Volume/Mix Growth (“Volume/Mix”): Defined as the variation in revenue attributable to changes in volumes in the period. Volume/Mix excludes the impact to organic revenue growth due to changes in prices during the period. Volume/Mix is calculated as current volume minus prior year volume multiplied by prior year net price.

For a reconciliation of the closest measures prepared in accordance with IFRS to the applicable non-IFRS measures, see “Key Financial Data”.

Rounding of Figures

Certain financial information presented in tables in this prospectus has been rounded to the nearest whole number or the nearest decimal place. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers. Certain percentage shareholdings have also been rounded and therefore totals of such percentage shareholdings may vary slightly from their actual arithmetic totals.

No Incorporation of Website Information

The contents of any website mentioned in this prospectus or any website, directly or indirectly, linked to these websites have not been verified and do not form part of this prospectus, and information contained therein should not be relied upon.

Market and Industry Data

Other than in respect of statements of the type described in the paragraph below, unless the source is otherwise stated, the market and industry data in this prospectus constitute our estimates, using underlying data from independent third parties. Such data includes market research, consultant surveys, publicly available information, reports of governmental agencies and industry publications and surveys (including publications and data compiled by Nicholas Hall and Euromonitor). Estimates extrapolated from this data involve risks and uncertainties and are subject to change based on various factors.

Unless otherwise stated, statements of market position are on the basis of sales to consumers in the relevant geographical market or product category in 2021, as reported by: (i) in the case of statements relating to Over the Counter (“OTC”) medicines and Vitamins, Minerals and Supplements (“VMS”), Nicholas Hall’s DB6 Consumer Healthcare Database at manufacturer’s selling prices; and (ii) in the case of statements relating to Oral Health, Euromonitor Passport ‘Oral Care’ at retail selling prices. The value of a market or product category and market size are provided on the basis of sales to consumers in 2021 in the relevant geographical market or product category, as reported by: (i) in the case of statements relating to OTC/VMS, Nicholas Hall’s DB6 Consumer Healthcare Database at manufacturer’s selling prices; and (ii) in the case of statements relating to Oral Health, Euromonitor Passport ‘Oral Care’ at manufacturer’s selling prices.

The Group confirms that all third-party data contained in this prospectus has been accurately reproduced and, so far as the Group is aware and able to ascertain from information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading.

Where third-party information has been used in this prospectus, the source of such information has been identified. While industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, the accuracy and completeness of such information is not guaranteed.

This prospectus includes trade marks, trade names and trade dress of other companies. Use or display by us of other parties’ trade marks, other parties’ trade names or other parties’ trade dress or products is not intended to and does not imply a relationship with, or endorsement or sponsorship by the Group of, the trade mark, trade name or trade dress owners. Solely for the convenience of investors, the Group’s brands are referred to in this prospectus without the ® symbol, but the absence of these references is not intended to indicate in any way that we will not assert our rights to these brands to the fullest extent permitted by law.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of our Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, and any related prospectus supplement, including the information set forth in the section titled “Risk Factors” in this prospectus and any related prospectus supplement in their entirety before making an investment decision.

Overview

The Group is a world-leading consumer healthcare business, with a portfolio of category leading brands and approximately 23,000 people worldwide engaged in the research and development, manufacture and sale of a broad range of consumer healthcare products. The Group conducts business internationally across five consumer healthcare categories: Oral Health, Pain Relief, VMS, Respiratory Health and Digestive Health and Other. The Group has a strong footprint in the world’s consumer healthcare markets, including a commercial presence in over 170 markets and a number one or two OTC/VMS market position in countries which represented over 70 per cent. of the world’s OTC/VMS markets by value in 2021.

Corporate Information

Our Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and trading on the main market for listed securities of the LSE under the symbol “HLN” and our ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “HLN”. The Company is domiciled in England and Wales with its registered and head office at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom. The telephone number of the Company’s registered office is +44 1932 822000 and its website is www.haleon.com. The information on the Company’s website does not form part of this prospectus.

SUMMARY OF RISK FACTORS

Our business is subject to numerous risks and uncertainties, including those highlighted in the “Risk Factors” section of this prospectus. These risks include the following, any of which could have a material adverse effect on our business, financial condition or results of operations and the price of our Securities:

Risks Relating to the Group’s Business and Industry:

•	The Group operates in a highly competitive market and failure to successfully compete with competitors could have a material adverse effect on the Group’s business;

•

The Group’s success depends on its ability to anticipate and respond to changes in consumer preferences and a failure to adapt its strategy appropriately may have a material adverse effect on the Group’s business and/or financial condition;

•

The Group’s business results are impacted by the Group’s ability to manage disruptions in the Group’s global supply chain and a failure to manage disruptions appropriately may have a material adverse effect on the Group’s business and/or financial condition;

•

Increasing dependence on key retail customers, changes in the policies of the Group’s retail customers, the emergence of alternative retail channels and the rapidly changing retail landscape may materially and adversely affect the Group’s business;

•	The Group may not be able to develop and commercialise new products effectively, which may materially and adversely affect the results of the Group’s operations and financial condition;

•	Failure to retain key personnel or attract new personnel may materially and adversely affect the Group’s business;

•	Damage to the Group’s reputation could have a material adverse effect on the Group’s business;

•	Failure to respond effectively to the challenges raised by climate change and other sustainability matters may have a material adverse effect on the Group’s business and results of operations;

•

The Group may not be successful in obtaining, maintaining and enforcing sufficient intellectual property rights to protect its business, or in avoiding claims that the Group infringes on the intellectual property rights of others;

•	The Group may incur liabilities or be forced to recall products as a result of real or perceived product quality or other product-related issues;

•	A cyber-security incident, data breach or a failure of a key information technology system could materially and adversely impact the Group’s business;

•	The Group relies on third parties in many aspects of its business and ineffective management of these relationships could increase the Group’s financial, legal, reputational and operational risk;

•

The Group faces various risks related to pandemics, epidemics or similar widespread public health concerns, the ultimate impact of which is outside the Group’s control and which may materially and adversely affect the Group’s operations, cash flows and financial condition;

•

The implementation of complex strategic, operational and/or change initiatives gives rise to significant execution risks, which may affect the operational capacity of the Group and may materially and adversely impact the Group if these initiatives fail to meet their objectives;

•	The Group’s business is affected by seasonality, which could have a negative impact on the Group’s financial condition;

•	The Group may not successfully acquire and integrate other businesses, licence rights to technologies or products, form and manage alliances, or divest businesses;

•	The Group’s leverage and debt service obligations could materially and adversely affect its business, financial condition or results of operations;

•	The Group’s business and results of operations are affected by fluctuations in interest rates; and

•	Goodwill and indefinite-life intangible assets are a material component of the Group’s balance sheet and impairments of these assets could have a significant impact on its results.

Risks Relating to Changes in Law and the Political and Environment, Regulation and Legislation:

•

The Group’s business is subject to legal and regulatory risks in all the markets in which it operates, which may have a material adverse effect on the Group’s business operations and financial condition;

•

The Group faces risks relating to the regulation and perception of the ingredients it uses in its products, which could materially and adversely impact the Group’s business, prospects, financial condition and results of operations;

•

The Group’s business is subject to market fluctuations and general economic conditions, including inflationary pressures, each of which may materially and adversely affect the Group’s business, financial condition, results of operations and prospects;

•	Litigation, disputes and regulatory investigations may materially and adversely affect the Group’s business, financial condition, results of operations and prospects;

•	The Group faces risks associated with significant international operations, which could negatively impact the Group’s business;

•	Volatility in material and other costs could materially and adversely impact the Group’s profitability;

•	The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine;

•	Failure to comply with regulation regarding the use of personal data could lead to significant fines and regulatory action against the Group;

•	Failure to comply, or the costs of complying, with environmental and health and safety regulations could materially and adversely affect the Group’s operations;

•	The Group is exposed to risks relating to fluctuations in currency exchange rates and related hedging activities, which could negatively impact the Group’s financial condition and prospects;

•	Determinations made by the Group with respect to the application of tax law may result in challenges from or disputes with tax authorities which result in the payment of additional amounts for tax;

•

The Company is a foreign private issuer and, as a result, it is not subject to US proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a US domestic public company; and

•

If the Company loses its foreign private issuer status in the future, it may incur significant additional expenses which could have a material adverse effect on the Group’s business, prospects, results of operations and financial condition.

Risks Relating to Separation:

•	The Group may fail to realise any or all of the anticipated benefits of Separation;

•	Following Separation, the Company operates as an independent publicly listed company and the Group could fail to meet the challenges involved in operating successfully as a standalone business;

•

For a period following Separation, the Company will be reliant on the GSK Group for the provision of certain services and any disruption to such services could be costly and materially and adversely affect the Group’s business, results of operations, financial conditions and prospects;

•

The Group has indemnification obligations in favour of the GSK Group and the Pfizer Group, which could be significant and have a material adverse effect on the financial condition, results of operations and/or prospects of the Group;

•	GSK and Pfizer may compete with the Group;

•	The Company’s status as a non-US corporation for US federal income tax purposes could be affected by a potential change in law; and

•	The Tax Covenant will restrict the Company’s ability to engage in certain transactions.

Risks Relating to the Ordinary Shares and ADSs:

•	An active trading market for the Ordinary Shares and the ADSs may not develop or be sustained;

•	The Pfizer Group retained a significant interest in the Company immediately after Separation and its interests may differ from those of the other holders of the Ordinary Shares and the ADSs;

•	There can be no assurance that dividends will be paid to holders of Ordinary Shares and ADSs;

•	The market price of the Ordinary Shares and the ADSs may fluctuate;

•	Future sales of Ordinary Shares and ADSs, or the perception such sales might occur, could depress the market price of the Ordinary Shares and the ADSs;

•

The Company may decide to offer additional Ordinary Shares (including in the form of ADSs) in the future, diluting the interests of existing holders of Ordinary Shares and ADSs and potentially materially and adversely affecting the market price of Ordinary Shares and ADSs;

•	Holders of the Ordinary Shares and the ADSs may not be able to exercise pre-emption rights or participate in certain future issues of Ordinary Shares;

•	The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring actions or enforce judgments against the Company or the Directors may be limited;

•	Haleon Shareholders outside the UK may be subject to exchange rate risk;

•	Holders of the ADSs are not treated as holders of the Ordinary Shares;

•	Holders of the ADSs will not have the same voting rights as the holders of the Ordinary Shares and may not receive voting materials in time to be able to exercise their right to vote;

•	Holders of the ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying Ordinary Shares;

•	Holders of the ADSs may not receive distributions on the underlying Ordinary Shares or any value for them if it is illegal or impractical to make them available to holders of the ADSs;

•

Holders of ADSs may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favourable outcomes to the plaintiff(s) in any such action; and

•	Forum selection provisions in the Deposit Agreement could limit the ability of holders of ADSs to obtain a favorable judicial forum for disputes with the Company and the Depositary.

THE OFFERING

Issuer	Haleon plc, a public limited company incorporated in England and Wales.

Ordinary Shares offered by the selling securityholders	Up to 3,559,371,012 Ordinary Shares

Ordinary Shares outstanding	9,234,573,831 Ordinary Shares as of 15 September 2022

ADSs offered by the selling securityholders	Up to 295,506,362 ADSs (representing 591,012,724 Ordinary Shares)

ADSs outstanding	784,877,279 ADSs as of 15 September 2022

Use of proceeds	All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. See “Use of Proceeds.”

LSE ticker symbol for Ordinary Shares and NYSE ticker symbol for ADSs	“HLN”

RECENT DEVELOPMENTS

On 11 August 2022, the Company issued a statement regarding Zantac, in which the Company noted the recent volatility in its share price and that it was aware of market speculation on Haleon’s potential liability in respect of Zantac product liability litigation. In addition, the Company noted that:

•	Haleon was not aware of any material developments in relation to the Zantac litigation since the Haleon prospectus was issued on 1 June 2022.

•	Haleon was not a party to any of the Zantac claims.

•	Haleon never marketed Zantac in any form in the U.S.

•	Haleon was not primarily liable for any OTC or prescription claims.

•

To the extent GSK and/or Pfizer are held liable in respect of OTC Zantac during the periods outlined below, Haleon may be required to indemnify GSK and/or Pfizer, only if the following conditions are met:

•	GSK and/or Pfizer are unable to recover in respect of OTC Zantac from any third parties who are ahead of Haleon and who have given indemnities under previous transfers of rights to OTC Zantac; and

•	Haleon is determined to be liable under the indemnification provisions among Haleon, Pfizer and GSK.

The US proceedings are at an early stage and relate to both prescription and OTC Zantac. All rights and marketing of OTC Zantac in the US from 1996-1998 were through a joint venture between GSK and Warner Lambert until 1998 when the joint venture was terminated and, following which, Warner Lambert retained the exclusive rights to the OTC product. In 2000, Warner Lambert was acquired by Pfizer, and Pfizer marketed OTC Zantac from 2000-2006, when Johnson & Johnson acquired Pfizer’s OTC business.

KEY FINANCIAL DATA

Overview

The following unaudited interim consolidated income statement relating to the Group for the six-month periods ended 30 June 2022 (“H1 2022”) and 30 June 2021 (“H1 2021”) and the following unaudited interim consolidated balance sheet as at 30 June 2022 have been extracted from the Interim Financial Statements. The Interim Financial Statements have been prepared in accordance with IAS 34 and the Group’s accounting policies. The following selected consolidated financial data relating to the Group as at, and for the years ended, 31 December 2021, 31 December 2020 and 31 December 2019 has been extracted from the audited Financial Statements. The selected non-IFRS financial information and operating information relating to the Group set out below has been presented on the basis set out in “Presentation of Financial and Other Information”. The selected financial and operating information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Consolidated income statement

For the six-month periods ended 30 June 2022 and 30 June 2021 and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019.

£m	H1 2022	H1 2021	2021	2020	2019
Revenue	5,188	4,575	9,545	9,892	8,480
Cost of sales	(1,977)	(1,761)	(3,595)	(3,982)	(3,678)
Gross Profit	3,211	2,814	5,950	5,910	4,802
Selling, general and administration	(2,179)	(1,978)	(4,086)	(4,220)	(3,596)
Research and development	(136)	(109)	(257)	(304)	(292)
Other operating income/(expense)	4	10	31	212	(17)

Operating profit	900	737	1,638	1,598	897
Finance income	43	9	17	20	24
Finance expense	(79)	(10)	(19)	(27)	(35)

Net finance costs	(36)	(1)	(2)	(7)	(11)

Profit before tax	864	736	1,636	1,591	886
Income tax	(320)	(216)	(197)	(410)	(199)
Profit after tax	544	520	1,439	1,181	687

Profit attributable to shareholders	517	491	1,390	1,145	655
Profit attributable to non-controlling interests	27	29	49	36	32

Consolidated balance sheet

As at 30 June 2022 and 31 December 2021.

£m	H1 2022	2021
Non-current assets
Property, plant and equipment	1,659	1,563
Right of use assets	113	99
Intangible assets	28,543	27,195
Deferred tax assets	203	312
Post-employment benefit assets	29	11
Derivative financial instruments	14	12
Other non-current assets	45	8

Total non-current assets	30,606	29,200

Current assets
Inventories	1,149	951
Trade and other receivables	2,408	2,207
Loan amounts owing from related parties	9,211	1,508
Cash and cash equivalents and liquid investments	1,334	414
Assets held for sale	6	—
Derivative financial instruments	132	5
Current tax recoverable	159	166

Total current assets	14,399	5,251

Total assets	45,005	34,451

Current liabilities
Short-term borrowings	(332)	(79)
Trade and other payables	(3,546)	(3,002)
Loan amounts owing to related parties	(3)	(825)
Derivative financial instruments	(11)	(18)
Current tax payable	(236)	(202)
Short-term provisions	(71)	(112)

Total current liabilities	(4,199)	(4,238)

Non-current liabilities
Long-term borrowings	(9,918)	(87)
Deferred tax liabilities	(3,655)	(3,357)
Pensions and other post-employment benefits	(142)	(253)
Derivative financial instruments	(55)	(1)
Other provisions	(31)	(27)
Other non-current liabilities	(6)	(8)

Total non-current liabilities	(13,807)	(3,733)
Total liabilities	(18,006)	(7,971)

Net assets	26,999	26,480

£m	H1 2022	2021
Equity
Share capital	1	1
Share premium	70	—
Other reserves	(11,553)	(11,632)
Retained earnings	38,377	37,986

Shareholders’ equity	26,895	26,355

Non-controlling interests	104	125

Total equity	26,999	26,480

Selected balance sheet items

As at 31 December 2021, 31 December 2020 and 31 December 2019.

£m	2021	2020	2019
Non-current assets	29,200	29,122	29,900
Current assets	5,251	5,008	5,811

Total Assets	34,451	34,130	35,711
Current liabilities	(4,238)	(4,014)	(4,269)
Non-current liabilities	(3,733)	(3,893)	(4,030)

Total liabilities	(7,971)	(7,907)	(8,299)

Net assets	26,480	26,223	27,412

Consolidated cash flow statement

For the six-month periods ended 30 June 2022 and 30 June 2021 and the years ended 31 December 2021, 31 December 2020 and 31 December 2019.

£m	H1 2022	H1 2021	2021	2020	2019
Cash flow from operating activities
Profit after tax	544	520	1,439	1,181	687
Adjustments reconciling profit after tax to cash generated from operations	274	(134)	227	780	408

Cash generated from operations	818	386	1,666	1,961	1,095
Taxation paid	(138)	(152)	(310)	(554)	(309)
Net cash inflow from operating activities	680	234	1,356	1,407	786

Net cash (outflow)/inflow from investing activities	(8,587)	463	(33)	1,030	291

Net cash (outflow)/inflow from financing activities	8,546	(716)	(1,236)	(2,437)	(925)

Increase/(decrease) in cash and cash equivalents and bank overdrafts	639	(19)	87	—	152

Cash and cash equivalents and bank overdrafts at the beginning of the year	405	323	323	329	191
Exchange adjustments	22	(9)	(5)	(6)	(14)
Increase/(decrease) in cash and cash equivalents and and bank overdrafts	639	(19)	87	—	152

Cash and cash equivalents and bank overdrafts at end of period	1,066	295	405	323	329

Non-IFRS financial measures

Adjusted Results

H1 2022 Adjusted Results

£M	IFRS Results	Net Amortization and Impairment of Intangible Assets	Restructuring Costs	Transaction Related Costs	Separation and Admission Costs	Disposal and others	Adjusted Results
Gross profit	3,211	40	8	—	—	(1)	3,258
Operating profit	900	40	20	—	229	2	1,191
Profit before tax	864	40	20	—	229	2	1,155
Profit after tax for the period	544	34	16	—	192	124	910
Profit attributable to shareholders of the Group	517	34	16	—	192	124	883
Basic earnings per Share[1]	5.6p	0.4p	0.2p	—	2.1p	1.3p	9.6p
Weighted average number of shares (in million)	9,235						9,235
Diluted earnings per Share[1]	5.6p	0.4p	0.2p	—	2.1p	1.3p	9.6p
Weighted average number of shares (diluted) (in million)	9,235						9,235
The following adjustments are made in arriving at Adjusted gross profit
Cost of sales	(1,977)	40	8	—	—	(1)	(1,930)
The following adjustments are made in arriving at Adjusted operating profit
Selling, general and admin	(2,179)	—	13	—	229	7	(1,930)
Research and development	(136)	—	(1)	—	—	—	(137)
Other operating income	4	—	—	—	—	(4)	—
The following adjustments are made in arriving at Adjusted profit before tax
Net finance costs	(36)	—	—	—	—	—	(36)

The following adjustments are made in arriving at Adjusted profit after tax
Income Tax	(320)	(6)	(4)	—	(37)	122	(245)
The following adjustments are made in arriving at Adjusted profit attributable to shareholders
Profit for the period attributable to non-controlling interests	27	—	—	—	—	—	27

[1]

Earnings per share for the six-months ended 30 June 2022 reflects the number of ordinary shares outstanding for Haleon plc as a result of the Demerger activities that took place in July 2022. See Note 10 to the Interim Financial Statements.

H1 2021 Adjusted Results

£M	IFRS Results	Net Amortization and Impairment of Intangible Assets	Restructuring Costs	Transaction Related Costs	Separation and Admission Costs	Disposal and others	Adjusted Results
Gross profit	2,814	21	25	—	—	—	2,860
Operating profit	737	21	77	—	105	43	983
Profit before taxation	736	21	77	—	105	43	982
Profit after tax for the period	520	18	60	—	85	75	758
Profit attributable to shareholders of the Group	491	18	60	—	85	75	729
Basic earnings per Share[2]	5.3p	0.2p	0.6p	—	0.9p	0.8p	7.9p
Weighted average number of shares (in millions)	9,235						9,235
Diluted earnings per Share[2]	5.3p	0.2p	0.6p	—	0.9p	0.8p	7.9p
Weighted average number of shares (diluted) (in millions)	9,235						9,235
The following adjustments are made in arriving at Adjusted gross profit
Cost of Sales	(1,761)	21	25	—	—	—	(1,715)
The following adjustments are made in arriving at Adjusted operating profit

Selling, general and admin	(1,978)	—	54	—	105	53	(1,766)
Research and development	(109)	—	(2)	—	—	—	(111)
Other operating income	10	—	—	—	—	(10)	—
The following adjustments are made in arriving at Adjusted profit before tax
Net finance costs	(1)	—	—	—	—	—	(1)
The following adjustments are made in arriving at Adjusted profit after tax
Income tax	(216)	(3)	(17)	—	(20)	32	(224)

The following adjustments are made in arriving at Adjusted profit attributable to shareholders
Profit attributable to non-controlling interests	29	—	—	—	—	—	29

[2]

Earnings per share for the six-months ended 30 June 2021 reflects the number of ordinary shares outstanding for Haleon plc as a result of the Demerger activities that took place in July 2022. See Note 10 to the Interim Financial Statements.

2021 Adjusted Results

£M	IFRS Results	Net Amortization and Impairment of Intangible Assets	Restructuring Costs	Transaction Related Costs	Separation and Admission Costs	Disposal and others		Adjusted Results
Gross profit	5,950	8	44	—	—	—		6,002
Operating profit	1,638	16	195	—	278	45		2,172
Profit before tax	1,636	16	195	—	278	45		2,170
Profit after tax for the year	1,439	24	159	—	231	(152)		1,701
Profit attributable to shareholders	1,390	24	159	—	231	(152)		1,652
Basic earnings per share	139,000p	2,400p	15,900p	0p	23,100p	(15,200	)p	165,200p
Weighted average number of shares	1,000,000							1,000,000
Diluted earnings per share	139,000p	2,400p	15,900p	0p	23,100p	(15,200	)p	165,200p
Weighted average number of shares (diluted)	1,000,000							1,000,000
The following adjustments are made in arriving at Adjusted gross profit
Cost of sales	(3,595)	8	44	—	—	—		(3,543)

The following adjustments are made in arriving at Adjusted operating profit
Selling, general and administration	(4,086)	—	150	—	278	76		(3,582)
Research and development	(257)	8	1	—	—	—		(248)
Other operating income / (expense)	31	—	—	—	—	(31)		—

The following adjustments are made in arriving at Adjusted profit before tax
Net finance costs	(2)	—	—	—	—	—		(2)

The following adjustments are made in arriving at Adjusted profit after tax
Income tax	(197)	8	(36)	—	(47)	(197)		(469)

The following adjustments are made in arriving at Adjusted profit attributable to shareholders
Profit attributable to non-controlling interests	49	—	—	—	—	—		49

2020 Adjusted Results

£M	IFRS Results	Net Amortization and Impairment of Intangible Assets	Restructuring Costs	Transaction Related Costs	Separation and Admission Costs	Disposal and others		Adjusted Results
Gross profit	5,910	81	89	91	—	2		6,173
Operating profit	1,598	97	411	91	66	(189)		2,074
Profit before tax	1,591	97	411	91	66	(189)		2,067
Profit after tax for the year	1,181	78	321	71	53	(120)		1,584
Profit attributable to shareholders	1,145	78	319	71	53	(120)		1,546
Basic earnings per share	114,500p	7,800p	31,900p	7,100p	5,300p	(12,000	)p	154,600p
Weighted average number of shares	1,000,000							1,000,000
Diluted earnings per share	114,500p	7,800p	31,900p	7,100p	5,300p	(12,000	)p	154,600p
Weighted average number of shares (diluted)	1,000,000							1,000,000
The following adjustments are made in arriving at Adjusted gross profit
Cost of sales	(3,982)	81	89	91	—	2		(3,719)

The following adjustments are made in arriving at Adjusted operating profit
Selling, general and administration	(4,220)	—	314	—	66	21		(3,819)
Research and development	(304)	16	8	—	—	—		(280)
Other operating income	212	—	—	—	—	(212)		—

The following adjustments are made in arriving at Adjusted profit before tax
Net finance costs	(7)	—	—	—	—	—		(7)

The following adjustments are made in arriving at Adjusted profit after tax
Income tax	(410)	(19)	(90)	(20)	(13)	69		(483)

The following adjustments are made in arriving at Adjusted profit attributable to shareholders
Profit attributable to non-controlling interests	36	—	2	—	—	—		38

2019 Adjusted Results

£M	IFRS Results	Net Amortization and Impairment of Intangible Assets	Restructuring Costs	Transaction Related Costs	Separation and Admission Costs	Disposal and others	Adjusted Results
Gross profit	4,802	36	69	366	—	—	5,273
Operating profit	897	36	330	366	—	25	1,654
Profit before tax	886	36	330	366	—	25	1,643
Profit after tax for the year	687	31	271	285	—	4	1,278
Profit attributable to shareholders	655	31	271	285	—	4	1,246
Basic earnings per share	65,500p	3,100p	27,100p	28,500p	0p	400p	124,600p
Weighted average number of shares (basic)	1,000,000						1,000,000
Diluted earnings per share	65,500p	3,100p	27,100p	28,500p	0p	400p	124,600p
Weighted average number of shares (diluted)	1,000,000						1,000,000

The following adjustments are made in arriving at Adjusted gross profit
Cost of sales	(3,678)	36	69	366	—	—	(3,207)

The following adjustments are made in arriving at Adjusted operating profit
Selling, general and administration	(3,596)	—	236	—	—	8	(3,352)
Research and development	(292)	—	25	—	—	—	(267)
Other operating income	(17)	—	—	—	—	17	—

The following adjustments are made in arriving at Adjusted profit before tax
Net finance costs	(11)	—	—	—	—	—	(11)

The following adjustments are made in arriving at Adjusted profit after tax
Income tax	(199)	(5)	(59)	(81)	—	(21)	(365)

The following adjustments are made in arriving at Adjusted profit attributable to shareholders
Profit attributable to non-controlling interests	32	—	—	—	—	—	32

Adjusting Items

Adjusted Results exclude the following items (net of the impact of taxes, where applicable):

Net amortisation and impairment of intangible assets

Impairment of intangibles and goodwill and amortisation of intangibles excluding computer software. Intangible amortisation and impairments arising from intangibles acquired in business combinations are adjusted to reflect the performance of the business excluding the effect of acquisition accounting.

It is the Group’s view that acquired intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable cycle. The Group excludes the impact of non-cash amortisation associated with acquired intangible assets as this is not directly attributable to the sale of the Group’s products and varies from period to period, which affects comparability of the Group’s financial results. The costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Group’s operating costs as labour, overheads, etc.

Restructuring costs

Include personnel costs, associated with restructuring programmes, impairments of tangible assets and computer software relating to specific programmes approved by the board of the Company from time to time (the “Board”) that are structural and of a significant scale, where the costs of individual or related projects exceed £15 million. Restructuring costs also include integration costs following an acquisition, including in relation to personnel, manufacturing sites, real estate and IT infrastructure. These programmes can take several years to complete and are not directly attributable to the sale of the Group’s products. Further, costs associated with these programmes vary from period to period, which affects comparability of the Group’s financial results.

Restructuring costs do not include Separation and Admission costs (see “—Separation and Admission costs” below).

Transaction-related costs

Transaction-related accounting or other adjustments related to significant acquisitions. These costs are adjusted as they arise as a result of business combinations. In FY 2019 and FY 2020, these costs were related to the unwind of inventory fair value adjustments in connection with the Pfizer Transaction (as defined below), which was completed by the end of FY 2020. These costs are not directly attributable to the sale of the Group’s products and vary from period to period, which affects comparability of the Group’s financial results.

Separation and Admission costs

Costs incurred in relation to and in connection with Separation, UK Admission and registration of Haleon Ordinary Shares represented by Haleon American Depositary Shares (“ADSs”) under the Exchange Act and listing of ADSs on the NYSE (the “US Listing”). These costs are not directly attributable to the sale of the Group’s products and specifically relate to the foregoing activities, affecting comparability of the Group’s financial results in historic and future reporting periods.

Disposals and others

Gains and losses on disposals of assets, businesses and tax indemnities related to business combinations, and other items. These gains and losses are not directly attributable to the sale of the Group’s products and vary from period to period, which affects comparability of the Group’s financial results.

Organic revenue growth

The following tables reconcile reported revenue growth for the six-month periods ended 30 June 2022 and 30 June 2021 and for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 to organic revenue growth for the same period by geographical segment and by product category.

Geographic Segments

£m	APAC	EMEA/ LatAm	N America	Total
H1 2022 vs H1 2021 (%)
Revenue Growth	15.7	8.7	17.4	13.4
Organic Adjustments[1]	(0.6)	1.4	0.4	0.6
of which:
Effect of Acquisitions	(0.7)	—	—	(0.2)
Effect of Disposals	—	0.8	0.2	0.4
Effect of MSAs	0.1	0.6	0.2	0.4
Effect of Exchange Rates	(2.8)	2.0	(7.4)	(2.4)
Organic Revenue Growth	12.3	12.1	10.4	11.6
Price	3.1	5.5	2.1	3.7
Volume/Mix	9.2	6.6	8.3	7.9

Geographic Segments

£m	APAC	EMEA/ LatAm	N America	Total
2021 vs 2020 (%)
Revenue Growth	4.3%	(4.5%)	(6.7%)	(3.5%)
Organic Adjustments[1]	2.0%	3.4%	1.45	2.7%
of which:
Effect of Acquisitions.	—	—	—	—
Effect of Divestments	2.2%	3.1%	2.5%	2.7%
Effect of MSAs	(0.2%)	0.3%	(0.1%)	—
Effect of Exchange Rates	2.8%	4.6%	5.6%	4.6%
Organic Revenue Growth	9.1%	3.5%	1.3%	3.8%

Geographic Segments

£m	APAC	EMEA/ LatAm	N America	Total
2020 vs 2019 (%)
Revenue Growth	20.7%	4.1%	31.2%	16.7%
Organic Adjustments[1]	(15.9%)	(5.0%)	(32.1%)	(16.6%)
of which:
Effect of Acquisitions.	(19.9%)	(8.8%)	(33.9%)	(19.7%)
Effect of Divestments	4.0%	4.5%	1.2%	3.2%
Effect of MSAs	—	(0.7%)	0.6%	(0.1%)
Effect of Exchange Rates	0.9%	4.0%	1.6%	2.7%
Organic Revenue Growth	5.7%	3.1%	0.7%	2.8%

Product Categories

£m	Oral Health	VMS	Pain Relief	Respiratory Health	Digestive Health and Others	Total
H1 2022 vs H1 2021(%)
Revenue Growth	5.7	16.2	14.2	50.1	3.9	13.4
Organic Adjustments[1]	(0.3)	0.1	—	0.3	3.2	0.6
of which:
Effect of Acquisitions	(0.3)	(0.1)	(0.2)	—	—	(0.2)
Effect of Disposals	—	0.2	0.2	0.3	1.5	0.4
Effect of MSAs	—	—	—	—	1.7	0.4
Effect of Exchange Rates	(0.3)	(4.4)	(2.5)	(3.7)	(3.6)	(2.4)
Organic Revenue Growth	5.1	11.9	11.7	46.7	3.5	11.6

Product Categories

£m	Oral Health	VMS	Pain Relief	Respiratory Health	Digestive Health and Others	Total
2021 vs 2020(%)
Revenue Growth	(0.8%)	0.5%	2.1%	(12.8%)	(9.8%)	(3.5%)
Organic Adjustments[1]	—	0.3%	0.3%	6.4%	7.6%	2.7%
of which
Effect of Acquisitions	—	—	—	—	—	—
Effect of Divestments	—	0.3%	0.3%	6.4%	7.5%	2.7%
Effect of MSAs	—	—	—	—	0.1%	—
Effect of Exchange Rates	5.2%	3.4%	4.1%	4.6%	5.3%	4.6%
Organic Revenue Growth[2]	4.4%	4.2%	6.5%	(1.8%)	3.1%	3.8%

Product Categories

£m	Oral Health	VMS	Pain Relief	Respiratory Health	Digestive Health and Others	Total
2020 vs 2019(%)
Revenue Growth	3.3%	150.3%	25.8%	(1.5%)	(0.1%)	16.7%
Organic Adjustments[1]	—	(133.5%)	(23.5%)	(6.7%)	(5.4%)	(16.6%)
of which
Effect of Acquisitions	—	(133.9%)	(23.7%)	(10.5%)	(14.2%)	(19.7%)
Effect of Divestments	—	0.4%	0.2%	3.8%	9.4%	3.2%
Effect of MSAs	—	—	—	—	(0.6%)	(0.1%)
Effect of Exchange Rates	2.6%	2.5%	2.6%	1.9%	3.0%	2.7%
Organic Revenue Growth[2]	5.9%	19.3%	4.9%	(6.3%)	(2.5%)	2.8%

Notes:

1.	As defined in “Presentation of Financial Information—Adjusted Results and other non-IFRS financial measures.”

2.

Organic revenue growth for the period FY 2019 to FY 2020 excludes revenue attributable to brands acquired as part of the Pfizer Transaction for the period 1 January 2020 to 31 July 2020 and includes revenue attributable to these brands for the period 1 August 2020 to 31 December 2020. Sales patterns during these two periods were materially impacted by the COVID-19 pandemic with increased sales during the former period driven by accelerated purchases by consumers combined with increased consumption and sales during the latter period negatively impacted by a reduction in consumer inventories and weak cold and flu incidence (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Impact of macroeconomic factors and market trends on discretionary consumer spending”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position Impact of COVID-19” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Description of the Group’s results of operations”).

Adjusted EBITDA

The reconciliation between profit after tax for the year and Adjusted EBITDA for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 and for the six-month periods ended 30 June 2022 and 30 June 2021 is provided below.

£m	H1 2022	H1 2021	2021	2020	2019
Profit after tax	544	520	1,439	1,181	687
Add Back: Income Tax	320	216	197	410	199
Less: Finance Income	(43)	(9)	(17)	(20)	(24)
Add Back: Finance Expense	79	10	19	27	35

Operating Profit	900	737	1,638	1,598	897

Net Amortisation and Impairment of Intangible Assets	40	21	16	97	36
Restructuring Costs	20	77	195	411	330
Transaction Related Costs	—	—	—	91	366
Separation and Admission Costs	229	105	278	66	—
Disposals and Others	2	43	45	(189)	25

Adjusted Operating Profit	1,191	983	2,172	2,074	1,654
Add Back: Depreciation of property, plant and equipment	66	68	139	167	167
Add Back: Depreciation of right-of-use assets	16	16	35	48	31
Add Back: Amortisation – of software intangible assets	28	17	54	40	35
Add Back: Impairment of property, plant and equipment, rights of use assets and computer software net of impairment reversals	5	5	13	22	(3)

Adjusted EBITDA	1,306	1,089	2,413	2,351	1,884

Free cash flow

The reconciliation of net cash inflow from operating activities to free cash flow for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 and for the six-month periods ended 30 June 2022 and 30 June 2021 is provided below.

£m	H1 2022	H1 2021	2021	2020	2019
Net cash inflow from operating activities	680	234	1,356	1,407	786
Purchase of property, plant and equipment	(78)	(89)	(228)	(222)	(190)
Proceeds from sale of property, plant, and equipment	1	7	12	6	51
Purchase of intangible assets	(14)	(35)	(70)	(96)	(53)
Proceeds from sale of intangible assets	3	72	137	924	120
Distributions to non-controlling interests	(47)	—	(35)	(31)	(28)
Interest paid	(4)	(9)	(15)	(19)	(29)
Interest received	12	9	16	19	24

Free cash flow	553	189	1,173	1,988	681

Free cash flow conversion

The reconciliation of free cash flow conversion for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 and for the six-month periods ended 30 June 2022 and 30 June 2021 is provided below.

£m	H1 2022	H1 2021	2021	2020	2019
Free cash flow	553	189	1,173	1,988	681
Profit after tax	544	520	1,439	1,181	687

Free cash flow conversion	102%	36%	82%	168%	99%

Net Capital Expenditure

The reconciliation of net capital expenditure for the six-month periods ended 30 June 2022 and 30 June 2021 is provided below:

£m	H1 2022	H1 2021
Purchase of property, plant and equipment	(78)	(89)
Proceeds from sale of property, plant and equipment	1	7
Purchase of intangible assets	(14)	(35)
Proceeds from sale of intangible assets	3	72
Net capital expenditure	(88)	(45)

Net debt

The reconciliation of net debt to the different balance sheet items for the years ended 31 December 2021, 31 December 2020 and 31 December 2019 and for the six-month period ended 30 June 2022 is provided below.

£m	H1 2022	2021	2020	2019
Short-term borrowings	(332)	(79)	(82)	(64)
Long-term borrowings	(9,918)	(87)	(105)	(121)
Derivative financial liabilities	(66)	(19)	(25)	(2)
Cash and cash equivalents and liquid investments	1,334	414	334	340
Derivative financial assets	146	17	6	12
Net debt[1]	(8,836)	246	128	165

Note:

1.

The sum of the Group’s cash and cash equivalents and liquid investments and derivative financial assets exceeded the sum of its short-term borrowings, long-term borrowings and derivative financial liabilities in the period 2019-H1 2022 (a net cash position). ‘Net debt’ is defined differently to ‘indebtedness’ referenced in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Other selected financial and operating information

Regional performance

The table below sets out the Group’s regional revenue and Adjusted operating profit for the six-month periods ended 30 June 2022 and 30 June 2021.

	Revenue (£m)		Revenue change H1 21 - H1 22%
	H1 2022	H1 2021	Reported Rates	Constant Current	Organic
North America	1,873	1,595	17.4%	10.0%	10.4%
EMEA and LatAm	2,069	1,903	8.7%	10.6%	12.1%
APAC	1,246	1,077	15.7%	13.0%	12.3%

Total	5,188	4,575	13.4%	10.9%	11.6%

	Adjusted Operating Profit (£m)		Adjusted Operating Profit Margin (%)
	H1 2022	H1 2021	H1 2022	H1 2021
North America	454	316	24.2%	19.8%
EMEA and LatAm	467	458	22.6%	24.1%
APAC	300	244	24.1%	22.7%
Corporate and other unallocated	(30)	(35)	n/a	n/a

Total	1,191	983	23.0%	21.5%

Reconciling items between Adjusted operating profit and operating profit(1)	(291)	(246)	n/a	n/a

Group operating profit	900	737	17.3%	16.1%

Notes:

1.

Reconciling items for these purposes are the Adjusting Items, which are defined within “—Adjusting Items” above. A reconciliation between IFRS and Adjusted Results is included at “—Adjusting Results” above.

The tables below set out the Group’s regional revenue and Adjusted operating profit for the years ended 31 December 2021, 31 December 2020 and 31 December 2019.1

	Revenue (£m)			Revenue change FY20-FY21%			Revenue change FY19-FY20%
	2021	2020	2019	Reported rates	Constant currency	Organic	Reported rates	Constant currency	Organic[2]
North America	3,525	3,779	2,880	(6.7)	(1.3)	1.3	31.2	32.6	0.7
EMEA and LatAm	3,877	4,059	3,898	(4.5)	—	3.5	4.1	8.4	3.1
APAC	2,143	2,054	1,702	4.3	7.1	9.1	20.7	21.8	5.7

Total	9,545	9,892	8,480	(3.5%)	1.0%	3.8%	16.7%	19.3%	2.8%

	Adjusted operating profit (£m)			Adjusted operating profit margin %
	2021	2020	2019	2021	2020	2019
North America	828	897	660	23.5%	23.7%	22.9%
EMEA and LatAm	960	857	746	24.8%	21.1%	19.1%
APAC	461	377	311	21.5%	18.4%	18.3%
Central and unallocated	(77)	(57)	(63)	n/a	n/a	n/a

Total	2,172	2,074	1,654	22.8%	21.0%	19.5%

Reconciling items[3]	(534)	(476)	(757)	n/a	n/a	n/a

Group operating profit	1,638	1,598	897	17.2%	16.2%	10.6%

Notes:

1.

On a segment basis, Adjusted operating profit is the measure of segment profit or loss reviewed by the Company’s chief operating decision maker. Adjusting Items are not allocated by segment, as these items are managed and funded centrally by the Group, and therefore are not part of the measure of segment profit or loss reviewed by the Company’s chief operating decision maker. See note 6 to the Financial Statements beginning on page F-23.

2.

Organic revenue growth for the period FY 2019 to FY 2020 excludes revenue attributable to brands acquired as part of the Pfizer Transaction for the period 1 January 2020 to 31 July 2020 and includes revenue attributable to these brands for the period 1 August 2020 to 31 December 2020. Sales patterns during these two periods were materially impacted by the COVID-19 pandemic with increased sales during the former period driven by accelerated purchases by consumers combined with increased consumption and sales during the latter period negatively impacted by a reduction in consumer inventories and weak cold and flu incidence (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Impact of macroeconomic factors and market trends on discretionary consumer spending”).

3.

Reconciling items for these purposes are the Adjusting Items, which are defined at “—Adjusting Items” above. A reconciliation between IFRS and Adjusted Results is included at “—Adjusting Results” above.

Revenue by product category

The table below sets out the Group’s revenue by product category for the six-month periods ended 30 June 2022 and 30 June 2021.

	Revenue (£m)		Revenue change H1 21 - H1 22%
	H1 2022	H1 2021	Reported rates	Constant currency	Organic
Oral Health	1,438	1,360	5.7%	5.4%	5.1%
VMS	816	702	16.2%	11.9%	11.9%
Pain Relief	1,248	1,093	14.2%	11.8%	11.7%
Respiratory Health	683	455	50.1%	46.7%	46.7%
Digestive Health and Other	1,003	965	3.9%	0.3%	3.5%

Total	5,188	4,575	13.4%	10.9%	11.6%

The table below sets out the Group’s revenue by product category for the years ended 31 December 2021, 31 December 2020 and 31 December 2019.

	Revenue (£m)			Revenue change FY20-FY21%			Revenue change FY19-FY20%
	2021	2020	2019	Reported rates	Constant currency	Organic	Reported rates	Constant currency	Organic
Oral Health	2,724	2,745	2,657	(0.8)	4.4	4.4	3.3	5.9	5.9
VMS	1,501	1,494	597	0.5	3.9	4.2	150.3	154.6	19.3
Pain Relief	2,237	2,192	1,742	2.1	6.2	6.5	25.8	28.6	4.9
Respiratory Health	1,132	1,298	1,318	(12.8)	(8.6)	(1.8)	(1.5)	0.5	(6.3)
Digestive Health and Other	1,951	2,163	2,166	(9.8)	(5.0)	3.1	(0.1)	2.5	(2.5)

Total	9,545	9,892	8,480	(3.5%)	1.0%	3.8%	16.7%	19.3%	2.8%

RISK FACTORS

The risks and uncertainties relating to the Ordinary Shares and the ADSs, the Group’s business and the industry in which it operates, described below, together with all other information contained in this prospectus, should be carefully considered in evaluating the Group, the Ordinary Shares and the ADSs. The risks and uncertainties described below represent those we consider to be material as at the date of this prospectus. However, these risks and uncertainties are not the only ones facing the Group. You should carefully consider the information in this prospectus in light of your personal circumstances.

In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our Ordinary Shares and the ADSs and any risk factors and other information that may be set forth in the applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Relating to the Group’s Business and Industry

The Group operates in a highly competitive market and failure to successfully compete with competitors could have a material adverse effect on the Group’s business

The Group faces substantial and increasing competition in all of its product categories and geographic markets. There are relatively low barriers to entry in certain product categories in many of the markets in which the Group operates (particularly in the VMS category) and accordingly the Group’s businesses compete with companies of all sizes on many different fronts, including cost-effectiveness, product effectiveness and quality, brand recognition and loyalty, technological innovations, consumer convenience, promotional activities, new product introductions and expansion into new markets and channels.

The Group expects to continue to see heightened activity from its competitors worldwide, including an increase in the introduction and aggressive marketing of new products in high demand healthcare areas. In particular, the Group expects to experience: (i) increasing and aggressive competition from smaller, high growth companies which often operate on a regional basis, and may disrupt existing route-to-market models; (ii) increasing competition from multinational corporations moving for the first time into, or expanding or focusing their presence (whether through acquisitions, disposals, demergers or other means) in the global consumer healthcare market in order to benefit from the higher profit margins on offer and greater consumer interest in health products and services; and (iii) continuing competition from “private label” products, which are brands sold exclusively by a particular retailer.

Some of the Group’s competitors may spend more aggressively on, or have more effective, advertising and promotion activities than the Group does, introduce competing products more quickly and/or respond more effectively to business and economic conditions and changing consumer preferences, including by launching innovative new products. The Group’s ability to compete also depends on the strength of its brands and on its ability to enforce and defend its intellectual property against infringement and legal challenges by competitors.

The Group may be unable to anticipate the timing and scale of the threats posed by the many competitors across its markets or to successfully respond to them, which could harm the Group’s business. In addition, the cost of responding to the increasingly significant and widespread competition worldwide, including management time, out-of-pocket expenses and price reductions, may materially and adversely affect the Group’s performance.

Ultimately, a prolonged failure by the Group to compete effectively in its key markets could have a material adverse effect on the Group’s business, prospects, results of operations and financial condition.

The Group’s success depends on its ability to anticipate and respond to changes in consumer preferences and a failure to adapt its strategy appropriately may have a material adverse effect on the Group’s business and/or financial condition

As a consumer products business, the Group relies on its ability to leverage its existing brands and products to drive increased sales and profits. This in turn depends on the Group’s ability to identify and offer products at attractive prices that appeal to consumer tastes and preferences, which are difficult to predict and evolve over time. The Group’s ability to implement this strategy depends on, among other things, its ability to:

•	continue to offer products that consumers want at competitive prices;

•	develop and maintain consumer interest in its brands and increase its brand recognition and loyalty;

•	innovate successfully on its existing products; and

•	effectively utilise a range of distribution channels in its key markets.

The Group may not be able to execute this strategy successfully, which could have a material adverse effect on the Group’s business, prospects, results of operations and/or financial condition.

In addition, any reduction in consumer demand for the types of products which the Group offers as a result of changes in consumer lifestyle, environmental concerns, economic downturns or other considerations could have a material adverse effect on the Group’s business, prospects, financial condition and results of operations. For example, in recent years, there is increasing awareness of the environmental impact and sustainability of practices and products in the market (see “—Failure to respond effectively to the challenges raised by climate change and other sustainability matters may have a material adverse effect on the Group’s business and results of operations”).

The Group’s business results are impacted by the Group’s ability to manage disruptions in the Group’s global supply chain and a failure to manage disruptions appropriately may have a material adverse effect on the Group’s business and/or financial condition

The Group is engaged in manufacturing and sourcing of products and materials on a global scale. The Group’s operations and those of its suppliers, contract manufacturers and logistics providers have been and may continue to be disrupted by a number of factors, including, but not limited to:

•	increased and/or changing regulation, as well as regulatory compliance issues;

•	environmental events, including natural disasters (such as fires, floods and earthquakes) and any potential effect of climate change;

•

widespread health emergencies, such as COVID-19 or other pandemics or epidemics, leading to delays in deliveries and constraints on shipping and logistics due to local lockdowns, such as the recent lockdowns in China may impact the delivery to and from China of the Group’s products, as well as resources required for its products;

•	strikes and other labour disputes;

•	disruptions in logistics;

•	cybersecurity failures or incidents;

•	loss, impairment, closure or disruption of key manufacturing sites;

•	loss of key suppliers or contract manufacturers;

•	supplier capacity constraints;

•

raw material and product quality or safety issues (see “—The Group may incur liabilities or be forced to recall products as a result of real or perceived product quality or other product-related issues” below);

•	industrial accidents or other occupational health and safety issues;

•	the impact on the Group’s suppliers of tighter credit or capital markets;

•	the lack of availability of qualified personnel;

•	global shipping, logistics, transport and warehousing constraints;

•	governmental incentives and controls (including import and export restrictions, such as new or increased tariffs, sanctions, quotas or trade barriers);

•

acts of war (see “—Risks Applicable to the Group relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation—The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine”) or terrorism, political unrest or uncertainty, fires or explosions, and other external factors over which the Group has no control; and

•	increases in ingredient, commodity and oil prices.

While the product ranges of the Group’s leading brands are manufactured by multiple sources, some of the Group’s products are currently primarily manufactured at a single location. The loss of the use of all or a portion of any of the Group’s manufacturing facilities or the loss of the use of key suppliers could have a material adverse effect on the Group’s business, financial condition and results of operations.

In addition, the Group purchases certain raw and packaging materials from single-source suppliers or a limited number of suppliers and new suppliers may have to be qualified under industry, governmental and its own standards, which can require additional investment and take a significant period of time.

Although the Group has contingency plans in place, such as dual sourcing programmes and alternative supply arrangements, those plans may not be sufficient to mitigate manufacturing or supplier interruptions, and the Group may also be limited in its ability to pass on any price increases in the prices it charges for its products. For example, the Group has entered and may in the future enter into fixed price contracts or hedging arrangements in order to address increases in commodity prices and their effect on the Group’s ability to source materials for its products. However, if prices decrease, the Group will be unable to realise the benefit of the decrease due to fixed price contracts in place.

A significant disruption to the manufacturing or sourcing of products or materials for any reason, including those mentioned above, could interrupt product supply and, if not remedied, could lead to litigation or regulatory action, product delistings by retailers, financial penalties, and reputational damage that could materially and adversely affect the Group’s business, results of operations and financial condition.

Increasing dependence on key retail customers, changes in the policies of the Group’s retail customers, the emergence of alternative retail channels and the rapidly changing retail landscape may materially and adversely affect the Group’s business

The Group’s products are sold in a highly competitive global marketplace which has experienced increased trade concentration and the growing presence of large-scale retailers, including pharmacies, as well as discounters and e-commerce retailers. With the growing trend towards retail trade consolidation, increased cross-border trade, the rapid growth of e-commerce and the integration of traditional and digital operations at key retailers, the Group is increasingly dependent on certain retailers, and some of these retailers have and may continue to have greater bargaining strength than the Group does. For example, similar to its competitors, while the Group maintains relationships with a variety of significant retailers across its key markets, sales attributable to its top five largest retailers account for over half of the Group’s revenue in the US market.

The Group’s large-scale retail customers, including pharmacies, may use their leverage to demand higher trade discounts, allowances, display fees or increased investment, including through display media, paid search, preparation fees and other programmes, which could lead to reduced sales or profitability. The loss of a key retailer or a significant reduction in sales to a key retailer could materially and adversely affect the Group’s business, prospects, results of operations and financial condition. The Group’s business might also be negatively affected by the growing presence and bargaining strength of customers who operate internationally and retail buying alliances (horizontal alliances of retailers, retail chains or entire retailer groups that cooperate in pooling their resources) and the enhanced leverage that such alliances possess.

The Group has also been and may continue to be negatively affected by changes in the policies or practices of the Group’s retail trade and pharmacy customers, such as inventory de-stocking, limitations on access to shelf space, delisting of the Group’s products, or environmental, sustainability, supply chain or packaging initiatives and other conditions. For example, a determination by a key retailer that any of the Group’s ingredients should not be used in certain consumer products or that the Group’s packaging does not comply with certain environmental, supply chain or packaging standards or initiatives could materially and adversely impact the Group’s business, prospects, results of operations and financial condition.

“Private label” products sold by the Group’s retail customers, which are typically sold at lower prices than branded products, are a source of competition for certain of the Group’s products. In addition, the retail landscape in many of the Group’s markets continues to evolve as a result of the rapid growth of e-commerce retailers (who are able to generate “private label” products and capitalise on access to data) and price comparison sites, changing consumer preferences (as consumers increasingly shop online), and, in certain categories (particularly VMS), the increased presence of alternative retail channels, such as subscription services, sales through social media platforms and direct-to-consumer businesses (especially those which specialise in rapid distribution). The strong growth in e-commerce and the emergence of alternative retail channels may create pricing and margin pressures and/or adversely affect the Group’s relationships with key retailers. If the Group is not able to successfully manage and adapt to these changes in the retail landscape, the Group’s business, prospects, results of operations and financial condition could be materially and adversely affected.

The Group may not be able to develop and commercialise new products effectively, which may materially and adversely affect the results of the Group’s operations and financial condition

The future growth of the Group is to a significant extent dependent on its ability to develop new products or new formulations of existing products. The Group’s ability to launch new products and to expand into adjacent categories, channels of distribution or markets is affected by whether the Group can successfully:

•	identify, develop and fund technological innovations;

•	obtain and maintain necessary intellectual property protection and avoid infringing intellectual property rights of others;

•

obtain and maintain approvals and registrations of regulated products, including from the FDA, the European Medicines Agency (“EMA”), China’s National Medical Products Administration (“NMPA”) and other regulatory bodies in the countries in which the Group has business operations, including in relation to switches of products requiring a prescription to products with OTC status (“Rx-to-OTC switches”);

•

anticipate, quickly respond to, and benefit from the needs and preferences of consumers and customers by, among other things, effectively utilising digital technology and marketing and data analytics to gain new commercial insights and develop relevant marketing and advertising to identify new products that will align with consumer preferences; and

•	successfully compete to in-licence products.

The identification, development and introduction of innovative new products that drive incremental sales involves considerable costs and effort, and any new product may not generate sufficient customer and consumer interest and sales to become a profitable product or to cover the costs of its development and promotion. The Group’s ability to achieve a successful launch of a new product could also be adversely affected by pre-emptive actions taken by competitors in response to the launch, such as increased promotional activities and advertising. In addition, new products may not be accepted quickly or significantly in the marketplace.

The product development process is both time-consuming and costly and involves a high degree of business risk. In particular, the Group’s OTC products, including those in respect of which it is undertaking an Rx-to-OTC switch, are subject to lengthy development programmes and regulatory approval periods which can restrict the Group’s ability to innovate in this product area. The Group must develop, test and manufacture products to meet its own internal specifications and standards as well as all applicable regulatory and safety requirements, and it is possible that a new product can fail to make it to market at any stage of this process. Whilst the Group has a good track record of developing new products and executing Rx-to-OTC switches, there can be no guarantee that the Group will continue to be able to develop and commercialise new products at the rate required to retain or grow market share or that suitable opportunities for further Rx-to-OTC switches will become available to the Group.

Any failure to develop and commercialise new products in a timely fashion may decrease revenue and/or increase R&D costs and, consequently, may materially and adversely affect the results of the Group’s operations and financial condition.

Failure to retain key personnel or attract new personnel may materially and adversely affect the Group’s business

The Group relies upon a number of key executives and employees who have an in-depth understanding of the consumer healthcare industry and the Group’s technologies, products, programmes, collaborative relationships and strategic goals. While the Group follows a disciplined, ongoing succession planning process and has succession plans in place for those individuals identified in “Board of Directors and Senior Management and Employees—Senior Management” (“Senior Management”) and other key executives, these do not guarantee that the services of qualified senior executives will continue to be available to the Group at all times. Competition for such personnel in the consumer healthcare industry is intense, and there can be no assurance that the Group will be able to continue to attract and retain such personnel, particularly as competitors may attempt to recruit them.

Further, the Group’s ability to implement its strategy depends on the ability and experience of its Senior Management and other key employees. If the Group is unable to recruit, attract and retain talented, highly qualified Senior Management and other key people, including through competitive remuneration and benefits packages, appropriate career development, employee resilience and engagement programmes, the Group’s business, prospects, results of operations and financial condition could be materially and adversely affected. The Group is also working to advance cultural change through the implementation of diversity, equality and inclusion initiatives and through the implementation of a new purpose, strategy and culture programme throughout the organisation. If the Group does not (or is perceived not to) successfully implement these plans and initiatives, its ability to recruit, attract and retain talent may be materially and adversely impacted, which may in turn materially and adversely affect the Group’s business, results of operations and financial condition.

Damage to the Group’s reputation could have a material adverse effect on the Group’s business

Maintaining the Group’s strong reputation and trust with consumers and the Group’s customers globally is critical to selling the Group’s branded products. Negative publicity about the Group, the Group’s industry, the Group’s brands and products, the Group’s advertising and promotion practices, the Group’s use, storage and securing of technology and data, including personal data, the Group’s supply chain, the Group’s ingredients, the

Group’s packaging, the Group’s research practices, threatened or pending litigation or regulatory proceedings, the Group’s public policy engagement, the Group’s environmental, social and governance practices, including as they relate to diversity, equality and inclusion, the health, safety and welfare of employees or other stakeholders, or relations with the Group’s employees, or regulatory infractions, violations of sanctions or anti-bribery rules, whether or not deserved, could jeopardise the Group’s reputation and/or expose it to adverse press and social media attention.

The Group’s reputation may also be adversely affected if third parties with whom the Group contracts, including its suppliers, manufacturers and customers, fail to maintain high ethical, social and environmental standards, comply with local laws and regulations or become subject to other negative events or adverse publicity. Such third parties may also enter into relationships with or be acquired by other third parties whose values, business practices and/or reputation expose the Group to the risk of adverse publicity and damage to its existing relationships by association. While the Group has policies and procedures for managing third party relationships, it may not be possible to fully ensure that third parties adhere to the same standards and values as the Group or to replace third party relationships in a timely and/or cost-effective manner.

In addition, widespread use of digital and social media by consumers has greatly increased the accessibility of information and the speed of its dissemination. Negative publicity, posts or comments on social media about the Group, the Group’s brands, the Group’s products, including any ingredients used in its products, the Group’s packaging or the Group’s employees, whether true or untrue, could damage the Group’s brands and its reputation and/or lead to boycotts of its products. For example, during the COVID-19 pandemic, sales of Advil (an ibuprofen-based product) were adversely impacted by negative media coverage regarding the use of ibuprofen products in treating the symptoms of COVID-19. Moreover, the Group’s reputation could be harmed as a result of inappropriate use of its branded products being promoted on social media and any associated negative publicity. The success of the Group’s brands could also suffer if the Group’s marketing initiatives do not have the desired impact on a brand’s image or its ability to attract consumers.

Counterfeiting is a common issue for successful brands and has been amplified by the growth of e-commerce. Although the Group has an anti-counterfeiting programme in place, third parties continue to sell counterfeit versions of the Group’s products, such as Sensodyne, Panadol and ENO, including on online platforms and on social media. These counterfeits are inferior in quality to the genuine Group products and may pose safety risks to consumers. Consumers of the Group’s brands could confuse the Group’s products with these counterfeit products, purchasing the counterfeit products in error instead of the genuine Group products. The consumption of inferior quality products, which consumers believe to be genuine (and, in some instances, may cause consumer safety issues) could also damage the reputation of the Group and its brands and lead to a reduction in market share with affected consumers choosing in the future to buy competitors’ brands instead.

Damage to the Group’s reputation or loss of consumer confidence in the Group’s products for these or any other reasons could materially and adversely affect the Group’s business, results of operations, cash flows and financial condition, as well as require resources to rebuild the Group’s reputation.

Failure to respond effectively to the challenges raised by climate change and other sustainability matters may have a material adverse effect on the Group’s business and results of operations

Concern over climate change has increased the focus on the sustainability of practices and products in the market and may result in new or additional legal and regulatory requirements to reduce or mitigate the effects of climate change on the environment. Areas of focus relevant to the Group’s business include, among others, responsible sourcing and deforestation, the use of plastic, energy and water, the recyclability or recoverability of packaging, including single-use and other plastic packaging, and the use of certain materials, such as palm oil where the sourcing or environmental impact of the material can attract scrutiny. If new or additional legal and regulatory requirements relating to sustainability matters are more stringent than the Group’s current legal and regulatory obligations and/or the Group’s existing practices and procedures are inadequate to meet these requirements, this may require the Group to revise its operations and supply chain management, including, for example, by collecting used products, packaging or other materials from consumers and reintroducing them to the Group’s manufacturing cycle. There may also be financial impacts as governments implement taxation such as extended producer responsibility taxes or carbon taxes to help to recover the cost of managing plastic waste and the impacts of climate change. These developments may result in increased costs and disruption to the Group’s operations, which could materially and adversely affect the Group’s business, results of operations, cash flows and financial condition.

The Group’s reputation is also affected by its perceived sustainability credentials and its ability to meet its sustainability goals. There is increased public attention, including by non-governmental organisations, investors, customers, consumers, the Group’s employees and other stakeholders, on climate change and other sustainability matters. Despite the Group’s sustainability efforts, any failure or perceived failure to achieve its sustainability goals, including, among others, to reduce scope 1 and 2 emissions by 100 per cent. by 2030 (versus its 2020 baseline) and to make all product packaging recyclable or reusable by 2030 (versus its 2020 baseline and quality, safety and regulations permitting), or the perception (whether or not valid) that the Group has failed to act responsibly with respect to such matters or to effectively respond to new or additional legal or regulatory requirements regarding climate change, could result in adverse publicity and/or litigation which could materially and adversely affect the Group’s business and reputation. This could result in product delistings with customers or loss of preference with consumers, investors, employees or other stakeholders, which could materially and adversely affect the Group’s business, results of operations, cash flows and financial condition.

The Group is dependent on shifts in the wider industry to meet some of its sustainability goals and there is a risk that the Group will not meet its goals if those shifts do not take place. In order to reduce its scope 3 carbon footprint, the Group depends on shifts in the energy grid away from fossil fuels and towards renewable sources in the areas the Group sources from and sells its products. The Group’s transition to more sustainable packaging formats and circular business models is dependent on, among other things: the supply of recycled content or alternative non-virgin petroleum-based plastic materials; regulatory approval for use of alternative materials; the availability of new packaging technologies; and improvements in recycling infrastructure. In order to meet its sustainable sourcing goals, the Group also depends on the availability of sustainably sourced commodities at a reasonable cost. Adverse developments in respect of such dependencies may result in the Group failing to meet its sustainability goals and could lead to a material adverse effect on the Group’s reputation which, in turn, could materially and adversely affect its business, results of operations, cash flows and financial condition.

The Group may not be successful in obtaining, maintaining and enforcing sufficient intellectual property rights to protect its business, or in avoiding claims that the Group infringes on the intellectual property rights of others

The Group relies on various types of intellectual property rights such as trade marks, patents, copyrights and designs, whether registered or unregistered, as well as unpatented proprietary knowledge and trade secrets, to protect its business. However, these rights do not afford complete protection against third parties’ claims and infringements. For example, trade marks, patents, copyrights and designs are territorial; thus, the Group’s business can only claim optimal intellectual property protection in jurisdictions where the Group has obtained trade mark, patent, design and copyright registrations, or has obtained licences to use third-party trade marks, patents, copyrights or registered designs. While intellectual property laws are fairly harmonised around the world, certain countries’ laws may not protect the Group’s intellectual property rights to the same extent as afforded in the UK and the USA. Additionally, there can be no assurance that third parties will not independently develop knowledge and trade secrets that are similar to the Group’s, or develop products or brands that compete effectively with the Group’s products and brands without infringing, misusing or otherwise violating any of the Group’s intellectual property rights.

We cannot be certain that any of the Group’s registered (granted or pending) or unregistered trade marks, patents, copyrights, or designs will provide the Group with sufficient protection from competitors, or that any intellectual property rights which the Group does hold will not be invalidated, circumvented or challenged in the future. In the event of such a challenge, the Group could incur significant costs to defend its intellectual property rights, even if it is ultimately successful. Additionally, there is a risk that the Group will not be able to obtain and perfect or, where appropriate, obtain licences for the intellectual property rights necessary to support new product introductions and product innovations. Additionally, the Group has licenced, and may licence in the future, trade marks, patents, trade secrets and other intellectual property rights to third parties. While the Group attempts to ensure that its intellectual property rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect the Group’s rights or the value of its intellectual property rights.

The Group also uses intellectual property rights in-licenced from licensors. The Group’s licences to such intellectual property rights may not provide exclusive or unrestricted rights in all fields of use and in all territories in which the Group may wish to develop or commercialise its products in the future and may restrict its rights to offer certain products in certain markets, including through non-compete provisions, or impose other obligations on the Group in exchange for its rights to the licenced intellectual property. In addition, the Group may not have full control over the maintenance, protection, enforcement or use of the intellectual property rights in-licenced from licensors, and therefore the Group may be reliant on the licensors to conduct such activities.

Disputes may arise between the Group and its licensors regarding the scope of rights or obligations under the relevant intellectual property licence agreements, including the scope of the Group’s rights to use the licenced intellectual property, the Group’s rights with respect to third parties, the Group’s and its licensors’ obligations with respect to the maintenance and protection of the licenced intellectual property, financial obligations of the Group to the licensor, and other interpretation-related issues. The agreements under which the Group licences intellectual property rights from others are complex, and the provisions of such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of the Group’s rights to the intellectual property being licenced, or increase what we believe to be its financial or other obligations under the relevant agreement. Termination of or disputes over such licences could result in the loss of significant rights.

Third parties may copy or otherwise obtain and misuse the Group’s proprietary knowledge, trade secrets, trade marks, patents, designs or copyrights, or infringe or otherwise violate the Group’s intellectual property rights. For example, the Group’s brands are well-established in the market and have attracted trade mark and patent infringers in the past. Additionally, the Group may not be able to prevent current and former employees, contractors and other parties from misappropriating the Group’s confidential and proprietary knowledge.

Infringement, misuse or other violation of any of the Group’s intellectual property rights may dilute or diminish the value and goodwill of its brands and products in the marketplace, which could materially and adversely affect the Group’s results of operations and make it more difficult for the Group to maintain a strong market position. While the Group protects its intellectual property rights, including through litigation, where necessary, it cannot economically prevent all infringements, misuses or other violations, and any litigation could be protracted and costly and could have a material adverse effect on the Group’s business and results of operations regardless of its outcome.

The Group may incur liabilities or be forced to recall products as a result of real or perceived product quality or other product-related issues

Failure to comply with good manufacturing or good distribution practices and regulations, as well as other regulations in relation to product quality, throughout the Group’s in-house and contract manufacturing supply and distribution chains could lead to product supply interruptions, product recalls or withdrawals, litigation and/ or regulatory enforcement action and fines from regulators, such as the FDA, EMA and NMPA, despite employee training, promotion of a health and safety culture, and control measures and systems being in place that are designed to ensure that the safety and quality of the Group’s products is maintained. By way of example, raw materials which the Group sources for production may become contaminated through the supply chain and other product defects may occur due to human error or equipment failure, among other things. Additionally, products may be contaminated or tampered with during distribution or at stores. The Group is increasingly using new technology to enhance the manufacture and testing of its products, such as the deployment of new electronic documentation systems and advanced laboratory information management tools. Such technology is inherently susceptible to the threat of cyberattacks which pose an ongoing risk to the integrity of product quality data and its audit trail. The Group also continues to be reliant on third parties and is continuing to undertake a global network rationalisation programme to reduce the number of manufacturing sites it uses, both of which are factors that may increase the risks to safe and timely supply of products.

Product recalls or withdrawals arising as a result of real or perceived product quality or other product related issues, whether initiated on a voluntary basis or otherwise, can result in a range of adverse consequences to the Group, including lost sales, the requirement to hold increased inventories of substitute products, damaged relationships with regulators, loss of market share to competitors, adverse publicity and reputational harm, in addition to the direct costs of implementing any recall. Furthermore, such product quality or other product related issues also expose the Group to a significant risk of litigation, particularly product liability claims, and regulatory action (see “—Litigation, disputes and regulatory investigations may materially and adversely affect the Group’s business, financial condition, results of operations and prospects).

Failure by the Group to manufacture its products in accordance with good manufacturing practices could have the potential to do significant damage to the Group’s reputation and materially and adversely affect the results of its operations and financial condition. In addition, if any of the Group’s competitors or customers supply faulty or contaminated products to the market, the Group’s industry could be negatively impacted, which in turn could have material adverse effects on the Group’s business.

A cyber-security incident, data breach or a failure of a key information technology system could materially and adversely impact the Group’s business

The Group relies extensively on information technology systems (“IT Systems”), including some which are managed, hosted, provided and/or used by third parties, including cloud-based service providers, and their vendors, in order to conduct its business.

Although the Group has a broad array of information security measures in place, the Group’s IT Systems, including those of third-party service providers with whom it has contracted, have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorised access attempts, phishing and other cyber-attacks.

Cyber-attacks and other cyber incidents are occurring more frequently, are constantly evolving in nature, are becoming more sophisticated and are being made by groups, individuals and nation states with a wide range of expertise and motives. Such cyber-attacks and cyber incidents can take many forms, including cyber extortion, social engineering, password theft or introduction of viruses or malware, such as ransomware through phishing emails. For example, the Group experienced an increase in cyber-attacks and other cyber incidents in the months before Russia’s invasion of Ukraine, and there is a heightened risk of further cyber-attacks, including from state actors (see “—Risks Applicable to the Group relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation—The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine” below). While the Group has implemented systems, monitoring and training to prevent cyber-attacks and other cyber-incidents from being successful, the Group cannot guarantee that its security efforts will protect against breaches or breakdowns of its, or its third-party service providers’, IT Systems since the techniques used in these attacks change frequently and may be difficult to detect for periods of time, and so such cyber-attacks may from time to time succeed. In addition, the Group cannot guarantee that it or its third-party service providers’ response to any such incidents will fully remedy the extent of the damage caused by these incidents. Although the Group has policies and procedures in place to ensure that all personal information collected by it or its third-party service providers is securely maintained, data breaches due to human error or intentional or unintentional conduct may still occur in future.

Furthermore, the Group periodically upgrades its IT Systems or adopts new technologies. If such an upgrade or new technology does not function as designed, does not go as planned or increases the Group’s exposure to a cyber-attack or cyber incident, it may adversely impact the Group’s business, including its ability to ship products to customers, issue invoices and process payments or order raw and packaging materials. If the Group were to suffer a significant loss or disclosure of confidential business or stakeholder information as a result of a breach of its IT Systems, including those of third-party service providers with whom it has contracted, or otherwise, the Group may suffer reputational, competitive and/or business harm, incur significant costs and be subject to government investigations, litigation, fines and/or damages, which may materially and adversely impact the Group’s business, prospects, results of operations and financial condition.

While the Group has disaster recovery and business continuity plans in place, if its IT Systems were damaged, breached or were to cease to function properly for any reason, including the poor performance of, failure of or cyber-attack on, third-party service providers, catastrophic events, power outages, cyber-security breaches, network outages, failed upgrades or other similar events and if the disaster recovery and business continuity plans do not effectively resolve such issues on a timely basis, the Group may suffer interruptions in its ability to manage or conduct business as well as reputational harm, and may be subject to governmental investigations and litigation, any of which may materially and adversely impact the Group’s business, prospects, results of operations and financial condition.

The Group relies on third parties in many aspects of its business and ineffective management of these relationships could increase the Group’s financial, legal, reputational and operational risk

Due to the scale and scope of the Group’s business, the Group relies on relationships with third parties, including its suppliers, contract manufacturers, distributors, contractors, commercial banks, joint venture partners and external business partners, for route to market and for certain functions (including the outsourcing of certain back office and consumer relations services). If the Group is unable to effectively manage and maintain its third-party relationships and the agreements under which the Group’s third-party partners operate, its results of operations could be adversely impacted.

For example, in China, part of the Group’s business is conducted through Sino-American Tianjin Smith Kline & French Laboratories Ltd., which is a joint venture between GlaxoSmithKline Consumer Healthcare (Overseas) Limited, the Tianjin Pharmaceutical Group and the Tianjin Zhongxin Pharmaceutical Group (the “TSK&F Joint Venture”), pursuant to a joint venture agreement which is due to expire in September 2024. If the Group does not renew these arrangements or implement alternative measures, in either case on acceptable terms, then the continuity and development of part of its operations and route to market in China, as well as its business, results of operations and cash flows in that market, may be adversely affected.

Failure of third parties to meet their obligations to the Group or substantial disruptions in the relationships between the Group and third parties could adversely impact the Group’s operations and financial results. Additionally, while the Group has policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, and compliance with laws, regulations and Group policies and practices than is available for the Group’s own operations and compliance, thereby potentially increasing the Group’s financial, reputational, operational and legal risk, including in respect of health and safety, environmental, social and governance issues, modern slavery, anti-bribery and corruption.

The Group faces various risks related to pandemics, epidemics or similar widespread public health concerns, the ultimate impact of which is outside the Group’s control and which may materially and adversely affect the Group’s operations, cash flows and financial condition

The Group faces various risks related to pandemics, epidemics or similar widespread public health concerns, including the COVID-19 pandemic. A pandemic, epidemic or similar widespread health concern could have, and COVID-19 has had and will continue to have, a variety of impacts on the Group’s business, results of operations, cash flows and financial condition, including:

•	the Group’s ability to continue to maintain and support the health, safety and well-being of the Group’s employees, including key employees;

•

volatility in the demand for and availability of the Group’s products, which may be caused by the temporary inability of the Group’s consumers to purchase the Group’s products due to illness, financial hardship, quarantine, government actions mandating the closure of the Group’s distributors or retailers or imposing travel or movement restrictions, shifts in demand and consumption away from more discretionary or higher priced products to lower-priced products, or pantry-loading activity;

•	increases in demand for certain of the Group’s products requiring the Group to increase its production capacity or acquire additional capacity at an additional cost and expense;

•	decreases in demand and sales for certain of the Group’s key products such as Theraflu and Robitussin due to a particularly weaker cold and flu season;

•

changes in regulatory policy, including restrictions on sales of certain products. For example, amid the COVID-19 pandemic, in certain countries specific restrictions were introduced on the sale of cough and cold medicines in an attempt to prevent patients from self-medicating against COVID-19 at home. In China, in early 2020, certain local authorities introduced temporary restrictions on the sale of such medicines, which limited sales of Contac (nasal decongestant tablets that also relieve pain and reduce fever) and Fenbid (ibuprofen-based relief medicine) by the Group in 2020, adversely affecting the Group’s revenue in Asia Pacific (“APAC”) in FY 2020. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Regulation;”

•

changes in purchasing patterns of the Group’s consumers, including the frequency of in-store visits by consumers to retailers and dental and skin health professionals and a shift to purchasing the Group’s products online from e-commerce retailers;

•

disruptions to the Group’s global supply chain (including the closure of manufacturing and distribution facilities) due to, among other things, the availability of raw and packaging materials or manufacturing components; a decrease in the Group’s workforce or in the efficiency of such workforce, including as a result of illness, travel restrictions, absenteeism or governmental regulations and transportation and logistics challenges, including as a result of port and border closures and other governmental restrictions or reduced shipping capacity;

•

failure of third parties on which the Group relies, including the Group’s retailers, suppliers, contract manufacturers, logistics providers, customers, commercial banks, joint venture partners and external business partners, to meet their obligations to the Group, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties;

•	significant changes in the economic and political conditions of the markets in which the Group operates, which could restrict and have restricted the Group’s employees’ ability to work and travel,

could mandate and have mandated or caused the closure of certain distributors or retailers, the Group’s offices, shared business service centres and/or operating and manufacturing facilities, or otherwise could prevent and have prevented the Group as well as the Group’s third-party partners, suppliers or customers from sufficiently staffing operations, including operations necessary for the manufacture, distribution, sale and support of the Group’s products;

•	disruptions and volatility in the global capital markets, which may increase the cost of capital and/or adversely impact the Group’s access to capital; and/or

•	volatility in foreign exchange rates and in raw and packaging materials and logistics costs.

Despite the Group’s efforts to manage these impacts, their ultimate impact also depends on factors beyond the Group’s knowledge or control, including the duration, severity and geographic scope of an outbreak, such as COVID-19, the availability, widespread distribution and use of safe and effective vaccines and the actions taken to contain its spread and mitigate its public health and economic effects.

The implementation of complex strategic, operational and/or change initiatives gives rise to significant execution risks, which may affect the operational capacity of the Group and may materially and adversely impact the Group if these initiatives fail to meet their objectives

The Group has undertaken a number of, and may from time to time commence, strategic, operational and/or change initiatives. For example, the Group has previously implemented strategic initiatives to effectively integrate the Novartis International A.G. (“Novartis”) and Pfizer consumer healthcare businesses and execute a targeted programme of non-core asset divestments. There may be financial, operational, regulatory, customer and reputational implications if such initiatives fail (either wholly or in part) to meet their objectives, which could place strain on the operational capacity of the Group. The scale and nature of the programmes and management challenges may cause disruption to resourcing through heightened uncertainty, increased workloads and short-term resource stretch, which, in turn, could result in the disruption of business as usual activities. Implementing further strategic, operational and/or change initiatives may amplify these risks.

Any disruption caused by, or failure to successfully implement any such initiatives could have a material adverse effect on the Group’s ordinary course business and, consequently, its financial condition, results of operations and prospects, or otherwise harm the Group’s reputation.

The Group’s business is affected by seasonality, which could have a negative impact on the Group’s financial condition

Portions of the Group’s business are seasonal. This is driven by seasonal demand for certain products, including its cough, cold and flu, allergy and decongestant products, such as Theraflu and Robitussin. In respect of such products, if the seasonal effects which help to deliver performance are negatively impacted, including due to unfavourable economic conditions, this could have a material adverse effect on the Group’s financial condition and results of operations for the entire year. Government measures imposed in response to COVID-19, such as lockdowns and social distancing restrictions, have tempered the usual seasonal spikes in the incidence of flu and cold, thus reducing demand for the Group’s cold and flu product lines during FY 2021. Because of quarterly fluctuations caused by these and other factors, comparisons of the Group’s operating results across different fiscal quarters may not be accurate indicators of the Group’s future performance.

The Group may not successfully acquire and integrate other businesses, licence rights to technologies or products, form and manage alliances, or divest businesses

The Group may decide in the future to pursue acquisitions, technology licensing arrangements, strategic alliances or divestitures as part of its business strategy. The Group may not complete these transactions in a timely manner, on a cost-effective basis or at all. In addition, the Group may be subject to regulatory constraints or limitations or other unforeseen factors that prevent it from realising the expected benefits of such transactions.

Even if the Group is successful in completing an acquisition, the products, intellectual property and technologies that are acquired may not be successful or may require significantly greater resources and investments than originally anticipated. The Group may be unable to integrate acquisitions successfully into its existing business, and the Group may be unable to achieve expected operating margin improvements, synergies or efficiencies. The Group could also incur or assume significant debt and unknown or contingent liabilities in connection with acquisitions. The Group’s reported operating results could be negatively affected by acquisition or disposition-related charges, amortisation of expenses related to intangibles and charges for impairment of long-term assets. The Group may be subject to litigation in connection with, or as a result of, acquisitions, dispositions, licences or other alliances, including claims from terminated employees, customers or third parties, and the Group may be liable for future or existing litigation and claims related to the acquired business, disposition, licence or other alliance because either the Group is not indemnified for such claims or the scope or availability of indemnification is limited. These effects could cause the Group to incur significant expenses and could materially and adversely affect the Group’s business, results of operations and financial condition.

The Group’s leverage and debt service obligations could materially and adversely affect its business, financial condition or results of operations

Prior to the date of this prospectus, the Group has incurred financial indebtedness in order to fund the Pre-Demerger Dividend (as defined below). As a result, the Group has higher leverage levels than are reflected in the Group’s longer-term strategy and has significant debt service obligations. The Group’s longer-term strategy to improve its financial risk profile, including by reducing levels of indebtedness, may not be successful.

As at 18 July 2022, the Group had the following financial indebtedness outstanding:

•

£300,000,000 2.875 per cent. notes due 29 October 2028 and £400,000,000 3.375 per cent. notes due 29 March 2038, each issued by GSK Consumer Healthcare Capital UK plc (the “UK Issuer”) pursuant to a £10,000,000,000 Euro Medium Term Note Programme (the “Programme”);

•

€850,000,000 1.250 per cent. notes due 29 March 2026, €750,000,000 1.750 per cent. notes due 29 March 2030 and €750,000,000 2.125 per cent. notes due 29 March 2034, each issued by GSK Consumer Healthcare Capital NL B.V. pursuant to the Programme;

•

$700,000,000 3.024 per cent. callable fixed rate senior notes due 2024, $300,000,000 callable floating rate senior notes due 2024, $2,000,000,000 3.375 per cent. fixed rate senior notes due 2027, $1,000,000,000 3.375 per cent. fixed rate senior notes due 2029, $2,000,000,000 3.625 per cent. fixed rate senior notes due 2032 and $1,000,000,000 4.000 per cent. fixed rate senior notes due 2052, each issued by GSK Consumer Healthcare Capital US LLC (the “US Issuer”) pursuant to a private placement to institutional investors in the USA and outside the USA;

•	$1,750,000,000 3.125 per cent. fixed rate senior notes due 2025 issued by the UK Issuer pursuant to a private placement to institutional investors in the USA and outside the USA;

•

£1,493,861,751 under the Term Loan Facility (as defined below) (noting the Term Loan Facility drawn prior to the date of the Pre-Demerger Dividend) (for a description of subsequent repayments by the Group of outstanding amounts under the Term Loan Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness—Term Loan Facility.”); and

•

£nil and $nil of RCF Loans (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness—Revolving Credit Facilities”).

See “Business—History and Development of the Company—The Demerger and Further Preparatory Steps—Pre-Separation dividends” for a description of the amounts (including the Pre-Demerger Dividend) that were distributed out of the Group, with no recourse, to GSK and Pfizer in connection with the Demerger. None of the Group’s debt continues to benefit from guarantees provided by GSK.

The degree to which the Group is leveraged could have important consequences to the Group’s business, including, but not limited to:

•	increasing the Group’s vulnerability to, and reducing its flexibility to respond to, a downturn in the Group’s business or general adverse economic and industry conditions;

•	limiting the Group’s ability to obtain additional financing in the longer term;

•

requiring the dedication of a substantial portion of the Group’s cash flow from operations to the payment of interest on the Group’s indebtedness and the repayment of principal, thereby reducing the availability of such cash flow to fund capital expenditures, dividends, joint ventures, acquisitions or other general corporate purposes;

•	increasing the cost of future borrowings for the Group;

•

a downgrade in the Group’s credit rating, which may, in turn, increase the cost of the Group’s financing arrangements and make it difficult for the Group to access financing on commercially acceptable terms or at all;

•	limiting the Group’s flexibility in planning for, or reacting to, changes in the Group’s business and the competitive environment and the industry in which it operates; and

•	placing the Group at a competitive disadvantage as compared to some of its competitors, to the extent that they are not as highly leveraged.

Any of these or other consequences or events could have a material adverse effect on the Group’s business, financial condition and results of operations.

In addition, the Group may incur substantial additional indebtedness in the future. In accordance with the terms and conditions of the Programme, the EMTN Issuers have capacity to issue up to £10,000,000,000 in principal amount of notes (inclusive of the Pre-Separation Programme Notes that have already been issued) which could further increase the Group’s leverage and financial indebtedness. In addition, the Group’s Revolving Credit Facilities make available £1,000,000,000 and $1,400,000,000 of commitments to provide RCF Loans which remain undrawn as at 31 August 2022. The covenants in existing financing instruments do not fully prohibit the Company or its subsidiaries from incurring more indebtedness. If new debt is added to the Group’s debt levels, the risks that it faces could intensify. The incurrence of additional indebtedness would increase the leverage-related risks described herein and would increase the risk of a downgrade in the Group’s credit rating.

The Group’s business and results of operations are affected by fluctuations in interest rates

The Group is subject to risk from financial instruments that bear interest at floating rates, including one series of the Pre-Separation USD Notes and borrowings under the Group’s bank financing facilities (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness”). These interest rates could rise significantly in the future, thereby increasing the Group’s interest expenses associated with these obligations and reducing cash flow available for other purposes.

The Group expects to hedge a portion of the interest rates on its financial instruments with the aim of achieving an appropriate balance of fixed-rate and floating-rate exposures. However, it may not be able to enter into, replace or extend such hedges on terms that are acceptable to the Group, or at all, and either the Group’s overall strategy or any individual hedge may not be fully effective, which would expose the Group to interest rate risk.

Goodwill and indefinite-life intangible assets are a material component of the Group’s balance sheet and impairments of these assets could have a significant impact on its results

The Group has recorded a significant amount of goodwill and indefinite-life intangible assets, representing £28 billion as of 30 June 2022, on its balance sheet. The Group tests the carrying values of goodwill and indefinite-life intangible assets for impairment at least annually and whenever events or circumstances indicate the carrying value may not be recoverable. The estimates and assumptions about future results of operations and cash flows made in connection with impairment testing could differ from future actual results of operations and cash flows. While we have concluded that the Group’s goodwill and indefinite-life intangible assets are not impaired, future events could cause us to conclude that the goodwill associated with a given segment, or one of the Group’s indefinite-life intangible assets, may have become impaired. Any resulting impairment charge, although non-cash, could have a material adverse effect on the Group’s results of operations and financial condition.

Risks Relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation

The Group’s business is subject to legal and regulatory risks in all the markets in which it operates, which may have a material adverse effect on the Group’s business operations and financial condition

The Group’s business is subject to extensive legal and regulatory requirements in all the markets in which it operates. Such legal and regulatory requirements apply to most aspects of the Group’s products, including their development, ingredients, formulation, manufacture, packaging content, labelling, storage, transportation, distribution, export, import, advertising, promotion beyond therapeutic indications, sale and environmental impact. Many different governmental and regulatory authorities in the Group’s markets regulate and have jurisdiction over different aspects of the Group’s business activities. In addition, the Group’s selling practices are regulated by competition law authorities in the UK, as well as in the EU, the USA and other markets.

For example, in China, where the Group has significant sales and operations, governmental authorities introduced changes in regulations relating to registrations of all generic medicines (including OTC products) and recently introduced changes for oral health products. These affect both new and existing products and impose increased data submission requirements for products the Group markets in China. There is a risk that commercialisation of certain products of the Group may be restricted in China if the Group is unable to comply with these regulatory changes on the required timetable.

New or more stringent legal or regulatory requirements, or more restrictive interpretations of existing requirements, could materially and adversely impact the Group’s business, results of operations and financial condition. For example, regulators have decided, and might decide in the future, that certain products of the Group should be prescription only or otherwise reclassified, resulting in new regulations and laws, including in respect of claims, becoming applicable to such products.

Because of the Group’s extensive international operations, the Group could be materially and adversely affected by violations of worldwide anti-bribery laws, including those that prohibit companies and their intermediaries from making improper payments to government officials or other third parties for the purpose of obtaining or retaining business, such as the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, and other laws that prohibit commercial bribery. Additionally, in certain jurisdictions, the Group’s engagement with healthcare professionals and other external leaders is subject to applicable restrictions. While the Group’s policies mandate compliance with such laws, the Group cannot provide assurance that the Group’s internal control policies and procedures will always protect the Group from reckless or criminal acts committed by its employees, joint venture partners or agents. Similarly, due to the Group’s international operations, the Group could also be materially and adversely affected by any violations of international sanctions laws, which continue to evolve in response to geopolitical events (see also see “—The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine”) Violations of these laws, or allegations of such violations, could disrupt the Group’s business and materially and adversely affect its reputation and the Group’s business, prospects, results of operations and financial condition.

While it is the Group’s policy to comply with all legal and regulatory requirements applicable to the Group’s business, there can be no guarantee that the Group will always achieve full compliance and a finding that the Group is in violation of, or out of compliance with, applicable laws or regulations could subject the Group to civil remedies, including fines, damages, injunctions or product recalls, or criminal sanctions, any of which could materially and adversely affect the Group’s business, results of operations and financial condition. Even if a claim is unsuccessful, is without merit or is not fully pursued, the cost of responding to such a claim, including management time and out-of-pocket expenses, and the negative publicity surrounding such assertions regarding the Group’s products, processes or business practices could materially and adversely affect the Group’s reputation, brand image and the Group’s business, prospects, results of operations and financial condition.

The Group faces risks relating to the regulation and perception of the ingredients it uses in its products, which could materially and adversely impact the Group’s business, prospects, financial condition and results of operations

Regulatory bodies and consumer groups may, from time to time, request or conduct reviews of the use of certain ingredients that are used in manufacturing the Group’s products, the results of which may have a material adverse effect on the Group’s business as the Group may need to reformulate its products. For example, certain materials in consumer products are under scrutiny in the EU, such as Titanium Dioxide, Synthetic Amorphous Silica and the potential in medicines for Nitrosamine formation in medicines. If the result of such reviews is an inability to use or restrictions on the use of certain ingredients and/or any requirement for remedial action, the Group may incur significant additional costs and/or need to invest substantial resources to make formulation adjustments to its products. Additionally, the Group may be adversely affected by the findings and any remedial actions resulting from the EU’s ongoing investigations into the impact of pharmaceuticals in the environment, such as the levels of diclofenac measured in water in the EU.

While the Group monitors and seeks to respond to and address the impact of any emerging regulatory and legislative developments, new or more stringent ingredient legislation could have a negative impact on the Group’s business, undermine the Group’s reputation and goodwill and affect consumer demand or trade customer demand for products containing such ingredients. If the Group voluntarily removes, or is required to remove, certain ingredients from its products, it may not be able to develop an alternative formulation, successfully modify its existing products or obtain necessary regulatory approvals on a timely basis, or at all, which could materially and adversely impact the Group’s business, prospects, financial condition and results of operations.

The Group’s business is subject to market fluctuations and general economic conditions, including inflationary pressures, each of which may materially and adversely affect the Group’s business, financial condition, results of operations and prospects

Uncertainty, fluctuations or negative trends in the international economic climate have had and could continue to have a material adverse effect on the Group’s business and profitability. There will be market fluctuations and economic factors that will be beyond the Group’s control, but that will have the potential to materially and adversely affect its business, revenue, financial condition and operating results.

Such factors include: (i) inflation or deflation; (ii) changes in government, fiscal and monetary policies; (iii) changes in the financial standing of the Group’s customers, suppliers and consumers, including levels of employment, real disposable income, salaries and wage rates; (iv) consumer confidence and consumer perception of economic conditions; (v) retailers’ perception of consumer spending habits; (vi) technological change; (vii) exposure to possibly adverse governmental or regulatory actions in countries where the Group operates or conducts business; (viii) levels of volatility in global markets; (ix) exposure to the effects of economic sanctions or other restrictive economic measures as a result of the Group’s global presence; and (x) any change or development in global, national or regional economic and political conditions.

For example, the Group is exposed to inflationary pressures and commodity prices, which generally effect the Group through their impact on payroll and supply costs (including freight). Inflationary pressures in FY 2021 increased the Group’s commodity, freight and payroll costs, which had an adverse impact on the Group’s operating profit and operating profit margin. Whilst the Group may increase product prices in order to mitigate the impact of inflation, competitive pressures may constrain the Group’s ability to fully recover any increased costs in this way, and so the Group may remain subject to market risk with respect to inflationary pressures and increases in commodity prices. In addition, the Group’s initiatives to offset headwinds from inflation in input prices and commodities, including forward buying, value engineering and alternative supply arrangements, may not be sufficient to mitigate these risks.

Whilst the Group’s diversified geographic presence, product offering and consumer profile may help to mitigate its exposure to risks that are localised or product- or consumer group-specific, there can be no assurance that these risks would arise in such a way. The occurrence of any of these risks could materially and adversely affect the business, revenue, financial condition and operating results of the Group.

Litigation, disputes and regulatory investigations may materially and adversely affect the Group’s business, financial condition, results of operations and prospects

The Group is, and may in the future be, subject to legal proceedings, disputes and regulatory and governmental investigations in various contexts, including consumer fraud actions, competitor and regulatory challenges to product and marketing claims, competition law investigations, product liability and quality claims, human resources claims, contractual disputes and other disputes or claims arising in the ordinary course of its business operations.

These legal actions, disputes and investigations may relate to aspects of the Group’s businesses and operations that are specific to the Group, or that are common to companies that operate in the Group’s markets, and this risk may be enhanced in circumstances where the Group is operating in new markets. Legal actions and disputes may arise under contracts, regulations or from a course of conduct taken by the Group, and may be class actions.

For example, in the USA, the Group is a defendant in ongoing proton pump inhibitor (“PPI”) litigation, in which plaintiffs have alleged that their use of PPIs caused serious bodily injuries. The Group has filed motions to dismiss several hundred cases, but the court has not yet ruled on those motions. In addition, certain members of the GSK Group and the Pfizer Group are party to proceedings relating to the detection of N-Nitroso-dimethylamine in Zantac (ranitidine) products. Pursuant to the Pfizer SAPA, the Group is required to indemnify the GSK Group and the Pfizer Group in respect of “Purchaser Liabilities” and “Assumed Liabilities” (each as defined in the Pfizer SAPA), and the Pfizer Group and GSK Group have each served the Group with notice of potential claims under the relevant indemnification provisions in the Pfizer SAPA in relation to possible liabilities connected with OTC Zantac (see “—The Group has indemnification obligations in favour of the GSK Group and the Pfizer Group, which could be significant and have a material adverse effect on the financial condition, results of operations and/or prospects of the Group” below). Haleon has also notified the GSK Group and the Pfizer Group that it rejects their requests for indemnification on the basis that the scope of the indemnities set out in the Pfizer SAPA only covers their consumer healthcare businesses as conducted when the JV was formed in 2018. At that time, neither the GSK Group nor the Pfizer Group marketed OTC Zantac in the US or Canada. Further, in 2013, GlaxoSmithKline Consumer Healthcare GmbH & Co. KG and other members of a German trade mark association were fined by the Federal Cartel Office of Germany, as a result of the exchange of certain information during meetings from 2004 to 2006. Following the fine, the Group has become party to several civil proceedings in Germany for follow-on damages. An adverse outcome in such proceedings (or any other related proceedings) may have a material adverse effect on the Group’s business, reputation, results of operations and financial condition.

Although the Group has developed and implemented a set of standards, controls, and policies and procedures that are highly tailored to the specific requirements of the Group and the regulatory regimes of the jurisdictions in which it operates, there is no guarantee that those standards, controls, and policies and procedures will totally shield the Group from liability, and the Group remains exposed to the risk of potential civil and/or criminal actions leading to damages, fines and sanctions. For example, the risk of consumer fraud class actions, competitor, regulatory and governmental challenges to product and marketing claims, and product liability lawsuits remains significant. Governmental agencies such as the Federal Trade Commission (“FTC”) are very active in oversight of consumer products as they seek to prevent consumer fraud. The FTC may have changing enforcement priorities in this area, for example, the use of expert endorsements/testimonials, COVID-19-related marketing claims, all-natural marketing claims and environmental marketing claims. Consumer fraud actions, and competitor, regulatory and governmental challenges to product and marketing claims, and class action lawsuits affecting the Group have the potential to do significant damage to the Group’s reputation and materially and adversely affect the results of its operations and financial condition.

Given the large or indeterminate amounts of damages sometimes sought by claimants, other sanctions that might be imposed (including the Group no longer being able to use key claims) and the inherent unpredictability of litigation and disputes, it is possible that an adverse outcome to any litigation, dispute, government or regulatory investigation could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects. At 30 June 2022, the Group had £14 million of provisions for legal disputes and matters, including amounts relating to legal and administrative proceedings, which are included within “Other provisions” as set out in the Interim Financial Statements.

The Group faces risks associated with significant international operations, which could negatively impact the Group’s business

The Group operates on a global basis with 96.6 per cent. of the Group’s revenue in FY 2021 originating in markets outside the United Kingdom. While geographic diversity helps to reduce the Group’s exposure to risks in any one country or part of the world, it also means that the Group faces risks associated with significant international operations, including, but not limited to:

•

changes in exchange rates for foreign currencies (as set out in more detail at “—The Group is exposed to risks relating to fluctuations in currency exchange rates and related hedging activities, which could negatively impact the Group’s financial condition and prospects” below);

•

exchange controls, export controls, economic sanctions and other limits on the Group’s ability to import or export raw materials or finished products, including as a result of the COVID-19 pandemic, or to repatriate earnings from overseas;

•

political or economic instability, geopolitical events (such as Russia’s invasion of Ukraine), environmental events, widespread health emergencies, such as the COVID-19 pandemic or other pandemics or epidemics, natural disasters or social or labour unrest;

•	rising geopolitical trade tensions in the Group’s key markets, such as between the USA, Western Europe and China;

•	changing macroeconomic conditions in the Group’s markets;

•	lack of well-established, reliable and/or impartial legal systems in certain countries where the Group operates and difficulties in enforcing contractual, intellectual property or other legal rights;

•	foreign ownership and investment restrictions and the potential for nationalisation or expropriation of property or other resources;

•

changes to trade policies and agreements and other foreign or domestic legal and regulatory requirements, including those resulting in potentially adverse tax consequences or the imposition of and/or the increase in onerous trade restrictions, tariffs and/or price controls (including requirements to exclusively utilise local manufacturing); and

•	changes to labour laws, travel or immigration restrictions, including as a result of the COVID-19 pandemic or other pandemics or epidemics.

Any or all of the foregoing risks could have a significant impact on the Group’s ability to sell its products on a competitive basis in international markets and may materially and adversely affect its business, prospects, results of operations and financial condition. In addition, a number of these risks may adversely impact consumer confidence and consumption, which could reduce sales volumes of the Group’s products or result in a shift in its product mix from higher margin to lower margin product offerings.

Volatility in material and other costs could materially and adversely impact the Group’s profitability

Increases in the costs of and/or a reduction in the availability of materials, including active pharmaceutical ingredients and excipients and raw and packaging material commodities, as well as labour, energy, logistics and other necessary services, such as those seen during the COVID-19 pandemic, may adversely affect the Group’s profit margins. If material and other cost increases continue in the future and the Group is unable to pass along such higher costs in the form of price increases, achieve cost efficiencies, such as in manufacturing and distribution, or otherwise manage the exposure through sourcing strategies, ongoing productivity initiatives and the potential use of commodity hedging contracts, the Group’s business, results of operations and financial condition could be materially and adversely impacted. In addition, even if the Group were able to increase the prices of its products in response to material and other cost increases, the Group may not be able to sustain the price increases. Also, sustained price increases may lead to declines in sales volumes as competitors may not adjust their prices or consumers may decide not to pay higher prices, which could lead to sales declines and loss of market share and could materially and adversely affect the Group’s business, results of operations and financial condition.

The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine

The Group is monitoring the effects of Russia’s invasion of Ukraine, with the board of directors of GSK overseeing and monitoring key risks. The board of directors of the Company will assume oversight and management of these risks after Separation. The Group’s operations and presence in Russia and Ukraine is limited and these markets accounted for less than 3 per cent. of each of the Group’s revenue and Adjusted operating profit in FY 2021 and H1 2022.

However, the broader economic consequences of the invasion are currently difficult to predict, and geopolitical instability, the imposition of sanctions and other restrictive measures against Russia and any retaliatory actions taken by Russia in response to such measures could adversely affect the global markets and the global geopolitical and economic environment, which could in turn adversely impact the Group’s business and/or the trading prices of its securities. Specifically, the Group faces the following risks:

•

The Group’s business includes employees based in Russia and Ukraine and revenue deriving from sales in Russia and Ukraine. The situation remains highly uncertain and the Group is actively monitoring the situation, the risks to its employees and the significant risk of disruption to its operations, including in relation to the importation and distribution of its products, in Russia and Ukraine and other countries in the region.

•

The Group generates revenue from sales of its products in Russia in the Russian Ruble, while significant costs (notably, manufacturing and supply chain costs) associated with those products are denominated in other currencies, such as Euro and US Dollar. The international response to the invasion, including the imposition of international sanctions against Russia, has had a significant adverse effect on the value of the Russian Ruble, which has reduced the Group’s revenue from its operations in Russia without a corresponding reduction in costs, and the Group may not be able to offset the devaluation of the Russian Ruble through increased prices of its products. In addition, the imposition of exchange controls may limit the Group’s ability to repatriate profits from its operations in Russia.

•

The Group’s customers in Russia and Ukraine have been significantly negatively affected by the factors described above, which exposes the Group to increased counterparty risk in relation to these customers and receivables from these customers.

•

Given the Group’s international presence, it is subject to various global sanctions regimes, and similar laws, regulations or orders imposed in response to the invasion, many of which are evolving rapidly. The Group is monitoring changes to applicable global sanctions regimes to ensure it remains in compliance with its obligations, as any failure to comply with the evolving sanctions could present legal and reputational risks, which could, in turn, have a material adverse effect on the Group’s business. In addition, there is a risk that Russia’s response to the global sanctions regime, as well as additional international sanctions against Russia, creates regulatory uncertainty and presents further compliance challenges for the Group’s operations, which will increase compliance costs and make it difficult to continue operations in Russia.

•

There may be certain reputational risks associated with the Group’s continued presence in the Russian market. Negative publicity surrounding the Group’s continued presence and/or supply of products to the general public in Russia could damage the Group’s brands and its reputation, lead to boycotts of its products outside of Russia and/or have consequences on the continuation of operations and/or sales in Russia, including a determination by the Group to discontinue all sales in Russia.

•

As of the date of this prospectus, the Russian government has indicated it has drawn up plans to seize the assets of western companies leaving Russia. While the scope of such measures is not presently clear, if the Group ceased its activities and/or suspended its operations in Russia and did not resume its presence in Russia within a certain period of time, there is a risk the Russian government could (i) nationalise the Group’s assets located in Russia, (ii) allow the Group’s patents and trade marks to be used within Russia without the Group’s consent and/or (iii) introduce restrictions on, or impose unfavourable terms in respect of, payments made from Russia or relating to assets in Russia.

In addition to the specific implications for the Group’s operations in Russia and Ukraine, the Group may be affected by broader impacts on the global geopolitical and economic environment, including (but not limited to) changes in commodity, freight, logistics and input costs.

The situation remains highly uncertain and there may be additional risks to the Group arising out of or relating to the Russian invasion of Ukraine, and the escalating military conflict in the region, which could also have a material adverse effect on the Group’s business.

Failure to comply with regulation regarding the use of personal data could lead to significant fines and regulatory action against the Group

The Group is subject to regulations in the jurisdictions in which it operates regarding the use of personal data. The Group collects and processes personal data from its consumers, customers, business contacts and employees as part of the operation of its business, and therefore it must comply with data protection and privacy laws. Those laws generally impose certain requirements on the Group in respect of the collection, retention, use and processing of such personal information. Notwithstanding its efforts, the Group is exposed to the risk that this data could be wrongfully appropriated, lost, disclosed, retained, stolen or processed in breach of data protection laws. In addition, increased regulatory restrictions on the use of cookies may materially and adversely affect the Group’s marketing practices as well as the cost efficiency of such strategies. Failure to operate effective data collection controls could potentially lead to regulatory censure, fines, reputational and financial costs.

Regulation (EU) No 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), as amended (the “EU GDPR” or “GDPR”) (and the GDPR as it forms part of retained EU law in the UK, as defined in the EU (Withdrawal) Act 2018) (“UK GDPR”)), as well as the increased data protection regulation in other jurisdictions, such as the Personal Information Protection Law 2021 in China, the Federal Law No. 152-FZ on Personal Data in Russia, and the California Consumer Privacy Act of 2018 in California, USA, introduced the potential for significant new levels of fines for non-compliance based on turnover. The Group will continue to review and develop existing processes to ensure that customer personal data is processed in compliance with applicable requirements, and it may be required to expend significant capital or other resources and/or modify its operations to meet such requirements, any or a combination of which could have a material adverse effect on the Group’s business, financial condition and financial results, or otherwise harm its reputation.

Failure to comply, or the costs of complying, with environmental and health and safety regulations could materially and adversely affect the Group’s operations

The Group is subject to regulation relating to the protection of the environment and health and safety, including regulations governing air emission, effluent discharge, and the use, generation, manufacture, storage, handling and disposal of certain materials. We believe that the Group is in compliance in all material respects with all such laws, rules, regulations and policies applicable to the Group. However, there can be no assurance that the Group will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. Additionally, failure to manage environmental, health and safety and sustainability risks could lead to significant harm to people, the environment and communities in which the Group operates, fines, failure to meet stakeholder expectations and regulatory requirements, litigation or regulatory action and damage to the Group’s reputation and could materially and adversely affect the Group’s financial results. Additionally, working conditions in global supply chains are subject to increased scrutiny and growing regulatory and legislative requirements, including for companies to evidence their human rights due diligence assessments.

Failure to comply with such requirements could result in sanctions, including injunctions, fines, civil liability and exclusion from public procurement being imposed on the Group.

In addition, most product, component and raw material supply chains present a number of potential reputational risks relating to: labour standards; health, safety and environmental standards; raw material sourcing; and the social, ethical and environmental performance of third party manufacturers and other suppliers. The Group mandates minimum requirements regarding these issues, in line with international guidelines, for the Group’s own manufacturing sites, third party manufacturers and suppliers. If it is perceived that the Group is not respecting or advancing the economic and social progress and safety of the local communities it works in, the Group’s reputation could be damaged, which could have a negative impact on the Group’s “social licence to operate”, the Group’s ability to secure new resources and labour and the Group’s financial performance.

The Group is exposed to risks relating to fluctuations in currency exchange rates and related hedging activities, which could negatively impact the Group’s financial condition and prospects

As further described at “—The Group faces risks associated with significant international operations, which could negatively impact the Group’s business” above, the Group operates internationally and holds assets, incurs liabilities, generates sales and pays expenses in a variety of currencies other than Pounds Sterling (the currency in which it reports its financial results). The most significant foreign currency exposures are to the USD, Euro,

Swiss Franc and Chinese Renminbi, including $8,669 million of USD-denominated debt and €2,331 million of Euro denominated debt incurred by the Group as at 30 June 2022. The Group’s operations outside the United Kingdom generated 96.6 per cent. of revenue in FY 2021.

Fluctuations in exchange rates for foreign currencies have reduced and could continue to reduce the Pounds Sterling value of sales, earnings and cash flows the Group receives from markets outside the United Kingdom, increase its supply costs (as measured in Pounds Sterling) in those markets, negatively impact its competitiveness in those markets or otherwise materially and adversely impact its business or financial condition. The Group’s foreign currency exposure will be greater for so long as the leverage levels of the Group are higher than are reflected in the Group’s longer-term strategy, the success of which cannot be guaranteed. The Group aims to manage this risk through hedging where possible and practical; however, there are risks associated with the use of hedging instruments (including derivative financial instruments). While limiting to some degree the Group’s risk from fluctuations in currency exchange, such hedging activities may be ineffective or may not offset more than a portion of the adverse financial effect resulting from variations to such rates. The Group is also exposed to counterparty credit (or repayment) risk in respect of counterparties to hedging contracts.

To the extent any hedging activities of the Group are wholly or partially ineffective, or to the extent a hedging counterparty fails to meet its obligations under any hedging agreement, this could result in losses which could have a material adverse effect on the Group’s business, results of operations and financial condition.

Determinations made by the Group with respect to the application of tax law may result in challenges from or disputes with tax authorities which result in the payment of additional amounts for tax

The Group has a significant exposure to business operations which are subject to taxation across multiple jurisdictions. The worldwide nature of the Group’s operations means that intellectual property, R&D and manufacturing operations are centred in a number of locations. A consequence of this is that the Group’s cross-border supply routes, which are necessary to ensure supplies of healthcare products into numerous end markets, can be subject to complex tax laws and can result in conflicting claims from tax authorities as to the profits to be taxed in individual countries. Additionally, the Group is subject to many different forms of taxation within any given jurisdiction in which it operates (including, but not limited to, corporate income taxes, capital gains taxes on direct or indirect transfers of ownership, stamp duty and similar transfer taxes, value added taxes, property taxes and social security and other payroll taxes) and many tax regimes—domestically as well as cross-border— are increasingly complex (such that the proper interpretation and application of tax laws is not always clear). This means that the Group may be subject to domestic and cross-border tax authority disputes (potentially including disputes between tax authorities), including with respect to the actions taken, or to be taken, in connection with Separation, which could result in the payment of additional amounts of tax. Such potential disputes and the resulting payment obligations could have a material adverse effect on the Group’s business, results of operations and financial condition.

At 30 June 2022, the Group had recognised provisions of £175 million in respect of uncertain tax positions.

The Company is a foreign private issuer and, as a result, it is not subject to US proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a US domestic public company

The Company is a “foreign private issuer,” as such term is defined under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). As a foreign private issuer under the Exchange Act, the Company is exempt from certain provisions of the Exchange Act that are applicable to US domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorisations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while US domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and US domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

In addition, as a foreign private issuer, the Company will also be entitled to rely on exceptions from certain corporate governance requirements of the NYSE. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If the Company loses its foreign private issuer status in the future, it may incur significant additional expenses which could have a material adverse effect on the Group’s business, prospects, results of operations and financial condition

The Company is a “foreign private issuer,” as such term is defined under the Exchange Act, and, therefore, the Company is not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. See “—The Company is a foreign private issuer and, as a result, it is not subject to US proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a US domestic public company.” Under the Exchange Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to the Company on 30 June 2023.

In the future, the Company would lose its foreign private issuer status if a majority of its shares are owned by US residents and: (i) a majority of its directors or executive officers are US citizens or residents; (ii) more than 50 per cent. of its assets are located in the USA; or (iii) its business is administered principally in the USA. As of 31 December 2021, 37 per cent. of the Group’s assets were located in the USA. The regulatory and compliance costs to the Company under US securities laws as a US domestic issuer may be significantly more than costs the Company incurs as a foreign private issuer. If the Company is not a foreign private issuer, it would be required to file periodic reports and registration statements on US domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. The Company would also have to mandatorily comply with US federal proxy requirements, and its executive officers, directors and principal shareholders would become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. Further, the Company would be required under current SEC rules to prepare its financial statements in accordance with US generally accepted accounting principles and modify certain of its policies to comply with corporate governance practices associated with US domestic issuers. In addition, the Company may lose its ability to rely upon exemptions from certain corporate governance requirements on US stock exchanges that are available to foreign private issuers. Such transition and modifications would involve additional costs and may divert management’s attention from other business concerns, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Relating to Separation

The Group may fail to realise any or all of the anticipated benefits of Separation

The extent to which the anticipated benefits of Separation, including, among others, the creation of a standalone public company with a leadership team with independent control of its strategy and capital allocation decisions and the maximisation of shareholder value, may be realised, is subject to a number of factors, including many which are outside of the Group’s control. There can be no guarantee that the anticipated benefits of Separation will be realised in full or in part, or as to the timing when any such benefits may be realised. Failure to realise the anticipated benefit of Separation, in full or in part, or in a timely manner, could result in a delay in the execution of the strategic objectives of the Group and/or have a disruptive effect on the Group’s management and employees. This could in turn have a material adverse effect on the Group’s business, results of operations, financial condition and prospects.

The Company will incur new costs in its transition to a standalone public company and its management team will be required to devote substantial time to new compliance matters

As a standalone public company, the Company has incurred, and will incur, additional legal, accounting, financing and other expenses, including the costs of recruiting and retaining non-executive directors, costs resulting from public company reporting obligations and the rules and regulations regarding corporate governance practices, including the listing requirements of the FCA, the LSE and the NYSE. There can be no assurance that, under a changed Board structure and ownership, and in an environment where it is subject to greater scrutiny and disclosure requirements, the Group will be able to manage its operations in the same manner as it had done as part of the GSK Group (see also “—Following Separation, the Company operates as an independent publicly listed company and the Group could fail to meet the challenges involved in operating successfully as a standalone business”).

In particular, the Group is subject to increased regulatory obligations as a result of being listed, and its management team will need to devote a substantial amount of time to ensure that the Group complies with all of these requirements. The implementation of new policies and procedures across the Group could require significant time and energy that would otherwise be devoted to the business’ operating activities and strategy. In addition, the reporting requirements, rules and regulations will increase the Group’s legal and financial compliance costs and make some activities more time-consuming and costly.

The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as well as regulations subsequently adopted by the SEC and the NYSE, have imposed various requirements on public companies, including rules regarding corporate governance practices. Sarbanes-Oxley requires, among other things, that the Group maintain and periodically evaluate its internal controls over financial reporting and disclosure controls and procedures. The Group and its management team will have to perform system and process evaluation and testing of the Group’s internal controls over financial reporting to allow management and the Group’s reporting accountants to report on the effectiveness of the Group’s internal controls over financial reporting, as required by section 404 of Sarbanes-Oxley.

Prior to the Separation, the Group previously tested its internal controls over financial reporting on a regular basis, in accordance with the financial reporting practices and policies of the GSK Group. However, doing so as a standalone entity may require the Group’s management team and other employees to devote a substantial amount of time to comply with these requirements and also increase the Group’s legal and financial compliance costs. In particular, compliance with section 404 of Sarbanes-Oxley after Separation will require additional expenses and management efforts.

Following Separation, the Company operates as an independent publicly listed company and the Group could fail to meet the challenges involved in operating successfully as a standalone business

Following Separation, the Company operates as an independent publicly listed company.

The Group’s operations have historically benefited from certain GSK central office resources, including, among other things, access to its larger finance and treasury, corporate secretariat, legal, procurement, information technology, investor relations and human resources teams. The Group has also benefited from negotiated arrangements with third-party suppliers, distributors, licensors, lessors, other business partners and/or counterparties as part of the larger GSK Group. It cannot be assured that the Group will be able to maintain such arrangements or replace them on similar terms.

Following Separation, the Group has taken on additional responsibility for these activities and, in preparation, it has enhanced its standalone arrangements in a wide range of areas, including finance and treasury, corporate secretariat and investor relations. Further, the Group will continue to have access to certain resources of the GSK Group under the terms of the Transition Services Agreement (see “—For a period following Separation, the Company will be reliant on the GSK Group for the provision of certain services and any disruption to such services could be costly and materially and adversely affect the Group’s business, results of operations, financial conditions and prospects” below).

However, there remains a risk that the Group could suffer operational difficulties without access to the support and services from GSK following Separation, which could have a material adverse effect on the Group’s business. These challenges include: (i) demonstrating to interested parties that Separation will not result in adverse changes in standards of business and impairment of relationships with consumers, customers, regulators or employees; (ii) retaining key personnel; (iii) distraction of management; (iv) difficulty in marketing and communicating effectively the capabilities of the Group as a standalone business; and (v) successfully negotiating the rebranding exercise such that consumers accept the new branding under the Company name.

Furthermore, there remains a risk that operating as an independent group may reduce the Group’s flexibility to deal with unexpected events and require additional resources.

In addition, there is a risk that the actual costs of the standalone arrangements could be higher than expected, that there could be unanticipated dis-synergies and/or that the Group will need to further invest in new services and functions. These risks, individually or together, could have a material adverse effect on the Group’s business, financial condition, results of operations and prospects.

For a period following Separation, the Company will be reliant on the GSK Group for the provision of certain services and any disruption to such services could be costly and materially and adversely affect the Group’s business, results of operations, financial conditions and prospects

In connection with the Demerger and Separation, GSK and the Company entered into a Transition Services Agreement. Services to be procured by the Group under the Transition Services Agreement include certain information services, back office services and distribution services for a transitional period as required by the Group. The majority of services will be provided for a fixed period of not more than 12 months, and certain services may be extended subject to certain conditions. As the Group does not currently have the capabilities to provide these services internally, on a standalone basis, without third-party support, the Transition Services Agreement provides contractual protections for the continued provision of these services during the relevant transitional period, absent which the Group would need to procure these services from other third-party providers. As a result, any significant disruption or other issues in the services provided by the GSK Group under the Transition Services Agreement, even if they give rise to a contractual claim, may cause operational difficulties that could negatively impact the Group’s performance and results of operations.

Following the transitional periods set out in the Transition Services Agreement, the Group will be required to provide these services internally or obtain these services from a third-party provider. If the Group does not effectively develop and implement these capabilities, or it is unable to source further arrangements from third-party providers, its business, results of operations, financial condition and prospects could be materially and adversely affected.

The Group has indemnification obligations in favour of the GSK Group and the Pfizer Group, which could be significant and have a material adverse effect on the financial condition, results of operations and/or prospects of the Group

GSK, Pfizer and CH JVCo, entered into the Pfizer SAPA on 19 December 2018 pursuant to which GSK, Pfizer and CH JVCo agreed to form a new global consumer healthcare joint venture. The Pfizer SAPA, as amended from time to time, including by the Pfizer SAPA Amendment Agreement, contains certain cross indemnities among the GSK Group, the Pfizer Group and the Group. Among other provisions, the Group is required to indemnify the GSK Group and the Pfizer Group in respect of “Purchaser Liabilities” and “Assumed Liabilities.” The Company is also required to guarantee such indemnity obligations of the Group which may include liabilities related to OTC Zantac. Certain members of the GSK Group and the Pfizer Group are party to certain proceedings relating to the detection of N-Nitroso-dimethylamine in Zantac (ranitidine) products. The Pfizer Group and the GSK Group have each served the Group with notice of potential claims under the relevant indemnification provisions in the Pfizer SAPA in relation to possible liabilities connected with OTC Zantac. Haleon has also notified the GSK Group and the Pfizer Group that it rejects their requests for indemnification on the basis that the scope of the indemnities set out in the Pfizer SAPA only covers their consumer healthcare businesses as conducted when the JV was formed in 2018. At that time, neither the GSK Group nor the Pfizer Group marketed OTC Zantac in the US or Canada. It is not possible, at this stage, to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate what liability (if any) that the Group may have to the GSK Group and/or the Pfizer Group under the claimed indemnities.

Pursuant to certain other agreements entered into between the GSK Group and the Group in connection with Separation, including the Asset Transfer Framework Agreement, the GSK Group and the Group have provided certain cross indemnities in relation to certain businesses, assets, liabilities and employees transferring from the GSK Group to the Group, as well as from the Group to the GSK Group. For example, these include certain manufacturing sites in Argentina and Brazil to be transferred from the GSK Group to the Group following Separation. Among other requirements, the Group is required to indemnify the GSK Group in respect of certain losses resulting from or arising out of past, present or future ownership, operation, use or conduct of certain aspects of such assets and/or businesses transferring from the GSK Group to the Group.

In addition, GSK, Pfizer, Haleon, CH JVCo and GSKCHH have entered into a tax covenant (the “Tax Covenant”), effective from the time of the Demerger. The Tax Covenant contains certain indemnities (subject to certain financial and other limitations) in respect of taxation given from GSK and Pfizer to Haleon (and vice versa).

Such indemnities survived completion of the Demerger and Separation. If any amounts payable by the Group under the indemnities (or additional taxes imposed on the Group that are not indemnified by GSK and/or Pfizer under the Tax Covenant) are substantial, this could have a material adverse effect on the financial condition, results of operations and/or prospects of the Group.

GSK and Pfizer may compete with the Group

GSK and Pfizer will not be restricted from competing with the Group in the consumer healthcare business, including as a result of acquiring a company that operates a consumer healthcare business. Due to the significant resources of GSK and Pfizer, including brand recognition, financial resources and know-how resulting from the previous management of the Group’s business, GSK and Pfizer could have a significant competitive advantage over the Group should they decide to engage in the type of business the Group conducts, which may materially and adversely affect the Group’s business, results of operations and financial condition.

The Company’s status as a non-US corporation for US federal income tax purposes could be affected by a potential change in law

Corporations such as the Company that are organised outside the United States are generally treated as non-US corporations for US federal income tax purposes. However, section 7874 of the Code and the Treasury regulations thereunder can cause a corporation organised outside the United States to be treated as a US corporation for US federal income tax purposes if (i) the corporation (the “Acquiring Non-US Corporation”) directly or indirectly acquires substantially all of the properties of a US corporation (the “Acquired US Corporation”), (ii) the shareholders of the Acquired US Corporation are treated as holding at least 80% of the shares of the Acquiring Non-US Corporation after the acquisition by reason of holding shares in the Acquired US Corporation (adjusting, for this purpose, for certain transactions such as certain contributions and distributions and for certain fact patterns) and (iii) certain other requirements are met.

A corporation that is treated as a US corporation as a result of the application of these rules generally is subject to US federal income tax on its worldwide income, and dividends it pays to shareholders that are not US Holders (as defined below in “Taxation—United States Federal Income Tax Considerations”) are subject to US withholding taxes, among other adverse consequences. Because such a corporation would be a dual resident for tax purposes, these taxes may apply in addition to (and not instead of) the taxes imposed by the jurisdiction in which such corporation is otherwise resident, and there may be other adverse tax consequences of being dual resident for tax purposes (such as restrictions on use of certain reliefs). In addition, even if the Acquiring Non-US Corporation is not treated as a US corporation under the test described above, in certain circumstances section 7874 can instead cause the Acquiring Non-US Corporation to be subject to different adverse US federal income tax consequences (including the unavailability of the preferential rate applicable to “qualified dividends” discussed below in “Taxation—United States Federal Income Tax Considerations”).

The rules for determining whether a transaction is subject to section 7874 are complex and subject to varying interpretations and potential legislative and regulatory changes. The Company believes that under current law the Company should be treated as a non-US corporation (and should not be subject to the other adverse consequences of section 7874 as described above). However, several proposals to significantly expand the scope of section 7874 have been advanced over the years, including by the Biden administration and most recently in December 2021 as part of the US Senate’s consideration of the Build Back Better Act, which was not enacted into law. Accordingly, it is possible that such a proposal will be enacted (possibly with retroactive effect), and there can be no assurance that section 7874 and the Treasury regulations thereunder will not be amended in a way that could cause the Company, as a result of Separation, either to be treated as a US corporation or to be subject to the other adverse consequences of section 7874 as described above.

The Tax Covenant will restrict the Company’s ability to engage in certain transactions

As discussed above, the Company entered into the Tax Covenant on 1 June 2022, effective from the time of the Demerger. The Tax Covenant imposes certain restrictions on the Company, including certain restrictions with respect to actions following completion of the Demerger that could cause Separation to fail to qualify for its intended US federal income tax treatment. The restrictions primarily require the Company to maintain the corporate structure of certain parts of the Group as it was immediately prior to the Demerger. For example, there are restrictions on liquidating certain subsidiaries of the Company, or issuing or redeeming shares in those subsidiaries. In addition, there are restrictions on some intra-group disposals as well as certain non-ordinary course of business transactions. As a result of these restrictions (some of which could be in place for at least two years), the Company’s ability to engage in certain transactions, such as the disposition of certain assets and certain repurchases of its stock, may be limited (although the Group will nonetheless be entitled to take actions which would otherwise be restricted if the Company first (i) obtains the consent of (or, in certain instances, if it consults with) GSK or Pfizer (as applicable) or, in some cases, (ii) obtains an opinion from an appropriately qualified adviser or a ruling from the IRS regarding the tax consequences of the proposed actions which, in either case, is reasonably satisfactory to GSK or Pfizer (as applicable)). Although the Company does not currently anticipate that these restrictions would have a material adverse impact on the Company, these restrictions may reduce the Company’s ability to engage in certain business transactions that otherwise might be advantageous.

Risks Relating to the Ordinary Shares and ADSs

An active trading market for the Ordinary Shares and the ADSs may not develop or be sustained

Prior to admission to trading, there was no public trading market for the Ordinary Shares and the ADSs. The Ordinary Shares were admitted to the premium listing segment of the Official List of the FCA and admitted to trading on the main market for listed securities of the LSE on 18 July 2022, and the ADSs began regular-way trading on the NYSE on 22 July 2022. However, the Company can give no assurance that an active trading market for the Ordinary Shares and the ADSs will be sustained. If an active trading market is not sustained, the liquidity and trading price of the Ordinary Shares and the ADSs could be materially and adversely affected.

The Pfizer Group retained a significant interest in the Company immediately after Separation and its interests may differ from those of the other holders of the Ordinary Shares and the ADSs

The Pfizer Group retained a significant interest in the Company immediately after Separation, including 32 per cent. of the Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs) and thus of the voting rights of the Company. As a result, the Pfizer Group possesses sufficient voting power to exercise significant influence over all matters requiring shareholder approval, including the election or removal of directors and advisers, the declaration of dividends, whether to accept the terms of a takeover offer and other matters to be determined by the Haleon Shareholders.

In addition, the Pfizer Group has the right to nominate two persons to be appointed to the Board as representative directors for so long as it continues to hold 20 per cent. or more of the Ordinary Shares in issue and a right to nominate one person to be appointed to the Board as a representative director for so long as it continues to hold less than 20 per cent. but at least 10 per cent. of the Ordinary Shares in issue. As at the date of this prospectus, the Pfizer Group has nominated Bryan Supran and John Young, who became directors on UK Admission. In exercising its voting rights, the Pfizer Group may be motivated by interests that differ from those of the other holders of the Ordinary Shares and the ADSs and the interests of the Pfizer Group could conflict with or differ from the Company’s interests. The Company entered into an agreement to regulate its relationship with the Pfizer Group following Separation and, in particular, to help ensure that the Company will be capable of operating and making decisions for the benefit of Haleon Shareholders as a whole and independently of the Pfizer Group following Separation (the “Pfizer Relationship Agreement”). Notwithstanding the Pfizer Relationship Agreement, the concentration of ownership in the Pfizer Group may have the effect of delaying, deferring or preventing a change of control of the Company or impeding a merger, takeover or other business combination which may otherwise be favourable for the Company or the Group. This in turn could have a material adverse effect on the trading price of the Ordinary Shares and the ADSs.

So long as the Pfizer Group continues to own, whether directly or indirectly, a significant amount of the equity of the Company, the Pfizer Group will continue to be able to substantially influence the Group’s ability to enter into any corporate transactions.

There can be no assurance that dividends will be paid to holders of Ordinary Shares and ADSs

The Company may determine not to pay dividends. If it determines that it will pay dividends, there can be no assurance that it will be able to pay dividends in the future. Under English company law, a company can only pay dividends to the extent that it has distributable reserves and cash available for this purpose. As a holding company, the Company’s ability to pay dividends in the future will be affected by a number of factors, including having sufficient distributable reserves (see also “—The Group’s leverage and debt service obligations could materially adversely affect its business, financial condition or results of operations” above) and its ability to receive sufficient dividends from subsidiaries.

The ability of companies within the Group to pay dividends and the Company’s ability to receive distributions from its investments in other entities are subject to restrictions, including, but not limited to, the existence of sufficient distributable reserves and cash. Any of the foregoing could have a material adverse effect on the market price of the Ordinary Shares and the ADSs.

The market price of the Ordinary Shares and the ADSs may fluctuate

Holders of the Ordinary Shares and the ADSs should be aware that the value of an investment in the Group may fluctuate and could be highly volatile. The price at which Ordinary Shares and ADSs may be quoted and the price which investors may realise for their Ordinary Shares and ADSs will be influenced by a large number of factors, some specific to the Group and its operations, and some which may affect the Group’s industry as a whole, other comparable companies or publicly traded companies as a whole.

The sentiments of the public market regarding Separation will be one such factor. Following the recent admission of the Ordinary Shares and the ADSs to trading, there may be a period of relatively high-volume trading in the Ordinary Shares and the ADSs as the Company’s shareholder register finds its natural composition. For example, the Ordinary Shares and the ADSs may become less attractive to certain classes of existing investors. The Company is unable to predict whether substantial amounts of the Ordinary Shares and the ADSs will be sold in the open market. Sales of a substantial number of the Ordinary Shares and the ADSs in the public market, or the perception that these sales might occur, could depress the market price of the Ordinary Shares and the ADSs. See also “—Future sales of Ordinary Shares and ADSs, or the perception such sales might occur, could depress the market price of the Ordinary Shares and the ADSs” below.

This potential factor, together with other factors including actual or anticipated fluctuations in the financial performance of the Group and its competitors, market fluctuations and/or factors generally affecting consumers could lead to the market price of the Ordinary Shares and the ADSs fluctuating.

Future sales of Ordinary Shares and ADSs, or the perception such sales might occur, could depress the market price of the Ordinary Shares and the ADSs

Immediately following Separation, GSK held 5.44 per cent. of the Company’s issued share capital and Pfizer held 32 per cent. of the Company’s share capital. Furthermore, as part of certain arrangements pursuant to which GSK will provide additional support to the UK Pension Schemes (as defined below), the SLPs (being Scottish limited partnerships controlled by GSK and set up to provide a funding mechanism pursuant to which GSK will provide additional funding for GSK’s UK Pension Schemes) in aggregate held 7.5 per cent. of the total issued share capital of the Company.

The Ordinary Shares owned by GSK, Pfizer and the SLPs are subject to certain lock-up restrictions. Following the expiration of the applicable lock-up period, or the waiver of such lock-up restrictions, GSK, Pfizer and the SLPs will be able to sell their respective Ordinary Shares. During the period immediately prior to expiration of, and following the periods of sales restrictions provided for by these lock-up arrangements, the market price for the Ordinary Shares and the ADSs may fall in anticipation of a sale of Ordinary Shares. The perception that such sales could occur may also materially and adversely affect the market price of the Ordinary Shares and the ADSs. This may make it more difficult for holders of the Ordinary Shares and ADSs to sell the Ordinary Shares and the ADSs, respectively, at a time and price that they deem appropriate, and could also impede the Company’s ability to issue equity securities in the future.

The Company may decide to offer additional Ordinary Shares (including in the form of ADSs) in the future, diluting the interests of existing holders of Ordinary Shares and ADSs and potentially materially and adversely affecting the market price of Ordinary Shares and ADSs

Other than pursuant to employee share plans, the Company has no current plans for an offer of shares (including in the form of ADSs). However, if the Company decides to offer additional Ordinary Shares (including in the form of ADSs) or other securities convertible into Ordinary Shares in the future, including as consideration for any acquisitions, this could dilute the interests of existing holders of the Ordinary Shares and the ADSs and/or have an adverse impact on the market price of Ordinary Shares and ADSs, as could the public perception that such an offering may occur.

Holders of the Ordinary Shares and the ADSs may not be able to exercise pre-emption rights or participate in certain future issues of Ordinary Shares

In the case of a future allotment of new Ordinary Shares for cash, existing Haleon Shareholders have certain statutory pre-emption rights, unless those rights are disapplied by a special resolution of the Haleon Shareholders at a general meeting. An issue of new Ordinary Shares not for cash or when pre-emption rights have been disapplied could dilute the interests of the then-existing Haleon Shareholders.

Securities laws of certain jurisdictions may restrict the Company’s ability to allow participation by Haleon Shareholders in future offerings. In particular, shareholders in the USA and holders of the ADSs may not be entitled to exercise these rights, unless either the Ordinary Shares, the ADSs and any other securities that are offered and sold are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Ordinary Shares, the ADSs and such other securities are offered pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Company cannot assure prospective investors it will register any such offers or sales under the Securities Act, that any exemption from the securities law requirements would be available to enable US or other Haleon Shareholders or holders of the ADSs to exercise their pre-emption rights or, if available, that the Company will utilise any such exemption.

The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring actions or enforce judgments against the Company or the Directors may be limited

The ability of holders of the Ordinary Shares and the ADSs outside the UK to bring an action against the Company may be limited under law. The Company is a public limited company incorporated in England and Wales. The rights of holders of the Ordinary Shares are governed by English law and by the articles of association of the Company from time to time (“Articles of Association”). The rights of holders of the ADSs are governed by the Deposit Agreement. See “—Holders of the ADSs are not treated as holders of the Ordinary Shares” below. The rights of holders of the Ordinary Shares differ from the rights of shareholders in typical US corporations and some other non-UK companies. In particular, English law currently limits significantly the circumstances under which the shareholders of English companies may bring derivative actions. Under English law, in most cases, only the Company may be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongful acts committed against it and, generally, neither an individual shareholder, nor any group of shareholders, has any right of action in such circumstances. English law does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders in a US company. In addition, it may not be possible for holders of the Ordinary Shares and the ADSs outside the UK to enforce any judgments in civil or commercial matters or any judgments in securities laws of countries other than the UK against some or all of the Directors or executive officers of the Company who are resident in the UK or countries other than those in which judgment is made.

Haleon Shareholders outside the UK may be subject to exchange rate risk

The Ordinary Shares are, and any dividends to be paid in respect of them will be, denominated in Pounds Sterling. An investment in Ordinary Shares by an investor whose principal currency is not Pounds Sterling exposes the investor to foreign currency exchange rate risk. Any depreciation of Pounds Sterling in relation to such foreign currency will reduce the value of the investment in the Ordinary Shares or any dividends in foreign currency terms.

Holders of the ADSs are not treated as holders of the Ordinary Shares

Holders of the ADSs are not treated as holders of the Ordinary Shares, unless they withdraw the Ordinary Shares underlying such ADSs in accordance with the Deposit Agreement and applicable laws and regulations. The Depositary is the holder of the Ordinary Shares underlying the ADSs. Holders of the ADSs therefore do not have any rights as holders of the Ordinary Shares, other than the rights that they have pursuant to the Deposit Agreement. See “Description of Securities—American Depositary Shares.”

Holders of the ADSs will not have the same voting rights as the holders of the Ordinary Shares and may not receive voting materials in time to be able to exercise their right to vote

Except as described in this prospectus and the Deposit Agreement, holders of the ADSs will not be able to exercise voting rights attaching to the Ordinary Shares represented by the ADSs. Under the terms of the Deposit Agreement, the Depositary irrevocably appoints each holder of ADSs on the voting record date fixed by the Depositary in respect of any meeting at which holders of the Ordinary Shares are entitled to vote as its proxy to attend, vote and speak at the relevant meeting in respect of the Ordinary Shares represented by their ADSs. Accordingly, holders of the ADSs may (i) attend, vote and speak at a meeting of Haleon Shareholders as the proxy of the Depositary, (ii) appoint any other person as the substitute proxy or (iii) renounce the proxy initially provided by the Depositary and instruct the Depositary to vote the Ordinary Shares underlying their ADSs (see “Description of Securities—American Depositary Shares—Voting”). Otherwise, holders of the ADSs will not be able to exercise their right to vote unless they withdraw the Ordinary Shares underlying ADSs to vote them in person or by proxy in accordance with applicable laws and regulations and the Articles of Association. Even so, holders of ADSs may not know about a meeting far enough in advance to withdraw those Ordinary Shares.

As soon as practicable after receipt of notice of any meeting at which Haleon Shareholders are entitled to vote, or of solicitation of consents or proxies from Haleon Shareholders, the Depositary shall fix the voting record date in respect of such meeting or solicitation. The Depositary or, if the Company so determines, the Company shall, distribute to the holders of ADSs on such voting record date, among other things, such information as is contained in such notice of meeting or in the solicitation materials and a statement as to the manner in which holders of ADSs may exercise their right to vote.

We cannot guarantee that holders of ADSs will receive the voting materials with sufficient time to enable such holders to instruct the Depositary to vote the Ordinary Shares underlying their ADSs or for the holders of ADSs to arrange to attend, vote and/or speak at the relevant meeting.

A shareholder is only entitled to participate in, and vote at, the meeting of shareholders, provided that it holds the Ordinary Shares as of the record date set for such meeting and otherwise complies with our Articles of Association. In addition, the Depositary’s liability to holders of ADSs for failing to execute voting instructions or for the manner of executing voting instructions is limited by the Deposit Agreement. As a result, holders of ADSs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the Depositary or us if their Ordinary Shares are not voted as they have requested or if the Ordinary Shares underlying their ADSs cannot be voted.

Holders of the ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying Ordinary Shares

ADSs are transferable on the books of the Depositary. However, the Depositary may close its books at any time or from time to time when it deems expedient. The Depositary may refuse to deliver, transfer or register transfers of ADSs generally when the Company’s books or the books of the Depositary are closed, or at any time if the Company or the Depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the Deposit Agreement, or for any other reason, subject to the right of holders of ADS to cancel their ADSs and withdraw the underlying Ordinary Shares. Temporary delays in the cancellation of ADSs and withdrawal of the underlying Ordinary Shares may arise because the Depositary has closed its transfer books or the Company has closed its transfer books in connection with voting at a shareholders’ meeting or the payment of a dividend on Ordinary Shares. In addition, holders of ADSs may not be able to cancel their ADSs and withdraw the underlying Ordinary Shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities. See “Description of the Securities—American Depositary Shares.”

Holders of the ADSs may not receive distributions on the underlying Ordinary Shares or any value for them if it is illegal or impractical to make them available to holders of the ADSs

The Depositary has agreed to pay to holders of ADSs any cash dividends or other distributions it or the custodian receives on the Ordinary Shares or other deposited securities after deducting its fees and expenses.

Holders of ADSs will receive these distributions in proportion to the number of the Ordinary Shares that the respective ADSs represent. However, in accordance with the limitations set forth in the Deposit Agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. The Company has no obligation to take any other action to permit distribution on the ADSs, the Ordinary Shares, rights or anything else to holders of the ADSs. This means that holders of ADSs may not receive the distributions the Company makes on the Ordinary Shares or any value from them if it is unlawful or impractical to make them available to holders of ADSs. These restrictions may have an adverse effect on the value of the ADSs.

Holders of ADSs may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favourable outcomes to the plaintiff(s) in any such action

The Deposit Agreement provides that, to the fullest extent permitted by law, holders of ADSs irrevocably waive the right to a jury trial with respect to any claim that they may have against us or the Depositary arising out of or relating to the Ordinary Shares, the ADSs or the Deposit Agreement, including any claim under the United States federal securities laws.

If we or the Depositary oppose a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the Deposit Agreement and the ADSs. It is advisable that you consult your legal counsel regarding the jury waiver provision before entering into the Deposit Agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the Depositary in connection with matters arising under the Deposit Agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us or the Depositary. If a lawsuit is brought against us or the Depositary under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favourable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or the ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the Depositary of compliance with any substantive provision of the United States federal securities laws and the rules and regulations promulgated thereunder.

Forum selection provisions in the Deposit Agreement could limit the ability of holders of ADSs to obtain a favorable judicial forum for disputes with the Company and the Depositary

The Deposit Agreement provides that, by holding or owning an ADR or ADS or an interest therein, holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by holders or beneficial owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act, may be only instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). The enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in the Deposit Agreement to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in the Deposit Agreement, may limit the ability of holders of ADSs to bring a claim against the Company and/or the Depositary in their preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consent to this forum selection provision does not constitute a waiver by a holder of ADSs of compliance with federal securities laws and the rules and regulations thereunder. A holder of ADSs may not waive compliance with federal securities laws and the rules and regulations thereunder.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements give the Group’s current expectations or forecasts of future events. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales, efforts, expenses, the outcome of contingencies such as legal proceedings, dividend payments and financial results. You should not place undue reliance on these statements as no assurance can be given that any particular expectation or forecast will be met. Nor can there be any guarantee that the Company will be able to realise any of the potential strategic benefits or opportunities as a result of Separation. In addition, in the future we, and others on our behalf, may make statements that constitute forward-looking statements and, except as may be required by applicable legal or regulatory obligations, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements may include, without limitation, statements relating to the following:

•	our plans, objectives and goals;

•	our future economic performance and prospects;

•	the potential effect on our future performance of certain contingencies; and

•	assumptions underlying any such statements.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” “will,” “projects,” and “targets” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance are intended to identify forward-looking statements but these are not the exclusive means of identifying such statements.

Forward looking statements are subject to assumptions, inherent risks and uncertainties, many of which relate to factors that are beyond our control or precise estimate. We caution you that a number of important factors could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Some of the factors that could cause actual results or events to differ from current expectations include the following:

•	domestic and global economic and business conditions, including inflation and deflation;

•	geopolitical developments;

•	risks relating to fluctuations in currency exchange rates and related hedging activities;

•

failure to manage disruptions in the supply chain, including due to environmental events, widespread health emergencies (such as COVID-19), strikes, cybersecurity failures, industrial accidents and global shipping, logistics, transport and warehousing constraints;

•	failure to realise any or all of the anticipated benefits of Separation;

•

significant product innovations, technical advances or the intensification of price competition by our competitors, and any failure on our part to adequately respond to any such price competition or to develop commercially successful products or to deliver additional uses for existing products, including after significant resources have been invested;

•	changes in consumers’ discretionary spending on consumer healthcare products and any consequent changes in retailers purchasing stocks of consumer healthcare products;

•	failure to adapt to changes in consumer preferences, purchasing patterns and market dynamics;

•	increasing awareness of the environmental impact of products and ingredients in our products;

•

changes in, and any failure to comply with, applicable law and regulation governing the consumer healthcare industries and affecting the cost of product development and the time required to reach the market and the uncertainty of successfully doing so;

•

the outcome of, or provisions made for or costs incurred in relation to, litigation and government investigations, including those with respect to product liability, antitrust matters, the use of certain ingredients in manufacturing of our products and sales and marketing;

•	failure to appropriately collect, review or report human safety information and to act on any relevant findings in a timely manner;

•	failure to ensure appropriate controls and governance of quality in product development;

•	failure to comply with good manufacturing or good distribution practice regulations in commercial or clinical trials, manufacturing and distribution activities;

•	failure to comply with the terms of our product licences and supporting regulatory activities;

•	failure to deliver a continuous supply of compliant finished product;

•	inability to respond effectively to a crisis incident in a timely manner to recover and sustain critical operations;

•	failure to successfully acquire and integrate other businesses, licence rights to technologies or products, form and manage alliances, or divest businesses;

•	failure to report accurate financial information in compliance with accounting standards and applicable legislation;

•	failure to comply with current tax law, or incurring significant losses due to treasury activities;

•	failure to comply with applicable and international anti-bribery and corruption legislation;

•	failure to comply with pricing and antitrust regulations in commercial practices, including trade channel activities and tendering for business;

•	failure to obtain, maintain and enforce sufficient intellectual property rights to protect our business;

•

failure to control releases of substances harmful to the environment in both the short and long term, leading to incidents which could disrupt our R&D and supply activities, harm employees, and harm the communities and the local environment in which we operate;

•

failure in the management of physical climate and environmental risks, current and future regulatory requirements for environmental policies and taxes, and delivery and performance of management environmental objectives;

•

failure to collect, secure, use and destroy personal information in accordance with data privacy laws, which can lead to harm to individuals, including financial harm, stress and prejudice, and to us, including fines and operational, financial and reputational harm;

•

unauthorised disclosure, theft, unavailability or corruption of our information or key information systems, which may lead to harm to our workforce and customers, disruption to our business and/or the loss of commercial or strategic advantage, damage to our reputation or regulatory sanctions; and

•	new and possibly increasing levels of price controls, pricing pressures or price restrictions with respect to our products in various markets.

We caution you that the foregoing list of important factors is not exhaustive. When evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risk factors relating to our business, industry and Separation that are set out in the section “Risk Factors” of this prospectus.

USE OF PROCEEDS

All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DIVIDEND POLICY

The Company expects to adopt a dividend policy, which will reflect the long-term earnings and cash flow potential of the Group, consistent with maintaining sufficient financial flexibility and meeting the Group’s capital allocation priorities. The initial dividend is expected to be at the lower end of a 30 to 50 per cent. pay-out ratio, subject to Board approval. The Company expects to pay a dividend to its shareholders in relation to the second half of 2022 in 2023, subject to Board approval and following approval of the Company’s FY 2022 results.

CAPITALISATION

The following table sets forth the Group’s consolidated capitalisation as at 30 June 2022 on an actual basis and on an as adjusted basis to illustrate the effects of: (1) additional borrowings under the Term Loan Facility to fund the Pre-Demerger Dividend, (2) the Pre-Demerger Dividend, the Balancing Dividend and the Sweep-Up Dividend (each as defined in “Business—The Demerger and Further Preparatory Steps—Pre-Separation dividends”), (3) the issuance of Non-Voting Preference Shares and (4) the net settlement of related party loans prior to Separation, in each case, on the capitalisation of the Group as if these transactions had taken place on 30 June 2022. The “As Adjusted” information below is for illustrative purposes only and therefore does not represent the Group’s actual capitalisation as at that date.

Financial information set forth in the “Actual” column was derived from the Group’s Interim Financial Statements. This information should be read in conjunction with information included elsewhere in this prospectus, including the Interim Financial Statemets, the Financial Statements, “Presentation of Financial and Other Information,” “Key Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

£m	Note	Actual	As Adjusted
Share capital		1	1
Share premium		70	70
Other reserves		(11,553)	(11,553)
Retained earnings	1	38,377	27,295

Shareholders’ equity		26,895	15,813
Non-controlling interests		104	104
Total equity		26,999	15,917

Short-term borrowings
Lease Liabilities		32	32

Total Secured		32	32
Bank loan and overdrafts		300	300
Loan amounts owing to related parties	2,6	3	—

Total Unsecured		303	300
Total short-term borrowings and loan amounts owing to related parties		335	332
Long-term borrowings
Lease Liabilities		99	99
Total Secured		99	99
£300,000,000 2.875 per cent. notes due 2028	3,6	299	299
£400,000,000 3.375 per cent. notes due 2038	3,6	398	398
€850,000,000 1.250 per cent. notes due 2026	3,6	704	704
€750,000,000 1.750 per cent. notes due 2030	3,6	642	642
€750,000,000 2.125 per cent. notes due 2034	3,6	638	638
$700,000,000 3.024 per cent. callable notes due 2024	3,6	577	577
$300,000,000 floating rate callable notes due 2024	3,6	248	248
$2,000,000,000 3.375 per cent. notes due 2027	3,6	1,643	1,643
$1,000,000,000 3.375 per cent. notes due 2029	3,6	817	817
$2,000,000,000 3.625 per cent. notes due 2032	3,6	1,642	1,642
$1,000,000,000 4.000 per cent. notes due 2052	3,6	799	799
$1,750,000,000 3.125 per cent. notes due 2025	3,6	1,412	1,412
Term Loan Facility	4,6	—	1,490
Non-Voting Preference Shares	5	—	25
Total Unsecured		9,819	11,334
Total long-term borrowings		9,918	11,433
Total borrowings		10,253	11,765
Total capitalisation	7	37,252	27,682

(1)	Retained earnings in the “As adjusted” column reflects the following adjustments:
•	An adjustment to reflect the payment of the Pre-Demerger Dividend to GSK and Pfizer of £10,401 million.
•	An adjustment of £78 million comprised of a non-cash dividend of £25 million to Pfizer through the issuance of Non-Voting Preference Shares and the Balancing Dividend of £53 million in cash to GSK.
•	An adjustment to reflect the payment of the Sweep-Up Dividend to a subsidiary of each of GSK and Pfizer of £603 million.
(2)

Loan amounts owing to related parties were fully settled against outstanding loan amounts owing from related parties as part of Separation. As a result, this adjustment reflects a remaining nil balance of loan amounts owing to related parties.

(3)

Unsecured long-term borrowings include the net proceeds from the issuance of the Pre-Separation Programme Notes and the Pre-Separation USD Notes (the “Pre-Separation Notes”). Long-term borrowings reflect the proceeds received from the Pre-Separation Notes, less transaction costs of £34 million incurred which are capitalised and will be amortised over the term of each note. The net proceeds received from the issuance of the Pre-Separation Notes were used to fund payment of the Pre-Demerger Dividend.

(4)

The amount in the “As adjusted” column in relation to Term Loan Facility reflects £1,490 million of borrowings drawn down (net of £4 million transaction costs) from the Term Loan Facility required to fund the payment of the Pre-Demerger Dividend based on requirements defined in the Pfizer SHA.

(5)

The amount in the “As adjusted” column in relation to Non-Voting Preference Shares includes an adjustment to reflect the issuance of £25 million in Non-Voting Preference Shares to Pfizer as a non-cash dividend.

(6)

Had the Pre-Separation Notes been issued, additional borrowings under the Term Loan Facility been raised, and loan amounts owing to and owed from related parties been settled on 1 January 2021, net finance costs would have been £305 million, the income tax charge would have been £131 million, and profit after tax would have been £1,202 million, resulting in a basic and diluted earnings per share of 115,341p, for the year ended 31 December 2021.

(7)	Total capitalisation is the sum of total equity and total borrowings.

BUSINESS

General Corporate Information

The Company was incorporated and registered in England and Wales under the Companies Act as a private company limited by shares on 20 October 2021 under the name DRVW 2022 Limited with registered number 13691224. The Company was re-registered as a public limited company (DRVW 2022 plc) on 23 February 2022 and changed its name to Haleon plc on 28 February 2022. The principal legislation under which the Company operates is the Companies Act and regulations made thereunder.

Following Separation, the principal activity of the Company is to act as the ultimate holding company of the Group.

The Company is domiciled in England and Wales with its registered and head office at Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom. The telephone number of the Company’s registered office is +44 1932 822000 and its website is www.haleon.com. The information on the Company’s website does not form part of this prospectus.

Evolution of the Group

The Group has been transformed since 2012 through progressive strategic M&A and divestments to create a world leader in consumer healthcare.

The Group’s scale has greatly expanded through the successful combination of the legacy GSK consumer healthcare business with the Novartis consumer healthcare business in 2015, and the subsequent combination of this business with the Pfizer consumer healthcare business in 2019, reaching revenue of £9.5 billion in FY 2021. In addition, the Group’s focus has been sharpened since 2012 through the progressive divestment of the GSK Group’s Nutritionals businesses (including Lucozade, Ribena and Horlicks) and the divestment by the Group of non-strategic OTC brands including its recent programme of divestments of non-strategic and growth-dilutive brands (with aggregate net proceeds from divested brands of £1.1 billion and examples of divested brands including Breathe Right, Physiogel and Venoruton) during the period from FY 2019 to FY 2021. This deliberate strategy has resulted in a portfolio more focused on higher-growth categories, markets and channels. These transactions also provided a catalyst for a broader transformation of the Group as set out below.

The key M&A milestones since 2012 in the Group’s business are summarised below:

Legacy GSK consumer healthcare business

Prior to its combination with the Novartis consumer healthcare business in 2015, GSK’s consumer healthcare business was already one of the world’s leading OTC and Oral Health companies with a long heritage in consumer healthcare products dating back to the 18th century, when its founding companies in Britain, the USA and Germany sold herbal products, laxatives, vitamins and soaps.

The Group sold a range of leading OTC brands (including Panadol, Fenbid, Tums and ENO) across Respiratory Health, Pain Relief, Digestive Health, Skin Health and Smokers’ Health, together with a strong portfolio of Oral Health brands (including Sensodyne, Polident and parodontax).

Geographically, GSK’s consumer healthcare business had a strong presence in higher-growth emerging markets in the Middle East, Africa and Asia, which complemented its businesses in Europe and North America.

Joint venture with Novartis

On 2 March 2015, GSK and Novartis formed a consumer healthcare joint venture to combine the majority of GSK’s consumer healthcare business and all of Novartis’ OTC business (the “GSK/Novartis JV”). Novartis’ business provided the GSK Group with a meaningful incremental presence in OTC, including several major brands, notably Voltaren,3 Theraflu, Excedrin and Otrivin. The combination added a leading portfolio of globally recognised consumer-preferred and expert-recommended brands in the Pain Relief, Respiratory Health, Smokers’ Health and Skin Health categories to the Group’s business. Geographically, Novartis’ presence in Central and Eastern Europe combined with GSK’s strength in these and other emerging markets presented multiple new growth opportunities across the combined portfolio.

In June 2018, GSK acquired Novartis’ shareholding in the GSK/Novartis JV for $13 billion, enabling GSK to take full operational and strategic control of the business.

Joint venture with Pfizer

On 31 July 2019, the GSK Group completed a transaction with Pfizer to combine substantially all of the GSK Group’s and Pfizer Group’s respective consumer healthcare businesses into a new world-leading consumer healthcare joint venture (as further described in “Material Contracts— Pfizer Stock and Asset Purchase Agreement”).

The transaction, which was transformational to the scale of the Group’s business, brought together two businesses with highly complementary geographic footprints and brand portfolios. While the Group retained its strong European footprint, completion of the transaction also provided the Group with incremental geographical scale in the USA, where it became the leader in OTC/VMS, and in China, where it became the leading OTC/ VMS multinational. From a portfolio perspective, the transaction provided the Group with global leadership in the higher-growth VMS market (key brands: Centrum, Caltrate and Emergen-C), as well as a leading presence in the US pain relief market through the acquisition of Advil, complementing the Group’s existing Pain Relief portfolio under the Panadol, Voltaren, Fenbid and Excedrin brands. Until the completion of the Demerger and the Share Exchanges, as applicable, GSK owned 68 per cent. of the ordinary shares in CH JVCo, being the entity through which both GSK and Pfizer held their equity interests in the joint venture, with Pfizer holding the remaining 32 per cent. of the ordinary shares in CH JVCo. The legacy Pfizer business has now been fully integrated into the Group.

[3]	Voltaren is a Novartis brand licensed to the Group exclusively for OTC products.

Divestment of OTC and skin care non-core brands

Alongside integration of the Pfizer consumer healthcare business, the Group exited approximately 50 non-strategic and growth-dilutive OTC and skincare assets from 2019 to 2021 to raise £1.1 billion of net proceeds. These disposals have further focused the business on higher-growth categories, markets and channels and thereby enhanced the growth profile of the Group.

Transformation of the Group

The transactions summarised above have acted as a catalyst for a much broader transformation of the Group, which is summarised below.

Portfolio reshaped, well positioned for growth

The portfolio changes since 2015 have resulted in a group that has been repositioned towards higher, above-market growth. The share of sales driven from the Group’s nine large-scale multinational power brands: Panadol, Voltaren, Advil, Otrivin, Theraflu, Sensodyne, Polident, parodontax and Centrum (collectively, the

“Power Brands”), which together have higher revenue growth rates than the overall Group (and generally have higher gross margins), has increased from 44 per cent. in 2015 to 58 per cent. in FY 2021 and the 2019-2021 divestment programme has eliminated a significant drag on overall growth.4 The Pfizer Transaction provided the Group with a significantly greater presence in higher-growth categories, notably building a leadership position in VMS which has a higher growth rate than other categories5 and represented 16 per cent. of Group revenue in FY 2021 compared to 1 per cent. in 2015. Similarly, investments made in digital commerce have meaningfully increased the Group’s presence in the high growth e-commerce / digital channel, which grew from less than 1 per cent. of revenue in 2015 to 8 per cent. of revenue in 2021. The Group is also well-positioned in key geographies following the Novartis and Pfizer transactions. The Group has leading positions in the world’s top two OTC /VMS markets with OTC /VMS market leadership in the USA (first in 2021 compared to fourth in 2015) and the leading OTC / VMS multinational position in China (second overall in 2021 compared to fourteenth in 2015). These two markets accounted for over 40 per cent. of Group revenue in FY 2021 and its leading presence in these two markets provides the Group with a strong platform for future growth.

Optimised operating model, lean cost base and capabilities improved

Since 2015, the Group has made significant improvements to its footprint and operating model, thereby delivering a sustainable increase in operating profit margin to support reinvestment in brands, capabilities and tools to support growth.

The Group has significantly reduced its manufacturing site footprint. The 41 sites inherited from the legacy Novartis, Pfizer and GSK consumer healthcare businesses since 2015 have been reduced to 24 in 2022. Similarly, warehousing and distribution centres have been reduced from over 200 inherited to approximately 90 in 2022 and R&D sites have been consolidated from nine inherited to four in 2022.

In parallel, the Group has significantly improved the efficiency and effectiveness of its advertising and promotion spend. In particular, the Group doubled its digital media spend between FY 2019 and FY 2021, with enhanced targeting and a focus on return on investment. Digital media spend represented approximately 50 per cent. of total media expenditure in FY 2021 and in the USA and China in particular, most of the Group’s advertising and

[4]

Over 90 per cent. of the sales of OTC and skincare brands divested had negative growth based on compound revenue growth on a CER basis over the two years prior to divestment for brands divested in 2019 and three years for brands divested in 2020 or 2021.

[5]	Source: Nicholas Hall Consumer Healthcare 2017-21 sales growth at manufacturer’s selling prices.

promotion spend is now digital with more to come in other markets. The Group has also rebalanced the spend behind its Power Brands to drive future growth from its biggest opportunities, and increased consumer facing advertising and promotion.

Finally, the Group has evolved its operating model and enhanced its capabilities to support stronger execution. Local markets have been increasingly empowered to innovate, improving the Group’s agility to adapt to changing local needs. Significant investments have been made in data and tools to drive improved data-led decision-making and stronger returns on the Group’s investments. In addition, specialised tools have been built that enable better execution, including, for example the Group’s shopper science lab which enable commercial teams to experiment with retail experiences and provide category management analysis in partnership with retailers in each of the Group’s regions.

Delivering momentum while investing for growth

The Group’s strategy since 2019 has delivered strong financial results with good momentum for the future, despite a net negative effect from the COVID-19 pandemic and the focus on integration of the Pfizer assets and separation activities.

Since FY 2019, the Group’s revenue has increased by 12.6 per cent. to £9.5 billion in FY 2021. This reflects the incorporation of the Pfizer business (only 5 months was included in FY 2019 as the transaction closed on 31 July 2019) and underlying business growth, partially offset by divestments and adverse foreign exchange movements. The Group’s organic revenue growth exceeded 2019-2021 market growth, with 2.8 per cent. organic revenue growth in FY 20206 and 3.8 per cent. organic revenue growth in FY 2021. The Group’s FY 2020 organic revenue growth does not, however, fully reflect the FY 2019 to FY 2020 growth of the current brand portfolio as it excludes the January to July revenue for the legacy Pfizer brands in FY 2019 and FY 2020 and the figures also include growth-dilutive brands which no longer form part of the Group’s portfolio.

In terms of profitability, the Group delivered a robust gross profit margin of 62 per cent. and Adjusted gross profit margin at 63 per cent. in FY 2021, demonstrating the strength of its brands, its optimised manufacturing footprint, and continued focus on price, cost of goods sold and efficiencies to offset inflation. We believe this margin is sustainable. In addition, the Group has almost fully delivered on the £500 million synergies projected at the time of the Pfizer Transaction in 2019 and expects to realise around a further £120 million of synergies in 2022, taking the total to around £600 million. Overall, the Group delivered an operating profit margin of 17.2 per cent. and Adjusted operating profit margin of 22.8 per cent. in FY 2021, an increase of 6.6 percentage points and 3.3 percentage points, respectively, since FY 2019 despite adverse currency impacts. Over the same period, the Group reinvested a share of operating cost savings into advertising and promotion spend on brands to support future growth. Finally, in terms of cash flow, the Group delivered £1.4 billion net cash inflow from operating activities in both FY 2020 and FY 2021 driven by the underlying profitability of the business, a disciplined approach to working capital (including a reduction in inventory and debtor days) and stable capital expenditure.

[6]

The FY 2020 growth rate calculated on an organic basis was negatively impacted by uneven consumer buying patterns in FY 2020 during the COVID-19 pandemic which overlapped with the first twelve months following the Pfizer Transaction. Specifically, the calculation of organic revenue in FY 2020 excludes revenue attributable to the brands acquired as part of the Pfizer Transaction in the period 1 January 2020 to 31 July 2020 (see “Presentation of Financial and Other Information—Adjusted Results and other non-IFRS financial measures”) and includes revenue attributable to these brands for the period 1 August 2020 to 31 December 2020. Revenue during the former period was high driven by accelerated consumer purchases at the beginning of the COVID-19 pandemic. Revenue during the latter period was negatively impacted by a reduction in consumer inventories (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”). The calculation also includes revenue up to the point of sale for low growth divested brands, which no longer form part of the Group’s portfolio.

Preparing for a standalone Group with distinctive purpose and culture

On 19 December 2018, the GSK Group announced its intention to separate the Group into a standalone business within three years of the acquisition of the Pfizer consumer health business (which ultimately closed on 31 July 2019). Since then, the Group commenced a broad range of initiatives to ensure that the Group is able to operate independently of GSK and Pfizer. As part of this separation process, the Group has also implemented a number of further initiatives to create a distinct business which are already driving increased organisational agility and a more focused culture premised on performance and purpose.

The Demerger and Further Preparatory Steps

On 18 July 2022, the GSK Group completed the separation of the Consumer Healthcare Business by way of a demerger of the predominant part of the GSK Group’s holding in the Group. Pursuant to the Demerger, holders of GSK Shares and holders of GSK ADSs at the Record Time received Ordinary Shares and ADSs, respectively.

Pursuant to the Demerger and subsequent Share Exchanges described below, the Company came to own the entire issued share capital and other equity interests of each of GSKCHH and PFCHH which, together, own the entire issued share capital of CH JVCo.

Ownership of the Group

Immediately prior to the Demerger, the ownership of the Group was as follows:

The share capital of CH JVCo consisted of: (i) 680,000 JVCo A Ordinary Shares of £1 each; (ii) 300,000 non-voting JVCo Preference Shares of £1 each; and (iii) 320,000 JVCo B Ordinary Shares of £1 each. The JVCo A Ordinary Shares and JVCo B Ordinary Shares each carry one vote per share. Holders of the JVCo Preference Shares are entitled to 0.01 per cent. of the aggregate amount of any dividends declared by CH JVCo, and are not entitled to any proportion of the assets of CH JVCo available for distribution to shareholders on a return of capital on a winding-up of CH JVCo (excluding any intra-group re-organisation on a solvent basis). All JVCo A Ordinary Shares and JVCo Preference Shares were held by GSKCHH prior to Separation. All JVCo B Ordinary Shares were held by PFCHH, which was a wholly owned subsidiary of Pfizer prior to Separation.

Accordingly, immediately prior to the Demerger, the share capital of CH JVCo was held as follows:

Shareholder	Class	Number of shares	Voting rights	Nominal Value

GSKCHH	JVCo A Ordinary Shares	680,000	68 per cent.	75.38 per cent
	JVCo Preference Shares	300,000	N/A
PFCHH	JVCo B Ordinary Shares	320,000	32 per cent.	24.62 per cent

The share capital of GSKCHH was comprised of three classes of shares: (i) GSKCHH A Ordinary Shares; (ii) GSKCHH B Ordinary Shares; and (iii) GSKCHH C Ordinary Shares. Immediately prior to the Demerger, all of the GSKCHH A Ordinary Shares and GSKCHH B Ordinary Shares were held by GSK. As part of certain arrangements to fund GSK’s UK pension benefit obligations, on 25 March 2022, GSK transferred its entire holding of GSKCHH C Ordinary Shares to the SLPs.

Pfizer has informed the Company that it intends to exit its position in the Company in a disciplined fashion, with an objective of maximising value for Pfizer shareholders.

Demerger

The Demerger was implemented by GSK declaring an interim dividend in specie satisfied by: (i) the transfer by GSK of the GSKCHH A Ordinary Shares to the Company in return for (ii) the issuance of Ordinary Shares by the Company to holders of GSK Shares who were registered on the register of members of GSK at the Record Time (including the GSK ADS Custodian as a holder of GSK Shares) on the basis of one Ordinary Share for each GSK Share held by such holders of GSK Shares at the Record Time, save that the number of Ordinary Shares to allotted and issued to each of the four initial shareholders of the Company was reduced by the number of Ordinary Shares already held by them at the Record Time. In connection with the Demerger, each holder of GSK ADSs as of the Record Time was entitled to receive one newly-issued ADS for each GSK ADS held by such holder of GSK ADSs as of the Record Time.

The Ordinary Shares commenced trading on a standalone basis on the main market of the LSE at market open on 18 July 2022. The ADSs commenced “regular-way” trading on a standalone basis on the NYSE at market open on 22 July 2022.

We may use a specialist firm to make a market in the ADSs on the NYSE to facilitate sufficient liquidity and maintain an orderly market in ADSs throughout normal NYSE trading hours.

Share Exchanges

Shortly following completion of the Demerger, the Share Exchanges occurred, under which the Company came to own the entire issued share capital and other equity interests of GSKCHH and PFCHH, which together own the entire issued share capital of CH JVCo. The purpose of the Share Exchanges was to rationalise the Company’s shareholder structure such that all persons with an interest in the Group do so through holding shares in the Company, as listed parent company, and not further down the Group structure. Accordingly:

•

GSK transferred its entire shareholding of GSKCHH B Ordinary Shares, representing an 8.01 per cent. stake in the ordinary share capital of GSKCHH, to the Company in exchange for 502,727,073 Ordinary Shares. The number of Ordinary Shares held by GSK at UK Admission represented 5.44 per cent. of the total issued share capital of the Company;

•

each of the SLPs transferred their respective holdings of GSKCHH C Ordinary Shares, representing 11.03 per cent. in aggregate of the ordinary share capital of GSKCHH, to the Company in consideration for 692,593,037 Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs), representing 7.5 per cent. (in aggregate and to the nearest whole Ordinary Share) of the total issued share capital of the Company at UK Admission; and

•

Pfizer transferred its entire holding in PFCHH to the Company in consideration for (i) 2,955,063,626 new Ordinary Shares, representing 32 per cent. of the total issued share capital of the Company (to the nearest whole Ordinary Share) at UK Admission and (ii) 25 million Non-Voting Preference Shares, together, the “Share Exchanges.”

Immediately following the Pfizer Share Exchange described in the third bullet above, Pfizer sold its entire holding in the Non-Voting Preference Shares to one or more third party investor(s) (the “NVPS Sale”).

Since the Demerger, the Share Exchanges and the NVPS Sale, the ordinary share capital of the Company is held as described in “Description of Securities—Share Capital of the Company—Issued share capital of the Company.”

Pre-Separation dividends

Prior to Separation, the Group paid certain dividends to GSKCHH and/or PFCHH. These dividends included:

•	a cash dividend of £53 million paid by the Group to GSKCHH in connection with the issuance of the Non-Voting Preference Shares to Pfizer (the “Balancing Dividend”);

•

a cash dividend of £10,401 million paid by the Group to GSKCHH and PFCHH, equal to the pre-separation debt proceeds of the Group (meaning the amounts received by members of the Group on repayment of the Notes Proceeds Loans together with any amounts drawn by members of the Group under any additional borrowings (including, but not limited to, the Term Loan Facility) as at the date of the Pre-Demerger Dividend) (“Pre-Separation Debt Proceeds”) less £300 million (the “Pre-Demerger Dividend”); and

•

following the payment of the Balancing Dividend and the Pre-Demerger Dividend, a cash dividend of £603 million paid by the Group to GSKCHH and PFCHH, in accordance with the contractual arrangements for the Demerger which, in summary, required all readily available cash in excess of £300 million plus an additional £63 million, to be paid to GSKCHH and PFCHH prior to Separation (the “Sweep-up Dividend”).

Prior to the Pre-Separation Dividends, the Group continued to pay its ordinary course, quarterly dividends to GSKCHH and PFCHH in accordance with the terms of the Pfizer SHA (including, a dividend paid in respect of the Group’s financial performance for Q1 2022).

Pre-Separation bond issuances

As part of the preparation for the Demerger, on 16 March 2022, the EMTN Issuers established the Programme pursuant to which the EMTN Issuers may issue notes from time to time. As at the date of this prospectus, the EMTN Issuers have issued the Pre-Separation Programme Notes under the Programme: £300,000,000 2.875 per cent. notes due 29 October 2028, £400,000,000 3.375 per cent. notes due 29 March 2038, €850,000,000 1.250 per cent. notes due 29 March 2026, €750,000,000 1.750 per cent. notes due 29 March 2030 and €750,000,000 2.125 per cent. notes due 29 March 2034.

In addition, on 24 March 2022, the US Issuer and the UK Issuer issued the Pre-Separation USD Notes: the US Issuer issued $700,000,000 3.024 per cent. callable fixed rate senior notes due 2024, $300,000,000 callable floating rate senior notes due 2024, $2,000,000,000 3.375 per cent. fixed rate senior notes due 2027, $1,000,000,000 3.375 per cent. fixed rate senior notes due 2029, $2,000,000,000 3.625 per cent. fixed rate senior notes due 2032 and $1,000,000,000 4.000 per cent. fixed rate senior notes due 2052 and the UK Issuer issued $1,750,000,000 3.125 per cent. notes due 2025 in each case, pursuant to a private placement to institutional investors in the USA and outside the USA.

The payment of all amounts owing in respect of: (i) notes issued under the Programme (including the Pre-Separation Programme Notes); and (ii) the Pre-Separation USD Notes is, as at the date of this prospectus, guaranteed by Haleon. Following completion of the GSK Share Exchange, the guarantee provided by GSK ceased to be effective and the guarantee provided by the Company came into full force and effect. Further details of the terms and conditions governing the notes issued under the Programme and the Pre-Separation USD Notes can be found in “Management’s Discussion And Analysis of Financial Condition And Results Of Operations— Liquidity and Capital Resources—Capital Resources and Indebtedness”.

The net proceeds of the Pre-Separation Programme Notes and the Pre-Separation USD Notes have been made available to GlaxoSmithKline Consumer Healthcare Finance Limited in order to fund the making of the Notes Proceeds Loans pursuant to the Notes Proceeds Loan Agreements. As such:

•

on 24 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £4,465,197,183.55 to GlaxoSmithKline Finance plc and a loan of £2,101,269,262.85 to Pfizer Service Company Ireland Unlimited Company; and

•

on 29 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £1,798,139,950.68 to GlaxoSmithKline Finance plc and a loan of £846,183,506.20 to Pfizer Service Company Ireland Unlimited Company (together, the “Notes Proceeds Loans”) pursuant to certain upstream loan agreements as amended from time to time (the “Notes Proceeds Loans Agreements”).

The terms of the Notes Proceeds Loan Agreements required, among other things, that the Notes Proceeds Loans were repaid in full to GlaxoSmithKline Consumer Healthcare Finance Limited on 13 July 2022. Following repayment of the Notes Proceeds Loans, the amounts received by GlaxoSmithKline Consumer Healthcare Finance Limited were made available to CH JVCo in order to fund a portion of the Pre-Demerger Dividend.

The Group’s asset perimeter

On 1 June 2022, GSK, GSKCHH and CH JVCo entered into the Asset Transfer Framework Agreement, which sets out the framework for transferring certain businesses, assets, liabilities and employees that were excluded from the original perimeter of the GSK/Pfizer JV as contemplated in the Pfizer SAPA and others that were included in the original perimeter of the GSK/Pfizer JV but had not yet legally transferred or to record the transfer of “wrong pocket” assets under the Pfizer SAPA, in each case from the GSK Group to the Group (where a “wrong pocket” asset or liability is one that parties have identified as incorrectly being transferred, or not transferred, to the other party in line with the principles of the Pfizer SAPA) (see also “Material Contracts—Pfizer Stock and Asset Purchase Agreement”).

The Asset Transfer Framework Agreement also sets out the framework for transferring certain businesses, assets, liabilities and employees from the Group to the GSK Group to record the transfer of “wrong pocket” assets under the Pfizer SAPA, and to remove assets from the Group that do not relate to the Consumer Healthcare Business, in each case from the Group to the GSK Group. For further information on the Asset Transfer Framework Agreement, please see “Material Contracts—Asset Transfer Framework Agreement”.

Capital Expenditures and Divestures

See “Management’s Discussion And Analysis of Financial Condition And Results Of Operations—Capital Expenditure.”

Public Information

See “Where you can find more information.”

BUSINESS OVERVIEW

This section should be read in conjunction with the section entitled “Presentation of Financial and Other Information—Market and Industry Data” for further information on the use of market and industry data in this prospectus.

Key highlights

We believe that the Group is an exceptional business: a business with significant global scale and reach with leading market share positions, differentiated by its 100 per cent. focus on consumer healthcare and driven by its purpose of delivering better everyday health with humanity. Its leading brands are built on science, innovation and human understanding and are trusted by millions of consumers globally.

The Group is a world leader in consumer healthcare and is the leading business by sales in OTC, VMS and Therapeutic Oral Health.7 The Group’s portfolio of category-leading brands includes the world’s number one Toothpaste for sensitivity,8 the world’s leading Multivitamin, the world’s leading Topical Pain Relief brand, the world’s leading Denture Care brand and a broad range of other large-scale, well-known consumer healthcare brands with a leading global or regional presence.

The Group operates in a market that was worth over £160 billion in 2021 and is more relevant than ever following the COVID-19 pandemic. Consumers are increasingly conscious of their health and, supported by greater digital resources, are willing to take greater ownership of treatment and prevention. This trend is further accelerated in emerging markets by a growing middle-class population with a greater willingness to pay for OTC and wellness products. In addition, an ageing population across many countries, drives greater demand for many of the products in the Group’s categories; for example, the requirements for arthritis pain relief and for Denture Care products are linked with age. Similarly, governments, facing pressure on healthcare spending driven by an ageing population, have adopted policy measures designed to increase the use of OTC drugs (which are not generally reimbursed by governments) relative to prescription drugs (typically reimbursed). We expect these trends to continue. Underpinned by these and other favourable market factors, we anticipate typical annual market growth of between 3 and 4 per cent. in the medium term.

The Group has a strong footprint in the world’s consumer healthcare markets, including a commercial presence in over 170 markets and a number one or two OTC/VMS market position in countries which represented over 70 per cent. of the world’s OTC/VMS markets by value in 2021. This includes OTC/VMS market leadership in the USA and the leading OTC/VMS multinational position in the higher-growth markets of China and India.

The Group’s scale and brand portfolio is complemented by its well-developed capabilities in trusted science and human understanding. The Group has a longstanding in-house scientific capability deriving from its pharmaceutical heritage, which allows it to both innovate and build trust through constructive engagement with the scientific community. The Group’s scientific capabilities are combined with a deep understanding of the health needs of its consumers, supported by consumer insights and broad engagement with healthcare professionals. Significantly, the Group engages directly with approximately one third of the approximately 10 million healthcare professionals relevant to its categories. The power of this combination is illustrated by the double-digit growth of Sensodyne over the past decade, which has been driven by increasing public awareness of tooth sensitivity as a treatable condition, consumer-centric scientific innovation and the generation of evidence-based claims to support expert recommendations.

[7]

Source: Therapeutic Oral Health ranking is based on Group analysis of third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

[8]	Source: Group’s analysis of 2020 third party market data.

The Group has been transformed through the synergistic combination of three leading consumer healthcare businesses since 2015, alongside a targeted programme to optimise its operating model, cost base and capabilities for the future. An extensive programme of divestments has sharpened the focus of the business through the divestment of growth-dilutive brands and those outside of its core categories. In addition, the extensive scientific and consumer products experience of its legacy businesses has been significantly enhanced by targeted investment in commercial and scientific capabilities, technologies and facilities, most notably in the digital sphere. The separation of the Group from the GSK Group now offers a number of further intangible benefits, including increased management focus, an infrastructure and organisational design more closely aligned to consumer healthcare requirements, capital allocation priorities tailored to the needs of the business and management incentives which can be focused on the specific priorities of the Group.

Despite a net negative impact of the COVID-19 pandemic, the business delivered above market organic revenue growth in both FY 2020 and FY 2021 whilst successfully integrating the Pfizer consumer healthcare business which became part of the Group on 31 July 2019. Over the period FY 2019 to FY 2021, the Group also achieved a meaningful improvement in Adjusted operating profit margin driven by the delivery of integration synergies and operational efficiencies while still increasing investment in its brands and capabilities. This was achieved in spite of adverse currency movements and the dilutive impact of divestments. Building on this base, the Group has a clear and focused strategy which we believe will drive sustainable above-market growth and attractive shareholder returns based on four key pillars:

•

Driving portfolio growth by increasing household penetration. While the Group’s category-leading brands touch millions of consumers around the world, there remains significant headroom for further penetration[9] across the portfolio. The Group has a clear strategy for driving penetration-led growth with the consumer as its focus and which it plans to accelerate and apply across its broader portfolio.

•

Capitalising on new and emerging growth opportunities. The Group plans to build on its significant recent growth in e-commerce, leveraging its rapidly developing capabilities in this area. Additionally, the Group’s brand portfolio, extensive scale and powerful route to market provide the opportunity to expand brands into new markets where it has the reach and scale to succeed. Similarly, the greater size of the combined legacy GSK and Pfizer consumer healthcare businesses in certain markets (relative to the legacy GSK and Pfizer businesses alone) continues to offer the opportunity to scale up key brands which previously lacked local distribution scale. Further opportunities exist in Rx-to-OTC switches in the USA, an area where the Group has led the market over the last decade, and in accelerating consumer trends such as the growth of the Naturals segment (as defined below), where multiple launches are already underway with more planned.

•

Performance underpinned by strong execution and financial discipline. The Group is focused on first-class commercial execution, increasingly supported by digital tools. In addition, it has a strong culture of financial discipline and continuous improvement. This combination has allowed it to deliver meaningful margin improvements since FY 2019, whilst increasing investment in its brands. The Group’s strategy is to build on this track record, maintaining its focus on commercial execution, business optimisation and cost control, thereby enabling it to deliver sustainable moderate margin expansion while continuing to invest for future growth.

•

Running a responsible business. Running a responsible business is integral to the Group’s purpose of delivering better everyday health with humanity and we believe the Group is well placed to have a positive impact. The Group’s environmental, social and governance (“ESG”) goals focus on tackling the environmental and social barriers to everyday health and driving health inclusivity through the promotion and delivery of sustainable solutions.

[9]	Penetration is the proportion of a population (in a defined geographic market or product category) that has purchased the relevant category, brand or product at least once in the stated period.

The listing of the Ordinary Shares on the LSE is the culmination of a seven year journey since the merger of the legacy GSK and Novartis consumer healthcare businesses to create a global leader in consumer healthcare. The Group’s world-class portfolio of brands, attractive geographic footprint and strong capabilities leave it well positioned to benefit from favourable underlying sector fundamentals.

Market Overview

Consumer Healthcare: a £160+ Billion Market

The global consumer healthcare market is one of the largest, most resilient and fastest-growing across the FMCG sectors. However, unlike other standard FMCG markets, its definition varies across competitors and common industry data sources. OTC/VMS is a major part of the market, a primary focus of the Group’s key competitors and is currently valued at over £135 billion. In addition to OTC/VMS, many peer companies compete in adjacent consumer healthcare markets. For example, the Group and two of its largest consumer healthcare peers compete in Oral Health, currently valued at £25 billion globally.

Therefore, the Group’s definition of the consumer healthcare market comprises: OTC/VMS and Oral Health, which have an aggregate global market size of over £160 billion.10 Further information on the Group’s categories is set out in “—The Key Market Categories for the Group” below.

The Group’s largest single market is the USA, which is the number one consumer healthcare market globally with £41 billion in consumer sales in 2021, representing approximately 27 per cent. of the global market. The Group also has strong presence across Europe and China, as well as in many other higher-growth markets, in particular China, which present an attractive opportunity to increase household penetration of the consumer healthcare category.

Key Market Drivers

The market fundamentals shaping future growth in the consumer healthcare market, which current expectations suggest could grow at a rate of 3-4 per cent. per annum over the medium-term, include the five key drivers below.

Increased consumer focus on health and wellness

In the period prior to the COVID-19 pandemic, global consumers were increasingly taking a more active role in self-management of their health and wellbeing. Since the outbreak of the pandemic, personal healthcare has

[10]	Total 2021 market size of £161 billion based on Group analysis of third party market data.

become even more relevant and this trend has accelerated. 2020 customer research found that 42 per cent. of consumers try to make wellness a priority in their day-to-day life, and 79 per cent. think wellness is important. 71 per cent. of those consumers place a higher priority on their health than they did two to three years ago, and 70 per cent. anticipate health growing in their list of priorities looking forward.11 This represents an important driver in the growth of self-care and underpins favourable trends for the sector as a whole.

Ageing populations

The proportion of people aged 65 years and over is expected to increase from 9.3 per cent. of the global population in 2020 to 16.0 per cent., or approximately one in six people globally, in 2050.12 This change in demographics brings with it increased need for self-care and preventative care.

Emerging middle class

The emerging middle class in higher-growth economies has been a long term growth driver for the consumer healthcare market as greater buying power has led to greater per capita usage. Emerging and higher-growth economies continue to represent a sizeable growth opportunity for the industry: per capita usage for combined OTC/VMS products in the USA was £110 per capita in 2021; and Western European OTC/VMS usage per capita was £53 in the same period.13 By comparison, per capita usage in higher-growth markets, including China (2021 OTC/VMS of £22 per capita), Central and Eastern Europe (2021 OTC/VMS of £29 per capita), India (2021 OTC/VMS of £2 per capita) and Latin America (2021 OTC/VMS of £13 per capita),14 is still relatively low, which presents an attractive opportunity to increase household penetration of the consumer healthcare category.

Growing self-care in the face of increasing pressure on public health systems

Prior to the COVID-19 pandemic, pressure on public health had been rising over the long term. In 2018, global spending on health reached $8.3 trillion, or 10 per cent. of global GDP, growing slightly below GDP for the first time in five years. The COVID-19 pandemic has had, and is continuing to have, a significant adverse impact on health systems globally, and the aftermath of the pandemic may be accompanied by a potentially deep global economic crisis which could have a long-lasting impact on future health financing.15 As such, the consumer healthcare market, and more specifically the ability to help consumers to self-care in general, represents a major opportunity to reduce the current significant burden on public health.

Sizeable unmet consumer needs

Competition in the consumer healthcare market is partly driven by innovation designed to meet unmet consumer needs. Through targeted innovation to address emerging trends—such as the growing demand for natural ingredients, as well as premiumisation (where consumers switch their purchases to premium alternatives), increased consumer interest in personalised products, and emerging technologies that allow consumers to more directly manage their own health—we believe there is a sizeable opportunity for further growth.

[11]	Source: McKinsey & Company, The Future of Wellness H1 2021 Report. Based on consumer research in Brazil, China, Germany, Japan, the US and the UK.
[12]	Source: UN Population Facts, October 2020.
[13]	Source: Nicholas Hall’s DB6 Consumer Healthcare Database at manufacturer’s selling prices.
[14]	Source: Nicholas Hall’s DB6 Consumer Healthcare Database at manufacturer’s selling prices.
[15]	Source: WHO, 2020.

The Key Market Categories for the Group

OTC/VMS

Within the consumer healthcare market, OTC is distinct in that it is defined primarily by its regulatory status (see also “—Regulatory Overview” below for further information on relevant regulations). OTC medicines are readily available to consumers in retail distribution channels (including pharmacies) without the need for a doctor’s prescription. OTC comprises several categories defined by specific consumer needs and competition is at the category level. The Group’s OTC business is focused on three of the largest categories: Respiratory Health (£23 billion market), Pain Relief (£16 billion market) and Digestive Health and Other (£44 billion market). In Digestive Health and Other, the Group has a significant presence in Digestive Health (£15 billion market), Skin Health (OTC Dermatologicals only, £17 billion market) and Smokers’ Health (£1.3 billion market of the broader £13 billion Lifestyle OTC market). Current expectations suggest that the OTC sector could grow by approximately 2-3 per cent. per annum in the medium term.16

In contrast to the broader FMCG marketplace, OTC is highly regulated, with a regulatory environment that differs by country and respective regulator. Most OTC innovations and consumer benefit claims must pass a rigorous approval process including pharmaceutical-like clinical testing. Distribution is also heavily regulated: in many countries, OTC medicines are typically available only via the pharmacy channel, although the USA, Australia and UK, where mass market distribution is permitted, are notable exceptions. While the associated regulatory environment tends to lead to a slower innovation cycle versus typical FMCG, it provides a significant competitive advantage to businesses such as the Group with strong scientific capabilities and strong pharmacy and retail channel execution infrastructure and capabilities.

Competition in OTC is characterised by scientific innovation designed to fulfil unmet consumer needs and is supported by FMCG consumer branding and marketing. Innovations can include improved efficacy, new product formats, innovative packaging, and new consumer benefit claims. Historically, the Rx-to-OTC switch, through which a medicine or class of medicines previously only available via prescription is made readily available to retail consumers, has been a significant growth driver. Switches take a relatively long time and require specific capabilities and expertise, including scientific and regulatory resources, the ability to manage clinical trials, and the ability to actively engage with key opinion leaders and regulators.

Respiratory Health comprises several sub-categories. The Group is the market leader in global Respiratory Health with a global number two position (excluding traditional Chinese medicine) in the largest sub-category, Seasonal Cold and Flu, the number one position in Topical Decongestants and the number four position in Allergy Care.

Pain Relief can be further segmented into Systemic Pain Relief (where the medicine is ingested) and Topical Pain Relief (where the medicine is applied to the skin). The Group is the global market leader in Pain Relief overall as well as in both of these sub-categories.

Digestive Health comprises a range of treatments to support healthy functioning of the gastrointestinal tract including, amongst others: Antacids, Laxatives, and fibre products. The Group is the market leader in Digestive Health globally, due to strong leadership in immediate relief antacids in both developed and emerging markets.

Skin Health is highly fragmented, with multiple subcategories. The largest of these are Wound Healers (the Group is number three globally), Antiseptics and Disinfectants, Anti-itch (number four globally), Acne Remedies, General Antifungals (number three globally), Feminine Intimate Care and Lip Care (number two globally). Additionally, the Group holds a global leadership position in OTC Cold Sore Treatments.

[16]	Group’s projection for medium term (3-5 year) market growth rates based on analysis of third party data and based on the Group’s current brand / market footprint.

Smokers’ Health, in which the Group holds the global number two position,17 is one of several sub-categories comprising the Lifestyle OTC category.

VMS is a £52 billion market and is broad-based, highly fragmented and aligned to multiple specific consumer benefits. While it forms part of the broader OTC/VMS market, it is also adjacent to the broader Nutrition market and, as a result, different competitors may take different views of the market (Nutrition, Dietary Supplements, etc.). The current expectation is that the VMS sector could grow by 4-5 per cent. per annum in the medium term.18 The Group competes in VMS products usually intended to supplement a consumer’s diet, containing one or more dietary ingredients (including vitamins, minerals, herbs or other botanicals, amino acids, and other supplements). Formats can include pills, powders, food-like forms (e.g., gummies), capsules, tablets, or liquids. The Group holds global number one positions in three of the five largest VMS sub-categories: Multivitamins, Vitamin C Supplements and Calcium Supplements. Unlike OTC medicines, VMS products are generally regulated in the same way as foods by relevant government authorities (see “—Regulatory Overview—Food (dietary supplements)”), and products within this category are distributed across a wide range of consumer channels, including pharmacy, mass and specialty retail, and e-commerce. The less complex VMS regulatory environment allows for a more rapid innovation cycle. However, the comparatively limited constraints and barriers to entry enable smaller or local players to enter and compete within this growing category.

Oral Health

The £25 billion Oral Health market is the most representative of a “true” FMCG category within the Group’s consumer healthcare portfolio, albeit one that often requires differentiating scientific capabilities to successfully compete for market share. The Group holds the global number three market share position in Oral Health overall and the number one position in the Therapeutic Oral Health sub-category.19 The Group also has leading positions in Toothpaste (number two in a £13 billion market) and Denture Care (number one in a £915 million market).

Other major sub-categories include Toothbrushes, Mouthwash, and Whitening. The current expectation is that the Oral Health sector could grow by approximately 3-4 per cent. per annum in the medium term.20

Regulation in relation to innovation, consumer benefit claims, and distribution is generally less complex in the Oral Health market when compared to the OTC market, although some products in the Group’s portfolio are classified as medicines and medical devices, particularly in Therapeutic Oral Health and Denture Care.

Therefore, innovation cycles are typically shorter and outperforming the market requires differentiation and strong consumer marketing capabilities combined with a high degree of agility. Distribution is relatively widespread, with most Oral Health brands readily available to consumers across all major distribution channels (including e-commerce).

[17]	Note the Group’s US Nicorette trade mark, under which the Group’s US Smokers’ Health business is commercialised, is licensed from Johnson & Johnson.
[18]	Group’s projection for medium term (3-5 year) market growth rates based on analysis of third party data and based on the Group’s current brand / market footprint.
[19]

Source: Therapeutic Oral Health ranking is based on Group analysis of third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

[20]	Group’s projection for medium term (3-5 year) market growth rates based on analysis of third party data and based on the Group’s current brand / market footprint.

Other Key Themes Impacting the Consumer Healthcare Market

Competitive environment

Competitive dynamics: The consumer healthcare market is highly competitive, with brands differentiating themselves through scientific claims, consumer-driven innovation (including new product development and claims), premiumisation and distinguished branding. Competition also leverages traditional FMCG capabilities including consumer and channel marketing.

Market consolidation: The OTC/VMS market is highly fragmented, with the top five players holding a combined global share of 17 per cent. in 2021. Smaller competitors are also highly regionalised, slowing the pace of consolidation. In contrast, Oral Health is highly consolidated with the five largest competitors holding 61 per cent. of the market in 2021.

Major competitors: The Group’s competitors fall into four major groups: consumer healthcare businesses within large pharmaceutical companies; FMCG companies with businesses in overlapping or adjacent categories; local competitors in specific markets (particularly in China); and retailer private label companies in the USA, UK, and Australia.

Regional dynamics: The Group’s two most significant markets are the USA and China. These markets had aggregate market revenue of £41 billion and £35 billion21 respectively in 2021. In the USA, the Group holds the number one position in OTC/VMS and the number four position in Oral Health, with a number three position in Toothpaste and the leading position in Denture Care. In China, the Group holds the number two position in OTC/ VMS (the number one multi-national) and is among the top ten in Oral Health.

Retail and distribution OTC distribution is heavily weighted to the pharmacy channel globally (68 per cent. of global revenue), with approximately 25 per cent. in other retail (primarily mass market in the USA and UK and hospitals in China) and 7 per cent. of revenue in e-commerce. By contrast, VMS has a greater weighting in e-commerce, with 30 per cent. in e-commerce, 28 per cent. in other retail and 42 per cent. in pharmacy. Oral Health distribution closely mirrors the broader FMCG space, with 55 per cent. of 2021 revenue in mass/grocery, 22 per cent. in pharmacy, and 12 per cent. in e-commerce. A further 11 per cent. of Oral Health distribution comes from other much smaller channels, such as convenience.22

Pharmacy channel: Pharmacy is the primary distribution channel for both OTC and VMS, comprising 68 per cent. and 42 per cent. respectively of distribution globally. The Western European pharmacy channel is both fragmented and highly regulated: Germany, France, and Spain do not permit corporate ownership of pharmacies and, as a result, market participants must have the capabilities and infrastructure required to partner effectively with a large number of individual store owners. While Italy is similarly regulated, corporate ownership of pharmacies is permitted. The UK operates a parallel model, with mass market sales for some OTC/VMS products permitted, while other OTC products are confined to the traditional pharmacy.

Similar to Western Europe, the bulk of Central and Eastern Europe operate on a pharmacy-regulated model, with some corporate ownership permitted. This is also the predominant model in Latin America and Asia. China also follows a primarily pharmacy model with a significant portion of OTC medicines distributed through in-hospital pharmacies. In North America, the pharmacy channel primarily consists of large drug store chains (for example, CVS, Walgreens). These chains share many similarities with the mass/grocery channel (see below).

[21]	Sales of traditional medicines are included where they are packaged and positioned alongside registered OTCs.
[22]

Source: Euromonitor Passport 2021 consumer sales at manufacturer’s selling prices. Mass/grocery as per Euromonitor’s Grocery Retailers definition, pharmacy & drugstores as per Euromonitor’s Health and Beauty Specialist Retailers, e-commerce as per Euromonitor’s e-commerce definitions.

Mass / grocery channel: Mass sales of OTC medicines are widely permitted in the USA and permitted for most OTC/VMS products in the UK and Australia. As a result, competition in these markets requires strong FMCG-based customer marketing capabilities, including category management and collaborative planning with major retailers; and the scale necessary to partner with the world’s largest retailers. Notably, mass market retailers are both a distribution channel and direct competition in the form of private label, making the ability to compete with private label via differentiating innovation and strong brand loyalty critical to success in the mass market.

E-commerce: Online consumer healthcare sales have consistently grown at double digit rates since 2018 and this trend was accelerated by the pandemic in 2020 and 2021 across all regions. Online revenues are most significant to the Group in the USA and China, with Germany and the UK leading online revenues in Europe. While this trend could be viewed as disruptive to the traditional status quo and distribution, the resulting increased consumer availability also represents an opportunity to drive a longer-term increase in both penetration and category growth. Increasing market share in this evolving segment is dependent on having the right capabilities to capitalise on this trend, as well as having invested sufficiently to equip the business to adapt to fulfilling consumer needs in this channel.

Strengths

The Group is one of the world’s leading consumer healthcare businesses with an exceptional portfolio of brands across its key categories and a strong footprint across the world’s largest and fastest growing OTC/VMS and Oral Health markets.

The Group is further distinguished by leading consumer healthcare-focused scientific capabilities, a well-developed organisational understanding of human health behaviours, strong capabilities in brand building, innovation and digital commerce and a powerful route to market.

We believe these represent important competitive strengths, which will support sustainable above-market medium-term growth and attractive shareholder returns.

Exceptional portfolio of category-leading brands

The Group’s business is built on an exceptional and focused portfolio of trusted consumer healthcare brands in attractive categories which provide meaningful opportunities for growth.

The Group is a global leader in the consumer healthcare market with number one global category positions in Therapeutic Oral Health,23 VMS, Pain Relief, Respiratory Health and Digestive Health. Across these key categories, the Group has an exceptional portfolio of trusted brands with category-leading positions at a global or local level, including four out of the world’s top ten OTC/VMS brands by revenue.24

[23]

Source: Group analysis of third-party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

[24]	Excluding traditional Chinese medicine.

The Group’s leading brands

The Group’s portfolio includes nine large-scale multinational Power Brands which represented 58 per cent. of revenue in FY 2021. Of these nine brands, Voltaren, Advil, Otrivin, Sensodyne, Polident and Centrum are the number one or number two brand in their respective sub-categories globally.25 In addition, Panadol is the leading Systemic Pain Relief brand outside of the USA, Theraflu has a strong regional European and North American presence in Systemic Cold and Flu and parodontax is amongst the fastest growing global Toothpaste brands.26

The Power Brands are complemented by local strategic brands, which have scale and leadership positions in key markets. These include, among others, Fenbid (the number two Systemic Pain Relief brand in China), Emergen-C (the number one immunity VMS brand in the USA), Grand-Pa (the number one Pain Relief brand in South Africa), Dr.BEST (the leading Manual Toothbrush brand in Germany), ENO (the number one Digestive Health brand in Brazil and India) and Tums (the leading Heartburn brand in the USA).27

The combination of the Power Brands and local strategic brands provides the Group with a focused, complementary and trusted portfolio which offers scale advantages, meaningful opportunities for growth and positions the Group well to maximise the return on innovation, advertising and promotion.

Attractive geographic footprint with strong presence in large and higher-growth markets

The Group has an extensive footprint across the global consumer healthcare market and a leading position in the large US and Chinese markets. The Group’s revenue is well-balanced between developed and emerging markets.

The Group has market-leading scale in the world’s consumer healthcare markets, including a commercial presence in over 170 markets and a number one or two OTC/VMS position in countries representing over 70 per cent. of the global OTC/VMS market by value in 2021.

[25]

Global rankings: Sensodyne #1 Sensitive Toothpaste (ZS 2021), Polident #1 Denture Care (Euromonitor 2021), Centrum #1 VMS, Voltaren #1 Topical Pain Relief, Otrivin #1 Topical Decongestant, Advil #2 Systemic Pain Relief (Nicholas Hall 2021).

[26]	parodontax is amongst the world’s fastest growing global Toothpaste brands based on Group’s analysis of Euromonitor Passport data (2021).
[27]	Source: Nicholas Hall’s DB6 Consumer Healthcare (OTC/VMS) Database (other than with respect to Dr. BEST); Euromonitor Passport Database with respect to Dr. BEST.

The Group holds a leadership position in key scale and growth markets. This includes leadership in the approximately £37 billion US OTC/VMS market (the largest market, representing over 27 per cent. of the total OTC/VMS market) and regional leadership in the approximately £31 billion European OTC/VMS market (approximately 23 per cent. of the total OTC/VMS market). The Group also holds the leading multinational (“MNC”) (position in the key OTC/VMS growth markets of China and India (in both cases the Group is number two overall), together with market leadership in the Asia Pacific region and in the Middle East and Africa (“MEA”), (together, representing 44 per cent. of the total OTC/VMS market). In China, the Group is currently the number one multi-national consumer healthcare business.

The following map shows the Groups combined market ranking in OTC and VMS.28

The Group’s scale in OTC/VMS is reinforced through its leadership position in Therapeutic Oral Health29 and overall number three position in Oral Health.

The Group benefits from a balance of revenue between developed and emerging markets with approximately one third of the Group’s revenue delivered from emerging markets in FY 2021.

Human understanding and trusted science, exclusively focused on consumer health

The Group has leading scientific capabilities focused exclusively on consumer healthcare combined with well-developed human understanding generated through dedicated in-house expertise and a range of proprietary consumer insight tools. We believe that the combination of human understanding and trusted science drives better innovation and meaningful and positive engagement with both consumers and experts.

Given the Group’s pharmaceutical heritage, trusted science is firmly embedded in the Group’s culture and approach, and we believe it possesses scientific capabilities that differentiate it from other FMCG companies.

[28]	Source: Nicholas Hall’s DB6 Consumer Healthcare (OTC/VMS) Database, 2021 Store and E-commerce sales.
[29]

Source: Group analysis of third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

The Group has a dedicated consumer healthcare R&D organisation with a multidisciplinary talent pool of approximately 1,400 highly skilled scientists and a strong network of external partnerships. This is further supported by high quality R&D facilities which provide a range of capabilities, including fast prototyping, imaging, product chemistry, microbiology, stability analysis and scale-up and technical transfer.

Since 2017, the Group has conducted nearly 70 clinical studies involving approximately 6,000 participants and has a strong track record of peer-reviewed journal publications and patent applications. In addition, through its regulatory organisation which has a direct presence across approximately 60 markets, it has completed approximately 19,000 regulatory applications and approvals since 2019 in support of both new launches and the continuation of existing products.

The Group’s focus on trusted science and the generation of evidence-based claims supported by scientific research is also critical to the Group’s ability to engage with experts and healthcare professionals with whom it is widely recognised as a partner of choice. Trust is fundamental to these relationships and is embedded in the Group’s culture.

Alongside its scientific strengths, the Group has developed a range of capabilities focused on understanding the health needs of its consumers and the barriers to treatment, and has invested heavily in consumer insights, data analytics and a range of digital tools. These include in-house shopper research facilities which enable sophisticated testing of consumer responses to different retail scenarios, future trend spotting capabilities, and highly developed sensory labs to source consumer feedback on the taste, texture and smell of the Group’s products. Its social listening capability draws insights from over 70 million posts a year and its proprietary ‘Observatory’ library holds 53,000 findings on concepts, conditions or culture, as they relate to health. The Group’s extensive expert engagement generates further insights, including early visibility of unmet consumer needs.

We believe the synthesis of trusted science and human understanding provides the Group with competitive advantages in product development and commercialisation. The Group’s consumer understanding supports the identification and development of products addressing real consumer needs. Through its scientific capabilities, the Group is able to develop innovative products which address these needs with claims backed by science and supporting expert recommendation which is a key driver of consumer healthcare performance. In parallel, the Group’s consumer understanding supports product messaging which appeals to consumers on an emotional level, as well as allowing the Group to target products and product messaging to the relevant consumer audiences.

Strong brand building, innovation and digital capabilities combined with a leading route to market

The Group has well-proven capabilities in building brands and campaigns that resonate with consumers and in delivering innovation to meet consumer healthcare needs together with the ability to reach across all key channels for consumer healthcare products, including e-commerce.

The Group has a track record of building trusted and enduring brands across different geographies and consumer populations and seeks to build real and personal connections in its communications with consumers, underpinned by its trusted science. This means making a link to the broader context of consumers’ needs, not merely focusing on functional benefits. One example is the successful 2020 launch of Voltaren Arthritis Pain in the USA, following its successful switch from prescription status. The promotional campaign focused on the brand’s ability to restore the joy of movement to sufferers of arthritis pain, building upon the strong functional claims of the product but focusing on the human impact of pain relief. The launch was supported by an innovative website, tailored to the needs of arthritis sufferers with voice search functionality, large tap targets, scalable font sizes, and the ability to view hands-free content via videos and head-gesture-scrolling. In its first year of sales the launch outperformed any competitive OTC launch in the US Pain Relief market since 201130 and drove more than 80 per cent. of Topical Pain Relief category growth in the US market in the year of launch.31

The Group’s commercial organisation is supported by innovative facilities and tools including its shopper science labs, the Group’s own in-house content production studio, “CaST,” and proprietary artificial intelligence (“AI”) tools which support dynamic content and media optimisation.

The foundations of the Group’s business lie in addressing real everyday health needs and thereby delivering penetration and growth. The Group has demonstrable capabilities in the delivery of innovation based on human insights to address consumer needs. For example, in North America, the Group launched Tums Chewy Bites in 2017 having identified that millennials, whilst having high rates of heartburn, were reluctant to treat the condition due to negative perceptions of the product taste and perceived lack of relevance to them. The colourful and fruit-flavoured chewy bites format addressed this perception whilst providing convenience, a characteristic highly valued by this group. Building on the launch in 2017, the Group has continued to innovate through products with new flavours and sensory properties (for example, Chewy Bites Cooling Sensation), as well as products treating both heartburn and bloating. Continued innovation brought 3.8 million new consumers into the category in the USA32 and drove US Tums Chewy 3 year compound consumer sales growth of 31 per cent. to November 2021.33

In addition to its marketing and innovation capabilities, the Group has a strong and established presence in all key channels relevant for consumer healthcare and a scale which allows it to effectively engage with retail partners of all sizes, buying groups, distributors, pharmacy chains and individual pharmacies. In Europe, where the Group’s products are primarily sold through small-scale pharmacies, this supports the Group’s number one ranking in the pharmacy channel and, in key European markets, country average weighted distribution34 levels in pharmacy for the Group’s Power Brands of between 70 and 98 per cent. In mass market retail, the Group is ranked second and has weighted distribution in key European markets for its Power Brands of between 76 and 94 per cent.35 In the mass channel in the USA and elsewhere, the Group benefits from strategic partnerships with large retailers, supported by its state-of-the-art shopper science labs which facilitate joint business planning.

The Group has also invested significantly in building local e-commerce capabilities and strengthening strategic partnerships with global and local leaders. Alongside its digital marketing capabilities, this has enabled the Group to more than double its e-commerce sales between FY 2019 and FY 2021.

A key part of the Group’s global reach is also its ability to engage with experts and healthcare professionals who play a significant part in product recommendation. For example, in OTC/VMS, 85 per cent. of pharmacist recommendations lead to a purchase, and in Oral Health, studies have shown that dentist recommendations have a significant influence over oral health behaviours. As a result of its reach and focus on trusted science, many of the Group’s leading brands across the portfolio are the number one recommended in their categories by experts in the Group’s major markets.36

[30]	Source: IRI Consumption Data from Market Advantage and Xlerate, FY2011-FY2021.
[31]	Source: Group’s analysis based on external data (IRI Market Advantage, Consumption Data).
[32]	Source: IRI National Consumer Panel Data, FY2016-FY2021.
[33]	Source: IRI point of sale data, multi-outlet (MULO) + convenience + ecommerce Nov 2021.
[34]	Weighted distribution is the percentage of points of sale where a product is available, assigning to each point of sale, a weight proportional to its sales.
[35]

Based on the Group’s analysis of distribution data for the Group’s Power Brands (excluding Advil which is primarily a North American brand) in a cross section of European markets, including Poland, Germany, Great Britain, Italy and Spain.

[36]

Based on surveys of healthcare professionals carried out in 2020 by Ipsos across 30 markets in the OTC and/or Oral Health categories. In the majority of cases, the Group’s brands covered emerged as the brand recommended most often to patients by the healthcare professionals surveyed.

Strategy

The Group has a clear and focused strategy to drive sustainable above-market growth and attractive returns, guided by its purpose of delivering better everyday health with humanity. This strategy is built on four pillars: growing the portfolio by driving household penetration, capitalising on new and emerging growth opportunities, strong execution and financial discipline and running a responsible business.

Drive portfolio growth by increasing household penetration

We believe there is significant opportunity for further penetration of its brands across its categories. The Group has a clear and proven approach to driving penetration growth.

Penetration in some of the Group’s key categories is still relatively low, and we expect to deliver significant continued growth from its current portfolio. In Oral Health, nearly 1 in 3 adults have experienced sensitive teeth, but only 1 in 3 of those experiencing sensitivity use a sensitivity toothpaste like Sensodyne.37 In Pain Relief, 9 out of 10 people suffer from pain, but only 1 in 3 of them immediately treat their pain.38 In China, where calcium intake is less than 50 per cent of the daily recommended level39 only approximately 17 per cent. of people take a calcium supplement like Caltrate.40 The Group has a clear and proven approach to driving penetration growth which utilises its key capabilities in human understanding, trusted science, innovation and marketing, supported by strong commercial execution. This can be illustrated by the successful growth of Sensodyne, which delivered over 10 per cent. compound revenue growth between FY 2011 and FY 2021.

The Group’s strategy for Sensodyne incorporates the building of condition awareness and relevance. Many sufferers of tooth sensitivity do not recognise it as a health condition and one which can be treated. The Group’s communications address all sensitivity sufferers, using a data-driven approach to tailor relevant messages for different target audiences across channels.

Product innovation based on consumer insights has been a key driver of Sensodyne’s growth. The Sensodyne product range has expanded well beyond the original formulation to offer a range of benefits in response to different consumer needs. The range now includes, amongst others, Sensodyne Rapid Relief offering pain relief within 60 seconds; Sensodyne Pronamel which protects teeth against acid erosion; Sensodyne Repair and Protect which repairs, strengthens and protects sensitive teeth; and, more recently, Sensodyne Sensitivity and Gum, which has a clinically proven dual action formula for sensitive teeth and gum problems.

In addition, expert advocacy has been a core strength of Sensodyne which is the number one dentist-recommended brand for sensitive teeth in 24 of 30 markets tracked.41 Dental recommendation has been built on the foundation of the Group’s trusted science with science-backed claims developed by the Group and a large expert field force combined with Healthpartner, the Group’s website for healthcare professionals ensuring awareness of the benefits of Sensodyne products.

[37]	Source: Oral Health Population Data – IPSOS Incidence Study Calculations 2015; figures are averages.
[38]	Source: Edelman Intelligence, GPI4, 2020, 19 markets, 19,000 respondents.
[39]	Source: Chinese Center for Disease Control and Prevention (2021).
[40]	Source: Penetration data from Kantar (2020).
[41]	Source: Group’s analysis based on Ipsos data from expert performance tracking study 2019-2020.

Finally, the Group’s commercial execution, both online and in-store, ensures that Sensodyne has high levels of visibility and the right assortment of packs to support commercial opportunities.

The Group is applying the same approach as on Sensodyne across other brands and markets. For example, the Group’s parodontax messaging focuses on raising consumer awareness of gum disease with many sufferers of bleeding gums unaware that this is a sign of gum disease with the long-term risk of tooth loss. This has been supported by science-based product claims (“parodontax is a toothpaste that is clinically proven to help reduce bleeding gums”) and innovation of a range of different products focusing on different consumer needs including gum health, whitening, gum repair and complete protection.

Capitalise on new and emerging growth opportunities

The Group plans to leverage its growing capabilities in e-commerce and expand its key brands across leading markets. It will continue to pursue Rx-to-OTC switches in the USA and capitalise on accelerating consumer trends.

Channel expansion: e-commerce

Over recent years, partly driven by the COVID-19 pandemic, there has been a significant consumer shift to e-commerce with market compound e-commerce growth of approximately 24 per cent. per annum between 2018 and 2021.42 The Group expects this momentum to continue.

As a result of the investments made in digital capabilities and strategic partnerships with leading e-commerce companies, the Group considers itself to be well positioned to capitalise on e-commerce growth. This is grounded in the Group’s strong recent performance. Since 2019, the Group has delivered above-market growth in e-commerce sales, which have grown from 4 per cent. of revenue in FY 2019 to 8 per cent. in FY 2021 (constituting growth of over £0.4 billion in digital revenue). Significantly, the Group holds strong positions in more developed e-commerce markets, such as China and the USA. In China, e-commerce revenue represented 20 per cent. of FY 2021 revenue with FY 2020 to FY 2021 growth of over 40 per cent. In the USA, e-commerce revenue represented 12 per cent. of FY 2021 revenue and with FY 2020 to FY 2021 growth of over 35 per cent. For further details on the Group’s digital commerce capabilities, see “ —Engagement with Consumers—Digital Capabilities” below. E-commerce growth is a clear priority and an area where the Group aims to build on the investments it has already made.

Geographic expansion

We believe that the Group’s brand portfolio and powerful route-to-market capabilities offer multiple opportunities to expand its brands beyond their existing geographies.

For example, in India and in many MEA markets, the business has a consistent performance track record and strong route to market with 4 million distribution points in India and 80 per cent. weighted distribution across MEA. The Group has experienced double digit growth in MEA over the last two years and strong double digit growth in India over the last five years. In each case, however, the majority of the Group’s revenue in these markets currently comes from a small number of brands. In FY 2021, over 75 per cent. of revenue in India was accounted for by ENO and Sensodyne and over 48 per cent. of revenue in MEA was derived from Panadol and Sensodyne. The Group believes there is significant opportunity to leverage local capabilities to expand other brands in its portfolio into these and other markets.

We believe that the Group’s leading portfolio includes a number of brands which are well-positioned for geographic expansion. For example, poor gum health, a common condition worldwide, offers opportunity for the expansion of parodontax into additional markets through application of the same growth model as Sensodyne.

[42]	Source: Group’s analysis based on market data sourced from Nicholas Hall and Euromonitor.

The brand was launched in India in the second quarter of 2021 and has delivered strong initial performance.

Additionally, Centrum, although present in over 70 markets, is highly concentrated geographically with approximately two thirds of revenue in FY 2021 coming from five markets. We see an opportunity to grow the brand within its existing footprint by leveraging the Group’s scale and route to market.

This is supported by recent experience in the Europe, Middle East and Africa and Latin America (“EMEA and LatAm”) region with approximately 14 per cent. Centrum revenue growth in this region in FY 2021 compared to FY 2020.

Portfolio expansion: Rx-to-OTC switches

The Group continues to pursue Rx-to-OTC switches which have historically been a key source of innovation and growth in OTC, especially in the USA. The Group has a strong track record of switching both GSK and non-GSK products driven by a long-standing dedicated in-house team and has implemented four Rx-to-OTC switches in the USA since 2014. This includes the most recent switch of Voltaren Arthritis Pain in 2020, which drove 80 per cent. of market revenue growth in the Topical Pain Relief category in the USA in 2020. The Group currently has two active switch projects in its pipeline with expected launches (if successful and approved) in 2025 and 2026 and is exploring further opportunities both within and outside of its key categories.

Portfolio expansion: emerging consumer trends including Naturals

The Group intends to continue to capitalise on accelerating consumer trends, for example, the growing consumer trend for natural products. Consumer healthcare products that are non-medicated, ‘free from’ particular ingredients, or that include plant-based, herbal or other naturally occurring ingredients (“Naturals”) are increasingly popular, especially amongst younger consumers, with growth exceeding the market average.

Consumers are increasingly looking for natural products across disease prevention, treatment and recovery and we believe this trend will continue.

The Group sees an opportunity to expand its Naturals offering across relevant portfolios and has launched 10 Naturals innovations since the beginning of FY 2021 including launches such as Voltanatura, Centrum Whole Food, Sensodyne Nourish and Tums Naturals. 25 further Naturals products are in the pipeline.

Underpin performance with strong execution and financial discipline

The Group will continue to focus on driving efficiency, effectiveness and agility to make every investment count.

The Group has made significant progress in recent years in driving efficiency and effectiveness across its operations. Over the last seven years, the Group has optimised the manufacturing footprint inherited from the legacy GSK, Novartis and Pfizer consumer healthcare businesses from 41 sites to 24, whilst restructuring its supply chain such that manufacturing is increasingly co-located in the same region as the end consumer (80 per cent. of product supply sourced within the same region). This allows the Group to manufacture at scale, whilst retaining the cost and responsiveness benefits of local sourcing. In the same period, the Group has more than halved its number of distribution centres and has reduced its contract manufacturers from approximately 250 inherited from the legacy GSK, Novartis and Pfizer businesses to approximately 180 in 2022, thereby gaining scale benefits and reducing management costs.

Similarly, between 2019 and 2021, the Group’s marketing organisation reduced its creative media and production agencies from 200 to 56 and the organisation has continued to optimise how advertising and promotion spend is deployed with an increased focus on digital (doubling between FY 2019 and FY 2021 to almost half of advertising and promotion spend in FY 2021). Investments in AI tools such as People-Cloud and consumer data have significantly increased the efficiency of this expenditure. In 2021, the Group was able to deliver a 185 per cent. return on data-driven media spend.43 In terms of in-market commercial execution, the Group’s management has empowered the Group’s local markets to innovate, increasing the Group’s agility in adapting to changing consumer healthcare needs. 800 R&D and category roles have been moved or re-aligned to local markets for FY 2022 and in the USA, for example, approximately 68 per cent. of FY 2022 innovation projects are expected to be locally managed. The Group has also built specialised tools that enable better local commercial execution. For example, the Group’s sales teams across EMEA and LatAm are supported by a customer relationship management system which ensures sales representative calls are efficient and effective. Through this system, representatives are able to complete their commercial activities, capture instore excellence key performance indicators, and deliver category and product training and education. The Group is also now utilising image recognition and machine learning across many retail stores in order to ascertain distribution and visibility metrics that can then drive improvements with the objective of optimising sales. Similarly, the Group’s shopper science labs inform its commercial practices to improve the experience of retailers and consumers.

A sharp focus on net revenue management has been a further lever through which the Group has sought to optimise its margins, including strategic initiatives such as increased penetration of Power Brands in key markets such as India (typically Power Brands have higher margins than the Group as a whole) and increased focus on improving returns on trade investment spend. These initiatives have positively impacted margins and supported approximately 2.2 per cent. price growth in 2021 (excluding divested brands and at CER), complementing an approximately 1.8 per cent. growth in volumes (excluding divested brands).

The Group’s strategy of efficient commercial execution and cost discipline allows it to deliver moderate operating profit margin expansion whilst reinvesting a share of cost savings delivered in future growth through targeted investment in advertising and promotion, and innovation. This in turn supports delivery of increased growth and growth in free cash flow creating further operating leverage and efficiencies.

Between FY 2019 and FY 2021, the Group successfully increased operating profit margin and Adjusted operating profit margin by 6.6 percentage points and 3.3 percentage points, respectively, despite an adverse foreign exchange movement and an adverse impact from divestment of growth-dilutive brands which received limited advertising and promotion support. Over the same period, the Group reinvested a share of operating cost savings into advertising and promotion spend on brands to support future growth.

The Group has additionally delivered net cash inflow from operating activities of £3.5 billion and free cash flow of £3.8 billion, in each case, across the period FY 2019-2021. Healthy cash flows from operations have been strongly supported by a sharp focus on working capital discipline and stable capital investment.

The Group is a business with a strong operating profit margin (FY 2021: operating profit margin of 17.2 per cent. and Adjusted operating profit margin of 22.8 per cent.) with above-market growth supported by robust investment in its brands (FY 2021: advertising and promotion expenditure as a percentage of revenue of 20.3 per cent., R&D costs as a percentage of revenue of 2.7 per cent. and Adjusted R&D costs as a percentage of revenue of 2.6 per cent.). The Group’s strategy is to maintain its sharp focus on business optimisation and cost control whilst reinvesting a share of savings for future growth. This includes the delivery of the remaining synergies from the integration of the Pfizer consumer healthcare business, other ongoing projects in net revenue management and manufacturing and further operational costs savings.

[43]

Data-driven media spend is digital media spend targeting new consumers identified by data driven consumer segmentation. These consumers are served with media and messaging relevant to their specific profiles. The 185 percent. return refers to incremental revenue generated relative to digital media expenditure.

Run a responsible business

The Group’s responsible business agenda is intrinsically linked to its sector focus and its purpose of delivering better everyday health with humanity. The Group has a structurally advantaged environmental footprint in its sector and is strongly positioned to advance health inclusivity. The Group is committed to building strong corporate governance across the business.

Running a responsible business is intrinsically linked to the Group’s purpose and integral to how the organisation operates. The Group recognises that the health of the world’s environment affects the health of people and is committed to tackling the environmental and social barriers to everyday health. The Group’s brands have clear and positive roles to play in protecting and improving everyday health and doing so in inclusive and responsible ways.

The Group has a relatively small environmental footprint in terms of carbon intensity (2020 Carbon intensity scope 1-3 0.2kg CO2e / £ of revenue) and plastic packaging (2020 plastic packaging footprint of approximately 50,000 tonnes). This is driven by the nature of its product portfolio, a significant part of which is made up of precisely-dosed, small-sized premium products which are bought and typically used over an extended period of time and which therefore utilise less energy for manufacturing and plastic for packaging per £ of revenue. A further structural advantage is that the Group’s products are less exposed to agricultural ingredients which require high resource intensity in manufacturing. Such structural advantages provide the Group with a strong foundation in terms of reduced risk exposure and the required capital expenditure to further advance its environmental and social agenda. In addition, the Group has a lower financial exposure to carbon taxation, plastic regulations or taxation, and rising energy costs.

The Group’s environmental focus is to tackle the barriers to everyday health, focusing on carbon footprint and climate change, sustainable healthcare packaging, and using trusted ingredients that are sustainably sourced. The Group’s targets include: 100 per cent. reduction in scope 1 & 2 (internal operational) carbon emissions by 2030 (versus its 2020 baseline); 42 per cent. reduction in scope 3 (from source to sale) by 2030; and 100 per cent. recyclable or reusable packaging by 2030 (versus its 2020 baseline) (where quality, safety and regulations permit, given the strict regulation of packaging requirements for certain healthcare products). As a standalone business, the Group will set a longer-term carbon net zero goal informed by the latest Science Based Targets initiative (“SBTi”)44 guidance.

The Group has a track record of delivering against these targets: 100 per cent. of electricity used by the Group comes from renewable sources; renewable electricity generation has been implemented at 12 out of its 24 manufacturing sites; and new solutions are being developed to support delivery of a significant reduction in the use of virgin petroleum-based plastic.

The Group sees health inclusivity or a lack of it as a critical factor for everyday health and believes its leading global position in the consumer healthcare market offers it the opportunity to make a meaningful positive impact in this area. The Group has set a target to help 50 million people per annum by 2025 to gain access to opportunities for better everyday health irrespective of their age, physical and mental capabilities, gender, ethnicity or sexual orientation.

The Group has identified a range of different programmes to achieve this. Across its brand portfolio the Group will seek to provide inclusive products, services and resources that help more people to access the care and

[44]

SBTi is a collaboration between the United Nations, the World Resources Institute, the World Wide Fund for Nature and CDP, an environmental reporting charity. SBTi provides companies with accreditation of science-based climate targets. SBTi however does not accept separate targets for business divisions within a wider company and therefore the Group will seek SBTi accreditation post demerger from GSK.

support they need. The Group will continue to focus on educating consumers and empowering self-care, supporting health literacy and educational programmes for individuals and healthcare professionals. Finally, the Group will utilise its reach, resources and expertise to cooperate with other experienced partners in the field of healthcare and inclusivity. One such example is its partnership with the Economist Intelligence Unit and leading academics to create the Health Inclusivity Index which is expected to launch in July 2022 to facilitate dialogue with and among key stakeholder groups and to identify opportunities and actions.

Within its own organisation, the Group is committed to inclusion, equality and diversity. This will include, but not be limited to, the setting of ambitious targets on female and ethnic minority representation in leadership roles.

The Group has a robust operational governance structure and is committed to building strong corporate governance practices across its business.

Categories and Brands

The Group operates across five categories. These are (i) Oral Health; (ii) VMS; (iii) Pain Relief; (iv) Respiratory Health; and (v) Digestive Health and Other.

The Group is the global market leader in OTC/VMS (which includes Pain Relief, Respiratory Health, Digestive Health and VMS), as well as the third ranked player in Oral Health.

The Group has a portfolio of established consumer brands with strong brand equities at a national, regional and global level. Following a progressive rationalisation and focusing of the Group’s portfolio, 58 per cent. of the Group’s 2021 revenue was accounted for by nine Power Brands: Panadol, Voltaren, Advil, Otrivin, Theraflu, Sensodyne, Polident, parodontax and Centrum. These are large-scale brands that drive the greatest growth for the Group with market-leading positions, an attractive geographic footprint and long-term growth potential.

The world’s leading Sensitivity Toothpaste (and no.2 overall toothpaste)

The world’s leading Denture Care brand.

Among the world’s fastest growing Toothpaste brands.[45]

[45]	parodontax is amongst the world’s fastest growing global Toothpaste brands based on Group analysis of Euromonitor Passport data (2021).

The world’s leading Topical Pain Relief brand.

The world’s no. 2 Systemic Pain Relief brand.

The leading Systemic Pain Relief brand outside the US.

Europe’s no. 2 Systemic Cold and Flu brand. North America’s no. 3 Systemic Cold and Flu brand.

The world’s leading Nasal Decongestant brand.

The world’s leading Multivitamin.

Additionally, the Group has a range of local strategic brands which have scale and leadership positions in key markets and contribute significantly to the Group’s business, particularly in the USA and China.

The Group’s leading brands are detailed by category below.

Oral Health

The Group has one of the world’s leading Oral Health businesses, with operations in over 120 markets and a nearly 100-year track record in successful innovation and manufacture of quality Oral Health products. The Group specialises in Therapeutic Oral Health, where it is the global market leader,46 providing therapeutic solutions to consumers for the prevention and treatment of specific oral health conditions including sensitivity, acid erosion, gum disease, denture care and dry mouth. This focus both allows the Group to leverage its leading capabilities in scientific research, expert engagement and human understanding and allows it to focus on some of the fastest growing, premium Oral Health segments. This approach has enabled the Group to command a price premium over the market and grow ahead of the global Toothpaste market every year since 2015.47

The Group operates in a highly competitive Oral Health market, estimated to be worth £25 billion worldwide. The Group focuses primarily on Toothpaste and Denture Care, although it also has a significant presence in the Mouthwash and Manual Toothbrush markets (including its leading Manual Toothbrush brand in Germany, Dr.BEST). In Toothpaste, the Group is one of a small number of global players and it is ranked second in the market worldwide. In Denture Care it is the market leader.

In FY 2021, the Group generated revenue of £2.724 billion across its Oral Health portfolio.

[46]

Source: Group analysis of third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

[47]	Growth rates for both Toothpaste market size and the Group performance calculated in Retail Value RSP, GBP Million, fixed 2021 exchange rates.

Sensodyne

Sensodyne is the number two Toothpaste brand globally and the number one dentist-recommended Toothpaste worldwide for sensitivity. Its purpose is to “help humanity reclaim life’s small pleasures without the restrictions of sensitive teeth” and, since its launch in 1961, it has become the brand most associated by consumers with the care of sensitive teeth across virtually all of its key markets.

Tooth sensitivity is a common condition with nearly one third of the global population experiencing symptoms, nevertheless only one third of sufferers purchase a sensitivity toothpaste, thereby offering the opportunity for significant penetration-led growth.48 The combination of growing consumer awareness, recommendations of sensitivity toothpastes by dental experts, favourable demographics and rising incomes in higher-growth economies, provides an opportunity for the Group to leverage Sensodyne’s brand recognition and innovation capability.

Building on its long history of innovation and pioneering science, Sensodyne has moved beyond a primary focus on sensitivity-related conditions to encompass other oral health conditions. These include innovative products developed in response to a range of identified consumer needs, such as speed of relief and whitening. For the former, the Group first launched Sensodyne Rapid Relief in 2010 offering fast pain relief from sensitivity within 60 seconds. An improved, clinically proven formulation providing rapid relief combined with the additional benefit of long-lasting protection was launched in 2017. For the latter, the Group has launched tailored whitening variants of Sensodyne Repair and Protect, a product that can repair sensitive areas of teeth to relieve dentine hypersensitivity. These have increased penetration with sensitivity sufferers who also want the benefit of whitening.

The Group continues to enhance Sensodyne’s product mix (which also includes mouthwashes and toothbrushes) and increase value through premiumisation. Most recently, Sensodyne Nourish was launched, which is formulated with a bio-active mineral to nourish and strengthen teeth, and is blended with natural mint and essential oils. The range is vegan-friendly with a recycle-ready tube, cap and carton.

The brand has continued to outperform the global toothpaste market, reflecting underlying brand strength, successful innovation and strong consumer uptake in traditional retail and e-commerce channels.

Polident

The Group is the global market leader in Denture Care (fixatives and cleansers) with leadership positions in eight of the top ten Denture Care markets. Denture Care products are sold under three major brands—Polident, Corega and Poligrip (“Poli / Corega”)—across approximately 60 countries. Poli / Corega is the leading Denture Care brand family, operating in both cleansers and fixatives at a global scale, and is highly recommended by dentists.

The Group has a deep human understanding of the profound impact and burden that wearing a denture can have on people’s lives. Poli / Corega’s purpose is to lighten the load for all dental appliance wearers, providing solutions that give people the confidence to live life without worrying about their dentures or appliance, granting them the security to eat, speak, kiss and smile freely. Polident denture cleansers have a low-abrasive formula and help keep dentures clean and fresh, killing 99.99 per cent. of odour-causing bacteria in lab tests. Polident denture fixatives provide strong hold, food seal and comfort. The Poli / Corega range includes products for denture wearers who wear either full or partial dentures, as well as for people with appliances including mouthguards and retainers.

The Group continues to innovate and develop new product offerings under the Poli / Corega brand family. In the USA, Poligrip Max Seal was developed as a fixative with a precision nozzle to help block out food particles.

[48]	Source: Oral Health Population Data—IPSOS Incidence Study Calculations 2015.

Poligrip Cushion and Comfort utilises Adaptagrip technology and forms a unique gel layer which acts as a cushion to help provide gum comfort. Polident ProGuard and Retainer has been launched in the USA as a fast and easy-to-use cleanser in both tablet and foam form, and is compatible with materials often used for removable dental appliance.

parodontax family

parodontax is among the world’s fastest growing global Toothpaste brands49 and the largest gum health brand (outside of China). parodontax is dedicated to winning the fight against the devastating progression of gum disease and, alongside its sister brands, Corsodyl and Chlorhexamed (together, the “parodontax family”), it offers a range of specialist gum care products, which are designed for people looking to keep their gums healthy. While the Group has successfully built a sizeable presence in certain markets, including the USA, the parodontax family is yet to be introduced in many others which offer the potential for geographic expansion.

There are 2.5 billion people globally who suffer from gum disease, with an incidence of one in three people spitting blood when they brush their teeth (a sign of gum disease).50 parodontax has a distinctive brand equity which seeks to de-normalise bleeding gums and thereby help address the world’s sixth largest disease. Developed in 1937, parodontax has a long heritage in Europe in the prevention of gum disease. parodontax Original, in most markets outside of the US, is formulated with sodium bicarbonate to help break down plaque, making it easier to remove, and it is clinically proven to be four times more effective at targeting the cause of bleeding gums compared to regular toothpaste. In the USA, stannous fluoride is used as the active ingredient, making parodontax toothpaste three times more effective than a sodium monofluorophosphate toothpaste at removing plaque bacteria.

The parodontax family product range also includes mouthwash, toothbrushes, gel and spray. Corsodyl Intensive Treatment is used to treat the one third of gum sufferers who have persistent bleeding gums. Corsodyl Treatment mouthwash contains 0.2 per cent. chlorhexidine, which starts to kill the bacteria that cause plaque within 30 seconds; it also forms a protective antibacterial layer over the teeth and gums to prevent plaque build-up for up to 12 hours. The Group continues to expand its product range under parodontax. In response to growing consumer demand for natural ingredient-based products, parodontax Herbal toothpaste was launched in 2019 and continues to be rolled out across key EMEA markets in 2020. In Q1 2021, in the USA, the Group launched parodontax Active Gum Repair Toothpaste, a formulation designed to help reverse early signs of gum damage by killing plaque bacteria at the gum line.

Other Oral Health brands

The Group also has a number of locally important brands, which complement the Power Brands above. For example, Dr.BEST is the leading Manual Toothbrush brand in Germany. Reflective of its ambition to become the most sustainable toothbrush manufacturer globally, in 2021 the Group launched its first externally certified climate neutral toothbrush, Dr.BEST GreenClean, which features a handle made from renewable cellulose and wood-based bioplastic, bristles made of 100 per cent. renewable castor oil, and 100 per cent. plastic-free packaging.

VMS

The Group is the global market leader in the VMS category, owning three of the top 20 global brands: Centrum, Caltrate and Emergen-C, which together delivered revenue of £1.3 billion in FY 2021. Importantly, approximately 54 per cent. of the Group’s VMS portfolio revenue in FY 2021 was in the key markets of the USA

[49]	Source: Group’s analysis of Euromonitor Passport data (2021).
[50]	Source: Oral Health Population Data—IPSOS Incidence Study Calculations 2015.

and China, which are expected to account for approximately 72 per cent. of total VMS market growth between 2021 and 2026.

Consumers around the world are taking an increasingly proactive approach to managing their own health. The Group’s vision is to empower consumers to do this by providing solutions to help them achieve their holistic wellness goals. With its market leadership, recognised brands, innovation capabilities and scientifically supported claims, the Group is well positioned to support consumers on this journey.

In addition to the favourable market dynamics and geographic reach of its business, the Group has identified a number of key opportunities to grow its VMS portfolio, including increasing the penetration of the Group’s VMS brands across digital channels. Since the formation of the GSK/Pfizer JV, which incorporated the Group’s leading VMS brands, the Group has made meaningful investments in its digital capabilities, which are now beginning to favourably impact performance.

In FY 2021, the Group generated revenue of £1.501 billion across its VMS portfolio.

Centrum

Centrum is the world’s number one selling multivitamin brand, offering a wide variety of formulations that support energy, immunity and metabolism, as well as eye, heart, bone and brain health. Launched in the USA in 1978, Centrum has built on decades of research and innovation and its purpose is to “build every body from the inside out.” Centrum is now available in over 50 markets and is the best-selling multivitamin brand in over 25 markets. It is the most clinically studied multivitamin in the world.

Centrum multivitamin products are designed to help adults and children meet their diverse nutritional needs and contain a variety of essential nutrients. They are devised with formulas which take into account the latest dietary guidelines, scientific research, and recommended dietary allowances from the US National Academy of Sciences and other regional/country specific nutrition bodies. Exemplary of its long history of innovation, Centrum was the first major brand to add many key nutrients to its products, such as beta-carotene in 1988, lutein in 1999 and lycopene in 2003.

Centrum has continued to innovate by introducing products which target the distinct needs of consumers. For example, the Centrum Benefit Blends range was launched in eight variants in Australia in 2021. Available in the form of tablets or capsules to meet differing consumer preferences, Centrum Benefit Blends supplements are tailored to deliver specific health benefits, for example, to support immune function or to reduce tiredness and fatigue. A further example is Centrum Minis which were launched in the USA in 2020 in order to address the consumer need for smaller pills which are easier to swallow.

As part of its growth strategy, the Group aims to maximise the reach of the Centrum brand by targeting wellness-focused consumers. In the USA, such consumers constitute 25 per cent. of consumers in the VMS market. The Group continues to develop its innovation and communication eco-system to support these consumers on their healthcare journey, including through engagement with social and healthcare influencers. The sustainable eco-system combines new product and content innovation with proactive data insights to deliver an increasingly frictionless, personalised experience for consumers.

Other VMS brands

In addition to Centrum, a number of other locally important brands also provide the Group with leading positions in key markets. Two of these brands, Emergen-C and Caltrate, are highlighted below.

In the USA, Emergen-C leads the Vitamin C Supplement market. Its purpose is to “fortify immune health to help consumers emerge their best.” Starting as a niche vitamin dietary supplement drink (sold as an effervescent powder), Emergen-C has since demonstrated strong, consistent growth by expanding its penetration with more diverse consumer segments, increasing year-round usage and delivering innovation such as the gummy format and the botanicals line made from natural, plant-based ingredients.

Caltrate is a leading brand for bone and joint supplements and the Group’s largest brand in China. In China, Caltrate, with its efficient high-volume calcium formula, is the second ranked Calcium Supplement brand and the fifth largest VMS brand overall. Caltrate is focused on providing support for strong bones and healthy and active movement. It has a wide range of products containing bone-essential nutrients such as calcium and vitamin D3 in the form of tablets, gummies and chewable tablets, with dedicated offerings for pregnant women, children and the elderly. The brand has a longstanding equity in bone health and a core consumer base of females over 45.

However, since 2018, Caltrate has successfully expanded into joint health with its Caltrate Gluco range offering products that contain nutrients such as glucosamine and undenatured type II collagen (UC II). Caltrate has also successfully expanded its consumer base beyond females and into younger age groups.

Pain Relief

The Group is the global market leader in OTC pain relief, leading in both topical (creams and gels) and systemic (ingested products) pain relief with a portfolio of well-known and trusted products to relieve pain and reduce inflammation. Its global Power Brands, Panadol, Voltaren and Advil, as well as its other market-leading brands, including, among others, Fenbid, Excedrin and Grand-Pa, bring comfort and ease to millions through clinically proven therapeutic benefits, helping people manage their symptoms so that they can enjoy life to the full. Pain Relief is a focused category, with the Group’s top five brands accounting for 95 per cent. of the Group’s total Pain Relief category revenue in FY 2021.

In FY 2021, the Group generated revenue of £2.237 billion across its Pain Relief portfolio.

Voltaren51

Voltaren is dedicated to restoring the “joy of movement” for body pain sufferers worldwide and is the number one OTC Topical Pain Relief brand and the third largest OTC brand globally. The brand has a global footprint with sales in over 87 countries, including the USA where there was a successful Rx-to-OTC switch of Voltaren products in 2020. Voltaren and its active ingredient enjoy high levels of recommendation by health care professionals and medical associations worldwide, such as the American College of Rheumatology and the European League against Rheumatism.

Voltaren is primarily sold as a topical gel and it offers a range of other products across different markets, including patches, pills and liquid capsules. Most products contain diclofenac, a powerful nonsteroidal anti-inflammatory drug (“NSAID”) recommended for the treatment of osteoarthritis, musculoskeletal disorders, soft- tissue injuries and acute or chronic pain. The Voltaren range has been expanded through continual innovation and includes a wide range of formulations for different consumer needs; for example, Voltaren 12 Hour Emulgel provides consumers with an extended release formulation. Voltaren 12 Hour Emulgel has been formulated for optimal absorption from skin to the site of pain and is also the only clinically proven formulation to achieve deep penetration. It provides up to 12 hours of pain relief and the active ingredient diclofenac reduces inflammation directly at the source.

The Group continues to respond to consumer needs under the Voltaren brand based on insights generated from both consumers themselves and from the feedback of healthcare professionals. The US launch of Voltaren

[51]	Voltaren operates under multiple different brand names around the world, including Iodex (India), Voltadol (Italy, Spain), Voltarol (United Kingdom, Ireland, Norway) and Cataflam (Brazil).

Arthritis Pain was the first switch of a prescription-strength OTC NSAID topical gel for arthritis pain, helping the nearly 30 million people in the USA with osteoarthritis. This product followed the global launch of a new easy-open cap for Voltaren products to cater for the ageing consumer—an inclusive innovation that won the prestigious Drum Award for Packaging. In 2021, the Group introduced Voltanatura, an organic plant-based gel for soothing tense, contracted muscles.

Advil

Advil is the number two Pain Relief brand in North America and the fourth largest OTC brand globally. The brand is dedicated to helping people “reclaim life’s possibilities” and for over 35 years, consumers and doctors have trusted Advil to deliver powerful relief from various kinds of acute pain, including headache, muscle ache, backache, minor arthritis, other joint pain and menstrual cramps, as well as the aches and pains of the common cold. Advil, which is ibuprofen-based and effective at relieving pain and fever, is the number one doctor-recommended NSAID among OTC adult Pain Relief brands in the USA.

The Advil product range includes tablets, caplets, gel caplets, liquid-filled capsules, suspensions and children’s drops to address a broad range of pain relief needs. Advil PM combines the number one selling ibuprofen brand with the number one selling sleep medicine (diphenhydramine) to help relieve night time pain and sleeplessness. In 2017, the Group introduced Advil Liqui-Gels Minis for consumers who find capsules difficult to swallow, providing the concentrated power of Advil in a capsule that is 33 per cent. smaller than the standard Liqui-Gels. The Group also sells Advil Migraine, which is clinically proven to relieve migraine pain and related symptoms, and Children’s Advil, for effective fever reduction, providing up to 8 hours of relief in one dose.

In 2020, the Group launched the first ingredient innovation in the US OTC Systemic Pain Relief category in 25 years. Advil Dual Action is the first and only FDA-approved pain relief medication to combine the top two doctor-recommended and most widely used OTC pain relievers, acetaminophen (paracetamol) and ibuprofen, into a single pill. The Group’s research shows that consumers want to take as few medicines as possible, yet many use both ibuprofen and acetaminophen—which work in different ways—when treating their pain. Advil Dual Action allows consumers to take a lower daily dose of each medication in a single product that is scientifically proven to provide greater efficacy than the individual components, providing powerful, 8-hour relief.

As part of the Group’s work to achieve greater sustainability, in 2021 Advil announced it was using a first-of-its-kind technology for OTC medicines which decreases the amount of plastic resin required to mould and craft 80 million Advil bottles by 20 per cent. This innovation is expected to reduce the amount of plastic in the environment by nearly 227 tonnes by 2022 alone.

Panadol

Panadol has a global footprint covering over 90 countries and it is the number one systemic pain reliever outside of the USA and the sixth largest OTC brand globally. Panadol offers leading paracetamol-based products that provide fast and effective pain relief from headache, joint pain, fever and cold symptoms.

Panadol’s purpose is to “bring freedom from pain so the human spirit can shine” and, with a track record of over 65 years in delivering innovative, high-quality and efficacious products, and a reputation for being effective but gentle, it has established itself as the most trusted pain relief brand in many of the Group’s markets.

Panadol’s expanding product range is designed to satisfy diverse and evolving consumer needs, with products also dedicated to night pain and period pain. During the COVID-19 pandemic, the Group built additional capacity to respond to the growing demand for Panadol to help treat the symptoms of pain and fever associated with COVID-19, including a highly successful post-vaccine programme, which won gold in Nicholas Hall’s APAC Marketing Awards. Unlike standard paracetamol tablets, Panadol Advance ranges contain innovative Optizorb technology. This allows the tablets to disperse up to five times faster compared to ordinary paracetamol tablets, enabling rapid relief and helping consumers enjoy life to the full again.

Other Pain Relief brands

The Group’s global Power Brands are augmented by a number of locally important brands which provide market-leading positions in key markets. Three of these are highlighted below.

Excedrin is a leading Systemic Pain Relief brand in the USA (ranked fifth overall) focused on the relief of headaches and migraines, and has been providing trusted, fast headache and migraine relief to US consumers for over 60 years.

Excedrin’s purpose is to deliver fast relief for different types of headaches, with consumers having the choice between Excedrin Extra Strength, Excedrin Migraine, Excedrin Tension Headache and Excedrin PM Headache. The research-backed effectiveness of Excedrin’s products makes the brand a trusted leader in head pain relief, with Excedrin Migraine being the number one neurologist-recommended OTC migraine treatment approved by the FDA.

Fenbid is the number two Systemic Pain Relief brand in China and the market-leading Pain Relief brand in China outside of traditional Chinese medicine. Its purpose is to “enable consumers to move forward and leave their pain behind.” Fenbid provides solutions and formulations that are backed by science, including its popular 12-hour sustained release formula.

Grand-Pa is the number one Pain Relief brand and largest OTC brand in South Africa. Used by families for over 100 years, Grand-Pa’s purpose is to “liberate people to keep moving their communities forward,” by providing fast and effective relief for different types of pain, driven by formats that deliver fast absorption. Grand-Pa’s headache powder provides symptomatic relief from mild to moderate pain and fever. In 2021, supported by consumer-tested concepts, the Group modernised the Grand-Pa brand with the introduction of stick packs, which use sleek design packaging for ease of consumption on the go.

Respiratory Health

The Group is the global market leader in Respiratory Health. Respiratory Health is a more fragmented category, with local needs and consumer preferences in treating respiratory ailments far more diversified compared to other consumer healthcare categories. The Group’s portfolio is accordingly positioned, with a larger number of brands catering to local needs. Key areas of the category where the Group competes include the £5.6 billion seasonal cold and flu market, the £3.9 billion Topical Nasal Decongestants market and the £3.6 billion Allergy Care market.

The Group’s focused approach to the Respiratory Health category is highlighted below through its Power Brands, Otrivin and Theraflu, as well as through examples of its other locally important brands, such as Flonase, Robitussin and Contac. In FY 2021, the Group generated revenue of £1.132 billion across its Respiratory Health portfolio. Unlike the Group’s other categories, seasonality has a significant impact on Respiratory Health revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Seasonality” for a discussion of seasonality in relation to the Group’s Respiratory Health portfolio.

Otrivin52

Otrivin is the number one Topical Nasal Decongestant brand worldwide, with a presence in over 40 markets and exists to “release the wonders of breathing well.” Otrivin provides consumers with a complete suite of nasal care products, including both medicated and non-medicated nasal sprays for adults and children. The medicated sprays, such as the Medicated Complete Nasal Care Triple Action Nasal Spray, are designed to rapidly relieve the symptoms of nasal congestion rhinorrhoea and provide long-lasting benefits. This is achieved using the active ingredients xylometazoline and ipratropium, which unblock the nose within minutes, and lasts 6-8 hours, for better breathing. For consumers who prefer a non-medicated solution, Otrivin Naturals uses seawater and sea salt solutions to cleanse away excess mucus, gently restoring nasal function.

In 2021, the Group launched the Otrivin BreatheClean range in response to growing consumer concerns about the impact of environmental pollution on breathing. Otrivin BreatheClean contains isotonic seawater that helps to remove the trapped particulate pollution by washing it away. The range was successfully launched in India and Poland in December 2020 and is contributing to strong growth for the brand across both markets.

Theraflu53

Theraflu is one of the world’s leading brands in the seasonal cold and flu market, operating in over 50 markets with over 50 years of history and innovation. Its purpose is rooted in “fighting for a flu-safe world,” with products that deliver effective relief from cold and flu symptoms. The Theraflu range, consisting of syrups, hot liquid powders, caplets and capsules, provides products in multiple forms to meet consumer as well as market preferences.

The leading format in the Theraflu product range is its Hot Liquid Powders. Available in a range of flavours and drawing on extensive flu expertise, Theraflu provides symptomatic relief from cold and flu.

Other Respiratory Health brands

The Group’s global Respiratory Health Power Brands are augmented by a number of locally important brands, which provide the Group with leading positions in key markets. Three of these, Flonase, Robitussin and Contac, are highlighted below.

Flonase is a leading allergy remedy in the USA with a presence across multiple other markets. Its purpose is to deliver allergy relief that lasts. Flonase nasal sprays provide 24-hour all-in-one non-drowsy allergy relief, targeting sneezing, runny nose, itchy and watery eyes plus nasal congestion, which most allergy pills are unable to treat. The Flonase range consists of the Flonase Allergy Relief Nasal Spray, an OTC medicine which incorporates fluticasone propionate, the number one prescribed allergy medicine, and the Flonase Sensimist Allergy Relief, made with MistPro Technology that creates a fine, gentle mist that is scent free.

Robitussin is a leading US cough remedy (ranked second in the US) with a history of over 70 years and a purpose to “deliver cough and other cold symptom relief solutions consumers can count on.” It has a portfolio of products that provide effective relief for multiple needs. The product range includes both medicated and 100 per cent. natural, drug-free remedies for both adults and children, available in a variety of formats. Robitussin is also available across multiple markets outside the USA.

[52]	Otrivin operates under multiple different brand names around the world, including Rinazina (Italy), Rhinomer (Spain), ProRhinel (France) and Vibrocil (Portugal).
[53]	Theraflu operates under multiple different brand names around the world, including NeoCitran (Canada and Switzerland).

Contac is a well-known cold and flu brand in China. It has a range of Respiratory Health products known for their strong efficacy, including multi-symptom cold and flu medicines, nasal decongestion sprays and topical decongestion products.

Digestive Health and Other

Digestive Health The Group is the market leader in the global Digestive Health market with a portfolio of trusted, leading brands focused on key markets, in particular the USA (ranked first), India (ranked first) and Brazil (ranked second), each of which are in the top ten markets for Digestive Health products globally. The Group’s key brands are described below.

In FY 2021, the Group generated revenue of £1.951 billion across its Digestive Health and Other portfolio.

Tums

Tums is the leading OTC Heartburn Treatment in the USA with a range of products for the fast and effective treatment of heartburn and acid indigestion. Its purpose is to enable consumers to “fight back against heartburn fast.” To maintain its position as the market leader, the 90-year-old brand continues to reinvent itself through innovation and creative communications. Tums offers a varied portfolio of products in order to attract different consumer groups and broaden its utility. For example, Tums Chewy Bites, an antacid with a tasty outer shell and soft centre, aims to provide an enjoyable taste experience, attracting young category entrants, whereas Tums Naturals is an antacid containing no artificial flavours or dyes, appealing to health-conscious consumers seeking a more natural solution to their medicinal needs.

ENO

ENO is the number one OTC Heartburn Treatment in India and Brazil, with a range of antacid products (powders, liquids and tablets) that provide temporary relief from the symptoms of heartburn and gastric discomfort. ENO’s purpose is to “free appetite for life” for people suffering from acid reflux or heartburn, through delivery of smart solutions to aid healthier digestion. ENO powder is notable for its speed of relief as it begins to work in six seconds post-consumption. In India, it is the Group’s single most distributed consumer healthcare brand, with presence in over four million outlets. In Brazil, despite the challenges faced during the COVID-19 pandemic, the brand continued to increase its market share in 2020. This growth was partly driven by the launch of new products with innovative flavours and formats, such as ENO in liquid format.

The Group also sells a broad range of other Digestive Health products, particularly in the USA, where in addition to Tums its portfolio includes Nexium, Gas-X and Benefiber, among other brands.

Nexium is the leading PPI heartburn treatment in the USA (ranked third in Heartburn overall) and the number one choice for doctors for their own heartburn.54 Nexium 24HR is an effective treatment for frequent heartburn. It works by blocking acid directly at the source to provide consumers with 24-hour protection, and potentially preventing heartburn before it even starts. As a long-acting treatment, the brand complements the Group’s Tums portfolio, which is an effective treatment for occasional heartburn, and its antacid formulation provides consumers with fast-acting relief. The Group holds worldwide OTC rights to Nexium (excluding Brazil) under an agreement with AstraZeneca, which involved an Rx-to-OTC switch for the brand in 2014.

Gas-X and Benefiber broaden the Group’s Digestive Health portfolio beyond heartburn relief. Gas-X is the number one Antiflatulent brand in the USA and Benefiber is a leading laxative in the USA (ranked fourth).

[54]	Among primary care physicians who use a branded OTC proton pump inhibitor (Report by FRC, A Lieberman Company, September 2020).

Other

The Group focuses on certain sub-categories in Skin Health, including Lip Care, Haemorrhoid Treatments and Wound Healers. In each of these sub-categories, the Group has leading positions in key markets as illustrated by some of its locally important brands including: ChapStick, the number two Lip Care brand in the USA; Bactroban, the leading Wound Healers brand in China; Preparation H, the market-leading haemorrhoid treatment in the USA; and Zovirax and Abreva, the world’s two leading Cold Sore Treatments. Further important Skin Health brands include the Lamisil antifungal brand and Fenistil, a treatment for skin irritations.

The Group also has leading positions in Smokers’ Health through brands such as Nicorette, the leading brand in the USA, and Nicotinell, the number two brand globally.

Global reach

Overview

As one of the world’s leading consumer healthcare businesses, the Group has a broad global reach with a number 1 or number 2 OTC/VMS presence in countries which represented over 70 per cent. of the world’s OTC/VMS markets by value in 2021.

The Group’s commercial organisation leverages the benefits of its global scale whilst maintaining accountability and agility at a local level. A global commercial organisation provides global brand management and marketing, insights and analytics, and digital commerce capabilities, where centralised expertise, scale and consistency provide value. Commercial execution is driven by business units at a local level structured into three regions: (i) North America; (ii) EMEA and LatAm; and (iii) APAC. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Results of Operations—Regional performance” for a discussion of revenue for each region in FY 2020 and FY 2019.

The Group is the leading OTC/VMS business across all three regions, as well as one of the leading businesses in Oral Health, on the basis of sales to consumers in FY 2021.

Group ranking by region

Oral Health
Region	OTC/VMS	Overall	Therapeutic[55]
North America	1st	3rd56	1st
EMEA and LatAm	1st	3rd	1st
APAC	1st	4th57	1st
Overall	1st	3rd	1st

North America

The North America region includes the USA, Canada and Puerto Rico, and is home to 5 per cent. of the world’s population and 27 per cent. of global GDP.58 The region is distinguished by a well-developed consumer

[55]

Group analysis based on third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022). Therapeutic Oral Health is defined as Therapeutic Toothpaste and Total Dental Appliance Care.

[56]	The Group is ranked 3rd in Oral Health in North America by Euromonitor in 2021 but the difference with the 4th ranked player is within the margin of error.
[57]	The Group is ranked 4th in Oral Health in Asia Pacific+Australasia combined by Euromonitor in 2021 but the difference with the 5th ranked player is within the margin of error.
[58]	Source: World Bank (2020).

healthcare market with a significant presence of mass retail and large drug store chains. Key market trends include a growing consumer interest in wellness products and alleviating healthcare issues, increased product personalisation to meet specific needs, and a growing e-commerce market, partially driven by the impact of the COVID-19 pandemic.

The North America region delivered £3.5 billion in revenue in FY 2021, representing 37 per cent. of the Group’s total revenue.

The Group is the market leader in North America in OTC/VMS benefitting from a 7.6 per cent. market share, with leadership in Digestive Health and leading positions across Pain Relief (ranked second), Respiratory Health (ranked fifth), Skin Health (ranked second) and VMS (ranked third). It is ranked within the top four companies in Oral Health (ranked third equal59) with a top three ranking in Toothpaste and leadership in Denture Care.

The Group has an extensive portfolio of brands in the region, including four of the top 20 OTC/VMS brands in the USA and a number of category-leading positions in the region, some of which are highlighted below.

Consistent with its scale, the Group has broad distribution capability with over 245,000 points of distribution in the USA across all channels, including mass retailers, pharmacies, clubs, food and convenience stores and digital commerce. While the Group maintains relationships with a variety of significant retailers across its key markets, sales attributable to its top five largest retailers accounted for 60 per cent. of the Group’s revenue in the North American market in 2021, reflecting the concentrated retailer landscape in the USA. Nevertheless, the Group’s revenue is relatively balanced across key customers, with no customer accounting for more than 25 per cent. of the Group’s revenue in the region in 2021.

The Group is a partner of choice among its top ten customers in North America. The Group has dedicated multifunctional top customer and channels teams in the region that cover sales, category development, consumer engagement, supply and finance.

Close partnerships are supported by the Group’s two shopper science labs in New Jersey and Arkansas and through its consumer insights platforms, which enable the Group to conduct joint-business planning with key retailers. The Group’s strategic partnership with Walgreens in the Pain Relief category supported the training of 75,000 in-store retail team members in the delivery of empathetic fit-for-purpose treatment for pain sufferers

[59]	The Group is ranked 3rd in Oral Health in North America by Euromonitor in 2021 but the difference with the 4th ranked player is within the margin of error.

[60]	Source: Group analysis based on Euromonitor Passport (2021).
[61]	Proton pump inhibitor, a class of drug which reduces acid production by the stomach and has a longer duration of action than traditional antacids.

based on insights derived from the Group’s shopper science lab. A similar partnership seeks to upskill the store sales teams in the VMS category based on the Group’s science and insights generated in the shopper science lab. The Group has been recognised by several leading retailers since 2019, including Walmart, Walgreens and CVS with awards including “Supplier of the Year.”

In the USA, the Group has invested heavily in digital commerce capabilities and marketing support and has significantly grown e-commerce sales since FY 2019, for example, having achieved market-leading positions on Amazon in Toothpaste and Topical Pain with Voltaren. Increased first-party data in the USA is facilitating the generation of insights that are leveraged back into the business. The Group has also made progress towards improving its customer experiences, including launching its first direct-to-consumer online store for ChapStick in the USA in 2020.

EMEA and LatAm

The EMEA and LatAm region is managed as a segment within the Group’s structure. This is a large and diverse region, which is home to 44 per cent. of the world’s population and 37 per cent. of global GDP.62 Covering approximately 150 markets, the region is managed under seven business units: Northern Europe, Southern Europe, Central and Eastern Europe (including the Commonwealth of Independent States), Russia, DACH (Germany, Austria and Switzerland), Middle East and Africa and LatAm (Brazil, Colombia, Wider LatAm).

The EMEA and LatAm regions delivered £3.9 billion of revenue in FY 2021, representing 41 per cent. of the Group’s revenue. Approximately 12,300 employees63 work in the EMEA and LatAm regions and the business is supported by 13 regional manufacturing sites located across the region, enabling local innovation and closer response to consumer demands.

[62]	Source: World Bank (2020).
[63]	Full-time equivalent employees and agency staff as at 31 March 2022 (rounded to the nearest 100).

The Group is the largest consumer healthcare business across EMEA and LatAm with leading positions across multiple categories, including Pain Relief (ranked first), Respiratory Health (ranked first), VMS (ranked third) and Oral Health (ranked third).

In many EMEA and LatAm markets, OTC products are exclusively sold through the pharmacy channel. Nevertheless, mass market retail is significant for Oral Health and VMS products and, in certain markets, for OTC products, notably in the UK, Netherlands and Mexico. Overall the pharmacy channel represented approximately 60 per cent. of revenue in the region in FY 2021, mass market retail represented approximately 35 per cent. in FY 2021 and e-commerce made up the remaining approximately 5 per cent.65

Given the importance of independent pharmacies and pharmacy chains in EMEA and LatAm, the Group maintains a large, dedicated sales force. The sales force provides account management, and drives excellence in store execution and expert advocacy on the Group’s brands. In mass market retail, the Group has a weighted distribution level of over 80 per cent. and is ranked second by share of sales. E-commerce is a relatively smaller proportion of the region’s sales, but is growing at around 23 per cent. per year and its contribution to the overall sales mix in the region varies from 1 per cent. to 15 per cent. given the variety of regulatory environments and digital maturity across the countries.

As in North America, the Group supports its customers to improve their category performance, leveraging its shopper science and advanced technologies to support ranging, merchandising and space planning. For example, it uses Dragonfly AI to replicate the human eye and understand what grabs shoppers’ attention, as well as augmented and virtual reality to present new concepts for point of sale both instore and on line. The Group is also

[64]	Sensodyne is ranked second across EMEA and LatAm combined. Within this, Sensodyne is ranked second in toothpaste in EMEA and third in LatAm.
[65]	Source: Group analysis based on external data (Nielsen).

using image recognition technology to track distribution and the visibility of key products, across the points of sale. This enables the Group to collect insights to deliver efficient in-store execution of its brands.

APAC

APAC is a large, diverse and higher-growth region, home to 51 per cent. of the world’s population and 36 per cent. of global GDP.66 The region is split across five business units serving 22 markets incorporating both well-established markets such as Japan, South Korea and Australia, as well as rapidly growing markets including China, India and South East Asia. The region is distinguished by a rapidly emerging middle class fuelling a demand for increased self-care and product premiumisation, together with high levels of e-commerce in key markets, most notably China.

Asia Pacific region

APAC markets delivered £2.1 billion of revenue in FY 2021, representing 22 per cent. of the Group’s revenue. Approximately 5,900 people67 work in the APAC region and the Group’s R&D centre in Suzhou, China develops new products for the region based on local needs and insights and collaborates with the six regional manufacturing sites to facilitate their introduction.

The Group is the market leader in the APAC region in OTC/VMS, with leading positions in Pain Relief (ranked first) and VMS (ranked second). In Oral Health, the Group holds the leadership position in Denture Care and Sensitivity Toothpaste (among the top five in Toothpaste overall). This has been achieved through a highly

[66]	Source: World Bank (2020).
[67]	Full-time equivalent employees and agency staff as at 31 March 2022 (rounded to the nearest 100).

focused portfolio in which nine brands68 with market leadership positions accounted for 84 per cent. of total APAC revenue in FY 2021.

The Group’s business in APAC is supported by broad local capabilities and expertise which provide it with the agility to respond to evolving consumer needs across the dynamic markets of the region. In addition to local commercial execution, the region’s employees also support R&D, marketing strategy and manufacturing. The Group’s R&D centre in Suzhou, China develops new products for the region based on local needs and insights and collaborates with the six regional manufacturing sites to facilitate their introduction. Through a strong regional supply network, approximately 80 per cent. of the Group’s business in APAC is supplied within the APAC region.

[68]

Sensodyne (#1 sensitive Toothpaste brand in APAC), Caltrate (#2 Calcium Supplement in APAC), Centrum (#1 Multivitamin in APAC), Panadol (# 1 systemic analgesic in APAC), Polident (#1 Denture care brand in APAC), Voltaren (#3 Topical Analgesic in APAC and leading pain brand outside traditional Chinese medicine (“TCM”)), ENO (#1 number one Digestive Health brand in India), Fenbid (#2 Systemic Pain Relief brand in China and leading Pain Relief brand outside of TCM), Bactroban (#1 wound healer in APAC).

[69]	Source: Group analysis based on third party data from Nielsen, IRI, Intage, IQVIA Consumption Sales Data (2021-2022).
[70]	Sensodyne is ranked 1st in toothpaste in Japan by Euromonitor in 2021 but the difference with the 2nd ranked player is within the margin of error.

In recognition of the diverse retailer and regulatory market landscape within APAC, the Group takes a varied approach to its distribution strategy across the region, which variously consists of direct sales to retailers, indirect sales made through distributors, or a combination of both methods depending on the channel dynamic of the given market and the scale of the Group’s operations. In India, the Group’s products are distributed by Hindustan Unilever Ltd.

The sales force within APAC is also deployed according to the structure of the relevant market. Centralised buying functions are managed by centralised account management in more developed markets, whereas smaller, independent customers are managed by territory managers and sales representatives. The Group’s sales force in APAC consists of approximately 2,500 employees who are further supported by distributor sales representatives in certain markets. These teams are supported by the Group’s shopper science lab in Singapore, which enables category management partnerships with key retail partners.

The APAC region leads the world in digital commerce with 61 per cent. of global retail e-commerce sales in 2020 (according to eMarketer, May 2021). The Group has invested heavily in this area. Through the prioritisation of digital programmes in APAC, e-commerce revenue grew by 36.3 per cent. in FY 2021.

One such programme in China is based on the latest developments in the online-to-offline (“O2O”) services market. O2O services enable a seamless digital purchase experience for the consumer by combining physical retail pharmacy locations for sourcing and platform courier teams for collection and delivery. These services enable consumers to find product information and order medicines through O2O platforms and receive at home or to office delivery, typically within 30 minutes. The Group identified the potential for O2O services and established a dedicated O2O team to establish strategic collaborations with leading O2O platforms such as Meituan and Eleme (part of the Alibaba group).

The Group has established flagship e-commerce brand-specific stores run on Alibaba’s T-mall platforms and collaborates with online health and consultation platforms such as We-Doctor and JD Health to enable consumer access to online advice, educational content, brand content and on some platforms also direct product purchase.

The Group has also developed strategic collaborations with the Alibaba group where its Digital Captaincy status in the VMS category enables access to a greater degree of data granularity, better informing its planning and commercial execution capability.

Besides its strong position on established e-commerce platforms such as T-mall, the Group is also actively expanding into social commerce71 on popular social engagement platforms such as Douyin. The Group has recently established stores for several of its brands on Douyin’s platform so that consumers can immediately purchase products on the platform whilst engaging with the brand through content and livestreaming.

The Group has also established an in-house audience management platform that collates data to provide a single source of information on consumers and healthcare professionals in order to deliver personalised experiences. This enables richer and better targeted consumer engagement to meet consumers’ healthcare needs more effectively through CRM and marketing programmes.

Engagement with Consumers

As a leading consumer healthcare business, the Group has broad capabilities in marketing, expert marketing, design, and consumer and business insights and analytics. These capabilities are complemented by a strong and growing capability in digital commerce.

[71]	Selling products via e-commerce through social media.

Marketing

The Group has a clear purpose to deliver better everyday health with humanity and this drives the way the Group develops and commercialises its products. We believe the Group has a competitive advantage in everyday health with its human understanding, combined with its trusted science. The Group’s brands are purposeful, founded in science and focused, not only on care, but on quality of life, empathy and inclusion.

By putting brand purpose at the centre of highly integrated campaigns, which are aligned across commercial, expert, marketing and R&D, the Group’s human-centric brands help to deliver more emotional connections and relatable consumer-centric experiences to support better health outcomes.

For example, Voltaren’s purpose is to restore the joy of movement for body pain sufferers worldwide.

A number of the Group’s campaigns are enduringly famous, reflected in and recognised by the wide range of global and national marketing awards the Group has received. Sensodyne’s famous dentist testimonial advertising was launched in 2005 and continues to offer authentic dentist recommendation to consumers across the world. Over 5,000 dentists have offered to recommend Sensodyne in the media, reflecting the significant numbers who do so every day.

Newer campaigns have also received considerable acclaim. For example, Theraflu’s “roll up your sleeves” campaign and #FightingFluTogether to better meet the needs of underserved communities drove reappraisal of the brand and improved social sentiment scores for Theraflu.

The Group prioritises marketing with a positive social or environmental impact and incorporates social and sustainability goals aligned with brand purpose within its marketing strategies. For example, Otrivin’s brand purpose is to “release the wonders of breathing well.” Accordingly, Otrivin aims to raise awareness of the impact of air pollution on health reflecting growing consumer concerns. In 2021, Otrivin partnered with a European biotech company to build a playground that actively purifies the air as more children play in it. This is particularly pertinent given that 93 per cent. of the world’s children play in spaces with unacceptable levels of air quality. This installation featured at COP26 and drove significant levels of earned media.

Historically, the Group has achieved multiple successes for its marketing campaigns, including design, creative impact, effectiveness and digital. This includes high-profile Gold and Grand Prix awards at Cannes Lions, the Institute of Practitioners in Advertising, The Effies, Red Dot and D&AD.

The Group continues to evolve its marketing operations and in 2021 it opened its pioneering in-house content studio, CaST. CaST provides end-to-end content production, allowing the Group to be agile and cost-effective in its content development, delivered via in-house subject matter experts and underpinned by technology. This production model also helps the Group to advance its creative effectiveness through dynamic creative optimisation (“DCO”). Since 2021, CaST has delivered nearly 30 DCO campaigns across 13 markets, with 90 per cent. of these delivering performance improvements against benchmarks (e.g. cost per click, cost per completed view and ‘viewability’). The marketing function also continues to embrace technology, such as AI and in 2020, Sensodyne launched Trio, the world’s first machine learning and AI-enabled mobile experience, which assesses people’s risk of having tooth sensitivity. Trio is designed to give users personalised treatment advice and a sample product or coupon, based on a picture of a user’s mouth and a short questionnaire filled out by the user. Trio has been launched as a pilot across multiple markets, including some of Sensodyne’s fastest growth markets, such as China and India. Additionally, the Group utilises an industry-leading AI tool designed in partnership with Google and Picasso Labs – Creative X – which scans over 20,000 video assets in 56 markets and provides recommendations for creative improvements following YouTube best practices.

Commercial insights and analytics

Achieving a deep understanding of consumers, shoppers, experts and retailers is pivotal to the mission of the Group.

The Group benefits from investments in in-house research facilities to solicit live shopper feedback. This is used to improve pack designs, point of sale materials and shelf layouts, including research tools to reach shoppers in their own homes, which the Group utilised extensively during the COVID-19 pandemic.

In addition, the Group’s shopper science labs provide real-life and digital store environments across all retail channels to recreate shopping scenarios to understand shopping behaviour, so that it can tailor and personalise category and brand execution. This is supported by its centre of excellence for shopper psychology, shopping insights and category management.

The Group uses its observatory tool to provide marketers, R&D and other teams across the organisation with direct access to the full breadth and depth of its knowledge base and to support their collaboration. This tool encompasses over 8,000 insight and analytics projects, nearly 1,000 tested concepts, over 20 specialist subject libraries, and links to over 30 other dashboards and research sources. It is updated in real time and new insights are added nearly every day.

Consumer insight and understanding are further built through a number of complementary marketing initiatives. For example, by partnering externally with InSites Consulting, the Group has developed an extensive toolset to provide enhanced consumer insight. This has been supported by more traditional large-scale key audience survey data and qualitative interview information.

By enabling on-demand engagement with almost “any audience anywhere” via established external partnerships to provide insight globally, the marketing organisation has flexibility to identify and utilise the optimal market research approaches to identify commercial opportunities, while taking into consideration commercial objectives, target audiences and timing requirements.

The Group uses an extensive toolset to spot emerging consumer trends with disruptive potential in order to help it shape the future of everyday health. Its toolset is designed to discover and frame trends impacting health and wellness, to monitor their expression over time and to prioritise those that will rise and endure. The Group’s proprietary and comprehensive global trends framework monitors forces of change, trend territories and over 20 trends which have the highest adoption and disruption potential. Combined with tools to monitor fresh trend signals from search, social and in market competitor activity, this enables the Group to identify and react to global and local innovation opportunities, thereby driving incremental sales.

Digital capability

Deep human understanding attained through the Group’s data partnerships and insights process is enhanced by digital capability. The Group was an early adopter of the Tech Stack (Google), creating direct ownership of and access to audience data. Additionally, the Group uses Publicis’ PeopleCloud (cloud-based marketing platform) to leverage relevant data sets to better identify and connect with its growth audiences. The Group has systematically applied a data-driven approach to marketing via PeopleCloud across its markets, which enables it to target similar customers and continuously learn and grow its customer base. By responsibly balancing privacy and personalisation, the Group is able to build long-term relevant relationships with consumers across all of its brands.

Marketing campaigns are planned via digital-first connection planning, generating and placing content made relevant for events, seasons, formats, cultural occasions and even weather patterns. One of the Group’s advancements in predictive marketing is a proprietary tool called TRGR, or Trigger. This pulls in data signals that help pinpoint where and when the Group’s audiences are more or less receptive to its messages. It employs a set of bespoke and customised business rules to provide dynamically personalised content designed to drive the Group’s visibility in key moments, while delivering improved cost efficiency and stronger performance. Digital media spend has reached approximately 50 per cent. of media spend, fuelled by robust return on investment metrics from marketing effectiveness tools.

More broadly, the Group has increased its investment in digital capability across the business to improve overall speed and efficiency. Data, a key enabler for growth, is a particular area of focus as it allows the Group to better understand its consumers and customers. In 2020, a dedicated data team of data scientists, innovation specialists, user experience designers and data apprentices was set up to build the data strategy and governance processes in readiness for a future standalone business. The team is also focused on building data literacy across the business to enable it to extract the most value from its data, which will accelerate the Group’s digital transformation and support more effective decision making.

As part of the recent transformation of the business, the Group places significant focus on enhancing the digital capability and literacy of all of its people. In 2020, it launched the Digital Commerce Academy, an online learning platform with training modules, playbooks, planning frameworks and other resources to help embed core digital commerce learnings and behaviours. Since launch in August 2020, more than 5,600 employees across over 84 countries have completed training through the platform as of March 2022. The academy complements the digital accelerator programme, which rolled out in 2020 in the EMEA region, following a successful launch in APAC in 2019. The programme is designed to drive sales through digital commerce and promote a digital-first culture by integrating external digital experts within teams. Building on this, in 2021, the Group announced a partnership with University College London to create an industry first, exclusive digital commerce mini-MBA, which is available for all of the Group’s employees. As a university-level educational certification, the programme represents a first for the consumer industry.

The acceleration of investments into digital infrastructure and media channels has created a more efficient, transparent and connected path to consumers. The Group has re-balanced its digital investment to reflect consumer changes, while the increased use of digital channels has also enabled it to analyse data to a greater degree, delivering key consumer insights and enabling the targeting of specific audiences and consumer needs that previously may not have been addressed.

The Group has begun to see significant success where it has made investments in digital. In the 2020 launch of Voltaren in the USA, e-commerce formed a key pillar of the successful brand launch. Two billion media impressions were earned through traditional TV and online video advertisements. Similarly, during the Advil Dual Action launch, 588 million YouTube impressions were made.

Notably, the Group’s first US website for Voltaren, VoltarenGel.com, was recognised by the Arthritis Foundation as the world’s first arthritis-friendly website and obtained Gold Distinction in the 13th Annual Shorty Awards. Among other features, the website implemented accessibility features such as voice search and scalable font sizes to account for the possibility that users might have arthritis in their hands that would make it difficult to navigate a website.

Overall, the Group’s e-commerce revenue grew from 4 per cent. of overall revenue in 2019 to 8 per cent. in 2021.

Engagement with Experts

Overview

The ability to engage appropriately with experts within the healthcare community is a key driver of the Group’s performance. The Group’s capabilities in expert engagement are one of its key strengths and it is widely recognised as a partner of choice by healthcare professionals.

There are approximately 10 million healthcare professionals globally addressing the conditions the Group serves and collectively they have the capacity to make an astonishing 52 billion recommendations every year.

Importantly, consumers take these expert recommendations seriously and often act upon them. For example, 85 per cent. of pharmacist recommendations lead to a purchase.

The Group has a dedicated approach to building relationships with experts, healthcare professionals and external leaders based on trusted advice, recommendations and trial of its products. This is supported by its purpose to “deliver better everyday health with humanity” and is sustained by the knowledge that expert engagement has a direct impact on everyday health behaviours. The Group is differentiated by its commitment to trusted science and strict policies on scientific engagement, both of which provide a strong foundation for its engagement with the healthcare community.

Nurturing genuine relationships with the scientific and healthcare community also generates significant benefits for the Group which go beyond the direct generation of sales through expert recommendations. Expert engagement generates insights that inform product design and support clear communication of product benefits to consumer populations. It also helps to ensure that the Group has early visibility on unmet category needs.

Expert field force

The Group maintains a large, dedicated consumer healthcare expert field force that engages with doctors, dentists, pharmacists and other healthcare professionals across all of its key markets and has a reputation that scores positively in terms of service. The Group’s research indicates that the field force’s “called-on” experts make more recommendations per week than experts that are not called on and this has a direct impact on product performance.

Digital

In addition to its expert field force, the Group engages with a broad group of healthcare professionals through its digital tools. The Group has dedicated digital channels for experts in 38 markets and has a specialist digital team that engages with experts and healthcare professionals via a dedicated portal, webinars, personalised learning, email marketing, social media, searches and paid media channels.

Conferences and events

We believe that one of the most effective ways of ensuring that consumers and patients feel heard and reassured is by respecting, valuing and supporting the experts that care for them. As a result, it runs a number of above brand and audience-led initiatives that support the wellbeing, professional development and, where appropriate, business acumen of expert audiences.

In addition, the Group has a presence at all major healthcare professional conferences, which are growing in reach with the addition of virtual capabilities. The Group also presents symposiums on topics relevant to its products and categories and publishes in peer-reviewed publications globally.

Partnerships and initiatives

The Group also engages with experts across a range of global and regional initiatives which are relevant to its brands and categories. These allow the Group to build trust with the healthcare community and they also provide useful insights to support future innovation and increase engagement for the Group and its products.

The Group recently partnered with the International Federation of Pharmacists (“FIP”) to commission research amongst their four million professional members on the impact of air pollution on respiratory health. FIP is the global federation of national associations of pharmacists and pharmaceutical scientists and it has 146 member organisations worldwide. The partnership has resulted in pioneering research on the impact of air pollution on respiratory health and a thorough understanding of the barriers that exist to optimal self-care, including health literacy.

In a similar way, the Group’s partnership with world-leading scientific experts and Smile Train, a non-profit organisation providing corrective surgery for children with cleft lips and palates, led to the first comprehensive cleft care guidelines that helped provide the evidence for the inclusion of orofacial clefts as a priority issue in the World Health Organization (“WHO”) resolution and resulting Global Oral Health Strategy.

R&D

The Group’s dedicated consumer healthcare R&D organisation has a track record of successful innovation and the generation of product claims supported by scientifically robust clinical evidence. It also has a critical role in supporting the compliance of the Group’s existing and new products with varied, complex and moving regulatory requirements in over 170 markets in which the Group operates. It is differentiated by its global reach, broad capabilities, its leading position in Rx-to-OTC switches and its ability to combine cutting edge science with deep consumer understanding.

Capabilities

The Group’s R&D organisation’s multidisciplinary talent pool of approximately 1,400 highly skilled scientists combines OTC and FMCG experience and represents a wide range of scientific disciplines including scientists, medics, dentists, nutritionists, formulators, engineers, regulatory professionals and flavour scientists. The Group’s category-level marketing and R&D teams lead the strategic agenda of the Power Brands and drive and execute at scale the Group’s innovation pipeline. Local marketing and R&D teams drive the growth and innovation agenda of the local strategic brands and execute local market-relevant innovations for the Power Brands. This organisational setup maximises speed of implementation and tailors for consumer specificities. See also “—Global Reach” above, and “—Quality and Supply Chain” below.

The Group has three state-of-the-art R&D centres in Richmond, Virginia, USA (OTC/VMS), Weybridge, UK (Oral Health), and Suzhou, China (all categories in the Chinese market) providing it with a broad range of in-house scientific capabilities. Among other capabilities, these sites possess: (i) fast prototyping and pilot scale equipment for early stage development; (ii) imaging capability with high specification instrumentation; and (iii) analytical chemistry, product chemistry, sensory, packaging, process engineering, microbiology and stability capabilities. The R&D centres also support scale-up and technical transfers to manufacturing and provide end-to-end support for small-scale manufacturing. These capabilities are augmented by further consumer-centric capabilities, including consumer behavioural facilities and sensory and flavour science laboratories. In addition, the Group has embedded innovation resources which support local business units and enable the Group to recruit R&D talent globally to develop products closer to its consumers and tailor innovation for local consumer needs.

We believe that the ability to support its products and claims with trusted science is critical to its relationship with consumers and healthcare professionals. In support of this, the Group has dedicated capabilities to support both clinical trials and real world studies of its products and innovations. The Group has conducted over 65 clinical studies involving over 6,000 participants over the last five years, whilst the successful Rx-to-OTC switch of Voltaren in the USA in 2020 was supported using data in markets where Voltaren is already an OTC medicine. The R&D function’s expertise is also reflected in its track record of publications, peer-reviewed journal contributions and patents, including 296 publications and over 70 patent applications filed within the five years to end of 2021.

The Group’s R&D organisation places the understanding of the consumer at the heart of its innovation processes and draws on its dedicated in-house sensory and flavour science labs and consumer and shopper facilities to design products with the consumer in mind. The Group’s R&D scientists regularly connect with consumers via digital channels to obtain early feedback on innovation and the Group also monitors e-commerce reviews and utilises data-driven tools to better understand trends, unmet needs and areas of opportunity. Advanced visualisation techniques enable the Group to translate scientific benefits to consumers in an accessible manner.

The Group also maintains world class regulatory and medical teams who are embedded across multiple markets in each region. This enables the Group to rapidly launch innovations, maintain compliance on existing products, and engage in and enhance the self-care regulatory landscape—a capability which is a barrier for other smaller players. To illustrate this point, the Group has completed over 19,000 regulatory applications and approvals around the world in the last three years.

The Group augments its internal capabilities through dedicated business development and external innovation teams that scout and in-licence leading technologies. Innovation is further supported by a large external ecosystem including established suppliers and contract manufacturing organisations. Over 30 per cent. of the Group’s pipeline originates from external partnerships.

Rx-to-OTC switches

The Group has an enduring and world-leading capability in Rx-to-OTC switches. The switch of prescription products to OTC status is a key source of innovation and growth in OTC and requires expertise in medical, regulatory and commercial matters. The Group has a differentiated switch and direct-to-OTC consumer capability with a proven track record, having successfully completed four switches (Nexium, Flonase, Sensimist and Voltaren) in the USA in the last eight years, more than twice as many as any other business. The Group’s capabilities in switches are long-standing, with the Group and its predecessors having switched 19 products since 1990. Additionally, the Group successfully completed one new drug application in 2020 (Advil Dual Action).

These capabilities are a key differentiator and the Group has a long-standing dedicated in-house team composed of R&D and commercial experts, with a track record of switching both GSK and non-GSK products.

Going forward, the Group expects new switch opportunities to be increasingly supported by digital technology to increase product awareness and availability, to enable better self-care and to deepen direct relationships with consumers.

Selected innovations

The Contac product range includes a tablet that gives effective relief of seven cold and flu symptoms. In China, to address the Ministry of Health’s policy restricting pseudoephedrine-containing OTC medicines, the Group was able to in-licence appropriate technology and use its scientific and market expertise to overcome significant regulatory and technical challenges to launch the Contac Revive innovation in August 2021.

In 2021, the Group upgraded its core Sensodyne Repair & Protect franchise with the launch of Sensodyne Repair & Protect Deep Repair. The Group leveraged a previously acquired novel technology, NovaMin, which was based on findings from bone implant technology. This enables a deep and targeted occlusion of dentine tubules, in turn helping to reduce dentine hypersensitivity.

A further recent innovation in Oral Health is the launch of Sensodyne Complete Protection in January 2022, where the Group has created a formulation which offers all-round oral care benefits, such as cavity protection and enamel strengthening, while still providing Sensodyne’s clinically proven sensitivity protection.

In February 2021, the Group launched its Centrum Probiotics range in China. The R&D function developed the products using certified probiotic strains imported from Denmark. The launch was the Group’s first major move to expand Centrum beyond being a purely multi-vitamin and minerals brand, and was achieved within seven months from project initiation, reflecting the Group’s agile R&D capabilities.

In 2020, the FDA approved Advil Dual Action with acetaminophen as an OTC product for pain relief. The exclusive formula, launched in September 2020, is the first FDA-approved OTC combination of ibuprofen and acetaminophen in the USA.

Across 2019 and 2020, the Group upgraded its Voltaren franchise across Europe with the introduction of two award winning packaging solutions (with the one launched in 2019 already patented, and a patent application pending for the one launched in 2020). Detailed consumer work highlighted that convenience and ease of opening were key trial barriers. A “no mess” applicator removed the need for direct product contact with hands. Additionally, observing the target arthritis group’s use of the original product led to the introduction of the arthritis friendly “easy open” cap.

As part of its wider sustainability strategy, the Group has committed to developing solutions for all of its packaging to be fully recyclable or reusable by 2030 (where quality, safety and regulations permit). Within Oral Health, extensive stability and quality testing is underway to ensure that all of the one-billion-plus toothpaste tubes produced by the Group each year are made recyclable (first wave launched in July 2021 for Sensodyne Pronamel in Europe). The Group is also redesigning its toothpaste caps with ergonomic upgrades to reduce plastic use by more than 10 per cent. The Dr.BEST bamboo toothbrush (launched in 2020) and the Dr.BEST first climate-neutral toothbrush made from renewable resources (launched in 2021) are further recent innovations highlighting the Group’s sustainability strategy.

For further information on the Group’s R&D-driven innovations, see “—Categories and Brands.”

Quality and Supply Chain

Overview

The Group operates a supply chain which combines a network of 24 in-house dedicated consumer healthcare manufacturing sites with a number of third-party contract manufacturing organisations (“CMOs”). The Group derives important commercial and competitive benefits from the large historical investments it has made in its footprint, infrastructure, quality control systems and people. It benefits both from the economies of scale from its large multi-region manufacturing sites and from its ability to manufacture with agility and scale on a regional level, close to its consumers. In addition, the quality and supply chain organisation’s track record in consistently meeting the rigorous compliance requirements of national regulatory bodies, demonstrated via successful quality inspection outcomes, is the result of investment, expertise and a cultural commitment to quality which are difficult to replicate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key factors affecting the Group’s results of operations and financial position—Supply chain” for a discussion of the key factors impacting the Group’s supply chain.

Group Internal Supply Network72

Scale manufacturing at a local level

As one of the largest consumer healthcare companies in the world, the Group is able to deliver the cost benefits of scale manufacturing both at multi-region supply sites such as Dungarvan and Nyon, and through regionally focused sites close to its customers such as Suzhou and Oak Hill.

Every year, the Group supplies more than 3.5 billion consumer packs globally, including approximately 1.7 billion tubes of toothpaste, approximately 55 billion individual tablets and high volumes of liquid doses, gels and creams. Approximately 70 per cent. of consumer packs are sourced internally within the Group, with the remainder through a network of CMOs.

The Group’s ability to manufacture locally at scale is illustrated by some of the Group’s key sites:

Levice, Slovakia	Supply of the Group’s full portfolio of toothpaste at competitive cost across EMEA at a volume in excess of 600 million tubes annually

Dungarvan, Ireland	Supply of up to six billion tablets of Panadol annually in addition to the full range of denture cleansers and fixatives.

Nyon, Switzerland	Supply of more than 200 million units of the Power Brands Voltaren and Otrivin

Guayama, Puerto Rico	Supply of all Advil, Centrum and Emergen-C products for North America. The production of Emergen-C was consolidated into Guayama as part of the Group’s ongoing supply chain efficiency programme following completion of the Pfizer Transaction to add further scale leverage.

Suzhou, China	Dedicated China supply site combining agility for new product introduction and manufacturing at scale for key local products. The recent addition of a second facility was designed to support growth and expansion of the VMS product range.

[72]	The manufacturing sites in Argentina and Brazil will be transferred to the Group following Separation. See “Material Contracts—Asset Transfer Framework Agreement” for further information.

The Group’s manufacturing footprint is well aligned geographically with its key markets around the world. This allows products to be regionally sourced and more easily tailored to local needs whilst also reducing the costs and risks associated with single-sourced global manufacturing. For example, the six in-region manufacturing sites in APAC supply 82 per cent. of the region’s products and work closely together with the Suzhou R&D organisation to facilitate the rapid introduction of innovative region-specific products. The geographically aligned sourcing of products also provides a natural currency hedge, helping to mitigate the impact of foreign exchange movements.

Complementary mix of internal and external supply

The Group’s supply chain includes approximately 180 external CMOs which supply approximately 30 per cent. of its consumer packs. While the Group has consolidated its CMO network in recent years as part of its ongoing supply chain efficiency programme, it has many ongoing long-established relationships with high quality and trusted CMOs. These relationships allow the Group to access specialist dose forms, for example, in sprays and patches, while supporting the Group’s agility in meeting changing consumer demands and providing innovation and responsive new product introduction in all geographies.

Fully invested systems infrastructure

In support of the internal and external network of manufacturing sites, the Group maintains a robust and up-to-date systems infrastructure including a single SAP enterprise resource planning system at 22 of its 24 internal sites, separate from that of the GSK Group and covering demand forecasting, supply planning, new product introduction and artwork management. These investments enable seamless interaction across the supply chain whether production is sourced internally or externally from CMOs.

Ongoing synergy delivery from the integration of the Novartis and Pfizer consumer healthcare businesses

The Group continues to benefit from the scale advantages arising from the combination of both the Novartis and Pfizer consumer healthcare businesses with GSK’s consumer healthcare business. Over the past six years, the network rationalisation programme has reduced the Group’s internal network from 41 sites inherited from the legacy GSK Group, Novartis and Pfizer businesses to 24 and the Group’s supply network continues to deliver significant synergies from the integration of the six legacy Pfizer sites and CMO network. In FY 2021, over £90 million cost of sales synergies were delivered with additional synergies projected in 2022.

Robust quality and compliance

The Group’s supply chain infrastructure is distinguished by high quality standards and rigorous compliance procedures which are applied both to internal sites and the Group’s CMO partners. These allow consumers, healthcare professionals and regulators to be confident in the Group’s products.

The effectiveness of the Group’s quality management systems is validated by ongoing strong performance in external regulator audits. The Group’s supply chain is subject to multiple regulatory inspections every year by national medical regulatory bodies including the FDA and the UK Medicines and Healthcare products Regulatory Agency. Since 2019, there have been more than 200 inspections by national regulatory bodies with a 99.5 per cent. success rate across the internal supply network.

The Group has continued to invest to sustain this strong quality and compliance record in order to keep ahead of evolving regulatory requirements. Recent investments include an updated quality management system, enabling enhanced end-to-end compliance capability and efficiency and electronic batch records deployment into key internal manufacturing sites.

Efficient and customer-oriented warehousing and logistics network

Following the integration of both the Pfizer and Novartis consumer healthcare businesses, the Group’s warehousing and logistics network has been reviewed and optimised to meet efficiency and customer service requirements for the combined portfolio and channel mix.

In markets with well-developed infrastructure and established third-party OTC distribution capabilities, for example in North America and Western Europe, the Group operates through large-scale distribution centres. In Europe, to further leverage scale and to enable efficient inventory and service management, the Group operates warehouses covering multiple markets, often in conjunction with multi-language packs. Typically, distribution centres are operated with expert third parties in order to leverage scale, expertise and technology platforms. In all cases, distribution centres, whether in house or third-party, must comply with the Group’s rigorous quality compliance standards and are subject to the Group’s audit process.

Ensuring supply continuity

The Group benefits from a comprehensive risk management programme which applies across all of its sites to minimise potential disruption of supply to customers and patients. This is supported by independent risk assessment of each manufacturing site. The Group continues to drive down risk in its sites with a robust risk management approach and a strong environmental, health and safety risk reduction programme. Supply continuity is also supported by the Group’s history of strong relations with its site-based employees and union representatives—presently, fewer than 50 per cent. of the Group’s sites are unionised.

The Group sources from approximately 2,500 direct material suppliers in approximately 65 countries. While, in broad terms, packaging supply and raw material supply takes place at a local or regional level, the sourcing and supply of active pharmaceutical ingredients and excipients is typically at a global level. To assist the mitigation of packaging and raw material sourcing risks, the Group operates a dual-sourcing programme, which prioritises critical items where risk is highest and revenue dependency is significant. In FY 2021, 75-80 per cent. of the Group’s materials supply by spend was sourced from more than one supplier and it expects this to increase to 85-90 per cent. by the end of 2023. Where dual sourcing is not expedient or feasible, for example with unique specification materials (such as supplier IP-owned flavours, or bespoke/IP-owned packaging applications), the Group mitigates risk through holding higher inventories and sourcing from multiple production sites owned by the same supplier.

Enabling the Group’s sustainability agenda

The supply network plays a key part in the delivery of the Group’s ambitious sustainability goals with a number of key initiatives.

To support the global efforts to mitigate the impacts of climate change, the Group has implemented renewable electricity generation at 12 of its 24 internal sites and is aiming to reduce its net Scope 1 and 2 carbon emissions by 100 per cent. by 2030 (versus its 2020 baseline).

The Group’s supply network is also implementing a broad range of other environmental and sustainability initiatives. For example, the Group achieved Zero Waste to Landfill certification across its network in 2021 and expects to achieve sustainable sourcing of palm oil in 2025. From a product perspective, the introduction of 100 per cent. recyclable toothpaste tubes and carbon-neutral plastic-free toothbrushes has commenced in Europe and the Group is working towards the implementation of pioneering recycling solutions for tubes and blister packs by 2030.

Intellectual Property

Trade marks

The Group’s meaningful and distinctive brands are of central importance to its business. Accordingly, the Group employs a global trade mark strategy to ensure that it has extensive and geographically wide-reaching trade mark coverage to protect their reputation and goodwill. As of 22 September 2022, the Group owns 30,995 trade mark registrations and applications in multiple jurisdictions worldwide. These are managed centrally at Group level in order to ensure robust portfolio management and consistency.

The Group’s Power Brands have the most extensive level of trade mark coverage, with rights filed to cover relevant word marks and logos in all major markets. Local strategic brands in the Group’s key markets have coverage in their relevant markets. There is also substantial coverage for the Group’s other leading brands worldwide. Along with the comprehensive worldwide coverage, the Group has particularly extensive trade mark protection for its products in the USA and China, both being key markets for the Group.

The Group has adopted the trade mark HALEON as its corporate name. Prior to adoption, extensive brand clearance work was carried out in all key markets across the full range of goods and services that the Group operates in, and anticipates operating in, and clearance in such key markets was obtained. Trade mark applications have been filed in all countries in which the Group operates.

The Group has worldwide exclusive, royalty-free and sub-licensable licences for certain OTC products from both Novartis (including Voltaren and Lamisil) and the GSK Group (including Flixonase, Bactroban and Zovirax).

These licences to the shared brands are perpetual, subject to material breach by or insolvency of the relevant member of the Group, and exclusive in relation to consumer healthcare products, subject to customary exclusions.

Additionally, the Group licences certain brands to and from third parties, including Nexium (OTC only), which is a worldwide in-licence from AstraZeneca (excluding Brazil); Nicorette, which is a US in-licence from Johnson & Johnson; and Nicoderm, which is a US in-licence from Sanofi.

The TSK&F Joint Venture in China markets several of the Group’s OTC brands locally (including Contac, Fenbid and Bactroban). The main trade marks for the marketed products are generally owned by, or licenced to (from the GSK Group or Novartis as shared brands), the Group and licenced to the TSK&F Joint Venture.

The Group routinely monitors the trade mark activities of competitors and takes timely legal action to appropriately enforce its trade mark rights against infringing third parties and ensure that the Group’s brand reputation, goodwill and value are protected. This action is employed through infringement litigation in courts, enforcement actions at national intellectual property authorities or by direct negotiations.

Patents

The Group employs a global patent strategy that endeavours to protect the Group’s R&D innovations and commercial products and strengthen the Group’s competitive position in the global consumer healthcare market. The Group currently has, as of 22 September 2022, approximately 1,500 granted patents and approximately 300 patent applications globally, including patents and patent applications relating to many of the Group’s Power Brands.

Patents in consumer healthcare play a vital, but different, role than patents in other health-oriented fields such as pharmaceuticals and vaccines. Consumer health-based patents rarely, if ever, solely cover a new active pharmaceutical compound by itself, because nearly all consumer health-based products use well-known, established active pharmaceutical compounds whose original patents have long since expired. Instead, consumer health-based patents focus on all aspects of a product itself, such as the formulation, method of manufacturing, delivery device, packaging, method of treatment, and design. Through careful evaluation of the different unique features of each consumer healthcare product, the Group’s products are often protected by multiple patents covering a variety of distinct features of the product. This results in less reliance on individual patents for a product’s commercial success, and the inability to obtain patent protection for one feature of the product can often be offset by patent protection of a different feature. Consequently, the Group does not consider any single patent to be critical to its overall financial health and success.

The Group’s global patent portfolio provides a number of competitive advantages in the consumer healthcare industry. The Group’s diversified approach of patenting multiple features of a product make the market entry of competitors with copy products difficult. Moreover, many of the Group’s patents cover technology closely related to the Group’s products, creating a further buffer of patent protection. Particularly during the early stages of new product launches, patent protection delays competitor entry into the marketplace and provides a competitive advantage of time for exclusive development of brand goodwill and market share prior to later entry of competing products. The existence of granted patent rights also enables the Group to advertise, promote, and mark its products as being patented. This supports the Group’s marketing campaigns, builds endorsements from healthcare professionals and increases consumer awareness of innovative technology being used in the Group’s products.

Further, some of the Group’s US patents, including certain patents covering some Advil products, cover products which qualify for listing in the US FDA Orange Book, which provides statutory exclusivity periods.

In addition to mitigating patent infringement risks, including through the active use of Freedom to Operate clearances early in the R&D process to assess potential liabilities presented by competitor patents, the Group’s global patent strategy invests resources in offensively enforcing patent rights. The Group routinely monitors the activities of competitors and takes timely legal action to assert the Group’s patent rights when appropriate. This allows the Group to retain the competitive advantages provided by the patent portfolio and to protect market share by seeking legal remedies, such as injunctions or monetary damages, to deter, prevent, or delay competitor entry.

The Group’s patent portfolio further generates value to the Group through the licensing of patents to outside parties covering technology that is not of commercial value to the Group. The patent portfolio can also be utilised as leverage during business negotiations, facilitating the creation of cross-licensing arrangements with competitors in lieu of litigation.

The Group in-licences certain third-party patents that support the Group’s business goals, including patents from companies with technical expertise in particular areas that the Group seeks to commercialise. The Group also partners with third parties to accelerate, develop, and/or commercialise new products in a cost-effective manner by utilising the knowledge of external experts in a particular field.

Designs and other intellectual property

In addition to the Group’s large patent and trade mark portfolios, the Group further strengthens brand value through protection of distinct brand designs, such as packaging designs. As of 22 September 2022, the Group has 1,057 granted and pending designs which are managed centrally at Group level. There is also copyright and unregistered intellectual property protection for pack designs and unregistered brands to the extent available in a given country.

Domains

As of 22 September 2022, the Group owns 6,190 domain names, which are managed centrally at Group level.

Domain names for the Group’s corporate names have also been reserved, including “Haleon.com” and “Haleon.cn”.

Environmental, social and governance

The Group’s purpose is to deliver everyday health with humanity and this informs the Group’s relationships with all of its stakeholders as well its approach to stewardship of natural resources. The Group has ambitious goals in relation to health inclusivity, its environmental impact, and supporting the communities where it operates together with a commitment to robust corporate governance practices across its business so as to enable it to maximise its positive impact on society.

The Group’s ESG strategy is led centrally by a core team of experts with representation on the management team and with a track record of ESG programme delivery in the consumer goods and healthcare industries. Central strategy and coordination is complemented at a business unit level by the incorporation of ESG objectives into the Group’s operational and performance targets, ensuring that ESG is integral to how it manages its business and drives value creation for all of its stakeholders.

Tackling environmental issues impacting everyday health

The Group’s commitments to a healthy environment can be seen in four areas in particular: (i) carbon and climate change; (ii) sustainable healthcare packaging: (iii) trusted ingredients, sustainably sourced; and (iv) operational waste and water. The commitments are brought to life through product innovations.

With respect to carbon and climate change, the Group understands the impacts of fossil fuel emissions and a warming planet on human health, whether it be through the impacts of extreme weather events, the exposure of new regions to climate-driven infectious diseases or the direct risks posed by air pollution to respiratory and cardiovascular health. Building on the steps already taken while part of the GSK Group, the Group is taking a robust approach to addressing its carbon footprint.

To support the global efforts to mitigate the impacts of climate change, the Group has implemented renewable electricity generation at 12 of its 24 internal sites and is aiming to reduce its net Scope 1 and 2 carbon emissions by 100 per cent. by 2030 (versus its 2020 baseline). The Group intends to self-generate renewable electricity or purchase renewable energy certificates to cover the Group’s total electricity usage by the end of 2022. In addition, the Group aims to reduce its Scope 3 emissions by 42 per cent. from source to sale by 2030 (versus its 2020 baseline). This level of carbon emissions reduction is aligned to the Intergovernmental Panel on Climate Change 1.5°C pathway. Following Separation, the Group intends to seek formal accreditation of its carbon commitments by the SBTi. The Group will also set a long-term carbon net zero goal informed by the latest SBTi guidance.

In packaging, the Group aims to develop solutions for all of its product packaging to be recycle-ready by 2025 and to be fully recyclable or reusable by 2030 where quality, safety and regulations permit. The Group aims to reduce its use of virgin petroleum-based plastic by 10 per cent. by 2025 and one-third by 2030 versus its 2020 baseline. The Group will work with partners to drive global and local initiatives to collect, sort and recycle consumer healthcare packaging at scale by 2030.

The Group looks to leverage external partnerships to achieve its environmental goals. It is part of the Pulpex partner consortium with Diageo, Unilever and PepsiCo, which looks at introducing first-in-class pulp packaging made from sustainably sourced pulp. The Group is further exploring the design and piloting of Pulpex bottles across several key brands in its Oral Health and OTC/VMS portfolios, including its global Power Brand Centrum.

The Group aims for all of its agricultural, forest and marine-derived materials to be sustainably sourced and deforestation free by 2030. In 2020, the Group’s sites that were its largest users of glycerine, its most material palm oil derivative, achieved Roundtable on Sustainable Palm Oil73 mass balance certification. As a next step in continuously improving the Group’s sourcing of sustainable palm oil, it is progressing towards buying physically certified palm oil derivatives. From 2022, the Group is providing funding towards several projects with ASD (Action for Sustainable Derivatives) to drive positive impact on the ground by improving the livelihoods of smallholders and providing support to increase the availability of sustainable sourced palm oil.

With respect to operational waste and water, the Group aims for all of its sites to achieve the Alliance for Water Stewardship (“AWS”) Standard74 by 2025, with all sites in water-stressed basins to be water-neutral by 2030. One achievement in this area is at the Cape Town site, which is located in a high-stress water basin. Here, the Group has reduced its water consumption by over 50 per cent. since 2010 and the site is on track to become the first water-neutral site across the manufacturing network by the end of 2022. The Group aims for all of its manufacturing sites to achieve TRUE certification by 2030.75

Additionally, the Group has been implementing its sustainability agenda through its product innovations. The carbon-neutral Dr.BEST Green Clean toothbrush is an example of sustainable innovation. It begins with renewable raw material sourcing from sustainable forests and bio-composite material from the woodwork industry for the handle, has bristles made from 100 per cent. castor oil, and has plastic-free packaging.

To better understand the brush’s improved carbon footprint, the Group engaged with specialist consultancy firm, Climate Partner, which found the footprint was reduced by more than 50 per cent. when compared with the standard Dr.BEST toothbrush. The remaining footprint is offset through a community-based Climate Partner project in Madagascar. The Group is working on further innovation to reduce the carbon footprint even further with the ultimate goal of reducing it to zero.

Inclusivity

Health inclusivity is fundamental to the Group’s purpose to deliver everyday health with humanity, as everyday health is impacted by social exclusion and as bias and stigma prevent people from accessing better everyday health. The Group is taking a leading position in educating and empowering people to achieve better self-care and to provide accessible, affordable health care solutions through its products.

The Group aims to empower millions of people a year to be more included in opportunities for better everyday health, empowering 50 million people a year by 2025. It aims to achieve this in three key ways (i) driving change

[73]

Roundtable on Sustainable Palm Oil (“RSPO”) is a not-for-profit organisation with over 4000 members, dedicated to developing and implementing global standards for sustainable palm oil. The RSPO has developed a set of environmental and social criteria which companies must comply with in order to produce Certified Sustainable Palm Oil. When they are properly applied, these criteria can help to minimize the negative impact of palm oil cultivation on the environment and communities in palm oil-producing regions.

[74]

AWS is a global alliance between businesses, NGOs and the public sector promoting good water stewardship. The AWS Standard is a globally applicable framework for major water users to understand their water use and impacts, and to work collaboratively and transparently for sustainable water management.

[75]

TRUE is the first zero waste certification programme dedicated to measuring, improving and recognising zero waste performance by encouraging the adoption of sustainable materials management and reduction practices which contribute to positive environmental, health and economic outcomes.

through its brands; (ii) empowering self-care; and (iii) investing in thought leadership and research. The Group’s social impact from such activities will be measured according to the nature of the activity. For example, the Group developed an inclusive easy-to-open cap for Voltarol pain relief gel and will count the number of potential arthritis sufferers rather than the total number of purchases in its reporting.

The Group is collaborating with The Economist Group to develop an index to promote awareness of health inclusivity and ongoing and productive dialogue with policymakers and healthcare professionals. The programme assesses the state of health inclusivity in 40 countries across four to five indicators (increasing to 80 countries in later phases), with the data being made available to consumers and stakeholders though an interactive index hub.

The index will be hosted on The Economist website in an interactive hub to enable open access so that stakeholders can use the data to perform their own analyses. In the first year, this output will be used to raise awareness and build further understanding of the drivers of health inclusivity. It is intended to facilitate meaningful dialogue with and among key stakeholder groups who share an interest in improving health inclusivity, particularly investors, policymakers, healthcare professionals and external experts, as well as the media, consumers and customers. The outputs will equip the Group with insights to inform its own actions and help identify opportunities for partnerships and wider coalitions of action in the medium to longer term to drive health inclusivity.

The Group has also seen the synergistic benefits of its inclusivity focus in driving preference and growth among retailers in multiple markets. For example, the US Tums “Bring Diversity to the Table” campaign run at Walmart in 2020, which donated culinary and nutrition scholarships with the Thurgood Marshall College fund, was awarded incremental displays in over 3,300 Walmart stores during the competitive holiday period and helped to deliver an increase in revenue for the Tums brand.

Corporate governance

The Group strives for best-in-class corporate governance, which can be illustrated in three areas. First, at a Board level, the Chair and Directors have been selected based upon the capabilities, experience, diversity and regulatory requirements for a consumer healthcare company. The Directors have a commitment to transparent reporting and disclosure and are subject to a robust code of conduct.

Second, Board-level governance and committees have been established to ensure alignment with all requirements of the UK Corporate Governance Code (see “Board Practices—The Board and Corporate Governance”).

Third, the Group’s internal and external operational governance, links in directly to Board-level governance, enabling rapid escalation and visibility. This includes a focus on key performance indicators, principal risks, supplier code of conduct and quality requirements, internal employee training, and the use of responsibility scorecards to promote the right behaviours.

Dividend Policy

The Company expects to adopt a dividend policy, which will reflect the long-term earnings and cash flow potential of the Group, consistent with maintaining sufficient financial flexibility and meeting the Group’s capital allocation priorities. The initial dividend is expected to be at the lower end of a 30 to 50 per cent. pay-out ratio, subject to Board approval. The Company expects to pay a dividend to its shareholders in relation to the second half of 2022 in 2023, subject to Board approval and following approval of the Company’s FY 2022 results.

Regulatory Overview

The Group’s activities are subject to a rigorous regulatory framework on a local and international level that conditions and affects the Group’s activities. The process of obtaining regulatory approvals and ongoing compliance with applicable laws, regulations and other requirements require the expenditure of substantial time and financial resources.

The following is a summary of the regulatory landscape applicable to the Group’s business in the key markets in which the Group operates. Where there are material differences, the applicable local regulatory framework is also summarised in respect of the USA, EU and/or China, being key markets for the Group’s business from a regulatory perspective. See “—OTC Medicines,” “—Medical Devices,” “—Food (dietary supplements),” “—Cosmetics” below which summarise the applicable laws, regulations and other requirements that are materially relevant to the Group’s consumer healthcare products.

The Group has products in a number of different regulatory classifications. From a regulatory perspective, the majority of the Group’s products can be categorised according to four principal regulatory classifications: (i) OTC medicines; (ii) medical devices; (iii) foods; and (iv) cosmetics. These classifications and their application to a given product in a given market may vary according to jurisdiction, the nature of the product and changes in law, among other variables. For example, while supplements are typically regulated as foods, in certain jurisdictions they may be regulated as medicines where they mitigate disease states or their ingredient levels exceed locally defined maximum thresholds for supplements. Accordingly, certain products will be subject to varying levels of regulation in different markets.

Additional laws, regulations and other requirements materially relevant to the Group’s business are summarised in “—Clinical Trials for OTC Medicines,” “—Claims and labelling,” “—Consumer Safety and Quality,” “—Pricing,” “—Environment, Health and Safety,” “—ABAC, AML and Sanctions” and “—Data Privacy” below.

OTC Medicines

Medicines are broadly defined as any product (or any ingredient(s) of such product) with an intended use to treat, prevent or cure a disease or medical condition. There are two main classifications of medicines: (i) those requiring a prescription; and (ii) those that can be bought over-the-counter without a prescription. Examples of OTC medicines include analgesics such as ibuprofen and paracetamol (known as acetaminophen in the USA); indigestion remedies such as antacids; and decongestants such as xylometazoline and oxymetazoline.

Regulation of OTC medicines

In general, regulations applicable to prescription medicines also apply to OTC medicines. Regulations relating to manufacturing, testing, facility registration and inspection, clinical trials, importation, safety monitoring and risk management apply equally to both classifications. The principles followed are the guidelines and standards published by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”), of which the USA, the EU and China are all members. The ICH brings together regulatory authorities and the pharmaceutical industry to discuss scientific and technical aspects of pharmaceuticals and to develop ICH guidelines. The ICH guidelines cover quality, efficacy and safety aspects, among other topics.

There are additionally often specific regulations that apply to OTC products to address unique issues common to these types of medicines.

USA

In the USA, the Group must comply with laws, regulations and other requirements promulgated by numerous federal and state authorities, including the FDA and other agencies and divisions of the Department of Health and Human Services, the Drug Enforcement Administration and other agencies of the Department of Justice, the Consumer Product Safety Commission, the Environmental Protection Agency, Customs and Border Protection (for imports and exports), the FTC and state agencies. Applicable legal requirements govern, to varying degrees, the research, development, manufacturing, commercialisation and sale of the Group’s products, including pre-clinical and clinical testing, approval, production, labelling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. Failure to comply with applicable legal requirements can result in product recalls, seizures, injunctions, refusal to approve or withdrawal of approval of product applications, monetary fines or criminal prosecution.

The FDA is the principal regulator of OTC medicines. Its authority comes primarily from the Federal Food, Drug and Cosmetic Act of 1938, as amended. In addition to reviewing New Drug Applications (“NDAs”) for branded drugs and Abbreviated New Drug Applications (“ANDAs”) for generic drugs and overseeing the OTC drug monograph framework, the FDA has the authority to ensure that drugs introduced into interstate commerce are not “adulterated.” For these purposes, adulterated means that the product or its manufacture does not comply with FDA quality and related standards. A drug is adulterated if, among other things: (i) it is prepared under unsanitary conditions such that it may have been contaminated or may cause injury to patients; (ii) its manufacture does not comply with Good Manufacturing Practice (“GMP”); (iii) it does not comply with an official compendium; (iv) its strength, purity or quality differs from that which it purports to possess; or (v) it is manufactured, processed or held in a facility which refuses FDA inspection.

EU

In the EU, medicinal products are subject to extensive pre- and post-marketing regulation by regulatory authorities at both the EU and Member State (national) levels. The EU system is based on a closely coordinated regulatory network of national competent authorities in the European Economic Area working together with the EMA and the European Commission, whose principal role is to take binding decisions based on the scientific recommendations delivered by the EMA. The network was built to help ensure that safe, effective and high-quality medicines are authorised throughout the EU, and that patients, healthcare professionals and citizens are provided with adequate and consistent information about medicines.

China

In China, the NMPA is the primary regulatory authority. Its objectives are: (i) to supervise the safety of drugs (including traditional Chinese medicines and ethno-medicines), medical devices and cosmetics; (ii) to regulate the registration of drugs, medical devices and cosmetics; and (iii) to undertake associated standards management. There are a number of institutions affiliated with the NMPA, including: the National Institutes for Food and Drug Control; the Chinese Pharmacopoeia Commission; the Center for Drug Evaluation (“CDE”); the Center for Food and Drug Inspection; the Center for Drug Reevaluation; and the Center for Medical Device Evaluation. China has significantly updated its regulatory framework under the Drug Administration Law of 2019, issuing new regulations to modernise the healthcare system.

Marketing authorisation process

A licence is generally required to market a medicine. Regulatory agencies issue a product licence based on a marketing authorisation application (“MAA”) dossier. A dossier is compiled and submitted to regulatory authorities in accordance with local regulations. Once a licence is granted, the marketed product must be compliant with its registered details and any change to the technical details requires an update to the registration. However, in some instances, local regulations may allow marketing without a specific prior approval, provided defined criteria are met.

The licence indicates the legal status of the product: prescription or OTC, as well as any other restrictions on the marketing or use of the product. Regulatory agencies may have different views on whether a particular product is appropriate to be marketed as OTC in their countries.

In some instances, a regulatory agency may issue certain conditions for approval, referred to as post-marketing commitments or obligations. This may mean that the company must conduct a Phase IV (or post-marketing) study in order to provide the agency with additional information about the use of the medicine in the general population under marketing conditions. Failure to comply can result in licence revocation.

Site inspections

Site inspections are a routine aspect of a regulatory authority’s review of the MAA to ensure medicines are manufactured in accordance with GMP. Inspections by the FDA or EU agencies may be recognised for registration in international markets outside of the USA and EU. However, some local regulatory authorities require conduct of their own site inspections. Scheduling and waiting for the results of these site inspections is time consuming, often adding one to two years to the registration process.

USA

In order to market and sell a new drug product in the USA, a drug manufacturer must either: (i) file an NDA that shows the quality, safety and effectiveness of the new drug; (ii) file an ANDA that demonstrates equivalence of a generic to another company’s branded drug product; or (iii) comply with the OTC drug monograph requirements, which are the rules for each therapeutic category establishing conditions, such as active ingredients, uses, doses and testing, under which an OTC drug is generally recognised as safe and effective and can be marketed without an NDA and FDA pre-market approval.

EU

In the EU, application dossier content requirements for medicinal products are set by the European Commission and, like the USA and many other markets, are aligned with ICH guidelines. There are several administrative mechanisms to request regulatory approval of a medicine (both prescription and non-prescription): (i) the centralised procedure, which is an EU authorisation route resulting in a single marketing authorisation valid in all EU Member States and EEA countries; (ii) the mutual recognition procedure, resulting in a mutually recognised product (used where a product is already authorised in at least one Member State and approval is sought in at least one other Member State); (iii) the decentralised procedure, resulting in a mutually recognised product (used where a product is not already authorised in any Member State and the centralised procedure is not available or selected); and (iv) the standalone national procedure for authorisation in a single Member State.

China

In China, applications to market medicinal products are covered under the Drug Registration Regulation 2020, which covers, among other requirements, GMP and requirements of good clinical practice (“GCP”). “Technical guidance”, issued by the CDE, indicates Chemistry, Manufacturing and Control data and both clinical and non-clinical requirements. The key elements of any regulatory application are quality, safety and efficacy, and, until recently, there has been one process for the registration of all medicines in China, irrespective of prescription or OTC status. However, the new Drug Registration Regulation 2020 provides an alternate process for OTC medicines, which maintains the principles of quality, safety and efficacy.

Post-marketing authorisation

Compliance with registered details and post-marketing changes

Once the marketing authorisation licence is granted, the company is required to comply with the conditions of approval and must always ensure that the product label used in the market is compliant with the registration and that the product is manufactured and supplied in compliance with registered details.

Non-compliance can lead to product recalls or other action by the regulatory authority, often posted publicly. This may involve fines, licence revocation and/or increased inspection of the manufacturing sites and/or other products marketed by the company.

Any changes to registered details relating to the marketing authorisation require registration updates, which may require regulatory authority approval (and potentially a review fee) prior to implementation. This mostly applies to changes that could impact product quality (manufacturing implications), safety or efficacy (e.g. a new indication). When such approval is required, the review times vary depending on the type and extent of the change. Following approval, the changes form part of the licence requirement and must be implemented within the timeframe required by the local regulator.

Licence maintenance and expiration

Many regulatory authorities grant licences that are effective for a specified period of time, after which a renewal application must be submitted to continue to market the product. This renewal period is typically every five years. Once a licence is granted, it is the company’s obligation to keep the licence effective. If a product is never marketed or if a renewal application is not submitted on time, the licence is lost.

Other OTC medicines regulations

Rx-to-OTC switches

An Rx-to-OTC switch refers to the process by which the legal classification of a drug changes from Rx (prescription) to OTC (non-prescription) status. This involves the generation of extensive supportive data to establish that the drug can be used safely and effectively by consumers based only on their understanding of the product labelling and without the intervention of a healthcare professional.

Rx-to-OTC switches require in-depth consideration of the inherent safety profile and efficacy of a drug, balanced with mitigation of the potential increased risks associated with OTC availability. They also require consideration of the capability of consumers to use the product appropriately based on labelling and associated instructions.

For a drug to be suitable for OTC status: (i) the indication must be for a condition that a consumer can recognise themselves; (ii) the benefit of the product must exceed the risks (including any potential adverse events being of low incidence and easily identifiable by consumers); (iii) the potential to misuse or abuse the drug must be low; (iv) the labelling of the product must be compliant (see “—Claims and labelling” below); and (v) there must be data demonstrating the efficacy and safety of the product. This supporting data includes detailed analysis of the drug’s safety from clinical studies and in-market use, as well as label comprehension studies and sometimes “actual use” studies, which demonstrate appropriate consumer selection/deselection and product use that complies with label instructions.

Other market-specific requirements

National authorities sometimes have requirements and internal procedures for assessing product quality, efficacy and safety for marketing authorisations, for example, requiring local market study data to demonstrate relevance to the target market population. However, many requirements can be managed by providing additional certificates or notarising documentation to provide assurance of data authenticity from markets where permits or approvals have already been obtained.

Certificate of Pharmaceutical Product

The WHO, in an effort to assist smaller regulatory authorities with marketing authorisation applications, particularly those that may not have the ability to assess product quality independently, established a recommended format for a Certificate of Pharmaceutical Product (“CoPP”). This certificate is required by the importing country as part of the local registration procedure in certain markets. CoPPs are issued for each drug product. Many countries require, or strongly prefer, a CoPP issued by the regulatory authority in the country of manufacture (or “source” CoPP). Some countries accept a “non-source” CoPP, but this is typically by exception. Before requesting a CoPP, the medicine must first be registered and, in many cases, marketed.

Import and export USA

Importers of medicines to the USA must comply with United States Customs and Border Protection documentation requirements and examination. Perceived violations will be refused admission and a notice of detention and hearing may be issued. If the FDA ultimately refuses admission, a redelivery notice may be received with a notice for damages for up to three times the product value.

Products for export from the USA are subject to the import requirements of the importing foreign country and, if the product is not approved in the USA, the company must apply to the FDA for appropriate export documentation.

EU

Manufacturers and importers of medicinal products located in the EEA must hold a manufacturing authorisation issued by the national competent authority of the Member State where such activities are being carried out. The manufacturer or importer must have a qualified person who is responsible for certifying that each batch of product has been manufactured in accordance with EU GMP before releasing the product for commercial distribution in the EU or for use in a clinical trial. Manufacturing facilities are subject to periodic inspections by the competent regulatory authorities for compliance with GMP.

China

Imports to and exports from China follow the same principles as the USA and EU. Chinese importers must provide necessary documents (including, for example, import drug licence, GSP licence, business licence, imported batch product’s certificate of analysis/country of origin/order/commercial invoice/packing list/bill of lading, local drug test report and historical import evidence, in each case as applicable) to the provincial healthcare authorities or NMPA, who in turn provide a customs form for the importer to present at China customs. Failure to meet the requirements results in the rejection of goods at the border.

Where medicines are being imported, an import drug licence is required, which grants the manufacturer the right to register, import, sell and use the imported drug in China. In the application process for the import drug licence, the NMPA: reviews a dossier documenting the quality, safety and efficacy of the drug; verifies the quality specification of the drug; and performs a sample test on three batches of the drug. Once granted, the licence remains active for a five-year renewable period.

Medical Devices

Medical devices are broadly defined as products which a manufacturer intends to be used to diagnose, prevent, monitor, predict, treat or alleviate disease. Devices generally achieve their purpose by physical modes of action; the principal intended action may not be pharmacological, immunological or metabolic.

Classification of medical devices

Although different regulatory authorities have different systems of review before a medical device can be marketed, they all apply a risk management approach to classify devices. All medical devices must satisfy safety and performance, quality system (some low-risk devices may be exempt) and labelling requirements. The degree of regulatory scrutiny increases with the potential risks of the medical device.

The purpose of risk classification is to ensure that the regulatory controls applied to a medical device are proportionate to the risk. Most markets have an overall I-III classification system, with class I being the lowest risk and class III being the highest. Class III devices usually support life, present high risk of illness or injury, or are implanted. Examples include pacemakers and catheters. Class II devices present more moderate risk to the user and include, for example (under the MDR (as defined below) in the EU), denture cleansers, denture adhesives, pain-relieving heat patches and therapeutic toothpastes. Class I devices have the lowest perceived risk and include devices such as, liquid medicine measuring cups, spectacles and bandages. The Group’s products, throughout its global portfolio, are largely classified nationally as Class II or Class I medical devices.

The regulatory requirements increase as the device risk class increases. These regulatory controls may include, for example, those in relation to: (i) the operation of a quality system for all devices; (ii) the need for and frequency of independent external audit of the manufacturer’s quality system; (iii) a reference technical file with support data defining performance and controls; (iv) independent external review of the technical data; and (v) product testing using in-house or independent resources; and (vi) documentation of relevant clinical evidence to support the manufacturer’s claims.

Market Authorisation

USA

In the USA, most Class III devices and new devices that are not substantially equivalent to an already legally marketed product require clearance through a Pre-Market Approval (“PMA”). There must be documented safety and effectiveness data for the device and clinical data is required. Where a PMA is not needed, most Class II and some Class I devices require a 510k submission, which must demonstrate how the proposed medical device is substantially equivalent to a medical device that is already on the US market and an FDA clearance decision is generally received within 150 days. Most Class I and some Class II devices are exempt from a 510k submission before sale, but are still subject to general control requirements. For low-risk products for which there is no legally marketed substantially equivalent device in the USA (and therefore the 510k submission is inappropriate or has resulted in a not substantially equivalent determination), there is the De Novo classification request. This provides a pathway to classify novel medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness for the intended use. The De Novo review is a stringent process. Devices that are classified into Class I or Class II through a De Novo request may be marketed and used as predicates for future 510k submissions.

EU

In the EU, manufacturers may self-certify compliance of Class I devices with simple notifications to the competent authority, with files open to inspection should a competent authority wish to do so. Class II devices, as well as some Class I devices (those with a measuring function or sterility requirements), require the involvement of an approved notified body which audits files / manufacturers on behalf of the competent regulatory authority. Class III devices generally require the involvement of a notified body and often the competent authority as well. Following product clearance, the manufacturer signs a declaration of conformity and places the Conformité Européenne CE mark on or with the device.

In May 2021, the Medical Device Regulation (Regulation (EU) 2017/745) (“MDR”) came into effect in the EU, with new in-vitro diagnostic regulations anticipated in 2022. The MDR is more comprehensive than the Medical Device Directive (93/42/EEC). The MDR greatly increases the rigor and robustness of the regulations governing medical device products in EU markets. There is no “grandfathering” of products: all products are expected to meet the MDR requirements. Additionally, all products and their manufacturers are subject to re-review by the notified body on a yearly cycle (for Class IIb and Class III devices) or every two years (for Class IIa devices) or a “periodic” review up to every four years (for Class I devices).

China

In China, the NMPA is the institution responsible for both medical devices and medicines. For locally manufactured devices in China, Class I and Class II devices go respectively to the municipal and provincial authorities to obtain market authorisation approval. All Class III devices and devices not manufactured in China go to the NMPA. In the latter case, manufacturers must send the appropriate documentation showing that the device has been approved in its country of origin.

To register a device, type testing is required. In most cases, device samples are provided to an NMPA-accredited institute for testing. It may also be required to provide supportive clinical data along with the application, especially for higher risk devices.

Foreign manufacturers must also have China-based agents that will represent their interests in China. The responsibilities of the designated agents include providing technical service and maintenance support for the device, assisting with device recall (if recall is required), overseeing the registration process, and providing support for the manufacturer in case adverse events occur due to device malfunction.

Medical device registrations in China are valid for five years. Market authorisation holders must: (i) ensure the quality of their products; (ii) show that their products meet all applicable requirements; (iii) submit self-inspection reports to relevant authorities every year; and (iv) maintain their products’ information in the NMPA’s unique device identification database.

Food (dietary supplements)

General Products in the food classification include VMS to be ingested as part of a daily diet. Most food products do not require pre-market authorisation, although specific categories of foods (such as food supplements, foods for special medical purposes or dietary supplements in China) may require notification of sale to applicable regulatory bodies. In some countries, such as China, products classified as functional health foods also require a formal pre-market review and registration process.

The food industry typically avoids registration as a form of food control in favour of systems based on Hazard Analysis Critical Control Point (“HACCP”), an internationally recognised method of assessing, preventing and managing food safety risks, with low-risk foods subject to few controls and high-risk foods subject to more controls.

The majority of products marketed by the Group in this classification are regulated as dietary supplements. However, some supplements may instead be regulated as medicines, for example where they mitigate disease states or their ingredient levels exceed locally defined, e.g. recommended dietary allowances, to be categorised as a supplement.

Market Authorisation

Dietary supplements

A dietary supplement is a product taken by mouth that contains a dietary ingredient intended to supplement the diet. A “dietary ingredient” is one, or any combination, of a vitamin, a mineral, a herb or other botanical, an amino acid, a dietary substance for use by the consumer to supplement the diet by increasing the total dietary intake (e.g. enzymes or tissues from organs or glands), or a concentrate, metabolite, constituent or extract.

In most markets, dietary supplements do not require a submission or approval prior to launch, although novel ingredients may require supporting submissions, as may new claims. Notification procedures prior to or immediately after sale commences are typically required.

Food safety

Safety and packaging

For the most part, food laws adopt a principled, risk-management approach to ensure safety of the food chain. They lay down basic good hygiene and safety prerequisites, and require food businesses to assess ingredient risk and to remove or mitigate those risks following the HACCP framework.

One area of food safety that poses a specific risk to consumers different from most cosmetics or medicinal devices and some products is the degree of exposure to substances that migrate from food contact packaging materials into foodstuffs. Therefore, primary food packaging in contact with food is subject to a suite of complex, food-specific legislation driven by these safety concerns.

Composition

Composition is intimately linked to safety. Any food ingredient without a history of safe consumption is termed a novel food or new dietary ingredient and cannot be sold as a food or added to a food without pre-authorisation by relevant regulatory agencies. This authorisation requires the applicant to rigorously demonstrate the safety of the substance, and this complex process can sometimes take years to accomplish.

Food products often require and use additives (e.g. colours, preservatives, stabilisers, emulsifiers). There are lists of permitted additives that are regularly evaluated and many have maximum permitted levels. The use of a new additive, or the use of an existing additive for a purpose not explicitly permitted by law, requires pre-authorisation, and food manufacturers are required to demonstrate both safety and technical need before a new additive use is authorised.

Cosmetics

General Cosmetics are products that are applied to external parts of the human body (generally also including the teeth and mucous membranes of the oral cavity) for cleansing, beautifying, promoting attractiveness or altering the appearance without affecting the body’s structure or functions. They typically include examples such as shampoo, deodorant, perfume and some toothpastes. However, products can be classified differently by country or region, and a cosmetic in one country may be classified as a medicine, or even a medical device, in another country. For example, fluoride toothpaste is a cosmetic in the EU and a drug in the USA. Other products regulated as drugs in the USA include mouthwashes marketed with therapeutic claims, skin protectants (such as lip balms) and treatments for dandruff or acne.

Market Authorisation

Regulations on market authorisation for cosmetics differ by country or region. Some countries require pre-market approvals, while others require no registration. Where approval is required, the standard of documentation required to market cosmetics differs by country. For example, some countries require a robust dossier (which will include safety assessments, detailed manufacturing information, raw material functionality and other pertinent information) where manufacturers present documentation to the health ministries to be approved or denied. In some other countries, documentation is not required to be presented and can remain on file with the manufacturer.

Clinical Trials for OTC Medicines

The beginning of the development phase for a new drug involves pre-clinical in vitro and in vivo laboratory studies to assess the potential effects of substances and examine chemical-physical properties, toxicological data and other information. Following positive pre-trial results and approval, the drug in question is tested in humans in clinical trials which consist of four phases, each phase requiring increasingly large, complex, costly and time-consuming clinical studies. The first three phases must take place before market authorisation is obtained (see”—OTC Medicines—Marketing authorisation process”).

Clinical trials are subject to the GCP requirements set out by the ICH in the USA, the EU, China and other ICH markets. These include the requirement that all research patients provide their informed consent in writing for their participation in any clinical trial.

USA

The pre-clinical and clinical development paths in the USA are broadly similar to those in the EU (described below) and are governed by the same GCP requirements. Before commencing the clinical trial, an Investigational New Drug Application is submitted to the FDA and the sponsor must also obtain a favourable opinion from an independent ethics committee. A protocol and any subsequent protocol amendments must be submitted to the FDA. In addition, an institutional review board at each institution participating in the trial must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on their website. Regulatory authorities, institutional review boards or the sponsors may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research patients are being exposed to an unacceptable health risk.

EU

In the EU, prior to commencing a clinical trial, the sponsor must obtain a Clinical Trial Authorisation (“CTA”) from the competent authority of the Member State in which the trial will be conducted, and a positive opinion from an independent ethics committee. In the EU, the EMA manages this process centrally through the Clinical Trials Information System (“CTIS”) which allows assessment, authorisation and maintenance of clinical trials through a single entry point for both health authority and ethics committee considerations across all Member States. This harmonises the process for all Member States and ensures the same GCP standards are applied across all Member States. Every clinical trial must have a sponsor and any sponsor that is not established within the EEA must appoint a legal representative in the jurisdiction. The CTA application includes, among other things, a trial protocol detailing the objectives, design, methodology, statistical considerations and organisation of the trial, and an investigational medicinal product dossier with information about the manufacture and quality of the drug being investigated. During the trial, any substantial changes to the protocol or any adverse side effects reported must be notified to the competent authority and ethics committee via the CTIS portal. Following the trial, the sponsors must post clinical trial results in the European Union Drug Regulating Authorities Clinical Trials database.

China

As in the EU and USA, clinical trials in China require compliance with ICH and GCP principles and pre-trial approval from both the regulator, the NMPA, and an ethics committee. For certain studies, approval from both central and local ethics committees may be required. Approval may also be required before commencing studies of certain cosmetics, such as toothpaste, or when new claims or ingredients are being proposed. For clinical studies collecting human biological samples, additional approval is needed from the Office of Human Genetic Resources Administration. China has stringent requirements relating to site governance, managed through GCP offices located within hospitals. Any amendments to trial protocol or safety concerns must be reported to the relevant authorities, who have the power to suspend or terminate a trial based on various grounds. Following a clinical trial, the sponsor must publish the trial results in a publicly accessible registry.

Claims and labelling

The labelling for all product classifications which the Group markets, including OTC medicines, medical devices, foods and cosmetics, is subject to applicable laws in all of the markets in which the Group operates.

Labelling regulations differ by market and product classification. They may specify text format and the order of information, as well as require specific information and statements. For example, they may require inclusion of, among other things, product identity, product ingredients, the name and place of business of the manufacturer, packer or distributor, net quantity of contents, expiry date, batch number, registration number and instructions for appropriate use.

Claims in advertisements and on labels must be truthful, not misleading, not unfair, and substantiated, and regulatory authorities may take enforcement action against businesses which fail to comply with relevant rules. The extent of substantiation required for a claim, as well as the level of regulatory scrutiny applied by authorities, is dependent on the product classification and product’s risk profile, with OTC medicines typically requiring greater substantiation, and varies from country to country.

USA

The FTC, FDA and other government agencies enforce compliance with applicable laws on product claims, which broadly require claims to be truthful, not misleading and sufficiently substantiated with scientific evidence on the benefits and safety of the product. The FTC will also consider how consumers will interpret claims, including in circumstances where the claim may be technically true, but the advertisement and what is implied may nonetheless be misleading.

There are specific requirements for different product classifications. For example, while cosmetic labelling does not require FDA approval prior to going on market, the FDA regulates cosmetic labelling claims and monitors, and takes action against, claims which are not truthful, are misleading or make medicinal claims. Under the Federal Food, Drug, and Cosmetic Act, the FDA may take action against “misbranding” violations, which include where the cosmetic’s label does not include all required information or such information is not adequately prominent and conspicuous. Similarly, for foods, businesses are responsible for evaluating the safety and labelling of their products before marketing to ensure that they meet all the requirements of applicable FDA regulations and the Dietary Supplement Health and Education Act of 1994. The FDA is responsible for taking action against any adulterated or misbranded dietary supplement product after it reaches the market.

EU

Advertising of products is subject both to general consumer advertising requirements pursuant to the Unfair Commercial Practices Directive (Directive 2005/29/EC), which states a general prohibition on misleading and aggressive advertising, as well as more specifically in respect of each product classification. For example, advertisements of medicinal products must: (i) be set out in such a way that it is clear that the message is an advertisement and that the product is clearly identified as a medicinal product; (ii) not refer, in improper, alarming or misleading terms, to claims of recovery; and (iii) not give the impression that a medical consultation or surgical operation is unnecessary (pursuant to Directive 2001/83/EC).

The advertising and promotion of a medical device must be undertaken in accordance with its intended purpose. The MDR prohibits use of text, names, trade marks, pictures and figurative or other signs that may mislead the user or the patient with regard to the device’s intended purpose, safety and performance.

New health claims made on foods need to be reviewed with a positive opinion by the European Food Safety Agency and approved by the European Commission. The objective is to ensure that any claim made on a food’s labelling, presentation or advertising in the EU is clear, accurate and based on scientific evidence. The EU has also established a legal framework for cosmetic labelling claims based on the Cosmetics Products Regulation (Regulation (EC) No 1223/2009). Responsible persons must ensure that a cosmetic product made available on the market is safe for human health when used under normal or reasonably foreseeable conditions of use, taking into account, in particular: (i) presentation; (ii) labelling; (iii) instructions for use and disposal; and (iv) any other indication or information provided by the responsible person.

China

In China, there is similarly an extensive regulatory framework on advertising and product claims. Among other requirements, OTC medicine advertisements must not contain difficult or confusing medical or pharmaceutical terms which may mislead the public about the effect and safety of the proposed products. An advertisement must make clear that the product is OTC by including the OTC logo. All medical device advertisements must contain the name of the approved medical device, name of the manufacturing enterprise, registration certificate number and advertisement licence number. All information must conform to the product certificate issued by the NMPA. The Cosmetic Supervision Administration and Regulation, which came into force on 1 January 2021, enhances regulatory requirements in respect of cosmetic claims, including that applicants must submit sufficient scientific evidence on the NMPA’s website for claim substantiation. The NMPA also enforces categories of permissible and prohibited claims in respect of foods.

Consumer Safety and Quality

Consumer safety

Manufacturers of OTC medicines, cosmetics, medical devices and foods must ensure that their products are safe for consumers to use. Vigilance regulations across the world play an important role in ensuring the safety of all products whether in the development pipeline, already approved for marketing, or post-launch. These regulations are different for each type of product but in all cases require the collection, detection, assessment, monitoring and prevention of adverse events/undesirable effects. Once approved for marketing, the holder of a medicinal marketing authorisation must also establish and maintain a pharmacovigilance system as described in ICH guidelines. The obligations include expedited reporting of adverse reactions, submission of periodic safety update reports and proactive detection of signals/trends. Pharmacovigilance systems can be subject to inspection by health authorities and corrective actions may be required to address any deficiencies identified. For medical devices, manufacturers must also expedite reporting of serious safety events, prepare periodic safety update reports and proactively analyse trends, with documentation held at manufacturing facilities for inspection. For cosmetics and foods, “serious undesirable events”/adverse events are tracked and analysed to ensure that products are fit for use.

Quality

Quality regulations across the world play an important role in ensuring the safety and efficacy of consumer healthcare products. The regulations are required both for new innovations and already existing products. Every country has its own regulations which apply to innovation, manufacturing/good manufacturing practices, testing, marketing, post-marketing studies and reporting by product classification (e.g. medicines, medical devices, cosmetics and dietary supplements).

Regulators conduct pre-approval and post-approval inspections of facilities involved in the development, manufacturing, packaging and testing of drugs to ensure GMP compliance. If an inspection results in a finding, corrective actions to address the deficiencies must be performed. Adverse inspections can lead to inspectional observations, warning letters, seizure, recalls, injunctions and shutdown of facilities.

Medical devices are subject to quality system regulations. A quality system is the organisational structure, responsibilities, procedures, processes and resources needed to implement quality management for medical devices. Quality system regulations cover the methods, facilities and controls used by the manufacturer in the design, manufacture, packaging, labelling, storage, installation, servicing and post market handling of medical devices. Quality system requirements can impact all phases in the medical device life span, including approval of the device. Applicable requirements depend on the risk class of the device and on the regulatory system of the country.

Pricing

The Group’s activities are subject to price control laws and regulations in some of the markets in which it operates. The range and extent of these requirements vary by market.

In China, prices are determined by a mix of regulations and market competition. In respect of medicines (both Rx and OTC) in the hospital channel, the government regulates prices through a centralised procurement mechanism, medical insurance reimbursement standards and strengthened regulation of medical and pricing practices.

In November 2018, China introduced a national volume-based procurement pilot programme for medicines that are sold in the hospital channel in which companies submit bids for several generic drugs, with the winners gaining a guaranteed sale volume of the total market for those drugs for 1-3 years.

Since 2019, this pilot programme has been expanded nationwide and also includes a provincial volume-based procurement programme that allows provincial governments to include drugs that are outside the national volume-based procurement scope.

Outside the hospital channel, some medicine prices are indirectly managed by certain policies. In certain cities, such as Shanghai and Nanjing, retail prices are indirectly affected by volume-based procurement and price control policies, such that the prices are to varying degrees linked to the hospital channel bidding prices. In many other provinces retail pharmacies can set prices freely but with an upper limit to reimbursement.

Environment, Health and Safety

The Group’s operations, like those of other healthcare companies, involve the use of substances regulated under environmental laws, primarily in manufacturing processes and, as such, the Group is subject to numerous local, national and international environmental protection and health and safety laws and regulations. Environmental laws are complex, frequently amended and have generally become more stringent over time.

Certain environmental laws impose strict (i.e. may be imposed regardless of fault) and joint and several liability on current or previous owners of real property and current or previous owners or operators of facilities for the costs of investigation, removal or remediation of hazardous substances or materials at such properties or at properties at which parties have disposed of hazardous substances. These laws may require that the Group reimburses the government for costs incurred at these sites or otherwise pays for the cost of investigation and clean-up of these sites, including compensation for damage to natural resources.

In addition, the Group is subject to increasingly extensive reporting obligations in respect of its relationship with the environment and climate change. These include, among others, reporting requirements under the framework of the Task Force on Climate-related Financial Disclosures, as well as legislation in relation to Streamlined Energy and Carbon Reporting. Disclosure and reporting requirements in relation to wider ESG matters are also increasingly extensive and subject to greater regulatory scrutiny. For example, the Group must comply with the Modern Slavery Act 2015 and make specific disclosures on its engagement with stakeholders, including employees.

The Group must also comply with applicable safety laws to protect employees against occupational injuries. Under such laws, employers typically must establish and maintain working conditions and workplaces that effectively prevent danger to employees. In particular, employers must comply with certain medical and hygiene standards and meet certain health and safety requirements at work, such as carrying out risk assessments and implementing measures for the safety of employees.

ABAC, AML and Sanctions

The Group is required to comply with applicable anti-bribery and corruption, anti-money laundering and sanctions regulations in the jurisdictions in which it operates. These include, among others, the US Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, and the China Criminal Law of the PRC 2020. Additionally, in certain jurisdictions, the Group’s engagement with healthcare professionals and other external leaders is subject to applicable restrictions. For example, in the USA, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services covered by government healthcare programmes or reward past purchases or recommendations.

Data Privacy

USA

In the USA, the Group is subject to a range of consumer privacy laws, whose specific requirements vary from state to state. For example, in California, the Group is subject to the California Consumer Privacy Act of 2018 (“CCPA”). The CCPA requires businesses to comply with various requirements relating to the collection, use and disclosure of personal information of California consumers. Notably, the CCPA grants consumers the right to opt-out of the sale of their personal information by businesses. “Selling” is defined broadly to include almost any transfer of personal information to a third party for valuable consideration, including through intra-group transfers. Businesses are required to have a “do not sell my personal information” button available to consumers on their website homepage, and consumers must be given explicit notice when their personal information is sold. Companies subject to the CCPA must also create and publish a privacy policy that discloses: (i) the categories of personal information the business collects; (ii) the sources(s) from which the personal information is collected; and (iii) the purpose for which the personal information is collected and/or sold. The CCPA has been amended by the California Privacy Rights Act 2020 (“CPRA”), which will come into effect in 2023. The CPRA expands consumer privacy rights and includes an opt-out for any sharing of personal data for cross-contextual behavioural advertising, whereby businesses track consumer behaviour across unaffiliated websites and use the data collected for advertising purposes. Virginia, Colorado and Utah have also passed similar comprehensive privacy laws, and several more states may join them in the coming months. Like CPRA, the Virginia, Colorado and Utah laws each include a provision allowing consumers to, among other things, opt out of the use of their personal information for purposes of online tracking and targeted advertising. These comprehensive privacy laws are in addition to an existing set of multi-state laws requiring notification in cases of personal data breach.

EU and UK

Both the EU GDPR and the UK GDPR regulate the processing of the personal data of living individuals (“Data Subjects”) by, among others: (i) companies that collect or receive personal data and control the use of that data (“Data Controllers”); and (ii) companies that process personal data on behalf of Data Controllers (“Data Processors”). The Group is a data controller and is required to comply with both the EU GDPR (as the Group carries out certain activities in the EU) and the UK GDPR.

According to the EU GDPR and the UK GDPR, personal data includes any information relating to Data Subjects who can be identified from that information. It can therefore include: personal details such as name, address, email address, telephone number and date of birth; information relating to the individual, whether in their personal, family or professional life; and any expression of opinion about an individual or indications of a company’s (or any other person’s) intentions in respect of that individual; and it includes persistent online identifiers such as IP address, machine ID and other technical data that can be tied to an individual. The processing of personal data covers any activity done to or in relation to the personal data. In addition, to the extent a company processes, controls or otherwise uses “special category” personal data (including individuals’ health or medical information, genetic information and biometric information), more stringent rules apply, further limiting the circumstances and the manner in which a company is legally permitted to process that data.

EU GDPR and UK GDPR entail strict requirements, including with respect to (i) international data transfers, (ii) data mapping and accountability obligations, (iii) the involvement of a Data Processor, (iv) the appointment of a data protection officer, (v) Data Subjects’ rights (e.g., notices, right to data portability and right to be forgotten), (vi) the need to carry out a data privacy impact assessment regarding data processing activities using new technologies likely to result in a high risk to the rights and freedom of natural persons, and (vii) notification obligations in case of a data breach.

There are costs and administrative burdens associated with compliance with the EU GDPR and the UK GDPR. Any failure or perceived failure to comply carries with it the risk of significant penalties and sanctions, of up to £17.5 million or 4 per cent. of global turnover for failure to comply with UK GDPR and up to €20 million or 4 per cent. of global turnover for failure to comply with EU GDPR.

In addition, the EU is in the process of agreeing a new e-Privacy Regulation (“ePR”), which will replace the e-Privacy Directive. This will be directly implemented in the laws of each Member State without the need for further enactment and it is conceivable that the UK will also consider alignment. The draft ePR imposes new rules around, among other areas, confidentiality of online communications, the use of cookies and direct marketing. EU regulators recently have focused attention on advertising technologies that track user behaviour and serve ads based on online activities and profiles. These initiatives will increase the regulatory burden in respect of certain business activities including, in particular, the way a business conducts online research, and online marketing and advertising activities, including efforts to understand users’ internet usage and online purchasing habits.

China

In China, the Group is also subject to a range of data privacy and security regulations, including the Personal Information Protection Law 2021, the Cybersecurity Law 2016 and the Data Security Law 2021. Such data regulations have a significant impact on the processing of data in China, as well as the cost of dedicated systems, teams and infrastructure that may be required for businesses to comply.

The Personal Information Protection Law 2021 is the first comprehensive legislation on personal information protection in China. It specifies the scope of personal information, clarifies the legal bases for processing personal information, lays down the obligations and responsibilities imposed on Data Processors, and imposes stringent requirements on data localisation. Consequences of non-compliance may include monetary fines of up to 5 per cent. of the previous year’s turnover, termination of data transfers and personal liability imposed on those directly responsible.

The Group must also comply with the Cybersecurity Law 2016, which requires the establishment of internal security management systems that meet the requirements of a classified protection system for cyber security. This includes: appointing dedicated cyber security personnel; taking technical measures to prevent computer viruses, network attacks and intrusions; taking technical measures to monitor and record network operation status and cyber security incidents; and adopting data security measures, such as data classification, back-ups and encryption. Where facilities are deemed to be part of China’s “critical information infrastructure,” the Cybersecurity Law sets high requirements for operational security, including data localisation and national security review requirements for any products or services that may impact national security.

The Data Security Law 2021 regulates core state data and other important data. It sets out requirements for data security management and requires that security assessment reports are submitted to regulators. In addition, it prohibits an entity from providing any such data stored in China to a foreign judicial or law enforcement agency without the approval of the relevant Chinese regulator. Penalties for non-compliance may include monetary fines, cessation of business and revocation of business licences.

PROPERTY, PLANT AND EQUIPMENT

The Group has interests in properties in numerous countries. None of these interests is individually material in the context of the Group as a whole. Such properties are used by the Group predominantly for manufacturing, distribution and R&D activities. In particular, the Group owns a supply chain of 24 in-house dedicated consumer healthcare manufacturing sites, with key sites located in Levice (Slovakia), Dungarvan (Ireland), Nyon (Switzerland) and Guayama (Puerto Rico). In addition, the Group owns three R&D centres in Richmond, Virginia (USA), Weybridge (UK) and Suzhou (China) providing it with a broad range of in-house scientific capabilities. The Group also owns 14 other R&D hubs which support local business units and enable the Group to recruit R&D talent globally to develop products closer to its consumers and tailor innovation for local consumer needs.

The Group is not aware of any environmental issues affecting its properties which would have a material impact upon the Group, and there are no material encumbrances on its properties. The Group believes its existing facilities are satisfactory for its current business and it currently has no plans to construct new facilities or expand or improve its current facilities in a manner that is material to the Group.

See also “Business Overview—R&D,” “Business Overview—Quality and Supply chain,” “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations—Capital Expenditure” and notes 16 and 17 to our Financial Statements.

Legal Proceedings

Save as described below, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware) during the period covering the 12 months preceding the date of this document which may have, or have had in the recent past, significant effects on the Company’s and/or the Group’s financial position or profitability.

The Group is currently, and may from time to time be, involved in significant legal and administrative proceedings, principally product liability, intellectual property, tax, antitrust, securities law, employment and governmental investigations, as well as related private litigation, further details of which are set out below. The Group makes provision for these proceedings on a regular basis, as noted below. The Group may become involved in significant legal proceedings in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings.

With respect to each of the legal proceedings described below, other than those for which a provision has been made, the Group is unable to make a reliable estimate of the expected financial effect at this stage. In particular, the Group does not believe that information about the amount sought by plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors, including, but not limited to, the stage of proceedings, the entitlement of parties to appeal a decision and clarity as to theories of liability, damages and governing law.

At 30 June 2022, the Group had £14 million of provisions for legal disputes and matters, including amounts relating to legal and administrative proceedings, which are included within “Other provisions” as set out in the Interim Financial Statements.

The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations and possible settlement negotiations. The Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial accounts. If this were to happen, it could have a material adverse effect on the results of operation of the Group in the reporting period in which the judgments are incurred or the settlements entered into.

Zantac litigation

In 2019, the GSK Group was contacted by several regulatory authorities regarding the detection of N-Nitroso-dimethylamine in Zantac (ranitidine) products. Based on information available at the time and correspondence with regulators, the GSK Group made the decision to suspend the release, distribution and supply of all dose forms of Zantac to all markets pending the outcome of the ongoing tests and investigations. Also, as a precautionary action, the GSK Group made the decision to initiate a voluntary pharmacy/retail level recall of Zantac products globally.

On 30 April 2020, the EMA recommended the suspension of ranitidine medicines. Following the publication of the EMA’s recommendation, the GSK Group communicated a decision not to re-enter the market. In the USA, the FDA requested that all manufacturers withdraw ranitidine products from the market.

GSK, GlaxoSmithKline LLC, GlaxoSmithKline (America) Inc. and/or Pfizer have been named as defendants (alongside other manufacturers of ranitidine, as well as retailers and distributors) in personal injury lawsuits filed in the USA involving Zantac. There are also numerous unfiled claims added to a registry implemented by the court presiding over the Zantac Multidistrict Litigation (“MDL”) proceeding. Class actions alleging economic injury and medical monitoring claims also have been filed in federal court. Outside the USA, there are class actions and individual actions pending against the GSK Group and the Pfizer Group in Canada, along with a class action against the GSK Group in Israel. In addition to the product liability cases filed in the MDL, cases have been filed in several State Courts.

With respect to the USA, the OTC rights to Zantac were originally owned by a joint venture established between the GSK Group and Warner Lambert in 1993. Following the grant of FDA approval for the OTC formulation in 1995, OTC Zantac was marketed by the GSK-Warner Lambert joint venture until 1998 when the joint venture was terminated and, following which, Warner Lambert retained the exclusive rights to the OTC product. In 2000, Warner Lambert was acquired by Pfizer. In 2006, Johnson & Johnson acquired Pfizer’s OTC business, including the rights to OTC Zantac, which were on-sold to Boehringer Ingelheim as a condition to merger control approval. In 2017, Boehringer Ingelheim sold its consumer healthcare business (including OTC Zantac) to Sanofi.

Under the Pfizer SAPA, the Group is required to indemnify the GSK Group and the Pfizer Group in respect of “Purchaser Liabilities” and “Assumed Liabilities”, further detail on which is set out in “Material Contracts—Pfizer Stock and Asset Purchase Agreement”.

The Pfizer Group and the GSK Group have each served the Group with notice of potential claims under the relevant indemnification provisions in the Pfizer SAPA in relation to possible liabilities connected with OTC Zantac. Haleon has also notified the GSK Group and the Pfizer Group that it rejects their requests for indemnification on the basis that the scope of the indemnities set out in the Pfizer SAPA only covers their consumer healthcare businesses as conducted when the JV was formed in 2018. At that time, neither the GSK Group nor the Pfizer Group marketed OTC Zantac in the US or Canada. It is not possible, at this stage, to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate what liability (if any) the Group may have to the GSK Group and/or the Pfizer Group under the claimed indemnities. This is due to a number of factors and uncertainties, including:

•

the complex factual matrix relating to the third-party tort claims and the implications of the history of ownership of the US OTC Zantac rights, including: (i) the inability to establish whether the patients took the OTC and/or the prescription Zantac product and over what period(s); and (ii) the application of (and interaction between) the various liability allocation and indemnification regimes entered into in connection with the successive transfers of ownership of US OTC Zantac, as well as under the Pfizer SAPA; and (iii) how that complex factual matrix and/or ownership history interacts with the terms of the Pfizer SAPA to determine the application and scope of the Group’s indemnification obligations (if any) to the GSK Group and/or the Pfizer Group; and

•	the current status of the respective proceedings, which remain at an early stage.

PPI litigation

Certain members of the Group are defendants in the ongoing PPI litigation, in which plaintiffs allege that their use of PPIs caused serious bodily injuries, including acute kidney injury, chronic kidney disease or end-stage renal failure. As of September 2022, there are approximately 1,400 Prevacid 24HR (OTC) personal injury lawsuits and approximately 2,200 Nexium 24HR (OTC) lawsuits filed and pending against the Group, nearly all of which are pending in an MDL in the District of New Jersey. In addition to the MDL cases, there is a small subset of cases pending in several state courts.

Manufacturers of other PPIs, including both prescription and OTC products, are named as co-defendants in the MDL. The Group has filed motions to dismiss several hundred cases, but the MDL court has not yet ruled on those motions.

The first bellwether trial in the MDL is set for November 2022 and will focus on prescription products manufactured by other co-defendants. The Group, and its Prevacid 24HR (OTC) or Nexium 24HR (OTC) products will not be involved in the first trial. Additional trials involving other defendants, including the Group, may be scheduled for 2023 or 2024.

The Group divested the rights to Prevacid in the USA in 2019, but retained certain historical litigation liabilities. Prevacid was originally acquired by the Group as part of the GSK/Novartis JV, and therefore, to the extent that the litigation, in whole or in part, gives rise to any liabilities that result from, or otherwise relate to, acts or omissions of the Novartis group, or any circumstances or events in existence or arising, in the period prior to completion of the GSK/Novartis JV, the Group may be entitled to indemnification by Novartis (subject to the applicable limitations and financial thresholds set out in the contribution agreement dated 22 April 2014 between GSK, Novartis and GSKCHH, as amended and restated on 29 May 2014 and 2 March 2015).

German competition litigation

In 2013, GlaxoSmithKline Consumer Healthcare GmbH & Co. KG and other members of a working group, Körperpflege, Wasch- und Reinigungsmittel (“KWR”), of a German trade mark association, Markenverband e.V., were fined by the Federal Cartel Office of Germany, as a result of the exchange of certain information during meetings from 2004 to 2006. The information exchanged related primarily to annual terms negotiations with retailers and to the timing and the order of magnitude of list price increases. A total fine of approximately €63 million was imposed in 2013 on 15 companies, including €5.1 million against the Group.

Following the fine imposed by the Federal Cartel Office in 2013, the Group is party to eight active civil proceedings in Germany for damages against the Group and other manufacturers of branded drugstore products. The claimants allege that the exchange of information within KWR led to higher purchase prices being paid by the retailers, and therefore the Group and other KWR members are jointly and severally liable for potential damages. The proceedings are taking place in different courts across Germany and are at different stages.

Separate proceedings have been brought against the Group and certain other members of KWR by the insolvency administrator of Schlecker (formerly a large drugstore retailer in Germany) and other retailers, including Müller, Rossmann, Kaufland and Budnikowsky. Two of these actions have been dismissed in lower courts but are subject to appeal. For one of these actions, the Federal Court of Justice conducted an oral hearing on the appeal on 5 July 2022, and a decision is expected in the coming months.

Additionally, the Group has intervened as a third party on the defendants’ side in three separate proceedings brought by Bartels-Langness and Kaufland (in two separate proceedings).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion of Haleon’s financial condition and results of operations should be read in conjunction with the section entitled “Presentation of Financial and Other Information”, as well as “Key Financial Data”, “Business—Business Overview” and the Financial Statements and Interim Financial Statements, including accompanying notes. Unless otherwise indicated, the financial information contained in this Section is extracted from the Financial Statements and Interim Financial Statements. The following discussion of the Group’s results of operations and financial condition contains certain forward-looking statements. The Group’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include those discussed elsewhere in this prospectus, particularly in “Risk Factors”. The Group does not undertake any obligation to revise or publicly release the results of any revision to these forward-looking statements.

Overview

The Group is a world-leading consumer healthcare business, with a portfolio of category leading brands and approximately 23,000 people worldwide engaged in the research and development, manufacture and sale of a broad range of consumer healthcare products.

The Group conducts business internationally across five consumer healthcare categories: Oral Health, Pain Relief, VMS, Respiratory Health and Digestive Health and Other.

The Group’s international presence is organised into three geographic regions, which are the Group’s reporting segments: North America, EMEA and LatAm and APAC. Each geographic region consists of a number of countries, clusters of countries and markets.

North America

The North America region consists of the USA, Canada and Puerto Rico. As at 31 March 2022, approximately 4,600 personnel were engaged in the Group’s operations in North America.

North America represented 36.1 per cent. of the Group’s revenue for H1 2022, and 36.9 per cent. of the Group’s revenue for FY 2021. Revenue attributable to North America, grew by 17.4 per cent. at AER and 10.0 per cent. at CER from H1 2021 to H1 2022, and fell by 6.7 per cent. at AER and 1.3 per cent. at CER from FY 2020 to FY 2021. Organic revenue growth in North America was 10.4 per cent for the period H1 2021 to H1 2022. Organic revenue growth in North America was 1.3 per cent. for the period FY 2020 to FY 2021, as compared to 0.7 per cent for the period FY 2019 to FY 2020.

EMEA and LatAm

The diverse EMEA and LatAm region is divided into seven business units: Northern Europe, Southern Europe, Central and Eastern Europe (including the Commonwealth of Independent States), Russia, DACH (Germany, Austria and Switzerland), Middle East and Africa and LatAm (Brazil, Colombia and Wider LatAm). As at 31 March 2022, approximately 12,300 personnel76 were engaged in the Group’s operations in EMEA and LatAm.

EMEA and LatAm accounted for 39.9 per cent. of the Group’s revenue for H1 2022 and 40.6 per cent. of the Group’s revenue for FY 2021. Revenue attributable to EMEA and LatAm grew by 8.7 per cent. at AER and 10.6 per cent. at CER from H1 2021 to H1 2022. Revenue attributable to EMEA and LatAm fell by 4.5 per cent.

[76]	Full-time equivalent employees and agency staff (rounded to the nearest 100).

at AER and remained flat at CER from FY 2020 to FY 2021. Organic revenue growth in EMEA and LatAm was 12.1 per cent for the period H1 2021 to H1 2022, and 3.5 per cent. for the period FY 2020 to FY2021, as compared to 3.1 per cent. for the period FY 2019 to FY 2020.

APAC

The APAC region covers the Asia Pacific markets and is divided into five business units: Greater China, Australia and New Zealand, Indian Sub-Continent, North Asia (Japan and South Korea) and South East Asia and Taiwan. As at 31 March 2022, approximately 5,900 personnel were engaged in the Group’s operations in APAC.

APAC contributed 24.0 per cent. of the Group’s revenue for H1 2022 and 22.5 per cent. of the Group’s revenue for FY 2021. Revenue attributable to APAC grew by 15.7 per cent. at AER and by 13.0 per cent. at CER from H1 2021 to H1 2022, and grew by 4.3 per cent. at AER and 7.1 per cent. at CER from FY 2020 to FY 2021. Organic revenue growth in APAC was 12.3 per cent. for the period H1 2021 to H1 2022, and 9.1 per cent. for the period FY 2020 to FY 2021, as compared to 5.7 per cent. for the period FY 2019 to FY 2020.

Key factors affecting the Group’s results of operations and financial position

The Group’s results of operations and financial condition are affected by a variety of factors, a number of which are outside the control of the Group. Set out below is a discussion of the most significant factors that have affected the Group’s financial results during the periods under review and which the Group currently expects to affect its financial results in the future. Factors other than those presented below could also have a significant impact on the Group’s results of operations and financial condition in the future.

Impact of macroeconomic factors and market trends on discretionary consumer spending

The Group’s business is impacted by fluctuations in demand for the Group’s products as a result of changes in discretionary consumer spending.

Demand for the Group’s products is generally impacted by macroeconomic conditions which affect disposable income of consumers and discretionary consumer spending. The prevailing global economic climate, inflation, levels of employment, disposable income, salaries, wage rates, interest rates, geopolitical and political uncertainty, fiscal policy (particularly on public healthcare), taxation, consumer confidence, consumer perception of economic conditions and global pandemics, are all factors that affect the Group’s business. For example, in FY 2020, the COVID-19 pandemic had a significant impact on the Group’s operations (see “—Impact of COVID-19” below). In addition, Russia’s invasion of Ukraine has had an adverse effect on the global geopolitical and economic environment, although the broader economic consequences of the invasion are currently difficult to predict (see “Risk Factors—Risks Applicable to the Group relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation—The Group’s business may be impacted by the effects of Russia’s invasion of Ukraine” above).

Demand is also influenced by evolving consumer tastes and trends in discretionary consumer spending on consumer healthcare products. Trends evidenced during the periods under review include an increasing focus on self-management of health and wellbeing, an ageing population, an increasing demand for natural products (consumer healthcare products that are non-medicated, ‘free from’ particular ingredients, or that include plant-based, herbal or other naturally occurring ingredients), premiumisation (where consumers switch their purchases to premium alternatives) and the countervailing trend toward “private-label” products (brands sold exclusively by a particular retailer, which are typically sold at lower prices than branded products), sustainability, and the convergence of digital and healthcare.

The Group benefits from the increasing consumer focus on health and wellbeing, with the most pronounced impact in the Pain Relief and VMS categories. Further, increased demand for preventative and therapeutic products associated with an ageing population has a positive impact on the Group’s Pain Relief and Oral Health categories. In the periods under review, the Group’s results were impacted by premiumisation trends. For example, in FY 2020, this trend adversely impacted sales of Aquafresh, the Group’s everyday toothpaste brand, whereas Sensodyne, as a premium brand, benefited from the trend. Revenue in FY 2020 and FY 2021 was also affected by a number of “private-label” product launches; for example, such launches resulted in reduced demand in the USA for Abreva in FY 2020 and Voltaren in FY 2021.

The success of the Group depends on its ability to navigate and respond to changes in discretionary consumer spending. In turn, this ability is contingent on a number of factors, including competitive and market dynamics, brand strength, product offering, innovation and pricing (see “—Competition in the Consumer Health Market”, “—Brand and product portfolio” and “—Innovation” below, as well as “Risk Factors—The Group’s success depends on its ability to anticipate and respond to changes in consumer preferences and a failure to adapt its strategy appropriately may have a material adverse effect on the Group’s business and/or financial condition.”

Competition in the Consumer Healthcare Market

The Group’s operating and financial performance is affected by competition in the geographic regions and product categories in which it operates. The Group faces competition from companies that produce and sell competing products in an industry that is experiencing consolidation. Consumer preference for branded, generic or private label products sold by competitors adversely impacts the Group’s financial performance.

The Group’s competitors, which differ within individual geographic markets, include large-scale retailers, smaller high-growth companies (which often operate on a regional basis and offer aggressive competition), multinational corporations moving into or expanding their presence in the consumer healthcare market, and “private-label” products sold by retailers (principally in the US market) (see “Risk Factors—Increasing dependence on key retail customers, changes in the policies of the Group’s retail customers, the emergence of alternative retail channels and the rapidly changing retail landscape may materially and adversely affect the Group’s business”). While the convergence of digital commerce and health aids the prospects for consumer healthcare market size growth, the Group faces considerable competition from e-commerce retailers and large-scale retailers with expansive digital operations.

Competitive factors impacting the Group’s business include market dynamics and evolving consumer preferences, brand image, a diversified product portfolio, new product innovations and product development, pricing that is attractive to consumers, and cost inputs (see “—Impact of macroeconomic factors and market trends on discretionary consumer spending,” “Brand and product portfolio,” “—Innovation,” and “—Commercial execution and financial discipline”). Other competitive factors include supply chain (procurement, manufacturing and distribution) (see “—Supply chain” below), the management of sales and marketing activities, and access to cash for investment in the Group’s business (see “—Cash generation” below).

Brand and product portfolio

The Group’s success is driven, to a large extent, by the strength of its brands and its ability to leverage its diversified portfolio to drive increased sales, profits and cash generation. The Group invests in R&D and marketing activities in order to maintain the long-term health of its brands and products and grow value, with investment allocation varying year-to-year across the portfolio.

The Group’s product portfolio is split among five categories: Oral Health, Pain Relief, VMS, Respiratory Health and Digestive Health and Other. The Group’s largest category by revenue is Oral Health, which accounted for 27.7 per cent. of the Group’s revenue in H1 2022 and 28.5 per cent. of the Group’s revenue in FY 2021. The Pain

Relief and Digestive Health and Other categories also significantly contribute to revenue, respectively contributing 24.1 per cent. and 19.3 per cent. of revenue in H1 2022 and 23.4 per cent. and 20.4 per cent. of revenue in FY 2021. VMS and Respiratory Health respectively accounted for 15.7 per cent. and 13.2 per cent. of revenue in H1 2022, and 15.7 per cent. and 11.9 per cent. of revenue in FY 2021. Operating profit margin also varies across the Group’s portfolio.

The Group’s sales volumes and profits depends in part on its ability to identify and offer products at prices that appeal to changing consumer needs and preferences. Through net revenue management, the Group analyses pricing, discounting and promotional initiatives across the regions in which it operates in order to optimise sales volumes and revenue and support revenue growth and margin expansion. Pricing and discounting of the Group’s products is influenced by a number of factors, including competitive and market dynamics (including competitive pricing behaviours), brand recognition and brand loyalty, innovation and marketing activities, supply chain (procurement, manufacturing and distribution), regulation and other cost inputs (see “—Impact of macroeconomic factors and market trends on discretionary consumer spending,” “—Competition in the consumer healthcare market,” “— Brand and product portfolio,” “—Innovation,” “—Supply chain,” “—Commercial execution and financial discipline,” and “—Regulation”). Price increases contribute to revenue growth and cash generation and support operating profit margin. Conversely, discounting dilutes operating profit margin and impacts revenue growth and cash generation. During the periods under review, a number of price increases and discounting initiatives affected the Group’s financial performance.

The Group’s Power Brands (as defined in “Business—Transformation of the Group”) benefit from strong brand recognition and loyalty among consumers. While maintaining this recognition and loyalty requires greater investment in advertising and promotion relative to the rest of the portfolio, the Power Brands have higher gross margins. The Power Brands also typically account for the majority of the Group’s revenue and have the highest growth. Accordingly, the Power Brands contribute significantly to revenue growth. The Group’s local strategic brands also benefit from strong brand recognition and loyalty among consumers. As a result, the profitability of local strategic brands is typically comparable to the profitability of the Power Brands, and a number of the local strategic brands in particular contribute significantly to revenue across the regions (for example, Tums, Emergen-C, Flonase and Excedrin in the US, Caltrate and Fenbid in China and Dr. BEST in Germany). Investment in and growth rates of local strategic brands vary. Other brands in the Group’s portfolio typically have lower levels of investment and have lower gross margins, but these brands support overall profitability and consolidate the Group’s competitive position in the geographic regions and categories in which it operates. The Group’s results may fluctuate from year to year depending on the proportion of sales volume represented by higher-margin brands.

The Group relies on its ability to leverage brand recognition and consumer loyalty in responding to changing consumer trends and unmet consumer needs. Further, the success of new product launches depends in part on the strength of the Group’s existing brands. In the periods under review, a number of products were launched under the Group’s Power Brands and local strategic brands (see “Business—Business Overview—Categories and Brands—Oral Health”). These launches contributed significantly to growth in FY 2020 and FY 2021.

Competitive pressures from companies that produce and sell competing branded, generic and “private-label” products affect consumer preference for the Group’s brands and products, which in turn impacts the Group’s operating and financial performance (see “—Competition in the Consumer Healthcare Market” above).

The Group’s performance is also influenced by consumer perception of its brands and products. In FY 2020, negative media coverage impacted consumer perception of the efficacy of ibuprofen products in treating the symptoms of COVID-19, which adversely impacted sales of Advil (an ibuprofen-based product) in FY 2020. The impact of this on the Group’s overall performance during this period was more than mitigated by growth in

Panadol (a paracetamol-based product), illustrating that the Group’s diversified and balanced portfolio of products can provide a certain level of protection against negative consumer trends and adverse macroeconomic factors. However, the Group’s reliance on the strength of its brands to drive revenue, operating profit margin and cash generation makes it vulnerable to reputational damage and changes in consumer perception.

The Group actively manages its portfolio. In the periods under review, the brands acquired as part of the Pfizer Transaction made an important contribution to the Group’s geographic presence, revenue and operating profit margin (see “—Pfizer Transaction” below). Alongside the acquisition of Pfizer brands, the Group continued to optimise and rationalise its portfolio by divesting a number of lower-growth brands with limited synergies with the rest of the portfolio (see “—Divestments” below). The Group will continue to assess further brand acquisitions and disposals in the context of its strategy and capital allocation priorities.

Innovation

The development and introduction of new products to the Group’s portfolio contributes to revenue growth and cash generation and supports operating profit margins. Product development also supports portfolio diversification, which helps to minimise the effect of negative consumer trends and adverse market cycles (see “—Brand and product portfolio” above). The Group typically incurs incremental R&D costs in the period prior to the launch of a new product, with advertising and promotion costs generally incurred in connection with the launch and in subsequent periods. Investment in advertising and promotion impacts visibility of the product in the market, which in turn influences the success of a new product. Revenue growth attributable to a newly launched product is typically higher in the period immediately following launch, reflecting peak consumer interest, following which sales of the product begin to stabilise and the impact of market factors (such as competition from competitors) on revenue becomes more pronounced.

Throughout the periods under review, the Group continued to develop and diversify its product portfolio. As a consequence, the Group benefited from a number of product launches, particularly in relation to the Power Brands and local strategic brands. For example, in APAC, Caltrate revenue growth in the periods under review was partly driven by new product development and launches, such as the launch of a range of Caltrate calcium supplements with gender specific positioning.

The switch of prescription products to OTC status (see “Business—Business Overview—R&D”) forms part of the Group’s innovation strategy. The process for such switches is highly regulated and requires significant organisational resource and expenditure over a number of years. This includes expenditure to support clinical studies, label comprehension (in order to ensure that consumers understand the product and any side effects) and consumer studies.

Following approval by the regulator, the Group typically incurs advertising and promotion costs in connection with the launch of an Rx-to-OTC switch product and in subsequent periods. Any failure to develop and commercialise new products in a timely fashion may decrease revenue and/or increase R&D costs (see “Risk Factors—The Group may not be able to develop and commercialise new products effectively, which may materially and adversely affect the results of the Group’s operations and financial condition”). The Group may face competition from similar “private-label” products following launch of an Rx-to-OTC switch product, which may negatively impact revenue growth attributable to the product. Typically, the launch of similar “private-label” products following an Rx-to-OTC switch results in a steep short-term reduction in the revenue growth attributable to the product followed by a return to growth albeit not at the same level as prior to the private label launch.

In FY 2020 the Group successfully completed the Rx-to-OTC switch of Voltaren in the USA, which was a key driver for growth in North America that year. In FY 2021, Voltaren revenue was adversely impacted by reduced demand in the USA resulting from increased competition from “private-label” products and the stabilisation of revenue streams following launch. The FDA approval in 2020 (and the subsequent launch in H2 2020) of Advil Dual Action as an OTC product contributed to revenue growth in the second half of FY 2020. The Group increased marketing investments in order to support these launches.

Expansion of e-commerce and digital capabilities

Growing the Group’s e-commerce sales has been and will continue to be a key focus for the Group. Revenue from e-commerce has grown from approximately 4 per cent. of total revenue in FY 2019 to around 8 per cent. of total revenue in FY 2021. The majority of the Group’s e-commerce sales are generated on third party platforms (e.g., Amazon, Alibaba), as opposed to platforms hosted by the Group.

During the periods under review, the Group also increased its investment in digital media and digital capabilities across the business, including in relation to advertising and promotion, R&D and supply chain. For example, in the context of advertising and promotion, digital media advertising accounted for approximately half of the Group’s total media spend in FY 2021. The Group also invested in a range of digital tools and training programmes in order to enhance its digital capability and support growth of the business in an increasingly digital world.

Geographic market presence

The Group has a strong global footprint and is focused on growth across the markets in which it already operates. The Group serves approximately 170 markets, with 36.1 per cent. of the Group’s revenue in H1 2022 generated in North America, 39.9 per cent. in EMEA and LatAm, and 24.0 per cent. in APAC, and 36.9 per cent. of the Group’s revenue in FY 2021 generated in North America, 40.6 per cent. in EMEA and LatAm, and 22.5 per cent. in APAC. Adjusted operating profit margin across the geographic regions varies. In H1 2022, Adjusted operating profit margin was 24.2 per cent., 22.6 per cent., and 24.1 per cent. in North America, EMEA and LatAm and APAC, respectively. In FY 2021, Adjusted operating profit margin was 23.5 per cent., 24.8 per cent., and 21.5 per cent. in North America, EMEA and LatAm and APAC, respectively. This variation is ultimately driven by a number of factors, including sales volume of higher margin brands, supply chain (procurement, manufacturing and distribution) and competitive dynamics, together with required investment in R&D and marketing activities and other cost inputs.

North America

The North America region accounted for 36.1 per cent. of Group revenue in H1 2022 (£1,873 million) and 36.9 per cent (£3,525 million) of Group revenue in FY 2021. The region includes the Group’s largest single market, the USA, which accounted for 89.0 per cent. (£3,138 million) of revenue in North America and 32.9 per cent. of Group revenue in FY 2021. During the periods under review, the majority of the Group’s revenue in North America was attributable to the Oral Health, Pain Relief and Digestive Health and Other categories. The strength of brands such as Sensodyne, Tums and Flonase was a key driver of growth during these periods. The Pfizer Transaction provided the Group with meaningful incremental scale in North America, and brands acquired as part of the Pfizer Transaction (including Centrum and Emergen-C) have also contributed significantly to Group revenue since it completed.

EMEA and LatAm

The EMEA and LatAm region was the largest contributor to Group revenue in H1 2022 and FY 2021, accounting for 39.9 per cent. (£2,069 million) and 40.6 per cent. (£3,877 million) of Group revenue in these periods respectively. The region is equally split between emerging and developed markets77 with emerging markets making up four of the seven business units (Central and Eastern Europe, Russia, Middle East and Africa and LatAm).

During the periods under review, the majority of the Group’s revenue in EMEA and LatAm was attributable to the Oral Health and Pain Relief categories. The strength of brands such as Sensodyne, Parodontax, Panadol and Voltaren was a key driver of growth during these periods.

APAC

The APAC region accounted for 24.0 per cent. (£1,246 million) of the Group’s revenue in H1 2022 and 22.5 per cent. (£2,143 million) of the Group’s revenue in FY 2021. China is the largest market in APAC, accounting for 37.4 per cent. (£801 million) of revenue in APAC and 8.4 per cent. of Group revenue in FY 2021. During the periods under review, the majority of the Group’s revenue in APAC was attributable to the Oral Health, VMS and Pain Relief categories. The strength of brands such as Sensodyne, Panadol and Voltaren, as well as brands acquired as part of the Pfizer Transaction, such as Centrum and Caltrate, was a key driver of revenue during these periods.

Supply chain

The Group relies on global supply chains and manufacturing and distribution operations which are complex and subject to increasing regulatory requirements. The Group is exposed to a number of factors that affect the sourcing, manufacturing, supply and pricing of the Group’s products on a short-term basis, including macroeconomic events. In particular, the Group has experienced and may continue to experience delays in deliveries due to supply chain interruptions caused by the COVID-19 pandemic. For example, recent lockdowns in China may have an impact on delivery of the Group’s products and resources required for the manufacture of the Group’s products to and from China. Further, the Group has been exposed to increases in commodity and oil prices following Russia’s invasion of Ukraine (see “—Russia’s invasion of Ukraine” below). The Group has entered and may in the future enter into fixed price contracts or hedging arrangements in order to address increases in commodity prices and their effect on the Group’s ability to source materials for its products. However, if prices decrease, the Group will be unable to realise the benefit of the decrease due to fixed price contracts in place. The Group may also be limited in its ability to pass on these price increases in the prices it charges for its products.

Competitive factors relating to the distribution of the Group’s products also influence the Group’s performance (see also “Factors—The Group’s business results are impacted by the Group’s ability to manage disruptions in the Group’s global supply chain and a failure to manage disruptions appropriately may have a material adverse effect on the Group’s business and/or financial condition”).

The Group prioritises reliability of supply to ensure its customers and consumers receive the Group’s products. The Group is exposed to factors that may affect its ability to provide this reliable supply from time to time. These factors include interruptions in supply from the Group’s own facilities or from third party facilities. Examples include issues at certain of the Group’s own facilities affecting Advil supply in FY 2019 and FY 2021, Excedrin supply in FY 2019 and FY 2020 and Preparation H supply in FY 2021.

The Group also manages its supply chain with a focus on supply continuity. For example, where feasible, the Group aims to manage packaging and raw material sourcing risks through dual sourcing (where key inputs are sourced from more than one location in order to limit the risk of supply chain disruption). In FY 2021, 75-80 per cent. of the Group’s materials supply by spend was sourced from more than one supplier and it expects this to

[77]	Classification of developed and emerging markets sourced from The International Monetary Fund DataMapper 2022.

increase to 85-90 per cent. by the end of 2023. The Group also runs capacity planning processes in order to proactively identify pressures on supply chain capacity and conducts assessments in order to assist management in determining the appropriate levels of investment in facilities and equipment.

The Group has manufacturing sites located around the world. However, where possible, the Group seeks to bring the manufacturing of its products within the region of sale. As a result, more than 80 per cent. of the Group’s products are sourced in the region in which they are sold. Not only does this enable the Group to respond more efficiently to the needs of consumers, but it also forms part of the Group’s natural hedging strategy.

Inflationary pressures and commodity prices

The Group is exposed to inflationary pressures and commodity prices, which generally affect the Group through their impact on payroll and supply costs (including freight). For example, inflationary pressures in FY 2021 increased the Group’s commodity, freight and payroll costs, which had an adverse impact on the Group’s operating profit and operating profit margin. While the Group may increase product prices in order to mitigate the impact of inflation, competitive pressures may constrain the Group’s ability to fully recover any increased costs in this way, and so the Group may remain subject to market risk with respect to inflationary pressures and increases in commodity prices. Where possible, the Group aims to manage its exposure to this risk primarily through forward buying of commodities.

Seasonality

Revenue and cash flow in Respiratory Health is typically driven by seasonal demand for certain of the Group’s products, including its cough, cold and flu, allergy and decongestant products. The impact of seasonality on revenue in the Respiratory Health category is largely the same across the Group’s geographic regions. However, as Respiratory Health revenue accounts for a larger percentage of total revenue in North America and EMEA and LatAm, the impact of seasonality is greater in these regions than in APAC. For example, FY 2021 Respiratory Health revenue accounted for 11.9 per cent. and 14.2 per cent. of total revenue in North America and EMEA and LatAm, respectively, and 7.6 per cent. of total revenue in APAC.

Sales in countries in the Northern Hemisphere typically peak from September through to March, driven mainly by consumers purchasing products to self-medicate against cold and flu symptoms. Most of the seasonality impact is experienced in the Northern Hemisphere, where the Group’s operations are concentrated. Because of the timing of these seasonal peaks, the Group’s first and fourth quarter results tend to show significantly more revenue in the Respiratory Health category compared to its second and third quarter results, although this trend was less pronounced in FY 2021, when 53.2 per cent. of the Group’s sales in Respiratory Health occurred in the first and fourth quarters. It follows that the Group’s results for the first and fourth quarters of each year may not necessarily be indicative of the results that may be expected for a full financial year.

The Group incurs significant additional expenses in advance of and during September through to Q1 of the following financial year in anticipation of higher sales during that period, including costs of additional inventory and marketing. Further, the Group’s cash flow is affected by this seasonality, with the Group experiencing lower cash flow during the second and third quarters of the financial year due to increases in seasonal inventory and lower sales during this period, in preparation for increased sales during the fourth quarter of the financial year and the first quarter of the following financial year.

Although the Group’s SG&A and R&D costs, including personnel costs and administrative costs, are more evenly distributed during the financial year, these costs are exposed to some variations. Cash flows in these areas also experience some variation. For example, employee bonus payments are accrued throughout the year but settled in March.

The seasonality effect of cold and flu season was impacted by the COVID-19 pandemic. This had a material adverse effect on revenue in the Respiratory Health category in the period 1 August 2020 to and including the first half of FY 2021, reflecting the historically weak cold and flu season driven by government restrictions in response to the COVID-19 pandemic (see –“Impact of COVID-19” below). However, revenue in Respiratory Health recovered during the second half of FY 2021, with Respiratory Health revenue returning to levels broadly consistent with the corresponding period in FY 2019 towards the end of the year. . During the period FY 2019 to FY 2020, the seasonality impact was more pronounced on an organic revenue growth basis. This is because organic revenue for the period FY 2019 to FY 2020 excludes revenue attributable to brands acquired as part of the Pfizer Transaction (such as Robitussin) in respect of the period 1 January 2020 to 31 July 2020, which significantly contributed to Group revenue in the period. Organic revenue for the period FY 2019 to FY 2020 includes revenue attributable to brands acquired as part of the Pfizer Transaction in respect of the period 1 August 2020 to 31 December 2020, however this period was significantly affected by the impact of the COVID-19 pandemic, including in relation to the seasonality effect of cold and flu season (as described above).

The Group is also impacted by the allergy season, the severity of which varies from year to year across the geographic regions in which the Group operates depending on a number of factors, including the weather and the intensity, timing and length of pollen season. A stronger allergy season tends to result in higher revenue attributable to the Group’s Topical Decongestant and Allergy Care products. For example, a stronger allergy season in Q2 2021 relative to the prior year comparator was a key driver for revenue growth in Flonase.

Commercial execution and financial discipline

The Group’s cost inputs are influenced by a number of factors, including competitive and market dynamics, commercial capabilities, innovation and marketing activities, supply chain (including procurement, manufacturing and distribution), acquisitions and divestments, and seasonality. As an innovation-led business, R&D activities account for a significant proportion of the Group’s costs. Further, the continued strength of the Group’s brands is contingent on a competitive level of expenditure on advertising and promotion.

The Group seeks to drive the disciplined and efficient use of resources in order to provide funding for brand growth and innovation, while delivering sustainable margin expansion and cash generation (see “—Cash generation” below). Following the transactions with Novartis and Pfizer (on which see “Business—History and Development of the Group—Evolution of the Group” above), the Group has continued to implement a number of initiatives to drive sustainable manufacturing and supply chain efficiency improvements including:

•

Streamlining of the Group’s manufacturing and supply footprint from 41 manufacturing sites (inherited by the Group through arrangements as part of the GSK Group and the transactions with Novartis and Pfizer) to 24 in 2021.

•

Reducing the number of contract manufacturing partners from more than 250 (inherited by the Group through arrangements as part of the GSK Group and the transactions with Novartis and Pfizer) to approximately 180 in 2022.

•

Streamlining and refreshing of the Group’s distribution centre footprint from more than 200 in 2015 (inherited by the Group through arrangements as part of the GSK Group and the transactions with Novartis and Pfizer) to approximately 90 in 2021.

•

Implementing ongoing initiatives to drive value from third-party expenditure and offset headwinds from inflation in input prices and commodities, including forward buying, value engineering and new supplier introduction, as well as initiatives to ensure continuity of supply from the Group’s third party partners through programmes such as the approval of alternate suppliers for critical materials.

•	Implementing ongoing initiatives to drive site productivity and/or security of supply, including dual sourcing and localisation of Power Brands such as Voltaren, Sensodyne and Centrum.

The Group has also sought to drive effective and efficient use of resources in the research, development, advertising and promotion of its brands, as well as the administration of the Group’s operations, through initiatives including:

•	Cost synergies generated by the Pfizer Transaction (see “—Pfizer Transaction” below).

•

De-duplication of R&D functions, localisation of R&D roles and projects and rationalisation of the Group’s R&D footprint from 9 sites in 2015 (inherited by the Group through arrangements as part of the GSK Group and the transactions with Novartis and Pfizer) to 4 sites in 2021.

•	Rationalisation of creative production and media agencies from greater than 200 in 2019 to an expected total of 56 by the end of 2022.

•

Optimisation of e-commerce strength through increased investment in digital media, as well as strengthening execution in other channels, such as retail and pharmacy. For example, in the pharmacy channel, where engagement with pharmacy and healthcare professionals is a core tenet of the Group’s strategy, the Group has expanded its digital capabilities in order to support these relationships and expand reach (e.g., the proprietary Healthpartner portal and webinars).

•

Ongoing non-manufacturing procurement initiatives leveraging the Group’s global scale and strategic supplier relationships, as well as targeted efforts to maximise the effectiveness of its investment in media and the efficiency of its support functions.

During the periods under review, costs incurred in connection with the delivery of synergies arising out of the transaction with Novartis and the Pfizer Transaction were reflected as Restructuring costs and are treated as an Adjusting Item for the purposes of Adjusted operating profit. Other costs incurred in connection with the initiatives referred to in this paragraph were not excluded from Adjusted operating profit.

Cash generation

The Group took a number of steps in the periods under review to drive cash generation from its operations, including:

•	Tight management of receivables, inventory and payables;

•

Disciplined capital expenditure, with strategic investment focused on supply chain and digital capabilities. This was reflected in a small increase in capital expenditure as a percentage of revenue to 3.1 per cent. in FY 2021 from 2.9 per cent. in FY 2019; and

•	The receipt of proceeds from the divestment of a number of the Group’s non-core brands (see “—Divestments” below).

Pfizer Transaction

On 31 July 2019, the Group completed the consumer healthcare joint venture transaction with Pfizer (the “Pfizer Transaction”, as further described in “Business—History and Development of the Company—Joint venture with Pfizer”).

The Pfizer Contributed CH Business (as defined in “Material Contracts—Asset Perimeter: Pfizer Contributed CH Business”) was consolidated within the Group’s financial statements from 1 August 2019.

The Group’s results of operations and financial position have been affected in the periods under review, and will continue to be affected, as a consequence of the Pfizer Transaction, including steps taken in connection with and following the transaction. For example, in FY 2022 Group expects to continue to benefit from synergies arising in connection with the Pfizer Transaction.

The Group’s revenue in FY 2020 was £9,892 million. The Group’s revenue in FY 2019 (including the revenue of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £8,480 million. From

FY 2019 to FY 2020, the Group’s revenue increased by 16.7 per cent. (£1,412 million) at AER. The increase was primarily driven by the inclusion of the full year of revenue of the Pfizer Contributed CH Business in FY 2020, compared to five months of revenue in FY 2019, together with other factors (see “—Results of Operations – Description of the Group’s results of operations—Revenue” below). The impact of the Pfizer Transaction therefore limits the comparability of the financial information of the Group for FY 2019 and FY 2020.

In the periods under review, the Group has achieved cost synergies as a consequence of the Pfizer Transaction. In particular, the Group has adopted a leaner structure to drive cost savings across a number of areas of the Group’s business, including the supply chain network, logistics and infrastructure, advertising and marketing, sales and distribution and functional support (see “—Commercial execution and financial discipline” above). GSK previously announced that the Pfizer Transaction was expected to realise annual cost savings of £0.5 billion by 2022 for expected total cash costs of £0.9 billion and non-cash charges of £0.3 billion. The Group has realised substantial cost synergies and expects to exceed this target to realise a total of £0.6 billion of annual cost savings.

The total cash costs are expected to be £0.7 billion and non-cash charges are expected to be £0.1 billion, plus additional capital expenditure of £0.2 billion. Up to 25 per cent. of the cost savings are intended to be reinvested in the business to support innovation and other growth opportunities.

Restructuring costs and Transaction-related costs incurred by the Group during the period FY 2019 to FY 2021 were largely as a consequence of the Pfizer Transaction. Restructuring costs were primarily attributable to steps taken in connection with the integration of the Pfizer Contributed CH Business. Restructuring costs and Transaction-related costs are treated as Adjusting Items for the purposes of Adjusted operating profit. Integration and restructuring related to the Pfizer Transaction was substantially completed by the end of FY 2021, and the Group expects the final charges to occur in FY 2022.

Divestments

As part of the Group’s strategy in the periods under review, the Group made a number of divestments in order to bring greater focus to its portfolio of brands. Divestments have a negative impact on revenue growth year-on-year. Operating profit margin is also affected as a result of gains and/or losses arising from divestments, together with costs incurred in connection with the divestments. These costs are treated as an Adjusting Item for the purposes of Adjusted operating profit.

The Group’s programme of disposals realised £1.1 billion in proceeds net of costs and taxes from FY 2019 to FY 2021. The disposal programme had a negative impact on the Group’s operating profit margin as the Group no longer received the associated revenue following the divestments, but due to the relatively low investment in these brands and the lack of dedicated resources supporting them, the majority of the costs previously attributed to these brands remained following their disposal.

The sale of ThermaCare and related manufacturing sites, which completed in Q1 2020, was a key divestment in the context of the Group’s operations and was made in connection with certain regulatory conditions imposed on the Group as a result of the Pfizer Transaction. Following the sale, restrictions on the integration of the Pfizer Contributed CH Business were lifted. Other disposals included brands in the Group’s Skin Health portfolio.

The Group continues to actively manage its portfolio (see “—Brand and product portfolio” above).

Impact of COVID-19

The COVID-19 pandemic and the implementation of associated responsive measures by governments in the jurisdictions in which the Group operates affected the Group’s performance in FY 2020 and FY 2021.

Widespread consumer stockpiling in Q1 2020 resulted in an increase in revenue across all of the Group’s categories in North America and EMEA. Stockpiling was followed by falls in demand, driven by consumers using up stockpiled supplies, together with fewer consumer visits to pharmacies and retail outlets during government-imposed lockdowns. This negatively impacted revenue in Q2 to Q4 of FY 2020, with the largest impact in Q2.

Lockdowns also impacted the market for Denture Care products at certain points during FY 2020 and FY 2021, given the reduced incidence of social occasions.

The performance of the Group’s Respiratory Health category in FY 2020 and the first half of 2021 was materially adversely affected by the COVID-19 pandemic. Revenue in Respiratory Health is typically driven by seasonal demand for certain of the Group’s products (see “—Seasonality” above).

However, Government measures imposed in response to COVID-19, such as the widespread use of face masks and implementation of lockdowns, social distancing measures and improved hygiene practices, lead to a significant reduction in the number of respiratory illnesses, such as the common cold and flu, in the Group’s key geographic markets. The introduction of specific restrictions on the sale of cough and cold medicines in China further depressed the Group’s revenue (see “—Results of Operations” below). Respiratory Health revenue consequently decreased by 1.5 per cent. at AER and increased by 0.5 per cent. at CER from FY 2019 to FY 2020. Whilst revenue grew at CER due to the inclusion of full year revenue of the brands acquired as part of the Pfizer Transaction (including Robitussin), the category experienced negative organic revenue growth of 6.3 per cent. in FY 2020. In FY 2021, while Respiratory Health revenue continued to be adversely impacted in the first half of the year, revenue recovered in the second half, as restrictions began to ease and seasonal virus levels began to return to more normalised levels of respiratory illnesses.

The COVID-19 pandemic caused a surge in demand for certain OTC and VMS products, as consumers became concerned with bolstering their immune systems and treating the symptoms of COVID-19 and side effects of COVID-19 vaccinations. In particular, in FY 2020, and FY 2021 an increase in demand for Panadol (a paracetamol-based product) led to growth in the Group’s Pain Relief category. This growth in Panadol revenue may also have been attributable to negative media coverage regarding the use of ibuprofen products in treating the symptoms of COVID-19, which adversely impacted sales of Advil (an ibuprofen-based product) during FY 2020. In the VMS category, the increasing trend towards self-management of health and wellbeing, which was accelerated by the COVID-19 pandemic, contributed to increased demand for Centrum and Emergen-C during FY 2020 and FY 2021.

Among its far-reaching impacts, COVID-19 has also accelerated the convergence of the digital environment and health, including the rapid expansion of e-commerce for consumer healthcare products. Sales of the Group’s products through the online channel grew from around 4 per cent. of revenue in FY 2019 to around 8 per cent. of revenue in FY 2021. In the periods under review, the Group continued investment in the Group’s e-commerce platforms, including in relation to digital content for online retailer platforms, the direct-to-consumer channel in the USA (e.g., personalised ChapStick), and tools to measure the performance of the Group’s “digital shelf” (e.g., presence of imagery, quality of content and shelf availability).

Costs associated with the Group’s supply chain were also impacted by the COVID-19 pandemic, with increased costs in relation to freight and staffing. Increased staffing costs were driven by increased demand for the Group’s products, the purchase of additional personal protective equipment, and changes to staff shift patterns in order to accommodate social distancing requirements. Further, the Group’s shipping costs increased as a result of the global macroeconomic impact of the COVID-19 pandemic.

Foreign exchange

The Group operates internationally and holds assets, incurs liabilities, generates sales and pays expenses in a variety of currencies other than Pounds Sterling, which is the currency in which it reports its consolidated financial results. As a result, the Group’s results of operations are affected by exchange rate fluctuations between Pounds Sterling and other currencies in which it conducts and will continue to conduct transactions, including US Dollar, Euro, Swiss Franc and Chinese Renminbi. For example, the impact of movements in foreign currencies against Pounds Sterling had a negative effect on the Group’s results of operations in FY 2021, with a £443 million unfavourable revenue impact driven primarily by the depreciation of a number of currencies, including the US Dollar, certain currencies in Latin America, the Japanese Yen, the Turkish Lira, the Euro and the Russian Ruble, in each case against Pounds Sterling during that period. As discussed in “—Russia’s invasion of Ukraine” below, Russia’s invasion of Ukraine has had an adverse effect on the value of the Russian Ruble, which may negatively impact the Group’s operations in Russia, as revenue from products sold in Russia are incurred in Russian Rubles, while costs associated with those products are denominated in other currencies, such as Euro or US Dollars.

In order to reduce foreign currency translation exposure, the Group seeks to denominate borrowings in the currencies of its principal assets and cash flows. The Group manages foreign currency transactional exposure by selectively hedging exposure arising on external and internal trade flows. The Group also adopts a natural hedging strategy and, to the extent reasonably possible, seeks to align the currency of inflows and outflows to minimise foreign exchange exposure. In certain cases (such as the purchase of some manufacturing inputs or some export sales made to distributors in markets where the Group does not have an entity presence) transactional foreign exchange exposure exists (see “Risk Factors—Risks Relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation—The Group is exposed to risks relating to fluctuations in currency exchange rates and related hedging activities, which could negatively impact the Group’s financial condition and prospects”).

Regulation

The consumer healthcare market is heavily regulated by governments and other regulatory bodies in the countries in which the Group operates. Within the consumer healthcare market, the OTC segment tends to be subject to greater regulation, including in relation to pricing.

The Group expends significant resources within SG&A to support compliance with a broad and varied range of regulatory requirements, including pharmacovigilance obligations, maintenance of product registrations and compliance with rigorous quality standards. The Group is also subject to periodic requirements to assess and address new potential risks to consumers, such as the recent requirement imposed by a number of regulators to assess nitrosamine levels in OTC medicines. Failure to comply with regulations could lead to supply interruptions, product recalls and/or regulatory enforcement action and fines from regulators. See “Risk Factors—Risks Relating to Changes in Law and the Political and Economic Environment, Regulation and Legislation—The Group’s business is subject to legal and regulatory risks in all the markets in which it operates, which may have a material adverse effect on the Group’s business operations and financial condition”.

Changes to the laws and regulations to which the Group and its operations are subject, whether as a result of new or more stringent requirements, or more stringent interpretations of existing requirements, can also impose significant compliance costs and impact the way in which the Group conducts its business. For example, in China in early 2020, certain local authorities introduced temporary restrictions on the sale of certain cough and cold medicines in an attempt to prevent patients from self-medicating against COVID-19 at home, which limited sales of Contac (nasal decongestant tablets that also relieve pain and reduce fever) and Fenbid (ibuprofen-based pain relief medicine) by the Group in 2020. These restrictions had an adverse impact on the Group’s revenue in FY 2020 and FY 2021. Similar restrictions may be imposed in the future, depending on the development of the COVID-19 pandemic.

The Group has also been impacted, and expects to continue to be impacted, by recent reforms regarding government price management of drugs in China (see “Business—Business Overview—Regulatory Overview—

Pricing”). The nationwide volume-based procurement programmes, which was introduced in 2018, has negatively impacted revenue in respect of Fenbid sold in the country through the state-owned hospital channel, and other brands may be brought within the scope of this initiative in future. In order to mitigate the impact of this, the Group seeks to increase sales through retail and e-commerce channels.

Separation and future restructuring

The Group has taken a number of actions in preparation for Separation, including to ensure that the Group has the necessary infrastructure to operate as an independent publicly listed company. These actions include the establishment of independent IT infrastructure and independent corporate functions and governance of the Group, including building key technology infrastructure and capability within corporate functions to support a publicly-listed group.

During FY 2020, FY 2021 and H1 2022, the Group incurred costs in connection with preparation for Separation of £66 million, £278 million and £229 million, respectively. The Group expects to incur Separation and Admission costs of approximately £0.5 billion between FY 2022 and FY 2024 (including UK Admission and US Listing costs of approximately £0.1 billion), 80% of which are expected to be incurred in FY 2022 and the remainder expected to be split across FY 2023 and FY 2024.

Following Separation, we expect the Group to incur Restructuring costs of approximately £0.2 billion between FY 2022 and FY 2024 in connection with projects to support further efficiencies in its operations. We do not currently anticipate further significant restructuring programmes. Restructuring costs are treated as an Adjusting item for the purpose of calculating Adjusted operating profit.

The Group also expects to incur recurring operating costs of approximately £175 million to £200 million per annum from 2022 onwards to provide the capabilities to operate successfully as a standalone UK public listed company following Separation, including in technology and infrastructure, and in corporate functions.

The Group has historically benefited from negotiated arrangements with third-party suppliers, distributors, licensors, lessors, other business partners and/or counterparties as part of the larger GSK Group. While certain of these arrangements will change as a result of Separation, the cost impact is not expected to be material.

The Group has entered into the Transition Services Agreement with the GSK Group in connection with Separation. The Transition Services Agreement is short-term and limited in scope (see “Material Contracts—Transition Services Agreement”). Additionally, the Group has entered into manufacturing and supply agreements with the GSK Group, which are also limited in scope.

Russia’s invasion of Ukraine

The Group is monitoring the effects of Russia’s invasion of Ukraine, with the board of directors of GSK overseeing and monitoring key risks. The board of directors of the Company will assume oversight and management of these risks after Separation. The Group’s operations and presence in these markets is limited and Russia and Ukraine accounted for less than 3 per cent. of each of the Group’s revenue and Adjusted operating profit in H1 2022 and FY 2021. For additional details regarding the impact of Russia’s invasion of Ukraine on Adjusted operating profit, see “—Regional Performance—EMEA and LatAm”. The Group has no manufacturing operations in these markets and imports products sold there. Since the start of the conflict, the Group has been constantly evaluating its activities in Russia and has stopped advertising and promotional activity in Russia. The Group is prioritising supply of OTC medicines and reducing its oral health products, ensuring the Group continues to meet basic consumer health needs. The Group is no longer importing food supplements and vitamins into Russia.

There is a significant risk to disruption of the Group’s operations in Russia and Ukraine.

•

Despite the limited scope of the Group’s activities in Russia and the Group’s focus on meeting consumers’ everyday health needs, there may be certain reputational risks associated with the Group’s presence in the Russian market.

•

The Group generates revenue from sales of its products in Russia in the Russian Ruble, while significant costs (notably, manufacturing and supply chain costs) associated with those products are denominated in other currencies, such as Euro and US Dollar. The international response to the invasion, including the imposition of international sanctions against Russia, has had a significant adverse effect on the value of the Russian Ruble, which has reduced the Group’s revenue from its operations in Russia without a corresponding reduction in costs, and the Group may not be able to offset the devaluation of the Russian Ruble through increased prices of its products. In addition, the imposition of exchange controls may limit the Group’s ability to repatriate profits from its operations in Russia.

•	The Group’s ability to supply customers may be negatively affected by disruption to supply and distribution channels.

•

The Group’s customers in Russia and Ukraine have been significantly negatively affected by the factors described above, which exposes the Group to increased counterparty risk in relation to these customers and receivables from these customers.

•

The imposition of sanctions and other restrictive measures against Russia, Russia’s response to the global sanctions regime, as well as additional international sanctions against Russia, may create regulatory uncertainty and present further compliance challenges for the Group’s operations, which may increase compliance costs and make it difficult to continue operations in Russia.

•

The Group tested all assets that presented impairment indicators as a result of the conflict between Russia and Ukraine in Q1 2022 and recognised write-downs and impairments of assets representing less than 0.1 per cent. of the Group’s total assets as at 31 March 2022 in relation to certain brands, finished goods inventory and receivables. Depending on the long term outlook of the Group’s business in Russia and Ukraine, the carrying value of certain of the Group’s intangible assets may be impacted. However, any such impact is not anticipated to be material to the Group.

•

As of the date of this prospectus, the Russian government has indicated it has drawn up plans to seize the assets of western companies leaving Russia. While the scope of such measures is not presently clear, if the Group ceased its activities and/or suspended its operations in Russia and did not resume its presence in Russia within a certain period of time, the Russian government could: (i) nationalise the Group’s assets located in Russia, (ii) allow the Group’s patents and trade marks to be used within Russia without the Group’s consent; and/or (iii) introduce restrictions on, or impose unfavourable terms in respect of, payments made from Russia or relating to assets in Russia.

In addition to the specific implications for the Group’s operations in Russia and Ukraine, the Group may be affected by broader impacts on the global geopolitical and economic environment, including (but not limited to) changes in commodity, freight, logistics and input costs.

Key Performance Indicators and non-IFRS Financial Measures

In evaluating the Group’s results of operations, management considers the following key performance indicators and non-IFRS financial measures. Further information on the definition and purpose of these metrics is included in the section entitled “Presentation of Financial and Other Information”. For a reconciliation of non-IFRS financial measures, see “Key Financial Data—Non-IFRS Financial Measures”).

	H1 2022	H1 2021	2021	2020	2019
Revenue (£m)	5,188	4,575	9,545	9,892	8,480
Revenue growth (%)	13.4	—	(3.5)	16.7	—
Organic revenue growth (%)	11.6	—	3.8	2.8	—
Gross profit (£m)[1]	3,211	2,814	5,950	5,910	4,802
Adjusted gross profit (£m)	3,258	2,860	6,002	6,173	5,273
Gross profit margin (%)[1]	61.9	61.5	62.3	59.7	56.6
Adjusted gross profit margin (%)	62.8	62.5	62.9	62.4	62.2
Operating profit (£m)[1]	900	737	1,638	1,598	897
Adjusted operating profit (£m)	1,191	983	2,172	2,074	1,654
Operating profit margin (%)[1]	17.3	16.1	17.2	16.2	10.6
Adjusted operating profit margin (%)	23.0	21.5	22.8	21.0	19.5
Profit after tax (£m)[1]	544	520	1,439	1,181	687
Adjusted EBITDA (£m)	1,306	1,089	2,413	2,351	1,884
Net cash inflows from operating activities (£m)[1]	680	234	1,356	1,407	786
Free cash flow (£m)	553	189	1,173	1,988	681
Free cash flow conversion (%)	102	36	82	168	99

Note:

1.	Not considered to be key performance indicator, but included as the nearest IFRS measure to the relevant non-IFRS measure presented in the table above.

Results of Operations

Description of the Group’s results of operations for the six-month period ended 30 June 2022 compared to the six-month period ended 30 June 2021

Revenue

The Group’s revenue for the six-month periods ended 30 June 2022 and 2021 was £5,188 million and £4,575 million, respectively.

In the six-month period ended 30 June 2022, the Group’s revenue grew by 13.4 per cent. at AER and by 10.9 per cent. at CER, compared to the six-month period ended 30 June 2021. The Group’s organic revenue growth was 11.6 per cent, of which 3.7 per cent. was attributable to changes in Price and 7.9 per cent. was attributable to changes in Volume/Mix, driven by increased household penetration, winning new consumers with innovations and activation and channel expansion and geographic expansion. Favourable foreign exchange added £112 million to total revenue for this period, mainly due to strengthening of the US Dollar against Pounds Sterling.

Revenue by product category

Oral Health

In the six-month period ended 30 June 2021, revenue in the Oral Health category grew by 5.7 per cent. at AER and by 5.4 per cent. at CER, compared to the six-month period ended 30 June 2021.

Revenue growth at CER was driven by growth in Sensodyne, Paradontax and Denture Care. Sensodyne delivered mid-single digit per cent. revenue growth, which reflected underlying brand strength, continued innovation and strong growth across key markets, particularly Asia Pacific. This more than offset the negative impact of the COVID-19 lockdown in China in Q2 2022. Paradontax saw high-single digit per cent. revenue growth across all regions. Denture Care revenue was up by mid-single digit per cent. as a result of strong growth in EMEA and LatAm driven by demand returning following the decline seen during the pandemic.

VMS

In the six-month period ended 30 June 2022, revenue in the VMS category grew by 16.2 per cent. at AER and by 11.9 per cent. at CER, compared to the six-month period ended 30 June 2021.

Revenue growth at CER was driven by growth in Centrum and Caltrate. Centrum revenue grew by mid-teens per cent., reflecting good growth across all regions, and was up by double-digit per cent. in North America and Asia Pacific. Centrum and Emergen-C both benefitted from increased capacity in North America. Caltrate revenue increased by high-single digit per cent., driven by growth in China.

Pain Relief

In the six-month period ended 30 June 2022, revenue in the Pain Relief category grew by 14.2 per cent. at AER and by 11.8 per cent. at CER, compared to the six-month period ended 30 June 2021.

Revenue growth at CER was driven by growth in Panadol, Advil and Voltaren. Panadol revenue grew by mid-twenties per cent. due to a successful post-COVID-19 vaccination campaign and activation to meet increased demand during the COVID-19 Omicron wave. Advil saw low-twenties per cent. revenue growth, benefitting from increased demand and retail stocking patterns in the US. Voltaren revenue grew by low-single digit per cent., primarily driven by growth in China and the US, which was partly offset by a decline in Germany.

Respiratory Health

In the six-month period ended 30 June 2022, revenue in the Respiratory Health category grew by 50.1 per cent. at AER and by 46.7 per cent. at CER, compared to the six-month period ended 30 June 2021.

Revenue growth at CER was largely attributable to a strong cold and flu season, well ahead of the historically low season in 2021, and supported by the COVID-19 Omicron wave underpinning results across all regions. In the US and Europe, the cold and flu season was more than 20% ahead of 2019 levels. As a result of the rebound, Theraflu revenue more than doubled and Otrivin was up just under 50 per cent.

Digestive Health and Other

In the six-month period ended 30 June 2022, revenue in the Digestive Health and Other category grew by 3.9 per cent at AER and by 0.3 per cent. at CER., compared to the six-month period ended 30 June 2021.

The growth in revenue at CER was driven by revenue growth in Digestive Health brands (Tums and Eno) and Skin Health brands, partially offset by a slight decline in the Smokers’ Health sub-category.

Regional Performance

North America

(a)    Revenue

In the six-month period ended 30 June 2022, the Group’s revenue attributable to North America grew by 17.4 per cent. at AER and by 10.0 per cent. at CER, compared to the six-month period ended 30 June 2021. Organic revenue growth was 10.4 per cent., of which 2.1 per cent. was attributable to changes in Price and 8.3 per cent. was attributable to changes in Volume/Mix.

Revenue growth at CER and organic revenue growth were largely driven by over fifty per cent. growth in Respiratory Health as a result of the sustained rebound in cold and flu season which was well ahead of 2019 levels and supported by new variants of COVID-19 with similar symptoms, and successful market activation. Double-digit per cent. revenue growth in Pain Relief was driven by Advil as a result of increased demand during the COVID-19 Omicron wave and retail stocking patterns. VMS delivered mid-teens per cent. revenue growth, reflecting strong growth in Centrum and Emergen-C, supported by increased capacity. Low-single digit per cent. revenue growth in Oral Health was driven by good growth in Paradontax and low-single digit per cent. growth in Sensodyne, which was impacted by changes in retailer inventory levels and disproportionately impacted by the cutover in Q2 2022. Revenue growth for Digestive Health and Other remained stable, with strong growth in Chapstick offset by weakness in Smokers’ Health.

(b)    Adjusted operating profit

In the six-month period ended 30 June 2022, Adjusted operating profit and Adjusted operating profit margin for the North America region increased by 43.7 per cent. (£138 million) and 4.4 percentage points, respectively, compared to the six-month period ended 30 June 2021, driven by strong operating leverage as well as benefits from productivity improvements, portfolio optimisation and strong cost management partially offset by commodity and freight headwinds. The prior period reflected favourable comparatives following site investments and one-time manufacturing write-offs.

EMEA and LatAm

(a)    Revenue

In the six-month period ended 30 June 2022, the Group’s revenue attributable to the EMEA and LatAm region grew by 8.7 per cent. at AER and by 10.6 per cent. at CER, compared to the six-month period ended 30 June 2021. Organic revenue growth was 12.1 per cent., of which 5.5 per cent. was attributable to changes in Price and 6.6 per cent. was attributable to changes in Volume/Mix.

Revenue growth at CER and organic revenue growth were largely driven by over fifty per cent. growth in Respiratory Health due to a strong cold and flu season significantly ahead of 2019 levels, and double-digit per cent. revenue growth in VMS as a result of high-single digit per cent. growth in Centrum and double-digit per cent. growth in local strategic brands. Mid-single digit per cent. revenue growth in Oral Health was driven by strong Paradontax growth, robust recovery in Denture Care and continued Sensodyne growth. In addition, double-digit per cent. growth in Panadol drove mid-single digit per cent. revenue growth in Pain Relief. Digestive Health and Other delivered double-digit per cent. revenue growth, with good results in all categories.

Particularly strong double-digit per cent. revenue growth and organic revenue growth in Latin America and Middle East & Africa underpinned the increase in revenues for the period and was supplemented by high single-digit per cent. growth in Northern Europe and strong double-digit per cent. growth in Southern, Central and Eastern Europe, which was partly offset by challenging performance in Germany.

(b)    Adjusted operating profit

In the six-month period ended 30 June 2022, Adjusted operating profit for EMEA and LatAm increased by 2.0 per cent. (£9 million) compared to the six-month period ended 30 June 2021, while Adjusted operating profit margin decreased by 1.5 per cent. at AER and 0.9 per cent. at CER largely driven by reduced sales from Russia/Ukraine as well as the one-time adverse impact of stock and receivable write-downs. Higher commodity and freight costs, and increased A&P investment was offset by positive operating leverage, particularly from pricing, and efficiencies across the business.

APAC

(a)    Revenue

In the six-month period ended 30 June 2022, the Group’s revenue attributable to the APAC region grew by 15.7 per cent. at AER and by 13.0 per cent. at CER, compared to the six-month period ended 30 June 2021. Organic revenue growth was 12.3 per cent., which included a one-off benefit of around 2 per cent. related to separation from changes in distribution in Vietnam. 3.1 per cent. of organic revenue growth was attributable to changes in Price and 9.2 per cent. was attributable to changes in Volume/Mix.

Revenue growth at CER and organic revenue growth were largely driven by high-twenties per cent. growth in Respiratory Health due to a rebound in cold and flu season, and mid-twenties per cent. growth in Pain Relief which benefitted from successful Panadol activation and execution in markets (including Australia, New Zealand, Malaysia and Taiwan) relating to the COVID-19 Omicron wave and a successful campaign around COVID-19 vaccination. High-single digit per cent. revenue growth in Oral Health was driven by strong growth in India, partly offset by some weakness in China from COVID-19 related lockdowns. Low double-digit per cent. revenue growth in VMS was driven by successful immunity campaigns for Centrum and Caltrate in China, and for Centrum in Taiwan; innovations around gender-based vitamins and Probiotics also contributed to growth. Digestive Health and Other revenue was slightly down due to weakness in Skin Health brands.

Performance in South-East Asia, Taiwan and India was particularly strong during the first half of the year and delivered double-digit per cent. revenue growth. Revenue in China increased by mid-single digit per cent. for the first half of the year despite a slowdown in the second quarter due to COVID-19 related lockdowns.

(b)    Adjusted operating profit

In the six-month period ended 30 June 2022, Adjusted operating profit for the APAC region increased by 23.0 per cent. (£56 million) compared to the six-month period ended 30 June 2022. Adjusted operating profit margin increased by 1.4 percentage points in the same period, driven by strong operating leverage combined with efficiencies, which were partly offset by higher advertisting and promotion investment and higher commodity and freight related costs.

Cost of Sales

The Group’s cost of sales was £1,977 million and £1,761 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The Group’s cost of sales increased by 12.3 per cent. (£216 million). This increase reflects higher commodity related costs and freight cost inflation which was broadly offset by Pfizer synergies and ongoing supply chain and manufacturing efficiency benefits.

Adjusting Items within costs of sales totalled £47 million in the six-month period ended 30 June 2022, which predominantly related to Net amortisation and impairment of intangible assets and Restructuring costs. Adjusting Items within costs of sales totalled £46 million in six-month period ended 30 June 2021. The increase reflected higher Net amortisation and impairment of intangible assets related to an impairment of a brand predominantly sold in Ukraine, offset by reduced Restructuring costs.

Adjusted cost of sales was £1,930 million and £1,715 million in the six-month periods ended 30 June 2022 and 2021, respectively. Adjusted cost of sales increased by 12.5 per cent. (£215 million). This was primarily driven by higher commodity related costs and freight cost inflation which is broadly offset by ongoing supply chain and manufacturing efficiency benefits.

Cost of sales as a percentage of revenue decreased to 38.1 per cent. from 38.5 per cent. in the six-month period ended 30 June 2021. Adjusted cost of sales as a percentage of revenue decreased to 37.2 per cent. in the six-month period ended 30 June 2022 from 37.5 per cent. in six-month period ended 30 June 2021.

Gross profit

The Group’s gross profit for the six-month period ended 30 June 2022 was £3,211 million, producing a gross profit margin of 61.9 per cent. The Group’s gross profit for the six-month period ended 30 June 2021 was £2,814 million, producing a gross profit margin of 61.5 per cent.

Compared to the six-month period ended 30 June 2021, the Group’s gross profit increased by 14.1 per cent. (£397 million) in the six-month period ended 30 June 2022, which is broadly in line with the year-on-year increase in the Group’s revenue. In the six-month periods ended 30 June 2022 and 30 June 2021, the Group’s gross profit margin was 61.9 per cent. and 61.5 per cent., respectively, an increase of 0.4 percentage points which was largely driven by pricing, favorable mix, Pfizer synergies and ongoing supply chain and manufacturing efficiency benefits, partly offset by higher commodity related costs and freight cost inflation.

Adjusted gross profit was £3,258 million and £2,860 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. Adjusted gross profit increased by 13.9 per cent. (£398 million), broadly in line with the year-on-year increase in the Group’s revenue. Adjusted gross profit margin for the Group was 62.8 per cent. and 62.5 per cent. for the six-month periods ended 30 June 2022 and 2021, respectively. The factors driving the year-on-year increase of 0.3 percentage points were the same as for gross profit margin, except in respect of changes in Adjusting Items, which are excluded from Adjusted gross profit margin.

Selling, general and administration

The Group’s SG&A costs were £2,179 million and £1,978 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The Group’s SG&A costs increased by 10.2 per cent. (£201 million) in the six-month period ended 30 June 2022, primarily driven by increased selling & distribution costs due to inflationary pressure, A&P investment as well as the incremental separation and admission costs.

Adjusting Items within SG&A totalled £249 million in the six-month period ended 30 June 2022. These principally related to Separation and Admission costs as well as further Restructuring costs associated with the Pfizer Transaction. Adjusting Items within SG&A totalled £212 million in the six-month period ended 30 June 2021. These principally related to Separation and Admission costs, Restructuring costs associated with the Pfizer Transaction, and disposal and others related to clean-up of historical balances relating to tax indemnity.

Adjusted SG&A costs were £1,930 million and £1,766 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. Adjusted SG&A costs increased by 9.3 per cent. (£164 million). This primarily reflected increased selling & distribution costs due to inflationary pressure, A&P investment as well as the incremental separation and admission costs.

SG&A costs as a percentage of revenue decreased to 42.0 per cent. in the six-month period ended 30 June 2022 from 43.2 per cent. in the six-month period ended 30 June 2021. This primarily reflected A&P growth was behind revenue growth primarily due to scale benefits, a stronger than expected rebound across Respiratory Health and phasing of spend. Adjusted SG&A costs as a percentage of revenue decreased to 37.2 per cent. in the six-month period ended 30 June 2022 from 38.6 per cent. in the six-month period ended 30 June 2021.

Research and development

The Group’s R&D costs were £136 million and £109 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The Group’s R&D costs increased by 24.8 per cent. (£27 million) in the six-month period ended 30 June 2022, which primarily reflected the transfer of additional activities to the R&D functions following the implementation of a new operating model in the fourth quarter of 2021.

Adjusting Items within R&D costs totalled £1 million in the six-month period ended 30 June 2022, related to Restructuring costs. Adjusting Items within R&D costs totaled £2 million in the six-month period ended 30 June 2021, related to Restructuring costs.

Adjusted R&D costs were £137 million and £111 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. Adjusted R&D costs increased by 23.4 per cent. (£26 million), primarily driven by the transfer of additional activities to the R&D functions following the implementation of a new operating model in the fourth quarter of 2021.

R&D costs as a percentage of revenue increased to 2.6 per cent. in the six-month period ended 30 June 2021 from 2.4 per cent. in the six-month period ended 30 June 2021. This reflected the transfer of additional activities to the R&D functions following the implementation of a new operating model in the fourth quarter of 2021. Adjusted R&D costs as a percentage of revenue increased to 2.6 per cent. in the six-month period ended 30 June 2021 from 2.4 per cent in the six-month period ended 30 June 2021 .

Other operating (expense)/income

Other operating income of £4 million in the six-month period ended 30 June 2022 primarily reflected gains from disposal of brands.

Other operating income of £10 million in the six-month period ended 30 June 2021 primarily reflected gains from disposal of brands and businesses.

Operating profit and operating profit margin

In the six-month period ended 30 June 2022, the Group’s operating profit was £900 million, producing an operating profit margin of 17.3 per cent. The Group’s operating profit in the six-month period ended 30 June 2021 was £737 million, with an operating profit margin of 16.1 per cent.

The Group’s operating profit increased by 22.1 per cent. (£163 million), primarily reflecting operating leverage as a result of strong revenue growth, including healthy balance of Price and Volume/Mix, combined with Pfizer synergies partly offset by higher commodity related costs and freight cost inflation, incremental costs of operating as a standalone company, and increased investment in A&P and R&D. Operating profit margin increased by 1.2 percentage points, primarily driven by the same reason as operating profit, as described above.

In the six-month period ended 30 June 2022, Adjusting Items within operating profit totalled £291 million, which primarily represented £20 million of costs related to restructuring activities associated with the Pfizer Transaction at a reduced level as expected, Separation and Admission costs of £229 million as the majority of costs came through with the listing, Net Intangibles Amortisation and Impairment of £40m and £2 million from Disposals and others. In the six-month period ended 30 June 2021, Adjusting Items within operating profit totalled £246 million, which were primarily related to £77 million costs related to restructuring activities associated with the Pfizer Transaction, Separation and Admission costs of £105m, Net Intangibles Amortisation and Impairment of £21 million and Disposals and others of £43 million.

In the six-month periods ended 30 June 2022 and 30 June 2021, Adjusted operating profit was £1,191 million and £983 million, respectively, an increase of 21.2 per cent. (£208 million). In the six-month periods ended 30 June 2022 and 30 June 2021, the Group’s Adjusted operating profit margin was 23.0 per cent. and 21.5 per cent., respectively, and increase of 1.5 percentage points. Adjusted operating profit and margin were driven by operating leverage as a result of strong revenue growth, including healthy balance of Price and Volume/Mix, combined with Pfizer synergies partly offset by higher commodity related costs and freight cost inflation, incremental costs of operating as a standalone company, and increased investment in advertising and promotion and R&D. During the six-month period ended 30 June 2022, advertising and promotion spend increased 6 per cent. at CER to represent 19.4 per cent. of revenue. Advertising and promotion growth was behind revenue growth primarily due to scale benefits, a stronger than expected rebound across Respiratory Health and phasing of spend. Adjusted R&D expenditure totaled £137 million, up 23.4 per cent. and included the transfer of additional activities to the R&D functions following the implementation of a new operating model in the fourth quarter of 2021.

Net finance costs

Net finance costs on both an IFRS and Adjusted basis increased to £36 million in the six-month period ended 30 June 2022 from £1 million in the six-month period ended 30 June 2022, reflecting interest expense of £79 million related to the issuance of £9.2 billion of notes in March 2022 offset partly by interest income of £43 million related to the on-lend of funds to GSK and Pfizer before the Demerger.

There were no Adjusting Items that affected Net finance costs in the six-month periods ended 30 June 2022 and 2021.

Profit before tax

Taking into account net finance costs, profit before tax was £864 million in the six-month period ended 30 June 2022, increasing by £128 million from £736 million in the six-month period ended 30 June 2021. This reflected increased operating profit during the period, as described above.

Adjusted profit before tax was £1,155 million in the six-month period ended 30 June 2022, increasing by £173 million from £982 million in the six-month period ended 30 June 2021. This reflected increased Adjusted operating profit during the period, as described above.

Income tax and effective tax rate

In the six-month period ended 30 June 2022, the corporate tax charge was £320 million on profit before tax of £864 million. The corporate tax charge included a tax charge on adjusting items of £75 million, that included a non-cash tax charge of £104 million related to the revaluation of US deferred tax liabilities given the increase in the blended rate of US state taxes expected to apply as a result of the Demerger. The IFRS effective tax rate was 37.0 per cent, which reflected the impacts of the applicable tax treatment on Adjusting Items. The effective tax rate on an adjusted results basis was 21.0 per cent.

In the six-month period ended 30 June 2021, the corporate tax charge was £216m on profit before tax of £1,136 million. The IFRS effective tax rate was 29.0 per cent, which reflected the impacts of the applicable tax treatment on Adjusting Items. The effective tax rate on an adjusted results basis was 23.0 per cent.

Profit after tax

For the six-month period ended 30 June 2022, Profit after tax was £544 million, increasing by £24 million from £520 million for the six-month period ended 30 June 2021. This reflected increased operating profit during the period, as described above, which was partially offset by the increased income tax expense for the period.

Adjusted profit after tax was £910 million for the six-month period ended 30 June 2022, increasing by £152 million from £758 million for the six-month period ended 30 June 2022. This reflected increased Adjusted operating profit during the period, as described above, which was partially offset by the increased income tax expense for the period.

Profit attributable to non-controlling interests

For the six-month period ended 30 June 2022, Profit attributable to non-controlling interests was £27 million, decreasing by £2 million from £29 million for the six-month period ended 30 June 2021. Adjusted profit attributable to non-controlling interests was £27 million, decreasing by £2 million from £29 million for the six-month period ended 30 June 2021. These decreases reflect change in profit earned by the entities in which the Group has non-controlling interests.

There were no Adjusting Items that affected non-controlling interests in the six-month periods ended 30 June 2022 and 2021.

Earnings per share (“EPS”)

In the six-month periods ended 30 June 2022 and 30 June 2021, Basic EPS and Diluted EPS were both 5.6p and 5.3p, respectively. On an Adjusted basis, these were 9.6p and 7.9p, respectively. The year-on-year increase reflected increased profit after tax, as discussed above.

The number of shares in issue used to calculate these amounts may not be representative of the number of shares in issue in the future.78

Adjusted EBITDA

The Group’s Adjusted EBITDA was £1,306 million and £1,089 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively.

The Group’s Adjusted EBITDA increased by 19.9 per cent. (£217 million), primarily driven by the increase in Adjusted operating profit, as discussed above.

Adjusting Items

In the six-month period ended 30 June 2022, Net amortisation and impairment of intangible assets charges (pre-tax) increased to £40 million (£34 million, net of tax) from £21 million (£18 million net of tax) in the six-month period ended 30 June 2021. This reflected an impairment of a brand predominantly sold in Ukraine.

In the six-month period ended 30 June 2022, Restructuring costs (pre-tax) decreased to £20 million (£16 million net of tax) from £77 million (£17 million net of tax) in the six-month period ended 30 June 2021. This reflected the progress in the integration of the Pfizer business as majority of the restructuring programmes have reached their tail-end.

There were no Transaction-related costs in the six-month periods ended 30 June 2022 and 30 June 2021.

In the six-month period ended 30 June 2022, Separation and Admission costs (pre-tax) increased to £229 million (£192 million net of tax) from £105 million (£85 million net of tax) in the six-month period ended 30 June 2021. In the six-month period ended 30 June 2022, these costs mainly consisted of costs incurred to split the shared functions and systems from the GSK Group and costs to achieve listing in order to prepare the Group as a standalone business. The £125 million increase in Separation and Admission costs reflected progress towards becoming a separate standalone company.

[78]	On 18 July 2022, the Company issued new Ordinary Shares in connection with the Separation, and immediately following such date had a total of 9,234,573,831 Ordinary Shares outstanding.

In the six-month period ended 30 June 2022, Disposals and others (pre-tax) resulted in net expense of £2 million (£124 million net of tax), compared to net expense of £43 million (£75 million net of tax) in the six-month period ended 30 June 2021. This mainly reflected that there were no major disposals in the current period compared to prior period where there were gains from asset disposals as well as clean-up of historical balances. Tax on disposals and others reflected an additional tax charge incurred for the revaluation of US deferred tax liabilities given the increase in the blended rate of US state taxes expected to apply as a result of the demerger.

Half-Year 2022 Business Review

Delivering growth

During the first six months of 2022, the Group grew revenue by 13.4 per cent. at AER and by 11.6 per cent. organically, with growth of Power Brands ahead of this at 13.4 per cent. The Group delivered strong growth and market share through increased household penetration, winning new consumers with exciting innovations and activation, as well as channel expansion and geographic expansion. In the first six months of 2022, two-thirds of the Group’s business gained or maintained market share79.

In Oral Health, where revenue grew 5.7 per cent. at AER and 5.1 per cent. organically, the Group maintained its track record of market outperformance, with sales double the growth rate of the overall market80, mainly driven by improved penetration of Sensodyne, particularly in e-commerce in the US and Parodontax in major markets. In aggregate, this resulted in category share growth with three quarters of the business gaining or maintain market share81. Parodontax, one of the fastest growing toothpaste brands globally, launched in South Africa and grew double digit in Middle East and Africa. Additionally in Dental Appliance Care, our new innovation Poligrip Power Max Hold+ was rolled out to 16 markets and is performing well.

In Vitamins, Minerals and Supplements, where revenue growth was 16.2 per cent at AER and organic revenue growth was 11.9%, the Group gained share overall including in the US and China. During the first six months of 2022, in the US Emergen-C grew double digit driven by engagement to drive growth with younger and more diverse households, and through innovation including Emergen-C Kidz which achieved 10 per cent. market share in its first year82. This was amplified by in-season omni-channel and digital activations. In China, the Caltrate chewable tablets innovation enabled the brand to reach new younger consumers.

In Pain Relief, revenue growth was 14.2 per cent. at AER and organic revenue growth was 11.7 per cent.. A stand out performer in the category was Panadol which gained share and saw organic growth in the first six months of 2022 was up in the mid twenties percent, double the level of the category. In the UK, the brand has increased share through deliberate incremental A&P investment in multi-channel media, as well as increased distribution and shelf presence to recruit and maintain new user groups converted during the pandemic.

In Respiratory Health, revenue growth of 50.1 per cent. at AER and organic revenue growth of 46.7 per cent. reflected the strong cold and flu season. Theraflu was supported by innovation launches and commercial

[79]

Market share statements are estimates based on the Group’s analysis of third party market data of revenue for the first six months of 2022 including IQVIA, IRI and Nielsen data. Represents % of brand-market combinations gaining or maintaining share (this analysis covers more than 85% of Haleon’s total revenue)

[80]	Market share statements are estimates based on the Group’s analysis of third party market data of revenue for the first six months of 2022 including IQVIA, IRI and Nielsen data.
[81]	Market share statements are estimates based on the Group’s analysis of third party market data of revenue for the first six months of 2022 including IQVIA, IRI and Nielsen data.
[82]	Market share statements are estimates based on the Group’s analysis of third party market data of revenue for the first six months of 2022 including IQVIA, IRI and Nielsen data.

execution which enabled the brand to meet strong demand. Theraflu outperformed the market gaining share83 from significantly improved penetration in the US contributing to Respiratory Health category share gain overall.

Digestive Health and Other saw revenue growth of 3.9 per cent. at AER and organic revenue growth of 3.5 per cent. Challenging conditions in the preventative antacid market adversely impacted Nexium, although our brands in the immediate relief antacid category, such as ENO and Tums performed well.

The Group remains focused on innovating to underpin and accelerate growth. In the first six months of 2022 this included extending the portfolio demographically, with several natural variants launched in the first six months of 2022 targeting a younger consumer base. These included Theraflu Naturals, Robitussin Elderberry, and Emergen-C botanicals in the US, and non-medicated Otrivin, Breathe Clean and Theraflu Pro-Naturals in Central and Eastern Europe. In Oral Health, roll out of Sensodyne Nourish continued into new markets across Europe including the UK. Moreover, Parodontax Gum+ was launched in over ten markets and is performing well, particularly in France. Also, in Dental Appliance Care, our new innovation Poligrip Power Max Hold+ was rolled out to 16 markets and is outperforming the market. In Pain Relief Panadol Liquid gel caps were launched in Australia with good early feedback. In VMS, we launched Centrum Multi-gummies in tropical fruit.

During the first six months of 2022, a number of successful marketing campaigns supported brand performance. In particular, the Take care Panadol campaign amplified brand activation and relevance during a key COVID-19 vaccination period. Furthermore, the brand won several awards for the campaign including the Annual International Award for Innovation in Media. Elsewhere the Group won the prestigious I-COM data creativity award for the Flonase campaign which tracked flu symptoms and targeted likely sufferers. For the first six months of 2022, the Group’s A&P spend was up 6 per cent. at CER, equally split between offline and online media channels, and with the increase reiterating the commitments earlier this year to invest behind driving sustainable growth.

From a channel perspective, there remains significant opportunity for e-commerce penetration, and e-commerce grew high teens percent in the first half to 9 per cent. of total sales. Improved content, optimised media, increased investment in high traffic events and refreshed ‘brand stores’ all contributed to growth. In the US and China, the Group’s two largest e-commerce markets, sales grew 20 per cent. and 30 per cent., respectively. The Group also continues to invest in digital capabilities across the business and was recognised for the second year in a row at the Global Search Awards. Notably our digital portal marketing to Healthcare professionals is now live in 39 markets, with over 10m unique visitors.

Supported by strong execution and financial discipline

The business remains focused on driving efficiency, effectiveness and agility to make every investment count.

The Group successfully separated from GSK including the completion of a technology systems cut over demonstrating strong execution and capabilities across the business.

Following demerger, the Group had net debt of £10,707 million. Additionally, the Group’s long-term and short-term ratings were confirmed (Moody’s: Baa1/P-2 S&P: BBB/A-2). The Group successfully completed the financing required for payment of the separation dividend and for the management of its ongoing liquidity.

The Group delivered approximately 70% per cent. of expected FY 2022 Pfizer synergies in the first six months of 2022, and remains on track to deliver £120 million synergies in FY 2022, taking the aggregate Pfizer annual synergies to £600 million.

[83]	Market share statements are estimates based on the Group’s analysis of third party market data of revenue for the first six months of 2022 including IQVIA, IRI and Nielsen data.

Initiatives to drive value from third-party expenditure and offset headwinds from input prices and commodity inflation continue, including forward buying, value engineering and new supplier introduction, and initiatives to ensure continuity of supply. In the first half, the Group managed to offset approximately 40 per cent. of cost inflation through forward buying and other initiatives, as well as having hedged or locked through contracts for approximately 90 per cent. of materials for the second half of 2022.

Furthermore, across the business, the Group also undertook SKU rationalisation, improved logistics productivity through warehousing and outbound freight consolidation. Simultaneously, the business continued its insourcing initiatives, improved ROI on promotional spend and optimised price-pack architecture across the portfolio.

Excellent execution in markets remains a key pillar for driving growth and in Central and Eastern Europe, this was delivered through new communication toolkits and a successful pre-selling campaign underpinned share expansion in the first six months of 2022 for Theraflu. In the US, partnering with retailers enabled excellent execution both in store and online, enabled double digit Advil growth supporting double digit organic growth in Pain Relief sales over the first six months.

Description of the Group’s results of operations for the financial years ended 31 December 2021, 2020 and 2021

Revenue

Revenue for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s revenue in FY 2021 and FY 2020 was £9,545 million and £9,892 million, respectively.

The Group’s revenue decreased by 3.5 per cent. at AER, and increased by 1.0 per cent. at CER reflecting dilution from divestments given the completion of the divestment programme during FY 2021. The Group’s organic revenue growth was 3.8 per cent.

The decline in revenue at AER reflected adverse exchange rate movements of £443 million as Pounds Sterling, the Group’s reporting currency, strengthened against other currencies such as the US Dollar, Euro, certain currencies in Latin America, the Japanese Yen, the Turkish Lira and the Russian Ruble. Revenue growth at AER and CER was impacted by a decline attributable to the full year revenue effect of divestments made during the course of FY 2020, including Physiogel, Breathe Right, Venoruton and Coldrex, as well as a number of divestments made during FY 2021 including Transderm Scop, Acne Aid, Baldriparan and Spectraban.

Organic revenue growth was primarily driven by growth in revenue attributable to brands in the Oral Health, Pain Relief and VMS categories (including Sensodyne, parodontax, Voltaren, Panadol, Excedrin, Centrum and Caltrate), as well as growth in Otrivin, Flonase, Tums, ENO and brands in the Smokers’ Health sub-category of Digestive Health and Other. This reflects the underlying strength of brands across the Group’s portfolio and categories and continuing growth in e-commerce.

The Group delivered revenue growth at CER in the Oral Health, Pain Relief, and VMS categories. Respiratory Health experienced a decline in revenue at CER due to the revenue impact of divestments of brands in that category, as well as the continued impact of the COVID-19 pandemic and associated responsive measures, while the Digestive Health and Other category experienced revenue decline at CER due to the revenue impact of divestments of brands in that category.

•

In Oral Health, revenue declined by 0.8 per cent. at AER and grew by 4.4 per cent. at CER. Revenue growth at CER was driven by continued strong demand in Sensodyne. Sensodyne delivered mid-single digit per cent. revenue growth at CER, which reflected underlying brand strength, continued innovation

(for example, the Repair and Protect and Pronamel products), and increased consumption, particularly in India and China. Additionally there was growth in respect of parodontax. This growth was partially offset by a decline in Aquafresh revenue at CER, which was attributable to a shift in promotional focus to other brands in the Oral Health category. Denture Care revenue was flat year-on-year, driven by measures implemented in connection with the COVID-19 pandemic and increased competition in certain markets, although growth returned in the last quarter of FY 2021.

•

Revenue in the VMS category grew by 0.5 per cent. at AER and 3.9 per cent. at CER. Growth at CER built on the significant revenue growth experienced by the category in FY 2020. Revenue growth in FY 2021 was primarily attributable to the sustained, double-digit year-on-year per cent. growth in Centrum and mid-single digit growth in Caltrate, partially offset by a high-single digit per cent. decline in Emergen-C. The strong performance of Centrum reflected the increasing consumer trend towards self-management of health and wellbeing, particularly in the APAC region, as well as successful innovation and improved supply capacity in the US. The decline in Emergen-C revenue was due to a particularly strong comparator in FY 2020, when Emergen-C revenue increased by half compared to FY 2019 as a result of a surge in demand during the early stages of the COVID-19 pandemic. However, Emergen-C revenue in FY 2021 was significantly above revenue attributable to the brand in FY 2019.

•

Revenue in the Pain Relief category grew by 2.1 per cent. at AER and 6.2 per cent. at CER. Revenue growth at CER was largely due to growth in revenue attributable to Panadol, Voltaren, and Excedrin. Panadol revenue growth at CER in the low mid-teens was driven by the strength of the brand and an increase in demand driven by self-medication of symptoms associated with COVID-19 and the COVID-19 vaccination. Voltaren experienced double-digit per cent. revenue growth at CER, with growth in EMEA and LatAm and APAC partially offset by the impact of the introduction of “private-label” products in the US in FY 2021. Excedrin revenue recovered during FY 2021 following temporary supply chain interruption in FY 2020. Advil revenue was impacted by temporary disruption in third party supply.

•

Revenue in the Respiratory Health category declined by 12.8 per cent. at AER and 8.6 per cent. at CER. The decline at CER was primarily attributable to the full year revenue impact of the divestment of Breathe Right. While revenue in Respiratory Health was adversely impacted by an exceptionally low cold and flu incidence in the first half of FY 2021, revenue for the category recovered in the second half of the year (see “—Impact of COVID-19” above). Flonase experienced single-digit per cent. revenue growth year-on-year, driven by a stronger allergy season relative to the prior year comparator.

•

In Digestive Health and Other, revenue declined by 9.8 per cent. at AER and 5.0 per cent. at CER. Revenue decline at CER was largely attributable to the full year revenue impact of the divestments of Physiogel, Venoruton and Coldrex during FY 2020. This was partially offset by an increase in revenue attributable to Tums, ENO and ChapStick. Tums revenue growth was largely due to growth in the market for Antacids, improved supply chain capacity, and innovation launches in the Naturals segment. ENO revenue growth was due to product price increases and increased consumption. An increase in ChapStick revenue was attributable to an increase of in-store purchases, coinciding with the easing of COVID-19 lockdowns.

Revenue for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s revenue in FY 2020 was £9,892 million. The Group’s revenue in FY 2019 (including the revenue of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £8,480 million.

The Group’s revenue increased by 16.7 per cent. at AER and 19.3 per cent. at CER, and the Group’s organic revenue growth was 2.8 per cent.

Revenue growth at AER and CER was primarily driven by the inclusion of the full year of revenue of the Pfizer Contributed CH Business in FY 2020, compared to five months of revenue in FY 2019, together with growth in revenue attributable to Sensodyne, Voltaren and Panadol. Revenue growth at AER and CER was partially offset by a decline in revenue attributable to divestments made during the course of FY 2020, including Physiogel, Breathe Right, Venoruton, Oilatum and Coldrex. Growth in revenue at AER was further offset by adverse exchange rate movements as Pounds Sterling, the Group’s presentation currency, strengthened against other currencies such as the US Dollar, certain currencies in Latin America, the South African Rand and the Russian Ruble.

Organic revenue growth was primarily attributable to growth in organic revenue across the Group’s VMS, Pain Relief and Oral Health categories (including in respect of Sensodyne, Centrum, Voltaren and Panadol). Revenue growth in the VMS and Pain Relief categories was stronger in the period 1 January 2020 to 31 July 2020 as a result of increased demand for products during the COVID-19 pandemic designed to address fever symptoms, together with the impact of consumer stockpiling (described further below).

Organic revenue for the period excludes revenue attributable to brands acquired as part of the Pfizer Transaction in the period 1 January 2020 to 31 July 2020 (see “Presentation of Financial and Other Information”), which made a significant contribution to the Group’s revenue in the VMS and Pain Relief categories during the period, with the effect that the overall revenue growth of the Group was reduced on an organic basis. Furthermore, brands divested in FY 2021 (notably Transderm Scop in the Digestive Health and Other category, in respect of which revenue declined due to competition from generic products) are included in organic revenue growth for the period FY 2019 to FY 2020, and this also had a significant impact on the organic growth measure in this period.

The Group delivered strong revenue growth at CER in the VMS and Pain Relief categories, single-digit growth in the Oral Health and Digestive Health and Other categories, and flat revenue growth in Respiratory Health.

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In Oral Health, revenue grew by 3.3 per cent. at AER and 5.9 per cent at CER. Growth at CER was driven by strong demand in Sensodyne, as well as growth in respect of parodontax, largely offset by a decline in Aquafresh revenue and revenue attributable to brands in the Denture Care sub-category of Oral Health, the latter of which was driven by fewer opportunities for social occasions during the COVID-19 pandemic (see “—Impact of COVID-19” above).

•

In the VMS category, revenue grew by 150.3 per cent. at AER and 154.6 per cent. at CER. Growth at CER was primarily attributable to the inclusion of the full year revenue of brands acquired as part of the Pfizer Transaction (including Centrum, Caltrate and Emergen-C), together with an increasing consumer trend towards self-management of health and wellbeing, which was accelerated by the COVID-19 pandemic. The Group also increased advertising and promotion investment in the VMS category.

•

Revenue grew by 25.8 per cent. at AER and 28.6 per cent. at CER in the Pain Relief category. Growth at CER was largely attributable to the inclusion of the full year of revenue of brands acquired as part of the Pfizer Transaction (including Advil), together with the Rx-to-OTC switch of Voltaren and a strong performance from Panadol. Advil revenue was adversely affected by negative media coverage regarding the use of ibuprofen products in treating the symptoms of COVID-19 (see “—Brand and product portfolio” above). Excedrin revenue in North America was affected by temporary supply chain interruption.

•

In Respiratory Health, revenue declined by 1.5 per cent. at AER and was flat at CER. Flat revenue at CER was primarily attributable to the inclusion of a full year of revenue attributable to brands acquired as part of the Pfizer Transaction (including Robitussin). This was largely offset by a decline in revenue attributable to Otrivin and Theraflu, which were negatively impacted by the COVID-19 pandemic, as well as the impact of the divestment of certain brands in this category. In particular, there was an exceptionally weak cold, cough and flu season in Q3 and Q4 of 2020 as a result of measures taken in response to COVID-19, together with fewer consumer visits to stores following the implementation of lockdowns.

•

In Digestive Health and Other, revenue decreased by 0.1 per cent. at AER and increased by 2.5 per cent. at CER. Growth at CER was largely attributable to the inclusion of a full year of revenue attributable to brands acquired as part of the Pfizer Transaction (including Preparation H and ChapStick). This was partially offset by a decrease in revenue attributable to Fenistil and Abreva, driven by fewer consumer visits to stores following the implementation of lockdowns during the COVID-19 pandemic. These factors also negatively impacted Preparation H and ChapStick revenue. Further, revenue was negatively impacted as a result of the divestment of certain brands.

Cost of Sales

Cost of sales for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s cost of sales was £3,595 million and £3,982 million in FY 2021 and FY 2020, respectively. The Group’s cost of sales decreased by 9.7 per cent. (£387 million). This decrease reflects a reduction in Adjusting Items (as outlined below), the full year impact of divestments in FY 2020 and further integration savings driven by the Pfizer Transaction, which more than offset investment in supply chain to improve continuity and capacity, as well as inflationary pressures, principally in relation to commodity and freight costs.

Adjusting Items within costs of sales totalled £52 million in FY 2021, which predominantly related to costs of restructuring programmes, together with Net impairment and amortisation of intangible assets across a number of the Group’s brands. Adjusting Items within costs of sales totalled £263 million in FY 2020. The decrease primarily reflected reduced costs relating to the Pfizer Transaction (mainly Transaction-related costs and Restructuring costs), as well as reduced Net amortisation and impairment of intangible assets across a number of the Group’s brands.

Adjusted cost of sales was £3,543 million and £3,719 million in FY 2021 and FY 2020, respectively. Adjusted cost of sales decreased by 4.7 per cent. (£176 million). This was primarily driven by the full year impact on cost of sales of divestments made in FY 2020 and further synergies from the Pfizer Transaction, which more than offset increased investment in supply chain, inflationary pressures and the increase in sales and freight costs in each region due to disruption caused by the COVID-19 pandemic.

Cost of sales as a percentage of revenue reduced to 37.7 per cent. from 40.3 per cent. in FY 2020, largely driven by the reduction in Adjusting Items, further synergies from the Pfizer Transaction, product price increases and supply chain efficiencies. This was partially offset by increased investment in supply chain and increases in freight, commodities and other costs (for example, employee costs), which reflected inflationary pressures in the supply chain. Adjusted cost of sales as a percentage of revenue reduced to 37.1 per cent. in FY 2021 from 37.6 per cent. in FY 2020.

Cost of sales for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s cost of sales in FY 2020 was £3,982 million. The Group’s cost of sales in FY 2019 (including the cost of sales of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £3,678 million.

The Group’s cost of sales increased by 8.3 per cent. (£304 million). This increase was primarily driven by the inclusion of the full year of cost of sales of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019, partially offset by a reduction in Adjusting Items (as outlined below), as well as the impact of divestments and ongoing supply chain productivity efforts.

Adjusting Items within costs of sales totalled £263 million in FY 2020, which predominantly related to further Adjusting Items associated with the Pfizer Transaction (mainly Transaction-related costs and Restructuring costs), together with Net amortisation and impairment of intangible assets across a number of Group’s brands. Adjusting Items within cost of sales totalled £471 million in FY 2019. These Adjusting Items principally related to the Pfizer Transaction (mainly Transaction-related costs and Restructuring costs).

Adjusted cost of sales was £3,719 million and £3,207 million in FY 2020 and FY 2019, respectively. Adjusted cost of sales increased by 16.0 per cent. (£512 million), primarily driven by the inclusion of the full year of Adjusted cost of sales of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019.

Cost of sales as a percentage of revenue reduced to 40.3 per cent. in FY 2020 from 43.4 per cent. in FY 2019, largely driven by a reduction in Transaction-related costs, product price increases, improvements in brand mix, synergies and ongoing supply chain productivity efforts. These factors were partially offset by increased freight and staffing costs driven by the COVID-19 pandemic. Adjusted cost of sales as a percentage of revenue reduced to 37.6 per cent. in FY 2020 from 37.8 per cent. in FY 2019.

Gross profit

Gross profit for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s gross profit in FY 2021 was £5,950 million, producing a gross profit margin of 62.3 per cent. The Group’s gross profit in FY 2020 was £5,910 million, producing a gross profit margin of 59.7 per cent.

The Group’s gross profit increased by 0.7 per cent. (£40 million) in FY 2021, which primarily reflected a reduction in Adjusting Items within cost of sales associated with the Pfizer Transaction (mainly Transaction-related costs and Restructuring costs). This more than offset the year-on-year decline in the Group’s revenue at AER. Gross profit margin increased by 2.6 percentage points, largely reflecting the reduction in these Adjusting Items associated with the Pfizer Transaction, as well as product price increases, improvements in brand mix (including the divestment of several brands) and synergies from the Pfizer Transaction, as well as other ongoing supply chain and manufacturing efficiency efforts. These factors were partially offset by investment in the supply chain, as well as increased freight costs, commodity prices and staffing costs arising in connection with the COVID-19 pandemic.

Adjusted gross profit was £6,002 million and £6,173 million in FY 2021 and FY 2020, respectively. Adjusted gross profit decreased by 2.8 per cent. (£171 million), broadly in line with the year-on-year decline in the Group’s revenue at AER. Adjusted gross profit margin for the Group was 62.9 per cent. and 62.4 per cent. for FY 2021 and FY 2020, respectively. The factors driving the year-on-year increase of 0.5 percentage points were the same as for gross profit margin, except in respect of changes in Adjusting Items, which are excluded from Adjusted gross profit margin.

Gross profit for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s gross profit was £5,910 million in FY 2020, producing a gross profit margin of 59.7 per cent. The Group’s gross profit for FY 2019 (including the gross profit of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £4,802 million, producing a gross profit margin of 56.6 per cent.

The Group’s gross profit increased by 23.1 per cent. (£1,108 million), primarily driven by the inclusion of the full year of gross profit of brands acquired as part of the Pfizer Transaction in FY 2020, compared to five months of gross profit in FY 2019. Gross profit margin increased by 3.1 percentage points from FY 2019 to FY 2020.

This increase was largely driven by a reduction in Adjusting Items in relation to the Pfizer Transaction (mainly Transaction-related costs and Restructuring costs), product price increases, improvements in brand mix, synergies resulting from the Pfizer Transaction, and ongoing supply chain productivity efforts. These factors were partially offset by increased freight and staffing costs arising as a result of the COVID-19 pandemic.

Adjusted gross profit was £6,173 million and £5,273 million in FY 2020 and FY 2019, respectively. Adjusted gross profit increased by 17.1 per cent. (£900 million), primarily driven by the inclusion of the full year of gross profit of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019.

Adjusted gross profit margin for the Group was 62.4 per cent. and 62.2 per cent. for FY 2020 and FY 2019, respectively. The factors driving the year-on-year increase of 0.2 percentage points were the same as for gross profit margin, save in respect of changes in Adjusting Items, which are excluded from Adjusted gross profit margin.

Selling, general and administration

SG&A costs for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s SG&A costs were £4,086 million and £4,220 million in FY 2021 and FY 2020, respectively. The Group’s SG&A costs decreased by 3.2 per cent. (£134 million) in FY 2021, primarily driven by the continued benefit of synergies from the Pfizer Transaction and the tight control of ongoing costs, partially offset by an increase in Adjusting Items, primarily in respect of Separation and Admission costs.

Adjusting Items within SG&A totalled £504 million in FY 2021. These principally related to Separation and Admission costs as well as further Restructuring costs associated with the Pfizer Transaction. Adjusting Items within SG&A totalled £401 million in FY 2020. These principally related to Restructuring costs associated with the Pfizer Transaction, as well as the initial costs in connection with Separation, UK Admission and US Listing.

Adjusted SG&A costs were £3,582 million and £3,819 million in FY 2021 and FY 2020, respectively. Adjusted SG&A costs decreased by 6.2 per cent. (£237 million). This primarily reflected the continuing benefit of synergies from the Pfizer Transaction and tight control of ongoing costs.

SG&A costs as a percentage of revenue increased to 42.8 per cent. in FY 2021 from 42.7 per cent. in FY 2020. This primarily reflected the impact of an increase in Adjusting Items, in particular costs related to the Pfizer Transaction and in connection with Separation, UK Admission and US Listing. This was partially mitigated by synergies from the Pfizer Transaction and tight cost control. While the Group decreased advertising and promotion investment in the Respiratory Health category in response to reduced demand resulting from the impact of the COVID-19 pandemic and associated responsive measures (see “—Impact of COVID-19” above), investment was redirected to the VMS and Pain Relief categories. Adjusted SG&A costs as a percentage of revenue decreased to 37.5 per cent. in FY 2021 from 38.6 per cent. in FY 2020.

SG&A costs for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s SG&A costs in FY 2020 were £4,220 million. The Group’s SG&A costs in FY 2019 (including the SG&A costs of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) were £3,596 million.

The Group’s SG&A costs increased by 17.4 per cent. (£624 million), primarily driven by the inclusion of the full year of SG&A costs of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019, as well as an increase in Adjusting Items (as outlined below), partially offset by synergy savings following the Pfizer Transaction and cost control.

Adjusting Items within SG&A totalled £401 million in FY 2020. These principally related to further Restructuring costs associated with the Pfizer Transaction, as well as the initial costs in connection with Separation, UK Admission and US Listing. Adjusting Items within SG&A costs totalled £244 million in FY 2019. These principally related to Restructuring costs arising from the Pfizer Transaction.

Adjusted SG&A costs were £3,819 million and £3,352 million in FY 2020 and FY 2019, respectively. Adjusted SG&A costs increased by 13.9 per cent. (£467 million), primarily driven by the inclusion of the full year of Adjusted SG&A costs of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019.

SG&A costs as a percentage of revenue increased to 42.7 per cent. in FY 2020 from 42.4 per cent. in FY 2019. This reflected an increase in Adjusting Items, partially offset by synergies resulting from the Pfizer Transaction and cost control, in each case as referred to above. At a category level, the Group increased advertising and promotion investment in the VMS and Pain Relief Categories. In respect of the latter, this was in part to support the OTC launch of Voltaren and Advil Dual Action in North America (see “—Innovation” above). This increase in advertising and promotion spend in the VMS and Pain Relief categories was in turn partially offset by decreased investment in certain brands in the Group’s portfolio where the COVID-19 pandemic had a temporary negative impact on demand for certain of the Group’s products. Adjusted SG&A costs as a percentage of revenue decreased to 38.6 per cent. in FY 2020 from 39.5 per cent. in FY 2019.

Research and development

R&D costs for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s R&D costs were £257 million and £304 million in FY 2021 and FY 2020, respectively. The Group’s R&D costs decreased by 15.5 per cent. (£47 million) in FY 2021, which primarily reflected continuing Pfizer synergies (including in relation to rationalisation of the site footprint and de-duplication of certain functions) and a decrease in Adjusting Items, partially offset by costs associated with an increased focus on innovation at a regional level.

Adjusting Items within R&D costs totalled £9 million in FY 2021. These primarily related to Net impairment and amortisation of intangible assets. Adjusting Items within R&D costs totalled £24 million in FY 2020. These principally related to Net amortisation and impairment of intangible assets, in addition to Restructuring costs associated with the Pfizer Transaction.

Adjusted R&D costs were £248 million and £280 million in FY 2021 and FY 2020, respectively. Adjusted R&D costs decreased by 11.4 per cent. (£32 million), primarily driven by Pfizer synergies, and partially offset by costs associated with an increased focus on local innovation at a regional level.

R&D costs as a percentage of revenue decreased to 2.7 per cent. in FY 2021 from 3.1 per cent. in FY 2020. This reflected the full year benefit of the Pfizer synergies and reduced Restructuring costs. Adjusted R&D costs as a percentage of revenue decreased to 2.6 per cent. in FY 2021 from 2.8 per cent in FY 2020.

R&D costs for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s R&D costs in FY 2020 were £304 million. The Group’s R&D costs in FY 2019 (including the R&D costs of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) were £292 million.

The Group’s R&D costs increased by 4.1 per cent. (£12 million), primarily driven by the inclusion of the full year of R&D costs of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019, partially offset by headcount reduction and optimisation of the Group’s R&D operations, which included laboratory closures in Warren (New Jersey, USA) and Barnard Castle (UK).

Adjusting Items within R&D costs totalled £24 million in FY 2020. These primarily related to Net amortisation and impairment of intangible assets, in addition to further Restructuring costs associated with the Pfizer Transaction. Adjusting Items within R&D costs totalled £25 million in FY 2019. These principally related to Restructuring costs in connection with the Pfizer Transaction.

Adjusted R&D costs were £280 million and £267 million in FY 2020 and FY 2019, respectively. Adjusted R&D costs increased by 4.9 per cent. (£13 million), primarily driven by the inclusion of a full year of Adjusted R&D costs of the Pfizer Contributed CH Business, partly offset by headcount reduction and optimisation of the Group’s R&D operations, which included laboratory closures in Warren (New Jersey, USA) and Barnard Castle (UK).

R&D costs as a percentage of revenue decreased to 3.1 per cent. in FY 2020 from 3.4 per cent. in FY 2019. This reflected headcount reduction and optimisation of the Group’s R&D operations, as referred to above. Adjusted R&D costs as a percentage of revenue decreased to 2.8 per cent. in FY 2020 from 3.1 per cent. in FY 2019.

Other operating (expense)/income

Other operating income of £31 million in FY 2021 primarily reflected the net gain on the disposal of Transderm Scop, Acne-Aid, Spectraban and Baldriparan.

Other operating income of £212 million in FY 2020 primarily reflected the net gain on the sale of a number of brands of the Group, including ThermaCare, Breathe Right, Physiogel, Coldrex, Venoruton and Oilatum.

Other operating expenses of £17 million in FY 2019 predominantly related to transaction costs incurred in connection with the disposal of ThermaCare. Transaction costs in relation to the disposal of certain other businesses and assets of the Group also contributed to operating expenses in FY 2019.

Operating profit and operating profit margin

Operating profit and operating profit margin for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s operating profit in FY 2021 was £1,638 million, producing an operating profit margin of 17.2 per cent. The Group’s operating profit in FY 2020 was £1,598 million, producing an operating profit margin of 16.2 per cent.

The Group’s operating profit increased by 2.5 per cent. (£40 million) in FY 2021, primarily reflecting organic revenue growth, a reduction in Adjusting Items and tight cost control, largely offset by the impact of divestments during FY 2021 and FY 2020, increased advertising and promotion investment, and increased commodity and freight costs. Operating profit margin increased by 1.0 percentage point, primarily driven by the benefit of a full year of Pfizer synergies, product price increases, product and pricing mix and tight cost control, which more than offset the increased advertising and promotion investment, increased commodity and freight costs, and investment in manufacturing sites.

Adjusting Items within operating profit totalled £534 million in FY 2021, which represented costs totalling £565 million in relation to Restructuring costs associated with the Pfizer Transaction, Separation and Admission costs and Net impairment and amortisation of intangible assets, offset by income from divestments of £31 million.

Adjusting Items within operating profit totalled £476 million in FY 2020, which represented £688 million in relation to Transaction-related costs and Restructuring costs associated with the Pfizer Transaction and Separation and Admission costs, as well as Net impairment and amortisation of intangible assets, partially offset by income from divestments of £212 million.

Adjusted operating profit was £2,172 million and £2,074 million in FY 2021 and FY 2020, respectively. Adjusted operating profit increased by 4.7 per cent. (£98 million), primarily reflecting organic revenue growth, reductions in SG&A costs and R&D costs resulting from synergies resulting from the Pfizer Transaction, increased gross profit margins and tight cost control, partially offset by increased advertising and promotion investment and increased commodity and freight costs.

The Group’s Adjusted operating profit margin was 22.8 per cent. and 21.0 per cent. in FY 2021 and FY 2020, respectively. Adjusted operating profit margin increased by 1.8 percentage points. The principal factors affecting Adjusted operating profit margin were the same as for operating profit margin.

Operating profit and operating profit margin for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s operating profit in FY 2020 was £1,598 million, producing an operating profit margin of 16.2 per cent. The Group’s operating profit for FY 2019 (including the operating profit of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £897 million, producing an operating profit margin of 10.6 per cent.

The Group’s operating profit increased by 78.1 per cent. (£701 million), primarily driven by the inclusion of the full year of operating profit of brands acquired as part of the Pfizer Transaction in FY 2020, compared to five months of operating profit in FY 2019, together with related synergies, a net reduction in Adjusting Items in relation to cost of sales, R&D and SG&A as described above (mainly related to the Pfizer Transaction) and other operating income from the sale of brands. Operating profit margin increased by 5.6 percentage points from FY 2019 to FY 2020. This increase was primarily driven by synergies resulting from the Pfizer Transaction, as well as business growth and product pricing and mix, partially offset by the full year impact of the brands acquired as part of the Pfizer Transaction (albeit reduced as a result of cost controls implemented by the Group), the impact of divestitures and additional supply chain costs. Operating profit margin was also affected by changes in Adjusting Items.

Adjusting Items within operating profit totalled £476 million in FY 2020, which represented Transaction costs, Restructuring costs associated with the Pfizer Transaction and Separation and Admission costs, as well as Net impairment and amortisation of intangible assets, partially offset by income from divestments of £212 million. Adjusting Items within operating profit totalled £757 million in FY 2019, which mainly reflected costs totalling £696 million in relation to Restructuring costs and Transaction-related costs associated with the Pfizer Transaction.

Adjusted operating profit was £2,074 million and £1,654 million in FY 2020 and FY 2019, respectively. Adjusted operating profit increased by 25.4 per cent. (£420 million). As above, this principally reflected the inclusion of the full year of operating profit of brands acquired as part of the Pfizer Transaction in FY 2020, compared to five months of operating profit in FY 2019, together with related synergies, combined with business growth and tight cost control, partially offset by the impact of divestments. The Adjusting Items in respect of operating profit are described above.

The Group’s Adjusted operating profit margin was 21.0 per cent. and 19.5 per cent. in FY 2020 and FY 2019, respectively. Adjusted operating profit margin increased by 1.5 percentage points. The factors affecting Adjusted operating profit margin were the same as for operating profit margin, except in respect of changes in Adjusting Items, which are excluded from Adjusted operating profit margin.

Net finance costs

Net finance costs for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

Net finance costs on both an IFRS and Adjusted basis reduced to £2 million in FY 2021 from £7 million in FY 2020, primarily due to a decrease in payable balances with finance entities in the GSK Group and other loans.

There were no Adjusting Items that affected Net finance costs in FY 2021 and FY 2020.

Net finance costs for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

Net finance costs on both an IFRS and Adjusted basis reduced to £7 million in FY 2020 from £11 million in FY 2019, primarily attributable to the revaluation of derivatives and financial instruments.

There were no Adjusting Items that affected Net finance costs in FY 2020 and FY 2019.

Profit before tax

Profit before tax for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

Taking into account net finance costs, profit before tax was £1,636 million in FY 2021, increasing by £45 million from £1,591 million in FY 2020. This reflected increased operating profit during the period, as described above.

Adjusted profit before tax was £2,170 million in FY 2021, increasing by £103 million from £2,067 million in FY 2020. This reflected increased Adjusted operating profit during the period, as described above.

Profit before tax for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

Taking into account net finance costs, profit before tax was £1,591 million in FY 2020, increasing by £705 million from £886 million in FY 2019. This reflected increased operating profit during the period, as described above.

Adjusted profit before tax was £2,067 million in FY 2020, increasing by £424 million from £1,643 million in FY 2019. This reflected increased Adjusted operating profit during the period, as described above.

Income tax and effective tax rate In FY 2021, the corporate tax charge was £197 million on profit before tax of £1,636 million. The IFRS effective tax rate was 12.0 per cent, which reflected the impacts of the applicable tax treatment on Adjusting Items.

Permanent differences on disposals, acquisitions and transfers, including tax credits relating to an uplift in the tax basis of certain brands transferred intragroup, resulted in a reduction of the IFRS effective rate. The Adjusted effective tax rate of 21.6 per cent. was higher than the UK statutory rate of 19.0 per cent. due to profit generated in jurisdictions with higher tax rates (such as the USA and China), tax losses not recognised, and changes in tax rates in certain jurisdictions, partially offset by the benefits of tax rulings in territories such as Switzerland and Puerto Rico, the availability of R&D credit, re-assessments of prior year estimates and other permanent differences.

In FY 2020, the corporate tax charge was £410 million on profit before tax of £1,591 million. The IFRS effective tax rate was 25.8 per cent, which reflected the impacts of the applicable tax treatment on Adjusting Items, and was also adversely impacted by revaluing the rates applicable to various deferred tax balances. The Adjusted effective tax rate of 23.4 per cent. was higher than the UK statutory rate of 19.0 per cent. due to profit generated in jurisdictions with higher tax rates (such as the USA and China), partially offset by the benefits of tax rulings in territories such as Switzerland and Puerto Rico, the availability of R&D credit, re-assessment of prior year estimates and other permanent differences.

In FY 2019, the corporate tax charge was £199 million on profits before tax of £886 million. The IFRS effective tax rate was 22.5 per cent., which reflected the impacts of the applicable tax treatment on Adjusting Items. The Adjusted effective tax rate of 22.2 per cent. was higher than the UK statutory rate of 19.0 per cent. due to profit generated in jurisdictions with higher tax rates (such as the USA, Italy and China), partially offset by the benefits of tax rulings in territories such as Switzerland and Puerto Rico, the availability of R&D credits and other non-taxable items.

Profit after tax

Profit after tax for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

Profit after tax was £1,439 million in FY 2021, increasing by £258 million from £1,181 million in FY 2020. This reflected the reduced effective tax rate and tax charge in FY 2021, as well as increased operating profit during the period, as described above.

Adjusted profit after tax was £1,701 million in FY 2021, increasing by £117 million from £1,584 million in FY 2020. This reflected the reduced effective tax rate and tax charge in FY 2021, as well as increased Adjusted operating profit during the period, as described above.

Profit after tax for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

Profit after tax was £1,181 million in FY 2020, increasing by £494 million from £687 million in FY 2019. This reflected increased operating profit during the period, as described above, partially offset by an increased effective tax rate and tax charge in FY 2020.

Adjusted profit after tax was £1,584 million in FY 2020, increasing by £306 million from £1,278 million in FY 2019. This reflected increased Adjusted operating profit during the period, as described above, partially offset by the increased Adjusted effective tax rate and tax charge in FY 2020.

Profit attributable to non-controlling interests

Profit attributable to non-controlling interests for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

Profit attributable to non-controlling interests in FY 2021 was £49 million, increasing by £13 million from £36 million in FY 2020. Adjusted profit attributable to non-controlling interests in FY 2021 was £49 million, increasing by £11 million from £38 million in FY 2020. These increases reflect reduced Adjusted effective tax rate and tax charge in FY 2021, in addition to higher Adjusted operating profit during the period, as described above.

There were no Adjusting Items that affected non-controlling interests in FY 2021, as compared to £2 million in FY 2020 (as described below).

Profit attributable to non-controlling interests for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

Profit attributable to non-controlling interests in FY 2020 was £36 million, increasing by £4 million from £32 million in FY 2019. Adjusted profit attributable to non-controlling interests in FY 2020 was £38 million, increasing by £6 million from £32 million in FY 2019. These increases reflect higher Adjusted operating profit during the period, as described above, partially offset by the increased Adjusted effective tax rate and tax charge in FY 2020.

Adjusting Items attributable to non-controlling interests totalled £2 million in FY 2020. These principally related to costs incurred in relation to restructuring programmes in respect of certain Group subsidiaries with non-controlling interests.

Earnings per share (“EPS”)

Earnings per share for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

In FY 2021, Basic EPS and Diluted EPS were both 139,000p. On an Adjusted basis, these were 165,200p. In FY 2020, Basic EPS and Diluted EPS were both 114,500p. On an Adjusted basis, these were 154,600p. The year-on-year increase reflected increased profit after tax during the period, as described above.

The number of shares in issue used to calculate these amounts may not be representative of the number of shares in issue in the future.84

Earnings per share for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

In FY 2020, Basic EPS and Diluted EPS were both 114,500p. On an Adjusted basis, these were 154,600p. In FY 2019, Basic EPS and Diluted EPS were both 65,500p. On an Adjusted basis, these were 124,600p. The year-on-year increase reflected increased profit after tax during the period, as described above.

The number of shares in issue used to calculate these amounts may not be representative of the number of shares in issue in the future.85

Adjusted EBITDA

Adjusted EBITDA for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

The Group’s Adjusted EBITDA was £2,413 million and £2,351 million in FY 2021 and FY 2020 respectively.

The Group’s Adjusted EBITDA increased by 2.6 per cent. (£62 million), primarily driven by the increase in the Adjusted operating profit during the period, as described above, partially offset by a net decrease in depreciation and amortisation.

[84]	On 18 July 2022, the Company issued new Ordinary Shares in connection with the Separation, and immediately following such date had a total of 9,234,573,831 Ordinary Shares outstanding.
[85]	On 18 July 2022, the Company issued new Ordinary Shares in connection with the Separation, and immediately following such date had a total of 9,234,573,831 Ordinary Shares outstanding.

Adjusted EBITDA for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

The Group’s Adjusted EBITDA was £2,351 million in FY 2020. The Group’s Adjusted EBITDA in FY 2019 (including the Adjusted EBITDA of the Pfizer Contributed CH Business from 1 August 2019, when it was consolidated) was £1,884 million.

The Group’s Adjusted EBITDA increased by 24.8 per cent. (£467 million), primarily driven by the inclusion of the full year of profit of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019. The remaining growth largely resulted from synergies arising from the Pfizer Transaction and an increase in depreciation and amortisation, partially offset by increased supply chain costs arising as a result of the COVID-19 pandemic.

Regional performance

Regional performance for the financial year ended 31 December 2021 compared to 31 December 2020

North America

(a)    Revenue

The Group’s revenue attributable to North America was £3,525 million and £3,779 million in FY 2021 and FY 2020, respectively. The Group’s revenue declined 6.7 per cent. at AER, and 1.3 per cent. at CER.

Organic revenue growth in North America was 1.3 per cent for the period FY 2020 to FY 2021. This principally reflected growth across the Oral Health, Pain Relief and Digestive Health categories, partially offset by a decline in revenue in the VMS and Respiratory Health categories.

The decline in revenue at AER and CER was primarily driven by the full year revenue impact of divestments made in FY 2020, principally the divestment of Breathe Right, ThermaCare, Dimetapp and Anbesol. This was compounded by a further decline in Respiratory Health revenue as compared to FY 2020, driven by an exceptionally low incidence of cold and flu in the first half of FY 2021 (see “—Impact of COVID-19” above). Revenue at AER was further impacted by adverse currency exchange movements of £204 million as Pounds Sterling strengthened against the US Dollar. These negative trends were partially offset by continued growth in Sensodyne, Tums, Centrum and Flonase revenue and recovery in Excedrin revenue following supply chain disruption in FY 2020.

The decline in revenue at CER was attributable to several factors across the categories in which the Group operates:

•

Mid-single digit per cent. revenue growth at CER in the Oral Health category was primarily driven by Sensodyne, which reflected the strength of the brand in the USA, continued innovation and product price increases. Increased demand for parodontax also contributed to growth in Oral Health. Revenue in respect of brands in the Denture Care sub-category declined due to increased competition.

•

There was a low-single digit per cent. revenue decline at CER in the VMS category driven by reduced demand for Emergen-C, partially offset by growth in Centrum. Emergen-C revenue decreased relative to a particularly strong comparator in FY 2020, when Emergen-C experienced a surge in demand associated with the COVID-19 pandemic. The continued growth in Centrum revenue reflected the continued consumer trend towards self-management of health and wellbeing, as well as successful innovation and improved supply capacity in the US.

•	Mid-single digit per cent. revenue growth at CER in the Pain Relief category was mainly driven by a recovery in Excedrin following supply chain interruption in FY 2020. This was partially offset by revenue decline in Advil due to the impact of temporary disruption in third party supply. Voltaren revenue declined due to increased competition from “private-label” Diclofenac (see “—Impact of macroeconomic factors and market trends on discretionary consumer spending” above).

•

In the Respiratory Health category, a mid-teens per cent. revenue decline at CER was mainly attributable to a decline in Robitussin and Theraflu revenue, driven by exceptionally low cold and flu incidence, together with the full year revenue impact of the divestment of Breathe Right and other cold and flu brands in FY 2020. This was partially offset by increased demand for Flonase, driven by a stronger allergy season relative to the prior year comparator.

•

In Digestive Health and Other, the low-single digit per cent. revenue decline at CER was primarily attributable to the full year impact of the divestments of ThermaCare, Dimetapp and Anbesol in FY 2020, as well as a decline in Preparation H revenue, in part due to a temporary supply chain disruption. ChapStick revenue started to recover, after being negatively impacted by fewer consumer visits to stores in FY 2020 during the earlier stages of the COVID-19 pandemic. Revenue attributable to Tums continued to grow, driven by an increase in the size of the antacids market.

(b)    Adjusted operating profit

Adjusted operating profit for the North America region in FY 2021 was £828 million, producing an Adjusted operating profit margin of 23.5 per cent. Adjusted operating profit for the North America region in FY 2020 was £897 million, producing an Adjusted operating profit margin of 23.7 per cent. The year-on-year decrease in Adjusted operating profit margin of 0.2 percentage points reflected a number of factors, including investment in brands in the VMS and Pain Relief categories and inflationary pressures (such increased commodity prices, supply chain costs and payroll), partially offset by:

•	synergies resulting from the Pfizer Transaction;

•	continued lower levels of travel, meeting and other expenses due to the COVID-19 pandemic; and

•

net savings in advertising and promotion spend as a percentage of revenue, resulting from the continuation of cost containment measures in respect of the Digestive Health and Other and Respiratory Health categories and divested brands.

EMEA and LatAm

(a)    Revenue

The Group’s revenue attributable to EMEA and LatAm was £3,877 million and £4,059 million in FY 2021 and FY 2020, respectively.

In FY 2021, the Group’s revenue attributable to EMEA and LatAm decreased by 4.5 per cent. at AER, whilst revenue growth at CER was flat.

Organic revenue growth in EMEA and LatAm was 3.5 per cent. This was principally driven by growth across the Pain Relief and Digestive Health categories, combined with lower revenue growth in the Oral Health, VMS and Respiratory Health categories.

The decline in revenue at AER and flat growth in revenue at CER were largely a result of the full year revenue impact of divestments made during FY 2020, including Physiogel, Breathe Right, ThermaCare, Venoruton and Coldrex, partially offset by growth in a number of brands, including Sensodyne, parodontax, Voltaren, Panadol and Centrum. Revenue at AER was negatively impacted by adverse currency exchange movements of £183 million as Pounds Sterling strengthened, primarily against the Brazilian Real, Turkish Lira, Russian Ruble, Argentine Peso and South African Rand.

The EMEA and LatAm region delivered flat revenue at CER, which was attributable to several factors across the categories in which the Group operates:

•

Single digit per cent. revenue growth at CER in the Oral Health category was driven by an increase in revenue attributable to Sensodyne, parodontax, and, to a lesser extent, the Denture Care sub-category. Sensodyne revenue growth reflected price increases, as well as new product launches. Growth was partially offset by a decline in other brands in the Oral Health category.

•	Revenue growth at CER in the VMS category was flat. There were increases in Centrum and Calsource revenue, which were offset by declines in revenue of smaller brands, and the impact of divestments.

•

Mid-single digit per cent. revenue growth at CER in the Pain Relief category was primarily driven by growth in Panadol revenue, which reflected the strength of the brand and increased demand for paracetamol during the COVID-19 pandemic. Voltaren also benefited from strong revenue growth, which reflected price rises in key markets and a combination of innovation and promotional activity.

•

A mid-single digit per cent. revenue decline at CER in the Respiratory Health category was largely attributable to the full year revenue impact of divestments made in FY 2020, including Breathe Right and Coldrex. In addition, there was an exceptionally weak cold and flu season. However, revenue for the category recovered in the second half of the year (see “—Impact of COVID-19” above).

•

A high-single digit per cent. revenue decline at CER in Digestive Health and Other revenue was primarily as a result of the full year revenue impact of a number of divestments made during FY 2020, (including ThermaCare, Physiogel and Venoruton) and the impact of the divestment of brands in FY 2021 (including Transderm Scop and Baldriparan), in addition to a decrease in third party contract manufacturing sales related to previous divestments. This decline was partially offset by an increase in revenue attributable to smaller brands.

(b)    Adjusted operating profit

Adjusted operating profit for EMEA and LatAm in FY 2021 was £960 million, producing an Adjusted operating profit margin of 24.8 per cent. Adjusted operating profit for EMEA and LatAm in FY 2020 was £857 million, with an Adjusted operating profit margin of 21.1 per cent. The increase in Adjusted operating profit margin of 3.7 per cent. reflected the following factors:

•	the further benefit of synergies resulting from the Pfizer Transaction and tight cost control; and

•	a favourable product mix and net revenue management initiatives, together with manufacturing efficiencies.

The increase in Adjusted operating profit margin was partially offset by increased advertising and promotion spend to drive greater demand in a number of markets in the region.

APAC

(a)	Revenue

The Group’s revenue attributable to APAC in FY 2021 and FY 2020 was £2,143 million and £2,054 million, respectively. In FY 2021, the Group’s revenue attributable to APAC increased by 4.3 per cent. at AER, and 7.1 per cent. at CER.

Organic revenue growth in APAC was 9.1 per cent. in the period FY 2020 to FY 2021. This principally reflected growth across the Pain Relief and VMS categories, combined with lower revenue growth in the Oral Health, Digestive Health and Other and Respiratory Health categories.

Growth in revenue at AER and CER was primarily driven by growth in revenue attributable to the VMS, Oral Health and Pain Relief categories. Revenue growth at AER was affected by adverse foreign exchange movements of £56 million as Pound Sterling strengthened against the Japanese Yen, Indian Rupee, Philippine Peso and certain other currencies in the region.

Revenue growth at CER was attributable to several factors across the categories in which the Group operates:

•

A single digit per cent. revenue growth at CER in the Oral Health category was primarily due to growth in Sensodyne, driven by India, China and Japan, combined with revenue growth of parodontax, as well as growth in Denture Care, where reduced social occasions impacted demand.

•

In the VMS category, low mid-teens per cent. revenue growth at CER was primarily attributable to growth in Caltrate, and low twenties per cent. growth in Centrum, supported by campaigns focused on educating consumers about their immune systems.

•

In the Pain Relief category, low teens per cent. revenue growth at CER was principally a result of revenue growth at CER in Panadol, which benefited from increased demand associated with COVID-19 vaccination campaigns in South East Asia and Taiwan and Australia, and revenue growth at CER in Voltaren, driven by distribution expansion in China and Australia and new product launches in India. Fenbid sales in China were flat, due to the continuation of a temporary ban on the sale of fever medicine in parts of the country during the COVID-19 pandemic.

•

A low single digit per cent. revenue decline at CER in the Respiratory Health category was primarily due to the full year impact of the disposal of Breathe Right and a decline in Theraflu revenue, driven by low cold and flu incidence. Contac revenue was adversely impacted by the continuation of specific bans on the over-the-counter sale of cough and cold medicines in China.

•

A low single digit per cent. revenue decline at CER in the Digestive Health and Other category was largely driven by the full year revenue impact of the divestment of Physiogel in FY 2020 and the divestment of Acne Aid in FY 2021. This decline was partially offset by growth in ENO revenue, mainly as a result of growth in India.

(b)	Adjusted operating profit

Adjusted operating profit for the APAC region in FY 2021 was £461 million, producing an Adjusted operating profit margin of 21.5 per cent. Adjusted operating profit for the APAC region in FY 2020 was £377 million, producing an Adjusted operating profit margin of 18.4 per cent.

The increase in the Adjusted operating profit margin of 3.1 percentage points principally reflected synergies arising from the Pfizer Transaction, disciplined overhead cost control and other operational efficiencies within manufacturing.

This was partially offset by higher advertising and promotion investment as a percentage of revenue, reflecting the Group’s launch of targeted public campaigns (for example, to educate consumers about their immune systems), increased digital advertising to drive growth in Sensodyne and Voltaren, and increased freight costs resulting from the COVID-19 pandemic.

Regional performance for the financial year ended 31 December 2020 compared to 31 December 2019

North America

(a)	Revenue

The Group’s revenue attributable to North America in FY 2020 was £3,779 million. The Group’s revenue attributable to North America in FY 2019 (including the revenue of the Pfizer Contributed CH Business attributable to North America from 1 August 2019, when it was consolidated) was £2,880 million.

The Group’s revenue grew 31.2 per cent. at AER and 32.6 per cent. at CER.

Organic revenue growth in the North America region was 0.7 per cent. for the period FY 2019 to FY 2020. This principally reflected growth in organic revenue across the VMS, Pain Relief and Oral Health categories. This was partly offset by a decline in revenue in the Respiratory Health category, due to the impact of the exceptionally low cold and flu incidence, and in the Digestive Health and Other category, including in respect of the brand

Transderm Scop, which experienced revenue decline as a result of generic competition. Transderm Scop was subsequently disposed of during FY 2021. Furthermore, organic revenue growth for the period FY 2019 to FY 2020 excludes revenue attributable to brands acquired as part of the Pfizer Transaction for the seven months to 31 July 2020, during which these brands experienced a strong positive revenue impact from consumer stockpiling and increased consumption as a result of the COVID-19 pandemic. Accordingly, the overall growth of the North America region in the period FY 2019 to FY 2020 was reduced when measured on an organic basis.

Growth in revenue at AER and CER was primarily driven by the inclusion of the full year revenue of brands acquired as part of the Pfizer Transaction (including Advil, Centrum and Emergen-C) in FY 2020, compared to five months in FY 2019, together with growth in revenue attributable to Sensodyne and Voltaren, partially offset by a decline in Excedrin revenue and a number of divestments, including the divestment of Breathe Right.

Revenue growth at AER was further offset by adverse currency exchange movements of £42 million as Pounds Sterling strengthened against the US Dollar.

The North America region delivered revenue growth at CER, which was attributable to a number of factors across the categories in which the Group operates:

•

High single digit per cent. revenue growth at CER in the Oral Health category was primarily driven by Sensodyne and parodontax, while revenue in respect of brands in the Denture Care sub-category of Oral Health and Biotène remained broadly stable. Growth in Sensodyne was reflective of the strength of the brand in the USA, as well as a number of launches, including Sensodyne Sensitivity and Gum and Sensodyne Pronamel Intensive Enamel Repair.

•

Significant triple digit per cent. revenue growth at CER in the VMS category was primarily attributable to the inclusion of the full year revenue of brands acquired as part of the Pfizer Transaction (including Emergen-C and Centrum), together with a growing consumer trend towards self-management of health and wellbeing.

•

High double digit per cent. revenue growth at CER in the Pain Relief category was mainly driven by the Rx-to-OTC switch of Voltaren, together with the inclusion of the full year of revenue of Advil, which was acquired as part of the Pfizer Transaction. This was partially offset by temporary disruption to Excedrin supply.

•

In the Respiratory Health category, mid-teens per cent. revenue growth at CER was mainly attributable to the inclusion of the full year revenue of brands acquired as part of the Pfizer Transaction (including Robitussin). Revenue in this category was however adversely impacted by the exceptionally low cold and flu incidence (see “—Impact of COVID-19” above).

•

Similarly, in Digestive Health and Other, mid-teens per cent. revenue growth at CER was primarily attributable to the inclusion of the full year revenue of brands acquired as part of the Pfizer Transaction (including ChapStick and Preparation H). Abreva revenue declined due to the launch of a number of private-label brands in the USA, as well as fewer consumer visits to stores following the implementation of lockdowns during the COVID-19 pandemic. ChapStick revenue was also negatively impacted by fewer consumer visits to stores during the COVID-19 pandemic.

(b) Adjusted operating profit

Adjusted operating profit for the North America region in FY 2020 was £897 million, producing an Adjusted operating profit margin of 23.7 per cent. Adjusted operating profit for the North America region in FY 2019 (including the operating profit of the Pfizer Contributed CH Business attributable to North America from 1 August 2019, when it was consolidated) was £660 million, producing an Adjusted operating profit margin of 22.9 per cent.

The year-on-year change in Adjusted operating profit margin of 0.8 percentage points reflected a number of factors, including:

•	synergies resulting from the Pfizer Transaction, principally in relation to reductions in SG&A costs as a result of headcount reductions; and

•

net savings in advertising and promotion spend as a percentage of revenue, resulting from cost containment measures taken in respect of the Digestive Health and Other and Respiratory Health categories and divested brands, partially offset by investment in the VMS category and Advil and Voltaren in the Pain Relief category.

EMEA and LatAm

(a) Revenue

The Group’s revenue attributable to EMEA and LatAm was £4,059 million in FY 2020. The Group’s revenue attributable to EMEA and LatAm in FY 2019 (including the revenue of the Pfizer Contributed CH Business attributable to EMEA and LatAm from 1 August 2019, when it was consolidated) was £3,898 million.

In FY 2020, the Group’s revenue attributable to EMEA and LatAm increased by 4.1 per cent. at AER, and 8.4 per cent. at CER. Organic revenue growth in EMEA and LatAm was 3.1 per cent. for the period FY 2019 to FY 2020.

Growth at AER and CER was primarily driven by the inclusion of the full year of revenue in FY 2020 of brands acquired as part of the Pfizer Transaction, compared to five months in FY 2019, together with growth in Sensodyne, parodontax and Panadol revenue, partially offset by declines in Fenistil and Otrivin revenue.

Revenue at AER was negatively impacted by adverse currency exchange movements of £166 million primarily due to Pounds Sterling strengthening against the Brazilian Real, Russian Ruble, Argentine Peso and South African Rand.

Organic revenue growth principally reflected double-digit per cent. growth in the VMS category, together with growth across the Pain Relief and Oral Health categories, partially offset by decline in organic revenue in the Respiratory Health and Digestive Health and Other categories.

The EMEA and LatAm region delivered revenue growth at CER, which reflected a number of factors across the categories in which the Group operates:

•	Mid-single digit per cent. revenue growth at CER in the Oral Health category was driven by an increase in revenue attributable to Sensodyne and parodontax.

•

Low triple digit per cent. revenue growth at CER in the VMS category was primarily attributable to the inclusion of the full year of revenue of brands acquired as part of the Pfizer Transaction (including Centrum), together with an increasing consumer trend towards self-management of health and wellbeing.

•

Low-teens per cent. revenue growth at CER in the Pain Relief category was primarily driven by Panadol, reflecting the strength of the brand and increased demand for paracetamol during the COVID-19 pandemic. Voltaren revenue remained broadly flat.

•

A mid-single digit per cent. revenue decline at CER in the Respiratory Health category was attributable to a reduction in respiratory illnesses such as cold and flu as a result of measures implemented in response to the COVID-19 pandemic. This negatively impacted Otrivin revenue. Theraflu remained broadly stable.

•

There was a mid-single digit per cent. revenue decline at CER in the Digestive Health and Other category, with a reduction in Fenistil and brands in the Smokers’ Health sub-category of Digestive Health and Other, largely stemming from the COVID-19 pandemic. This was partially offset by growth in ENO, driven by the Group’s growth strategy in Brazil and increased consumption in the Middle East and Africa.

(b) Adjusted operating profit

Adjusted operating profit for EMEA and LatAm in FY 2020 was £857 million, producing an Adjusted operating profit margin of 21.1 per cent. Adjusted operating profit for EMEA and LatAm in FY 2019 (including the Adjusted operating profit of the Pfizer Contributed CH Business attributable to EMEA and LatAm from 1 August 2019, when it was consolidated) was £746 million, with an Adjusted operating profit margin of 19.1 per cent.

The increase in Adjusted operating profit margin of 2.0 percentage points reflected the following factors:

•	synergies resulting from the Pfizer Transaction, principally in relation to reductions in SG&A costs as a result of headcount reductions; and

•	disciplined resource allocation in advertising and promotion spend as a percentage of revenue and net revenue management initiatives.

APAC

(a) Revenue

The Group’s revenue attributable to APAC in FY 2020 was £2,054 million. The Group’s revenue attributable to APAC in FY 2019 (including the revenue of the Pfizer Contributed CH Business attributable to APAC from 1 August 2019, when it was consolidated) was £1,702 million. The Group’s revenue attributable to APAC increased by 20.7 per cent. at AER and 21.8 per cent. at CER. Organic revenue growth in APAC was 5.7 per cent. in the period FY 2019 to FY 2020.

Growth in revenue at AER and CER was primarily driven by the inclusion of the full year of revenue of the Pfizer Contributed CH Business in FY 2020, compared to five months in FY 2019, particularly in the VMS category, together with growth in revenue attributable to Sensodyne and Voltaren.

Revenue growth at AER was further affected by adverse foreign exchange movements of £19 million as Pounds Sterling strengthened against Japanese Yen, Taiwan Dollar and Philippine Peso and certain other currencies in the region.

Growth in organic revenue principally reflected strong, mid-thirties per cent. growth in the VMS category, together with low single digit per cent. revenue growth in the Pain Relief category and high single digit per cent. revenue growth in the Oral Health category, partially offset by a single digit per cent. revenue decline in the Digestive Health and Other categories and a double digit per cent. revenue decline in the Respiratory Health category. The latter reflected the historically weak cold and flu season and government restrictions in response to the COVID-19 pandemic.

Revenue growth at CER was attributable to a number of factors across the categories in which the Group operates:

•

High single digit per cent. revenue growth at CER in the Oral Health category was primarily driven by Sensodyne, while revenue in respect of brands in the Denture Care sub-category of Oral Health remained broadly stable. Sensodyne growth was principally driven in China, Japan, Australia and India.

•

Low triple digit per cent. revenue growth at CER in the VMS category was primarily attributable to the inclusion of the full year of revenue of brands acquired as part of the Pfizer Transaction (including Centrum), together with an increasing consumer trend towards self-management of health and wellbeing. Growth in Centrum was driven by China, the Philippines, Taiwan and Korea, where in FY 2020 the Group launched a public awareness campaign with the purpose of educating consumers about their immune systems. Caltrate revenue was also driven by increased penetration in the online and retail channels.

•

Mid-single digit per cent. revenue growth at CER in the Pain Relief category was driven by strong growth in Voltaren, supported by price increases, together with product launches in India, partially offset by a reduction in Fenbid sales in China as certain local authorities introduced temporary restrictions on the sale of cough and cold medicines during the COVID-19 pandemic.

•

A low double digit per cent. revenue decline at CER in the Digestive Health and Other category reflected a decline in Zentel and Physiogel, which was divested part way through FY20, partially offset by growth in Bactroban and ENO.

•

A low double digit per cent. revenue decline at CER in the Respiratory Health category was due to lower instances of respiratory illnesses as a result of the implementation of measures in response to the COVID-19 pandemic. Contac and Robitussin were also impacted by COVID-19 related temporary restrictions on the sale of cough and cold medicines in certain parts of China.

(b) Adjusted operating profit

Adjusted operating profit for the APAC region in FY 2020 was £377 million, producing an Adjusted operating profit margin of 18.4 per cent. Adjusted operating profit for the APAC region in FY 2019 (including the Adjusted operating profit of the Pfizer Contributed CH Business attributable to APAC from 1 August 2019, when it was consolidated) was £311 million, producing an Adjusted operating profit margin of 18.3 per cent.

The increase in the Adjusted operating profit margin of 0.1 percentage points reflected synergies resulting from the Pfizer Transaction, principally in relation to reductions in SG&A costs as a result of headcount reductions and higher gross margin due to product mix, supply chain efficiencies and tight cost control. The increase was partially offset by greater advertising and promotion investment as a percent of revenue, reflecting targeted public campaigns launched by the Group to educate consumers about their immune systems, increased digital advertising to drive growth in Sensodyne and Voltaren, and increased advertising in relation to the launch of new products.

Adjusting Items

Adjusting Items for the financial year ended 31 December 2021 compared to the financial year ended 31 December 2020

Net amortisation and impairment of intangible assets charges (pre-tax) decreased to £16 million (£24 million, net of tax) in FY 2021 from £97 million (£78 million net of tax) in FY 2020. This reflected decreased impairment charges on indefinite and definite life brands, which reduced to £12 million in FY 2021 from £45 million in FY

2020, in addition to a smaller decrease in amortisation of definite life brands to £40 million in FY 2021 from £50 million in FY 2020, partially offset by an increase in the reversal of impairments of definite life brands to £36 million in FY 2021 from £18 million in FY 2020. In FY 2020, the impairment charge mainly included impairments of Zyrtec, capitalised costs for a discontinued oral care project and a discontinued pain relief device and the reversal of impairments related to Transderm Scop.

Restructuring costs (pre-tax) decreased to £195 million (£159 million net of tax) in FY 2021 from £411 million (£321 million net of tax) in FY 2020. This reflected the reduction in integration costs related to the Pfizer Transaction.

There were no Transaction-related costs FY 2021, compared to £91 million (£71 million net of tax) in FY 2020. This was due to completion of the fair value unwind on inventory acquired as part of the Pfizer Transaction that took place during FY 2019 and FY 2020.

Separation and Admission costs (pre-tax) increased to £278 million (£231 million net of tax) in FY 2021 from £66 million (£53 million net of tax) in FY 2020. These costs in FY 2021 mainly consisted of £257 million of costs in connection with Separation and £19 million of costs in connection with UK Admission and US Listing, which reflected an increase in operational separation activity, compared with £66 million of costs in connection with Separation in FY 2020. The £191 million year-on-year increase in Separation costs reflected an increase in operational separation activity ahead of Separation, UK Admission and US Listing.

Disposals and others (pre-tax) resulted in net expense of £45 million (£152 million net of tax) in FY 2021, compared to net income of £189 million (£120 million net of tax) in FY 2020. In FY 2021, permanent differences on disposals, acquisitions and transfers including tax credits relating to an uplift in the tax basis of certain brands transferred intragroup resulted in a reduction in the corporate tax charge of £164 million in the year.

Additionally, this included £60 million of historical adjustments, mainly relating to the write-off of expired tax indemnities, £14 million of loss on the disposal of Transderm Scop and Scopoderm and £16 million relating to a tax indemnity payment to Pfizer. These were partially offset by £42 million of profit on the disposal of a number of brands and other credits of £4 million.

Adjusting Items for the financial year ended 31 December 2020 compared to the financial year ended 31 December 2019

Net amortisation and impairment of intangible assets charges (pre-tax) increased to £97 million (£78 million net of tax) in FY 2020 from £36 million (£31 million net of tax) in FY 2019. This primarily reflected increased impairment charges on indefinite and definite life brands, which grew to £45 million in FY 2020 from £19 million in FY 2019, in addition to an increase in amortisation of definite life brands to £50 million in FY 2020 from £27 million in FY 2019, partially offset by an increase in the reversal of impairments of definite life brands to £18 million in FY 2020 from £10 million in FY 2019. In FY 2020, the impairment charge mainly included impairments of Zyrtec, capitalised costs for a discontinued oral care project and a discontinued pain relief device and the reversal of impairments related to Transderm Scop. In FY 2019, the impairment charge included impairments of Savlon, Eurax and Abreva and the reversal of impairments related to Prevacid.

Restructuring costs (pre-tax) increased to £411 million (£321 million net of tax) in FY 2020 from £330 million (£271 million net of tax) in FY 2019, reflecting increased integration costs following the Pfizer Transaction, in addition to other restructuring and programme costs.

Transaction-related costs (pre-tax) decreased to £91 million (£71 million net of tax) in FY 2020 from £366 million (£285 million net of tax) in FY 2019. This was due to the fact that the majority of the fair value unwind on inventory acquired as part of the Pfizer Transaction took place during FY 2019.

Separation and Admission costs (pre-tax) of £66 million (£53 million net of tax) in FY 2020 relate to preparation for Separation, UK Admission and US Listing, which was commenced in FY 2020.

Disposals and others (pre-tax) resulted in net income of £189 million (£120 million net of tax) in FY 2020, compared to a net expense of £25 million (£4 million net of tax) in FY 2019, arising from the net profit from the disposal of a number of consumer healthcare brands.

Liquidity and Capital Resources

Overview

The principal source of the Group’s liquidity is cash generated from operations. The Group also has access to the debt capital markets through the Programme (as described below), as well as the Revolving Credit Facilities (as described below) and a number of local borrowing facilities in a variety of currencies and at floating rates in order to meet specific funding needs of certain subsidiaries in the Group. As at the date of this prospectus, certain notes have been issued under the Programme, an overview of the terms of which are set out under “—Capital Resources and Indebtedness—Bond issuances” below. The Group also expects to establish ‘Euro’ and US Dollar commercial paper programmes, pursuant to which subsidiaries of the Group may issue commercial paper from time to time. It is expected that the Company will guarantee payment of amounts owing in respect of any commercial paper issued under such programmes.

The Group’s liquidity requirements primarily relate to servicing its ongoing debt obligations (including under the Programme, Pre-Separation USD Notes and the Revolving Credit Facilities), its working capital requirements, funding its operating expenses and capital expenditures (including its investments in R&D and advertising and promotion activities), funding dividend payments, and implementing the Group’s growth strategies. In addition, £1,493,861,751 under the Term Loan Facility was drawn in order to fund the Pre-Demerger Dividend. £500 million of the Term Loan Facility was repaid in August 2022 and a further £250 million in September 2022 through a combination of operating cash flows and proceeds from commercial paper issuance. The Group has, in its opinion, sufficient working capital to meet its present requirements.

From completion of the Pfizer Transaction, liquidity management was governed by certain provisions of the shareholders’ agreement in relation to CH JVCo entered into on 31 July 2019 among GSKCHH, Pfizer, PFCHH, GSK and CH JVCo (the “ Pfizer SHA”) (which terminated with effect from UK Admission), including in relation to borrowings, cash management and shareholder funding and dividend payments. In order to manage any shortfall between cash in hand and an agreed amount of readily available cash of £300 million, the Group entered into an uncommitted facility with a relationship bank, which was extended beyond the Separation in order to support the Group’s liquidity following the Demerger and has not been utilised. The Group manages liquidity risk through cash management and forecasting processes under which the Group reviews its cash balances and measures its actual performance against forecasts in order to manage liquidity risk. The Group also monitors its exposure to foreign exchange rates and adopts hedging when it deems appropriate.

The Group intends to continue to apply a disciplined approach to capital allocation, investing for growth whilst committing to a strong investment grade balance sheet. The Group’s first capital allocation priority will be focused on reinvestment to drive sustainable revenue growth and attractive returns.

Second, the Group will pursue a dividend policy which will reflect the long-term earnings and cash flow potential of the Group, consistent with maintaining sufficient financial flexibility and meeting the Group’s capital allocation priorities (see Business Overview—Dividend Policy). Third, the Group intends to pursue selective “bolt-on” acquisitions where the opportunities are commercially compelling and consistent with its strategy.

Prior to Separation and as part of the Group’s existing banking arrangements, a significant proportion of the Group’s cash was on-lent to the GSK Group. As part of Separation, these arrangements ceased with cash generated by the Group remaining within the Group from the date of Separation. As of 30 June 2022, cash and cash equivalents (including those amounts on-lent to the GSK Group) were primarily comprised of US Dollar, Chinese Yuan, Euro and Pounds Sterling. Cash and cash equivalents included £55 million not available for general use due to restrictions applying in the subsidiaries where it is held, including exchange controls and taxes on repatriation.

Cash Flow

The table below summarises the principal components of the Group’s consolidated cash flows for the periods under review, which has been extracted from the Financial Statements.

£m	H1 2022	H1 2021	2021	2020	2019
Cash flow from operating activities
Profit after tax	544	520	1,439	1,181	687
Adjustments reconciling profit after tax to cash generated from operations	274	(134)	227	780	408

Cash generated from operations	818	386	1,666	1,961	1,095
Taxation paid	(138)	(152)	(310)	(554)	(309)

Net cash inflow from operating activities	680	234	1,356	1,407	786

Net cash (outflow)/inflow from investing activities	(8,587)	463	(33)	1,030	291

Net cash inflow/(outflow) from financing activities	8,546	(716)	(1,236)	(2,437)	(925)
Increase/(decrease) in cash and cash equivalents and bank overdrafts	639	(19)	87	—	152

Cash and cash equivalents and bank overdrafts at the beginning of the year	405	323	323	329	191
Exchange adjustments	22	(9)	(5)	(6)	(14)
Increase/(decrease) in cash and cash equivalents and bank overdrafts	639	(19)	87	—	152

Cash and cash equivalents and bank overdrafts at end of period	1,066	295	405	323	329

Net cash inflow from operating activities

In the six-month periods ended 30 June 2022 and 30 June 2021, net cash inflow from operating activities was £680 million and £234 million, respectively. The increase of £446 million was largely due to continued working capital improvements with improved payables offset by higher receivables from strong revenue growth and phasing of tax payments.

Net cash inflow from operating activities was £1,356 million and £1,407 million in FY 2021 and FY 2020, respectively. Net cash inflow from operating activities was £786 million in FY 2019.

The year-on-year decrease of £51 million from FY 2020 to FY 2021 was largely due to a decrease in cash generated from operations, which decreased by £295 million to £1,666 million in FY 2021 from £1,961 million in FY 2020, partially offset by a £244 million reduction in tax paid. The decrease in cash generated from operations was primarily attributable to a larger net outflow from working capital, as outlined below, partially offset by higher operating profits.

The year-on-year increase of £621 million from FY 2019 to FY 2020 was largely due to cash generated from operations, which increased by £866 million to £1,961 million in FY 2020 from £1,095 million in FY 2019, primarily attributable to the full year impact in FY 2020 of brands acquired as part of the Pfizer Transaction, as compared to five months in FY 2019. The increase was also due to strong underlying growth in each of EMEA and LatAm, North America and APAC. In addition, reductions in working capital had a positive impact on cash flow, as outlined below.

Working capital

The Group’s working capital movements comprise movements in trade and other receivables, inventory and trade and other payables.

The following table sets out changes in the Group’s working capital for the periods indicated:

			Financial Year
£m	H1 2022	H1 2021	2021	2020	2019
Decrease/(increase) in inventories	(153)	(82)	(17)	130	232
Decrease/(increase) in trade receivables	(92)	(9)	14	18	(57)
(Decrease)/increase in trade payables	144	(143)	41	140	(256)
Net change in other receivables and payables	(95)	(190)	(190)	(273)	(380)
Changes in working capital	(196)	(424)	(152)	15	(461)

Inventory

Inventory increased by £198 million to £1,149 million at 30 June 2022, from £951 million at 31 December 2021. This resulted in a negative cash flow of £134 million in the six-month period ended 30 June 2022. This impact on cash flow was principally driven by increases from lower stock levels at the year-end due to holiday period factory closures plus increase in brands that are recovering from supply constraints.

Inventory increased by £2 million to £951 million at 31 December 2021 from £949 million at 31 December 2020. This resulted in a negative cash flow of £17 million in FY 2021. This impact on cash flow was principally driven by inventory available in North America following increases in manufacturing output. Inventory was also affected by non-cash movements, including inventory transferred to assets held for sale and foreign exchange movements.

Inventory reduced by £262 million to £949 million at 31 December 2020 from £1,211 million at 31 December 2019. This resulted in a positive cash flow of £130 million in FY 2020. This impact on cash flow was driven by activities designed to optimise inventory levels across the supply chain, as well as the divestment of a number of brands and a reduction in inventories for brands that experienced higher demand driven by the COVID-19 pandemic. Inventory was also affected by non-cash movements, including fair value adjustments related to the Pfizer Transaction and exchange rate movements.

Trade receivables

Trade receivables increased by £193 million to £1,519 million at 30 June 2022 from £1,326 million at 31 December 2021, mainly due to £137 million of exchange fluctuations and higher sales in EMEA and LATAM partly offset by decrease in sales in North America. This resulted in a negative cash flow of £92 million in the six-month period ended 30 June 2022. Non-cash movements were related to foreign exchange fluctuation and expected credit loss allowance.

Trade receivables declined by £49 million to £1,348 million at 31 December 2020 from £1,397 million at 31 December 2019, driven by foreign exchange rate changes, customers of the Pfizer Contributed CH Business agreed to adopt the shorter payment settlement periods of the GSK Group in the USA and accelerated settlement in APAC. This resulted in a positive cash flow of £18 million in FY 2020. Cash movements included the positive impact of customers of the Pfizer Contributed CH Business adopting the lower payment settlement periods of the GSK Group in the USA, partially offset by higher receivables associated with increased sales in APAC. Trade receivables were also impacted by non-cash movements related to foreign exchange fluctuations.

Trade payables

Trade payables increased by £218 million to £1,599 million at 30 June 2022 from £1,381 million at 31 December 2021, driven by exchange fluctuation and inflationary increases in cost of materials partly offset by settlement of 2021 bonuses and cancellation of media activities in Russia. This resulted in a positive cash flow of £144 million in the six-month period ended 30 June 2022.

Trade payables increased by £29 million to £1,369 million at 31 December 2021 from £1,340 million at 31 December 2020. This was driven by higher marketing spend in the fourth quarter of 2021, partially offset by changes in exchange rates. This resulted in a positive cash flow impact of £41 million in FY 2021.

Trade payables increased by £139 million to £1,340 million at 31 December 2020 from £1,201 million at 31 December 2019. This was driven by higher marketing spend and capital expenditure in the second half of the year, together with payables balances acquired by the Group as part of the Pfizer Transaction after 31 July 2019. This resulted in a positive cash flow impact of £140 million in FY 2020.

Other receivables and payables

Other receivables declined by £1,500 million to £889 million at 30 June 2022 from £889 million at 31 December 2021. Other receivables primarily consist of prepayments and receivables with Pfizer, GSK and other third parties. Other payables decreased by £496 million to £1,950 million at 30 June 2022 from £2,446 million at 31 December 2021. Other payables primarily consist of customer return and rebate accruals, wage, salary and social security accruals, VAT and deferred income. The net change in other receivables and payables resulted in a negative cash outflow of £95 million.

Other receivables declined by £121 million to £889 million at 31 December 2021 from £1,010 million at 31 December 2020. Other receivables primarily consist of prepayments and receivables with Pfizer, GSK and other third parties. Other payables decreased by £295 million to £1,633 million at 31 December 2021 from £1,928 million at 31 December 2020. Other payables primarily consist of customer return and rebate accruals, wage, salary and social security accruals, VAT and deferred income. The net change in other receivables and payables resulted in a negative cash outflow of £190 million. This was primarily driven by an increase in balances receivable from GSK in relation to the Group’s right to receive profits of certain brands and businesses still legally owned by GSK and a decrease in operating balances payable to GSK in relation to certain payments made by GSK on behalf of the Group. Non-cash movements related to foreign exchange fluctuations.

Other receivables declined by £72 million to £1,010 million at 31 December 2020 from £1,082 million at 31 December 2019. Other receivables were the same as set out above. Other payables decreased by £291 million to £1,928 million at 31 December 2020 from £2,219 million at 31 December 2019.

Other payables were the same as set out above. The net change in other receivables and payables resulted in a negative cash outflow of £273 million, primarily driven by a decline in third party receivables related to the Pfizer Transaction. Non-cash movements related to foreign exchange fluctuations.

Net cash (outflow)/inflow from investing activities

Net cash (used in)/generated from investing activities was a £8,587 million outflow and a £463 million inflow in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The increase of £9,050 million in net cash used in investing activities principally reflected cash raised from the issuance of the Pre-Separation Notes and on-lent to the equity shareholders in connection with the Separation (as described in “Business—The Demerger and Further Preparatory Steps—Pre-Separation Bond Issuances”) and decrease in amount invested in GSK finance companies as the Group has set up its own cash pooling arrangement. The net cash of £8,587 million used in investing activities in the six-month period ended 30 June 2022 was primarily related to cash raised from the issuance of the Pre-Separation Notes and on-lent to the equity shareholders in connection with the Separation (as described in “Business—The Demerger and Further Preparatory Steps—Pre-Separation Bond Issuances”) and decrease in amount invested in GSK finance companies as the Group has set up its own cash pooling arrangement.

Net cash (used in)/generated from investing activities was a £33 million outflow and a £1,030 million inflow in FY 2021 and FY 2020, respectively. Net cash generated from investing activities was £291 million in FY 2019.

The year-on-year decrease of £1,063 million from FY 2020 to FY 2021 principally reflected a decrease in the proceeds from the sale of intangible assets and proceeds from the divestment programme. The net cash of £33 million used in investing activities in FY 2021 was primarily related to investment in property, plant and equipment and software.

The year-on-year increase of £739 million from FY 2019 to FY 2020 was principally driven by proceeds from the sale of intangible assets, which increased by £804 million to £924 million in FY 2020 from £120 million in FY 2019, reflecting the divestment of a number of smaller brands in the Group’s portfolio, including Breathe Right and Physiogel. Disposal of businesses increased to £221 million in FY 2020 due to the disposal of ThermaCare. (see “—Divestments” above).

Net cash (outflow)/inflow from financing activities

Net cash (used in)/generated from financing activities was a £8,546 million inflow and a £716 million outflow in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The increase of £9,262 million in net cash generated from financing activities principally reflected proceeds from the issuance of the Pre-Separation Notes. The net cash of £8,546 million generated from investing activities in the six-month period ended 30 June 2022 was primarily related to proceeds from the issuance of the Pre-Separation Notes partially offset by dividends paid to the shareholders in connection with the Separation and non-controlling interests.

Net cash used in from financing activities decreased by £1,201 million to £1,236 million in FY 2021 from £2,437 million in FY 2020, reflecting decreased dividend payments. Dividends paid to shareholders decreased by £1,223 million to £1,148 million in FY 2021 from £2,371 million in FY 2020, which, to a large degree, reflects the decrease in proceeds from the sale of intangible assets and proceeds from the divestment programme. The quantum of dividend payments made during the period also reflected arrangements entered into as part of the Pfizer Transaction, terminated with effect from UK Admission.

Net cash used in from financing activities increased by £1,512 million to £2,437 million in FY 2020 from £925 million in FY 2019 due to increased dividend payments. Dividends paid to shareholders increased by £1,219 million to £2,371 million in FY 2020 from £1,152 million in FY 2019, which reflected the increased cash generation of the business following completion of the Pfizer Transaction. The quantum of dividend payments made during the period also reflected arrangements entered into as part of the Pfizer Transaction, terminated with effect from UK Admission. Whilst no capital contributions were made in FY 2020, in FY 2019 a capital contribution of £335 million was made into the Group relating to the completion of the Pfizer Transaction.

Free cash flow and free cash flow conversion

During the six-month periods ended 30 June 2022 and 30 June 2021, the Group delivered a total of £553 million and £189 million of free cash flow, respectively.

In the six-month period ended 30 June 2022, free cash flow increased by 193 per cent. (£364 million), compared to the six-month period ended 30 June 2021. The increase in free cash flow benefitted from strong operating results for the six-month period ended 30 June 2022, the phasing of tax payments due to repayments from prior years, continued working capital management with improved payables offset by higher receivables from strong revenue growth, as well as disciplined capital spend management, and was partially offset by annual distributions to non-controlling interests of £47 million and lower proceeds from the sale of intangible assets.

During the last three fiscal years, the Group delivered a total of £3.8 billion free cash flow, driven by proceeds from divestments, a sharp focus on working capital discipline and stable capital investment of approximately 3 per cent. of revenue per annum, partially offset by spend in relation to Restructuring costs and Separation and Admission costs.

	Financial Year
	H1 2022	H1 2021	2021	2020	2019
Net cash inflows from operating activities (£m)1	680	234	1,356	1,407	786
Free cash flow (£m)	553	189	1,173	1,988	681
Free cash flow conversion (%)	102	36	82	168	99

1.	Included as the nearest IFRS measure to the non-IFRS measures presented in the table above.

Free cash flow in FY 2021 was £1,173 million, with a free cash flow conversion rate of 82 per cent. Free cash flow in FY 2020 was £1,988 million, with a free cash flow conversion of 168 per cent. Free cash flow in FY 2019 was £681 million, with a free cash flow conversion of 99 per cent.

Free cash flow decreased by 41.0 per cent. (£815 million) from FY 2020 to FY 2021. The decrease in free cash flow was primarily attributable to a decline in the proceeds from sale of intangible assets, proceeds from the divestment programme and the decrease in net cash inflow from operating activities. These factors were partially offset by a decrease in the purchase of intangible assets.

Free cash flow increased by 191.9 per cent. (£1,307 million) from FY 2019 to FY 2020. The increase in free cash flow was primarily attributable to the impact of proceeds received from the disposal of a number of brands (see “Net cash (outflow)/inflow from investing activities” above) of £924 million (FY 2019: £120 million). The increase in free cash flow was also attributable to the inclusion of the full year of operating cash flows in FY 2020 of brands acquired as part of the Pfizer Transaction and strong performance in the Group’s VMS, Pain Relief and Oral Health categories, together with synergy savings and cost control. These factors were partially offset by increased capital expenditure (see “—Capital expenditure” below).

Net debt

During the periods under review, the Group’s principal source of liquidity was cash generated from operations. The Group did not have any long-term debt, excluding lease liabilities, in its capital structure. In the period following completion of the Pfizer Transaction, excess cash was distributed to GSKCHH and PFCHH by way of dividends in accordance with the terms of the Pfizer SHA, which terminated with effect from UK Admission. Cash and cash equivalents retained on the balance sheet following the payment of these dividends was primarily used by the Group for working capital purposes, funding operating expenses and capital expenditures, and implementing the Group’s growth strategies. As at 31 December 2021, the Group’s net debt consisted of lease liabilities, short-term bank borrowings and derivative financial liabilities, more than offset by cash and cash equivalents and liquid investments and derivative financial assets.

In preparation for Separation, the UK Issuer, GSK Consumer Healthcare Capital NL B.V. (together with the UK Issuer, the “EMTN Issuers”) and GSK Consumer Healthcare Capital US LLC each issued notes, the net proceeds of which have been made available to GlaxoSmithKline Consumer Healthcare Finance Limited in order to fund the making of certain upstream loans to wholly-owned subsidiaries of GSK and Pfizer (see “—Capital Resources and Indebtedness”).

As at 30 June 2022, the Group’s net debt was £8,836m, compared to a net cash position of £246 million as of 31 December 2021, which mainly includes the amounts raised as part of the pre-funding commitment for the Demerger. On 13 July 2022, the Group drew down £1,493 million under the Term Loan Facility to complete the financing required for payment of the pre-separation dividends resulting in a net-debt at Separation of £10,707 million.

As at 31 December 2021, the Group had £991 million of outstanding gross indebtedness,86 comprising £79 million of short-term borrowings, £87 million of long-term borrowings and £825 million of loan amounts owing to related parties. As at 30 June 2022, the Group had £10,253 million of outstanding gross indebtedness,87 comprising £332 million of short-term borrowings, £9,918 million of long-term borrowings and £3 million of loan amounts owing to related parties.

As at 18 July 2022, £1,493,861,751 was drawn under the Term Loan Facility to fund the pre-separation dividend. £500 million of the Term Loan Facility was repaid in August 2022 and a further £250 million in September 2022 through a combination of operating cash flows and proceeds from commercial paper issuance.

Additionally, the Notes Proceeds Loans were repaid in full to GlaxoSmithKline Consumer Healthcare Finance Limited on 13 July 2022.

Capital Resources and Indebtedness

See “Capitalisation” for details relating the Group’s capitalisation and indebtedness as at the dates indicated therein. Further details of the capital resources of the Group are set out in the summaries below.

Bond issuances

As part of the preparation for Separation, on 16 March 2022, the EMTN Issuers established the Programme pursuant to which the EMTN Issuers may issue notes from time to time. As at the date of this prospectus, the EMTN Issuers have issued the notes described under “Pre-Separation Programme Notes” below under the Programme.

In addition, on 24 March 2022, the US Issuer and the UK Issuer issued a number of standalone bonds pursuant to a private placement to institutional investors in the USA and outside the USA in reliance on exemptions from the registration requirements of the Securities Act (the “Pre-Separation USD Notes”) (see “—Pre-Separation USD Notes” below).

The payment of all amounts owing in respect of: (i) notes issued under the Programme (including the notes in issuance as at the date of this prospectus, as described under “—Pre-Separation Programme Notes” below); and (ii) the Pre-Separation USD Notes is, as at the date of this prospectus, guaranteed by Haleon. Following completion of the GSK Share Exchange, the guarantee provided by GSK ceased to be effective and a guarantee provided by the Company came into full force and effect.

[86]	Indebtedness excludes loan amounts receivable from related parties of £1,508 million as at 31 December 2021 where there is no right to offset.
[87]	Indebtedness excludes loan amounts receivable from related parties of £9,211 million as at 30 June 2022 where there is no right to offset.

Pre-Separation Programme Notes

A list of the Pre-Separation Programme Notes as at the date of this prospectus and an overview of the terms applicable to such notes are set out below:

•

£300,000,000 2.875 per cent. notes due 29 October 2028 (the “2.875 per cent. Notes”): the 2.875 per cent. Notes were issued by the UK Issuer and bear interest at a rate of 2.875 per cent. per annum, payable annually in arrear. Unless previously redeemed or purchased and cancelled the 2.875 per cent. Notes will be redeemed by the UK Issuer on 29 October 2028.

•

£400,000,000 3.375 per cent. notes due 29 March 2038 (the “3.375 per cent. Notes”): the 3.375 per cent. Notes were issued by the UK Issuer and bear interest at a rate of 3.375 per cent. per annum, payable annually in arrear. Unless previously redeemed or purchased and cancelled the 3.375 per cent. Notes will be redeemed by the UK Issuer on 29 March 2038.

•

€850,000,000 1.250 per cent. notes due 29 March 2026 (the “1.250 per cent. Notes”): the 1.250 per cent. Notes were issued by GSK Consumer Healthcare Capital NL B.V. and bear interest at a rate of 1.250 per cent. per annum, payable annually in arrear. Unless previously redeemed or purchased and

•

€750,000,000 1.750 per cent. notes due 29 March 2030 (the “1.750 per cent. Notes”): the 1.750 per cent. Notes were issued by GSK Consumer Healthcare Capital NL B.V. and bear interest at a rate of 1.750 per cent. per annum, payable annually in arrear. Unless previously redeemed or purchased and cancelled the 1.750 per cent. Notes will be redeemed by GSK Consumer Healthcare Capital NL B.V. on 29 March 2030.

•

€750,000,000 2.125 per cent. notes due 29 March 2034 (the “2.125 per cent. Notes”): the 2.125 per cent. Notes were issued by GSK Consumer Healthcare Capital NL B.V. and bear interest at a rate of 2.125 per cent. per annum, payable annually in arrear. Unless previously redeemed or purchased and cancelled the 2.125 per cent. Notes will be redeemed by GSK Consumer Healthcare Capital NL B.V. on 29 March 2034.

Each series of Pre-Separation Programme Notes additionally contains a limited negative pledge and customary events of default (including cross-acceleration provisions). The occurrence of any event of default under the Pre-Separation Programme Notes would permit, amongst other things, the acceleration of the relevant series of Pre-Separation Programme Notes in accordance with the terms and conditions of the Pre-Separation Programme Notes.

Each series of Pre-Separation Programme Notes can be redeemed prior to maturity at the option of the relevant issuer in accordance with the terms and conditions of the Programme. In addition to other customary call features, each series of Pre-Separation Programme Notes includes a make-whole call option, which permits the relevant issuer to redeem the relevant notes on not less than 15 nor more than 60 days’ notice at any time, subject to payment of the sum of the present values of the remaining scheduled payments of principal and interest through to maturity (subject to a customary discount calculated using an applicable bond reference rate plus an agreed margin).

Pre-Separation USD Notes

The $700,000,000 3.024 per cent. callable fixed rate senior notes due 2024 (the “3.024 per cent. Notes”) were issued by the US Issuer and bear interest at a rate of 3.024 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 3.024 per cent. Notes will be redeemed by the US Issuer on 24 March 2024.

The $300,000,000 callable floating rate senior notes due 2024 (the “Floating Rate Notes”) were issued by the US Issuer and bear interest at a floating rate, payable quarterly in arrear. Unless previously redeemed or purchased and cancelled the Floating Rate Notes will be redeemed by the US Issuer on 24 March 2024.

The $2,000,000,000 3.375 per cent. fixed rate senior notes due 2027 (the “2027 3.375 per cent. Notes”) were issued by the US Issuer and bear interest at a rate of 3.375 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 2027 3.375 per cent. Notes will be redeemed by the US Issuer on 24 March 2027.

The $1,000,000,000 3.375 per cent. fixed rate senior notes due 2029 (the “2029 3.375 per cent. Notes”) were issued by the US Issuer and bear interest at a rate of 3.375 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 2029 3.375 per cent. Notes will be redeemed by the US Issuer on 24 March 2029.

The $2,000,000,000 3.625 per cent. fixed rate senior notes due 2032 (the “3.625 per cent. Notes”) were issued by the US Issuer and bear interest at a rate of 3.625 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 3.625 per cent. Notes will be redeemed by the US Issuer on 24 March 2032.

The $1,000,000,000 4.000 per cent. fixed rate senior notes due 2052 (the “4.000 per cent. Notes”) were issued by the US Issuer and bear interest at a rate of 4.000 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 4.000 per cent. Notes will be redeemed by the US Issuer on 24 March 2052.

The $1,750,000,000 3.125 per cent. fixed rate senior notes due 2025 (the “3.125 per cent. Notes”) were issued by the UK Issuer and bear interest at a rate of 3.125 per cent. per annum, payable semi-annually in arrear. Unless previously redeemed or purchased and cancelled the 3.125 per cent. Notes will be redeemed by the UK Issuer on 24 March 2025.

The Pre-Separation USD Notes additionally contain a limited negative pledge and customary events of default (including cross-acceleration provisions). The occurrence of any event of default under the Pre-Separation USD Notes would permit, amongst other things, the acceleration of the relevant series of the Pre-Separation USD Notes in accordance with the terms and conditions of the Pre-Separation USD Notes.

Each series of the Pre-Separation USD Notes can be redeemed prior to maturity at the option of the relevant issuer in accordance with the terms and conditions of the Pre-Separation USD Notes.

The 3.024 per cent. Notes, the 2027 3.375 per cent. Notes, the 2029 3.375 per cent. Notes, the 3.625 per cent. Notes and the 4.000 per cent. Notes include a make-whole call option, which permits the US Issuer to redeem the relevant series of notes on not less than 15 nor more than 60 days’ notice at any time prior to the applicable par call date set out in the terms and conditions of the Pre-Separation USD Notes (the “Par Call Date”), subject to payment of the greater of (i) 100 per cent. of the principal amount of the relevant notes to be redeemed on that redemption date and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the relevant series of the notes matured on the applicable Par Call Date (subject to a customary discount calculated using an applicable bond reference rate plus an agreed margin), plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. On or after the applicable Par Call Date, the US Issuer may redeem the relevant series of notes at a redemption price equal to 100 per cent. of the principal amount of the applicable series of notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The 3.125 per cent. Notes include a make-whole call option, which permits the UK Issuer to redeem the notes on not less than 15 nor more than 60 days’ notice at any time, subject to payment of the greater of (i) 100 per cent. of the principal amount of the notes to be redeemed on that redemption date and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (subject to a customary discount calculated using an applicable bond reference rate plus an agreed margin), plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

The Floating Rate Notes include a par call option, which permits the US Issuer to redeem the Floating Rate Notes, in whole or in part, at its option at any time and from time to time on or after 24 March 2023 at a redemption price equal to 100 per cent. of the principal amount of the Floating Rate Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date. Notwithstanding the foregoing, instalments of interest on the Floating Rate Notes to be redeemed that are due and payable on a Floating Rate Notes interest payment date falling on or prior to a redemption date will be payable on the Floating Rate Notes interest payment date to the registered holders as of the close of business on the relevant regular record date according to the Floating Rate Notes and the Indenture, as applicable.

The holders of the Pre-Separation USD Notes also have registration rights in relation to the notes as further described in “Material Contracts—Pre-Separation Financing Agreements.”

Note Proceeds Loans The net proceeds of the Pre-Separation Programme Notes and the Pre-Separation USD Notes have been made available to GlaxoSmithKline Consumer Healthcare Finance Limited in order to fund the making of the Notes Proceeds Loans pursuant to the Notes Proceeds Loan Agreements. As such:

•

on 24 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £4,465,197,183.55 to GlaxoSmithKline Finance plc and a loan of £2,101,269,262.85 to Pfizer Service Company Ireland Unlimited Company; and

•

on 29 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £1,798,139,950.68 to GlaxoSmithKline Finance plc and a loan of £846,183,506.20 to Pfizer Service Company Ireland Unlimited Company.

The Note Proceeds Loan Agreements provide for interest on the Note Proceeds Loans at a rate of 1.365 per cent. per annum, payable semi-annually in arrear. The Note Proceeds Loan Agreements require the relevant borrower to make limited representations and covenants and contain limited events of default (including cross-acceleration provisions) and (subject as provided below) prepayment events. The occurrence of any event of default under either Note Proceeds Loan Agreement would permit GlaxoSmithKline Consumer Healthcare Finance Limited to, amongst other things, accelerate the relevant Note Proceeds Loan.

The purpose of the Notes Proceeds Loans was to make the net proceeds of the Pre-Separation Programme Notes and the Pre-Separation USD Notes available to the GSK Group and the Pfizer Group in advance of the date on which they would receive those proceeds as part of the Pre-Demerger Dividend. Accordingly, as required by the terms of the Notes Proceeds Loan Agreements, among other things, the Notes Proceeds Loans were repaid in full to GlaxoSmithKline Consumer Healthcare Finance Limited on 13 July 2022. Following repayment of the Notes Proceeds Loans, the amounts received by GlaxoSmithKline Consumer Healthcare Finance Limited were made available to CH JVCo in order to fund a portion of the Pre-Demerger Dividend.

Revolving Credit Facilities

On 18 February 2022, CH JVCo entered into syndicated revolving credit facilities (the “Revolving Credit Facilities” and loans extended thereunder the “RCF Loans”). The commitments under the Revolving Credit Facilities are provided by (i) Banco Bilbao Vizcaya Argentaria, S.A., London Branch; (ii) Banco Santander, S.A., London Branch; (iii) Bank of America, N.A.; (iv) Bank of America, N.A., London Branch; (v) Barclays Bank PLC; (vi) BNP Paribas, London Branch; (vii) Citibank, N.A.; (viii) Citibank, N.A., London Branch; (ix) Deutsche Bank AG, London Branch; (x) Deutsche Bank AG New York Branch; (xi) Goldman Sachs Bank USA; (xii) HSBC Bank plc; (xiii) ING Bank N.V., London Branch; (xiv) JPMorgan Chase Bank, N.A.; (xv) JPMorgan Chase Bank, N.A., London Branch; (xvi) Lloyds Bank plc; (xvii) Mizuho Bank, Ltd.; (xviii) Morgan Stanley Bank N.A.; (xix) Royal Bank of Canada; and (xx) Standard Chartered Bank (Hong Kong) Limited.

The initial borrower under each of the Revolving Credit Facilities was CH JVCo but, following completion of the GSK Share Exchange and in accordance with the terms of the Revolving Credit Facilities, the Company acceded to the Revolving Credit Facilities and replaced CH JVCo as borrower under the Revolving Credit Facilities (the borrower under the Revolving Credit Facilities from time-to-time, the “RCF Borrower”). Following its accession as borrower under the Revolving Credit Facilities, the Company guarantees the obligations of any other member of the Group that accedes to the Revolving Credit Facilities as an additional borrower.

The Revolving Credit Facilities provide the RCF Borrower with access to:

•	a multicurrency facility denominated in Pounds Sterling, with a commitment of £1,000,000,000 and an initial maturity date of 24 September 2025 (the “GBP Facility”); and

•

a US Dollar facility, incorporating a swingline facility (the “Swingline Facility”), with an aggregate commitment of $1,400,000,000 and an initial maturity date of 24 September 2023 (the “USD Facility”).

As at 31 August 2022, each of the GBP Facility and the USD Facility is undrawn.

With certain exceptions, RCF Loans bear interest at a rate equal to the aggregate of: (i) the applicable risk free rate (which for loans drawn in sterling is the Bank of England’s Sterling Overnight Interbank Average Rate (“SONIA”)) and for loans drawn in US dollars is the New York Federal Reserves Secured Overnight Financing Rate (“SOFR”)) and (ii) a margin determined in accordance with the terms of the Revolving Credit Facilities, which is dependent on the corporate rating assigned to the Company.

The proceeds of each RCF Loan are available for the general corporate purposes of the Group and such specific purposes as may be determined by the RCF Borrower. The Swingline Facility is available for financing or refinancing the payment of (or in respect of) any indebtedness or other obligations of the Group (including commercial paper, but excluding any other drawing from the Swingline Facility).

The Revolving Credit Facilities require the RCF Borrower to make certain customary representations and warranties at various times throughout the term of the Revolving Credit Facilities. In addition, the terms of the Revolving Credit Facilities contain customary restrictions on the operations of the RCF Borrower and the Group. These include customary positive and negative covenants, including a negative pledge and, with effect from the GSK Share Exchange, restrictions on disposals. The Revolving Credit Facilities do not contain any financial covenants, but the RCF Borrower is required to comply with certain information covenants, including the delivery of financial information.

The Revolving Credit Facilities contain customary events of default, including cross-acceleration provisions. The occurrence of any event of default under the Revolving Credit Facilities at a time when any RCF Loans are outstanding would permit, amongst other things, the acceleration of all RCF Loans.

Term Loan Facility

On 18 February 2022, CH JVCo entered into a term loan facility with a total commitment of £1,500,000,000 (the “Term Loan Facility”) provided by (i) Bank of America, N.A., London Branch; (ii) Banco Santander, S.A., London Branch; (iii) Barclays Bank PLC; (iv) BNP Paribas Fortis SA/NV; (v) BNP Paribas; (vi) Citibank, N.A., London Branch; (vii) Deutsche Bank AG, London Branch; (viii) Goldman Sachs Bank USA; (ix) HSBC Bank plc; (x) JPMorgan Chase Bank, N.A., London Branch; (xi) Mizuho Bank, Ltd.; (xii) Morgan Stanley Bank N.A.; and (xiii) Standard Chartered Bank (Hong Kong) Limited. The payment of amounts owing in respect of the Term Loan Facility are, as at the date of this prospectus, not guaranteed. Following completion of the GSK Share Exchange, the Company will accede to the Term Loan Facility as a guarantor of the Term Loan Facility in accordance with the terms of the Term Loan Facility.

The Term Loan Facility is denominated in Pounds Sterling and permits a single term loan to be borrowed. As at 18 July 2022, there was an outstanding principal balance of £1,493,861,751 under the Term Loan Facility. £500 million of the Term Loan Facility was repaid in August 2022 and a further £250 million in September 2022 through a combination of operating cash flows and proceeds from commercial paper issuance.

Any loan drawn under the Term Loan Facility will bear interest at a rate equal to the aggregate of: (i) the applicable risk free rate (being the Bank of England’s SONIA; and (ii) a margin determined in accordance with the terms of the Term Loan Facility, which is dependent on the corporate rating assigned to the Company.

The Term Loan Facility is made available on customary ‘certain funds’ terms and the proceeds of any utilisation under the Term Loan Facility are available for use, directly or indirectly, towards the payment of the Pre-Demerger Dividend. The Term Loan Facility has a maturity date falling 36 months after the date on which it was entered into.

The Term Loan Facility requires CH JVCo and, from the point at which it accedes to the Term Loan Facility, the Company to make certain customary representations and warranties at various times throughout the term of the Term Loan Facility. In addition, the Term Loan Facility contains customary restrictions on the operations of CH JVCo, the Group and, from the point at which it accedes to the Term Loan Facility, the Company. These include customary positive and negative covenants, including a negative pledge and, with effect from the GSK Share Exchange, restrictions on disposals. The Term Loan Facility does not contain any financial covenants, but CH JVCo and, from the point at which it acceded to the Term Loan Facility, the Company are required to comply with certain information covenants, including the delivery of financial information.

The Term Loan Facility contains customary events of default, including cross-acceleration provisions. The occurrence of any event of default under the Term Loan Facility at a time when any amount is outstanding under the Term Loan Facility would permit, amongst other things, the acceleration of such amounts.

Commercial Paper Programmes

The Group has established a £2,000 million ‘Euro’ and a $10,000 million US Dollar commercial paper programme pursuant to which members of the Group may issue commercial paper from time to time. The Company will guarantee payment of amounts owing in respect of any commercial paper issued under such programmes.

Capital Expenditure

During the periods under review, the Group’s capital expenditure primarily related to property, plant and equipment, including a number of projects as part of restructuring the Group’s business, and the purchase of intangible assets, largely related to computer software.

The table below summarises the Group’s capital expenditure for the periods under review.

	Financial Year
£m	H1 2022	H1 2021	2021	2020	2019
Purchase of property, plant and equipment	78	89	228	222	190
Purchase of intangible assets	14	35	70	96	53

Total capital expenditure	92	124	298	318	243

Total capital expenditure

The Group’s capital expenditure was £92 million and £124 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively. The Group’s capital expenditure was £298 million and £318 million in FY 2021 and FY 2020, respectively. The Group’s capital expenditure was £243 million in FY 2019.

The period-on-period decrease in capital expenditure from 30 June 2021 to 30 June 2022 reflected a reduction in the purchase of intangible assets and the purchase of property, plant and equipment and intangible assets. The year-on-year decrease in capital expenditure from FY 2020 to FY 2021 reflected a reduction in the purchase of intangible assets, partially offset by a small increase in the purchase of property, plant and equipment.

The year-on-year increase in capital expenditure from FY 2019 to FY 2020 was largely driven by investments in supply chain and technology as part of restructuring the business, as well as the full year impact of the Pfizer Contributed CH Business in FY 2020.

Net Capital Expenditure

Net capital expenditure of £88 million in the six-month period ended 30 June 2022 included £92 million related to the purchase of property, plant and equipment and software offset partially by proceeds from the sale and disposal of property, plant and equipment and software and intangible assets of £4 million. Net capital expenditure of £45 million in the six-month period ended 30 June 2021 included £124 million related to the purchase of property, plant and equipment and software offset partially by proceeds from the sale and disposal of property, plant and equipment and software and intangible assets of £79 million.

Property, plant and equipment

Purchase of property, plant and equipment was £78 million and £89 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively, and £228 million, £222 million and £190 million in FY 2021, FY 2020 and FY 2019, respectively. Spend in FY 2019 and FY 2020 was predominantly driven by large scale integration projects following the completion of the Pfizer transaction. Since 2021 the investment profile switched to focus on business as usual projects and investment (including continuous improvement to property, plant and equipment and the renewal of site infrastructure).

The year-on-year increase of £6 million from FY 2020 to FY 2021 reflected expenditure on a large number of small projects across various sites, including in relation to site closures, technology systems integation and optimisation of supply chain.

The year-on-year increase of £32 million from FY 2019 to FY 2020 was primarily driven by the increase in large projects across various sites as part of the restructuring of the Group’s business in FY 2020, including in relation to site closures, technology systems integration and optimisation of supply chain. In FY 2019, the purchase of property, plant and equipment was primarily attributable to a number of large projects, including in relation to site closures and rationalisation and optimisation of supply chain.

Intangible assets

The Group’s purchase of intangible assets (which largely related to computer software) was £14 million and £35 million in the six-month periods ended 30 June 2022 and 30 June 2021, respectively, and £70 million, £96 million and £53 million in FY 2021, FY 2020 and FY 2019, respectively.

In period-on-period decrease from 30 June 2021 to 30 June 2022 was drive by change in accounting policy following an IFRIC update on Software as a Service (SaaS) arrangements.The year-on-year decrease of £26 million from FY 2020 to FY 2021 was driven by decreased expenditure on the integration of the Pfizer Contributed CH Business into the Group. The increase of £43 million from FY 2019 to FY 2020 was driven by increased expenses following the integration of the Pfizer Contributed CH Business into the Group. Across all three years, spend included integrating production sites and commercial entities, upgrading the system infrastructure in production sites and general software for the Group.

Risk disclosures

For a description of the Group’s management of liquidity, market, foreign exchange, wholesale and retail credit, credit and treasury-related risk, see Note 33 of the Financial Statements beginning on page F-61.

Accounting policies

The accounting policies of the Group are set out in Notes 1 and 2 of the Financial Statements beginning on page F-12. The judgements made in applying accounting policies are set out in Note 3 of the Financial Statements beginning on page F-20.

BOARD OF DIRECTORS AND SENIOR MANAGEMENT

The Directors and Senior Management as of the date of this prospectus are set out below.

Directors

The Directors and their principal functions within the Company, together with a brief description of their management experience and expertise and principal business activities outside the Company, are set out below. The business address of each of the Directors (in such capacity) is c/o Haleon plc, Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom.

Name	Position	Age
Dave Lewis	Non-Executive Chair	57
Brian McNamara	Chief Executive Officer	56
Tobias Hestler	Chief Financial Officer	50
Manvinder Singh (Vindi) Banga	Senior Independent Non-Executive Director	67
Marie-Anne Aymerich	Non-Executive Director	56
Tracy Clarke	Non-Executive Director	55
Dame Vivienne Cox	Non-Executive Director	63
Asmita Dubey	Non-Executive Director	48
Deirdre Mahlan	Non-Executive Director	59
Bryan Supran	Non-Executive Director (Pfizer nominee)	51
John Young	Non-Executive Director (Pfizer nominee)	58

Dave Lewis

Dave Lewis was appointed Non-Executive Chair Designate of the Company on 1 January 2022. Dave Lewis served as Group Chief Executive Officer of Tesco plc, a multinational grocery and general merchandise retailer, from 2014 until September 2020. Prior to joining Tesco, he served in a variety of management positions with Unilever plc, a global consumer products company, from 1987 to 2014, including a variety of leadership roles in Europe, Asia and the Americas, including as President, Personal Care from 2011 to 2014; President, Americas from 2010 to 2011; and Chair, United Kingdom and Ireland from 2007 to 2010. Dave has served on the Pepsico Inc. board since November 2020 and as Chair of Xlinks since September 2021. He was appointed to serve as Co-Chair of the UK government’s Supply Chain Advisory Group in October 2021. He previously served on the Sky plc board from 2012 to 2016. Dave also serves on the boards of several non-profit and charitable organisations, including as Chair of World Wildlife Fund – UK and as a trustee of Leverhulme Trust, a UK charitable foundation. He was also Chair of Champions 12.3, a UN programme seeking to add momentum to the achievement of the UN Sustainable Development Target 12.3 by 2030, and Co-Chair of the Consumer, Retail and Life Sciences Business Council, which was established to advise the Prime Minister of the United Kingdom. In recognition of his contribution to business and the food industry in the United Kingdom, Dave was knighted by Her Majesty Queen Elizabeth II in the 2021 New Year’s Honours List.

Brian McNamara

Brian was appointed Chief Executive Officer of the Company on Demerger, having been Chief Executive Officer designate from July 2021 and Chief Executive Officer of the consumer healthcare division since 2016, where he focused on shaping a strategy for growth that puts purpose at its heart. He leads approximately 23,000 people across more than 100 countries, who are working every day to deliver better everyday health with humanity.

Prior to joining GSK, initially as Head of Europe and the Americas in 2015, Brian spent over a decade at Novartis in senior leadership roles in the OTC division. He began his career at Procter & Gamble, where over a

16-year tenure, he gained extensive experience in product supply, brand marketing, and customer leadership. Brian is a board member of the Consumer Goods Forum. He has previously served as a board member and Chairman of the Global Self Care Federation and was an active member of the board of trustees for Treloar’s—a trust providing support and independence education for young people with physical disabilities.

Tobias Hestler

Tobias was appointed Chief Financial Officer of the Company on Demerger, having been Chief Financial Officer designate from December 2021 and Chief Financial Officer of the consumer healthcare division since 2017.

Prior to joining GSK, Tobias was the Chief Financial Officer at Sandoz—Novartis’ generics division. In 2010, he was named Chief Financial Officer for the former Novartis consumer health division, a position that evolved into Tobias’ role as Chief Financial Officer for the Novartis OTC division. Earlier in his career he held both local and global finance leadership roles at Novartis in the USA, Germany and Switzerland, for example as Global Head of Finance for the animal health business, Global Controller for Sandoz and Chief Financial Officer for Hexal.

Manvinder Singh (Vindi) Banga

Before joining the Haleon Board, Vindi was Senior Independent Director at GSK and joined the GSK Board in September 2015. Additionally, he has been Chairman of UK Government Investments Limited (UKGI) since September 2021.

Prior to joining GSK, Vindi spent 33 years at Unilever plc in various roles, his last role was President of the Global Foods, Home and Personal Care businesses, and a member of the Unilever Executive Board. Vindi sat on the Prime Minister of India’s Council of Trade & Industry from 2004 to 2014 and was on the Board of Governors of the Indian Institute of Management (IIM), Ahmedabad.

Prior non-executive roles include Non-Executive Director of the Confederation of British Industry (CBI) and Thomson Reuters Corp, Chairman of the Supervisory Board of Mauser Group, Chairman of Kalle GmbH, Senior Independent Director of Marks & Spencer Group plc, and Chair, Exec Committee, Diversey Inc. Vindi also holds a number of external appointments, for example as Partner at Clayton Dubilier & Rice, Non-Executive Director at The Economist Newspaper Limited, Member of Hakluyt International Advisory Board, Board Member of the International Chamber of Commerce UK, Member of the Governing Board of the Indian School of Business, Hyderabad and Chair of the Board of Trustees at Marie Curie.

Marie-Anne Aymerich

Marie-Anne Aymerich has led a successful 30 plus year career in the consumer and luxury sectors, growing businesses and shaping brands through innovation and creativity. Most recently, Marie-Anne was Executive Vice President of the worldwide Oral Care category at Unilever, where she developed new brands including Zendium and Regenerate. Prior to that, Marie-Anne was General Manager of the Dior Perfume and Beauty business at LVMH where she was responsible for strategy, equity, innovation, advertising, and digital. Before joining LVMH, Marie-Anne was Marketing Director of the Home and Personal Care business at Unilever. In addition to her executive career, Marie-Anne has been a Non-Executive Director of Pierre Fabre since 2019.

Tracy Clarke

Tracy is currently Non-Executive Director and Chair of Remuneration at TP ICAP plc, Starling Bank and the All England Netball Association. She is also Chair of a start-up called SchoolOnline and Advisor and Non-Executive Director at Acin Ltd.

Tracy has extensive experience in international banking and financial services and in commercial and leadership roles having held a range of senior executive positions over 30 years at Standard Chartered Bank, where her last role was Private Bank CEO and Regional CEO, Europe & Americas. During her time at Standard Chartered she served as a director of Standard Chartered Bank UK, a Non-Executive Director of Standard Chartered First Bank in Korea, director of Zodia Holdings Limited and Zodia Custody Ltd. She also chaired the Supervisory Board of Standard Chartered Bank AG and Standard Chartered Yatirim Bankasi Turk A.S.

Prior non-executive roles include Chair of the Remuneration Committees of Sky plc and Eaga plc and Non-Executive Director and Remuneration Committee member of Inmarsat plc. Tracy has also served on the boards of the China Britain Business Council and TheCityUK.

Dame Vivienne Cox

Prior to joining the Haleon Board, Vivienne was an independent Non-Executive Director at GSK, a role she had held since July 2016, Vivienne had also been Workforce Engagement Director at GSK since January 2019.

Prior to joining GSK Vivienne worked at BP plc for 28 years, in Britain and Continental Europe in various posts, including Executive Vice President and Chief Executive of BP’s gas, power and renewable business and its alternative energy unit. Vivienne was previously a Non-Executive Director of BG Group plc and Rio Tinto plc, the Senior Independent Director of Pearson plc, Chairman of the Supervisory Board of Vallourec and the Lead Independent Director at the UK Government’s Department for International Development.

Vivienne holds a number of external appointments, including Chair of Victrex plc, Non-Executive Director of Stena AB, Vice President of the Energy Institute, Advisory Board Member of Montrose Associates and Chair of the Rosalind Franklin Institute.

Asmita Dubey

Asmita Dubey has 25 years of experience working in consumer businesses. She has worked at L’Oréal since 2013 and is currently Chief Digital and Marketing Officer and a member of the L’Oréal Executive Committee. Asmita brings extensive expertise of marketing in the digital age and is leading L’Oréal on a digital transformation journey to evolve the marketing models, adopt new data-driven solutions, and accelerate emerging business models for the largest beauty company in the world. Asmita also brings strong experience working in China where she strengthened L’Oréal’s digital footprint in the region, built L’Oréal’s first joint-business partnerships with Alibaba and Tencent and established a broader start-up ecosystem. In addition to her executive career, Asmita served on GSK’s Digital Advisory Board for two years.

Deirdre Mahlan

Deirdre is Chair of the Audit Committee at Experian plc, Non-Executive Director at Kimberly-Clark Corporation and Chair of the Audit Committee of The Duckhorn Portfolio, Inc.

Deirdre has deep finance and consumer product experience and is a qualified accountant. She has held a number of senior finance and general management roles over her 27 year career at Diageo, including President of Diageo North America, Chief Financial Officer, Deputy Chief Financial Officer, Head of Tax and treasury at Diageo plc, Senior Vice President, Chief Financial Officer at Diageo North America, and Vice President of Finance at Diageo Guinness USA. She has also held various senior finance roles in Joseph Seagram and Sons, Inc. and PwC.

Bryan Supran

Bryan’s career as a leading corporate and transactional attorney spans more than 25 years, including 17 years at Pfizer and Wyeth. Since 2015, Bryan has served as Senior Vice President & Deputy General Counsel of Pfizer, a

role that includes counselling management and the Board of Directors on strategic initiatives and business development transactions, such as Pfizer’s COVID-19 vaccine collaboration with BioNTech, successful split-off of its animal health business as Zoetis, and joint venture with GSK to create a premier global consumer healthcare business that has become Haleon. Bryan’s role also has included leadership of Pfizer’s intellectual property and international legal teams, as well as legal support for Pfizer’s R&D and manufacturing organizations. Previously, Bryan practiced law at Ropes & Gray LLP in Boston and New York, where he helped establish the firm’s life sciences practice.

John Young

John has had an extensive career at Pfizer over 34 years and is currently Senior Adviser to the CEO of Pfizer. In his previous role as Chief Business Officer he played an important role in cultivating the collaborations that led to the successful development and delivery of the Pfizer-BioNTech COVID-19 vaccine. John has led many large-scale transformations, including the closing of the joint venture with GSK to create a premier global consumer healthcare business in 2019. John has extensive healthcare, commercial and international experience.

Senior Management

In addition to the Directors, the current members of the senior executive team with responsibility for day-to-day management of the Group’s business are set out below. The business address of each member of the Senior Management (in such capacity) is c/o Haleon plc, Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom.

Name	Position	Age
Dana Bolden	Chief Corporate Affairs Officer	55
Keith Choy	President, Asia Pacific	55
Bart Derde	Chief Supply Chain Officer	53
Amy Landucci	Chief Digital and Technology Officer	48
Filippo Lanzi	President, EMEA and LatAm	49
Jooyong Lee	Head of Strategy and Office of the CEO	46
Teri Lyng	Head of Transformation and Sustainability	60
Mairéad Nayager	Chief Human Resources Officer	47
Lisa Paley	President, North America	56
Franck Riot	Chief R&D Officer	56
Tamara Rogers	Chief Marketing Officer	53
Bjarne P Tellmann	General Counsel	55

The management experience and expertise of the Senior Management is set out below.

Dana Bolden

Dana was appointed Chief Corporate Affairs Officer of the Company on Demerger. He joined GSK consumer healthcare as Head of Corporate Affairs in January 2021. He is responsible for corporate communications, government affairs and responsible business engagement.

Previously, Dana was Chief Communications Officer at Corteva Agriscience and prior to this, he worked for The Coca-Cola Company, having started his career at global PR consultancy, Cohn and Wolfe.

Dana is accredited by the Public Relations Society of America and is an active member of the Arthur W. Page Society, the world’s leading professional association for senior public relations and corporate communications executives and educators.

Keith Choy

Keith was appointed President, Asia Pacific on Demerger, having been Region Head of Asia Pacific for GSK consumer healthcare in 2019.

Before joining GSK, Keith was the President for international markets of Pfizer’s consumer healthcare business. He previously served as the Regional President of APAC for Pfizer consumer healthcare and before that as China General Manager, where he oversaw significant sales growth in the China OTC category. Across his 28 years of commercial experience in the consumer-packaged goods and healthcare industries, Keith has also held various roles of sales, brand marketing, and general management in Wyeth, Gillette and Joyco (acquired by Wrigley Company). He was awarded the Internationalist of the Year for 2017.

Bart Derde

Bart was appointed Chief Supply Chain Officer, having been Head of Quality and Supply Chain for GSK consumer healthcare since 2018.

Prior to joining GSK, Bart spent 14 years at Reckitt where he was Head of Quality, Safety Sustainability and Compliance as well as Head of Global Operations for Reckitt Health and held various other roles in the global health supply chain.

Prior to joining Reckitt, Bart worked at Unilever for over a decade in a number of roles across manufacturing, procurement, planning and strategic projects in the UK and the Netherlands.

Amy Landucci

Amy was appointed Chief Digital and Technology Officer on Demerger, having started in this role at GSK consumer healthcare in 2021.

Prior to joining GSK in 2017, as Chief Information Officer for consumer healthcare, Amy spent over a decade at Novartis, where she was most recently the Global Head of Digital Medicines. She was responsible for defining and delivering the “beyond the pill” strategy and solutions to accelerate Novartis’ entrance into digital medicines. Prior to this role, Amy was Chief Information Officer for the Novartis OTC division.

Amy previously served on the board of directors for Healthy Women, the leading independent, non-profit health information source for women in the USA with a mission to educate and empower women to make informed health choices for themselves and their families.

Filippo Lanzi

Filippo was appointed President, EMEA and LatAm on Demerger, having previously served as Head of EMEA and LatAm since 2021 and EMEA Lead from 2019 to 2021.

Having joined GSK consumer healthcare in 2012, he previously served in various roles across Central, Eastern and Southern Europe before leading the APAC business.

Prior to that role, he was the Operating Unit Head in Italy and Greece for Novartis’ OTC business. Previously, Filippo spent five years at Johnson & Johnson, managing the diabetes division in Italy and then as Head of Mediterranean Cluster for the Ethicon/Endo franchise. Before Johnson & Johnson, he spent a decade with Nestlé, holding various roles across marketing, sales and finance.

Jooyong Lee

Jooyong Lee was appointed Head of Strategy and Office of the Chief Executive Officer of the Company on Demerger, having started in this role at GSK consumer healthcare in March 2019.

Previously at Diageo, Jooyong oversaw market strategy across all global markets with particular focus on emerging markets across Asia, Africa and Latin America, and drove key corporate strategic initiatives to unlock new sources of growth. Prior to this role, Jooyong was Vice President of Strategy for InterContinental Hotels Group overseeing the Asia, Middle East and Africa growth strategy, based in Singapore.

Jooyong is a former management consultant with McKinsey & Company, having started her career at Procter & Gamble.

Teri Lyng

Teri was appointed Head of Transformation and Sustainability of the Company on Demerger, having started in this role at GSK consumer healthcare in 2019, and has been responsible for the development and execution of the ESG strategy, as well as the integration of the joint venture with Pfizer’s consumer healthcare business and the preparation and operational readiness of the formal separation from GSK.

Previously, Teri led the quality function for GSK consumer healthcare and before that held similar roles in the OTC division at Novartis and the consumer health divisions of both Wyeth and Merck.

Mairéad Nayager

Mairéad was appointed Chief Human Resources Officer of the Company on Demerger, having started in this role at GSK consumer healthcare in March 2022, and has been responsible for developing global talent capabilities pre- and post-formal separation from GSK.

Previously, Mairéad was Chief Human Resources Officer at Diageo for over seven years, having already held a number of HR executive roles across a number of Diageo’s regional businesses over the previous decade. At Diageo she played a pivotal role in successfully leading the business through multiple business transformations, developing and delivering a dynamic performance culture and spearheading Diageo’s plans to help create a more inclusive world.

Prior to joining Diageo, Mairéad spent three years at the Irish Business and Employers’ Confederation where she represented companies across various sectors in industrial relations.

Lisa Paley

Lisa was appointed President, North America on Demerger. Lisa has led the North America region for GSK consumer healthcare since 2021, having previously been General Manager, USA and Puerto Rico.

She joined GSK in 2019 from Pfizer’s consumer healthcare business, where she had been President of North America, responsible for the US, Puerto Rico and Canadian markets. In her decade at Pfizer, Lisa had senior roles in sales strategy; was General Manager of Puerto Rico & Caribbean; and was the US Chief Customer Officer and leader of Global E-Commerce.

Previously, Lisa worked at Johnson & Johnson as a Vice President in US Sales and also spent 18 years with the Pfizer consumer healthcare business where she held positions of increasing responsibility in sales, customer development, sales strategy, operations, category management & insights and general management.

She is a former Certified Public Accountant and worked for Deloitte.

Lisa is a board member of several US industry association boards including CHPA Executive Committee, NACDS Retail Advisory Board, and the WE Board.

Franck Riot

Franck was appointed Chief R&D Officer of the Company on Demeger, having been Head of Global R&D for GSK consumer healthcare since 2019. Previously, Franck was Vice President of Research and Innovation at Danone for the essential dairy and plant-based world-wide business unit from 2017 to 2019.

Franck began his career as an R&D engineer in the beauty and personal care sector, then spent 14 years at Danone, with progressively larger R&D roles in Europe. He left Danone for six years to run the global R&D organisation for IGLO (owned by private equity firm Permira), which was sold to Nomad Foods. Franck was part of the Nomad Foods team that then took the company public in 2015, after which he returned to Danone to run research and innovation for the newly created essential diary and plant-based world-wide business unit after the acquisition of the world leading plant-based food company WhiteWave in 2017.

Tamara Rogers

Tamara was appointed Chief Marketing Officer of the Company on Demerger. She started in this role at GSK consumer healthcare in 2019, having previously served as Region Head for EMEA.

Prior to joining GSK, Tamara spent 25 years at Unilever, having joined as a Management Trainee in the UK. She held significant leadership positions such as EVP Region Head Personal Care for Unilever North America and prior to that, EVP Global Deodorants Category.

Tamara has nearly 30 years of experience in FMCG with numerous commercial roles across marketing, advertising, customer development and general management, in local, regional and global capacities. Her experience includes the development of business growth strategies, strategic portfolio management, innovation development, brand building, design, customer development and trade marketing. Her responsibilities have also included media, consumer business insights & analytics, marketing and digital commerce capability.

Tamara is a board member of the Global Self-Care Federation, which exists to create a healthier world through better self-care.

Bjarne P Tellmann

Bjarne was appointed General Counsel of the Company on Demerger, having started in this role at GSK consumer healthcare in 2020.

Prior to his role at GSK, Bjarne was Chief Legal Officer, General Counsel and member of the executive team at Pearson, where he led the company’s legal, compliance, and company secretary functions. He previously worked in numerous locations across Europe, Asia and the USA in senior executive capacities with Coca-Cola, most recently as Associate General Counsel of The Coca-Cola Company. He has also held positions at Kimberly-Clark, and the law firms of Sullivan & Cromwell LLP and White & Case LLP.

Bjarne serves as a Non-Executive Director on the board and audit committee of Mowi ASA, the world’s leading seafood company and the largest producer of Atlantic salmon. He previously sat on the boards of Coca-Cola West Co., Ltd., Coca-Cola Erfrischungsgetränke AG and Hire an Esquire, Inc.

Directorships and Partnerships Outside the Group

The details of those companies and partnerships outside the Group of which the Directors and members of the Senior Management are currently directors or partners, or have been directors or partners at any time during the five years prior to the date of this prospectus, are as follows:

Name	Current directorships and partnerships	Previous directorships and partnerships
Directors
Dave Lewis	Xlinks	Pepsico Inc. World Wildlife Fund – UK A Bird’s Eye View Tesco plc
Brian McNamara	Consumer Goods Forum	GlaxoSmithKline Consumer Healthcare Holdings Limited Global Self-Care Federation Treloar Trust
Tobias Hestler	—	GlaxoSmithKline Consumer Healthcare Holdings Limited Hexal AG
Marie-Anne Aymerich	Pierre Fabre Group Respire Ventures Academy of St Martin in the Fields	—
Manvinder Singh (Vindi) Banga

UK Government Investments

(UKGI) International Chamber of

Commerce UK

The Economist Newspaper

Limited

GSK plc

Kedaara Capital I Limited

Kedaara Capital Investment

Managers Ltd

Kedaara Holdings Ltd

Clayton Dubilier & Rice LLP

Kalle GmbH Mauser Group Parksons Packaging Limited High Ridge Brands* Thomson Reuters Foundation Marks and Spencer Group plc
Tracy Clarke	Acin Ltd Starling Bank Limited School Reviewer Limited TP ICAP plc All England Netball Association	Standard Chartered AG Standard Chartered Yatirim Bankasi Turk A.S Zodia Holdings Limited Zodia Custody Ltd TheCityUK Inmarsat plc Sky plc
Dame Vivienne Cox	GSK plc Victrex plc Venterra Group plc Said Business School Stena AB The Rosalind Franklin Institute African Leadership Institute Montrose Associates	Vallourec SA Pearson plc UK Government’s Department for International Development (DFID)
Asmita Dubey	—	—
Deirdre Mahlan	Experian plc Kimberly-Clark Corporation The Duckhorn Portfolio, Inc.	The Distilled Spirits Council
Bryan Supran**	Anacor Arena Pharmaceuticals, Inc. Array BioPharma Inc. GenTrac, Inc. GI Europe, Inc. GI Japan, Inc.	Upjohn Inc. Medivation LLC JMI-Daniels Pharmaceuticals, Inc. Purepac Pharmaceutical Holdings LLC Antioch Merger Sub, Inc.Arlington Acquisition Sub Inc.

Name	Current directorships and partnerships	Previous directorships and partnerships
	Hospira, Inc. InnoPharma, Inc. Parkedale Pharmaceuticals, Inc.	Excaliard Pharmaceuticals, Inc.
John Young	Johnson Controls International (JCI) Imbria Pharmaceuticals Arvinas, Inc.	Biotechnology Innovation Organization European Federation of Pharmaceutical Industries and Associations

*

Along with other Clayton, Dubilier & Rice (“CD&R,” a private equity firm) personnel, Vindi Banga was a director of High Ridge Brands Co., a portfolio company of CD&R affiliated funds, in the USA. The company filed for bankruptcy under Chapter 11 in December 2019, a matter of public record, upon which Vindi Banga and the other CD&R personnel ceased to be directors of the company upon confirmation of the plan.

**

Each entity outside of the Group of which Bryan Supran is currently a director or partner, or has been a director or partner at any time during the five years prior to the date of this prospectus, is a subsidiary or former subsidiary of Pfizer.

Name	Current directorships and partnerships	Previous directorships and partnerships
Senior Management
Dana Bolden	Washington & Lee University	—
Keith Choy	—	—
Bart Derde	—	—
Amy Landucci	—	—
Filippo Lanzi	—	—
Jooyong Lee	—	—
Teri Lyng	—	—
Maire´ad Nayager	—	—
Lisa Paley	—	—
Franck Riot	—	—
Tamara Rogers	—	—
Bjarne Philip Tellmann	Mowi ASA	Hire an Esquire Inc.

Save as set out above, none of the Directors or members of the Senior Management has any business interests, or performs any activities, outside the Group which are significant with respect to the Group.

Service Agreements

Executive Directors

The Executive Directors have service agreements, entered into on: (i) 9 May 2022 by Brian McNamara; and (ii) 10 May 2022 by Tobias Hestler, each in anticipation of UK Admission, with GlaxoSmithKline Consumer Healthcare Overseas Limited. The terms outlined in the Executive Directors’ service agreements and their related offer letters took effect upon the date of the Demerger.

The key terms of their appointments are as follows:

General terms

Name	Position	Commencement of employment	Notice period
Brian McNamara	Chief Executive Officer	1 September 2004	12 months
Tobias Hestler	Chief Financial Officer	1 October 2017	12 months

The Executive Directors are each entitled to a remuneration package comprising annual basic salary (which is to be reviewed, though not necessarily increased, annually), participation in discretionary performance-related annual bonus and long-term incentives under such bonus and incentive scheme(s) as the Group operates from time to time (including any all-employee share plans established by the Group), the option of pension contributions or a fixed cash allowance in lieu of pension contributions, and participation in the Group’s benefit plans, including (but not limited to) membership of any private healthcare scheme operated by the Group (including eligibility for the Executive Director’s spouse or partner and eligible dependent children), life assurance/death in service benefit and membership of a Group Income Protection plan. The Executive Directors also benefit from the indemnity provided by the Company in the form provided to all Directors. Further details are set out in “—Remuneration policy” below).

In addition to the eight normal public holidays observed in England, the Executive Directors are entitled to 28 working days of paid holiday in each complete holiday year.

Termination Provisions

Under the service agreements, either party may terminate the relevant agreement on 12 months’ written notice. GlaxoSmithKline Consumer Healthcare Overseas Limited in its discretion is entitled to terminate each Executive Director’s service agreement at any time by making a payment (or phased payments) in lieu of the basic salary only that would otherwise have been payable during all (or the remaining part of) the notice period. The Executive Directors can be placed on garden leave for all or part of their notice period.

In addition, GlaxoSmithKline Consumer Healthcare Overseas Limited may terminate each service agreement without notice or payment in lieu of notice in certain circumstances, including where an Executive Director is guilty of (i) wilfully neglecting his duties, or (ii) committing any serious or persistent breach of his service agreement or gross misconduct.

If GlaxoSmithKline Consumer Healthcare Overseas Limited terminates the CFO’s employment at a time when the CFO is in receipt of payments under a Group Income Protection plan, GlaxoSmithKline Consumer Healthcare Overseas Limited will use reasonable endeavours to request consent from the applicable insurer to continue those payments to the CFO following such termination.

Each Executive Director is subject to a confidentiality undertaking which is unlimited in time and remains in effect both during (including any period of garden leave), and following the termination of, his employment under his service agreement.

In addition, each Executive Director is subject to (i) a non-compete post-termination restrictive covenant for a period of 6 months, relating to working for or setting up a business which competes with GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it; (ii) a post-termination restrictive covenant for a period of 6 months, restricting his shareholding in a business which competes with GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it; (iii) a non-dealing post-termination restrictive covenant for a period of 12 months, relating to dealing with customers and prospective customers of GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it; (iv) a non-solicitation post-termination restrictive covenant for a period of 12 months, relating to soliciting customers, prospective customers and certain key people in relation to GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it; (v) a post-termination restrictive covenant for a period of 12 months, in relation to interfering with suppliers to GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it; and (vi) a post-termination restrictive covenant which runs for an unlimited amount of time, in relation to holding himself out to be connected with, or making derogatory comments about, GlaxoSmithKline Consumer Healthcare Overseas Limited or any company associated with it.

The relevant time period in the case of each post-termination restrictive covenant runs from the termination of his employment or, if earlier, the commencement of any period of garden leave.

Non-Executive Directors

As of the date of this prospectus, the Company has nine Non-Executive Directors: the Chair and six independent Non-Executive Directors and two Non-Executive Directors nominated by Pfizer. The Non-Executive Directors

(excluding the Chair) were each appointed by a letter of appointment effective from UK Admission. The Chair was appointed as Chair Designate on 17 December 2021 and as a Non-Executive Director on 23 May 2022; his appointment as Chair took effect on UK Admission. The key terms of these appointments are as follows:

General terms

Name	Position	Notice period
Dave Lewis	Non-Executive Chair	Three months
Manvinder Singh (Vindi) Banga	Senior Independent Non-Executive Director	Three months
Marie-Anne Aymerich	Non-Executive Director	Three months
Tracy Clarke	Non-Executive Director	Three months
Dame Vivienne Cox	Non-Executive Director	Three months
Asmita Dubey	Non-Executive Director	Three months
Deirdre Mahlan	Non-Executive Director	Three months
Bryan Supran	Non-Executive Director	Three months
John Young	Non-Executive Director	Three months

The Chair is entitled to receive a fee of £700,000 per annum. The base fee for each other Non-Executive Director is £95,000 per annum. Additional fees will be payable as follows: £50,000 per annum for the Senior Independent Director, £30,000 per annum for the Workforce Engagement Director; £40,000 per annum for chairing the Audit & Risk Committee; and £40,000 per annum for chairing the Remuneration Committee. The fees for each Non-Executive Director (including the Chair) are to be reviewed annually (but with no obligation to increase them). In addition, each Non-Executive Director (including the Chair) is entitled to be reimbursed for reasonable and properly documented expenses necessarily incurred in the proper performance of their duties. They are not eligible to participate in any pension or share scheme operated by the Group or to receive any bonus. Each Non-Executive Director (including the Chair) has the benefit of: (i) a personal accident insurance policy maintained by the Company; (ii) directors’ and officers’ liability insurance maintained by the Company; and (iii) the indemnity provided by the Company in the form provided to all Directors.

Each Non-Executive Director (including the Chair) is subject to confidentiality undertakings without limitation in time (subject, in the case of the Pfizer-nominated directors, to the provisions of the Pfizer Relationship Agreement (see “Material Contracts—Pfizer Relationship Agreement”)) and a non-compete restrictive covenant for the duration of their appointment.

Termination Provisions

In the case of each Non-Executive Director (including the Chair), either party may terminate the appointment on three months’ written notice. Each Non-Executive Director’s (including the Chair’s) appointment terminates automatically in certain circumstances, including where (i) their office as a Director is vacated or (ii) they fail to be elected or re-elected at any annual general meeting. Their appointment may also be terminated by the Company with immediate effect in certain circumstances, including where they: (i) are convicted of an arrestable criminal offence (other than a road traffic offence for which a non-custodial penalty is imposed) or otherwise engage in conduct which brings or is likely to bring themselves or the Company into disrepute; or (ii) commit any serious or repeated breach of their duties to the Company. Their appointment may also be terminated at any time by the Company in accordance with the Articles of Association or the Companies Act or, in the case of the Pfizer-nominated directors, in accordance with the Pfizer Relationship Agreement (see “Material Contracts—Pfizer Relationship Agreement”).

BOARD PRACTICES

The Board and Corporate Governance

The Board

From UK Admission, the UK Corporate Governance Code has applied to the Group and the Group complies, and intends to continue to comply, with the UK Corporate Governance Code.

Board and Committee independence

The UK Corporate Governance Code recommends that at least half the board of directors of a UK listed company (excluding the chair) should comprise ‘independent’ non-executive directors, being individuals determined by the Board to be independent in character and judgement and free from relationships or circumstances which may affect, or could appear to affect, the directors’ judgement. It also recommends that a UK listed company should establish remuneration and audit committees of independent non-executive directors, each comprising at least three members, as well as a nomination committee, the majority of members of which should be independent non-executive directors.

The Board comprises eleven members: two executive Directors and nine non-executive Directors. The Board considers Dave Lewis, Manvinder Singh (Vindi) Banga, Tracy Clarke, Dame Vivienne Cox, Deirdre Mahlan, Asmita Dubey and Marie-Anne Aymerich to be independent for the purposes of the UK Corporate Governance Code. The Board does not consider Bryan Supran and John Young to be independent as they are representatives of Pfizer, a significant shareholder. The Board is responsible for leading and controlling the Group and has overall authority for the management and conduct of the Group’s business and its strategy and development.

Senior Independent Non-Executive Director

The UK Corporate Governance Code also recommends that the board of directors of a UK listed company should appoint one of its independent non-executive directors to be the senior independent non-executive director. The senior independent non-executive director should provide a sounding board for the chair and serve as an intermediary for the other directors and shareholders. He or she should be available to shareholders if they have concerns that the normal channels of chair, chief executive officer or other executive directors have failed to resolve or for which such channel of communication is inappropriate. Manvinder Singh (Vindi) Banga has been appointed as the Company’s Senior Independent Non-Executive Director.

Workforce Engagement Director

The UK Corporate Governance Code requires that the Board understands the views of the Company’s other key stakeholders, including its workforce. To facilitate effective engagement with the Company’s workforce, the UK Corporate Governance Code recommends that a listed company adopt one or a combination of: (a) a director appointed from the workforce; (b) a formal workforce advisory panel; or (c) a designated non-executive director. Dame Vivienne Cox has been appointed as the Company’s dedicated non-executive workforce engagement director.

Re-election

The UK Corporate Governance Code recommends that all directors of UK listed companies should be subject to annual re-election. The Directors therefore intend to put themselves up for election at the Company’s next annual general meeting (expected to be held in the second quarter of 2023). It is also intended that the Directors will continue to put themselves up for annual re-election voluntarily at each further annual general meeting of the Company. In addition, prior to recommending their re-election to Haleon Shareholders, the Board intends to carry out an annual re-assessment of the ongoing independence of each of the non-executive Directors and to make an appropriate statement disclosing their status in the Company’s annual report.

Board committees

The Board has established a number of committees, whose terms of reference are documented formally and updated as necessary. If the need should arise, the Board may set up additional committees as appropriate.

Audit & Risk Committee

The Audit & Risk Committee of the Company (the “Audit & Risk Committee”) is chaired by Deirdre Mahlan (the Audit & Risk Committee’s financial expert) and its other members are Manvinder Singh (Vindi) Banga, Tracy Clarke and Dame Vivienne Cox. The Audit & Risk Committee will meet at least four times a year, and otherwise as the Audit & Risk Committee’s role and responsibilities require. The external auditors or a member of the Audit & Risk Committee may also request a meeting if they consider that one is necessary.

The Audit & Risk Committee’s terms of reference state that the Audit & Risk Committee must comprise a minimum of three members all of which must be independent non-executive directors of the Company.

Appointments to the Audit & Risk Committee will be made by the Board, on recommendation by the Nominations & Governance Committee (as defined below). The chair of the Board (the “Chair”), from time to time, is not eligible to be a member. At least one member of the Audit & Risk Committee shall have recent and relevant financial experience and the committee as a whole will be financially literate and have competence relevant to the sector in which the Company operates. At least annually the Board shall consider whether to designate one or more of the Audit & Risk Committee as “Audit Committee financial experts” in accordance with US federal securities laws and regulations.

The responsibilities of the Audit & Risk Committee include but are not limited to: (i) receiving and reviewing reports from the Company’s external auditors, monitoring their effectiveness and independence and making recommendations to the Board in respect of their remuneration, appointment and dismissal; (ii) monitoring and reviewing internal audit activities, reports and findings; (iii) reviewing the financial statements of the Company; and (iv) reviewing, on behalf of the Board, the effectiveness of the Group’s system of internal financial controls and internal control systems.

The Chief Financial Officer, General Counsel, Group Financial Controller, Head of Audit & Assurance, Chief Compliance Officer, and a representative of the external auditors shall be invited to attend meetings on a regular basis, although the Audit & Risk Committee may meet without any executives of the Company being present. The Chair, Chief Executive Officer and others may be invited to attend for all or part of any meeting, as and when appropriate. The Audit & Risk Committee will also meet separately at least once a year with the Group’s external auditors, the Head of Audit & Assurance and the Chief Compliance Officer without the executive directors and other management present.

The Audit & Risk Committee will prepare a report describing the work of the Audit & Risk Committee to be included in the Company’s annual report. Among other matters, the report will include an explanation of how auditor objectivity and independence is safeguarded where the external auditor provides non-audit services. The chair of the Audit & Risk Committee will be available at annual general meetings of the Company to make a statement on the Audit & Risk Committee’s activities and to respond to questions from Haleon Shareholders on matters within the Audit & Risk Committee’s area of responsibility.

Remuneration Committee

The Remuneration Committee of the Company (the “Remuneration Committee”) is chaired by Tracy Clarke, and its other members are Manvinder Singh (Vindi) Banga, Dame Vivienne Cox and Deirdre Mahlan. The Remuneration Committee will meet at least four times a year, and otherwise as the Remuneration Committee’s role and responsibilities require. A member of the Remuneration Committee may also request a meeting if they consider that one is necessary.

The Remuneration Committee’s terms of reference state that the Remuneration Committee must comprise at least three independent non-executive directors. Appointments to the Remuneration Committee will be made by the Board, on recommendation by the Nominations & Governance Committee in consultation with the chair of the Remuneration Committee.

The chair of the Remuneration Committee is appointed by the Board. In accordance with the UK Corporate Governance Code, the chair should have served on a remuneration committee for at least 12 months. On UK Admission, Tracy Clarke will satisfy this provision of the UK Corporate Governance Code, having served as Chair of the Remuneration Committees of Sky plc and Eaga plc and as a member of the Remuneration Committee of Inmarsat plc.

The responsibilities of the Remuneration Committee include but are not limited to determining the policy for Directors’ remuneration and within this setting remuneration packages for the Chair, executive directors, senior management and the company secretary and such other executives as required, in accordance with the UK Corporate Governance Code.

Only members of the Remuneration Committee have the right to attend Remuneration Committee meetings. The Chair, the Chief Executive Officer, the Chief HR Officer, Head of Reward, external advisors and others, as appropriate, may attend meetings at the invitation of the Committee, except when issues regarding their own remuneration are discussed.

The Remuneration Committee will also prepare a report describing the activities of the Remuneration Committee to be included in the Company’s annual report. The chair of the Remuneration Committee will be available at annual general meetings of the Company to respond to questions from Haleon Shareholders on the Remuneration Committee’s activities.

Nominations & Governance Committee

The Nominations & Governance Committee of the Company (the “Nominations & Governance Committee”) is chaired by Dave Lewis, and its other members are Manvinder Singh (Vindi) Banga, Tracy Clarke and Deirdre Mahlan. The Nominations & Governance Committee will meet at least two times a year, and otherwise as the Nominations & Governance Committee’s role and responsibilities require.

The Nominations & Governance Committee’s terms of reference state that the Nominations & Governance Committee must comprise at least three members, the majority of whom must be independent non-executive directors. The Chair is appointed by the Board and should be either the Chair of the Board or a member of the Nominations & Governance Committee. The Chair of the Board may not chair the Nominations & Governance Committee when it is dealing with the appointment of his or her successor or performance. Appointments to the Nominations & Governance Committee will be made by the Board.

The responsibilities of the Nominations & Governance Committee include but are not limited to: (i) reviewing the structure, size and composition, including the skills, knowledge, experience and diversity (including of gender, social and ethnic backgrounds and cognitive and personal strengths) of the Board and its Committees and making recommendations to the Board with regard to any changes; (ii) identifying and nominating for approval candidates to fill any vacancies on the Board and its Committees; and (iii) ensuring plans are in place for orderly succession of the Board and its Committees.

The Nominations & Governance Committee will also prepare a report describing the work of the Nominations & Governance Committee to be included in the Company’s annual report. The chair of the Nominations & Governance Committee will be available at annual general meetings of the Company to respond to questions from Haleon Shareholders on matters within the Nominations & Governance Committee’s area of responsibility.

SHARE OWNERSHIP

Set out below are the interests as at 24 August 2022 of the Directors and the Senior Management in the share capital of Haleon.

Executive Directors’ interests in shares (as at 24 August 2022)

	Total Directors’ interests(1)	Beneficial interests
		Ordinary Shares/ ADSs
ADSs
Brian McNamara	122,165	122,154

Ordinary Shares
Tobias Hestler	11,497	11,497

(1)

As at 24 August 2022, the Executive Directors also held unvested awards and/or options over GSK Shares under GSK Employee Share Schemes. As further described in “Awards over GSK Shares” below, some of these awards have vested on Demerger, which was earlier than initially scheduled, and were settled in GSK Shares. Brian McNamara continues to hold prorated unvested awards over GSK shares which will vest on the later of the original vesting date and the month following the first anniversary of the Demerger. Holders of certain of these GSK awards will receive ‘refill awards’ comprising Haleon Ordinary Shares of equivalent value to the value of GSK Shares that did not vest because of the early vesting and proration of the relevant GSK awards. Refill awards are scheduled to be granted later in 2022 and in Q1 2023.

Non-Executive Directors’ interests in shares (as at 24 August 2022)

	Total directors interests	Beneficial interests
		Ordinary Shares/ADSs
ADSs
Deirdre Mahlan	20,000	20,000
Bryan Supran	25,000	25,000

Ordinary Shares
Dave Lewis	63,151	63,151
Vindi Banga	169,800	169,800
Marie-Anne Aymerich	8,334	8,334
Tracy Clarke	12,504	12,504
Dame Vivienne Cox	—	—
Asmita Dubey	—	—
John Young	80,541	80,541

Senior Management’s interests in shares (as at 24 August 2022)

	Total interests(1)	Beneficial interests
		Ordinary Shares/ADSs
ADSs
Dana Bolden	—	—
Amy Landucci	5,681	5,681
Teri Lyng	19,049	19,049
Lisa Paley	7,126	7,126
Bjarne Philip Tellmann	—	—

Ordinary Shares
Keith Choy	17,864	17,864
Bart Derde(2)	42,115	42,115
Amy Landucci	18,373	18,373
Filippo Lanzi	44,376	44,376
Jooyong Lee	386	386
Ma´ire´ad Nayager	—	—
Franck Riot	1,376	1,376
Tamara Rogers	1,041	1,041

(1)

As at 24 August 2022, certain members of Senior Management also held unvested awards and/or options over GSK Shares under GSK Employee Share Schemes. As further described in “Awards over GSK Shares” below, some of these awards have vested on Demerger, which was earlier than initially scheduled, and were settled in GSK Shares. Awards made to US participants subject to the GSK Recoupment Policy will vest in the month following the first anniversary of the Demerger and will be settled in GSK Shares. Holders of certain of these GSK awards will receive ‘refill awards’ comprising Haleon Ordinary Shares and/or ADSs of equivalent value to the value of GSK Shares that did not vest because of the early vesting and proration of the relevant GSK awards. Refill awards are scheduled to be granted later in 2022 and in Q1 2023.

(2)	Includes 20,000 Ordinary Shares owned by Bart Derde’s spouse.

Awards over GSK Shares

On completion of the Demerger, Directors and each member of the Senior Management with options and awards over GSK Shares were deemed to have left employment with GSK and were treated as so-called ‘good leavers’ under the rules of the respective GSK share plans (and subject, where relevant, to GSK’s Recoupment Policy).

In accordance with those ‘good leaver’ rules, in relation to awards held by Directors (excluding the CEO) and Senior Management under GSK’s ‘Share Value Plan’, the 2020 award and two thirds of the 2021 award for non-US participants vested on Demerger which was earlier than initially scheduled. Awards made to US participants subject to the GSK Recoupment Policy will vest following the first anniversary of the Demerger. Applying the equivalent rules for awards held by Directors (excluding the CEO) and Senior Management under GSK’s ‘Performance Share Plan’, the 2020 award will be rounded up (as if employment with GSK had continued until the end of 2022) and will vest, subject to performance, in the first quarter of 2023 (or, for US participants with awards subject to the GSK Recoupment Policy, the month following the first anniversary of the Demerger), and two thirds of the 2021 award will vest, subject to performance, in the first quarter of 2023 (or, for US participants with awards subject to the GSK Recoupment Policy, the month following the first anniversary of the Demerger).

In addition to any ordinary course annual awards made under the Group’s discretionary share plans following the Demerger, Group employees who on the date of Demerger held 2021 awards under the GSK plans referred to above will receive an award (referred to as a ‘refill award’) under the Group’s equivalent plans, over Ordinary Shares on substantially equivalent terms and with a value equivalent to the value of GSK Shares subject to the relevant GSK award that did not vest because of the early vesting of the GSK award (and that award having been time pro-rated).

All long-term incentive grants over Ordinary Shares awarded or vesting following the Demerger, including refill awards, will be under the governance of, and subject to the approval of, the Remuneration Committee.

Participants in GSK’s all-employee Share Save and Share Reward Plans will be treated in accordance with the normal rules for ‘good leavers’ under those plans.

Save as set out above, no Director or member of the Senior Management has any interests in the share capital or any other securities of the Company.

COMPENSATION

Directors’ and Senior Management’s Remuneration

The aggregate amount of remuneration paid (including any contingent or deferred compensation) and all benefits in kind granted to the Directors and the Senior Management (in Financial Year 2021 the Senior Management consisted of 11 individuals), in all capacities for services to the Group for the year ended 31 December 2021 rounded to the nearest £1,000 was £17,676,000, constituting £5,889,000 in salary and fees, £1,758,000 in benefits, £1,348,000 in retirement benefits, £2,948,000 in annual variable remuneration and £5,733,000 in share-based payments. Of this amount, £6,147,000 was paid to the Directors as set out below, and £11,529,000 was paid to the Senior Management.

Details of remuneration paid to the Directors for the year ended 31 December 2021 are set out below:

Name	Salary and fees (£000s)	Retirement benefits or cash in lieu of pension (£000s)		Annual variable remuneration (£000s)	Taxable benefits (£000s)		Share- based payments (£000s) (3)	Total (£000s)
Brian McNamara	£823	£323	(1)	£537	£618	(2)	£2,114	£4,415
Tobias Hestler	£466	£79		£221	£23		£661	£1,450
Manvinder Singh (Vindi) Banga	£109	—		—	£1		£36	£146
Dame Vivienne Cox	£101	—		—	£1		£34	£136

Total	£1,499	£402		£758	£643		£2,845	£6,147

(1)	For Brian McNamara’s future pension arrangements, see summary of the directors’ remuneration policy in “—Remuneration policy” below.
(2)

Brian McNamara’s benefits included international assignment related costs, healthcare cover, life assurance cover, personal financial advice, a car allowance and other expenses; for Brian McNamara’s future taxable benefits arrangements, see summary of the directors’ remuneration policy in “—Remuneration policy” below.

(3)

Share-based payments for Brian McNamara and Tobias Hestler in respect of their vested long-term incentive awards, and for Vindi Banga and Dame Vivienne Cox include shares received as all or part of their fees.

Remuneration Policy

The Company’s strategy is to establish a directors’ remuneration policy that:

•	drives the success of Haleon and the delivery of its business strategy for the benefit of consumers and other key stakeholders;

•	creates shareholder value;

•	provides an appropriately competitive package to attract, retain and motivate executive talent for a standalone consumer goods business, which will source talent globally; and

•	is aligned with the Company’s business priorities, culture, wider workforce pay policies, and best practice.

Consistent with this strategy, overall remuneration packages for the Executive Directors have been set at levels that are considered by the Board (having taken independent advice) to be appropriate for the size and nature of the business.

The information below and in “—Executive Directors” and “—Non-Executive Directors” above, together with the details of the share-based incentive plans set out in “—Employees—Share-Based Incentive Plans,” summarises the key components of the Executive Director and Non-Executive Director remuneration arrangements.

The Company’s remuneration policies and processes are fully compliant with all regulatory requirements and may be amended from time to time to ensure continued compliance with these requirements.

The Company will formally propose a directors’ remuneration policy for approval by Haleon Shareholders at the first annual general meeting of the Company following UK Admission, in accordance with section 439A of the Companies Act 2006 and regulations set out in the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended). It is currently intended that, if approved, that policy will apply for three years from the date of that annual general meeting.

That policy will allow implementation of the remuneration strategy through a combination of base salary, benefits, pensions, annual bonus, long-term incentives, and all-employee share plans.

A summary of the key terms of the directors’ remuneration policy that operate from UK Admission until the shareholder-approved directors’ remuneration policy is put in place is provided below.

Base Salary

Base salaries for Executive Directors are set at a level appropriate to secure and retain high calibre individuals needed to deliver Haleon’s strategic priorities. The base salaries are £1,250,000 for the CEO and £700,000 for the CFO respectively. The CEO’s salary level takes into account the fact that he will be localised onto a UK contract and that his prior remuneration package included international assignment benefits and a US pension, both of which end under the new arrangement.

The individual’s role, experience and performance, and independently sourced data for relevant comparator groups, will be considered when determining salary levels.

There is no formal maximum limit and, ordinarily, salary increases will be broadly in line with the average increases for the wider Haleon workforce. However, increases may be higher to reflect a change in the scope of the individual’s role, responsibilities or experience. Salary adjustments may also reflect wider market conditions in the geography in which the individual operates.

In line with market practice, the Remuneration Committee will review directors’ base salaries annually with the next review scheduled for 2023 and with any increase normally taking effect from 1 April.

Benefits

Executive Directors are eligible to receive benefits in line with the policy for other employees which may vary by location. These include, but are not limited to, private healthcare (including eligibility for the Executive Director’s spouse or partner and eligible dependent children), life assurance/death in service benefit, membership of a Group Income Protection plan, personal tax and financial planning, and any contractual post-retirement benefits. The Executive Directors are also entitled to car travel or a car allowance and the CEO is eligible to receive home security services. Other benefits include expenses properly incurred in the ordinary course of business, which are deemed to be taxable benefits on the individual. The Executive Directors also benefit from the indemnity provided by the Company in the form provided to all Directors.

In line with the policy for other employees, Executive Directors may be eligible to receive overseas relocation allowances and international transfer-related benefits when appropriate.

To facilitate Brian McNamara’s employment arrangements being moved from an international assignee package to a standard, local market, basis, a one-off payment of £300,000 (subject to deductions for tax and National Insurance contributions) was made to him in 2022.

Executive Directors in the UK are also eligible to participate in any all-employee share schemes established by the Group, on the same terms as other employees.

Benefit provision is tailored to reflect market practice in the geography in which the Executive Director is based and different policies may apply if current or future Executive Directors are based in a different country.

Pension arrangements

The approach to pensions arrangements for Executive Directors is in line with the broader workforce. In the United Kingdom, Executive Directors receive their pensions entitlements from the date of their appointment.

Executive Directors are eligible to participate in the Group’s defined contribution pension plan in the United Kingdom, with the employee contributing a core amount equal to 2 per cent. of their base salary and GlaxoSmithKline Consumer Healthcare Overseas Limited contributing a core amount equal to 7 per cent. of their base salary and matching additional employee contributions up to 3 per cent. of their base salary (subject to any relevant cap on tax-advantaged contributions and in line with implementation principles for other members of the pension plan). To the extent that any such cap applies, or where the Executive Director does not participate in the Group’s defined contribution pension plan, GlaxoSmithKline Consumer Healthcare Overseas Limited’s contribution of 7 per cent. of base salary not paid into that pension plan will be paid to that Executive Director as a cash allowance in lieu of the relevant part of GlaxoSmithKline Consumer Healthcare Overseas Limited’s contributions to that pension plan.

Annual bonus

Executive Directors are eligible to participate in the Haleon plc Annual Incentive Plan which is intended to incentivise and recognise execution of the business strategy on an annual basis.

Executive Directors are required to defer 50 per cent. of any bonus earned into an award over Ordinary Shares or ADSs under the Haleon plc Deferred Annual Bonus Plan 2022 (the “DABP”), which will normally vest on the third anniversary of grant.

The bonus opportunities for on-target performance are 100 per cent. of base salary for each of the CEO and the CFO. The maximum bonus opportunities for outstanding performance are two times target.

Performance measures are based on a combination of financial targets and individual and business objectives, with the weighting of measures determined by the Remuneration Committee each year according to business priorities.

The Remuneration Committee may apply judgement in making appropriate adjustments to bonus outcomes (either up or down) to ensure they reflect underlying business performance.

The proportion of any bonus satisfied in cash will be subject to the malus and clawback provisions summarised in “—Malus and Clawback” below. The period during which any cash award may be recovered will be two years from the date the relevant bonus is paid. The proportion of any bonus deferred into a DABP Award will be subject to the leaver and malus and clawback provisions summarised in “—Malus and Clawback” below.

Long-term incentives

The Board has adopted the Haleon plc Performance Share Plan 2022 (the “PSP”). Executive Directors are eligible to participate in the PSP, which is intended to incentivise and recognise delivery of longer-term business priorities, financial growth and increases in shareholder value.

Under the PSP, awards will be in the form of conditional share awards or nil-cost options. It is the Remuneration Committee’s current intention that the normal maximum awards that may be granted under the PSP in respect of any financial year are 450 per cent. of salary for the CEO and 350 per cent. of salary for the CFO.

These awards to Executive Directors will be subject to performance conditions set by the Remuneration Committee. Further details of performance conditions and weightings will be set out in the first Directors’ Remuneration Report.

It is envisaged that awards will be granted annually to Executive Directors under the PSP and will have a three-year performance period and a further post-vesting two-year holding period.

The Remuneration Committee may adjust the formulaic vesting outcome (either up or down) to ensure that the overall outcome reflects underlying business performance over the vesting period.

Awards are eligible for dividend equivalent payments in respect of dividends that would have been paid on the Ordinary Shares or ADSs that vest under the PSP Awards up to the date the awards vest (or to the end of any relevant post-vesting holding period).

A PSP Award will be subject to the leaver and malus and clawback provisions summarised in “—Malus and Clawback” below. A summary of the principal terms of the PSP is set out in “—PSP” below.

Share ownership requirements

To align their interests with those of shareholders, Executive Directors are required to build and maintain significant holdings of shares in the Company over time. The requirements for the CEO and CFO are 450 per cent. and 350 per cent. of salary respectively. Until the relevant share ownership requirements have been met, Executive Directors are required to hold all Ordinary Shares acquired under the PSP and/or DABP (net of income tax and National Insurance contributions). Non-Executive Directors (including the Chair) are also encouraged to build up a personal holding in the shares of the Company equal to the value of one year of their annual base fee.

Executive Directors are required to comply with shareholding requirements for two years after departure, at a level equal to the lower of their shareholding requirement immediately prior to departure or their actual shareholding on departure.

Recruitment policy

The remuneration package of new Executive Directors will be determined on a case-by-case basis, in line with the provisions of the directors’ remuneration policy in force at the time.

The Remuneration Committee is mindful of the sensitivity relating to recruitment packages and, in particular, the ‘buying out’ of rights relating to previous employment. The intent is to seek to minimise such arrangements.

However, in certain circumstances, the Remuneration Committee may determine that such arrangements are in the best interests of the Company and its shareholders, and such arrangements will, where possible, be on a like-for-like basis with the forfeited remuneration terms.

Termination policy

In the event of termination, the Executive Directors’ service agreements provide for payments of base salary, pensions and benefits over the notice period or for GlaxoSmithKline Consumer Healthcare Overseas Limited to terminate immediately on making a payment (or phased payments) in lieu of notice equivalent to base salary only for the notice period (or the remainder of such period). Notice (or payment in lieu) will not be payable in certain circumstances, including where an Executive Director is guilty of (i) wilfully neglecting his duties, or (ii) committing any serious or persistent breach of his service agreement or gross misconduct. There is no contractual right to any bonus or long term incentive payment in the event of a notice of termination being given or received on or before the date on which the bonus or long term incentive payment would otherwise have been paid, although the Remuneration Committee may exercise its discretion to pay such a bonus or long term incentive payment.

Malus and clawback

In certain circumstances, the Remuneration Committee may at any time prior to the second anniversary of the date the cash element of an annual bonus is paid or a PSP, DABP or SVP Award (an “Executive Award”) vests:

(i) reduce (to zero if appropriate) the cash bonus or Executive Award; (ii) impose additional conditions on the cash bonus or Executive Award;

(iii) increase the length of the performance period applicable to an Executive Award (or delay the payment of a cash bonus or the vesting of an Executive Award); or (iv) require that a participant either return some or all of the Ordinary Shares or ADSs acquired under an Executive Award or make a cash payment to the Company in respect of the Ordinary Shares or ADSs delivered under an Executive Award or cash bonus paid.

The Remuneration Committee may only invoke these malus and clawback provisions in accordance with the Haleon malus and clawback policy from time to time, in circumstances such as a material misstatement of results; a failure of risk management resulting in material financial loss; an error or material misstatement which results in an overpayment (such as in the assessment of performance); a corporate failure of the Group; employee misconduct; or material reputational damage to the Group.

EMPLOYEES

The average monthly number of personnel88 (including directors) employed by the Group for the three years ended 31 December 2019, 2020 and 2021 was 19,000, 21,900 and 22,800, respectively. The monthly average number of Group personnel by region is included below:

Region	2021	2020	2019
North America	5,800	5,300	4,000
Europe, Middle East and Africa (EMEA), and Latin America (LatAm)	11,700	10,900	10,000
Asia Pacific (APAC)	5,300	5,700	5,000

Total	22,800	21,900	19,000

The number of personnel from 2019 to 2021 increased mainly as a result of the integration of employees from the Pfizer Group upon the completion of the Pfizer Transaction. The completion date of the Pfizer Transaction was 31 July 2019 however, the transfer of the employees took place in phases. As markets have been integrated, this has subsequently resulted in employees being transferred to the Group during the latter part of 2019 through to 2021. The increase was partially offset by a reduction in personnel due to existing restructuring programmes and synergies achieved from the Pfizer Transaction.

[88]	Full-time equivalent employees and agency staff (rounded to the nearest 100). The average number of agency staff in 2021 was 2,400.

Total personnel in March 2022 was broadly in line with the 2021 average with North American reductions (driven by restructuring programmes and synergies) during the course of 2021 largely offset by the recruitment of additional personnel in 2022 in both EMEA and LatAm and APAC to support Group administrative operations previously carried out by GSK. Total APAC personnel also increased due to the transfer of the Pulogadung site from GSK into the Group’s manufacturing network in late 2021.

Share-based Incentive Plans

Following UK Admission, the Company operates three discretionary share-based incentive plans: the PSP, the DABP and a share value plan (the “SVP”) (together, the “Executive Plans”). The Company also operates two tax-advantaged all-employee share-based incentive plans: a share acquisition and free share plan, known as a UK Share Reward Plan (“Share Reward Plan”) and a savings-related share option plan, known as a UK Sharesave plan (the “Sharesave Plan”) (the Share Reward Plan and the Sharesave Plan, together with the Executive Plans, the “Plans”). The main features of each of the Plans are set out below, with the common terms of the Executive Plans set out in “—Terms common to the Executive Plans” below and the common terms of the Plans as a whole set out in “—Terms common to the Plans” below.

PSP

The PSP was adopted by the Board on 23 May 2022, conditional on UK Admission. The PSP is a discretionary share plan, under which the Remuneration Committee may grant awards over Ordinary Shares or ADSs (“PSP Awards”) to incentivise and retain eligible employees. The PSP will be administered by the Remuneration Committee or by any sub-committee or person duly authorised by it.

Individual limit

Awards will not be granted to an Executive Director under the PSP over Ordinary Shares or ADSs with a market value (as determined by the Remuneration Committee) in excess of the relevant limit set out in the prevailing directors’ remuneration policy, in respect of any financial year of the Company.

It is the Remuneration Committee’s current intention that PSP Awards to be granted to the Executive Directors in respect of the financial year ended 31 December 2022 will be calculated by reference to 450 per cent. of salary for the CEO and 350 per cent. of salary for the CFO (these amounts are exclusive of any ‘refill awards’).

In applying this limit, no account will be taken of Ordinary Shares or ADSs representing notional dividends on PSP Awards or Ordinary Shares or ADSs which have been awarded to ensure that a participant is not financially disadvantaged if they agree to satisfy the employer’s national insurance or social security liability in relation to their PSP Award.

Performance conditions

The vesting of PSP Awards will be subject to the satisfaction of performance conditions. The performance conditions will normally be measured over a period of at least three financial years for PSP Awards granted to Executive Directors and any member of the Executive Team.

Any performance condition may be amended in accordance with its terms or if there is a situation which causes the Remuneration Committee to consider that any amended performance condition would be a fairer measure of performance.

Vesting of PSP Awards

Performance conditions will be assessed as soon as reasonably practicable after the end of the relevant performance period. The Remuneration Committee will determine the extent to which the PSP Awards will then vest, taking into account the extent that the performance conditions have been satisfied. To the extent that they vest, PSP Awards will normally vest on the vesting date set by the Remuneration Committee at grant, which will normally be the third anniversary of the date of grant.

Holding period

The Remuneration Committee may also determine at grant that a PSP Award is subject to an additional holding period following vesting. Where a holding period applies, PSP Awards will either vest at the end of the holding period or they may vest before the start of the holding period but some or all of the vested Ordinary Shares or ADSs will be subject to restrictions during the holding period.

DABP

The DABP was adopted by the Board on 23 May 2022, conditional on UK Admission. The DABP is a discretionary share plan implemented so that a portion of a participant’s annual bonus can be deferred into an award of Ordinary Shares or ADSs (a “DABP Award”). The DABP will be administered by the Remuneration Committee or by any sub-committee or person duly authorised by it.

DABP Awards will normally vest on such date or dates as the Remuneration Committee may determine when the DABP Award is granted.

SVP

The SVP was adopted by the Board on 23 May 2022, conditional on UK Admission. The SVP is a discretionary share plan, under which the Remuneration Committee may grant awards over Ordinary Shares or ADSs (“SVP Awards”) to incentivise and retain eligible employees of the Group. Save for any ‘refill awards’ (see “Board of Directors and Senior Management—Share Ownership”), SVP Awards cannot be granted to Executive Directors or to any Senior Manager who, by analogy with the corresponding GSK ‘Share Value Plan’, would not have been eligible to participate in that GSK plan. As part of its programme to incentivise and retain its employees, the Company will explore a broadly-based one-time award, subject to vesting conditions, that may be settled in newly issued Ordinary Shares or ADSs (not exceeding 2,600,000 Ordinary Shares (or the equivalent value of ADSs) in total). The SVP will be administered by the Remuneration Committee or by any sub-committee or person duly authorised by it.

Individual limit

Except in exceptional circumstances, SVP Awards will not normally be granted to an eligible employee under the SVP over Ordinary Shares or ADSs with a market value (as determined by the Remuneration Committee) in excess of 300 per cent. of salary, in respect of any financial year of the Company.

In applying this limit, no account will be taken of Ordinary Shares or ADSs representing notional dividends on SVP Awards or Ordinary Shares or ADSs which have been awarded to ensure that a participant is not financially disadvantaged if they agree to satisfy the employer’s national insurance or social security liability in relation to their SVP Award.

Additional conditions

The vesting of SVP Awards may be subject to the satisfaction of additional conditions set by the Remuneration Committee at the time of grant. Any such condition may be amended or waived by the Remuneration Committee. It is not currently intended that vesting of SVP Awards will be subject to performance or other conditions.

Vesting of SVP Awards

The Remuneration Committee will determine the extent to which the SVP Awards will vest, taking into account the extent that any additional conditions have been satisfied. To the extent that they vest, SVP Awards will normally vest on the vesting date set by the Remuneration Committee at grant.

Share Reward Plan

The Share Reward Plan was adopted by the Board on 23 May 2022, conditional on UK Admission. The Share Reward Plan is an all-employee share ownership plan established by the Company which has been designed to meet HMRC requirements so that Shares can be acquired by UK employees in a tax-efficient manner.

Grant of Share Reward Plan awards

Under the Share Reward Plan, eligible employees may be: (i) offered the opportunity to buy Ordinary Shares up to a maximum value of the lesser of £1,800 and 10 per cent. of their pre-tax salary each year (“Partnership Shares”);

(ii) given up to two free Ordinary Shares (“Matching Shares”) for each Partnership Share bought; (iii) awarded free Ordinary Shares up to a value of £3,600 (“Free Shares”) each year; and/or (iv) allowed or required to purchase Ordinary Shares using dividends received on Shares held in the Share Reward Plan (“Dividend Shares”). The Board may change these limits in the future should the relevant legislation change the maximum levels of participation referred to above.

Share Reward Plan Trust

The Share Reward Plan operates through a UK-resident trust (the “Trust”). The trustee of the Trust acquires the Ordinary Shares that are awarded to or purchased on behalf of participants. A participant will be the beneficial owner of any Ordinary Shares held on their behalf by the trustee of the Trust.

Eligibility

Each time the Board decides to make an award under the Share Reward Plan, all employees (including Executive Directors) of the Company and its subsidiaries participating in the Share Reward Plan, where those employees are UK resident taxpayers, must be offered the opportunity to participate. Other employees of the Group may be permitted to participate at the Board’s discretion. Employees who are invited to participate must have completed any specified minimum qualifying period of employment (as determined by the Board in line with the relevant legislation, which currently may not exceed 18 months) before they can participate.

Partnership Shares

The Board may allow a participant to use pre-tax salary to buy Partnership Shares at their then market value or (where pre-tax salary is accumulated) by reference to the market value either at the start or end of the relevant accumulation period. Once acquired, Partnership Shares may be withdrawn from the Trust by the participant at any time.

Participants can stop contributing at any time. The participant’s contributions may be used to buy Partnership Shares immediately or may be accumulated for up to 12 months before they are used to buy Ordinary Shares.

Matching Shares

The Board may, in its discretion, offer free Matching Shares to a participant who has purchased Partnership Shares. There is a holding period of between three and five years (or such other period as may be permitted by the relevant legislation from time to time) during which the participant cannot withdraw the Matching Shares from the Trust, unless the participant ceases to be employed by the Group. The precise duration of this holding period will be determined by the Board each time Matching Shares are awarded. The Board, in its discretion, may provide that the Matching Shares will be forfeited if the participant ceases to be employed by the Group other than because of death, retirement, injury, disability, redundancy, or the sale of the individual’s employing company or business out of the Group (each a “Good Leaver Reason”) or if the related Partnership Shares are withdrawn from the Trust.

Free Shares

There will be a holding period of between three and five years (or such other period as may be permitted by the relevant legislation from time to time) during which the participant cannot withdraw the Free Shares from the Trust unless the participant ceases to be employed by a member of the Group. The precise duration of this holding period will be determined by the Board each time Free Shares are awarded. The Board, in its discretion, may provide that the Free Shares will be forfeited if the participant ceases to be employed by the Group other than for a Good Leaver Reason. Free Shares must generally be offered to all eligible employees on similar terms, and the award may be subject to performance measures. “Similar terms” means the terms may only be varied by reference to remuneration, length of service or hours worked.

Reinvestment of dividends

The Board may allow or require a participant to reinvest (and acquire Ordinary Shares with) the whole or part of any dividends paid on Ordinary Shares held in the Trust on their behalf. Dividend Shares must be held in the Trust for no less than three years, unless the participant ceases to be employed by the Group.

Voting Rights

Participants may be offered the opportunity to direct the trustee of the Trust how to exercise the voting rights attached to the Ordinary Shares held on their behalf. The trustee will not exercise the voting rights unless they receive the participants’ instructions.

Corporate events

In the event of a general offer being made to the Company’s shareholders (or a similar takeover event taking place), participants will be able to direct the trustee of the Trust as to how to act in relation to their Ordinary Shares held in the Share Reward Plan. In the event of an internal reorganisation of the Group, any Ordinary Shares held by participants may be replaced by equivalent shares in a new holding company.

Adjustments

Ordinary Shares acquired on a variation of the share capital of the Company will usually be treated in the same way as the Ordinary Shares originally acquired or awarded under the Share Reward Plan in respect of which the rights were conferred and as if they were acquired or awarded at the same time.

Rights attaching to Ordinary Shares

Any Ordinary Shares issued to the trustee of the Trust will rank equally with other Ordinary Shares then in issue (except for rights arising by reference to a record time or date prior to the time or date of issue). In the event of a rights issue, participants will be able to direct the trustee of the Trust as to how to act in respect of the Ordinary Shares held in the Share Reward Plan on their behalf.

Sharesave Plan

The Sharesave Plan was adopted by the Board on 23 May 2022, conditional on UK Admission. The Sharesave Plan is an all-employee share option plan established by the Company which has been designed to meet HMRC requirements so that UK employees can acquire fully paid Ordinary Shares in a tax-efficient manner.

Eligibility

Each time the Board decides to issue an invitation to employees to participate in the Sharesave Plan, all employees (including Executive Directors) of the Company and its subsidiaries participating in the Sharesave Plan, where those employees are UK resident taxpayers, must be offered the opportunity to participate. Other employees of the Group may be permitted to participate at the Board’s discretion. Employees who are invited to participate must have completed any specified minimum qualifying period of employment (as determined by the Board in line with the relevant legislation, which currently may not exceed five years) before they can participate.

Savings contract

Under the Sharesave Plan, eligible employees must enter into a linked savings contract to make savings over a period of three or five years. The Board has the discretion to set the length of the savings contract at three and/or five years. Monthly savings by a participant under all savings contracts linked to options granted under any tax-advantaged savings-related share option plan may not exceed the statutory maximum, which is currently set at £500 per month. The Board may set a lower limit in relation to any particular grant. At the end of the savings contract, participants may either withdraw their savings on a tax-free basis or use their savings (plus any interest or bonus) to acquire Ordinary Shares.

Option price

The proceeds of the savings contract can be used to exercise an option to acquire Ordinary Shares at an option price per Ordinary Share. The Board sets the option price which must not be manifestly less than 80 per cent. of the market value of an Ordinary Share on the business day before the date of the invitation, or on the date specified in the invitation, or the average market value over the three preceding business days.

Exercise of options

Options can normally only be exercised within six months of the date that the bonus becomes payable (or would have become payable if a bonus was due) under the terms of the savings contract. Options not exercised by the end of this period will lapse.

Leaving employment

Generally, an option will lapse on the date the eligible employee ceases to hold office or employment.

However, where a participant ceases to hold office or employment because of injury, disability, redundancy, retirement or the sale of the individual’s employing company or business out of the Group, their option may be exercised within six months after the participant’s cessation of office or employment. If a participant ceases to hold office or employment more than three years after the option was granted, their option may be exercised within six months after their cessation of office or employment provided the reason for the cessation is not misconduct. If a participant dies, their option may be exercised within one year by their personal representatives.

Corporate events

On a takeover, scheme of arrangement, compulsory acquisition or certain other corporate reorganisations, options can generally be exercised early to the extent of the savings made up to the date of exercise. Alternatively, participants may be permitted to exchange their options for options over shares in the acquiring company.

Adjustments

In the event of a variation in the Company’s share capital, the Board may adjust the number of Ordinary Shares subject to options and/or the option price applicable to options in such manner as it considers appropriate and as is permitted by the Sharesave legislation.

Rights attached to Ordinary Shares

Options granted under the Sharesave Plan will not confer shareholder rights on a participant until that participant has exercised their option and received the underlying Ordinary Shares. Any Ordinary Shares issued will rank equally with other Ordinary Shares then in issue (except for rights arising by reference to a record date prior to their issue).

Terms common to the Executive Plans

Eligibility

All employees (including the Executive Directors) of the Group are eligible for selection to participate in the Executive Plans at the discretion of the Remuneration Committee, save for the SVP under which no awards may be granted to Executive Directors or (save for any ‘refill awards’ referred to in “Share Ownership” below) to any Senior Manager who, by analogy with the corresponding GSK ‘Share Value Plan’, would not have been eligible to participate in that GSK plan.

Timing of awards

Executive Awards will normally be granted (i) during the 42 days beginning on: (a) the first day after the announcement of the Company’s results for any period; (b) in the case of the PSP and DABP only, the day on which the directors’ remuneration policy (or amendment to it) is approved by the Company’s shareholders; (c) the day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or (d) to the extent that share dealing restrictions apply in any of the preceding four periods, the first dealing day on which such dealing restrictions are lifted, or (ii) on any other day on which the Remuneration Committee determines that exceptional circumstances exist which justify the making of an Executive Award at that time.

Form of awards

The Remuneration Committee may grant Executive Awards as conditional awards of Ordinary Shares, or nil-cost options over Ordinary Shares. No payment is required for the grant of an Executive Award. Executive Awards structured as nil-cost options will normally be exercisable from the point of vesting (or, where a PSP Award is subject to a holding period, the end of that holding period) until the tenth anniversary of the grant date, except for SVP Awards which will normally be exercisable for six months from vesting.

Settlement

The Remuneration Committee may, in its discretion, decide to satisfy an Executive Award with a cash payment equal to the market value of the Ordinary Shares that the participant would have received had the relevant Executive Award been satisfied with Ordinary Shares.

Dividend equivalents

If the Remuneration Committee so determines, participants will receive an amount (in additional Ordinary Shares, unless the Remuneration Committee decides it will be paid (in full or in part) in cash) equal to the value of any dividends declared during the period beginning on the grant date and ending on the date on which the Executive Award vests or, if there is a holding period applicable to a PSP Award, when that holding period ends, and which would have been paid on the Ordinary Shares subject to an Executive Award which vest. This amount may assume the reinvestment of dividends and exclude or include special dividends.

Malus and clawback

The malus and clawback policy summarised in “Remuneration Policy—Malus and Clawback” above will apply to Executive Awards.

Cessation of employment

PSP Awards An unvested PSP Award will usually lapse when a participant ceases to be an employee or director of the Group.

If, however, a participant ceases to be an employee or director of the Group because of their death, ill-health, injury, disability, redundancy, retirement with the agreement of their employing company, the sale of the participant’s employing company or business out of the Group or in other circumstances at the discretion of the Remuneration Committee (i.e. they leave as a “good leaver”), their PSP Award will normally continue to vest (and be released) on the date when it would have vested (and been released) if they had not ceased to be an employee or director of the Group.

The extent to which PSP Awards vest in these circumstances will be determined by the Remuneration Committee, taking into account the satisfaction of any performance conditions applicable to PSP Awards measured over the original performance period. The Remuneration Committee retains discretion, however, to allow the PSP Award to vest (and be released) on the individual’s cessation of office or employment or such other date as it decides, taking into account any applicable performance conditions measured up to such point as it decides.

Unless the Remuneration Committee decides otherwise, the extent to which a PSP Award vests will also take into account the proportion of the performance period (or, in the case of a PSP Award not subject to performance conditions, the vesting period) which has elapsed on the cessation of the participant’s office or employment with the Group.

If a participant ceases to be an employee or director of the Group during a holding period in respect of a PSP Award for any reason other than gross misconduct or summary dismissal, their PSP Award will normally be released at the end of the holding period. If a participant leaves for gross misconduct or is summarily dismissed, any outstanding PSP Awards they hold will immediately lapse.

DABP Awards A DABP Award will vest in full as if the participant had not ceased to be an employee or director of the Group unless the Remuneration Committee determines that the DABP Award will vest in its entirety on a different date. If a participant leaves for gross misconduct or is summarily dismissed, any DABP Awards they hold will immediately lapse.

SVP Awards

An unvested SVP Award will usually lapse when a participant ceases to be an employee or director of the Group.

If, however, a participant ceases to be an employee or director of the Group because of their ill-health, injury, disability, redundancy, retirement with the agreement of their employing company, the sale of the participant’s employing company or business out of the Group or in other circumstances at the discretion of the Remuneration Committee (i.e. they leave as a “good leaver”), their SVP Award will vest on the individual’s cessation of office or employment or such other date as the Remuneration Committee may decide (not being more than 30 days after cessation of the participant’s office or employment with the Group).

If a participant dies, their SVP Award will vest on the date of their death on the basis set out for other “good leavers” below.

Unless the Remuneration Committee decides otherwise, the extent to which an SVP Award vests will take into account the proportion of the vesting period which has elapsed on the cessation of the participant’s office or employment with the Group (rounded up to the nearest whole year), and vesting will occur regardless of the satisfaction of any conditions applicable to that SVP Award.

Executive Awards structured as nil-cost options Executive Awards structured as nil-cost options which do not lapse may normally be exercised to the extent vested for a period of 12 months (six months in the case of the SVP) after vesting (or, where PSP Awards are subject to a holding period, release).

Where nil-cost options have already vested (and, where relevant, been released) on the date of cessation of office or employment, those options may normally be exercised for a period of 12 months from the date of cessation (or six months for a nil-cost option granted under the SVP), unless the participant leaves for gross misconduct or is summarily dismissed, in which case their options will lapse.

Corporate events

If there is a takeover of the Company, Executive Awards may vest (and be released) early. The proportion of any unvested PSP Awards which vest will be determined by the Remuneration Committee, taking into account performance up to that time and, unless the Remuneration Committee determines otherwise, the proportion of the performance period which has elapsed. DABP Awards will vest in full. SVP Awards will vest in full, unless the Remuneration Committee determines otherwise.

Awards structured as nil-cost options may then normally be exercised for a period of six weeks, and will be automatically exercised at the end of that period. Alternatively, the Remuneration Committee may require that Executive Awards are exchanged for equivalent awards over shares in another company (subject to the acquiring company’s consent). In the case of PSP Awards, the replacement awards will be subject to appropriate performance conditions.

In the event of a demerger, special dividend or other transaction which in the Remuneration Committee’s opinion may affect the value of Ordinary Shares, the Remuneration Committee may allow the Executive Award to vest (in full or in part) or provide for the Executive Award to be automatically exchanged for an equivalent award over shares in another company.

Variation of capital

If there is a variation of the share capital of the Company or in the event of a demerger, special dividend or other transaction which in the Remuneration Committee’s opinion may affect the value of Ordinary Shares, the Remuneration Committee may make such adjustments to the number or class of shares subject to Executive Awards and/or change the identity of the company whose shares are subject to the Executive Award, in each case as it considers appropriate.

Rights attaching to Ordinary Shares

Ordinary Shares issued and/or transferred under the Executive Plans will not confer rights on any participant until that participant has received the underlying Ordinary Shares. Any Ordinary Shares issued will rank equally with Ordinary Shares then in issue (except for rights arising by reference to a record date prior to their issue).

Terms common to the Plans

Overall limits

The Plans may operate over new issue Ordinary Shares, treasury Ordinary Shares or Ordinary Shares purchased in the market. The rules of the Plans provide that, in any ten year rolling period, the number of Ordinary Shares which may be issued under the Plans and any other employee share plan adopted by the Company may not exceed 10 per cent. of the issued ordinary share capital of the Company from time to time. In addition, the number of Ordinary Shares which may be issued under the Executive Plans and any other discretionary employee share plan adopted by the Company may not exceed 5 per cent. of the issued ordinary share capital of the Company from time to time in the same period.

Ordinary Shares used to settle ‘refill awards’ granted under the Executive Plans will count towards these limits.

Ordinary Shares transferred out of treasury will count towards these limits for so long as this is required under institutional shareholder guidelines. However, awards which are relinquished or lapse will be disregarded for the purposes of these limits.

Amendments

The Board (or, in the case of the Executive Plans, the Remuneration Committee) may, at any time, amend the provisions of the Plans in any respect. The prior approval of the Company’s shareholders must be obtained in the case of any amendment which is made to the advantage of eligible employees and/or participants and relates to the provisions relating to eligibility, individual or overall limits, the basis for determining the entitlement to, and the terms of, awards, the adjustments that may be made in the event of any variation to the share capital of the Company and/or the rule relating to such prior approval. There are, however, exceptions to this requirement to obtain shareholder approval for any minor amendments to benefit the administration of the Plans, to take account of the provisions of any legislation, or to obtain or maintain favourable tax, exchange control or regulatory treatment for any participant or member of the Group.

Non-transferability

Awards (other than where indicated otherwise in connection with the Share Reward Plan (see “—Share Reward Plan” above) are not transferable other than to the participant’s personal representatives in the event of the participant’s death.

Benefits not pensionable

Benefits received under the Plans are not pensionable.

Overseas plans

The Board may, at any time, establish further plans based on the Plans for overseas territories. Any such plan will be similar to the Plans but may be modified to take account of local tax, exchange control or securities laws. Any Ordinary Shares made available under such further overseas plans must be treated as counting against the limits on individual and overall participation under the Plans.

The PSP and SVP incorporate separate schedules for employees who are resident in the United States of America, France and Switzerland in compliance with the relevant securities and tax laws.

Termination

No awards may be granted under the Plans more than ten years after UK Admission.

The Company’s employee benefit trust

The Company intends to establish an employee benefit trust or trusts (the “Trusts”) to operate in connection with the Plans. The Company will have the power to appoint and remove the trustee(s) of the Trusts. The Trusts will benefit current and former employees and directors (other than Non-Executive Directors) of the Group and certain members of their families (excluding any person resident in the jurisdiction where a Trust is constituted for tax purposes, as appropriate).

The trustee(s) of the Trusts will have the power to acquire Ordinary Shares or ADSs and, with effect from UK Admission, any Ordinary Shares or ADSs acquired may be used for the purposes of the Plans, other employee share plans established by the Group from time to time or otherwise for the benefit of the beneficiaries of the Trusts.

The Group may fund the Trusts by loan or gift to acquire Ordinary Shares or ADSs either by market purchase or by subscription. Any awards to subscribe for Ordinary Shares or ADSs granted to the Trusts or Ordinary Shares or ADSs issued to the Trusts will be treated as counting against the overall limits that apply to the Plans. The trustee(s) of the Trusts will not, without Haleon Shareholder approval, hold or acquire more than 5 per cent. of the Company’s issued ordinary share capital from time to time (disregarding any Ordinary Shares or ADSs held by it as a nominee).

Pensions

Defined benefit pension schemes

One of the former sponsoring employers in GSK’s UK pension schemes comprising the GSK Pension Scheme, the GSK Pension Fund and the SmithKline Beecham Pension Plan (the “UK Pension Schemes”), and the other material funded defined benefit pension scheme in the UK, the SmithKline Beecham Senior Executive Pension Plan (the “SBSEPP”), is a company within the Group (the “Haleon Employer”). With effect from the end of 31 March 2022, the Haleon Employer ceased to participate in each of the UK Pension Schemes and the SBSEPP. All of the Haleon Employer’s liabilities in respect of the UK Pension Schemes and the SBSEPP were apportioned to GlaxoSmithKline Services Unlimited (another of the sponsoring employers and a company in the GSK Group following the Demerger) by way of a statutory apportionment mechanism.

The US defined benefit plan has been closed to future accrual since 1 January 2021. The US defined benefit plan liabilities and assets related to Group employees are being retained by the GSK Group following the Demerger. The majority of the US post-retirement healthcare plan liabilities will be retained by the GSK Group following the Demerger, with the exception of the liability for active Group employees which will transfer to the Group.

The majority of the legacy defined benefit pension liabilities transferring to the Group relate to arrangements outside of the UK and USA. Over 90 per cent. of these liabilities relate to the pension arrangements in Ireland, Switzerland and Germany. The Group will assume liabilities for current and (where applicable) former employees under such arrangements and, where such plans are funded, a share of the plan assets will be transferred to the plan set up by the Group.

Ongoing pension provision for Group employees

In the UK, since 1 April 2022, Group employees have been provided with ongoing accrual via LifeSight, a defined contribution master trust arrangement provided by Willis Towers Watson. Certain risk benefits, such as life assurance, are provided to Group employees through a separate arrangement with Legal & General. The Demerger does not change these arrangements with LifeSight and Legal & General.

In the USA, prior to Demerger, ongoing accrual was provided via a GSK Group defined contribution arrangement. A defined contribution plan was established for the Group’s US employees and they have joined this plan at or before the date of Demerger. The US defined contribution plan assets related to Group employees were transferred to this plan.

Outside of the UK and the USA, the Group has committed to replicating GSK Group benefits where possible. Some pension arrangements operate on a stand-alone basis for the Group, and these will continue beyond the Demerger, but other arrangements cover both GSK Group and Group employees. In the latter case, arrangements have been made to separate these plans. In most cases, the GSK Group will retain the existing plan and the Group will establish a new plan, with a transfer of the part of the assets of the GSK plan attributable to Group employees being made to the plan established by the Group.

DESCRIPTION OF SECURITIES

For the purposes of this Item, “CREST” refers to the system for the paperless settlement of trades in securities and the holding of uncertificated securities in accordance with the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended, operated by Euroclear UK & International Limited, and “uncertificated” or “in uncertificated form” refers to a share or other security recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which may be transferred by using CREST.

Share Capital of the Company

Issued share capital of the Company

Immediately after Separation, the ordinary share capital of the Company was held as follows:

Shareholder	Class	Number of shares	Voting rights
Pfizer (including interests in Ordinary Shares held indirectly through holdings of ADSs)	Ordinary Shares	2,955,063,626	32 per cent.
SLPs	Ordinary Shares	692,593,037	7.5 per cent.
GSK	Ordinary Shares	502,727,073	5.44 per cent.
Other holders of Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs)	Ordinary Shares	5,084,190,095	55.06 per cent

The Ordinary Shares have a nominal value of £0.01 each. The Non-Voting Preference Shares have a nominal value of £1 each and are fully paid. The Non-Voting Preference Shares will not be listed on the LSE or any other exchanges.

Holders of Ordinary Shares who the Company believes are or may be Designated Persons are not permitted to dispose of their Ordinary Shares or any legal or beneficial interest in any of them without the prior written consent of the Company. The Ordinary Shares are otherwise freely transferable and there are no restrictions on transfer.

The Ordinary Shares are registered with ISIN number GB00BMX86B70 and SEDOL number BMX86B7.

History of the share capital

On incorporation, two ordinary shares of £1 each in the capital of the Company were issued and have been fully paid up in cash. Subsequently, two further ordinary shares of £1 each in the capital of the Company were issued and have been fully paid up in cash. In addition, redeemable preference shares of £1 each (the “Redeemable Shares”) were issued and were fully paid up in cash. The Redeemable Shares were redeemed by the Company on 11 April 2022.

On 23 May 2022, the Company issued 16 ordinary shares of £1 each which were fully paid up in cash. Immediately following that issuance, the Company consolidated its 20 ordinary shares of £1 each into four ordinary shares of £5 each and then sub-divided such shares into sixteen ordinary shares of £1.25 each.

Prior to UK Admission, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as shareholders of the Company, passed a special resolution of the Company approving the capital reduction in accordance with section 641(1)(b) of the Companies Act, pursuant to which the Company:

•	cancelled and extinguished £1.24 of the nominal value of each Ordinary Share; and

•

cancelled and extinguished all amounts standing to the credit of the Company’s share premium account, with all amounts so reduced being credited to the Company’s profit and loss reserve (the “Capital Reduction”).

Implementation of the Capital Reduction was completed on August 3, 2022.

The purpose of the Capital Reduction was to create additional distributable reserves in the Company, which the Company can then use to support future distributions to shareholders in accordance with its stated dividend policy, as set out in “Business Overview—Dividend Policy.” Aggregate distributable reserves of £22,057,623,030 were created by the Capital Reduction. The Capital Reduction became effective on 3 August 2022, at which point the nominal value of each Ordinary Share was reduced from £1.25 to 1 pence.

GSK and the Company implemented the Demerger on 15 July 2022, as described in “Business—History and Development of the Company” of this prospectus, which resulted, among other things, the Company becoming the ultimate holding company of the Group and holders of GSK Shares of Record Time and GSK ADSs of Record Time receiving Ordinary Shares and ADSs, respectively.

Shortly following the Demerger, GSK, Pfizer, the SLPs and the Company implemented the Share Exchanges as described in “Material Contracts— Exchange Agreements,” which resulted in, among other things, the following alterations to the share capital of the Company:

•

the Company alloted and issued to GSK 502,727,073 Ordinary Shares. The number of Ordinary Shares held by GSK at UK Admission represented 5.44 per cent. of the total issued share capital of the Company;

•

the Company alloted and issued to the SLPs 692,593,037 Ordinary Shares, resulting in the SLPs holding, on UK Admission, Ordinary Shares representing 7.5 per cent. of the total issued share capital of the Company (to the nearest whole Ordinary Share); and

•

the Company alloted and issued to Pfizer: (i) 25 million Non-Voting Preference Shares; and (ii) 2,955,063,626 Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs), resulting in Pfizer holding, on UK Admission, Ordinary Shares representing 32 per cent. of the total issued share capital of the Company (to the nearest whole Ordinary Share).

Immediately following the issue of shares described in the third bullet above, Pfizer carried out the NVPS Sale.

Further details of the Demerger and the Share Exchanges are set out in “Business—History and Development of the Company.”

Information about Ordinary Shares and Non-Voting Preference Shares

Description and type of securities

The Ordinary Shares are fully paid ordinary shares with a nominal value of £0.01 each. The Company has one class of ordinary shares.

The Non-Voting Preference Shares are fully paid non-voting preference shares with a nominal value of £1 each carrying preferential rights in respect of both dividends and distributions of capital. The Company has one class of preference shares in issue.

The Ordinary Shares and the Non-Voting Preference Shares are credited as fully paid and free from all liens, equities, charges, encumbrances and other interests.

The Non-Voting Preference Shares rank pari passu with all other Non-Voting Preference Shares and carry preferential dividend rights ahead of the Ordinary Shares, entitling the holder to quarterly cumulative dividends at a fixed rate of 9.5 per cent. per annum for a period of five years from the date of the issue of the Non-Voting Preference Shares, following which the rate shall be reset for each subsequent period of five consecutive years at the rate which is equal to the Bank of England base rate prevailing at the time of reset plus 7.5 per cent.

Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares. The Non-Voting Preference Shares also carry preferential rights to participate in any distribution of capital in the event of the insolvency of the Company (including on a winding-up of the Company) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.

The Ordinary Shares rank behind the Non-Voting Preference Shares, as described in the preceding paragraph, and pari passu with all other Ordinary Shares for dividends and distributions on shares of the Company declared, made or paid after their issue.

Further detail on the rights attaching to the Ordinary Shares and the Non-Voting Preference Shares is set out in “—Rights attached to the Ordinary Shares and the Non-Voting Preference Shares.”

Legislation under which the Ordinary Shares were created

The Ordinary Shares and the Non-Voting Preference Shares have been created under the Companies Act.

Listing

The Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and listed on the main market for listed securities of the LSE under the ticker symbol “HLN.” The Company has been included in the FTSE UK Index Series.

The ADSs are listed on the NYSE under the ticker symbol “HLN.”

No application has been made for admission of Ordinary Shares to trading on any other stock exchange (nor is it the current intention of the Company to make any such application in future).

There is no prior trading record for the Ordinary Shares.

No application has been made for admission of the Non-Voting Preference Shares to trading on any stock exchange, nor is it the current intention of the Company to make any such application in future. There is no prior trading record for the Non-Voting Preference Shares.

Form and currency of the Ordinary Shares and the Non-Voting Preference Shares

The Ordinary Shares and the Non-Voting Preference Shares are in registered form and are capable of being held in certificated and uncertificated form. The registrar of the Company is Equiniti Limited (“Registrar”).

Title to the certificated Ordinary Shares and Non-Voting Preference Shares is evidenced by entry in the register of members of the Company and title to uncertificated Ordinary Shares and Non-Voting Preference Shares is evidenced by entry in the operator register maintained by the Registrar (which will form part of the register of members of the Company).

No share certificates will be issued in respect of Ordinary Shares or Non-Voting Preference Shares in uncertificated form. No temporary documents of title have been or will be issued in respect of the Ordinary Shares or the Non-Voting Preference Shares.

The Ordinary Shares and the Non-Voting Preference Shares have joined CREST, the computerised, paperless system for settlement of sales and purchases of shares in the London securities market.

The Ordinary Shares and the Non-Voting Preference Shares are denominated in Pounds Sterling and the Ordinary Shares are quoted in Pounds Sterling on the LSE.

Rights attached to the Ordinary Shares and the Non-Voting Preference Shares

Ordinary Shares

All the Ordinary Shares rank pari passu in all respects. There are no conversion or exchange rights attaching to the Ordinary Shares, and all the Ordinary Shares have equal rights to participate in capital, dividend and profit distributions by the Company.

Subject to the provisions of the Companies Act, any equity securities issued by the Company for cash must first be offered to Haleon Shareholders in proportion to their holdings of Ordinary Shares. The Companies Act and the rules made by the FCA in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 of the UK, as amended from time to time (the “UK Listing Rules”) allow for the disapplication of pre-emption rights which may be approved by a special resolution of the Haleon Shareholders, either generally or specifically, for a maximum period not exceeding five years. A resolution to this effect was passed on 23 May 2022 and is summarised in “—Resolutions passed by initial shareholders of the Company.”

Except in relation to dividends which have been declared and rights on a liquidation of the Company, the Haleon Shareholders have no rights to share in the profits of the Company.

The Ordinary Shares are not redeemable. However, the Company may purchase or contract to purchase any of the Ordinary Shares on- or off-market, subject to the Companies Act and the requirements of the UK Listing Rules. The Company may purchase Ordinary Shares only out of distributable reserves or the proceeds of a new issue of shares made to fund the repurchase.

Further details of the rights attached to the Ordinary Shares in relation to attendance and voting at general meetings, entitlements on a winding-up of the Company, transferability of Ordinary Shares and dividends are set out in “10.B. Memorandum and Articles of Association.”

Non-Voting Preference Shares

The Non-Voting Preference Shares are fully paid non-voting preference shares with a nominal value of £1 each. Each Non-Voting Preference Share is redeemable in whole at the option of the Company or redeemable at the option of each relevant Non-Voting Preference Shareholder in respect of its entire holding of Non-Voting Preference Shares on any date falling not less than five years after the date on which that Non-Voting Preference Share was issued or, if earlier, on the Company undergoing a change of control. Such redemption shall be at the nominal value of the relevant Non-Voting Preference Shares plus the amount, if any, of all accrued but unpaid dividends on the Non-Voting Preference Shares. The Company has one class of non-voting preference shares.

The Non-Voting Preference Shares do not confer any voting rights, other than in respect of matters that entail a variation of the class rights attaching to the Non-Voting Preference Shares, in which case each Non-Voting Preference Share confers one vote at a separate class meeting of the Non-Voting Preference Shareholders convened in order to consider a proposed variation of class rights.

The Non-Voting Preference Shares rank pari passu with all other Non-Voting Preference Shares and have preferential dividend rights ahead of the Ordinary Shares, entitling Non-Voting Preference Shareholders to quarterly cumulative dividends at a fixed rate of 9.5 per cent. per annum for a period of five years from the date of the issue of the Non-Voting Preference Shares, following which the rate shall be reset for each subsequent period of five consecutive years at the rate which is equal to the Bank of England base rate prevailing at the time of reset plus 7.5 per cent. Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares. The Non-Voting Preference Shares also carry preferential rights to participate in a distribution of capital in the event of insolvency (including on a winding-up) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.

The Ordinary Shares rank behind the Non-Voting Preference Shares, as described in the preceding paragraph, and pari passu with all other Ordinary Shares for dividends and distributions on ordinary shares of the Company declared, made or paid after their issue.

Resolutions passed by initial shareholders of the Company

Authorisations relating to the share capital of the Company

On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following resolutions relating to the share capital of the Company, each of which was subject to and conditional upon UK Admission occurring:

(A)

an ordinary resolution that the Directors be generally and unconditionally authorised, in accordance with section 551 of the Companies Act, in substitution for all subsisting authorities, to exercise all powers of the Company to allot shares in the Company and to grant rights to subscribe for or convert any security into shares in the Company up to an aggregate nominal amount of £3,847,723,920 which authority shall expire at the end of the first annual general meeting of the Company following UK Admission or, if earlier, at the close of business on 30 June 2023 (unless previously revoked or varied by the Company in general meeting) save that under such authority the Company may, before such expiry, make an offer or agreement which would or might require shares to be allotted or rights to subscribe for or convert any security into shares to be granted after such expiry and the Directors may allot shares or grant rights to subscribe for or convert any security into shares in pursuance of such an offer or agreement as if the relevant authority conferred hereby had not expired;

(B)

a special resolution that, subject to the passing of the resolution described in paragraph (A) above, and in substitution for all subsisting authorities, the Directors be empowered to allot equity securities (as defined in the Companies Act) for cash under the authority given by that resolution and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be limited:

(i)	to the allotment of equity securities and sale of treasury shares in connection with an offer of, or invitation to apply for, equity securities:

(a)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(b)

to holders of other equity securities, as required by the rights of those securities, or as the Directors otherwise consider necessary, but so that the Directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with treasury shares, fractional entitlements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter whatsoever; and

(ii)

to the allotment of equity securities or sale of treasury shares (otherwise than under paragraph (i) above) up to a nominal amount of £577,158,587 (calculated, in the case of equity securities which are rights to subscribe for, or convert, securities into, ordinary shares by reference to the aggregate nominal amount of relevant shares which may be allotted pursuant to such rights), such power to expire at the end of the first annual general meeting of the Company following UK Admission (or, if earlier, at the close of business on 30 June 2023) but, in each case, prior to its expiry the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power expires and the Directors may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not expired;

(C)

a special resolution that, subject to the passing of the authority described in paragraph (A) above, the Directors be empowered in addition to any authority described in paragraph (B) above to allot equity securities (as defined in the Companies Act) for cash under the authority described in paragraph (A) and/or to sell ordinary shares held by the Company as treasury shares for cash as if section 561 of the Companies Act did not apply to any such allotment or sale, such power to be:

(i)

limited to the allotment of equity securities or sale of treasury shares up to a nominal amount of £577,158,587 (calculated, in the case of equity securities which are rights to subscribe for, or convert, securities into, ordinary shares by reference to the aggregate nominal amount of relevant shares which may be allotted pursuant to such rights); and

(ii)

used only for the purposes of financing (or refinancing, if the authority is to be used within six months after the original transaction) a transaction which the Directors determine to be an acquisition or other capital investment of a kind contemplated by the Statement of Principles on Disapplying Pre-Emption Rights most recently published by the Pre-Emption Group prior to the date of this prospectus, such power to expire at the end of the first annual general meeting of the Company following UK Admission (or, if earlier, at the close of business on 30 June 2023) but, in each case, prior to its expiry the Company may make offers, and enter into agreements, which would, or might, require equity securities to be allotted (and treasury shares to be sold) after the power expires and the Directors may allot equity securities (and sell treasury shares) under any such offer or agreement as if the power had not expired;

(D)

a special resolution that the Company be generally and unconditionally authorised for the purposes of section 701 of the Companies Act to make market purchases (within the meaning of section 693(4) of the Companies Act) of its own ordinary shares provided that the:

(i)	maximum number of ordinary shares hereby authorised to be purchased is 923,453,741;

(ii)	minimum price, exclusive of expenses, which may be paid for each ordinary share is the nominal value of such share;

(iii)

maximum price, exclusive of expenses, which may be paid for each ordinary share shall be the higher of (i) an amount equal to five per cent. above the average market value for the Company’s ordinary shares for the five business days immediately preceding the day on which the ordinary share is contracted to be purchased; and (ii) the higher of the price of the last independent trade and the highest current independent purchase bid at the time on the trading venue on which the purchase is carried out; and

(iv)

authority conferred as described under this paragraph (D) shall, unless renewed prior to such time, expire at the end of the next annual general meeting of the Company (or, if earlier, at the close of business on 30 June 2023), save that the Company may, before such expiry, enter into a contract for the purchase of ordinary shares which would or might be completed wholly or partly after such expiry and the Company may purchase ordinary shares pursuant to any such contract as if this authority had not expired.

Board undertaking in relation to share capital authorities

Following the Capital Reduction, the aggregate nominal value of the Company’s issued ordinary share capital was reduced and, as a result, the headroom contained within certain of the share capital authorities above is, and will continue to be until the Company’s next annual general meeting (or, if earlier, at the close of business on 30 June 2023), in excess of the level of standing annual share capital authorities generally considered to be appropriate for a listed company. Accordingly, in order to demonstrate that the Group does not intend to breach, inter alia, the guidance of investment protection committees (such as the Investment Association, Pensions and Lifetime Savings Association and Pensions & Investment Research Consultants) or the Pre-Emption Group’s “Statement of Principles” regarding routine disapplication of pre-emption rights, the Board has resolved that:

(A)

to the extent that the authority conferred by the resolution described at sub-paragraph (A) above is in respect of an aggregate nominal amount which exceeds one-third of the aggregate nominal amount of the Company’s issued ordinary share capital on UK Admission (the “Admission Capital”), it will not exercise that authority in respect of such excess without first seeking shareholder approval;

(B)

it will limit the exercise of the power conferred by the resolution described at sub-paragraph (B) above, as limited by limb (ii) of that sub-paragraph, to the disapplication of pre-emption rights in respect of allotments of the Company’s shares up to an aggregate nominal amount which is not more than five per cent of the Admission Capital; and

(C)

it will limit the exercise of the power conferred by the resolution described at sub-paragraph (C) above, as limited by limb (i) of that sub-paragraph, to the disapplication of pre-emption rights in respect of allotments of the Company’s shares up to an aggregate nominal amount which is not more than five per cent of the Admission Capital.

Authority to make donations to political organisations and political expenditure

On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following ordinary resolution: for the purposes of sections 366 and 367 of the Companies Act, the Company and all companies that are or become, at any time during the period for which this authorisation has effect, subsidiaries of the Company, are authorised in aggregate to:

•

make political donations, as defined in section 364 of the Companies Act, to political parties and/or independent electoral candidates, as defined in section 363 of the Companies Act, not exceeding £50,000 in total;

•	make political donations to political organisations other than political parties, as defined in section 363 of the Companies Act, not exceeding £50,000 in total; and

•

incur political expenditure, as defined in section 365 of the Companies Act, not exceeding £50,000 in total, in each case during the period beginning with the date of passing this resolution and ending at the end of the next annual general meeting of the Company (or, if earlier, at the close of business on 30 June 2023). In any event, the aggregate amount of political donations and political expenditure made or incurred under this authority shall not exceed £100,000.

Authority to call general meetings on 14 days’ notice

On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following special resolution: that a general meeting of the Company other than an annual general meeting may be called on no less than 14 clear days’ notice.

Authority for the Audit & Risk Committee to determine the remuneration of the auditors

On 23 May 2022, David Redfern, Adam Walker, Victoria Whyte and Subesh Williams, in their capacity as the only shareholders of the Company passed the following ordinary resolution: that the Audit & Risk Committee of the Company be authorised to determine the remuneration of the auditors.

Taxation

Certain information on taxation in the UK and the USA is set out in “Taxation” below. The information contained in “—10.E. Taxation” is intended only as a general guide to the current tax position in the UK and the USA for the Haleon Shareholders described therein.

MEMORANDUM AND ARTICLES OF ASSOCIATION

The Articles of Association of the Company, which were adopted on 31 May 2022, contain (amongst others) provisions to the following effect.

Unrestricted objects

The objects of the Company are unrestricted.

Limited liability

The liability of the Haleon Shareholders is limited to the amount, if any, unpaid on the Ordinary Shares held by them.

Share rights

Subject to any rights attached to existing Ordinary Shares and Non-Voting Preference Shares, the Company may issue shares with such rights and restrictions as the Company may by ordinary resolution decide, or (if there is no such resolution or so far as it does not make specific provision) as the Board may decide. Such rights and restrictions apply as if they were set out in the Articles of Association. The Company may issue redeemable shares, subject to any rights attached to existing Ordinary Shares and the Non-Voting Preference Shares. The Board may determine the terms and conditions and the manner of redemption of any redeemable shares so issued. Such terms and conditions apply to the relevant shares as if they were set out in the Articles of Association.

Voting rights

Haleon Shareholders are entitled to vote at a general meeting or class meeting on a poll. Under the Articles of Association, any resolution put to a vote at a general meeting of the Company shall be decided on a poll. The Companies Act and the Articles of Association of the Company provide that on a poll every Haleon Shareholder has one vote per Ordinary Share held by them and a Haleon Shareholder may vote in person or by one or more proxies.

Where a Haleon Shareholder appoints more than one proxy, the proxies appointed by them taken together have the same voting rights as the Haleon Shareholder could exercise in person.

In the case of joint holders of an Ordinary Share the vote of the senior who tenders a vote, whether in person or by proxy, is accepted to the exclusion of the votes of the other joint holders and, for this purpose, seniority is determined by the order in which the names stand in the register in respect of the joint holding.

Non-Voting Preference Shares do not confer any right to vote at a general meeting. Non-Voting Preference Shareholders are, however, entitled to vote in respect of their Non-Voting Preference Shares at any class meeting of Non-Voting Preference Shareholders.

Restrictions on voting

A Haleon Shareholder is not entitled to vote at any general meeting or class meeting in respect of any Ordinary Share held by them if any call or other sum then payable by them in respect of that Ordinary Share remains unpaid or if that Haleon Shareholder has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those Ordinary Shares required to be provided under the Companies Act.

Dividends and other distributions

The Company may by ordinary resolution from time to time declare dividends not exceeding the amount recommended by the Board. Subject to the Companies Act, the Board may pay interim dividends, and also any fixed rate dividend, whenever the financial position of the Company, in the opinion of the Board, justifies its payment. If the Board acts in good faith, it is not liable to holders of Ordinary Shares or Non-Voting Preference Shares with preferred or pari passu rights for losses arising from the payment of interim or fixed dividends on other Ordinary Shares or Non-Voting Preference Shares.

The Board may withhold payment of all or any part of any dividends or other moneys payable in respect of Ordinary Shares from a person with a 0.25 per cent. or greater holding, in number or nominal value, of such shares (in each case, calculated exclusive of any such shares held as treasury shares) (in this paragraph, a “0.25 per cent. interest”) if such a person has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those Ordinary Shares required to be provided under the Companies Act.

The Non-Voting Preference Shares rank pari passu with all other Non-Voting Preference Shares and have preferential dividend rights ahead of the Ordinary Shares, entitling Non-Voting Preference Shareholders to quarterly cumulative dividends at a fixed rate of 9.5 per cent. per annum for a period of five years from the date of the issue of the Non-Voting Preference Shares, following which the rate shall be reset for each subsequent period of five consecutive years at the rate which is equal to the Bank of England base rate prevailing at the time of reset plus 7.5 per cent. Dividends on the Non-Voting Preference Shares which have become due and payable in accordance with the Articles are required to be paid in full before any repurchases or distributions can be made with respect to the Ordinary Shares.

Except insofar as the rights attaching to, or the terms of issue of, any Ordinary Share otherwise provide, all dividends are apportioned and paid pro rata as between the Ordinary Shares according to the amounts paid up on the Ordinary Share during any portion of the period in respect of which the dividend is paid. Dividends may be declared or paid in any currency.

The Board may, if authorised by an ordinary resolution of the Company, offer Haleon Shareholders (excluding any Haleon Shareholder holding Ordinary Shares as treasury shares) in respect of any dividend the right to elect to receive Ordinary Shares by way of scrip dividend instead of cash.

Any dividend unclaimed after a period of six years from the date when it was declared or became due for payment is forfeited and reverts to the Company unless the Board decides otherwise.

The Board may decide on the way dividends or other money payable in cash relating to an Ordinary Share are paid, including deciding on different methods of payment for different Haleon Shareholders or groups of Haleon Shareholders. If the Board has decided on different methods of payment, it may also give Haleon Shareholders the option of choosing in which of these ways they would like to receive payment or it may specify that a particular method of payment will be used unless Haleon Shareholders choose otherwise. If Haleon Shareholders fail to provide the necessary details to enable payment of the dividend or other amount payable to them or if payment cannot be made using the details provided by the Haleon Shareholder, the dividend or other amount payable will be treated as unclaimed.

The Company may cease to employ any means of payment, including intra-bank transfers or other electronic means, for dividends if (i) for any one dividend the payment by any method has failed (including where the payment has been rejected or refunded) and reasonable enquiries have failed to establish any new account of the registered holder; or (ii) in respect of any payments to be made via cheque, any hard copy notice, document or other information served on or sent or supplied to a member of the Company has been returned to the Company undelivered and the relevant member has not supplied to the Company (or its agent) a new registered address, or a postal address within the United Kingdom or the United States for the service of notices and the despatch or supply of documents and other information. The Company must recommence sending dividend payments if the holder or person entitled by transmission requests such recommencement in writing (and provides any information reasonably required by the Company to enable it to do so).

The dividend paying agent for the Haleon Shareholders is Equiniti Limited, Aspect House, Spencer Road, Lancing BN99 6DA, United Kingdom.

Rights on a winding up

The Non-Voting Preference Shares carry preferential rights to participate in a distribution of capital in the event of insolvency (including on a winding-up) up to an amount equal to their nominal value plus accrued dividend and any arrears or deficiency in amount of the cumulative dividend.

The Ordinary Shares do not carry any rights to participate in a capital distribution (including on a liquidation) other than those that exist as a matter of law. Under the Companies Act, upon a liquidation, after the claims of creditors have been satisfied and subject to any special rights attaching to any other class of shares in the Company (including the Non-Voting Preference Shares), surplus assets (if any) are distributed among the Haleon Shareholders in proportion to the number and nominal amounts of their Ordinary Shares.

Pre-emption rights

The rights of Haleon Shareholders to participate pre-emptively in any allotment of equity securities are prescribed by the Companies Act. Under the Companies Act, subject to certain statutory exceptions, a company proposing to allot equity securities (which includes the grant of rights to subscribe for shares) must first offer them on the same or more favourable terms to each holder of shares pro rata to their existing shareholding. The statutory pre-emption right also applies to a sale of shares that, immediately before the sale, were held by the Company as treasury shares. The Companies Act allows this statutory pre-emption right to be disapplied by special resolution so that the Directors may allot shares as if the pre-emption provisions did not apply, either in relation to a general authority to allot shares or in relation to a specified allotment of equity securities.

The statutory pre-emption regime does not apply to: the allotment or transfer of Ordinary Shares under an employees’ share scheme; the allotment of bonus shares; or an allotment of equity securities that are paid up wholly or partly otherwise than in cash.

Transfer of shares

The Ordinary Shares and Non-Voting Preference Shares are in registered form. Any Ordinary Share or Non-Voting Preference Share may be held in uncertificated form and, subject to the Articles of Association, title to uncertificated Ordinary Shares or Non-Voting Preference Shares may be transferred by means of a relevant system. Provisions of the Articles of Association do not apply to any uncertificated Ordinary Shares or Non-Voting Preference Shares to the extent that such provisions are inconsistent with the holding of Ordinary Shares or Non-Voting Preference Shares (as applicable) in uncertificated form, with the transfer of Ordinary Shares or Non-Voting Preference Shares (as applicable) by means of a relevant system, with any provision of the legislation relating to the holding, evidencing of title to, or transfer of uncertificated shares.

Subject to the Articles of Association, any Haleon Shareholder or Non-Voting Preference Shareholder may transfer all or any of their certificated Ordinary Shares or Non-Voting Preference Shares by an instrument of transfer in any usual form or in any other form which the Board may approve. The instrument of transfer must be signed by or on behalf of the transferor and (in the case of a partly-paid Haleon Share) the transferee.

The transferor of an Ordinary Share or Non-Voting Preference Share is deemed to remain the holder until the transferee’s name is entered in the register.

The Board can decline to register any transfer of any Ordinary Share or Non-Voting Preference Share which is not a fully paid Ordinary Share or Non-Voting Preference Share. The Board may also decline to register a transfer of a certificated Ordinary Share or Non-Voting Preference Share unless the instrument of transfer:

•

is duly stamped or certified or otherwise shown to the satisfaction of the Board to be exempt from stamp duty and is accompanied by the relevant share certificate and such other evidence of the right to transfer as the Board may reasonably require;

•	is in respect of only one class of Ordinary Share or Non-Voting Preference Share; and

•	if to joint transferees, is in favour of not more than four such transferees.

Registration of a transfer of an uncertificated Ordinary Share or Non-Voting Preference Share may be refused in the circumstances set out in the uncertificated securities rules (as defined in the Articles of Association) and where, in the case of a transfer to joint holders, the number of joint holders to whom the uncertificated Ordinary Share or Non-Voting Preference Share (as applicable) is to be transferred exceeds four. The Board may decline to register a transfer of any of the Company’s certificated Ordinary Shares by a person with a 0.25 per cent. interest if such a person has been served with a restriction notice (as defined in the Articles of Association) after failure to provide the Company with information concerning interests in those shares required to be provided under the Companies Act, unless the transfer is shown to the Board to be pursuant to an arm’s length sale (as defined in the Articles of Association).

Redemption of Non-Voting Preference Shares

Each Non-Voting Preference Share is redeemable in whole at the option of the Company or redeemable at the option of each relevant Non-Voting Preference Shareholder in respect of its entire holding of Non-Voting Preference Shares on any date falling not less than five years after the date on which that Non-Voting Preference Share was issued or, if earlier, on the Company undergoing a change of control. Such redemption shall be at the nominal value of the relevant Non-Voting Preference Shares plus the amount, if any, of all accrued but unpaid dividends on the Non-Voting Preference Shares.

Sub-division of share capital

Any resolution authorising the Company to sub-divide any of its Ordinary Shares may determine that, as between the Ordinary Shares resulting from the sub-division, any of them may have a preference, advantage or deferred or other right or be subject to any restriction as compared with the others.

General meetings

The Articles of Association rely on the Companies Act provisions dealing with the calling of general meetings. Under the Companies Act an annual general meeting must be called by notice of at least 21 days. Upon listing, the Company will be a “traded company” for the purposes of the Companies Act and as such will be required to give at least 21 days’ notice of any other general meeting unless a special resolution reducing the period to not less than 14 days has been passed at the immediately preceding annual general meeting or at a general meeting held since that annual general meeting or, pending the Company’s first annual general meeting, at any general meeting. Notice of a general meeting must be given in hard copy form, in electronic form, or by means of a website and must be sent to every Haleon Shareholder and every Director. It must state the time and date and the place of the meeting and the general nature of the business to be dealt with at the meeting. As the Company will be a traded company, the notice must also state the website address where information about the meeting can be found in advance of the meeting, the voting record time, the procedures for attending and voting at the meeting, details of any forms for appointing a proxy, procedures for voting in advance (if any are offered), and the right of Haleon Shareholders to ask questions at the meeting. In addition, a notice calling an annual general meeting must state that the meeting is an annual general meeting.

The Board may decide to allow persons entitled to attend and participate in a general meeting to do so by simultaneous attendance and participation by means of an electronic facility with no member necessarily in physical attendance at the electronic meeting, and to permit directors or others to attend and speak, and the chair of the meeting to preside, by electronic means. Shareholders present in person or by proxy by means of such electronic facility will be counted in the quorum for, and entitled to participate in, the relevant general meeting.

Restrictions in respect of Designated Persons

The Articles of Association contain provisions empowering the Company to apply certain restrictions and to take certain actions in relation to Ordinary Shares and Non-Voting Preference Shares (“Restricted Shares”) where the Company believes the holder of such shares is or may be a Designated Person89 (a “Restricted Person”).

In respect of any Restricted Shares:

•

all of the rights attaching to the Restricted Shares, including (but not limited to) any rights to attend and vote at general meetings of the Company, rights to receive dividends and other distributions from the Company and to otherwise participate in the assets of the Company (including on a winding up) are suspended and cease to have effect;

•	no interest accrues on any dividend (or capital return) paid to the Company’s shareholders generally but withheld from the Restricted Person in accordance with the above sub-paragraph;

•

the directors of the Company are entitled to take steps to ensure that any Restricted Shares held in uncertificated form are immediately converted into certificated form, and that any Restricted Shares held in certificated form are not converted into uncertificated form;

•	the Restricted Person is prohibited from disposing of the Restricted Shares or any legal or beneficial interest in any of them without the prior written consent of the Company; and

•

the Company may, on giving written notice to the relevant Restricted Person, authorise any director of the Company or the company secretary (who are deemed to be appointed as the Restricted Person’s attorney) to transfer the Restricted Shares to a subsidiary undertaking of the Company (a “Restricted Share Trustee”) to hold on trust for the Restricted Person on the terms set out in the Articles of Association.

The restrictions described above will apply to any Restricted Shares held by a Restricted Person unless and until the directors are satisfied that the Restricted Person has ceased to be a Designated Person (a “Released Person”). Any person whose shares in the Company are Restricted Shares and who believes that they have ceased to be a Designated Person may give written notice to the Company confirming that they believe that they have ceased to be a Designated Person and the date(s) on which such change became effective (a “Release Notice”). However, the decision as to whether and when a person’s shares cease to be Restricted Shares is ultimately a decision for the directors (at their sole discretion); the directors do not have to receive a Release Notice, for example, before determining that a Restricted Person has become a Released Person.

[89]

“Designated Person” is (A) any person listed on a Sanctions List (as defined in the Articles of Association); or (B) any other person, in each case where it would be unlawful, by virtue of any Sanctions Law (as defined in the Articles of Association) applicable to the Company, for the Company or any of its directors, officers, or employees to make available to such person, or to otherwise facilitate dealings by such person in, any shares in the company or the benefit of any rights attaching to such shares.

If at any time the directors determine that a Restricted Person has become a Released Person, the restrictions described above will cease to apply in respect of that person’s shares with immediate effect from the time of such determination and the Company is required, as soon as reasonably practicable and if applicable, to: (i) procure that any Restricted Shares converted into certificated form are converted back into uncertificated form; (ii) pay, without interest, to the Released Person or their nominee (provided that such nominee is not itself a Designated Person) any moneys relating to the Released Person’s shares which were withheld from the Released Person while their shares in the Company were Restricted Shares; and (iii) procure that the legal title to any Restricted Shares transferred to a Restricted Share Trustee is returned to the Released Person or their nominee (provided that such nominee is not itself a Designated Person).

EXCHANGE CONTROLS

Other than certain economic sanctions, which may be in force from time to time, there are currently no applicable laws, decrees or regulations in force in the UK restricting the import or export of capital or restricting the remittance of dividends or other payments to holders of the company’s shares who are non-residents of the UK. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the UK under English law or our Articles of Association on the right to be a holder of, and to vote in respect of, the Ordinary Shares.

AMERICAN DEPOSITARY SHARES

This summary of the general terms and provisions of our ADSs does not purport to be complete and is subject to and qualified in its entirety by our Form F-6 filed on 1 June 2022, including the exhibits thereto. In the following description, a “Holder” is the person registered with the Depositary, references to American depositary receipts or ADRs mean ADRs evidencing ADSs, “ADSs” refer to the ADSs, “shares” refer to Ordinary Shares and “Custodian” refer to the ADS Custodian.

General

ADRs evidencing ADSs are issuable pursuant the Deposit Agreement, between the Company and JPMorgan Chase Bank, N.A., as depositary, and the Holders of the ADRs. The principal executive office of the Depositary is 383 Madison Avenue, Floor 11, New York, New York 10179. Each ADS represents the right to receive two Ordinary Shares. An ADR may evidence any number of ADSs.

ADSs are listed on the NYSE under the ticker symbol “HLN.”

Voting

The Depositary or, if the deposited securities are registered in the name of or held by its nominee, its nominee, subject to and in accordance with the constituent documents of the Company, irrevocably appointed each Holder for the time being on the record date (the “Voting Record Date”) fixed by the Depositary in respect of any meeting (at which holders of deposited securities are entitled to vote) as its proxy to attend, vote and speak at the relevant meeting (or any adjournment thereof) in respect of the deposited securities represented by the ADSs registered on the books of the Depositary in the name of such Holder on the Voting Record Date. In respect of any such meeting each such Holder can appoint any person as its substitute proxy to attend, vote and speak on behalf of the Holder subject to and in accordance with the provisions of the Deposit Agreement and the constituent documents of the Company.

As soon as practicable after receipt of notice of any meeting at which the holders of deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of deposited securities, the Depositary shall fix the Voting Record Date in respect of such meeting or solicitation. The Depositary or, if the Company so determines, the Company shall, distribute to Holders of record on such Voting Record Date: (a) such information as is contained in such notice of meeting or in the solicitation materials, (b) an ADR proxy card in a form prepared by the Depositary, (c) a statement that each Holder at the close of business on the Voting Record Date will be entitled, subject to any applicable law, the Company’s constituent documents and the provisions of or governing the deposited securities, either (i) to use such ADR proxy card in order to attend, vote and speak at such meeting as the proxy of the Depositary or its nominee solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such Holder’s ADRs, or (ii) to appoint any other person as the substitute proxy of such Holder, solely with respect to the ordinary shares or other deposited securities represented by ADSs evidenced by such Holder’s ADRs, or (iii) to renounce the proxy initially provided by the Depositary or its nominee to such Holder or such Holder’s substitute proxy and to provide voting instructions to the Depositary as to the exercise of the voting rights, pertaining to the ordinary shares or other deposited securities represented by ADSs evidenced by their respective ADRs (“Voting Instructions”), and (d) if the Depositary is to be given Voting Instructions by such Holders, a brief statement as to the manner in which Voting Instructions may be given to the Depositary. Each Holder shall be solely responsible for the forwarding of voting information to the persons or entities having a beneficial ownership interest in ADSs (the “Beneficial Owner”) registered in such Holder’s name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any Voting Instructions to the Depositary in a timely manner or for the

Holder to arrange to attend, vote and/or speak at the relevant meeting. The Company shall provide notice to the Depositary of such vote or meeting in a timely manner and at least 30 days prior to the date of such vote or meeting (unless less than 30 days’ notice of the meeting has been given in accordance with the Company’s Articles of Association and English law, in which case the Company will provide to the Depositary such advance notice of the meeting as may be possible under the circumstances); provided that if the Depositary receives less than 30 days’ notice of such vote or meeting, the Depositary shall only make such distribution to the extent it deems it to be practicable.

Upon actual receipt by the ADR department responsible for proxies and Voting Instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC) of a Holder on the Voting Record Date in the manner and on or before the time established by the Depositary for such purpose, the depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Company’s constituent documents and the provisions of the deposited securities, to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such Voting Instructions insofar as practicable and permitted under the provisions of or governing deposited securities. The Depositary will not itself exercise any voting discretion in respect of any deposited securities. Ordinary shares or other deposited securities represented by ADSs for which no specific Voting Instructions are received by the Depositary from the Holder shall not be voted by the Depositary but may be directly voted by such Holder in attendance at meetings of shareholders as proxy for the Depositary or its nominee, subject to, and in accordance with, the Deposit Agreement and the Company’s constituent documents.

Holders and their substitute proxy (other than the Depositary) shall only be permitted to attend, vote and speak at meetings at which holders of deposited securities are entitled to vote as the proxy of the Depositary or its nominee with respect to the whole number of ordinary shares represented by the ADSs evidenced by ADRs held by such Holders on the record date set by the Depositary. For the avoidance of doubt, when the Depositary receives Voting Instructions from a substitute proxy of a Holder (including, without limitation, instructions from Broadridge Financial Solutions or any other entity acting on behalf of participants and/or customers of participants within DTC) or their agents, and such registered Holder has notified the Depositary that it holds ADRs on behalf of such substitute proxies, the Depositary shall treat such Voting Instructions as coming from an entity that holds ADRs on behalf of such substitute proxies and the Depositary shall vote or cause to be voted the deposited securities in accordance with such instructions.

Holders are strongly encouraged to forward their Voting Instructions as soon as possible. Voting Instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such Voting Instructions notwithstanding that such Voting Instructions may have been physically received by the Depositary prior to such time.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule or regulation or the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the Holders a notice, after consulting the Company as to the form of such notice to the extent practicable, that provides Holders with, or otherwise publicises to Holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

Procedures for Transmitting Notices, Reports and Proxy Soliciting Material

In addition to the procedures for transmitting notices discussed above under “—Voting,” the Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (i) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs and (ii) facilities for the delivery and receipt of ADRs. Title to an ADR (and to deposited securities represented by the ADSs), upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name such ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any Beneficial Owner, unless such Beneficial Owner is the Holder hereof. Such ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorised attorney upon surrender of ADRs at the Transfer Office upon delivery to the Depositary of proper instruments of transfer, duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it and it shall also close the issuance book portion of the ADR Register when reasonably requested by the Company in order to enable the Company to comply with applicable law.

The Deposit Agreement, the provisions of or governing deposited securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by Holders at the offices of the Depositary and its agent or agents, at the Transfer Office, on the SEC website, or upon request from the Depositary (which request may be refused by the Depositary at its discretion). The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Exchange Act and accordingly files certain reports with the SEC.

“Direct Registration ADR” means an ADR, the ownership of which is recorded on the Direct Registration System.

“Direct Registration System” means the system for the uncertificated registration of ownership of securities established by DTC and utilised by the Depositary pursuant to which the Depositary may record the ownership of ADRs without the issuance of a certificate, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.

Sale or Exercising of Rights

The Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of deposited securities (on which the following distributions on deposited securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (i) warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the Depositary as a result of a distribution on deposited securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any USD available to the Depositary from the net proceeds of sales of Rights as in the case of cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the non-transferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).

Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganisation

If the Company makes a dividend payable at the election of the holders of ordinary shares in either cash or additional ordinary shares that it wishes to be made available to the Holders, the Company shall give notice thereof to the Depositary at least 30 days prior to the proposed distribution stating whether or not it wishes such elective distribution to be made available to the Holders. The Depositary shall make such elective distribution available to the Holders only if, among other things, the Company has timely requested that the elective distribution is available to the Holders and the Depositary shall have determined that such distribution is reasonably practicable. If the conditions for making the elective distribution available to the Holders are satisfied, the Depositary shall establish a record date and procedures to enable the Holders to elect the receipt of either cash or additional ADSs. If the conditions for making the elective distribution available to the Holders are not satisfied, the Depositary shall, to the extent permitted by law, distribute either cash or additional ADSs to the Holders on the basis of the same determination as is made in the local market in respect of the ordinary shares for which no election is made. There can be no assurance that Holders or Beneficial Owners generally, or any Holder and/or Beneficial Owner in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

To the extent the Depositary deems distribution of securities or property available to the Depositary resulting from any distribution on deposited securities (other than cash, ordinary shares or Rights) not to be equitable and practicable, the Depositary may distribute any US Dollars available to the Depositary from net proceeds of sale of such securities or property.

The Depositary may, in its discretion, and shall if reasonably requested by the Company, distribute additional or amended ADRs or cash, securities or property to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, any ordinary share distributions or other distributions not distributed to Holders or any cash, securities or property available to the Depositary in respect of deposited securities from (and the Depositary is hereby authorised to surrender any deposited securities to any person and, irrespective of whether such deposited securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalisation, reorganisation, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company. To the extent the Depositary does not amend ADRs or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute deposited securities and each ADS evidenced by an ADR shall automatically represent its pro rata interest in the deposited securities as then constituted. Promptly upon the occurrence of any of the aforementioned changes affecting deposited securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

For all cash dividends and other cash distributions that are made available to the Depositary after the date that will be published on www.adr.com (as updated by the Depositary from time to time, “ADR.com”) and communicated to then current Holders by mail, the Depositary will distribute any cash to Holders solely via electronic funds transfer, except as otherwise provided in this paragraph. In order to receive such amounts, Holders must provide their bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose. Subject to the last sentence of this paragraph, all such amounts owing to Holders who do not provide such bank deposit details shall be held by the Depositary on behalf of such Holders until such bank deposit details have been provided. All amounts so held by the Depositary will be reported for tax purposes as if paid to all Holders as of the date that funds are first made available to Holders and will neither accrue interest nor be invested for Holders while they are being held. A Holder will be unable to receive cash dividends or other cash distributions to which it is entitled until such time as such Holder either (i) provides its bank deposit details to the Depositary in accordance with the instructions provided by the Depositary for this purpose, (ii) transfers such Holder’s ADS position into DTC or (iii) cancels its ADSs (whereupon, in the case of a transfer to DTC or a cancellation, such Holder will receive a check for the aggregate amount of cash dividends and/or cash distributions being held on its behalf). Notwithstanding the foregoing, the Depositary shall, if instructed by the Company, distribute cash dividends and other cash distributions by check or by such other means as the Company and the Depositary may agree.

Foreign Exchange Related Matters

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into US Dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The Depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on ADR.com. Such applicable foreign exchange rate and spread may (and neither the Depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the Company, the Depositary, Holders or Beneficial Owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. To the extent the Company provides US Dollars to the Depositary, neither the Bank nor any of its affiliates will execute an FX Transaction. In such case, the Depositary will distribute the US Dollars received from the Company.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com. The Company, Holders and Beneficial Owners each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

The form of ADRs evidencing ADSs and any provisions of the Deposit Agreement relating to those ADRs may be amended by the Company and the Depositary. Any amendment that imposes or increases any fees or charges, other than taxes and other governmental charges, transfer or registration fees, transmission costs, delivery costs or other such expenses, or that otherwise prejudices any substantial existing right of the Holders or Beneficial Owners, will not take effect as to any ADRs until 30 days after notice of the amendment has been given to the Holders. Every Holder and Beneficial Owner of any ADR, at the time an amendment becomes effective, will be deemed to continue to hold such ADR and to consent and agree to the amendment and to be bound by the Deposit Agreement or the ADR as amended. No amendment may impair the right of any Holder to surrender ADRs and receive in return the deposited securities represented by the ADSs. If any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

Whenever the Company directs, the Depositary has agreed to terminate the Deposit Agreement as to ADRs evidencing ADSs by mailing a termination notice to the Holders then outstanding at least 30 days before the date fixed in the notice of termination. The Depositary may likewise terminate the Deposit Agreement as to ADRs evidencing ADSs by mailing a termination notice to the Company and the Holders then outstanding at least 30 days before the date of termination, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the ordinary shares cease to be listed on an internationally recognised stock exchange, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, except where such transaction was commenced, announced by the Company or notified to the Depositary prior to the effective date of the Deposit Agreement.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.

Rights of Holders to Inspect the Transfer Books of the Depositary and the List of Holders

The Depositary will keep books for the registration and transfer of ADRs as well as facilities for the delivery and receipt of ADRs at the Transfer Office. These books will be open for inspection by Holders at all reasonable times. However, this inspection may not be for the purpose of communicating with Holders in the interest of a business or object other than the Company business or a matter related to the Deposit Agreement or the ADRs.

Restrictions on the Right to Transfer or Withdraw the Underlying Securities

As a condition precedent to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or the withdrawal of any deposited securities, the Company, the Depositary, or Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to ordinary shares or other deposited securities being registered) and payment of any applicable fees as therein provided, may require the production of proof satisfactory to it as to the identity and genuineness of any signature, as well as such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and ADR, as it may deem necessary or proper, and may also require compliance as the Depositary may deem reasonably necessary or appropriate to comply with any applicable laws, rules, regulations or industry standards or to avoid, prevent or mitigate any potential liability to the Depositary.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of deposited securities may be suspended, generally or in particular instances, when the ADR Register or any register for deposited securities is closed or when any such action is deemed advisable by the Depositary or the Company at any time or from time to time.

Limitations on the Depositary’s Liability

The Depositary shall not incur any liability to any Holder or Beneficial Owners of ADRs, if by reason of any provision of any present or future law, rule, regulation, fiat, order or decree of the United Kingdom, US, or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or the provisions of or governing any deposited securities, or by reason of any provision, present or future, of the Company’s charter, or by reason of any act of God, war, terrorism, epidemic, pandemic, cyber ransomware or malware attack or other circumstances beyond its control, the Depositary shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary incur any liability to any Holder or Beneficial Owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.

The Depositary assumes no obligation nor shall it be subject to any liability under the Deposit Agreement to any Holders or Beneficial Owners of any ADR (including, without limitation, liability with respect to the validity or worth of any deposited securities), except that it agrees to perform its obligations specifically set forth in the Deposit Agreement without gross negligence or wilful misconduct. The Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners.

The Depositary and its agents shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or in respect of the ADRs. The Depositary shall not be liable to Holders or Beneficial Owners for any action or non-action by it in reliance upon the advice of or information from the Company, legal counsel, accountants, any person presenting ordinary shares for deposit, any Holder or any other person believed by it to be competent to give such advice or information. The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system.

The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The Depositary shall not be liable for any acts or omissions to act on the part of the Custodian, except to the extent that any Holder has incurred liability directly as a result of the Custodian having (i) committed fraud or wilful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the Custodian is located.

The Depositary and its respective agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The Depositary shall be under no obligation to inform Holders or Beneficial Owners about the requirements of the laws, rules or regulations or any changes therein or thereto of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

The Depositary and its agents will not be responsible for any failure to carry out any Voting Instructions to vote any of the deposited securities, for the manner in which Voting Instructions are given, including instructions to give a discretionary proxy to a person designed by the Company, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the Depositary is required to grant a discretionary proxy pursuant to the Deposit Agreement, for any act or omission to act on the part of Holders, Beneficial Owners, the Company or its agents in connection with voting at a meeting, or for the effect of any such vote.

The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution.

The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs.

Notwithstanding anything to the contrary set forth in the Deposit Agreement or any ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or Holders, any ADR or ADRs or otherwise related hereto or thereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

The Depositary shall not be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits or refunds of non-US tax paid against such Holder’s or Beneficial Owner’s income tax liability.

The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. The Depositary shall not incur any liability for any tax or tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership or disposition of the ADRs or ADSs.

The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

Notwithstanding anything to the contrary set forth in the Deposit Agreement or any ADR, the Depositary may use third party delivery services and providers of information regarding matters such as, but not limited to pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide services, such as, but not limited to, attendance at meetings of holders of securities of issuers. Although the Depositary will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each irrevocably agree that any legal suit, action or proceeding against or involving the Holders or Beneficial Owners brought by the Depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, therein or hereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or an ADS or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. By holding or owning an ADR or ADS or an interest therein, Holders and Beneficial Owners each also irrevocably agree that any legal suit, action or proceeding against or involving the Depositary and/or the Company brought by Holders or Beneficial Owners, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated therein, herein, thereby or hereby, including, without limitation, claims under the Securities Act, may be only instituted in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

The Company has agreed to indemnify the Depositary under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances.

Notwithstanding any other provision of the Deposit Agreement or the ADRs to the contrary, neither the Company nor the Depositary, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages or lost profits, in each case of any form incurred by any of them or any other person or entity (including, without limitation, Holders and Beneficial Owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought (collectively “Special Damages”) except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, Holders and Beneficial Owners) against the Depositary or its agents acting under the Deposit Agreement, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder.

Notwithstanding the limitations on the Depositary’s liability set forth in the Deposit Agreement, no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which any Holders or Beneficial Owners of ADRs may have under the Securities Act or the Exchange Act, to the extent applicable.

Fees and charges payable by Holders

Pursuant to the Deposit Agreement, Holders may be required to pay various fees to the Depositary, and the Depositary may refuse to provide any service for which a fee is assessed until the applicable fee has been paid. In particular, the Depositary, under the terms of the Deposit Agreement, shall charge (i) a fee of U.S.$5.00 per 100 ADSs (or portion thereof) for the issuance, delivery, reduction, cancellation or surrender (as the case may be) of ADSs, (ii) a fee of U.S.$0.05 or less per ADS held (A) upon which any cash distribution is made pursuant to the Deposit Agreement or (B) in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional ADSs is made as a result of such elective dividend, (iii) a fee for the distribution or sale of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) a fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian) and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

The Company will pay all other fees, charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing shares), (ii) cancellation transaction (including SWIFT, telex and facsimile transmission) fees and delivery expenses incurred at the request of persons depositing, or Holders delivering shares, ADRs or deposited securities as disclosed on the “Disclosures” page (or successor page) of www.ADR.com (which are payable by such persons or Holders) and (iii) transfer or registration expenses for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing ordinary shares or Holders withdrawing deposited securities).

Direct and indirect payments by the Depositary

The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR programme upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the Depositary fees charged in respect of the ADR programme or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Transactions in Connection with Separation

In connections with Separation, the Group has entered into the following financial arrangements and other transactions with the GSK Group and the Pfizer Group.

Pre-Separation bond issuances and Pre-Demerger Dividend

As part of the preparation for the Demerger, on 16 March 2022, the EMTN Issuers established the Programme pursuant to which the EMTN Issuers may issue notes from time to time. As at the date of this prospectus, the EMTN Issuers have issued the Pre-Separation Programme Notes under the Programme.

In addition, on 24 March 2022, the US Issuer and the UK Issuer issued the Pre-Separation USD Notes.

The payment of all amounts owing in respect of: (i) notes issued under the Programme (including the Pre-Separation Programme Notes); and (ii) the Pre-Separation USD Notes is, as at the date of this prospectus, guaranteed by Haleon. Following completion of the GSK Share Exchange, the guarantee provided by GSK ceased to be effective and a guarantee provided by the Company came into full force and effect. Further details of the terms and conditions governing the notes issued under the Programme and the Pre-Separation USD Notes can be found in “Operating and Financial Review— Liquidity and Capital Resources—Capital Resources and Indebtedness”.

The net proceeds of the Pre-Separation Programme Notes and the Pre-Separation USD Notes have been made available to GlaxoSmithKline Consumer Healthcare Finance Limited in order to fund the making of the Notes Proceeds Loans pursuant to the Notes Proceeds Loan Agreements. As such:

•

on 24 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £4,465,197,183.55 to GlaxoSmithKline Finance plc and a loan of £2,101,269,262.85 to Pfizer Service Company Ireland Unlimited Company; and

•

on 29 March 2022, GlaxoSmithKline Consumer Healthcare Finance Limited made a loan of £1,798,139,950.68 to GlaxoSmithKline Finance plc and a loan of £846,183,506.20 to Pfizer Service Company Ireland Unlimited Company.

As required by the terms of the Notes Proceeds Loan Agreements, among other things, the Notes Proceeds Loans were repaid in full to GlaxoSmithKline Consumer Healthcare Finance Limited on 13 July 2022. Following repayment of the Notes Proceeds Loans, the amounts received by GlaxoSmithKline Consumer Healthcare Finance Limited were made available to CH JVCo in order to fund a portion of the Pre-Demerger Dividend.

For further information regarding the Proceeds Loan agreements and the Pre-Demerger Dividend see “Business—The Demerger and Further Preparatory Steps” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Capital Resources and Indebtedness”.

Asset Transfer Framework Agreement

For information regarding the Asset Transfer Framework Agreement, see “Material Contracts—Asset Transfer Framework Agreement.”

Demerger Agreement

For information regarding the Demerger Agreement, see “Material Contracts—Demerger Agreement.”

Tax Covenant

For information regarding the tax covenant, see “Material Contracts—Tax Covenant.”

Separation Co-operation and Implementation Agreement

For information regarding Separation Co-operation and Implementation Agreement (the “SCIA”), see “Material Contracts—Separation Co-operation and Implementation Agreement.”

Exchange Agreements

For information regarding the Exchange Agreement, see “Material Contracts—Exchange Agreements.”

Pfizer Relationship Agreement

For information regarding the Pfizer Relationship Agreement, see “Material Contracts—Pfizer Relationship Agreement.”

Registration Rights Agreement

For information regarding the registration rights agreement, see “Material Contracts—Registration Rights Agreement.”

Transition Services Agreement

For information regarding the Transition Services Agreement, see “Material Contracts—Transition Services Agreement.” Other Transactions In addition to the above, the Group has entered into the following related party transactions.

Pfizer Stock and Asset Purchase Agreement

For information regarding the Pfizer Stock and Asset Purchase Agreement (the “Pfizer SAPA”), see “Material Contracts—Pfizer Stock and Asset Purchase Agreement.”

Prior to Separation, the Group had various arrangement with the GSK Group and the Pfizer Group entered into on an arm’s length basis. Details of such arrangements and other related party transactions entered into by members of the Group during the period covered by the Financial Statements are set out in note 30 thereto beginning on page F-59.

BENEFICIAL OWNERSHIP

MAJOR SHAREHOLDERS

As at immediately following the Separation, and so far as is known to the Company by virtue of the notifications made to it pursuant to the Companies Act, the Market Abuse Regulation90 and/or the “Disclosure Guidance and Transparency Rules,91 or as provided by the selling securityholders, as a result of the Demerger and the Share Exchanges, the following shareholders are, directly or indirectly interested in 3 per cent. or more of the Company’s issued share capital:

Name of shareholder	Percentage of total voting rights	Number of shares(1)
Pfizer	32 per cent.	2,955,063,626
GSK	12.94 per cent.(2)	1,195,320,110(2)
BlackRock, Inc.	3.60 per cent.	332,238,289

(1)	As at immediately following the Separation. Includes interests in Ordinary Shares held indirectly through holdings of ADSs.
(2)

Comprised of the following Ordinary Shares beneficially owned by GSK: (i) 502,727,073 Ordinary Shares, which are held by Glaxo Group Limited (“GGL”), an indirect wholly owned subsidiary of GSK plc, (ii) 437,718,800 Ordinary Shares held by GSK (No. 1) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK plc, (iii) 164,375,414 Ordinary Shares held by GSK (No. 2) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK plc, and (iv) 90,498,823 Ordinary Shares held by GSK (No. 3) Scottish Limited Partnership, a Scottish limited partnership controlled by GSK.

Following Separation, no Haleon Shareholder has different voting rights from any other holder of Ordinary Shares in respect of any Ordinary Shares held by them and the Ordinary Shares held by them rank pari passu in all respects with all other Ordinary Shares.

Any holder of Non-Voting Preference Shares has no voting rights, other than in respect of matters that entail a variation of the class rights attaching to the Non-Voting Preference Shares, in which case each Non-Voting Preference Share will confer one vote at a separate class meeting of the holders of Non-Voting Preference Shares from time to time (“Non-Voting Preference Shareholders”) convened to consider a proposed variation of class rights.

Pfizer is the beneficial owner of 32 per cent. of the issued Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs), immediately following Separation.

The Company entered into the Pfizer Relationship Agreement. The principal purpose of the Pfizer Relationship Agreement is to regulate the continuing relationship between the Company and the Pfizer Group following the UK Admission, including ensuring that the Company is capable at all times of carrying on its business independently from Pfizer as a controlling shareholder (as defined in the UK Listing Rules) and any of Pfizer’s associates (as defined in UK Listing Rules).

Further, pursuant to a lock-up deed entered into on 1 June 2022, among GSK, Pfizer, Pfizer, the SLPs (together, the “Shareholder Parties”), Citigroup Global Markets Limited (“Citi”) and Morgan Stanley & Co. International

[90]

Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (Market Abuse Regulation) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC and the delegated acts, implementing acts and technical standards thereunder, as such legislation forms part of retained EU law as defined in the European Union (Withdrawal) Act 2018.

[91]	Disclosure guidance and transparency rules made by the FCA under Part VI of Financial Services and Markets Act 2000 (as set out in the FCA’s Handbook of Rules and Guidance), as amended.

plc (“Morgan Stanley”) (the “Lock-up Deed”), the Ordinary Shares held by the Shareholder Parties are subject to certain lock-up arrangements on customary terms. In particular, subject to certain exceptions, the Lock-Up Deed prohibits the offer, sale, lending, pledging or other disposal of Ordinary Shares and ADSs in respect of such Ordinary Shares by the Shareholder Parties (and requires each of the Shareholder Parties to further procure that each member of its corporate group likewise abides by the same restrictions) for a period commencing on completion of the Share Exchanges and ending on the day after the earlier of: (i) 10 November 2022; and (ii) the date of the first announcement by Haleon of a quarterly trading update for quarterly period ending after 30 June 2022. The Lock-up Deed provides that the lock-up may be released during such period (which shall apply pro rata to the Pfizer Group, on the one hand, and the GSK Group (including the SLPs), on the other hand, in accordance with their relative ownership of Ordinary Shares as of the date of the release) upon the mutual written agreement of Citi and Morgan Stanley.

On 1 June 2022, GSK, Pfizer, and the SLPs entered into an orderly marketing agreement (the “Orderly Marketing Agreement”). The principal purpose of the Orderly Marketing Agreement is to regulate sales of Ordinary Shares and ADSs by the parties after Admission, including ensuring that, where one party proposes to sell Ordinary Shares, the other parties have the opportunity to participate in any such sale, subject to certain exceptions.

The key terms of the Orderly Marketing Agreement are as follows:

(A)

The parties have each undertaken that they shall (and shall procure that their respective associates shall), unless otherwise agreed, not sell any Ordinary Shares (which, for the purposes of paragraphs (A) through (F), shall be deemed to include ADSs and, for the avoidance of doubt, shall not include the Haleon Non-Voting Preference Shares) without following the procedures set out in the Orderly Marketing Agreement, other than in the case of certain excluded sales. The agreement requires Pfizer to give notice to GSK (where Pfizer and/or its associates are proposing to sell Ordinary Shares) and GSK to give notice to Pfizer (where GSK, one or more of the SLPs and/or their respective associates are proposing to sell Ordinary Shares) (any such notice being a “Sale Notice”, and the parties intending to sell Ordinary Shares specified in such notice the “Proposing Shareholders”) of any such proposed new sale of Ordinary Shares (each such proposed sale being a “Sale Tranche”) in order to give the other parties the opportunity to participate in the proposed Sale Tranche on the same terms. This arrangement applies equally to bookbuilt sales and placings as to private sales.

(B)

Where one or more parties and/or their associates elect to participate in a Sale Tranche (those parties being “Participating Shareholders”), they are entitled to sell Ordinary Shares as part of the Sale Tranche, up to a maximum number of Ordinary Shares determined as described in paragraphs (C) to (F) (inclusive) below. For all calculations of entitlements to sell Ordinary Shares under the Orderly Marketing Agreement, the Ordinary Shares held by GSK and its associates are aggregated with those held by the SLPs and their respective associates and all references in paragraphs (C) to (F) (inclusive) below to GSK’s associates include the SLPs and their respective associates.

(C)	The extent of a party’s right to participate in sales of Ordinary Shares as part of any Sale Tranche depends upon whether the following conditions have been satisfied by the time of that Sale Tranche:

(i)	at least two separate Sale Tranches, have been completed (regardless of the parties that participated in any such Sale Tranches); and

(ii)

the Sale Tranche(s) completed as at the date on which the new Sale Tranche is proposed (together, the “Completed Sale Tranches”) have resulted in GSK and/or its associates receiving, in aggregate, net proceeds of not less than £1 billion or would have resulted in this threshold being met if GSK and/or its associates had participated in each Completed Sale

Tranche to the fullest extent permitted under the terms of the Orderly Marketing Agreement. (together, the “Allocation Basis Change Conditions”).

(D)

For Sale Tranches prior to satisfaction of the Allocation Basis Change Conditions, Pfizer (together with its associates) and GSK (together with its associates) are each entitled to participate in each Sale Tranche pro rata to their respective holdings of Ordinary Shares as at the date of the relevant Sale Notice (the “Initial Allocation”), subject (where relevant) to the additional arrangements described in paragraph (F) below.

(E)

For Sale Tranches following satisfaction of the Allocation Basis Change Conditions, the parties’ respective entitlements to participate are allocated such that Pfizer (together with its associates) may sell Ordinary Shares representing up to eighty per cent. of the Sale Tranche, with the remaining twenty per cent. being allocated to GSK (together with its associates) (the “Revised Allocation”).

(F)

If the Allocation Basis Change Conditions are not satisfied prior to a particular Sale Tranche, but such Sale Tranche would (taken together with any Completed Sale Tranches) result in GSK and/or its associates receiving, in aggregate, net proceeds from sales of Ordinary Shares in excess of £2 billion (the “GSK Proceeds Cap”) on the notional basis that GSK and/or its associates were to participate in such Sale Tranche, and had participated in each Completed Sale Tranche, to the fullest extent permitted under the terms of the Orderly Marketing Agreement then, as regards that Sale Tranche, the parties respective entitlements to participate are allocated:

(i)	in line with the Initial Allocation until such point as the GSK Proceeds Cap would be reached on the basis set out above; and

(ii)	as regards any remaining portion of the Sale Tranche, in line with the Revised Allocation.

(G)

Where only the Proposing Shareholders are participating in a Sale Tranche, the parties other than the Proposing Shareholders are prohibited from selling any Ordinary Shares for a period of twenty business days from the date of the relevant Sale Notice and are required to agree to any additional prohibitions on selling their Ordinary Shares on the same terms as are required of the Proposing Shareholders by any financial intermediaries facilitating the proposed Sale Tranche, up to a maximum lock-up period of ninety days from the date of completion of the relevant sales.

(H)

For a bookbuilt sale or placing, the Proposing Shareholders and, if relevant, the Participating Shareholders are required to cooperate with each other in selecting the underwriter(s), bookrunner(s) and/or other adviser(s) (as required) to manage and execute a proposed Sale Tranche on the best overall terms and conditions. Where no agreement is reached, the Proposing Shareholders (acting together) are entitled to appoint one financial intermediary and the Participating Shareholders (acting together) are entitled to appoint a second financial intermediary. If the Ordinary Shares to be sold by the Participating Shareholders represent, in aggregate, less than fifteen per cent. of the aggregate Ordinary Shares to be sold pursuant to the Sale Tranche, the Proposing Shareholders are entitled to appoint all of the financial intermediaries.

(I)

For a bookbuilt sale or placing, the Participating Shareholders are required to cooperate in good faith to determine the maximum number of Ordinary Shares to be sold as part of a Sale Tranche and the appropriate terms, including by taking into account the advice of any financial intermediaries. If the financial intermediaries recommend a reduction in the total number of Ordinary Shares to be sold then this reduction is applied to the Participating Shareholders so as to preserve the allocation of sales as set out above.

(J)	Unless extended by written agreement between the parties, the Orderly Marketing Agreement terminates upon the earlier to occur of: (i) Pfizer and its associates holding, in aggregate, less than five per cent. of Haleon’s ordinary share capital; and (ii) GSK, the SLPs and their respective associates holding, in the aggregate, less than five per cent. of Haleon’s ordinary share capital.

(K)	The SLPs are entitled, by notice in writing to GSK and Pfizer, to nominate one of their number to act on their behalf in place of GSK for the purposes of exercising rights under the agreement.

(L)	The agreement provides for GSK to act on behalf of GSK’s associates and the SLPs in respect of:

(i)	sales of Ordinary Shares by GSK’s associates and/or the SLPs; and

(ii)

any sales of Ordinary Shares notified by Pfizer in which GSK’s associates and/or the SLPs may wish to participate. The SLPs are entitled, acting together, to nominate one of their number to act on their behalf in place of GSK for the purposes of exercising rights under the agreement. The agreement provides for Pfizer to act on behalf of its associates in the same way and allows Pfizer to nominate one of its associates to replace it in that role.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 3,559,371,012 Ordinary Shares and up to 295,506,362 ADSs, representing 591,012,724 Ordinary Shares, by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the Ordinary Shares or ADSs set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the permitted transferees who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Ordinary Shares and/or ADSs for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. Unless otherwise indicated, the individuals and entities listed below have beneficial ownership over their respective securities. We have based percentage ownership prior to this offering on 9,234,573,831 Ordinary Shares as of 18 July 2022, immediately following the Separation.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The Ordinary Shares and the ADSs held by the selling securityholders are subject to transfer restrictions, as described in the section titled “Shares Eligible For Future Sale”.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by post-effective amendment to the registration statement of which this prospectus is part to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any post-effective amendment may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Ordinary Shares or ADSs registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

Name of Selling Securityholder	Ordinary Shares Beneficially Owned Prior to the Offering(1)		Number of Ordinary Shares Being Offered(1)	Ordinary Shares Beneficially Owned After the Ordinary Shares are Sold(2)
	Number	x%		Number	x%
Pfizer Inc.(3)	2,955,063,626	32.00	2,955,063,626	—	—
Glaxo Group Limited(4)	502,727,073	5.44	502,727,073	—	—
GSK (No.1) Scottish Limited Partnership(5)	437,718,800	4.74	437,718,800	—	—
GSK (No.2) Scottish Limited Partnership(6)	164,375,414	1.78	164,375,414	—	—
GSK (No.3) Scottish Limited Partnership(7)	90,498,823	0.98	90,498,823	—	—

(1)

Ordinary Shares (including those represented by ADSs) offered and beneficially owned are based primarily on information initially provided to us by the selling securityholders indicating the Ordinary Shares and ADSs they wished to be covered by this registration statement and eligible for sale under this prospectus. A selling securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the selling securityholders.

(2)	Assumes the sale of all Ordinary Shares and ADSs offered in this prospectus.
(3)

Comprised of (i) 2,364,050,902 Ordinary Shares and (ii) 295,506,362 ADSs, representing 591,012,724 Ordinary Shares, held by Pfizer Inc. The business address of Pfizer Inc. is 235 E 42nd Street, New York, NY 10017.

(4)

Comprised of 502,727,073 Ordinary Shares held by Glaxo Group Limited (“GGL”), an indirect wholly owned subsidiary of GSK plc (“GSK”). Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by GGL. The business address of each of GGL and GSK is 980 Great West Road, Brentford, Middlesex, TW8 9GS, England.

(5)

Comprised of 437,718,800 Ordinary Shares held by GSK (No. 1) Scottish Limited Partnership (“SLP1”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP1. The business address of SLP1 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

(6)

Comprised of 164,375,414 Ordinary Shares held by GSK (No. 2) Scottish Limited Partnership (“SLP2”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP2. The business address of SLP2 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

(7)

Comprised of 90,498,823 Ordinary Shares held by GSK (No. 3) Scottish Limited Partnership (“SLP3”), a Scottish limited partnership controlled by GSK. Accordingly, GSK is deemed to have beneficial ownership of the Ordinary Shares held by SLP3. The business address of SLP3 is 50 Lothian Road, Festival Square, Edinburgh, EH3 9WJ, Scotland.

MATERIAL CONTRACTS

The contracts listed below have been entered into by the Company or a member of the Group within the two years immediately preceding the date of this prospectus and are material to the Company or any member of the Group, not including contracts entered into in the ordinary course of business.

Pfizer Stock and Asset Purchase Agreement

Pursuant to the Pfizer SAPA dated 19 December 2018 and amended and restated on 31 July 2019, GSK, Pfizer and CH JVCo agreed to form a new global consumer healthcare joint venture (the “GSK/Pfizer JV”), through:

(i)	the acquisition by CH JVCo of the Pfizer Contributed CH Business (as defined below) from Pfizer and

(ii)

the transfer by GSK to CH JVCo of those parts of the GSK Contributed CH Business (as defined below) not already owned by GSKCHH (the former holding company of the Group) following the creation of the GSK/Novartis JV. Completion of the transaction (“Pfizer Completion”) took place on 31 July 2019 (the “Pfizer Completion Date”).

Asset Perimeter: GSK Contributed CH Business

The “GSK Contributed CH Business” has the meaning given to “Purchaser Business” in the Pfizer SAPA, which was defined as follows:

•

the worldwide business of researching, developing, manufacturing, marketing, commercialising, distributing and selling the products sold under the brand names listed for GSK in an annex to the Pfizer SAPA as conducted by GSK (directly and indirectly) as of the date of the Pfizer SAPA and as of immediately prior to Pfizer Completion;

•

the business reflected in certain specified financial statements of the GSK Contributed CH Business, including the assets, rights, properties, activities, operations and liabilities that comprised such business;

•

the business of marketing, commercialising, distributing and selling any over-the-counter healthcare or medicine products, wellness products and other personal care, oral care, nutrition, skin health, cosmetic and related products (the “Consumer Healthcare Products”) as conducted by GlaxoSmithKline Asia Private Limited (including pursuant to the Consignment Selling Agreement entered into between Hindustan Unilever Limited and GlaxoSmithKline Asia Private Limited dated 1 April 2020) as of the date of the Pfizer SAPA and as of immediately prior to Pfizer Completion; and

•

to the extent not otherwise reflected in the financial statements referred to in the second bullet above, the research and development of any Consumer Healthcare Products, as conducted by GSK (directly and indirectly) through its consumer healthcare business (directly or indirectly pursuant to a contractual arrangement with any other GSK business, to the extent of the GSK consumer healthcare business’ right pursuant to such contractual arrangement), as of the date of the Pfizer SAPA and as of immediately prior to Pfizer Completion, but excluded:

•

the worldwide business of researching, developing, manufacturing, marketing, commercialising, distributing and selling pharmaceutical products to the extent such business and the economic benefit attached to such business was not reflected in the financial statements referred to in the second bullet above; and

•	the excluded assets listed for GSK in an annex to the Pfizer SAPA, namely:

•	the assets within the scope of (and proceeds of) GSK’s divestment of the Horlicks brand and other consumer healthcare nutrition products in India to Unilever N.V. (which completed on 1 April 2020);

•	GlaxoSmithKline Consumer Healthcare Limited (GSK’s listed subsidiary in India);

•	GlaxoSmithKline Bangladesh Limited;

•	GlaxoSmithKline Consumer Nigeria plc;

•	Imitrex and Ventolin; and

•	certain manufacturing sites in Argentina, Brazil, India, Indonesia and Nigeria.

The parties subsequently agreed to transfer manufacturing sites in Indonesia, Argentina and Brazil into the Group (see “—Asset Transfer Framework Agreement—Asset Perimeter—GSK Group to Group” below).

Asset Perimeter: Pfizer Contributed CH Business

The “Pfizer Contributed CH Business” has the meaning given to “Business” in the Pfizer SAPA, which was defined as the worldwide business of researching, developing, manufacturing, marketing, commercialising, distributing and selling:

•

the products sold under the brand names listed for Pfizer in an annex to the Pfizer SAPA, as conducted by Pfizer (directly and indirectly) as of the date of the Pfizer SAPA and as of immediately prior to Pfizer Completion; and

•

any over-the-counter consumer healthcare or medicine products, wellness products and other personal care, oral care, nutrition, skin health, cosmetic and related products, as conducted by Pfizer (directly and indirectly) through its Pfizer consumer healthcare business unit (directly or indirectly pursuant to a contractual arrangement with any other Pfizer business unit, to the extent of the Pfizer consumer healthcare business unit’s rights pursuant to such contractual arrangement) as of the date of the Pfizer SAPA and as of immediately prior to Pfizer Completion, but excluded:

•

any product marketed, commercialised, distributed or sold under the brands Diflucan One, Feldene Gel or Ponstan (or any other products containing the same or similar compounds as such products) in any jurisdiction;

•

any pharmaceutical products or pharmaceutical products that have become or may in the future become, in whole or in part, over-the-counter products (other than the products included in the definition of “Business”); and

•

any product containing any of the following compounds (or marketed, commercialised, distributed or sold under any of the following brands) in any jurisdiction: (a) Sildenafil citrate (Viagra); (b) Celecoxib (Celebrex); (c) Varenicline (Chantix/Champix); (d) Atorvastatin (Lipitor); (e) Gabapentin (Neutontin); and (f) Fesoterodine (Toviaz).

Representations and warranties

Pursuant to the Pfizer SAPA, GSK and Pfizer each gave customary and broadly reciprocal representations and warranties to each other and to CH JVCo. The majority of these representations and warranties have now since expired, other than certain fundamental warranties including in respect of title to the shares and assets contributed by GSK and Pfizer, respectively, to the Group, which are due to expire on 31 July 2022 (being the third anniversary of the Pfizer Completion Date).

Indemnities

Under the Pfizer SAPA, GSK and Pfizer each agreed to indemnify each other and the Group in respect of losses (other than losses relating to tax, which were subject to a separate regime—see below) relating to certain liabilities that the parties agreed would be retained by the GSK Group or the Pfizer Group, respectively, relating to, among other things: (i) the assets that were excluded from the GSK Contributed CH Business or the Pfizer Contributed CH Business respectively (as described above); (ii) liabilities under any pension or other employee benefit plans not sponsored by GSKCHH or another member of the Group, subject to certain exceptions; and (iii) any liabilities arising from any third party claim in respect of products containing talc or asbestos distributed or sold by the GSK Group or the Pfizer Group at any time before Pfizer Completion.

CH JVCo is required to indemnify the GSK Group and the Pfizer Group in respect of “Purchaser Liabilities” and “Assumed Liabilities”, which were defined as follows:

“Purchaser Liabilities” means any and all liabilities (other than certain specified exceptions—including those liabilities GSK agreed to indemnify the Group in respect of, as summarised above) of GSK or any of its affiliates, whether arising prior to, on or after Pfizer Completion, to the extent resulting from or arising out of the past, present or future ownership, operation, use or conduct of the Purchaser Business, where “Purchaser Business” has the meaning described above under the section entitled “—Pfizer Stock and Asset Purchase Agreement—Asset Perimeter: GSK Contributed CH Business”; and “Assumed Liabilities” means any and all liabilities (other than certain specified exceptions – including those liabilities Pfizer agreed to indemnify the Group in respect of, as summarised above) of Pfizer or any of its affiliates, whether arising prior to, on or after Pfizer Completion, to the extent resulting from or arising out of the past, present or future ownership, operation, use or conduct of the Business, where “Business” has the meaning described above under “—Pfizer Stock and Asset Purchase Agreement—Asset Perimeter: Pfizer Contributed CH Business”.

The Pfizer SAPA Amendment Agreement will also extend CH JVCo’s indemnification obligations in favour of GSK and Pfizer to include, among other things, all losses (other than losses relating to tax, which were subject to a separate regime (see below)) relating to liabilities to the extent resulting from or arising out of the past, present or future ownership, operation, use or conduct of the Consumer Healthcare Business since Pfizer Completion, subject to certain exceptions (see “—Pfizer SAPA Amendment Agreement” below)

In respect of tax, each of GSK and Pfizer provided an indemnity, subject to customary exclusions and limitations, to the Group in respect of, amongst other things, tax liabilities of the companies contributed to the GSK/Pfizer JV arising in respect of the period prior to Pfizer Completion.

The indemnities provided by each of GSK, Pfizer and CH JVCo under the Pfizer SAPA survived completion of the Demerger and Separation.

Pfizer SAPA Amendment Agreement

On 1 June 2022, GSK, Pfizer, CH JVCo and the Company entered into the second amendment agreement to the Pfizer SAPA (the “Pfizer SAPA Amendment Agreement”) to implement certain amendments, including: (i) amendments to the Pfizer SAPA that were deemed appropriate as a result of the Group being an independent, separate business from the GSK Group and the Pfizer Group from Separation; (ii) amendments that were deemed appropriate as a result of an overlap with certain other ancillary agreements that are currently being entered into as part of the Separation; and (iii) to include the Company in the Pfizer SAPA indemnity framework by way of a guarantee given by the Company of CH JVCo’s indemnification obligations under the Pfizer SAPA.

Pursuant to the Pfizer SAPA Amendment Agreement:

•

CH JVCo’s indemnification obligations under the Pfizer SAPA (as described in “—Pfizer Stock and Asset Purchase Agreement— Indemnities” above), shall be extended to include, among other things, all losses (other than losses relating to tax, which were subject to a separate regime) relating to liabilities to the extent resulting from or arising out of the past, present or future ownership, operation, use or conduct of the Consumer Healthcare Business since Pfizer Completion, subject to certain exceptions primarily related to liabilities retained by each of Pfizer and GSK, respectively, under the Pfizer SAPA; and

•

the Company, which is deemed a ‘Purchaser Indemnified Party’ under the Pfizer SAPA and has the benefit of the indemnities given to CH JVCo under the Pfizer SAPA, has provided a guarantee of CH JVCo’s indemnity obligations under the Pfizer SAPA (as described in “— Pfizer Stock and Asset Purchase Agreement—Indemnities” above), as amended by the Pfizer SAPA Amendment Agreement.

The Pfizer SAPA Amendment Agreement is conditional upon (among other things) the passing of the related party transactions resolution at the GSK General Meeting and, if such approval is not obtained by 31 December 2022 or if GSK abandons the Separation prior to completion of the Demerger, the Pfizer SAPA Amendment Agreement shall automatically terminate.

The Pfizer SAPA Amendment Agreement also includes provisions related to the release of guarantees given by the Pfizer Group for the benefit of companies in the Group (or vice versa).

Asset Transfer Framework Agreement

On 1 June 2022, GSK, GSKCHH and CH JVCo entered into an asset transfer framework agreement setting out the framework for transferring certain businesses, assets, liabilities and employees that were excluded from the original perimeter of the GSK/Pfizer JV as contemplated in the Pfizer SAPA and others that were included in the original perimeter of GSK/Pfizer JV but had not yet legally transferred or to record the transfer of “wrong pocket” assets under the Pfizer SAPA (where a “wrong pocket” asset or liability is one that parties have identified as incorrectly being transferred, or not transferred, to the other party in line with the principles of the Pfizer SAPA), in each case from the GSK Group to the Group (the “Asset Transfer Framework Agreement”). The Asset Transfer Framework Agreement also sets out the framework for transferring certain businesses, assets, liabilities and employees from the Group to the GSK Group to record the transfer of “wrong pocket” assets under the Pfizer SAPA, and to remove assets from the Group that do not relate to the Consumer Healthcare Business, in each case from the Group to the GSK Group.

Asset Perimeter—GSK Group to Group

The businesses, assets, liabilities and employees within the perimeter of the Asset Transfer Framework Agreement has the meaning given to “Transferring Businesses” and “Transferring Assets” in the Asset Transfer Framework Agreement, which include the following:

•	a certain manufacturing site in Indonesia;

•

certain distribution businesses relating to the Consumer Healthcare Business in Chile, Egypt, Peru, Morocco, Nigeria, Singapore, Vietnam, Laos and Cambodia, Uruguay, Dominican Republic, Ecuador, El Salvador, Guatemala, Honduras, Jamaica and Trinidad & Tobago;

•

certain employees and assets providing administrative and support services to the Consumer Healthcare Business by support services entities in the UK and US, and support service centre hubs in Costa Rica, India, Malaysia and Poland; and

•

certain assets and liabilities relating to PPE (plant, property and equipment) and people-related fixed assets to be transferred from the GSK Group to the Group in Singapore, Philippines, Turkey, France, South Africa, Japan, Panama, Netherlands, Pakistan, Mexico and Brazil.

There are also certain “wrong pocket” assets and liabilities that relate to Consumer Healthcare Business and are within the Pfizer SAPA perimeter which transfer from the GSK Group to the Group, including:

•	GlaxoSmithKline Bangladesh Private Limited;

•	certain intellectual property rights relating to the Consumer Healthcare Business’ brands; and

•	certain marketing authorisations relating to the Consumer Healthcare Business’ products.

Certain manufacturing sites in Argentina and Brazil were agreed to transfer from the GSK Group into the Group following Demerger pursuant to the terms of a net economic benefit arrangement letter agreement dated 1 June 2022 and a Brazil asset transfer framework agreement dated 1 June 2022 (respectively). The terms on which these manufacturing sites in Argentina and Brazil will transfer into the Group are broadly in line with the terms of the Asset Transfer Framework Agreement.

Asset Perimeter—Group to GSK Group

The Asset Transfer Framework Agreement also transfers certain businesses, assets, liabilities and employees from the Group to the GSK Group, including:

•

certain “wrong pocket” assets and liabilities that do not relate to the Consumer Healthcare Business but currently sit within the Group (so these will be transferred from the Group to the GSK Group as part of the Separation), including certain intellectual property rights and marketing authorisations that do not relate to the Consumer Healthcare Business’ brands or products; and

•	certain assets and liabilities relating to GSK’s business in Sri Lanka.

Warranties

Pursuant to the Asset Transfer Framework Agreement, GSK gave CH JVCo customary business warranties relating to the Transferring Assets and Transferring Business (where “Transferring Assets” and/or “Transferring Businesses” has the meaning described above in “—Asset Transfer Framework Agreement—Asset Perimeter—GSK Group to Group”) and CH JVCo gave GSK customary capacity warranties. Certain fundamental warranties given by GSK are due to expire in July 2025 (3 years following the Demerger), and the remainder of the warranties are due to expire in October 2023 (15 months following the Demerger).

Indemnities

The Asset Transfer Framework Agreement contains a substantially equivalent indemnification regime to the Pfizer SAPA indemnification regime described in “as described in “—Pfizer Stock and Asset Purchase Agreement” above.

In respect of taxes relating to the “Transferring Assets” and/or “Transferring Businesses” (where “Transferring Assets” and/or “Transferring Businesses” has the meaning described in “—Asset Transfer Framework Agreement—Asset Perimeter—GSK Group to Group” above),

•	GSK and CH JVCo shall each be responsible for half of any transfer taxes imposed on the businesses, assets and liabilities transferred;

•

the transferee shall bear the cost of any VAT imposed on the transfers (except in the case of Egypt where the parties have agreed that the amount of any irrecoverable VAT shall be split equally between them); and

•

CH JVCo will assume all liabilities for taxes imposed with respect to the Transferring Businesses or the Transferring Assets (other than GlaxoSmithKline Bangladesh Private Limited), other than tax liabilities relating to the period pre-closing, which are retained by GSK.

Employees and pensions

The Asset Transfer Framework Agreement provides for the transfer of employees and associated employment-related liabilities from the GSK Group to the Group in relation to any employees transferring from the GSK Group to the Group, and reciprocal provisions in relation to employees transferring from the Group to the GSK Group, including provisions in respect of the apportionment of such inherited liabilities and associated reimbursements. It also addresses the treatment of equity awards under the GSK equity plan for the employees of the Group and the allocation of certain liabilities with respect to such awards.

The Asset Transfer Framework Agreement also provides for a transfer of unfunded pension liabilities from the GSK Group to the Group in relation to any employees transferring from the GSK Group to the Group, and a transfer of pension liabilities from the Group to the GSK Group in relation to employees transferring from the Group to the GSK Group. Where an employee transferring from the GSK Group to the Group is a member of a funded pension plan, the Asset Transfer Framework Agreement requires the parties to use their reasonable endeavours to procure the transfer of pension liabilities and assets attributable to such employees from the GSK Group pension plan to the Group pension plan (and vice versa in respect of an employee transferring from the Group to the GSK Group).

Demerger Agreement

The Company and GSK entered into a demerger agreement on 1 June 2022 (the “Demerger Agreement”) to effect the Demerger and to govern aspects of the relationship between the Company and GSK following completion of the Demerger, including in respect of, among other things, confidentiality and certain indemnity obligations in connection with the issuance of shares by the Company in connection with the Demerger. Certain aspects of the Demerger Agreement are conditional upon (among other things):

(A)	the passing of the demerger resolution and a related party transactions resolution by GSK shareholders at the GSK General Meeting;

(B)	the payment of certain interim dividends required to be paid by CH JVCo to GSKCHH and PFCHH ahead of Separation (including the Pre-Demerger Dividend);

(C)	approval of the Demerger Dividend by the board of directors of GSK;

(D)	approval of the Competition Commission of India (the “India Condition”);

(E)	approval of the South Korea Fair Trade Commission pursuant to certain South Korean merger control laws (the “South Korea Condition”);

(F)

approval of the Fair Trade Commission pursuant to certain Japanese merger control laws (the “Japan Condition” and, together with the India Condition and the South Korea Condition, the “Regulatory Conditions” and each a “Regulatory Condition”);

(G)	no order, injunction or decree issued by a governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Demerger being in effect;

(H)	the Sponsors’ Agreement[92] and GSK Sponsors’ Agreement[93] not having terminated in accordance with their terms;

(I)	the FCA having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for UK Admission (i) has been approved and (ii) will

[92]	In connection with the Separation, the Company, CH JVCo and the joint sponsors entered into a Sponsors’ Agreement on or around 1 June 2022.
[93]	In connection with Separation, GSK and the joint sponsors entered into a Sponsors’ Agreement on or around 1 June 2022.

become effective as soon as a dealing notice has been issued by the FCA and any listing conditions required to be satisfied for the Ordinary Shares to be approved by the FCA for a premium listing on the LSE have been satisfied;

(J)

the LSE having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the Ordinary Shares will be admitted to trading on its main market for listed securities;

(K)

(i) the registration statement on Form 20-F with respect to the ADSs having been declared effective by the SEC, and (ii) no stop order suspending its effectiveness being in effect, and no proceedings for such purpose being pending before or threatened by the SEC;

(L)	the ADSs having been approved for listing on the NYSE subject only to official notice of issuance;

(M)

the Exchange Agreements having been duly executed, continuing to bind all parties thereto and having become unconditional in all respects (save for any condition relating to completion of the Demerger or the Demerger Agreement being unconditional) such that the Share Exchanges shall be capable of occurring, subject only to the due performance of the relevant agreement(s), and all parties thereto shall stand ready to perform such agreements and complete the Share Exchanges no later than the Sunday after completion of the Demerger; and

(N)

the series of transactions pursuant to which the PFCHH Interests[94] will be transferred, distributed or otherwise assigned from Anacor Pharmaceuticals, Inc (“Anacor”) to Pfizer (the “PFCHH Transfer”) having completed (provided that such condition will be deemed satisfied if the PFCHH Transfer has not completed by 8.00 p.m. London time on the date that is three (3) business days after satisfaction of the Regulatory Conditions).

In the event that any of the Regulatory Conditions remain unsatisfied at 8.00 p.m. on 12 July 2022, then:

•	completion of the Demerger shall be delayed past the currently expected time;

•

completion of the Demerger shall instead take place at 8:00 p.m. (and in any event after the close of business in London) on the first Friday that is at least three (3) business days after satisfaction of all of the Regulatory Conditions, provided that all other conditions (except for any conditions which will only be satisfied on completion of the Demerger) are satisfied or deemed satisfied by such time, and further provided that none of the events specified in paragraphs (G), (H) and (K)(ii) above have occurred at such time (such Friday being the “Delayed Demerger Completion Date”); and

•

the Share Exchanges shall be scheduled to occur on the first Sunday after the Delayed Demerger Completion Date and Admission shall be scheduled to occur on the first Monday after the Delayed Demerger Completion Date.

The Demerger Agreement contains certain customary indemnities under which GSK indemnifies the Company in respect of liabilities, losses demands, claims, costs, taxes and damages arising, directly or indirectly, from or in consequence of certain claims.

The Demerger Agreement also sets out how guarantees given by the GSK Group for the benefit of companies in the Group (or vice versa) will be dealt with following the Demerger.

[94]

“PFCHH Interests” means all of the common interests in the capital of PFCHH in issue immediately prior to completion of the Pfizer Share Exchange, which comprise all ownership interests of whatever nature in PFCHH and all of which are held by Anacor as of 1 June 2022 and all of which, from completion of the PFCHH Transfer until the completion of the Pfizer Share Exchange, were held by Pfizer.

Tax Covenant

In accordance with the SCIA, the Company, CH JVCo, GSK, GSKCHH and Pfizer entered into the Tax Covenant on 1 June 2022, which has been effective from the time of the Demerger.

Subject to certain financial and other customary limitations, the Tax Covenant contains certain indemnities in respect of taxation given from GSK and Pfizer to the Company (and vice versa) where it has been agreed that such taxes are properly allocable to the indemnifying party. Amongst other things, GSK and Pfizer provide the Company with indemnities for tax arising (if any) pursuant to certain pre-Demerger reorganisation steps within the Group and the steps which comprise the Separation. As is customary for demerger transactions, the Company provides a more limited set of tax indemnities to GSK and Pfizer.

The indemnities in the Tax Covenant cover only liabilities which have been notified by the indemnified party to the indemnifying party by the end of the period ending 30 days after the expiry of the period specified by statute during which an assessment of the relevant underlying tax liability may be issued by the relevant tax authority or, if there is no such period, by the end of the period ending six years and 30 days after the end of the accounting period in which the Demerger occurs.

The Tax Covenant also imposes certain restrictions on the Company, including certain restrictions with respect to actions following completion of the Demerger that could cause Separation to fail to qualify for its intended US federal income tax treatment. The restrictions primarily require the Company to maintain the corporate structure of certain parts of the Group as it was immediately prior to the Demerger. For example, there are restrictions on liquidating certain subsidiaries of the Company, or issuing or redeeming shares in those subsidiaries. In addition, there are restrictions on some intra-group disposals as well as non-ordinary course of business transactions. As a result of these restrictions (some of which could be in place for at least two years), the Company’s ability to engage in certain transactions, such as the disposition of certain assets and certain repurchases of its stock, may be limited (although the Group will nonetheless be entitled to take actions which would otherwise be restricted if the Company first (i) obtains the consent of (or, in certain instances, if it consults with) GSK or Pfizer (as applicable) or, in some cases, (ii) obtains an opinion from an appropriately qualified adviser or a ruling from the IRS regarding the tax consequences of the proposed actions which, in either case, is reasonably satisfactory to GSK or Pfizer (as applicable)). Although the Company does not currently anticipate that these restrictions would have a material adverse impact on the Company, these restrictions may reduce the Company’s ability to engage in certain business transactions that otherwise might be advantageous.

The Tax Covenant also contains provisions on administrative matters and the conduct of tax authority audits or disputes (including, in each case, how the parties should bear the costs and expenses of the same). It also contains certain mechanical provisions to ensure that the tax indemnities in the Pfizer SAPA operate properly post-Demerger (i.e. once the Company is the head of a standalone group).

Separation Co-operation and Implementation Agreement

The SCIA was entered into on 1 June 2022 among GSK, Pfizer, Anacor, GSKCHH, PFCHH, CH JVCo and the Company, and details certain actions to be taken and arrangements to be implemented to effect completion of, or which otherwise relate to, Separation. The SCIA records the obligations of the parties relating to such matters and contains certain terms on which relations between the parties will be governed following completion of Separation.

The parties to the SCIA have agreed to co-operate to achieve completion of Separation and have undertaken to take all steps required, and to enter into (or procure the entry into of) all documents required, to effect Separation.

The parties to the SCIA have agreed and acknowledged that GSK has, subject to the terms of the Pfizer SHA, the right in its absolute discretion by notice in writing to the other parties to the SCIA at any time prior to completion of the Demerger to abandon Separation and, if GSK provides such notice, the SCIA shall automatically terminate.

The parties to the SCIA have agreed and acknowledged that they shall each take all actions that they are able to take (and shall procure so far as they are able to do so, that the members of each of their respective groups do the same), so that certain dividends to be declared and paid in connection with the Separation are so declared and paid prior to the commencement of the Demerger Completion Steps (which include

(i)	the delivery by GSK to the Company of a duly executed transfer of the GSKCHH A Ordinary Shares in favour of the Company, together with the relevant share certificate(s);

(ii)	the procurement by the Company that the names of the qualifying GSK shareholders to whom Ordinary Shares are to be allotted and issued are entered into the Company register of members; and

(iii)

the delivery, or procurement thereof, by each of GSK and the Company of duly executed copies of certain agreements to effect the structural and operational separation of the Consumer Healthcare Business from GSK and related ancillary agreements) and, in respect of certain dividends, following receipt of certain regulatory approvals. In the event that any such dividends are in any respect defective or are susceptible to legal challenge, the Company has agreed and has undertaken to take all possible lawful steps, (including, without limitation, distributable reserves planning and management; rectification and ratification steps; and procuring that none of CH JVCo, GSKCHH or PFCHH or any other member of the Group take steps to seek recovery of prior dividend payments), such that any amounts received by any member of the GSK Group or any member of the Pfizer Group or to which they are entitled by way of dividend can be retained by the relevant member(s) of the GSK Group or the Pfizer Group (as applicable). The Company has further agreed, subject to certain exceptions, to indemnify GSK, each member of the GSK Group, Pfizer and each member of the Pfizer Group from and against any and all liabilities and certain costs arising before, on, or after completion of the Separation in respect of: (i) any defect in, or any actual or potential claim, proceeding, suit or action brought by any member of the Group that arises out of or in connection with any of the relevant dividends; and (ii) any failure by the Company to take all possible steps required by the SCIA to ensure that any amounts received by any member of the GSK Group or any member of the Pfizer Group by way of any relevant dividend can be retained by the relevant member(s) of the GSK Group and/or the Pfizer Group (as applicable).

The SCIA also sets out certain other rights and obligations of the parties relating to, among other things, information rights and confidentiality. Pursuant to the terms of the SCIA, Pfizer has certain rights to certain information regarding the Company and the Group. Subject to certain exceptions, those rights will not apply if and when Pfizer and members of Pfizer’s group cease to hold, in aggregate, Ordinary Shares or ADSs in respect of such Ordinary Shares representing at least ten per cent. of the Ordinary Shares in issue (or the ordinary shares of any ultimate holding company thereof from time to time).

The parties to the SCIA have agreed that the Pfizer SHA shall terminate with effect from UK Admission (without prejudice to any rights or liabilities arising under the Pfizer SHA prior to such termination) and that, notwithstanding any provision of the Pfizer SHA, the provisions of the Pfizer SHA that are expressly stated to continue after termination of the Pfizer SHA shall not continue and, instead, certain of such provisions shall be set out or otherwise implemented in the SCIA or other documents to be entered into in connection with the Separation.

Exchange Agreements

Subject to and shortly after completion of the Demerger, a series of share-for-share exchanges will occur pursuant to the share exchange agreements summarised below in order to rationalise the Company’s shareholding structure such that GSK, the SLPs and Pfizer will hold their remaining interests in the Consumer Healthcare Business by holding shares in the Company, as the listed parent company.

GSK Exchange Agreement

On 1 June 2022, GSK and the Company entered into an exchange agreement (the “GSK Exchange Agreement”) pursuant to which GSK agreed to, conditional on completion of the Demerger, transfer all of its GSKCHH B Ordinary Shares to the Company in exchange for the issuance by the Company of 502,868,434 Ordinary Shares, less a number of Ordinary Shares that is equal to the number of Excess GSK Shares. The number of Ordinary Shares held by GSK at UK Admission represents 5.44 per cent. of the total issued share capital of the Company.

SLP Exchange Agreement

On 1 June 2022, the SLPs and the Company entered into an exchange agreement (the “SLP Exchange Agreement”) pursuant to which the SLPs agreed to, conditional on completion of the Demerger, transfer all of their GSKCHH C Ordinary Shares to the Company in exchange for the issuance by the Company of Ordinary Shares, representing 7.5 per cent. (in aggregate and to the nearest whole Haleon Share) of the issued and outstanding Ordinary Shares immediately following Separation.

Following completion of the Demerger Agreement, the GSK Exchange Agreement and the SLP Exchange Agreement, the Company owned the entire issued share capital of GSKCHH.

Pfizer Exchange Agreement

On 1 June 2022, Pfizer, Anacor and the Company entered into an exchange agreement (the “Pfizer Exchange Agreement,” and together with “GSK Exchange Agreement” and “SLP Exchange Agreement,” the “Exchange Agreements”) pursuant to which Pfizer agreed to, conditional on completion of the Demerger, transfer all of its interests in PFCHH (the company that held 32 per cent. of the ordinary shares in CH JVCo prior to the completion of the transactions contemplated by the Pfizer Exchange Agreement) to the Company in exchange for the issuance by the Company of Ordinary Shares to Pfizer (or its nominee) and the Depositary (on behalf of Pfizer), representing in aggregate 32 per cent. of the issued and outstanding Ordinary Shares immediately following Separation (to the nearest whole Haleon Share), and 25 million Non-Voting Preference Shares.

Following completion of the Demerger Agreement and the Exchange Agreements summarised above, the Company indirectly owned 100 per cent. of CH JVCo.

Pfizer Relationship Agreement

The Pfizer Relationship Agreement between the Company and Pfizer was entered into as a deed on 1 June 2022 (the “Pfizer Relationship Agreement”). The principal purpose of the Pfizer Relationship Agreement is to regulate the continuing relationship between the Company and Pfizer after UK Admission. References to aggregate interests in Ordinary Shares in the Pfizer Relationship Agreement include both direct holdings of Ordinary Shares and interests in Ordinary Shares held indirectly through holdings of ADSs.

Pursuant to the Pfizer Relationship Agreement, Pfizer has undertaken that, for so long as Pfizer is a controlling shareholder (as defined in Appendix I to the UK Listing Rules), it shall (and shall procure that its associates (as defined in Appendix I of the UK Listing Rules) shall): (i) conduct all transactions and arrangements with the Company and the Group at arm’s length and on normal commercial terms; (ii) not take any action that would have the effect of preventing the Company from complying with its obligations under the UK Listing Rules; and (iii) not propose or procure the proposal of a shareholder resolution of the Company which is intended or appears to be intended to circumvent the proper application of the UK Listing Rules. For so long as Pfizer is a controlling shareholder, it shall (and shall, so far as it is legally able to do so, procure that its associates shall) not take any action which precludes the Company or any other member of the Group from carrying on an independent business as its main activity.

Under the Pfizer Relationship Agreement, Pfizer is granted the right to nominate two persons to be appointed to the Board as representative directors for so long as it and its affiliates together continue to hold 20 per cent. or more of the Ordinary Shares in issue and a right to nominate one person to be appointed to the Board as a representative director for so long as it and its affiliates together continue to hold less than 20 per cent. but at least 10 per cent. of the Ordinary Shares in issue. Pfizer is subject to customary standstill provisions, subject to certain exceptions, and the Pfizer Relationship Agreement imposes certain obligations on the Company in connection with seeking shareholder authority to carry out share repurchases to ensure that no such repurchases result in a requirement for Pfizer to make a general offer for Ordinary Shares in accordance with Rule 9 of the City Code (provided that Pfizer has not itself entered into any disqualifying transactions).

Under the Pfizer Relationship Agreement, Pfizer agrees to procure that any member of its group holding an interest in Ordinary Shares on UK Admission (including for the avoidance of doubt, Anacor) shall, for such time as that member of Pfizer’s group holds an interest in Ordinary Shares, comply with the provisions of the Pfizer Relationship Agreement as if that member of Pfizer’s group were a party to the Pfizer Relationship Agreement with the same obligations as Pfizer.

The Pfizer Relationship Agreement will terminate on the date that Pfizer and its affiliates cease to hold at least 10 per cent. of the Ordinary Shares in issue.

Transition Services Agreement

In connection with the Separation, GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC entered into a Transition Services Agreement on 1 June 2022 (the “Transition Services Agreement”), pursuant to which each group will provide limited services to the other on commercial terms and on an arms’ length basis for a transitional period, effective from completion of the Demerger.

Under the Transition Services Agreement, the GSK Group will provide services to the Group including: (i) the continued provision of and access to technology applications and platforms; (ii) the continued provision of various back office services and support across finance, facilities and office space; (iii) supply chain (including quality, warehouse, distribution and logistics support); and (iv) certain other services, including regulatory compliance and pharmacovigilance. The Group will also provide certain limited reverse services to the GSK Group.

Term and Termination

The Transition Services Agreement provides that the majority of services will be provided for a fixed period of not more than 12 months, and certain services may be extended subject to certain conditions. No fixed period service will continue beyond 24 months unless an extension is required as a result of force majeure, the service provider’s material breach, applicable law or an act or omission of a regulator. For event-based services, which are linked to an external trigger / event, the default position is that the service will be provided until such trigger / event occurs, plus an additional tail period of up to 6 months. These services can be extended for a period equaling 6 months (less the duration of any tail period).

Any service recipient under the Transition Services Agreement may, with respect to any service, terminate (in whole or in part) such service: (a) for convenience upon giving at least 90 days’ notice to the service provider (such early termination may be subject to early termination costs); and (b) for services provided in connection with a delayed asset (i.e. an asset used by the service recipient to conduct the Consumer Healthcare Business as at the Demerger but which has not yet been transferred to the service recipient on the effective date of the Transition Services Agreement) provided 60 days’ notice is given to the service provider. The service provider may terminate a service (in whole or in part) in the event its contract with a subcontractor who provides the service is terminated. In addition, if a force majeure event arises, then where the service recipient has obtained the affected service(s) from a substitute source, the service recipient may terminate the agreement in respect of such affected service(s) if the service recipient wishes to continue with such substitute source, with the relevant exit costs under the applicable work package being paid to the service provider on termination.

Either the service provider or the service recipient may terminate the Transition Services Agreement upon prior written notice (in the case of limb (ii), of at least 90 days wherever possible) to the other party if: (i) the other party has materially breached or materially failed to perform any of its obligations under the agreement, and such breach has not been remedied within a cure period of at least 45 days after receipt of written notice of such failure by the non-breaching party; or (ii) the other party suffers an insolvency event. GlaxoSmithKline Services Unlimited is not entitled to terminate the agreement due to any non-compliance of the Consumer Healthcare Business with certain policies, procedures and practices of the service provider or its affiliates or applicable laws before the effective date of the Transition Services Agreement or any circumstances or conditions with respect to the Consumer Healthcare Business that existed prior to the effective date of the Transition Services Agreement, provided that GlaxoSmithKline Consumer Healthcare (Overseas) Limited must use all reasonable endeavours to remediate such noncompliance or conditions or circumstances.

Indemnities

Pursuant to the Transition Services Agreement, the service provider has agreed to indemnify the service recipient and its affiliates in respect of losses resulting from the fraud, gross negligence or wilful misconduct of the service provider or the service provider’s affiliates and subcontractors and certain liabilities relating to service provider employees.

Pursuant to the Transition Services Agreement, the service recipient has agreed to indemnify the service provider in respect of losses resulting from the provision of services under the Transition Services Agreement, except where such losses result from: (i) the fraud, gross negligence or wilful misconduct of the service provider or the service provider’s affiliates or subcontractors; (ii) a breach of the Transition Services Agreement or local country agreements by the service provider or the service provider’s affiliates or subcontractors; (iii) certain liabilities relating to service provider employees; or (iv) any third party IP violation resulting from the service provider not seeking a required consent.

Registration Rights Agreement

The Registration Rights Agreement (the “Registration Rights Agreement”) was entered into on 1 June 2022 among the Company, Pfizer, GSK and the SLPs. GSK, Pfizer and the SLPs, together with their respective affiliates, successors or permitted assigns, to the extent they are holders or beneficial owners of the Company’s registrable securities, are referred to in the Registration Rights Agreement as “Holders”. The Company’s registrable securities include all shares and ADSs held by the Holders in the Company after Separation and equity securities issued in exchange or replacement thereof.

The Registration Rights Agreement provides for certain demand and piggyback registration rights to the Holders. Pursuant to the demand registration rights:

•

the Company shall, no later than 60 calendar days after Separation, file with the SEC a shelf registration statement covering the resale under the US Exchange Act of all registrable securities and shall use its reasonable best efforts to have such shelf registration statement declared effective no later than the earlier of: (i) 90 calendar days following Separation if the SEC elects to “review” the shelf registration statement; and (ii) 10 business days after Company is notified by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review;

•

following the expiration of the lock-up restrictions in the Lock-up Deed, each Holder shall have the right to sell any part of its registrable securities in an underwritten offering pursuant to the shelf registration statement (the “Shelf Underwriting”) by delivering a written request to the Company. The Company shall give notice of such request to the Holders of other registrable securities registered on the shelf registration statement, and, subject to certain limitations, include in the Shelf Underwriting the registrable securities of the other requesting Holders;

•

if, following the expiration of the lock-up restrictions in the Lock-up Deed, the shelf registration statement is not available for use by the Holders, each Holder may require the Company to file one or more registration statements covering all or any part of its registrable securities, subject to certain limitations. The Company shall use its reasonable best efforts to file or confidentially submit with the SEC the registration statement no later than 60 days from receipt of request from the Holder if the registration is on Form F-1 or Form S-1 (or 30 days if the registration is on Form F-3 or Form S-3); and

•

the Registration Rights Agreement includes customary provisions that permit the Company to postpone filing or confidentially submitting a registration statement, or if a registration statement has been filed or confidentially submitted, suspend use of, or withdraw, such registration statement for a limited duration to avoid disclosing material non-public information in certain circumstances.

Pursuant to the piggyback registration right, if the Company registers any of its equity securities for its own account or for the account of any other shareholder under the Securities Act, the Company shall give written notice of its intention to do so to each of the Holders of record of registrable securities. Upon the written request from a Holder, the Company shall, subject to certain limitations, use its reasonable best efforts to cause such Holder’s registrable securities to be registered under the Securities Act.

The Registration Rights Agreement requires the Company to provide a standard indemnity to the Holders against any claims relating to any untrue statement of a material fact (or omission of a material fact) in any registration statement, a prospectus or the information conveyed by the Company to any purchaser at the time of the sale to such purchaser, or any violation by the Company of applicable law. The Registration Rights Agreement also requires each Holder to indemnify the Company, subject to certain limitations and with an opportunity to cure, with respect to any untrue statement of a material fact (or omission of a material fact) in any registration statement or prospectus, if such statement or omission was made in reliance upon and in strict conformity with written information furnished to the Company by such Holder specifically for the use therein.

The Registration Rights Agreement requires the Company to pay all expenses associated with the registration of the registrable securities under the Registration Rights Agreement, but excluding transfer taxes and commissions payable in an underwritten offering, which will be payable by the Holders.

Pre-Separation Financing Agreements

Pre-Separation Programme Notes

On 16 March 2022, the EMTN Issuers established the Programme pursuant to which the EMTN Issuers may issue notes from time to time. As at the date of this prospectus, the EMTN Issuers have issued the Pre-Separation

Programme Notes under the Programme. The Pre-Separation Programme Notes are constituted by a trust deed dated 16 March 2022 among the EMTN Issuers, GSK and the Company as guarantors and Deutsche Trustee Company Limited as trustee for the noteholders (the “Trust Deed”). For a description of the Programme and the Pre-Separation Programme Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources— Capital Resources and Indebtedness—Pre-Separation Programme Notes.” The Pre-Separation Programme Notes were offered and sold to non-US persons in reliance on Regulation S of the Securities Act. The Trust Deed for the Programme includes customary covenants and events of default for financings of this type and is redeemable as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness—Pre-Separation Programme Notes.”

Pre-Separation USD Notes

On 24 March 2022, the US Issuer and the UK Issuer issued the Pre-Separation USD Notes. The Pre-Separation USD Notes were issued under an indenture dated as of 24 March 2022 among the US Issuer, the UK Issuer, GSK and the Company as guarantors and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent, transfer agent and calculation agent (the “Indenture”). The Pre-Separation USD Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-US persons in reliance on Regulation S of the Securities Act. The Indenture includes customary covenants and events of default for financings of this type and is redeemable as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness—Pre-Separation USD Notes.”

In connection with the issuance of the Pre-Separation USD Notes, on 24 March 2022, the US Issuer, the UK Issuer, GSK, the Company and the initial purchasers of the Pre-Separation USD Notes entered into a registration rights agreement, pursuant to which the Company and each of the US Issuer and the UK Issuer agreed to use commercially reasonable efforts to (1) file with the SEC a registration statement (the “Exchange Offer Registration Statement”) on an appropriate form under the Securities Act with respect to an offer to exchange each series of the Pre-Separation USD Notes issued by the US Issuer (with respect to the US Issuer) or the Pre-Separation USD Notes issued by the UK Issuer (with respect to the UK Issuer) (the “Exchange Offer”) for new notes with the same aggregate principal amount and terms substantially identical in all material respects to the applicable series of the Pre-Separation USD Notes (except for the provisions of the Pre-Separation USD Notes relating to transfer restrictions, the GSK guarantee and the special mandatory early redemption); (2) to cause the Exchange Offer Registration Statement to be declared effective by the SEC under the Securities Act; and (3) to consummate the Exchange Offer not later than 365 days after the Guarantee Assumption Date (as defined in the registration rights agreement).

Term Loan Facility

On 18 February 2022, CH JVCo entered into the Term Loan Facility with a total commitment of £1,500,000,000 provided by various relationship banks of the Group. On 13 July 2022, £1,493,861,751 was drawn. For a description of the Term Loan Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Resources and Indebtedness—Term Loan Facility.”

TAXATION

UK taxation

The following summary contains a description of certain UK tax consequences of the acquisition, ownership and disposal of Ordinary Shares or ADSs. It is based on current UK tax law and the current published practice of Her Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC) as at the date of this prospectus which are both subject to change at any time, possibly with retrospective effect. This summary applies to you only if:

•	you are a citizen or resident of the United States or a US corporation (or are otherwise subject to US federal income tax on a net income basis in respect of your holding of Ordinary Shares or ADSs);

•	you are the beneficial owner of your Ordinary Shares or ADSs and hold them as a capital asset and not for the purposes of a trade;

•

if you are an individual, you are not resident in the UK for UK tax purposes, and do not hold the Ordinary Shares or ADSs for the purposes of a trade, profession or vocation that you carry on in the UK through a branch or agency or, if you are a corporation, you are not resident in the UK for UK tax purposes and do not hold the Ordinary Shares or ADSs for the purposes of a trade carried on in the UK through a permanent establishment in the UK; and

•	you are not domiciled in the UK for inheritance tax purposes.

This summary does not constitute legal or tax advice and does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to invest in Ordinary Shares or ADSs. It does not address the tax treatment of investors that may be subject to special rules (such as rules applicable to charities, dealers in securities, trustees, broker dealers, market makers, insurance companies, collective investment schemes, pension schemes, or persons subject to UK tax on the remittance basis).

In the following summary, references to Haleon ADRs mean American depositary receipts evidencing ADSs.

If you are in any doubt as to the tax consequences to you of the acquisition, ownership or disposal of Ordinary Shares or ADSs, you should consult your own tax advisers without delay.

UK Tax Consequences of Owning and Disposing of Ordinary Shares or ADSs

Taxation of dividends

The Company is not required under English law to withhold tax at source from any dividend payment it makes.

Taxation of capital gains

A holder of Ordinary Shares or ADSs who for UK tax purposes is a US corporation that is not resident in the UK will not be liable for UK taxation on capital gains realised or accrued on the sale or other disposal of Ordinary Shares or ADSs unless, at the time of disposal, the holder carries or has carried on a trade in the UK through a permanent establishment in the UK and the Ordinary Shares or ADSs are or have been used, held or acquired for use by or for the purposes of such trade or permanent establishment.

Subject to the following paragraph, an individual who has at no time been resident for UK tax purposes in the UK will not be liable for UK tax on capital gains realised or accrued on the sale or other disposal of Ordinary Shares or ADSs unless, at the time of the disposal, that individual carries or has carried on a trade in the UK through a branch or agency and the Ordinary Shares or ADSs are or have been used, held, or acquired for use by or for the purposes of such trade or for the purposes of such branch or agency.

A holder of Ordinary Shares or ADSs who is an individual who is temporarily a non-UK resident for UK tax purposes will, in certain circumstances, become liable to UK tax on capital gains in respect of gains realised while they were not resident in the UK.

Inheritance tax

Subject to certain provisions relating to trusts or settlements, an Ordinary Share or ADS held by an individual shareholder who is domiciled in the United States for the purposes of the convention between the United States and the United Kingdom relating to estate and gift taxes (the “Convention”) and who is neither domiciled in the UK nor (where certain conditions are met) a UK national (as defined in the Convention), will generally not be subject to UK inheritance tax on the individual’s death (whether held on the date of death or gifted during the individual’s lifetime) except where the ordinary share or ADS is part of the business property of a UK permanent establishment of the individual or pertains to a UK fixed base of an individual who performs independent personal services. In a case where an Ordinary Share or ADS is subject both to UK inheritance tax and to US federal gift or estate tax, the Convention generally provides for inheritance tax paid in the United Kingdom to be credited against federal gift or estate tax payable in the United States, or for federal gift or estate tax paid in the United States to be credited against any inheritance tax payable in the United Kingdom, based on priority rules set forth in the Convention.

Stamp duty and stamp duty reserve tax

The following statements are intended as a general and non-exhaustive guide to the current UK stamp duty and SDRT position and apply whether or not the holder of Ordinary Shares or ADSs is resident in the United States, the United Kingdom or elsewhere. It should be noted that certain categories of person, including market makers, brokers, dealers, persons connected with clearance services and depositary receipt systems and other specified market intermediaries, may not be liable to stamp duty or SDRT or may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for it under the Stamp Duty Reserve Tax Regulations 1986.

Stamp duty may arise upon the transfer of an Ordinary Share, and SDRT may arise upon the transfer or issue of an Ordinary Share, to a person (or a nominee or agent of such a person) whose business is or includes issuing depositary receipts or the provision of clearance services, generally at the higher rate of 1.5% of the issue price or, as the case may be, of the amount or value of the consideration for or, in certain circumstances, the value of the transfer.

Following litigation, however, HMRC have confirmed that they will no longer seek to apply the 1.5% SDRT charge on an issue of shares to a depositary receipt issuer or to a person providing clearance services (or their nominee or agent) on the basis that this is not compatible with EU law. HMRC’s published view is that this remains the position under the terms of the European Union (Withdrawal) Act 2018 following the end of the transition period unless the stamp taxes on shares legislation is amended. HMRC’s view is that the 1.5% SDRT or stamp duty charge will continue to apply to a transfer of shares or securities to a depositary receipt system or clearance service where the transfer is not an integral part of an issue of share capital.

Based on HMRC’s published practice, no UK stamp duty will be payable on the acquisition or transfer of Haleon ADRs. Furthermore, an agreement to transfer Haleon ADRs will not give rise to a liability to SDRT.

A sale of Ordinary Shares (as opposed to Haleon ADRs) will generally be subject to UK stamp duty (if the Ordinary Shares are held in certificated form) or SDRT (if the sale is settled electronically through the UK’s CREST system of paperless transfers), in either case at the rate of 0.5% of the amount or value of the consideration paid for the ordinary shares. Transfers of Ordinary Shares to a connected company of a shareholder

(or its nominee) may be subject to stamp duty and/or SDRT based on the market value of the ordinary shares at the time of the transfer, if that is higher than the amount or value of the consideration actually paid for the ordinary shares, subject to any relief which may be available for intragroup transfers.

Any stamp duty payable (as opposed to SDRT) is rounded up to the nearest £5. No stamp duty (as opposed to SDRT) will be payable if the amount or value of the consideration is (and is certified on the instrument of transfer to be) £1,000 or under and the transfer does not form part of a larger transaction, or series of transactions, where the aggregate consideration exceeds £1,000.

Whilst stamp duty and SDRT may in certain circumstances both apply to the same transaction, if stamp duty is paid within six years of the transfer, or the transfer is exempt from stamp duty, the SDRT will generally be treated as discharged. This means that in practice, only one of either stamp duty or SDRT would be paid and is usually paid or borne by the purchaser.

United States Federal Income Tax Considerations

The following, to the extent it relates to legal conclusions and subject to the qualifications stated herein, represents the opinion of Sullivan & Cromwell LLP, our US tax counsel, on the material US federal income tax considerations generally applicable to US Holders (as defined below) of owning and disposing of the Ordinary Shares or the ADSs.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof, and the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains, in force as of 31 March 2003 (as amended by any subsequent protocols, including the protocol in force as of 31 March 2003) (the “Treaty”). Those authorities may be changed at any time, perhaps retroactively, so as to result in US federal income tax consequences different from those summarised below.

This summary is directed only to you if you are a US Holder and you hold your Ordinary Shares or ADSs, as capital assets and does not address particular tax consequences that may be applicable to you if you are subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, life insurance companies, tax-exempt entities, regulated investment companies, entities or arrangements that are treated as partnerships for US federal income tax purposes (or partners therein), holders that own or are treated as owning 10% or more of the Company’s stock (including indirectly through ADSs) by vote or value, persons holding ordinary shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the USD. Moreover, this summary does not address state, local or foreign taxes, the US federal estate and gift taxes, the Medicare contribution tax applicable to net investment income of certain non-corporate US Holders, or alternative minimum tax consequences of acquiring, holding or disposing of ordinary shares or ADSs.

If an entity or arrangement that is treated as a partnership for US federal income tax purposes holds the Ordinary Shares or ADSs, the US federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Ordinary Shares or ADSs should consult its tax advisor with regard to the US federal income tax treatment of an investment in the Ordinary Shares or ADSs.

For purposes of this summary, a “US Holder” is a beneficial owner of Ordinary Shares or ADSs, that is, for US federal income tax purposes, a citizen or resident of the United States, a US domestic corporation, an estate whose income is subject to US federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You should consult your own tax advisors about the consequences to you of the acquisition, ownership, and disposition of Ordinary Shares or ADSs, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

ADSs

In general, if you hold ADSs, you will be treated, for US federal income tax purposes, as the beneficial owner of the underlying Ordinary Shares that are represented by those ADSs. References to “shares” below apply to both ordinary shares and ADSs, unless the context indicates otherwise.

US Federal Income Tax Consequences of Owning and Disposing of Ordinary Shares

Taxation of Dividends

Subject to the discussion below under “—Passive Foreign Investment Company Status,” the gross amount of any distribution of cash or property with respect to Ordinary Shares that is paid out of our current or accumulated earnings and profits (as determined for US federal income tax purposes) will generally be includible in your taxable income as ordinary dividend income on the day on which you receive the dividend, in the case of shares, or the date the depositary receives the dividends, in the case of ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code.

Distributions in excess of current and accumulated earnings and profits (as determined for US federal income tax purposes) will be treated as a non-taxable return of capital to the extent of your basis in the Ordinary Shares and thereafter as capital gain. However, we do not expect to maintain calculations of our earnings and profits in accordance with US federal income tax principles. You therefore should expect that distributions generally will be reported as dividends for US federal income tax purposes.

Dividends paid in Pounds Sterling generally will be includible in your income in a USD amount calculated by reference to the exchange rate in effect on the date the dividends are distributed. Any gain or loss on your subsequent sale, conversion or other disposition of such non-US currency generally will be treated as ordinary income or loss and generally will be income or loss from sources within the United States.

If you are an individual, subject to certain exceptions for short-term positions, the USD amount of dividends you receive with respect to Ordinary Shares will be subject to taxation at a preferential rate if the dividends are “qualified dividends.” Dividends paid on Ordinary Shares will be treated as qualified dividends if:

•

we are eligible for the benefits of a comprehensive tax treaty with the United States that the US Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information programme; and we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC.

The US Treasury has determined that the Treaty meets the requirements for reduced rates of taxation, and we believe we will be eligible for the benefits of the Treaty. We were not treated as a corporation for US federal income tax purposes for our 2021 taxable year, and thus the PFIC rules were not applicable to us for such year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, and the sources and nature of our income, we do not anticipate becoming a PFIC for our 2022 taxable year or in the foreseeable future. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate in light of your own particular circumstances.

Dividend distributions with respect to Ordinary Shares generally will be treated as “passive category” income from sources outside the United States for purposes of determining your US foreign tax credit limitation.

Taxation of Dispositions of Ordinary Shares

Subject to the discussion below under “—Passive Foreign Investment Company Status,” upon a sale, exchange or other taxable disposition of the Ordinary Shares, you will realise gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realised on the disposition and your adjusted tax basis in such shares, as determined in USD as discussed below. Such gain or loss will be capital gain or loss, and will generally be long-term capital gain or loss if the shares have been held for more than one year. If you are an individual, long-term capital gain you realise generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Gain, if any, you realise on the sale or other disposition of the shares generally will be treated as US source income for US foreign tax credit purposes.

If you sell or otherwise dispose of Ordinary Shares in exchange for currency other than USD, the amount realised generally will be the USD value of the currency received at the spot rate in effect on the date of sale or other disposition (or, if the shares are traded on an established securities market at such time, in the case of cash basis and electing accrual basis US holders, the settlement date). If you are an accrual basis US Holder that does not elect to determine the amount realised using the spot exchange rate on the settlement date, you will recognise foreign currency gain or loss equal to the difference between the USD value of the amount received based on the spot exchange rates in effect on the date of the sale or other disposition and the settlement date. You generally will have a tax basis in the currency received equal to the USD value of the currency received at the spot rate in effect on the settlement date. Any currency gain or loss realised on the settlement date or the subsequent sale, conversion, or other disposition of the non-US currency received for a different USD amount generally will be US-source ordinary income or loss, and will not be eligible for the reduced tax rate applicable to long-term capital gains. If you are an accrual basis US Holder and you make the election described in the first sentence of this paragraph, it must be applied consistently from year to year and cannot be revoked without the consent of the IRS. You should consult your own tax advisor regarding the treatment of any foreign currency gain or loss realised with respect to any currency received in a sale or other disposition of the shares.

Deposits and withdrawals of shares by you in exchange for ADSs will not result in the realisation of gain or loss for US federal income tax purposes.

Passive Foreign Investment Company Status

Special US tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if, taking into account our proportionate share of the income and assets of our subsidiaries under applicable “look-through” rules, either

•	75 per cent. or more of our gross income for the taxable year is passive income; or

•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50 per cent.

For this purpose, passive income generally includes dividends, interest, gains from certain commodities transactions, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income.

We do not expect to become a PFIC in 2022 or the foreseeable future. However, the PFIC tests must be applied each year, and it is possible that we may become a PFIC in a future year. In the event that, contrary to our expectation, we are classified as a PFIC in any year, you generally would be subject to additional taxes on certain distributions and any gain realised from the sale or other taxable disposition of Ordinary Shares regardless of whether we continued to be a PFIC in any subsequent year, unless you elect to mark your Ordinary Shares to market for tax purposes on an annual basis. You are encouraged to consult your own tax advisor as to our status as a PFIC and the tax consequences to you of such status.

Foreign Financial Asset Reporting

If you are an individual and you own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year, you are generally required to file an information statement along with your tax return, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-US financial institution, as well as securities issued by a non-US issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals.

Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on objective criteria. If you fail to report the required information, you could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors are encouraged to consult with their own tax advisors regarding the possible application of these rules, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

If you are a US Holder, dividends paid on, and proceeds from the sale or other disposition of, your shares generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless you provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a refund or credit against your US federal income tax liability, provided the required information is furnished to the US Internal Revenue Service in a timely manner.

If you are not a US taxpayer, you may be required to comply with certification and identification procedures in order to establish your exemption from information reporting and backup withholding.

PLAN OF DISTRIBUTION

We are registering the resale from time to time by the selling securityholders of (i) up to 3,559,371,012 Ordinary Shares and (ii) 295,506,362 ADSs representing 591,012,724 Ordinary Shares. All of the Ordinary Shares and ADSs offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

The selling securityholders will pay any underwriting discounts and commissions incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes successors in interest and permitted transferees of the selling securitiesholders that may hold securities covered by this prospectus after the date of this prospectus. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase terms to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the permitted transferees will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a transferee intends to sell our securities, we will, to the extent required, promptly file a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement or post-effective amendment to the registration statement of which this prospectus is part.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares are admitted to the premium listing segment of the Official List of the FCA and admitted to trading on the main market for listed securities of the LSE under the ticker symbol “HLN” and our ADSs are listed on NYSE under the ticker symbol “HLN”.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the Securities or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities

Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Certain of our shareholders have entered into lock-up agreements. See “Shares Eligible For Future Sale—Lock-Up Arrangements.”

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with the selling securityholders pursuant to the Registration Rights Agreement to use our reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the Registration Rights Agreement terminates in accordance with its terms.

Notice to prospective investors in the EEA

In relation to each Member State of the EEA (each, a “Relevant State”), no securities have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the securities may be offered to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2(e) of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any underwriters or agents to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to prospective investors in the UK

No securities have been offered or will be offered to the public in the UK prior to the publication of a prospectus in relation to the securities which has been approved by the FCA, except that the securities may be offered to the public in the UK at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2(e) of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2(e) of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of securities shall require us or any underwriters or agents to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, and the expression “FSMA” means the UK Financial Services and Markets Act 2000, as amended.

This prospectus is only being distributed to and is only directed at: (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not rely on this prospectus or any of its contents.

The underwriters or agents for any such offer of securities will be required to represent and agree that:

(a)

they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of the securities in circumstances in which Section 21(1) of FSMA does not apply to the issuer; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the securities in, from or otherwise involving the UK.

SHARES ELIGIBLE FOR FUTURE SALE

We have 9,234,573,831 Ordinary Shares issued and outstanding as of 15 September 2022. Additionally, we have 784,877,279 ADSs issued and outstanding as of 15 September 2022, which represent 1,569,754,558 Ordinary Shares. For details regarding current authorisations relating to the share capital of the Company, see “Description of Securities—Share Capital of the Company—Resolutions passed by initial shareholders of the Company”.

All of the Ordinary Shares and ADSs that were issued in connection with the Separation are freely transferable without restriction or further registration under the Securities Act, other than any Ordinary Shares or ADSs issued to our “affiliates”. Persons who may be deemed our affiliates generally include individuals or entities that control, are controlled by or are under common control with, us and may include our directors and executive officers, as well as our principal shareholders. The Ordinary Shares and ADSs issued to our “affiliates” are “control securities” as governed by Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Ordinary Shares and ADSs by the selling securityholders pursuant to the Registration Rights Agreement. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Ordinary Shares or ADSs. Sales of substantial amounts of our Ordinary Shares or ADSs in the public market could adversely affect prevailing market price of our Ordinary Shares or ADSs.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Lock-Up Arrangements

The Ordinary Shares and ADSs issued to the selling securityholders in connection with the Separation are subject to certain restrictions on transfer as described in “Major Shareholders”.

Registration Rights

The selling securityholders are entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see “Material Contracts—Registration Rights Agreement”.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of our Ordinary Shares and ADSs by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC Registration Fee	$1,409,122.35
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous expenses	*

Total	*

*	These fees are calculated based on the securities offered and accordingly cannot be defined at this time.

LEGAL MATTERS

We are being represented as to certain matters of U.S. federal law and New York state law by Sullivan & Cromwell LLP, 1 New Fetter Lane, London EC4A 1AN, United Kingdom. The validity of the Ordinary Shares offered by this prospectus and certain other legal matters as to English law has been passed upon by Freshfields Bruckhaus Deringer LLP, 100 Bishopsgate, London EC2P 2SR, United Kingdom.

AUDITORS

For the years ended 31 December 2021, 2020 and 2019, CH JVCo’s auditor was Deloitte LLP (“Deloitte”), whose registered office is at 1 New Street Square, London EC4A 3HQ, United Kingdom. Deloitte is an independent registered public accounting firm, registered with the Public Company Accounting Oversight Board in the United States.

EXPERTS

The Financial Statements included in this registration statement have been audited by Deloitte, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement. Such Financial Statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. As of 24 March 2022, KPMG LLP, an independent registered public accounting firm, has been appointed to conduct the audit of the Company’s financial statements for the year ending 31 December 2022.

Deloitte advised the Audit & Risk Committee that in 2021 and 2022, firms that are part of the Deloitte Touche Tohmatsu Limited network provided, and continue to provide, certain non-audit services to Pfizer that cause Deloitte to be considered not independent of the Company under the SEC’s auditor independence rules. These non-audit services, which included project management office services, managed services and hosting of data, were considered permissible under local independence standards, but were impermissible management functions under the SEC’s auditor independence rules.

Deloitte informed the Audit & Risk Committee that (i) Deloitte was capable of exercising objective and impartial judgment on all issues encompassed within the entire audit and professional engagement period in relation to the Financial Statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the Financial Statements, for several reasons, including:

•

The non-audit services provided were solely for the benefit of Pfizer. The services did not impact the Company’s operations or accounting records, result in the preparation or origination of source data underlying the Financial Statements, or involve making any management decisions or the performance of any management functions at the Company. The services are not subject to Deloitte’s audit;

•

The Deloitte audit engagement team is in a separate business unit from the teams providing services to Pfizer with ethical walls preventing the sharing of information between the teams (except for information needed to evaluate independence compliance); and

•	The fees for the non-audit services were not material to Pfizer or to any firm in the Deloitte Touche Tohmatsu Limited network that provided the services to Pfizer.

After considering the facts and circumstances, the Audit & Risk Committee also concluded, for the reasons described above, that (i) the non-audit services did not impair Deloitte’s objectivity and impartiality with respect to the planning and execution of the audits of the Financial Statements and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would conclude that Deloitte has been and is capable of exercising objective and impartial judgment on all issues encompassed within its audits of the Financial Statements.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

The Financial Statements included in this prospectus have been audited by Deloitte. In preparation for the Separation and US Listing, Deloitte advised the GSK Audit & Risk Committee that in 2021 and 2022, firms that are part of the Deloitte Touche Tohmatsu Limited network provided, and continue to provide, certain non-audit services to Pfizer that cause Deloitte to be considered not independent of the Company under the SEC’s auditor independence rules. These non-audit services, which included project management office services, managed services and hosting of data, were considered permissible under local independence standards, but were impermissible management functions under the SEC’s auditor independence rules (for further information, see “Experts”). As a result, following approval by the Board of CH JVCo (and as subsequently reaffirmed by the Haleon Audit & Risk Committee), on 24 March 2022, KPMG LLP (“KPMG”), an independent registered public accounting firm, was appointed to conduct the audit of the Company’s financial statements for the year ending 31 December 2022.

Deloitte’s reports on the Financial Statements for each of the two years in the period ended 31 December 2021 did not contain an adverse opinion or disclaimer of opinion, nor was any report qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years, there were no disagreements with Deloitte, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make a reference to the subject matter of the disagreement in connection with any reports it would have issued, and there were no “reportable events” as that term is defined in Item 16F(a)(1)(v) of Form 20-F.

We have provided Deloitte with a copy of the foregoing disclosure, and we have requested that it furnish us with a letter addressed to the SEC stating whether or not it agrees with the above disclosures. A copy of this letter is filed as Exhibit 16.1 to this registration statement.

We did not consult KPMG during our two most recent fiscal years or any subsequent interim period regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement as that term is used in Item 16F(a)(1)(iv) of Form 20-F or a “reportable event” as described in Item 16F(a)(1)(v) of Form 20-F.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, nor be required to comply with Regulation FD, which restricts the selective disclosure of material information.

The mailing address of Haleon’s principal executive office is Building 5, First Floor, The Heights, Weybridge, Surrey, KT13 0NY, United Kingdom and its telephone number is +44 1932 822000. Haleon’s agent for U.S. federal securities law purposes is GlaxoSmithKline Consumer Healthcare Holdings (US) LLC. Haleon also maintains a website at https://haleon.com. In this prospectus, the website addresses of the SEC and Haleon are provided solely for information and are not intended to be active links. Haleon is not incorporating the contents of the websites of the SEC and Haleon or any other entity into this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited and its subsidiaries (the “Company”) as at December 31, 2021, 2020 and 2019, the related consolidated income statements, the consolidated statements of comprehensive income, the consolidated statements of changes in equity, and the consolidated cash flow statements, for the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2021, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Intangible assets related to indefinite life brands

Accounts impacted: Other Intangible assets, Cost of sales, Research and development, and Selling, general and administration

Refer to Notes 3 and 18 to the financial statements

Critical Audit Matter Description

As at December 31, 2021, the Company held £18,203 million of intangible assets that are indefinite life brands. The recoverable amounts of these indefinite life brands rely on certain assumptions and estimates of future trading performance which create estimation uncertainty.

The indefinite life brands most at risk of material impairment were identified using sensitivity analysis on key assumptions and a review of potential triggering events that could be indicative of an impairment in the carrying value of associated assets. As a result of this analysis, we performed additional audit procedures on the impairment assessment of certain indefinite life Consumer Healthcare intangible assets acquired from Pfizer in 2019.

Key assumptions applied by the management in determining the recoverable amount include the future sales growth rates and profit margin levels, as well as the likelihood of successful new product innovations. Changes in these assumptions could lead to an impairment of the carrying value of these indefinite life brands.

We identified the valuation of indefinite life brands as a critical audit matter due to the inherent judgements involved in estimating the future cash flows. During the period there was increased uncertainty brought about by the COVID-19 pandemic and associated lockdowns. Auditing such estimates required extensive audit effort to challenge and evaluate the reasonableness of forecasts.

How the Critical Audit Matter Was Addressed in the Audit

We performed the following audit procedures, amongst others, related to the future sales growth, likelihood of successful new product innovations and profit margin levels used in the assessment of indefinite life brands for impairment:

•

Met with the key individuals from the senior leadership team, product category leads, and key personnel involved in the forecasting process to discuss and evaluate management’s evidence to support future sales growth rates and profitability assumptions;

•

Evaluated the business assumptions applied by management in estimating sales forecasts, including the macroeconomic impacts resulting from the ongoing COVID-19 pandemic. This involved benchmarking of sales forecasts and product compound annual growth rates to external data for the specific market segments; this included independent market research of expected category growth rates and assessment of any sources of contradictory evidence;

•	Compared the forecast sales to the plan data (asset by asset internal forecasts) approved by senior management and the Board of Directors;

•	Assessed the historical accuracy of management’s forecasts including consumption data and estimates of new sales from innovation;

•

Considered whether events or transactions that occurred after the balance sheet date but before the reporting date affect the conclusions reached on the carrying values of the assets and associated disclosures; and

•	Tested management review controls over the key inputs and assumptions used in the valuation of other intangible assets, including controls over review of the revenue growth rates and profit margins.

Valuation of uncertain tax positions, including transfer pricing

Accounts impacted: Corporation tax payable, Deferred tax liabilities and Taxation charge

Refer to Notes 3 and 13 to the financial statements

Critical Audit Matter Description

The Company operates in numerous jurisdictions and there are open tax and transfer pricing matters and exposures with UK, US and overseas tax authorities that give rise to uncertain tax positions. There is a range of possible outcomes for provisions and contingencies and management are required to make certain judgements in respect of estimates of tax exposures and contingencies in order to assess the adequacy of tax provisions, which are sometimes complex as a result of the considerations required over multiple tax laws and regulations. We identified the valuation of uncertain tax positions as a critical audit matter due to the inherent judgements involved in estimating tax exposures and contingencies. At December 31, 2021, the Company has recorded provisions of £150 million in respect of uncertain tax positions.

How the Critical Audit Matter Was Addressed in the Audit

With the support of tax specialists, we assessed the appropriateness of the uncertain tax provisions by performing the following audit procedures amongst others:

•	Evaluated provisions for uncertain tax positions, including those jurisdictions where the Company has the greatest potential exposure and where the highest level of judgement is required;

•	Assessed management’s policies for recognition and measurement of uncertain tax positions for compliance with the guidance per IFRIC 23 — Uncertainty over Income Tax Treatments;

•	Involved our transfer pricing specialists to review the transfer pricing methodology of the Company and associated approach to provisioning;

•	Involved our UK, US and international tax and transfer pricing specialists to evaluate the conclusions reached by the management, both in relation to the expected outcome and the financial impact;

•

Considered evidence such as the actual results from the recent tax authority audits and enquiries, third-party tax advice obtained by the Company and our tax specialists’ own knowledge of market practice in relevant jurisdictions; and

•	Tested key controls over preparation, review and reporting of judgmental tax balances and transactions, which include provisions for uncertain tax provisions.

/s/ Deloitte LLP

London, United Kingdom

11 March 2022

We have served as the Company’s auditor since 2019.

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated income statement for the years ended 31 December

	Note	2021 £m	2020[1] £m	2019 £m
Revenue	6	9,545	9,892	8,480
Cost of sales		(3,595)	(3,982)	(3,678)

Gross profit		5,950	5,910	4,802

Selling, general and administration		(4,086)	(4,220)	(3,596)
Research and development		(257)	(304)	(292)
Other operating income/(expense)	7	31	212	(17)

Operating profit	8	1,638	1,598	897

Finance income	10	17	20	24
Finance expense	11	(19)	(27)	(35)

Net finance costs		(2)	(7)	(11)

Profit before tax		1,636	1,591	886
Income tax	13	(197)	(410)	(199)

Profit after tax for the year		1,439	1,181	687

Profit attributable to shareholders		1,390	1,145	655
Profit attributable to non-controlling interests		49	36	32

Basic earnings per share (pence)	15	139,000	114,500	65,500
Diluted earnings per share (pence)	15	139,000	114,500	65,500

[1]	Figures have been restated as described in Note 1

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated statement of comprehensive income for the years ended 31 December

	2021 £m	2020[1] £m	2019 £m
Profit after tax for the year	1,439	1,181	687

Other comprehensive expense for the year
Items that may be subsequently reclassified to income statement:
Exchange movements on overseas net assets and net investment hedges	(34)	(170)	(708)
Fair value movements on cash flow hedges	11	—	—
Deferred tax on fair value movements on cash flow hedges	(2)	—	—

	(25)	(170)	(708)

Items that will not be reclassified to income statement:
Exchange movements on overseas net assets	—	1	—
Remeasurement gains/(losses) on defined benefit plan	27	(13)	(13)
Deferred tax on actuarial movements in defined benefit plans	(12)	13	3

	15	1	(10)

Other comprehensive expense, net of tax for the year	(10)	(169)	(718)

Total comprehensive income/(expense), net of tax for the year	1,429	1,012	(31)

Total comprehensive income/(expense) for the year attributable to:
Shareholders	1,380	975	(63)
Non-controlling interests	49	37	32

Total comprehensive income/(expense), net of tax for the year	1,429	1,012	(31)

[1]	Figures have been restated as described in Note 1

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated balance sheet as at 31 December

	Note	2021 £m	2020[1] £m	2019 £m
Non-current assets
Property, plant and equipment	16	1,563	1,486	1,470
Right of use assets	17	99	116	151
Intangible assets	18	27,195	27,218	28,012
Deferred tax assets	13	312	251	254
Post-employment benefit assets	25	11	41	3
Derivative financial instruments	33	12	—	—
Other non-current assets		8	10	10

Total non-current assets		29,200	29,122	29,900

Current assets
Inventories	19	951	949	1,211
Trade and other receivables	20	2,207	2,358	2,479
Loan amounts owing from related parties	30	1,508	1,119	1,461
Cash and cash equivalents and liquid investments	21	414	334	340
Assets held for sale	22	—	68	225
Derivative financial instruments	33	5	6	12
Current tax recoverable		166	174	83

Total current assets		5,251	5,008	5,811

Total assets		34,451	34,130	35,711

Current liabilities
Short-term borrowings	24	(79)	(82)	(64)
Trade and other payables	23	(3,002)	(3,268)	(3,420)
Loan amounts owing to related parties	30	(825)	(300)	(457)
Liabilities directly associated with assets held for sale	22	—	—	(29)
Derivative financial instruments	33	(18)	(25)	(2)
Current tax payable		(202)	(236)	(196)
Short-term provisions	26	(112)	(103)	(101)

Total current liabilities		(4,238)	(4,014)	(4,269)

Non-current liabilities
Long-term borrowings	24	(87)	(105)	(121)
Deferred tax liabilities	13	(3,357)	(3,373)	(3,514)
Pensions and other post-employment benefits	25	(253)	(336)	(298)
Derivative financial instruments	33	(1)	—	—
Other provisions	26	(27)	(65)	(76)
Other non-current liabilities		(8)	(14)	(21)

Total non-current liabilities		(3,733)	(3,893)	(4,030)

Total liabilities		(7,971)	(7,907)	(8,299)

Net assets		26,480	26,223	27,412

Equity
Share capital	28	1	1	1
Share premium	28	—	—	20,842
Other reserves	28	(11,632)	(11,652)	1,372
Retained earnings		37,986	37,763	5,106

Shareholders’ equity		26,355	26,112	27,321

Non-controlling interests		125	111	91

Total equity		26,480	26,223	27,412

[1]	Figures have been restated as described in Note 1

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated statement of changes in equity for the years ended 31 December

	Note	Share capital £m	Share premium £m	Other reserves £m	Retained earnings £m	Shareholders’ equity £m	Non-controlling interests £m	Total Equity £m
At 1 January 2021		1	—	(11,652)	37,763	26,112	111	26,223
Profit after tax		—	—	—	1,390	1,390	49	1,439
Other comprehensive expenses		—	—	9	(19)	(10)	—	(10)

Total comprehensive income		—	—	9	1,371	1,380	49	1,429
Contribution from parent	28	—	—	11	—	11	—	11
Distributions to non-controlling interests		—	—	—	—	—	(35)	(35)
Dividends to shareholders	14	—	—	—	(1,148)	(1,148)	—	(1,148)

At 31 December 2021		1	—	(11,632)	37,986	26,355	125	26,480

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated statement of changes in equity for the years ended 31 December

	Note	Share capital £m	Share premium £m	Other reserves[1] £m	Retained earnings[1] £m	Shareholders’ equity[1] £m	Non-controlling interests £m	Total Equity[1] £m
At 1 January 2020		1	20,842	1,372	5,106	27,321	91	27,412
Profit after tax		—	—	—	1,145	1,145	36	1,181
Other comprehensive expenses		—	—	—	(170)	(170)	1	(169)

Total comprehensive income		—	—	—	975	975	37	1,012
Issue of share capital	28	13,166	—	(13,166)	—	—	—	—
Capital reduction	28	(13,166)	(20,842)	(45)	34,053	—	—	—
Contribution (non-cash) from parent	28	—	—	187	—	187	—	187
Acquisition of non-controlling interests	29	—	—	—	—	—	14	14
Distributions to non-controlling interests		—	—	—	—	—	(31)	(31)
Dividends to shareholders	14	—	—	—	(2,371)	(2,371)	—	(2,371)

At 31 December 2020		1	—	(11,652)	37,763	26,112	111	26,223

[1]	Figures have been restated as described in Note 1

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated statement of changes in equity for the years ended 31 December

	Note	Share capital £m	Share premium £m	Other reserves £m	Retained earnings £m	Shareholders’ equity £m	Non-controlling interests £m	Total Equity £m
At 1 January 2019		—	20,321	(14,841)	6,321	11,801	67	11,868
Profit after tax		—	—	—	655	655	32	687
Other comprehensive expenses		—	—	—	(718)	(718)	—	(718)

Total comprehensive expenses		—	—	—	(63)	(63)	32	(31)
Issue of share capital	28	1	521	16,213	—	16,735	—	16,735
Acquisition of non-controlling interests	29	—	—	—	—	—	20	20
Distributions to non-controlling interests		—	—	—	—	—	(28)	(28)
Dividends to shareholders	14	—	—	—	(1,152)	(1,152)	—	(1,152)

At 31 December 2019		1	20,842	1,372	5,106	27,321	91	27,412

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Consolidated cash flow statement for the years ended 31 December

	Note	2021 £m	2020[1] £m	2019 £m
Cash flows from operating activities
Profit after tax		1,439	1,181	687
Adjustments reconciling profit after tax to cash generated from operations	31	227	780	408

Cash generated from operations	31	1,666	1,961	1,095
Taxation paid		(310)	(554)	(309)

Net cash inflow from operating activities		1,356	1,407	786

Cash flows from investing activities
Purchase of property, plant and equipment		(228)	(222)	(190)
Proceeds from sale of property, plant, and equipment		12	6	51
Purchase of intangible assets		(70)	(96)	(53)
Proceeds from sale of intangible assets		137	924	120
Purchase of business, net of cash acquired	29	—	20	120
Proceeds from sale of businesses	29	—	221	—
Decrease in amounts invested with GSK finance companies		100	158	219
Interest received		16	19	24

Net cash (outflow)/inflow from investing activities		(33)	1,030	291

Cash flows from financing activities
Repayment of lease liabilities		(38)	(44)	(42)
Interest paid		(15)	(19)	(29)
Dividends paid to shareholders		(1,148)	(2,371)	(1,152)
Distributions to non-controlling interests		(35)	(31)	(28)
Net contribution from parent		4	—	335
Repayment of borrowings		—	(10)	—
Proceeds from borrowings		8	38	1
Other financing cash flows		(12)	—	(10)

Net cash outflow from financing activities		(1,236)	(2,437)	(925)

Increase in cash and bank overdrafts		87	—	152

Cash and bank overdrafts at the beginning of the year		323	329	191
Exchange adjustments		(5)	(6)	(14)
Increase in cash and bank overdrafts		87	—	152

Cash and bank overdrafts at end of year		405	323	329

Cash and bank overdrafts at the end of year comprise:
Cash and cash equivalents	21	413	333	339
Overdrafts		(8)	(10)	(10)

Cash and bank overdrafts at end of year		405	323	329

[1]	Figures have been restated as described in Note 1

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited

Notes to the consolidated financial statements for the years ended 31 December 2021, 2020 and 2019

1.	Presentation of the financial statements

1.1	General information

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited (“CHHL2”) and its subsidiary undertakings (collectively, the “CH Group”) is a group of companies focused on developing and marketing a range of Oral Health, Pain Relief, Vitamins, Minerals and Supplements, Respiratory Health, Digestive Health and Other products for people in more than 100 countries. CHHL2 is a private limited company incorporated in the United Kingdom on 24 April 2019 as a subsidiary of GlaxoSmithKline plc. (“GSK Group”) and is a limited company registered in England and Wales. The registered office is located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

1.2	Perimeter and basis of preparation

The consolidated financial statements comprise the CH Group for the three years ended 31 December 2019, 2020 and 2021. The legal entities contained within the CH Group are set out in Note 38.

On 19 December 2018, GSK Group reached an agreement with Pfizer Inc. (“Pfizer”) to combine their respective consumer health businesses into a new world-leading Joint Venture (the “GSK-Pfizer Joint Venture” or the “JV”) (the “Pfizer Transaction”). Subsequent to the Pfizer Transaction, GSK Group held and still holds a majority controlling equity interest of 68% in the CH Group whilst Pfizer held and still holds a non-controlling equity interest of 32% in the CH Group.

The Pfizer Transaction was completed on 31 July 2019 and the Pfizer consumer health business was consolidated and included in the CH Group’s consolidated financial statements from that date.

Pfizer, GSK Group and CHHL2 entered into a stock and asset purchase agreement as amended on 31 July 2019 (the “SAPA”). The SAPA reflected the fact that the majority of GSK’s consumer healthcare business already sat within a relatively standalone corporate structure within GSK Group, and under the terms of the SAPA, Pfizer agreed to transfer its consumer healthcare business into GSK’s consumer healthcare business.

Basis of preparation

The consolidated financial statements have been prepared in accordance with the requirements of International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB IFRS”) and International Financial Reporting Standards as adopted by the United Kingdom (“UK IFRS”) (together “IFRS”).

The CH Group is comprised predominantly of, but not entirely, a group of legal entities during the periods presented and the consolidated financial statements reflect the assets, liabilities and results of operations that represented Consumer Healthcare within GSK Group (“GSK Consumer Healthcare”).

The following summarises the basis of accounting applied in preparing the consolidated financial statements:

•

The CH Group’s financial statements have been prepared following the principles of IFRS 10 Consolidated financial statements, and comprise the assets and liabilities, income and expenses, equity and reserves and cash flows for a certain group of legal entities within GSK Consumer Healthcare business, as contemplated by the SAPA, from 1 January 2019 to 31 July 2019 and the newly formed GSK-Pfizer Joint Venture from 1 August 2019 onwards.

•

On 20 June 2019, the existing GSK Consumer Healthcare entities identified within the SAPA were transferred from GSK Group to CHHL2. The transfer of these investments to CHHL2 was accounted for as a reorganisation of entities under common control. Accordingly, all assets, liabilities and results of operations are recorded at their carrying values within the GSK Group from 1 January 2019 to 20 June 2019 representing the continuation of GSK’s Consumer Healthcare business and hence the financial statements for this period have been prepared on a consolidated basis.

•	On 31 July 2019, the Pfizer Transaction closed and CHHL2 acquired Pfizer’s consumer healthcare business. The acquired assets and liabilities were accounted for under IFRS 3 at fair value.

•

All intercompany transactions have been eliminated between subsidiaries of the CH Group. Transactions and balances between the CH Group and the rest of the GSK Group represent third-party transactions and balances from the perspective of the CH Group. They have been presented alongside third-party transactions and balances in the appropriate financial statement line items of the consolidated financial statements to which such transactions and balances relate as well as being disclosed as related party transactions.

The consolidated financial statements presented herein do not necessarily reflect what the operating results and cash flows would have been had the CH Group been a standalone group for all periods presented.

The consolidated financial statements are presented in Sterling (‘‘GBP’’, ‘‘£’’), the functional currency of CHHL2 and presentation currency of the CH Group, and all values stated in millions of GBP (‘‘£m’’), except where otherwise indicated, and have been prepared on the historical cost basis, unless otherwise indicated in the accounting policies.

Restatement of Previously Issued Consolidated Financial Statements

Subsequent to the disposal of certain intellectual property rights, the CH Group entered into transitional service agreements with third-party buyers. Certain receivables related to these transitional service agreements were incorrectly recognised in 2020. As a result, the 2020 comparatives have been restated to reflect the write-off of these receivables along with a corresponding increase in cost of sales. Management has identified the error through balance sheet review process and determined that a restatement of its previously issued audited consolidated financial statements for the year ended 31 December 2020 was necessary. The consolidated financial statements for the year ended 31 December 2020 are therefore restated to correct these amounts, as set out below.

	As previously reported	Adjustment	As restated
	£m	£m	£m
Consolidated Income Statement
Cost of sales	(3,940)	(42)	(3,982)
Profit after tax for the year	1,223	(42)	1,181
Profit attributable to shareholders	1,187	(42)	1,145
Total comprehensive income/(expense), net of tax for the year	1,054	(42)	1,012
Total comprehensive income/(expense) for the year attributable to shareholders	1,017	(42)	975
Basic earnings per share (pence)	118,700	(4,200)	114,500
Diluted earnings per share (pence)	118,700	(4,200)	114,500
Consolidated Balance Sheet
Trade and other receivables	2,400	(42)	2,358
Total assets	34,172	(42)	34,130
Retained earnings	(37,805)	42	(37,763)
Net impact on equity	(26,265)	42	(26,223)
Consolidated Cash flow statement
Adjustments reconciling profit after tax to cash generated from operations	738	42	780

Going concern

The consolidated financial statements have been prepared on a going concern basis and under the historical cost convention, unless otherwise indicated in the accounting policies below. The directors of the CH Group have reviewed cash flow forecasts and trading budgets and after making appropriate enquiries, have formed the view that the CH Group will generate sufficient cash to meet its ongoing requirements for at least the next 12 months; accordingly the going concern basis of preparation has been adopted.

2.	Accounting principles and policies

a) Consolidation

Entities over which the CH Group has the power to direct the relevant activities so as to affect the returns to the CH Group, generally through control over the financial and operating policies from either voting or contractual rights, are accounted for as subsidiaries. Interests acquired in entities are consolidated from the date the CH Group acquires control and interests sold are de-consolidated from the date control ceases.

Where, as part of a business combination, the CH Group is not able to exercise control over a particular operation due to the existence of legal or other restrictions, the associated assets and liabilities are not consolidated, and a financial asset or liability is recognised for the economic benefit or obligation to be received under the contribution agreement. The assets and liabilities are consolidated, and the associated financial asset or liability derecognised, on the date at which the CH Group is able to exercise control over these operations.

Transactions and balances between subsidiaries are eliminated and no profit before tax is recognised on sales between subsidiaries until the products are sold to customers outside the CH Group. Transactions with non-controlling interests are recorded directly in equity. Deferred tax relief on unrealised intra-group profit is accounted for only to the extent that it is considered recoverable.

b) Business combinations

Business combinations where common control exists at the time of the transaction relate to businesses that were controlled by a part of the GSK Group, other than the CH Group and then as a result of the combination were transferred into the CH Group at some point during the periods covered by the financial statements. Such business combinations are accounted for by recognising all assets and liabilities acquired at their previous carrying values within the GSK Group with effect from the beginning of the earliest period reported in the financial statements. No new goodwill arises from such transactions.

Business combinations where common control does not exist before the transaction are accounted for using the acquisition accounting method. Identifiable assets, liabilities and contingent liabilities acquired are measured at fair value at acquisition date. The consideration transferred is measured at fair value and includes the fair value of any contingent consideration. Where the consideration transferred, together with the non-controlling interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill, denominated in the currency of the operation acquired.

The costs related to business combinations are charged to the income statement in the period in which they are incurred. Where not all the equity of a subsidiary is acquired the non-controlling interest is recognised either at fair value or at the non-controlling interest’s share of the net assets of the subsidiary, on a case-by-case basis.

Changes in the CH Group’s ownership percentage of subsidiaries are accounted for within equity.

c) Foreign currency translation

Foreign currency transactions are booked in the functional currency of the relevant company at the exchange rate ruling on the date of transaction. Foreign currency monetary assets and liabilities are retranslated into the functional currency at rates of exchange ruling at the balance sheet date. Exchange differences are included in the income statement.

On consolidation, assets and liabilities, including related goodwill, of overseas subsidiaries are translated into Sterling at rates of exchange ruling at the balance sheet date. The results and cash flows of overseas subsidiaries are translated into Sterling using average rates of exchange.

Exchange adjustments arising when the opening net assets and the profits for the period retained by overseas subsidiaries are translated into Sterling are recognised in Other Comprehensive Income.

d) Revenue

The CH Group receives revenue for supply of goods to external customers against orders received. The majority of contracts that the CH Group enters into relate to sales orders containing single performance obligations for the delivery of consumer healthcare products. The average duration of a sales order is less than 12 months.

Product revenue is recognised when control of the goods is passed to the customer. The point at which control passes is determined by each customer arrangement, but generally occurs on delivery to the customer.

Product revenue represents net invoice value including fixed and variable consideration. Variable consideration arises on the sale of goods as a result of discounts and allowances given and accruals for estimated future returns and rebates. Revenue is not recognised in full until it is highly probable that a significant reversal in the amount of cumulative revenue recognised will not occur. The methodology and assumptions used to estimate rebates and returns are monitored and adjusted regularly in the light of contractual and legal obligations, historical trends, past experience and projected market conditions. Once the uncertainty associated with the returns and rebates is resolved, revenue is adjusted accordingly. Value added tax and other sales taxes are excluded from revenue.

e) Expenditure

Expenditure is recognised in respect of goods and services received when supplied in accordance with contractual terms. Provision is made when an obligation exists for a future liability in respect of a past event and where the amount of the obligation can be reliably estimated. Manufacturing start-up costs between validation and the achievement of normal production are expensed as incurred. Advertising and promotion expenditure are charged to the income statement as incurred. Shipment costs on intercompany transfers are charged to cost of sales, distribution costs on sales to customers are included in selling, general and administrative (“SG&A”) expenditure.

Restructuring costs are recognised and provided for, where appropriate, in respect of the direct expenditure of a business reorganisation where the plans are sufficiently detailed and well advanced, and where a valid expectation to those affected has been created by either starting to implement the restructuring plans or announcing its main features.

f) Research and development

Research and development (“R&D”) expenditure is charged to the income statement in the period in which it is incurred. R&D expenditure comprises expenditure that is directly attributable to the research and development of new products, including the costs attributable to the generation of intellectual property and product registrations, depreciation and amortisation of equipment, real estate and IT assets used by the R&D function. Development expenditure is capitalised from when the required regulatory approvals to launch a new product are obtained and the criteria for recognising an asset are met. Property, plant and equipment used for research and development is capitalised and depreciated in accordance with the CH Group’s policy described below.

g) Legal and other disputes

Provision is made for the anticipated settlement costs of legal or other disputes against the CH Group where an outflow of resources is considered probable and a reliable estimate can be made of the likely outcome.

The CH Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, if any, that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be included but no provision would be made. Costs associated with claims made by the CH Group against third parties are charged to the income statement as they are incurred.

h) Pensions and other post-employment benefits

The costs of providing pensions under defined benefit schemes are calculated using the projected unit credit method and spread over the period during which benefit is expected to be derived from the employees’ services, consistent with the advice of qualified actuaries. Pension obligations are measured as the present value of estimated future cash flows discounted at rates reflecting the yields of high-quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.

The costs of other post-employment liabilities are calculated in a similar way to defined benefit pension schemes and spread over the period during which benefit is expected to be derived from the employees’ services, in accordance with the advice of qualified actuaries. Future cash flows discounted at rates reflecting the yields of high-quality corporate bonds. Pension scheme assets are measured at fair value at the balance sheet date.

Actuarial gains and losses and the effect of changes in actuarial assumptions, are recognised in the statement of comprehensive income in the period in which they arise.

The CH Group’s contributions to defined contribution plans are charged to the income statement as incurred.

i) Employee share plans

Incentives, in the form of shares in the CH Group’s ultimate parent company, GlaxoSmithKline plc, are provided to employees under share option and share award schemes. These schemes are operated by GSK affiliates.

The fair values of these options and awards are calculated at their grant dates using a Black-Scholes option pricing model and charged to the income statement over the relevant vesting periods. At the end of each reporting period, the GSK Group reviews its charge and revises it accordingly based on the number of options expected to vest.

j) Property, plant and equipment

Property, plant and equipment (“PP&E”) is stated at the cost of purchase or construction less provisions for depreciation and impairment. Financing costs are capitalised within the cost of qualifying assets under construction.

Depreciation is calculated to write off the cost less residual value of PP&E, excluding freehold land, using the straight-line basis over the expected useful life. Residual values and lives are reviewed, and where appropriate adjusted, annually. The normal expected useful lives of the major categories of PP&E are:

Freehold buildings	20 to 50 years
Leasehold land and buildings	Lease term or 20 to 50 years
Plant and machinery	10 to 20 years
Equipment and vehicles	3 to 10 years

On disposal of PP&E, the cost and related accumulated depreciation and impairments are removed from the financial statements and the net amount, less any proceeds, is taken to the income statement.

k) Intangible assets

Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the fair value of the CH Group’s share of the identifiable assets and liabilities of the acquired subsidiaries at the date of acquisition. Goodwill is tested annually for impairment, or more frequently where indicators of impairment exist and is carried at cost less any accumulated impairment losses.

Goodwill is allocated to cash generating units (“CGU”) for the purpose of impairment testing. A CGU is identified at the lowest aggregation of assets that generate largely independent cash inflows, and that which is looked at by management for monitoring and managing the business. If the recoverable amount of the CGU is less than the carrying amount, an impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata on the basis of the carrying amount of each asset in the unit. Any impairment is immediately recognised in the consolidated income statement and an impairment loss recognised for goodwill is not subsequently reversed.

On disposal, the attributable amount of goodwill is included in the determination of the gain or loss on disposal.

Other intangible assets

Intangible assets are stated at cost less provisions for amortisation and impairments.

Licences, patents, know-how and marketing rights separately acquired or acquired as part of a business combination are amortised over their estimated useful lives, generally not exceeding 20 years, using the straight-line basis from the time they are available for use. The estimated useful lives for determining the amortisation charge consider patent lives, where applicable, as well as the value obtained from periods of non-exclusivity. Asset lives are reviewed and, where appropriate, adjusted annually.

Any development costs incurred by the CH Group and associated with acquired licences, patents, know-how or marketing rights are written off to the income statement when incurred, unless the criteria for recognition of an internally generated intangible asset are met, usually when a regulatory filing has been made in a major market and approval is considered highly probable.

Acquired brands are valued independently as part of the fair value of businesses acquired from third parties where the brand has a value which is substantial and long term and where the brands either are contractual or legal in nature or can be sold separately from the rest of the businesses acquired. Brands are amortised over their estimated useful lives of up to 20 years, except where it is considered that the useful economic life is indefinite.

The costs of acquiring and developing computer software for internal use and internet sites for external use are capitalised as intangible fixed assets where the software or site supports a significant business system and the expenditure leads to the creation of an asset. ERP systems software is amortised over seven to ten years and other computer software over three to five years.

l) Leases

The CH Group recognises right of use assets under lease arrangements in which it is the lessee, except for short term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets. Rights to use assets owned by third parties under lease arrangements are capitalised at the inception of the lease and recognised on the balance sheet. The corresponding liability to the lessor is recognised as a lease obligation within short and long-term borrowings. The carrying amount is subsequently increased to reflect interest on the lease liability and reduced by lease payments made.

For calculating the discounted lease liability on leases with annual payments of £2 million or more, the implicit rate in the lease is used. If this is not available, the incremental borrowing rate with a lease specific adjustment is used. If neither of these is available, and for leases with annual payments of less than £2 million, the incremental borrowing rate is calculated at the rate of interest at which the CH Group would have been able to borrow for a similar term and with a similar security the funds necessary to obtain a similar asset in a similar market.

Finance costs are charged to the income statement to produce a constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

Variable rents are not part of the lease liability and the right of use asset. These payments are charged to the income statement as incurred. Short-term and low value leases are not capitalised, and lease rentals are also charged to the income statement as incurred.

Non-lease components are accounted for separately from the lease components in plant and equipment leases but are not separately accounted for in land and buildings or vehicle leases.

If modifications or reassessments occur, the lease liability and right of use asset are re-measured.

Right of use assets where title is expected to pass to the CH Group at a point in the future are depreciated on a basis constant with similar owned assets. In other cases, right of use assets are depreciated over the shorter of the useful life of the asset or the lease term.

m) Impairment of non-current assets

The carrying values of all non-current assets are reviewed for impairment, either on a stand-alone basis or as part of a larger CGU, when there is an indication that the assets might be impaired. Additionally, goodwill, intangible assets with indefinite useful lives and intangible assets which are not yet available for use are tested for impairment annually. Any provision for impairment is charged to the income statement.

Impairments of goodwill are not reversed. Impairment losses on other non-current assets are only reversed if there has been a change in estimates used to determine recoverable amounts and only to the extent that the revised recoverable amounts do not exceed the carrying values that would have existed, net of depreciation or amortisation, had no impairments been recognised.

n) Inventories

Inventories are included in the financial statements at the lower of cost (including raw materials, direct labour, other direct costs and related production overheads) and net realisable value. Cost is determined on a first in, first out basis.

o) Trade payables

Trade payables are initially recognised at fair value and then held at amortised cost. Long-term payables are discounted where the effect is material.

p) Taxation

Current tax is provided at the amounts expected to be paid applying tax rates that have been enacted or substantively enacted by the balance sheet date. A separate return approach is used for calculating income tax provisions and related deferred tax assets and liabilities.

Deferred tax is provided in full on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised. Deferred tax is provided on temporary differences arising on investments in subsidiaries except where the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax is provided using rates of tax that have been enacted or substantively enacted by the balance sheet date.

q) Financial instruments

Financial assets

Financial assets are measured at amortised cost, fair value through other comprehensive income (FVTOCI) or fair value through profit or loss (FVTPL). The measurement basis is determined by reference to both the business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. For financial assets other than trade receivables a 12-month expected credit loss (ECL) allowance is recorded on initial recognition. If there is subsequent evidence of a significant increase in the credit risk of an asset, the allowance is increased to reflect the full lifetime ECL. If there is no realistic prospect of recovery, the asset is written off.

Trade receivables

Trade receivables are measured in accordance with the business model under which each portfolio of trade receivables is held. The CH Group has portfolios in two of the three business models under IFRS 9 to collect the contractual cash flows (measured at amortised cost) and to sell the contractual cash flows (measured at FVTPL).

Trade receivables measured at amortised cost are carried at the original invoice amount less allowances for ECL. ECLs are calculated in accordance with the simplified approach permitted by IFRS 9, using a provision matrix applying lifetime historical credit loss experience to the trade receivables. The ECL rate varies depending on whether and the extent to which settlement of the trade receivables is overdue and it is also adjusted as appropriate to reflect current economic conditions and estimates of future conditions. For the purpose of determining credit loss rates, customers are classified into groupings that have similar loss patterns. The key drivers of the loss rate are the location and type of customer.

When a trade receivable is determined to have no reasonable expectation of recovery it is written off, firstly against any expected credit loss allowance available and then to the income statement.

Subsequent recoveries of amounts previously provided for or written off are credited to the income statement. Long-term receivables are discounted where the effect is material.

Cash and cash equivalents

Cash held in deposit accounts is measured at amortised cost. Cash and short-term deposits in the statement of financial position comprise cash at banks and on hand and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.

Borrowings

All borrowings are initially recorded at the amount of proceeds received, net of transaction costs. Borrowings are subsequently carried at amortised cost, with the difference between the proceeds, net of transaction costs, and the amount due on redemption being recognised as a charge to the income statement over the period of the relevant borrowing.

Derivative financial instruments and hedging

Derivative financial instruments are used to manage exposure to market risks. The principal derivative instruments used by the CH Group are forward foreign exchange contracts and swaps. The CH Group does not hold or issue derivative financial instruments for trading or speculative purposes.

Derivative financial instruments are classified as held-for-trading and are measured at fair value. Derivatives designated as hedging instruments are classified on inception as cash flow hedges, net investment hedges or fair value hedges.

Changes in the fair value of derivatives designated as cash flow hedges are recognised in other comprehensive income to the extent that the hedges are effective. Ineffective portions are recognised in profit or loss immediately. Amounts deferred in other comprehensive income are reclassified to the income statement when the hedged item affects profit or loss.

Net investment hedges are accounted for in a similar way to cash flow hedges.

Changes in fair values of derivatives designated as fair value hedges are recorded in the income statement together with the changes in the fair value of the hedged asset or liability. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in the income statement.

3.	Key accounting judgements and estimates

In preparing the consolidated financial statements, management is required to make judgements about when or how items should be recognised in the consolidated Financial statements and estimates and assumptions that affect the amounts of assets, liabilities, income and expenses reported in the consolidated financial statements. Actual amounts and results could differ from those estimates. The following are the critical accounting judgements and key sources of estimation uncertainty.

Taxation

Estimates

Management makes the judgement of whether there is sufficient information to be able to make a reliable estimate of the outcome of the dispute. If insufficient information is available, no provision is made.

If sufficient information is available, in estimating a potential tax liability, the CH Group applies a risk-based approach to determine the transactions most likely to be subject to challenge, assuming that the relevant tax authority will review and have full knowledge of all the relevant information, and the probability that the CH Group would be able to obtain compensatory adjustments under international tax treaties. These estimates consider the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge.

Further details and the factors affecting the tax charge in future years are set out in Note 13, ‘Taxation’. Where open tax matters exist, the ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of negotiations with the relevant tax authorities or, if necessary, litigation proceedings. At 31 December 2021, the CH Group had recognised provisions of £150 million in respect of such uncertain tax positions (2020: £124 million and 2019: £123 million). Due to the number of uncertain tax positions held and the number of jurisdictions to which these relate, it is not practicable to give meaningful sensitivity estimates.

Indefinite life brands

Estimates

Estimation of recoverable amount of indefinite life brands. The CH Group tests at least annually whether indefinite life brands have suffered any impairment, in accordance with the accounting policy. The recoverable amounts of indefinite life brands have been determined based on fair value less costs of disposal model. These calculations require the use of estimates and assumptions consistent with the most up to date budgets and plans that have been formally approved by management and are based on discounted cash flow forecasts using estimated long-term growth rates. The key assumptions used and sensitivity analysis are disclosed in Note 18, ‘Intangible assets’.

Legal and other disputes

Judgement and estimates

Management makes a judgement of whether it is remote, possible or probable that an outflow of resources embodying economic benefits will be required to settle legal obligations. To the extent that the potential outflow is assessed as possible but not probable or insufficient information is available to make a judgement on whether a potential outflow is probable, no provision is made and disclosure related to the claim is provided.

For legal obligations that are assessed as leading to a probable outflow and sufficient information is available, the estimated provisions take into account the specific circumstances of each dispute and relevant external advice, are inherently judgemental and could change substantially over time as each dispute progresses and new facts emerge. Details of the status and various uncertainties involved in the significant unresolved disputes are set out in Note 27, ‘Contingent Liabilities. The CH Group’s Directors, having taken legal advice, have established provisions after taking into account the relevant facts and circumstances of each matter and in accordance with accounting requirements.

The CH Group may become involved in legal proceedings, in respect of which it is not possible to make a reliable estimate of the expected financial effect, or practicable to give a meaningful range of outcomes that could result from ultimate resolution of the proceedings. In these cases, appropriate disclosure about such cases would be provided, but no provision would be made and no contingent liability can be quantified. The ultimate liability for legal claims may vary from the amounts provided and is dependent upon the outcome of litigation proceedings, investigations, and possible settlement negotiations. The position could change over time and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed the amount of the provisions reported in the Group’s financial statements by a material amount.

4.	Adoption of new and revised standards

In 2020, the CH Group implemented an amendment to IFRS 3 ‘Business combinations’ which was issued in October 2018. The amendment clarifies the definition of a business and permits a simplified initial assessment of whether an acquired set of activities and assets is a group of assets rather than a business. The amendment did not have a material impact on the results or financial position of the CH Group in 2020.

‘Covid-19-Related Rent Concessions (Amendment to IFRS 16)’ was issued in May 2020. It introduces a practical expedient to IFRS 16 ‘Leases’ which permits a lessee to elect not to assess whether a COVID-19-related concession in respect of rent due for periods to 30 June 2021 is a lease modification. The amendment is applicable for annual reporting periods beginning on or after 1 June 2020 and earlier application is permitted. The amendment did not have a material impact on the results or financial position of the CH Group in 2020.

The CH Group previously accounted for SaaS (software as a service) configuration and customisation costs as intangible assets. Following the IFRS IC (Interpretation Committee) agenda decision on SaaS in April 2021, the CH Group has adopted the treatment set out in the IFRS IC agenda decision and expensed configuration and customisation costs where the entity does not control the software being configured. The impact of the change has not had a material impact on the results or financial position of the CH Group.

Where the retirement benefit to which an employee is entitled is capped at a specified number of consecutive years, the CH Group previously accounted for these employee benefits from the employment commencement date. Following the IFRS IC agenda decision on Attributing Benefit to Periods of Service in May 2021, the CH Group has adopted the treatment set out in the IFRS IC agenda decision to account for the employee benefits during the last specified number of years where the employee earn the benefit. The impact of the change has not had a material impact on the results or financial position of the CH Group.

During the year, the CH Group implemented ‘Interest Rate Benchmark Reform Phase 2—Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16’ which was issued in August 2020. The amendments address issues that arise from implementation of the reforms, including the replacement of one benchmark with an alternative one. A practical expedient is provided such that the change to contractual cash flows for financial assets and liabilities (including lease liabilities) is accounted for prospectively by revising the effective interest rate. In addition, hedge accounting will not be discontinued solely because of the IBOR reform. Further information is provided in note 33.

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for 31 December 2021 reporting periods and have not been early adopted by the CH Group. These standards, amendments or interpretations are not expected to have a material impact on the entity in the current or future reporting periods.

5.	Exchange rates

The CH Group operates in many countries and earns revenues and incurs costs in many currencies. The results of the CH Group, as reported in Sterling, are affected by movements in exchange rates between Sterling and other currencies. Average exchange rates, as modified by specific transaction rates for large transactions, prevailing during the year, are used to translate the results and cash flows of overseas subsidiaries into Sterling. Year-end rates are used to translate the net assets of those entities. The currencies which most influenced these translations and the relevant exchange rates were:

	Average rates			Period end rates

	2021	2020	2019	2021	2020	2019
Average rates:
USD/£	1.38	1.29	1.28	1.35	1.36	1.32
Euro/£	1.16	1.13	1.14	1.19	1.11	1.18
Swiss Franc/£	1.25	1.21	1.27	1.23	1.20	1.28
CNY/£	8.86	8.91	8.82	8.56	8.93	9.19

6.	Revenue and segment information

Analysis of revenue by geography is included below, the composition of these geographical segments is reviewed on an annual basis.

For management reporting purposes, the CH Group is organised into business units based on geographical areas and has three reportable segments, as follows:

•	North America

•	Europe, Middle East, Africa and Latin America (EMEA and LatAm)

•	Asia Pacific (APAC)

No operating segments have been aggregated to form the above reportable operating segments.

The primary products sold by each of the reportable segments consist of Oral Health, Pain Relief, Vitamins, Minerals and Supplements, Respiratory Health, Digestive Health and Other products and the product portfolio is consistent across the reportable segments.

The Commercial Operations Board is the Chief Operating Decision Maker (“CODM”) who monitors the operating results of the Group’s business units separately for the purpose of making decisions about resource allocation and performance assessment. The CODM uses a measure of adjusted operating profit to assess the performance of the reportable segments. Adjusted Operating Profit is defined as operating profit less net intangible amortisation and impairment of brands, licenses, and patents, restructuring costs, transaction related costs, separation and admission costs, and disposals and other disposal related adjusting costs. The CODM does not review IFRS operating profit or total assets on a segment basis.

	2021	2020	2019
Revenue by segment	£m	£m	£m
North America	3,525	3,779	2,880
EMEA and LatAm	3,877	4,059	3,898
APAC	2,143	2,054	1,702

Total revenue	9,545	9,892	8,480

		2021	2020[1]	2019
Adjusted operating profit by segment		£m	£m	£m
North America		828	897	660
EMEA and LatAm		960	857	746
APAC		461	377	311
Corporate and other unallocated		(77)	(57)	(63)

		2,172	2,074	1,654

Reconciling items between adjusted operating profit and operating profit:
Net amortisation and impairment of intangible assets	18,8	(16)	(97)	(36)
Restructuring costs	12	(195)	(411)	(330)
Transaction related costs	19	—	(91)	(366)
Separation and admission costs	8	(278)	(66)	—
Disposals and others	29	(45)	189	(25)

Group operating profit		1,638	1,598	897

Net finance costs		(2)	(7)	(11)

Profit before taxation		1,636	1,591	886

[1]	Figures have been restated as described in Note 1

Net amortisation and impairment of intangible assets includes amortisation and impairment of intangible assets, excluding computer software, and impairment of goodwill net of reversals of impairment. Transaction related costs relate to transaction related accounting including the unwind of uplift of fair value in inventory.

	2021	2020	2019
Revenue by product category	£m	£m	£m
Oral health	2,724	2,745	2,657
Pain relief	2,237	2,192	1,742
Vitamins, minerals and supplements	1,501	1,494	597
Respiratory health	1,132	1,298	1,318
Digestive health and other	1,951	2,163	2,166

Total revenue	9,545	9,892	8,480

Revenue attributable to the country of domicile and all foreign countries of operation greater than 10% are included below:

	2021	2020	2019
Revenue by location of customer	£m	£m	£m
UK	327	374	380
US	3,138	3,360	2,559
China	801	700	474
Rest of the World	5,279	5,458	5,067

Total revenue	9,545	9,892	8,480

	North America	Europe, Middle East and Africa, Latin America	Asia Pacific	Other reconciling items	Total CH Group
Other segmental information	£m	£m	£m	£m	£m
Year ended 31 December 2021
Impairment charges	5	5	2	25	37
Impairment reversal	—	—	—	(48)	(48)

Year ended 31 December 2020
Impairment charges	6	10	6	68	90
Impairment reversal	—	—	—	(21)	(21)

Year ended 31 December 2019
Impairment charges	5	1	—	19	25
Impairment reversal	(9)	—	—	(10)	(19)

Non-current assets attributable to the country of domicile and all foreign countries of operation greater than 10% are included below:

	2021	2020	2019
Non-current assets by location of subsidiary	£m	£m	£m
UK	430	410	471
US & Puerto Rico	7,884	7,827	8,262
Rest of the World	20,551	20,593	20,910

Non-current assets	28,865	28,830	29,643

Non-current assets by location excludes derivatives, deferred tax assets and post-retirement benefit assets.

7.	Other operating (expense)/ income

In 2021, as part of the continued strategic review of the business, the CH Group sold several assets including Transderm Scop, Acne-Aid and Baldriparan. The CH Group has recognised a total net gain on disposals of £31 million in the year.

In 2020, as a result of the strategic review of the business, the CH Group sold several businesses and assets including Breathe Right, Physiogel, Coldrex, Venoruton, certain intellectual property rights of Horlicks and other assets and smaller businesses. Thermacare has been disposed in 2020 to meet EMEA anti-trust requirements. The CH Group has recognised a total net gain on disposals of £212 million in the year.

In 2019 Other operating expense includes net losses of £17 million relating to the deal costs incurred for the disposal of intellectual property and businesses, mainly related to deal costs preparing Thermacare for the divestment.

Certain Horlicks intellectual property rights amounting to £16 million legally owned by an entity within the CH Group were disposed of in 2020. These intellectual property rights were legally owned by an entity within the CH Group however the GSK Group has the beneficial title to these. The intellectual property rights were sold for £74 million resulting in a gain on disposal of £58 million. The proceeds of the sale were subsequently declared and paid as a dividend to the GSK Group in 2020, refer to note 14 Dividend.

8.	Operating profit

	2021	2020	2019
The following items have been included in operating profit:	£m	£m	£m
Advertising and promotion	1,941	2,013	1,772
Distribution costs	209	226	194
Impairment of assets held for sale
Intangible assets	—	20	—
Property, plant and equipment	—	3	—
Net foreign exchange losses	11	12	7
Short term lease charge	1	1	1
Separation and admission costs	278	66	—

Separation and admission costs represent costs incurred in relation to and in connection with the separation and potential listing of the CH Group as a standalone business. These costs are not directly attributable to the sale of the CH Group’s products and specifically relate to the activities mentioned above, affecting comparability of the CH Group’s financial results in historic and future reporting periods.

9.	Employee and Key Management Personnel costs

	2021	2020	2019
	£m	£m	£m
Wages and salaries	1,287	1,362	1,285
Social security costs	147	151	109
Pension and other post-employment costs (Note 25)	30	30	29
Cost of share-based incentive plans (Note 34)	59	63	58
Severance costs from integration and restructuring activities	95	77	89

	1,618	1,683	1,570

The CH Group provides benefits to employees, commensurate with local practice in individual countries, including, in some markets, healthcare insurance, subsidised car schemes and personal life insurance.

All individuals performing services for the CH Group are employed and remunerated by CH Group companies or other members of the GSK Group. Where a management charge for wages and salaries has been made from entities outside the CH Group, such amounts are not included in wages and salaries above as it is not practical to separate such amounts from other management recharges.

Details of Key Management Personnel

Key Management Personnel comprises the Executive board members and the Consumer Healthcare leadership team (“CHLT”). The compensation of Key Management Personnel in respect of their services to the CH Group in aggregate was as follows:

	2021	2020	2019
	£m	£m	£m
Wages and salaries	11.7	13.9	13.8
Social security costs	1.1	1.1	1.1
Pension and other post-employment costs	1.7	1.6	1.4
Cost of share-based incentive plans	6.9	7.8	7.8

	21.4	24.4	24.1

Retirement benefits accrued under defined benefit schemes sponsored by sister companies within the GSK Group for one director in 2021, two directors in 2020 and two directors in 2019. Two (2020: three, 2019: three) directors received share awards under long term incentive plans in respect of qualifying services to the CH Group in 2021.

10.	Finance income

	2021	2020	2019
	£m	£m	£m
Interest income arising from:
Cash and cash equivalents	3	2	2
Other receivables with GSK Group companies	10	12	18
Derivatives at fair value through profit or loss	4	4	4
Net gains arising from:
Financial instruments measured at fair value through profit or loss	(35)	(27)	—
Retranslation of loans	35	29	—

	17	20	24

	2021	2020	2019
	£m	£m	£m
Finance income arising from:
Financial assets measured at amortised cost	13	14	20
Financial assets measured at fair value through profit or loss	4	4	4
Net gains arising from:
Financial instruments measured at fair value through profit or loss	(35)	(27)	—
Retranslation of loans	35	29	—

	17	20	24

11.	Finance expense

	2021	2020	2019
	£m	£m	£m
Interest expense arising on:
Financial liabilities at amortised cost	(3)	(2)	(5)
Derivatives at fair value through profit or loss	(5)	(7)	(12)
Loans with GSK Group companies	(4)	(6)	(9)
Net losses arising from:
Financial instruments measured at fair value through profit or loss	—	—	(4)
Retranslation of loans	—	—	3
Finance expense arising on lease liabilities	(4)	(7)	(4)
Other finance expense	(3)	(5)	(4)

	(19)	(27)	(35)

12.	Restructuring costs

Restructuring costs mainly relate to initiatives announced since formation of the CH Group and include Personnel costs, impairments of tangible assets and computer software relating to restructuring programmes.

Restructuring costs are those mainly related to specific Board-approved restructuring programmes, including integration costs following material acquisitions, which are structural and are of a significant scale in terms of the costs of individual or related projects. In 2021, CH Group defined such programmes to comprise of any projects exceeding £15 million whilst in prior periods, this was determined to be any projects exceeding £25 million. This change did not result in any differences in the nature of restructuring programmes included as part of restructuring costs for 2020 and 2019.

In 2021, Restructuring costs of £195 million (2020: £411 million, 2019: £330 million) have been charged to the income statement and recognised in the expense categories outlined below. Restructuring costs are mainly activities to generate synergies from the integration of Pfizer’s Consumer Healthcare business into the CH Group’s business, following the Pfizer Transaction completed on 31 July 2019.

The unutilised balances of the restructuring costs as at 31 December 2021, 2020 and 2019 are included in Note 26 ‘Other provisions’.

	2021	2020	2019
	£m	£m	£m
Cost of sales	44	89	69
Selling, general and administration, and other operating expenses	150	314	236
Research and development	1	8	25

	195	411	330

13.	Taxation

The major components of income tax expense are:

	2021	2020	2019
Taxation charge/(credit) based on profits for the period	£m	£m	£m
Current year charge	361	540	196
Charge in respect of prior periods	(50)	11	21

Total current taxation	311	551	217
Total deferred taxation	(114)	(141)	(18)

Total taxation charge	197	410	199

The tax charge on total profits amounted to £197 million (2020: £410 million and 2019: £199 million) and represented an effective tax rate of 12% (2020: 26% and 2019: 23%).

	2021	2020[1]	2019
Reconciliation of the taxation rate on the CH Group profits	£m	£m	£m
Profit before tax	1,636	1,591	886
UK statutory rate of taxation of 19%	311	302	167
Differences in overseas taxation rates	105	124	97
Benefit of substance-based tax rulings	(18)	(70)	(29)
R&D tax credits	(2)	(2)	(2)
Tax losses not recognised	3	8	—
Permanent differences on disposals, acquisitions and transfers	(164)	(20)	—
Items non-deductible/taxable for tax purposes	3	25	(1)
Re-assessment of prior year estimates	(70)	19	(29)
Changes in tax rates	29	24	(4)

Total tax charge	197	410	199

[1]	Figures have been restated as described in Note 1

Permanent differences on disposals, acquisitions and transfers in 2021 reflects tax credits arising on the transfer of intellectual property within the CH Group.

Future tax charges, and therefore the effective tax rate, may be affected by factors such as acquisitions, disposals, restructurings, the location of research and development activity, tax regime reforms, agreements with tax authorities and resolution of open matters as the CH Group continue to bring the tax affairs up to date around the world. The CH Group operates in countries where the tax rate differs from the UK tax rate and the taxable profits earned and tax rates in those countries vary from year to year. The impact of these overseas taxes on the overall rate of tax is shown above.

Taxation matters

The integrated nature of the CH Group’s worldwide operations involves significant investment in research and manufacture at a limited number of locations, with consequential cross-border supply routes into numerous end-markets. This gives rise to complexity and delay in negotiations with revenue authorities as to the profits on which individual CH Group companies are liable to tax.

In line with current OECD guidelines, the CH Group base its transfer pricing policy on the ‘arm’s length’ principle. However, different tax authorities may seek to attribute further profit to activities being undertaken in their jurisdiction potentially resulting in double taxation. The CH Group also has open items in several jurisdictions concerning such matters as the deductibility of particular expenses and the tax treatment of certain business transactions. The CH Group applies a risk based approach to determine the transactions most likely to be subject to challenge and the probability that the CH Group would be able to obtain compensatory adjustments under international tax treaties.

The calculation of the CH Group’s total tax charge therefore necessarily involves a degree of estimation and judgement in respect of certain items whose tax treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process.

Whilst a newly standalone CH Group may be subject to additional and/or different scrutiny from tax authorities than as part of a wider-GSK Group, the CH Group continues to believe that it has made adequate provision for the liabilities it may bear in respect of periods which are open and not yet agreed by tax authorities. The ultimate liability for such matters may vary from the amounts provided and is dependent upon the outcome of agreements with relevant tax authorities or litigation where appropriate.

At 31 December 2021, the CH Group had recognised provisions of £150 million in respect of such uncertain tax positions (2020: £124 million and 2019: £123 million).

In 2021, the aggregate amount of unremitted profits at the balance sheet date was approximately £1.7 billion (2020: £1.6 billion and 2019: £1.4 billion). UK legislation relating to company distributions provides for exemption from tax for most repatriated profits, subject to certain exceptions. Provision for deferred tax liabilities of £38 million (2020: £24 million and 2019: £14 million) has been made in respect of withholding taxation that would arise on the distribution of profits by certain overseas subsidiaries. Deferred tax is not provided on temporary differences of £147 million (2020: £135 million and 2019: nil) arising on unremitted profits as management can control any future reversal and does not consider such a reversal to be probable.

Movement in deferred tax assets and liabilities

	Accelerated capital allowances	Intangibles	Pensions & other post- employment benefits	Tax losses	Other net temporary differences	Total
	£m	£m	£m	£m	£m	£m
As at 1 January 2021	(45)	(3,451)	82	26	266	(3,122)
Exchange adjustments	(6)	(18)	(8)	—	9	(23)
(Charge)/credit to income statement	(15)	31	(12)	(17)	127	114
Credit to statement of comprehensive income	—	—	(12)	—	(2)	(14)

At 31 December 2021	(66)	(3,438)	50	9	400	(3,045)

	Accelerated capital allowances	Intangibles	Pensions & other post- employment benefits	Tax losses	Other net temporary differences	Total
	£m	£m	£m	£m	£m	£m
As at 1 January 2020	(35)	(3,563)	64	17	257	(3,260)
Exchange adjustments	1	11	1	1	—	14
(Charge)/credit to income statement	(11)	131	4	8	9	141
Credit to statement of comprehensive income	—	—	13	—	—	13
Transfers from liabilities directly related to assets held for sale	—	(30)	—	—	—	(30)

At 31 December 2020	(45)	(3,451)	82	26	266	(3,122)

	Accelerated capital allowances	Intangibles	Pensions & other post- employment benefits	Tax losses	Other net temporary differences	Total
	£m	£m	£m	£m	£m	£m
As at 1 January 2019	(39)	(1,103)	61	14	165	(902)
Exchange adjustments	—	212	(3)	(1)	—	208
(Charge)/credit to income statement	(1)	(51)	(10)	(7)	91	22
Credit to statement of comprehensive income	—	—	1	—	2	3
Additions through business combination	5	(2,621)	15	11	(1)	(2,591)

At 31 December 2019	(35)	(3,563)	64	17	257	(3,260)

Recognised tax losses comprise £9 million (2020: £26 million and 2019: £17 million) in respect of net trading losses. Other net temporary differences include accrued expenses for which a tax deduction is only available on a paid basis and deferred tax on intra-group profits arising on intercompany inventories which are eliminated within the consolidated financial statements. As intra-group profits are not eliminated from the individual entities’ tax returns a temporary difference arises that will reverse at the point in time inventory is sold externally. After offsetting deferred tax assets and liabilities where appropriate within territories, the net deferred tax liability comprises:

	2021	2020	2019
	£m	£m	£m
Deferred tax assets	312	251	254
Deferred tax liabilities	(3,357)	(3,373)	(3,514)

	(3,045)	(3,122)	(3,260)

For the periods presented, US entities within the CH Group remain party to the GSK Group unitary state filing. US temporary differences therefore continue to be valued at the unitary state tax blended rate applicable to the GSK Group. As a result of the demerger, the US entities will no longer be part of the GSK Group unitary state filing and these entities will need to prepare standalone state tax filings. This may result in a higher rate of state taxes applying to the CH Group for both current and deferred tax liabilities.

	2021	2021	2020	2020	2019	2019
	Tax losses	Unrecognised asset	Tax losses	Unrecognised asset	Tax losses	Unrecognised asset
Unrecognised tax losses	£m	£m	£m	£m	£m	£m
Trading losses expiring:
Within 10 years	15	3	26	3	6	1
More than 10 years	326	15	335	17	349	24
Available indefinitely	67	10	86	15	—	—

As at 31 December	408	28	447	35	355	25

Deferred tax assets are recognised where it is probable that future taxable profit will be available to utilise losses, as supported by management forecasts.

14.	Dividends

During the years ended 31 December 2021, 2020 and 2019, the CH Group declared and paid dividends as set forth below. No further dividends were declared or paid.

Date paid	£ per share	£’m
Dividends paid in 2021:
30 March 2021	621	621
28 September 2021	49	49
21 December 2021	478	478

		1,148

Dividends paid in 2020:
17 June 2020	54	54
19 June 2020	1,292	1,292
22 September 2020	20	20
23 September 2020	750	750
9 November 2020	255	255

		2,371

Dividends paid in 2019:
28 March 2019	72	43
24 May 2019	1,127	338
28 May 2019	75,000	15
7 June 2019	25,470,588	432
28 June 2019	1,829,268	300
28 June 2019	3,199	24

		1,152

15.	Earnings per share

	2021	2020[1]	2019
	pence	pence	pence
Basic earnings per share	139,000	114,500	65,500
Diluted earnings per share	139,000	114,500	65,500

[1]	Figures have been restated as described in Note 1

Basic earnings per share has been calculated by dividing the profit attributable to shareholders by the weighted average number of shares in issue during the period, with 1,000,000 shares outstanding on 1 January 2021, 2020 and 2019.

Diluted earnings per share has been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. However, since employees’ share options are satisfied in shares of GSK Group, there are no dilutive equity instruments. The number of shares in issue above may not be representative of the number of shares in issue in the future.

The numbers of shares used in calculating basic and diluted earnings per share are reconciled below:

	2021	2020	2019
Weighted average number of shares in issue	‘000	‘000	‘000
Basic	1,000	1,000	1,000
Dilution for share options and awards	—	—	—
Diluted	1,000	1,000	1,000

16.	Property, plant and equipment

	Land and buildings	Plant, equipment and vehicles	Assets under construction	Total
	£m	£m	£m	£m
Cost at 1 January 2019	762	1,321	204	2,287
Exchange adjustments	14	(14)	(13)	(13)
Additions	22	62	118	202
Additions through business combinations	145	175	34	354
Disposals and write-offs	(10)	(174)	(22)	(206)
Reclassifications	(4)	102	(102)	(4)
Transfer to assets held for sale	—	—	(9)	(9)

Cost at 31 December 2019	929	1,472	210	2,611

Exchange adjustments	(8)	5	(4)	(7)
Additions	4	9	217	230
Additions through business combinations	—	6	—	6
Disposals and write-offs	(27)	(81)	(11)	(119)
Reclassifications	26	96	(130)	(8)
Transfer to assets held for sale	(14)	(17)	(4)	(35)

Cost at 31 December 2020	910	1,490	278	2,678

Exchange adjustments	15	(27)	(3)	(15)
Additions	1	13	215	229
Disposals and write-offs	(40)	(132)	(7)	(179)
Reclassifications	34	150	(184)	—
Transfer to assets held for sale	—	(8)	—	(8)

Cost at 31 December 2021	920	1,486	299	2,705

Depreciation at 1 January 2019	(195)	(803)	—	(998)
Exchange adjustments	(43)	(16)	—	(59)
Charge for the year	(33)	(134)	—	(167)
Disposals and write-offs	6	122	—	128

Depreciation at 31 December 2019	(265)	(831)	—	(1,096)

	Land and buildings	Plant, equipment and vehicles	Assets under construction	Total
	£m	£m	£m	£m
Exchange adjustments	1	(3)	—	(2)
Charge for the year	(39)	(128)	—	(167)
Disposals and write-offs	20	80	—	100
Transfer to assets held for sale	10	19	—	29

Depreciation at 31 December 2020	(273)	(863)	—	(1,136)

Exchange adjustments	—	17	—	17
Charge for the year	(32)	(107)	—	(139)
Disposals and write-offs	28	114	—	142
Transfer to assets held for sale	—	6	—	6

Depreciation at 31 December 2021	(277)	(833)	—	(1,110)

Impairment at 1 January 2019	—	(54)	(8)	(62)
Exchange adjustments	—	2	5	7
Impairment losses	(4)	(1)	(1)	(6)
Disposals and write-offs	—	6	1	7
Reversal of impairments	—	8	1	9

Impairment at 31 December 2019	(4)	(39)	(2)	(45)

Exchange adjustments	—	1	(1)	—
Impairment losses	(8)	(10)	(1)	(19)
Disposals and write-offs	3	2	—	5
Reversal of impairments	3	—	—	3

Impairment at 31 December 2020	(6)	(46)	(4)	(56)

Exchange adjustments	(2)	—	—	(2)
Impairment losses	(6)	(8)	(3)	(17)
Disposals and write-offs	8	20	3	31
Reversal of impairments	—	12	—	12

Impairment at 31 December 2021	(6)	(22)	(4)	(32)

Depreciation and impairment at 31 December 2019	(269)	(870)	(2)	(1,141)
Depreciation and impairment at 31 December 2020	(279)	(909)	(4)	(1,192)
Depreciation and impairment at 31 December 2021	(283)	(855)	(4)	(1,142)

Net book value at 31 December 2019	660	602	208	1,470
Net book value at 31 December 2020	631	581	274	1,486
Net book value at 31 December 2021	637	631	295	1,563

For the three years ended 31 December 2021, the impairment losses principally arise from decisions to rationalise facilities and are calculated based on higher of fair value less costs of disposal and value in use. The fair value less costs of disposal valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. These calculations determine the net present value of the projected risk-adjusted, post-tax cash flows of the relevant asset or cash generating unit, applying a discount rate of the CH Group’s post-tax weighted average cost of capital (“WACC”) of 6%, adjusted where appropriate for relevant specific risks. For value in use calculations, where an impairment is indicated and a pre-tax cash flow calculation is expected to give a materially different result, the test would be re-performed using pre-tax cash flows and a pre-tax discount rate.

Impairment losses of £2 million for 2021 (2020: £11 million and 2019: £3 million) have been charged to cost of sales and £15 million for 2021 (2020: £8 million and 2019: £3 million) have been charged to selling, general and administration expenses respectively.

Reversals of impairment arise from subsequent reviews of the impaired assets where the conditions which gave rise to the original impairments are deemed no longer to apply. All of the reversals have been credited to cost of sales.

Reclassifications of £8 million for 2020 (2019: £4 million) relating to assets under construction that have been reclassified to computer software in intangible assets during the year. No reclassifications were made in 2021.

Certain assets were transferred from property, plant and equipment to assets held for sale and subsequently disposed of during the year. There were no assets and liabilities held for sale remaining as at 31 December 2021.

17.	Right of use assets

	Land and buildings	Plant and equipment	Vehicles	Total
	£m	£m	£m	£m
Net book value at 1 January 2019	104	2	13	119
Exchange adjustments	(4)	(1)	(1)	(6)
Additions through business combinations	27	10	2	39
Additions	20	1	10	31
Depreciation	(22)	(2)	(7)	(31)
Disposals	—	(1)	—	(1)

Net book value at 31 December 2019	125	9	17	151
Exchange adjustments	(3)	—	—	(3)
Additions	28	1	10	39
Depreciation	(39)	(1)	(8)	(48)
Disposals and write-offs	(14)	(4)	(5)	(23)

Net book value at 31 December 2020	97	5	14	116
Exchange adjustments	1	—	(1)	—
Additions	27	4	6	37
Depreciation	(27)	—	(8)	(35)
Disposals and write-offs	(10)	(8)	(1)	(19)

Net book value at 31 December 2021	88	1	10	99

An analysis of lease liabilities is set out in Note 24, ‘Borrowings’. The total cash outflow for leases amounted to £38 million for 2021 (2020: £44 million and 2019: £42 million). There were no significant lease commitments for leases not commenced at year-ends.

18.	Intangible assets

	Goodwill	Indefinite life brands	Amortised brands, licences and patents	Computer Software	Total
	£m	£m	£m	£m	£m
Cost at 1 January 2019	2,613	8,524	401	279	11,817
Exchange adjustments	(100)	(1,035)	(10)	(8)	(1,153)
Additions through business combinations	5,658	12,357	—	31	18,046
Other additions	—	—	11	42	53
Disposals and asset write-offs	—	—	(2)	(2)	(4)
Reclassification	—	(18)	18	4	4
Transfer to assets held for sale	—	(227)	(14)	—	(241)

Cost at 31 December 2019	8,171	19,601	404	346	28,522
Exchange adjustments	(29)	(82)	(9)	(3)	(123)
Additions through business combinations	124	—	—	2	126
Other additions	—	—	7	89	96
Disposals and asset write-offs	(1)	—	(9)	(13)	(23)
Reclassification	—	(572)	572	8	8
Transfer to assets held for sale	—	(635)	(253)	—	(888)

Cost at 31 December 2020	8,265	18,312	712	429	27,718
Exchange adjustments	(19)	65	(2)	(3)	41
Other additions	—	—	7	66	73
Disposals and asset write-offs	—	—	(23)	(20)	(43)
Reclassification	—	(9)	9	—	—
Transfer to assets held for sale	—	(43)	(6)	—	(49)

Cost at 31 December 2021	8,246	18,325	697	472	27,740

Amortisation at 1 January 2019	—	—	(143)	(105)	(248)
Exchange adjustments	—	—	5	(1)	4
Charge for the period	—	—	(27)	(35)	(62)
Disposals and asset write-offs	—	—	1	1	2
Transfer to assets held for sale	—	—	3	—	3

Amortisation at 31 December 2019	—	—	(161)	(140)	(301)
Exchange adjustments	—	—	2	—	2
Charge for the period	—	—	(50)	(40)	(90)
Disposals and asset write-offs	—	—	5	12	17
Transfer to assets held for sale	—	—	44	—	44

Amortisation at 31 December 2020	—	—	(160)	(168)	(328)
Exchange adjustments	—	—	1	—	1
Charge for the period	—	—	(40)	(54)	(94)
Disposals and asset write-offs	—	—	—	3	3
Transfer to assets held for sale	—	—	2	—	2

Amortisation at 31 December 2021	—	—	(197)	(219)	(416)

	Goodwill	Indefinite life brands	Amortised brands, licences and patents	Computer Software	Total
	£m	£m	£m	£m	£m
Impairment at 1 January 2019	—	(240)	(17)	(2)	(259)
Exchange adjustments	—	1	1	(1)	1
Impairment losses	—	(2)	(17)	—	(19)
Reversal of impairment losses	—	—	10	—	10
Transfer to assets held for sale	—	53	5	—	58

Impairment at 31 December 2019	—	(188)	(18)	(3)	(209)
Exchange adjustments	—	1	4	—	5
Impairment losses	—	(10)	(35)	—	(45)
Reversal of impairment losses	—	—	18	—	18
Reclassification	—	39	(39)	—	—
Transfer to assets held for sale	—	—	59	—	59

Impairment at 31 December 2020	—	(158)	(11)	(3)	(172)
Exchange adjustments	—	—	—	—	—
Impairment losses	—	—	(12)	(8)	(20)
Reversal of impairment losses	—	36	—	—	36
Disposals and asset write-offs	—	—	23	4	27

Impairment at 31 December 2021	—	(122)	—	(7)	(129)

Amortisation and impairment at 31 December 2019	—	(188)	(179)	(143)	(510)
Amortisation and impairment at 31 December 2020	—	(158)	(171)	(171)	(500)
Amortisation and impairment at 31 December 2021	—	(122)	(197)	(226)	(545)

Net book value at 31 December 2019	8,171	19,413	225	203	28,012
Net book value at 31 December 2020	8,265	18,154	541	258	27,218
Net book value at 31 December 2021	8,246	18,203	500	246	27,195

The net book value of computer software included £130 million (2020: £124 million and 2019: £8 million) of internally generated costs.

Goodwill

Goodwill mainly arose from the Novartis transaction in 2015 (£2.6 billion) and the Pfizer transaction in 2019 (£5.6 billion).

Goodwill is allocated to the CH Group’s CGUs as follows:

	2021	2020	2019
	£m	£m	£m
Asia Pacific	2,127	2,132	2,015
Europe, Middle East and Africa, and Latin America	2,902	2,908	2,919
North America	3,217	3,225	3,237

Net book value at 31 December	8,246	8,265	8,171

The CH Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the CGUs are assessed using a fair value less costs of disposal model. Fair value less costs of disposal is calculated using a discounted cash flow approach, with a post-tax discount rate applied to the projected risk-adjusted post-tax cash flows and terminal value.

The discount rate used is based on the CH Group’s post-tax WACC of 6%, as most cash generating units have integrated operations across large parts of the CH Group. The discount rate is adjusted where appropriate for specific segment, country or currency risks. The valuation methodology uses significant inputs which are not based on observable market data, therefore this valuation technique is classified as level 3 in the fair value hierarchy.

Details relating to the discounted cash flow model used in the impairment tests of the Asia Pacific (“APAC”), Europe, Middle East and Africa and Latin America (“EMEA and LatAm”), and North America (“N America”) cash generating units are as follows:

Valuation basis	Fair value less costs of disposal
Key assumptions	Sales growth rates
	Profit margins
	Terminal growth rate
	Discount rate
	Taxation rate
Determination of assumptions	Growth rates are internal forecasts based on both internal and external market information.
	Margins reflect past experience, adjusted for expected changes.
	Terminal growth rates based on management’s estimate of future long-term average growth rates.
	Discount rates based on the CH Group WACC, adjusted where appropriate.
	Taxation rates based on appropriate rates for each region.
Period of specific projected cash flows	Five years
Terminal growth rate		2021	2020	2019
	APAC	4.5% p.a.	4.5% p.a.	4.5% p.a.
	EMEA and LatAm	3.5% p.a.	3.5% p.a.	3.5% p.a.
	N America	2.5% p.a.	2.5% p.a.	2.5% p.a.
Discount rate (post tax)		2021	2020	2019
	APAC	6.7%	7.1%	6.8%
	EMEA and LatAm	7.6%	7.9%	7.5%
	N America	6.0%	6.0%	6.0%

The terminal growth rate does not exceed the long-term projected growth rate for the CH Group, reflects the impact of future competition and takes account of new product launches. Goodwill is monitored for impairment at the segmental level. In each case the valuation indicated sufficient headroom such that a reasonably possible change to key assumptions is unlikely to result in an impairment of goodwill.

Indefinite life brands and other amortised brands

Indefinite life brands comprise a portfolio of Consumer Healthcare products primarily acquired from GlaxoSmithKline legacy entities, Novartis businesses acquired in 2015 and Pfizer businesses acquired in 2019. The indefinite life brands are valued at historical acquisition date. The net book value of the major brands are as follows:

	2021	2020	2019
	£m	£m	£m
Advil	3,362	3,349	3,408
Voltaren	2,725	2,725	2,725
Centrum	1,828	1,824	1,808
Caltrate	1,731	1,678	1,648
Otrivin	1,385	1,385	1,385
Preparation H	1,152	1,139	1,171
Robitussin	1,126	1,111	1,138
Nexium	670	668	682
Fenistil	598	598	598
ChapStick	521	512	523
Emergen-C	439	433	447
Theraflu	436	433	438
Panadol	395	396	397
Lamisil	—	—	291
Sensodyne	270	270	270
Breathe Right	—	—	251
Nicotinell	246	246	246
Excedrin	177	174	180
Vitasprint	117	122	135
Biotene	121	120	123
Physiogel	—	—	114
Polident	114	114	114
Corega	102	102	102
Be-total	85	89	99
Other brands	603	666	1,120

	18,203	18,154	19,413

Robitussin and Preparation H were affected by lower cold & flu incidence resulting from the COVID-19 social distancing measures and by supply chain issues respectively which has resulted in a reduced level of headroom. The CH Group has performed a sensitivity analysis based on changes in key assumptions considered to be reasonably possible by management leaving all other assumptions unchanged. Sensitivity analysis for the year ended 31 December 2021 has identified these two brands as being sensitive to reasonably possible changes in key assumptions. In order for the recoverable amount to be equal to the carrying values of Robitussin and Preparation H, either the discount rate would have to be increased by 0.5% and 0.1%, or the operating margin decreased by 4.1% and 1.5%, or the long term growth rate decreased by 0.7% and 0.2% respectively. Sensitivity analysis for the year ended 31 December 2020 only identified Robitussin as being sensitive to reasonably possible changes in key assumptions. In order for the recoverable amount to be equal to the carrying value, the discount rate would have to be increased by 0.3% or operating margin decreased by 2.7% or the long term growth rate decreased by 0.4%. The CH Group considers that changes in key assumptions of this magnitude are reasonably possible in the current environment.

During the year ended 31 December 2020, Breathe Right and Physiogel were transferred to Assets Held for Sale and subsequently disposed of. In addition, certain brands including Lamisil, were reclassified from indefinite life brands to amortised brands following a review by the CH Group on the useful life of these brands. As at 31 December 2021, Lamisil had a carrying value of £259 million (2020: £275 million and 2019: £291 million) with a remaining amortisation period of 18 years.

Except as set out above, each of these brands is considered to have an indefinite life, given the strength and durability of the brand and the level of marketing support. The brands are in relatively similar, stable and profitable market sectors, with similar risk profiles, and their size, diversification and market shares mean that the risk of market-related factors causing a reduction in the lives of the brands is considered to be relatively low. The CH Group is not aware of any material legal, regulatory, contractual, competitive, economic or other factor which could limit their useful lives. Accordingly, they are not amortised.

Each brand is tested annually for impairment and other amortised intangible assets are tested when indicators of impairment arise. This testing applies a fair value less costs of disposal methodology, generally using post- tax cash flow forecasts with a terminal value calculation and a discount rate equal to the CH Group post-tax WACC of 6% for 2020 and 2019 adjusted where appropriate for country and currency specific risks. This valuation methodology uses significant inputs which are not based on observable market data, and therefore this valuation technique is classified as level 3 of the fair value hierarchy. The main assumptions include future sales price and volume growth, product contribution and the future expenditure required to maintain the product’s marketability and registration in the relevant jurisdictions. These assumptions are based on past experience and are reviewed as part of management’s budgeting and strategic planning cycle for changes in market conditions and sales erosion through competition. The terminal growth rates applied of between -3% and 3% are management’s estimates of future long-term average growth rates of the relevant markets.

Other than as disclosed above, the directors do not consider that any reasonably possible changes in the key assumptions would cause the fair value less cost of sale of the individually significant brands disclosed above to fall below their carrying values.

For 2021, the income statement charge for net impairment losses includes impairments of Zyrtec, Treely and capitalised costs for a discontinued research and development project, netted off by reversal of impairments in relation to Alvedon, Abreva and Solpadeine.

Certain assets were transferred from intangible assets to assets held for sale and subsequently disposed of during the year. There were no assets and liabilities held of sale remaining as at 31 December 2021.

For 2020, the income statement charge for net impairment losses mainly includes impairments of Zyrtec, capitalised costs for a discontinued oral care project and a discontinued pain relief device, netted off by reversal of impairments in relation to Transderm Scop.

For 2019, the income statement charge for net impairment losses includes impairments of Savlon, Eurax and Abreva, netted off by reversal of impairments in Prevacid.

	Amortisation			Net impairment (reversals)/losses
	2021	2020	2019	2021	2020	2019
	£m	£m	£m	£m	£m	£m
Cost of sales	57	62	38	(32)	11	9
Selling, general and administration	37	25	24	8	—	—
Research and development	—	3	—	8	16	—

	94	90	62	(16)	27	9

19.	Inventories

	2021	2020	2019
	£m	£m	£m
Raw materials and consumables	233	231	240
Work in progress	47	70	147
Finished goods	671	648	824

	951	949	1,211

The total cost of inventories recognised as an expense and included in cost of sales amounted to £3,462 million in 2021 (2020: £3,666 million and 2019: £3,143 million). This includes inventory write-down of £174 million (2020: £141 million and 2019: £132 million).

The reversals of prior year write-downs of inventories in 2021 is £63 million (2020: £43 million and 2019: £24 million) and principally arise from the reassessment of usage or demand expectations prior to inventory expiration.

Included in the balance as at 31 December 2019 is an uplift of the fair value of the inventory acquired from Pfizer as part of the Pfizer transaction of £91 million. The uplift of the fair value was fully unwound as at 31 December 2020. For the year ended 31 December 2019, the amount of uplift of the fair value unwound was £366 million.

20.	Trade and other receivables

	2021	2020[1]	2019
	£m	£m	£m
Trade receivables, net of expected credit loss allowance	1,318	1,348	1,397
Other prepayments and accrued income	56	61	29
Interest receivable	1	1	2
Employee loans and advances	4	2	4
Other third-party receivables	286	452	592
Other receivables with Pfizer Group companies	—	2	14
Other receivables with GSK Group companies	542	492	441

	2,207	2,358	2,479

	2021	2020	2019
Expected credit loss allowance	£m	£m	£m
At 1 January	51	35	19
Exchange adjustments	(1)	(1)	(2)
Charge for the year	33	24	19
Subsequent recoveries of amounts provided for	(30)	(5)	—
Utilised	—	(2)	(1)

At 31 December	53	51	35

[1]	Figures have been restated as described in Note 1

Details of other receivables with Pfizer and GSK Group companies can be found in Note 30, ‘Related party transactions’.

Set out below is the information about the credit risk exposure on the CH Group’s trade receivables using a provision matrix:

	Trade receivable
		Days past due
Year ended 31 December 2021	Current	0-30 days	31-90 days	91-180 days	181 days-1 year	Greater than 1 year	Total
	£m	£m	£m	£m	£m	£m	£m
Expected credit loss rate	1%	2%	17%	100%	100%	100%
Estimated total gross carrying amount at default	1,255	46	30	16	7	17	1,371
Expected credit loss	7	1	5	16	7	17	53

	Trade receivable
		Days past due
Year ended 31 December 2020	Current	0-30 days	31-90 days	91-180 days	181 days-1 year	Greater than 1 year	Total
	£m	£m	£m	£m	£m	£m	£m
Expected credit loss rate	1%	3%	18%	55%	100%	100%
Estimated total gross carrying amount at default	1,298	30	28	20	12	11	1,399
Expected credit loss	11	1	5	11	12	11	51

[1]	Figures have been restated as described in Note 1.

21.	Cash and cash equivalents and liquid investments

	2021	2020	2019
	£m	£m	£m
Cash at bank and in hand	413	333	339
Liquid investments	1	1	1

	414	334	340

Cash and cash equivalents include £67 million in 2021 (2020: £53 million and 2019: £17 million) not available for general use due to restrictions applying in the subsidiaries where it is held. Restrictions include exchange controls and taxes on repatriation.

22.	Assets and liabilities held for sale

	2021	2020	2019
	£m	£m	£m
Plant, equipment and vehicles	—	—	23
Other intangibles	—	62	189
Inventory	—	6	13
Other liabilities	—	—	(29)

	—	68	196

Non-current assets and non-current liabilities are transferred to assets held for sale and liabilities held for sale when it is expected that their carrying amounts will be recovered principally through disposal and a sale is considered highly probable. They are held at the lower of carrying amount and fair value less costs to sell.

Assets of £47 million were transferred from Intangible assets and subsequently disposed of during the year. There were no assets and liabilities held of sale remaining as at 31 December 2021.

Assets held for sale as at 31 December 2020, which were after impairment reversals and exchange impact, were subsequently disposed of in 2021.

Assets held for sale and liabilities held for sale in 2019 primarily reflect the Thermacare disposal group, which was acquired from Pfizer as part of its Consumer Healthcare business but had to be sold by the CH Group in 2020 to meet anti-trust requirements.

Included within assets held for sale as at 31 December 2020 were inventory assets which were written down to fair value less costs to sell of £6 million (2019: £13 million). The valuation methodology uses significant inputs which are not based on observable market data; therefore, this valuation is classified as level 3 in the fair value hierarchy.

23.	Trade and other payables

	2021	2020	2019
	£m	£m	£m
Trade payables	1,369	1,340	1,201
Customer return and rebate accruals	661	594	506
Other accruals	434	459	564
Wages and salaries	237	259	254
Other payables	—	—	79
Social security	45	76	82
VAT payables	35	42	30
Deferred income	11	11	7
Other payables with Pfizer Group companies	7	26	40
Other payables with GSK Group companies	203	461	657

	3,002	3,268	3,420

Customer return and rebate accruals are provided for by the CH Group at the point of sale in respect of the estimated rebates, discounts or allowances payable to customers. Accruals are made at the time of sale but the actual amounts paid are based on claims made some time after the initial recognition of the sale. As the amounts are estimated they may not fully reflect the final outcome and are subject to change dependent upon, amongst other things, the types of buying group and product sales mix. The level of accrual is reviewed and adjusted quarterly in the light of historical experience of actual rebates, discounts or allowances given and returns made and any changes in arrangements. Future events could cause the assumptions on which the accruals are based to change, which could affect the future results of the CH Group.

Details of payables with Pfizer and GSK Group companies can be found in Note 30, ‘Related party transactions’.

24.	Borrowings

	2021	2020	2019
	£m	£m	£m
Short-term borrowings
Loan and overdrafts	(49)	(48)	(24)
Lease liabilities	(30)	(34)	(40)

	(79)	(82)	(64)

Long-term borrowings
Lease liabilities	(87)	(105)	(121)

	(87)	(105)	(121)

Total borrowings	(166)	(187)	(185)

As at 31 December 2021, the CH Group had a short-term bank loan of £42 million (2020: £37 million and 2019: £13 million). The weighted average interest rate on the short-term bank loan as at 31 December 2020 and 2021 was 3.7% (2019: 3%).

Lease liabilities

The maturity analysis of lease liabilities recognised on the CH Group balance sheet is as follows:

	2021	2020	2019
	£m	£m	£m
Rental payments due within one year	(30)	(34)	(40)
Rental payments due between one and two years	(22)	(33)	(45)
Rental payments due between two and three years	(15)	(14)	(16)
Rental payments due between three and four years	(13)	(12)	(15)
Rental payments due between four and five years	(10)	(12)	(10)
Rental payments due after five years	(27)	(34)	(35)

	(117)	(139)	(161)

25.	Pensions and other post-employment benefits

Defined benefit pension and other post-employment costs	2021	2020	2019
	£m	£m	£m
German pension schemes	4	3	4
Swiss pension schemes	5	7	12
Irish pension schemes	6	4	7
Other overseas pensions schemes	5	7	4
Unfunded post-retirement healthcare schemes	10	9	2

	30	30	29

Analysed as:
Defined benefit schemes	22	26	26
Defined contribution pensions schemes	8	4	3

The costs of the defined benefit pension and post-retirement healthcare schemes are charged in the income statement as follows:

	Net pensions total	Other post retirement obligations total	Total post retirement obligations
	£m	£m	£m
2021
Cost of sales	10	10	20
Research and development	—	—	—
Selling, general and administration	2	—	2

31 December 2021	12	10	22

2020
Cost of sales	14	9	23
Research and development	—	—	—
Selling, general and administration	3	—	3

31 December 2020	17	9	26

	Net pensions total	Other post retirement obligations total	Total post retirement obligations
	£m	£m	£m
2019
Cost of sales	13	2	15
Research and development	2	—	2
Selling, general and administration	9	—	9

31 December 2019	24	2	26

GSK Consumer Healthcare Holdings (No.2) Limited entities operate pension arrangements which cover the CH Group’s material obligations to provide pensions to retired employees. These arrangements have been developed in accordance with local practices in the countries concerned. Pension benefits can be provided by state schemes, by defined contribution schemes, whereby retirement benefits are determined by the value of funds arising from contributions paid in respect of each employee, or by defined benefit schemes, whereby retirement benefits are based on employee pensionable remuneration and length of service.

Pension costs of defined benefit schemes for accounting purposes have been calculated using the projected unit method. In certain countries pension benefits are provided on an unfunded basis, some administered by trustee companies. Formal, independent, actuarial valuations of the CH Group’s main plans are undertaken regularly, normally at least every three years.

Actuarial movements in the period are recognised through the statement of comprehensive income. Discount rates are derived from AA rated corporate bond yields except in countries where there is no deep market in corporate bonds where government bond yields are used. Discount rates are selected to reflect the term of the expected benefit payments. Projected inflation rate and pension increases are long-term predictions based on the yield gap between long-term index-linked and fixed interest Gilts.

In addition, GlaxoSmithKline plc affiliates operate certain pension schemes in which the CH Group’s UK and US employees participate. These schemes include defined benefit arrangements where the assets are held independently of the CH Group’s finances and which are funded partly by contributions from members and partly by contributions from the GlaxoSmithKline plc affiliates at rates advised by independent professionally qualified actuaries.

For the UK plans, there is an interest rate and inflation hedging strategy in place. The targets are based on an economic measure of the plan liabilities. Furthermore, the plans also currently hedge a portion of their equity exposure with a staggered maturity profile. The interest rate risk and credit rate risk in the US plans are partially hedged. The targets are based on an accounting measure of the plan liabilities.

In the UK, the defined benefit pension schemes operated for the benefit of former Glaxo Wellcome employees and former SmithKline Beecham employees remain separate. These schemes were closed to new entrants in 2001 and subsequent UK employees, including employees of the CH Group, are entitled to join a defined contribution scheme.

Following a period of consultation with impacted employees, it was announced on 17 December 2020 that the UK defined benefit plans would be closed to future accrual effective from 31 March 2022. As a result, post closure the accrued benefits of active participants will be revalued in line with inflation (RPI for the legacy Glaxo Wellcome plans and CPI for the legacy SmithKline Beecham plans subject to the relevant caps for each arrangement) rather than capped pay increases. In addition, all defined benefit plan participants who are still active at 1 April 2022, including participants of the CH Group, will receive a defined pension contribution of £10,000 each.

With respect to the US cash balance pension plans, it was announced on 9 September 2020 that they would be closed to future accrual from 1 January 2021.

In addition, there are a number of post-retirement healthcare schemes, the principal one of which is in the US.

The management fee from GlaxoSmithKline plc group companies includes an element relating to the pension arrangements for the CH Group’s UK and US employees calculated as if the arrangements were on a defined contribution basis. The underlying assets and liabilities of the schemes cover a number of UK and US undertakings and cannot readily be split between each Group undertaking on a consistent and reliable basis. The cost of such defined contribution arrangements is not included in the 12 million (2020: £17 million and 2019: £24 million) charge analysed above.

The average life expectancy assumed now for an individual at the age of 60 and projected to apply in the years stated below for an individual then at the age of 60 is as follows:

As at 31 December 2021	Germany		Switzerland		Ireland		Rest of World
	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years
Current	25.4	29.2	26.6	28.5	26.7	29.3	27.2	28.5
Projected for 2041	28.4	31.5	28.4	30.2	29.2	31.5	28.7	30.0

As at 31 December 2020	Germany		Switzerland		Ireland		Rest of World
	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years
Current	25.4	29.2	26.6	28.8	26.6	29.1	26.8	28.2
Projected for 2040	28.4	31.5	28.4	30.4	29.0	31.3	28.4	29.7

As at 31 December 2019	Germany		Switzerland		Ireland		Rest of World
	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years	Male Years	Female Years
Current	25.3	29.1	26.5	28.7	26.5	29.1	27.1	28.8
Projected for 2039	28.3	31.4	28.4	30.4	29.0	31.3	28.8	30.4

The assets of funded schemes are generally held in separately administered trusts, either as specific assets or as a proportion of a general fund or are insurance contracts. Assets are invested in different classes in order to maintain a balance between risk and return. Investments are diversified to limit the financial effect of the failure of any individual investment.

The Pension Plans are exposed to risk that arises because the estimated market value of the Plans’ assets might decline, the investment returns might reduce, or the estimated value of the Plans’ liabilities might increase.

In line with the agreed mix of return seeking assets to generate future returns and liability matching assets to better match future pension obligations, the CH Group has defined an overall long-term investment strategy for the Plans, with investments across a broad range of assets. The main market risks within the asset and hedging portfolio are against credit risk, interest rates, long-term inflation, equities, property, and bank counterparty risk.

The Plan liabilities are a series of future cash flows with relatively long duration. On an IAS 19 basis, these cash flows are sensitive to changes in the expected long-term inflation rate and the discount rate (AA corporate bond yield curve) where an increase in long-term inflation corresponds with an increase in the liabilities, and an increase in the discount rate corresponds with a decrease in the liabilities.

The CH Group has applied the following financial assumptions in assessing the defined benefit liabilities:

	2021	2020	2019
	%pa	% pa	% pa
Germany
Rate of increase of future earnings	3.00	3.00	3.00
Discount rate	1.10	0.50	1.10
Expected pension increases	2.10	1.40	1.50
Inflation rate	2.10	1.40	1.50

Switzerland
Rate of increase of future earnings	1.80	1.80	2.00
Discount rate	0.20	0.10	0.10
Expected pension increases	—	—	—
Inflation rate	1.00	1.00	1.00

Ireland
Rate of increase of future earnings	2.00	2.00	2.00
Discount rate	1.30	0.80	1.30
Expected pension increases	3.00	—	—
Inflation rate	2.10	1.50	1.60

Rest of World
Rate of increase of future earnings	N/A	N/A	N/A
Discount rate	2.70	1.45	1.85
Expected pension increases	N/A	N/A	N/A
Inflation rate	2.25	1.50	1.63

The amounts recorded in the income statement and statement of comprehensive income in relation to the defined benefit pension and post-retirement healthcare schemes were as follows:

	Pensions	Other post- employment benefits	Total
	£m	£m	£m
31 December 2021
Amounts charged to operating profit:
Current service cost	18	8	26
Past service cost/(credit)	(4)	—	(4)
Gain from settlement	(3)	—	(3)
Net interest cost	1	2	3

	12	10	22

Re-measurements recorded in the statement of comprehensive income	(8)	(19)	(27)

31 December 2020
Amounts charged to operating profit:
Current service cost	24	6	30
Past service cost/(credit)	(7)	—	(7)
Net interest cost	—	3	3

	17	9	26

Re-measurements recorded in the statement of comprehensive income	5	8	13

	Pensions	Other post- employment benefits	Total
	£m	£m	£m
31 December 2019
Amounts charged to operating profit:
Current service cost	21	2	23
Net interest cost	3	—	3

	24	2	26

Re-measurements recorded in the statement of comprehensive income	5	8	13

The fair values of the assets and liabilities of the German, Swiss and Irish defined benefit pension schemes, together with aggregated data for other defined benefit pension schemes in the CH Group are as follows:

		Germany	Switzerland	Ireland	Rest of World	Total
31 December 2021		£m	£m	£m	£m	£m
Equities:	-Listed	54	98	102	6	260
Property:	-Unlisted	—	52	—	—	52
Bonds:	-Listed	55	89	130	19	293
Insurance contracts		27	55	—	—	82
Other assets		—	6	1	12	19

		136	300	233	37	706
Asset ceiling restriction		—	(26)	—	—	(26)

Fair value of assets		136	274	233	37	680

Present value of scheme obligations		(246)	(274)	(254)	(48)	(822)

Recognised on the balance sheet		(110)	—	(21)	(11)	(142)

Included in post-employment benefits assets		—	—	11	—	11

Included in post-employment benefits obligations		(110)	—	(32)	(11)	(153)

		(110)	—	(21)	(11)	(142)

Actual return (loss) on plan assets		15	(14)	(4)	1	(2)

		Germany	Switzerland	Ireland	Rest of World	Total
31 December 2020		£m	£m	£m	£m	£m
Equities:	-Listed	49	91	80	9	229
Property:	-Unlisted	—	45	—	—	45
Bonds:	-Listed	52	80	167	25	324
Insurance contracts		29	12	—	1	42
Other assets		—	17	—	6	23

Fair value of assets		130	245	247	41	663
Present value of scheme obligations		(262)	(212)	(306)	(65)	(845)

Recognised on the balance sheet		(132)	33	(59)	(24)	(182)

Included in post-employment benefits assets		—	33	8	—	41
Included in post-employment benefits obligations		(132)	—	(67)	(24)	(223)

		(132)	33	(59)	(24)	(182)

Actual return on plan assets		—	15	20	1	36

		Germany	Switzerland	Ireland	Rest of World	Total
31 December 2019		£m	£m	£m	£m	£m
Equities:	-Listed	50	83	70	8	211
Property:	-Unlisted	—	45	—	—	45
Bonds:	-Listed	49	70	141	25	285
Insurance contracts		23	8	—	1	32
Other assets		—	16	—	7	23

Fair value of assets		122	222	211	41	596
Present value of scheme obligations		(239)	(232)	(245)	(58)	(774)

Recognised on the balance sheet		(117)	(10)	(34)	(17)	(178)

Included in post-employment benefits assets		—	—	—	3	3
Included in post-employment benefits obligations		(117)	(10)	(34)	(20)	(181)

		(117)	(10)	(34)	(17)	(178)

Actual return on plan assets		16	44	31	—	91

The defined benefit pension obligation is analysed as follows:

	2021	2020	2019
	£m	£m	£m
Funded	(812)	(834)	(709)
Unfunded	(10)	(11)	(65)

	(822)	(845)	(774)

The movement in the net defined benefit liability is as follows:

	Fair value of assets	Present value of obligation	Net pensions total	Net post retirement obligations
	£m	£m	£m	£m
At 1 January 2019	503	(658)	(155)	(56)
Exchange adjustments	(17)	34	17	(4)
Additions through business combinations	5	(45)	(40)	(50)
Service cost	—	(21)	(21)	(2)
Interest income/(cost)	5	(8)	(3)	—
Re-measurements:
Return on plan assets, excluding amounts included in interest	86	—	86	—
Gain from change in demographic assumptions	—	7	7	—
Gain from change in financial assumptions	—	(88)	(88)	(8)
Experience losses	—	(10)	(10)	—
Employers contributions	30	—	30	3
Scheme participants’ contributions	7	(7)	—	—
Benefits paid	(23)	22	(1)	—

	Fair value of assets	Present value of obligation	Net pensions total	Net post retirement obligations
	£m	£m	£m	£m
At 31 December 2019	596	(774)	(178)	(117)
Exchange adjustments	33	(44)	(11)	20
Service cost	—	(23)	(23)	(6)
Past service cost	—	7	7	—
Interest income/(cost)	5	(6)	(1)	(3)
Settlements and curtailments	(19)	19	—	—
Re-measurements:
Return on plan assets, excluding amounts include in interest	31	—	31	—
Gain from change in demographic assumptions	—	26	26	—
Gain from change in financial assumptions	—	(59)	(59)	(8)
Experience losses	—	(3)	(3)	—
Employers contributions	28	—	28	1
Scheme participants’ contributions	8	(7)	1	—
Benefits paid	(19)	19	—	—

At 31 December 2020	663	(845)	(182)	(113)

Exchange adjustments	(34)	48	14	(2)
Service cost	—	(18)	(18)	(8)
Past service cost	—	4	4	—
Interest income/(cost)	4	(5)	(1)	(2)
Settlements and curtailments	(5)	8	3	—
Assets acquired/(liability assumed) from GSK Group[1]	39	(39)	—	—
Re-measurements:
Return on plan assets, excluding amounts include in interest	(6)	—	(6)	—
Gain from change in demographic assumptions	—	7	7	—
Gain from change in financial assumptions	—	33	33	19
Experience losses	—	(26)	(26)	—
Employers contributions	30	—	30	—
Scheme participants’ contributions	7	(7)	—	—
Benefits paid	(18)	18	—	6

At 31 December 2021	680	(822)	(142)	(100)

1

There were £39 million of assets acquired and £39 million of liabilities assumed from the GSK Group during the year ended 31 December 2021, as a result of the separation of the existing GSK Group Pension Fund in Switzerland into two independent schemes for the Biopharma and Consumer Healthcare businesses in preparation of the proposed separation of the CH Group from the GSK Group. Under local plan rules the new GSK Group Scheme covering the Biopharma businesses could not accept any retired members and therefore these members were included in the CH Group scheme.

A reconciliation of the net post-employment benefit to the balances recognised on the consolidated balance sheet is as follows:

	2021	2020	2019
	£m	£m	£m
Net Pensions total	(142)	(182)	(178)
Net post retirement obligations	(100)	(113)	(117)

Net post-employment benefit	(242)	(295)	(295)

Post-employment benefit assets recognised on the consolidated balance sheet	11	41	3
Post-employment benefit obligations recognised on the consolidated balance sheet	(253)	(336)	(298)

Net post-employment benefit	(242)	(295)	(295)

Employer contributions for 2022 are estimated to be approximately £28 million in respect of defined benefit pension schemes and £6 million in respect of post-retirement medical benefits.

The defined benefit pension and post-retirement obligations analysed by membership category is as follows:

	Pension obligations			Post-retirement obligations
	2021 £m	2020 £m	2019 £m	2021 £m	2020 £m	2019 £m
Active	(418)	(462)	(388)	(97)	(107)	(117)
Retired	(237)	(202)	(195)	(3)	(3)	—
Deferred	(167)	(181)	(191)	—	(3)	—

	(822)	(845)	(774)	(100)	(113)	(117)

Sensitivity analysis

The approximate effect of changes in assumptions used on the benefit obligations and on the annual defined benefit and post-retirement costs are detailed below. This information has been determined by taking into account the duration of the liabilities and the overall profile of the plan membership.

	2021 £m	2020 £m	2019 £m
A 0.25% decrease in discount rate:
Increase in annual pension cost	0.8	0.8	1.2
Decrease in annual post-retirement benefits cost	0.1	0.1	0.1
Increase in pension obligation	34.8	39.4	37.7
Increase in post-retirement benefits obligation	2.9	3.4	3.1

A 0.25% increase in discount rate:
Decrease in annual pension cost	(0.9)	(1.0)	(1.2)
Increase in annual post-retirement benefits cost	(0.1)	(0.1)	(0.1)
Decrease in pension obligation	(32.6)	(37.0)	(34.6)
Decrease in post-retirement benefits obligation	(2.8)	(3.2)	(3.0)

A 0.25% increase in inflation:
Increase in annual pension cost	0.2	0.2	0.2
Increase in pension obligation	11.0	12.9	12.6

	2021 £m	2020 £m	2019 £m
A 0.25% decrease in inflation:
Decrease in annual pension cost	(0.2)	(0.2)	(0.2)
Decrease in pension obligation	(10.7)	(12.7)	(12.3)

A one year increase in life expectancy:
Increase in annual pension cost	0.9	1.0	1.1
Increase in annual post-retirement benefits cost	0.2	0.2	0.2
Increase in pension obligation	27.8	31.9	28.6
Increase in post-retirement benefits obligation	2.0	2.4	2.2

The weighted average duration of the defined benefit obligation is as follows:

	2021 years	2020 years	2019 years
Pension benefits	18	19	20
Post-retirement benefits	16	17	16

26.	Other provisions

	Restructuring programmes	Other provisions	Total
	£m	£m	£m
Cost at 1 January 2019	(85)	(38)	(123)
Exchange adjustments	3	3	6
Charge for the period	(92)	(10)	(102)
Reversed unused	22	4	26
Utilised	21	6	27
Additions through business combination	—	(13)	(13)
Other movements	(2)	4	2

As at 31 December 2019	(133)	(44)	(177)
Exchange adjustments	(1)	—	(1)
Charge for the period	(139)	(10)	(149)
Reversed unused	45	4	49
Utilised	100	13	113
Other movements	(4)	1	(3)

As at 31 December 2020	(132)	(36)	(168)
Exchange adjustments	3	1	4
Charge for the period	(52)	(9)	(61)
Reversed unused	9	4	13
Utilised	68	9	77
Other movements	(8)	4	(4)

As at 31 December 2021	(112)	(27)	(139)

	2021	2020	2019
	£m	£m	£m
To be settled within one year	(112)	(103)	(101)
To be settled after one year	(27)	(65)	(76)

Total provision	(139)	(168)	(177)

Other provisions include employee-related, legal, environmental, and other provisions. Details of restructuring provisions can be found in Note 12, ‘Restructuring costs’.

27.	Contingent Liabilities

	2021	2020	2019
	£m	£m	£m
Contingent Liabilities	33	28	47

At 31 December 2021, contingent liabilities, comprising guarantees and other items arising in the normal course of business, amounted to £33 million (2020: £28 million and 2019: £47 million).

Contingent liabilities arise when the CH Group has a present obligation as a result of a past event and comprise guarantees and other items arising in the normal course of business.

Provision is made for the outcome of tax, legal and other disputes where it is both probable that the CH Group will suffer an outflow of funds and it is possible to make a reliable estimate of that outflow.

The CH Group is involved in significant legal and administrative proceedings, principally product liability. The most significant of these matters, other than tax matters, are described below.

Legal proceedings

The CH Group makes provision for these proceedings on a regular basis as summarised in Note 2 ‘Accounting principles and policies’ and Note 26 ‘Other provisions’.

The CH Group may become involved in significant legal proceedings in respect of which it is not possible to determine whether a potential outflow is probable. In these cases, appropriate disclosures about such cases would be included in this note, but no provision would be made for the cases.

With respect to each of the legal proceedings described below, other than those for which a provision has been made, the CH Group is unable to make a reliable estimate of the expected financial effect at this stage. The CH Group does not believe that information about the amount sought by the plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors, including, but not limited to, the stage of proceedings, the entitlement of parties to appeal a decision and clarity as to theories of liability, damages and governing law.

The CH Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the CH Group’s financial statements. If this were to happen, it could have a material adverse impact on the results of operations of the CH Group in the reporting period in which the judgements are incurred or the settlements entered into.

Zantac Litigation

GSK Group and/or the Pfizer Group have been named as a defendant (alongside other manufacturers of ranitidine, as well as retailers and distributors) in approximately 2,150 US personal injury lawsuits involving Zantac, the bulk of which are pending in a Multidistrict Litigation (“MDL”) in the Southern District of Florida. There are also numerous unfiled claims registered in a census required by the court presiding over the MDL. Class actions alleging economic injury and medical monitoring have also been filed in federal court. In addition to the product liability cases filed in the MDL, cases have been filed in several State Courts, including a consolidated action in California State Court. Outside the USA, there are four class actions pending against the GSK Group and the Pfizer Group in Canada, along with a class action pending against the GSK Group in Israel. The GSK Group has also received notice of a civil investigation opened by the Department of Justice (the “DOJ”) into allegation of False Claims Act violations by the GSK Group related to Zantac. The New Mexico Attorney General filed a lawsuit against multiple defendants, including the GSK Group and the Pfizer Group, alleging violations of state consumer protection and false advertising statutes, among other claims.

Under the Pfizer SAPA, the CH Group is required to indemnify the GSK Group and the Pfizer Group in respect of “Purchaser Liabilities” and “Assumed Liabilities”, which may include liabilities related to OTC Zantac. Whilst Pfizer and GSK have each served the CH Group with notice of potential claims under the relevant indemnification provisions in the Pfizer SAPA in relation to possible liabilities connected with OTC Zantac, it is not possible, at this stage, to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate the liability (if any) that the CH Group may have to the GSK Group and/or the Pfizer Group under the relevant indemnities.

Proton Pump Inhibitor litigation

The CH Group is a defendant in the ongoing proton pump inhibitor (“PPI”) litigation, in which plaintiffs allege that their use of PPIs caused serious bodily injuries, including acute kidney injury, chronic kidney disease and end-stage renal failure. As of June 2021, there are approximately 1,500 Prevacid24HR personal injury lawsuits and approximately 2,300 Nexium24HR cases pending against the CH Group, nearly all of which are pending in a Multidistrict Litigation (“MDL”) proceeding in the District of New Jersey. Manufacturers of other PPIs, including both prescription and OTC products, also are named as co-defendants in the MDL. The CH Group has filed motions to dismiss several hundred cases, but the MDL court has not yet ruled on those motions. In addition to the MDL cases, a small number of cases are pending in state courts. The CH Group is unable to determine whether the outcome will result in a probable outflow.

German Competition Litigation

In 2013, the CH Group and other members of a working group, Körperpflege, Wasch- und Reinigungsmittel (“KWR”), of a German trade mark association were fined by the Federal Cartel Office of Germany, as a result of the exchange of certain information during meetings from 2004 to 2006. The information exchanged related primarily to annual terms negotiations with retailers and to the timing and the order of magnitude of list price increases. Following the fine imposed by the Federal Cartel Office in 2013, the CH Group is party to eight active civil proceedings in Germany for damages against the CH Group and other manufacturers of branded drugstore products. The claimants allege that the exchange of information within KWR led to higher purchase prices being paid by the retailers, and therefore the Group and other KWR members are jointly and severally liable for potential damages. The proceedings are taking place in different courts across Germany and are at different stages.

Separate proceedings have been brought against the CH Group and certain other members of KWR by the insolvency administrator of Schlecker (formerly a large drugstore retailer in Germany) and other retailers. Two of these actions have been dismissed in lower courts but are subject to appeal. Additionally, the CH Group has intervened as a third party on the defendants’ side in three other separate proceedings. The CH Group is unable to determine whether the outcome will result in a probable outflow.

28.	Share capital, share premium and other reserves

		At 1 January 2019	Issue of share capital	At 31 December 2019
Ordinary A shares at	Number	—	680,000	680,000
£1.00 each	£’000	—	680	680
Ordinary B shares at	Number	—	320,000	320,000
£1.00 each	£’000	—	320	320
Non redeemable	Number	—	300,000	300,000
Preference shares at	£’000	—	300	300
£1.00 each
C Deferred share at	Number	—	—	—
£13,166,038,547.00	£’000	—	—	—

Share capital	£’000	—	1,300	1,300

Share premium	£’000	20,321	521	20,842

		At 31 December 2019	Issue of share capital	Capital Reduction	At 31 December 2020
Ordinary A shares at	Number	680,000	—	—	680,000
£1.00 each	£’000	680	—	—	680
Ordinary B shares at	Number	320,000	—	—	320,000
£1.00 each	£’000	320	—	—	320
Non redeemable	Number	300,000	—	—	300,000
Preference shares at	£’000	300	—	—	300
£1.00 each
C Deferred share at	Number	—	1	(1)	—
£13,166,038,547.00	£’000	—	13,166,039	(13,166,039)	—

Share capital	£’000	1,300	13,166,039	(13,166,039)	1,300

Share premium	£’000	20,842	—	(20,842)	—

		At 31 December 2020	Issue of share capital	Capital Reduction	At 31 December 2021
Ordinary A shares at	Number	680,000	—	—	680,000
£1.00 each	£’000	680	—	—	680
Ordinary B shares at	Number	320,000	—	—	320,000
£1.00 each	£’000	320	—	—	320
Non redeemable	Number	300,000	—	—	300,000
Preference shares at	£’000	300	—	—	300
£1.00 each
C Deferred share at	Number	—	—	—	—
£13,166,038,547.00	£’000	—	—	—	—

Share capital	£’000	1,300	—	—	1,300

Share premium	£’000	—	—	—	—

Ordinary A shares and Ordinary B shares carry equal rights. Share premium was recognised on shares issued by CHHL2 except where CHHL2 has applied to take merger relief under Section 612 of the Companies Act 2006. In such cases the excess of the fair value of the assets and liabilities recognised into the CH Group, over the nominal value of the share issued has been added to the merger reserve as per table disclosed below.

During the year ended 31 December 2019, CHHL2 allotted 680,000 ordinary A shares of £1 each to GlaxoSmithKline Consumer Healthcare Holdings Limited and 320,000 ordinary B shares of £1 each to PF Consumer Healthcare Holdings LLC. All these shares were allotted with £1 million nominal value and £20,842 million share premium.

In addition, CHHL2 also issued 300,000 preference shares of £1 each to GlaxoSmithKline Consumer Healthcare Holdings Limited during the year. The preference shares are non-redeemable with a discretionary right to receive conditional dividends in which 0.01% of the aggregate amount of dividend shall be payable to the holders of the preference shares, therefore the preference shares are classified as equity.

During the year ended 31 December 2020, CHHL2 issued one C Deferred share of £13,166,038,547 to GlaxoSmithKline Consumer Healthcare Holdings Limited. The C Deferred share is non-redeemable and does not carry any voting rights, dividend rights or rights in the event of a return of capital.

Subsequently during 2020, CHHL2 cancelled and extinguished in its entirety the share premium balance of £20,842 million in accordance with section 642 of the Companies Act. CHHL2 also cancelled and extinguished the fully paid up C Deferred share of £13,166 million in the share capital of CHHL2 held by GlaxoSmithKline Consumer Healthcare Holdings Limited. Details of other reserves are included below:

	2021	2020	2019
Other reserves	£m	£m	£m
As at 1 January	(11,652)	1,372	(14,841)

Other comprehensive income	9	—	—
Issue of share capital	—	(13,166)	16,213
Capital reduction	—	(45)	—
Contribution from parent	11	—	—
Contribution (non-cash) from parent	—	187	—

As at 31 December	(11,632)	(11,652)	1,372

Other Reserves include a merger reserve that arises as a result of acquisition of business.

29.	Acquisitions and disposals

2020

Business acquisitions

On 28 September 2020, the CH Group completed the acquisition of legal ownership of approximately 55% equity interests in the legal entity that holds the Hsinchu site in Taiwan from the Pfizer Group in a non-cash transaction, whereby the CH Group has acquired the business as part of the completion of the Pfizer Transaction on 31 July 2019. The CH Group has measured the business at fair value.

Goodwill of £124m, which is not expected to be deductible for tax purpose, has been recognised. The goodwill represents the potential for future synergies arising from combining the acquired businesses with the CH Group’s existing business together with the value of the workforce acquired.

The non-controlling interest for this acquisition recorded in the CH Group, calculated applying the proportionate interests’ method, represents Pfizer Group’s share of the net assets of the CH Group, excluding goodwill.

The majority of the Hsinchu site’s revenue was generated through manufacturing of Consumer Healthcare products for companies within the CH Group and was eliminated on consolidation. Therefore, the external revenue arising from the Hsinchu site since the acquisition on 28 September 2020 was immaterial and would remain immaterial if the business had been acquired at the beginning of the year. The business has been integrated into the CH Group’s existing activities and it is not practicable to identify the impact on the CH Group profit in the period.

The fair value of the assets acquired in business combinations, including goodwill, are set out in the table below.

Taiwan Hsinchu site business
£m
Net assets acquired:
Intangible assets	2
Property, plant and equipment	6
Inventory	5
Cash and cash equivalents	20
Other assets	6
Other liabilities	(21)
Non-controlling interests	(14)
Goodwill	124

Total	128

Consideration settled by shares in CHHL2	128
Cash consideration paid	—

Total consideration	128

2020

Business disposals

In 2020, the CH Group made several business disposals, resulting in the CH Group receiving net cash consideration of £221 million. The business disposals mainly related to the divestment of EMEA rights of Thermacare, which was acquired from Pfizer as part of its Consumer Healthcare business following the completion of the Pfizer Transaction on 31 July 2019 and was disposed by the CH Group on 30 March 2020 to meet anti-trust requirements.

The gain on the disposals of businesses in the year of £69 million was calculated as follows:

Total
£m
Cash consideration received	221
Net assets sold:
Goodwill	(1)
Intangible assets	(125)
Property, plant and equipment	(12)
Inventory	(5)
Other net assets	(1)

(144)
Transaction costs	(8)

Total gain on disposal	69

2019

Business acquisitions

The Pfizer Transaction was completed on 31 July 2019.

The GSK Group and Pfizer have contributed their respective Consumer Healthcare businesses into the CH Group to form a new Consumer Healthcare Joint Venture in a non-cash transaction, whereby the CH Group has acquired Pfizer’s Consumer Healthcare business in return for shares in the CH Group. CHHL2 is the parent holding company of the new Joint Venture and the CH Group is being held by the GSK Group with an equity interest of 68% and Pfizer with an equity interest of 32%.

Goodwill of £5.6 billion, which is not expected to be deductible for tax purpose, has been recognised. The goodwill represents the potential for future synergies arising from combining the acquired businesses with the CH Group’s existing business together with the value of the workforce acquired. Total transaction costs for the acquisition amounted to £77 million.

Since the acquisition on 31 July 2019, revenue of £1.2 billion arising from the Pfizer Consumer Healthcare business has been included in CH Group revenue in 2019. If the business had been acquired at the beginning of the year, CH Group revenue in 2019 would have been £1.5 billion higher. The business has been integrated into the CH Group’s existing activities and it is not practical to identify the impact on the CH Group profit in the period.

The fair value of the assets acquired in business combinations, including goodwill, are set out in the table below.

Pfizer Consumer Healthcare business
£m
Net assets acquired:
Intangible assets (indefinite life brands)	12,357
Property, plant and equipment	354
Rights of use assets	39
Inventory	986
Trade and other receivables	546
Other assets including cash and cash equivalents	302
Trade and other payables	(779)
Net deferred tax liabilities	(2,591)
Other liabilities	(99)
Non-controlling interests	(20)
Goodwill	5,658

Total	16,753

Consideration settled by shares in CHHL2	16,753
Cash consideration paid	—

Total consideration	16,753

2019

Business disposals

There were no business disposals during the year ended 31 December 2019.

30.	Related party transactions

The CH Group undertook significant transactions with entities from within the GSK Group during the years ended 31 December 2021, 31 December 2020 and 31 December 2019 and with entities from within the Pfizer Group for the period from 1 August 2019 to 31 December 2019 and for the years ended 31 December 2020 and 2021.

Entities from within the GSK Group supplied goods to and purchased goods from the CH Group during the period. The CH Group supplies goods to companies within the GSK Group under Distribution Agreements in those countries where the CH Group does not have its own local operating company. In addition, entities from within the GSK Group were engaged to provide support function services to the CH Group under Support Services Agreements (‘’SSA’’) including: regulatory and safety services, financial management and reporting, human resources, payroll services, IT support, property management, legal services, contract manufacturing, management of the CH Group’s UK and US pension schemes, and management of the CH Group’s employee share schemes. In addition, the CH Group operates separate agreements with GSK affiliates for the provision of research and development and for toll-manufacturing services. Cash amounts are also held with GSK financing companies. Entities from within the Pfizer Group supplied services and goods to and purchased goods and services from the CH Group via the Transitional Services Agreement during the period. All related party transactions are undertaken at arm’s length in accordance with the CH Group transfer pricing policy.

Where the legal completion of local transfer of assets and liabilities has been delayed, but the CH Group is able to exercise control over the relevant activities, the relevant net assets and profits have been recognised in the results.

Comparative disclosures included related party transactions with entities within the Pfizer Group for the period from 1 August 2019 to 31 December 2019. Following the completion of the Pfizer Transaction on 31 July 2019, transactions between the CH Group and Pfizer Group are deemed related party transactions and are disclosed below for the period from 1 August 2019 onwards.

	Pfizer Companies

	2021	2020	2019
	£m	£m	£m
Sales of goods	—	17	2
Purchases of goods	—	(11)	(1)
Services and royalty income	—	17	6
Services and royalty expense	(68)	(121)	(62)
Dividend paid	367	735	—

Other amounts owing to related parties	(7)	(26)	(40)
Other amounts owing from related parties	—	2	14

	GlaxoSmithKline Companies

	2021	2020	2019
	£m	£m	£m
Sales of goods	114	397	179
Purchases of goods	(81)	(81)	(48)
Services and royalty income	20	49	80
Services and royalty expense	(354)	(384)	(346)
Interest income	10	12	18
Interest expense	(4)	(6)	(9)
Dividend paid	781	1,636	—

	GlaxoSmithKline Companies

	2021	2020	2019
	£m	£m	£m
Other amounts owing to related parties	(203)	(461)	(657)
Other amounts owing from related parties	542	483	429
Loan amounts owing to related parties	(825)	(300)	(457)
Loan amounts owing from related parties	1,508	1,119	1,461

£825 million (2020: £300 million and 2019: £457 million) loan amounts owing to related parties is held with GSK Financing companies as part of the CH Group’s banking arrangements. These balances are unsecured with interest largely paid at the new risk free benchmark rates +0.10% (2020: LIBOR + 0.25% and 2019: LIBOR + 0.25%) and are repayable on demand.

£1,508 million (2020: £1,119 million and 2019: £1,461 million) loan amounts owing from related parties is held with GSK Financing companies as part of the CH Group’s banking arrangements. These balances are unsecured with interest largely received at the new risk free benchmark rate -0.05% (2020: LIBOR – 0.125% and 2019: LIBOR – 0.125%) and are repayable on demand.

31.	Adjustments reconciling profit after tax to operating cash flow

	2021	2020[1]	2019
	£m	£m	£m
Profit after tax	1,439	1,181	687
Taxation charge	197	410	199
Net finance costs	2	7	11
Depreciation of property, plant and equipment and rights of use assets	174	215	198
Amortisation of intangible assets	94	90	62
Impairment and assets written off, net of reversals	1	88	12
(Gain)/loss on sale of intangible assets	(27)	(143)	5
Loss on sale of property, plant and equipment	—	3	6
Gain on sale of business	(4)	(69)	—
Fair value adjustment from Pfizer transaction	—	91	366
Other non-cash movements	(22)	100	(6)
Increase in other non-current financial liabilities	—	—	(9)
(Decrease)/increase in pension and other provisions	(36)	(27)	25
Changes in working capital:
(Increase)/decrease in inventories	(17)	130	232
Decrease/(increase) in trade receivables	14	18	(57)
Increase/(decrease) in trade payables	41	140	(256)
Net change in other receivables and payables	(190)	(273)	(380)

	227	780	408

Cash generated from operations	1,666	1,961	1,095

[1]	Figures have been restated as described in Note 1

32.	Commitments

	2021	2020	2019
	£m	£m	£m
Contracted for but not provided in the financial statements:
Intangible assets	68	36	48
Property, plant and equipment	80	90	62
Purchase commitments	410	745	1,035
Future finance charges on leases	12	16	20
Investments	49	53	78

	619	940	1,243

Purchase commitments mainly include amounts committed for contract manufacturing agreements.

33.	Financial instruments and related disclosures

The CH Group reports in Sterling and paid dividends out of cash in Sterling. During the periods presented, GSK Group’s Treasury function has been employed as a service provider to manage and monitor the CH Group’s external and internal funding requirements and financial risks in support of the CH Group’s strategic objectives. Treasury activities are governed by policies approved by the CH Group Board of Directors.

The CH Group operates on a global basis, through a number of subsidiary companies and the existing sales networks of the GSK Group.

A Treasury meeting, chaired by the GlaxoSmithKline Consumer Healthcare Chief Financial Officer (CFO), takes place on a regular basis to review Treasury activities. Its members receive management information relating to Treasury activities. The GSK Group’s internal auditors review the Treasury internal control environment regularly as part of their review of the GSK Group’s Treasury function.

The CH Group may use a variety of financial instruments to finance its operations and derivative financial instruments to manage market risks from these operations. Derivatives principally comprise of foreign exchange forward contracts and swaps which are used to swap borrowings and liquid assets into currencies required for group purposes.

Derivatives are used exclusively for hedging purposes in relation to underlying business activities and not as trading or speculative instruments.

Capital management

During the periods presented, the CH Group managed its capital to ensure that entities in the CH Group were able to operate as going concerns whilst availing themselves of intercompany funding where appropriate. The capital structure of the CH Group consists wholly of shareholders’ equity as well as short-term bank loans (see “consolidated statement of changes in equity” and Note 24 ‘Borrowings’). The Board reviews the CH Group’s dividend policy which is established in accordance with parameters set in the Shareholders Agreement between the GSK Group and the Pfizer Group.

Selling margins are sufficient to cover normal operating costs and operations are cash generative.

Operating cash flow is used to fund investment in research and development of new products. It is also used to make routine outflows of capital expenditure, tax and dividends.

Liquidity risk

The CH Group benefits from strong positive cash flow from its operating units and has substantial cash and cash equivalents, which amounted to £413 million at 31 December 2021 (2020: £333 million and 2019: £339 million).

Market risk

Interest rate risk management

The CH Group has no significant external debt and therefore its interest expense is not exposed to changes in interest rates. The CH Group earns interest income on its cash and therefore benefits from an increase in interest rates. The impact of a decrease in interest rates is limited (see interest rate sensitivity).

Forward starting interest rate swaps

The forward starting interest rate contracts, exchanging floating interest for fixed interest, have been designated as cash flow hedges to hedge the interest variability of the interest cash flows associated with the future fixed rate debt.

The critical terms of the forward starting interest rate swap contracts and their corresponding hedged items are materially the same. A qualitative assessment of effectiveness is performed, and it is expected that the value of the interest rate swap contracts and the value of the corresponding hedged items will systematically change in opposite directions in response to movements in the underlying interest rates. The main sources of ineffectiveness in these hedge relationships are the effects of the Group’s own credit risk on the fair value of the interest rate swap contracts, which are not reflected in the fair value of the hedged item attributable to the change in interest rates. No other material sources of ineffectiveness emerged from these hedging relationships.

The following tables provide information regarding forward starting interest rate swap contracts outstanding and the related hedged items at 31 December 2021. Interest rate swap contract assets and liabilities are presented in the line ‘Derivative financial instruments’ (either as assets or liabilities) on the Consolidated balance sheet.

	2021

	Average contracted fixed rate	Notional principal value	Change in fair value for recognising hedge ineffectiveness	Fair value assets/ (liabilities)
Hedging instruments	%	£m	£m	£m
5-10 years	1.1038%	668	4	4
10-30 years	1.3385%	935	3	3
>30 years	1.4515%	393	4	4

	2021

	Change in value used for calculating hedge ineffectiveness	Balance in cash flow hedge reserve for continuing hedges
Hedged items	£m	£m
Pre-hedging of long-term interest rate	(11)	(9)

The following table details the effectiveness of the hedging relationships and the amounts reclassified from the hedging reserve to profit or loss:

	2021

	Amount reclassified to profit or loss

	Hedging gains/(losses) recognised in other comprehensive income	Amount of hedge ineffectiveness recognised in profit or loss	Line item in profit or loss in which hedge ineffectiveness is included	Hedged future cash flows no longer expected to occur	As hedged item affects profit or loss	Line item in which reclassification adjustment is included
	£m	£m		£m	£m
Cash flow hedges
Pre-hedging of long-term interest rates
5-10 years	4	—	Finance (income)/expense	—	—	Finance (income)/expense
10-30 years	3	—	Finance (income)/expense	—	—	Finance (income)/expense
>30 years	4	—	Finance (income)/expense	—	—	Finance (income)/expense

Interest rate benchmark reform

‘Interest rate benchmark reform – Amendments to IFRS 9, IAS 39, IFRS 4, IFRS 7 and IFRS 16’ Phase I and Phase II were issued by the IASB in September 2019 and August 2020. These amendments modify specific hedge accounting requirements to allow hedge accounting to continue for affected hedges during the period of uncertainty before the hedged items or hedging instruments affected by the current interest rate benchmarks are amended as a result of the ongoing interest rate benchmark reforms. Phase II also provides that, for financial instruments measured using amortised cost measurement, changes to the basis for determining the contractual cash flows required by interest rate benchmark reform should be reflected by adjusting their effective interest rate and no immediate gain or loss should be recognised.

The CH Group has closely monitored the market and the output from the various industry working groups managing the transition to new benchmark interest rates. This includes announcements made by LIBOR regulators, including the Financial Conduct Authority (FCA) and the US Commodity Futures Trading Commission, regarding the transition away from LIBOR (including GBP LIBOR, USD LIBOR and EURIBOR) to the Sterling Overnight Index Average Rate (SONIA), the Secured Overnight Financing Rate (SOFR), and the Euro Short-Term Rate (€STR) respectively.

At 31 December 2021, the CH Group was not directly exposed to interest rate benchmark reform as it held no interest rate derivatives or floating rate debt that referenced to LIBOR. The CH Group did not transition any material derivatives or floating rate debt into a new index as all of the instruments referencing LIBOR matured before December 2021 and new derivative instruments are referenced to SOFR.

Foreign exchange risk management

Foreign currency transaction exposures arising on internal and external trade flows are selectively hedged. The CH Group’s objective is to minimise the exposure of overseas operating subsidiaries to transaction risk by matching local currency income with local currency costs where possible and by maintaining intercompany payment terms of 30 days or less. Foreign currency cash flows may be hedged selectively as approved by the CFO. Cash surpluses or borrowing requirements of subsidiary companies are usually managed centrally using foreign exchange forward contracts and swaps to hedge future repayments back into the originating currency.

Derivative financial instruments and hedging program

Derivative financial instruments are used to mitigate exposure to foreign exchange transactional risks of the CH Group and are classified as a current asset or liability. The fair value of a derivative financial instrument is classified as a non-current asset or liability if the remaining maturity is more than 12 months and as a current asset or liability if the maturity is less than 12 months. All foreign exchange contracts are for periods of 12 months or less.

	2021		2020		2019
	Fair value		Fair value		Fair value
	Assets £m	Liabilities £m	Assets £m	Liabilities £m	Assets £m	Liabilities £m
Non-current
Cash flow hedges – Interest rate swap contracts (principal amount –£1,996 million (2020 – £nil, 2019 – £nil)	12	(1)	—	—	—	—
Current
Cash flow hedges – Interest rate swap contracts (principal amount –£nil million (2020 – £nil, 2019 – £nil)	—	—	—	—	—	—

Derivatives designated and effective as hedging instruments	12	(1)	—	—	—	—

Non-current
Embedded and other derivatives	—	—	—	—	—	—
Current
Foreign exchange contracts (principal amount –£1,854 million (2020 – £2,318 million, 2019 – £1,668 million)	5	(18)	6	(25)	12	(2)
Embedded and other derivatives	—	—	—	—	—	—

Derivatives classified as held for trading	5	(18)	6	(25)	12	(2)

Total derivative instruments	17	(19)	6	(25)	12	(2)

Wholesale and retail credit risk

The CH Group employs the GSK Group as a service provider to monitor credit risk relating to key wholesalers. These activities include a review of their quarterly financial information and Standard & Poor’s credit ratings, development of internal risk ratings, and the establishment and periodic review of credit limits. The results of these reviews are submitted to GlaxoSmithKline Consumer Healthcare’s local management to support the risk management process. No customer accounts for more than 5% of the CH Group’s trade receivables balance.

All new customers are subject to a credit vetting process and existing customers will be subject to a review at least annually. The vetting process and subsequent reviews involve obtaining information including the customer’s status as a government or private sector entity, audited financial statements, credit bureau reports, debt rating agency (e.g. Moody’s, Standard & Poor’s) reports, payment performance history (from trade references, industry credit groups) and bank references.

Historical and forward-looking information is considered to determine the appropriate expected credit loss allowance.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group and arises on cash and cash equivalents and favourable derivative financial instruments held with banks and financial institutions as well as credit exposures to wholesale and retail customers, including outstanding receivables.

The CH Group considers its maximum credit risk to be £3,894 million (2020: £3,588 million and 2019: £4,100 million) which is the total of the CH Group’s financial assets, excluding Other investments which bear equity risk rather than credit risk. See next page for details on the CH Group’s total financial assets.

The CH Group’s greatest concentration of credit risk at 31 December 2021 is £456 million (2020: £412 million and 2019: £260 million) with GSK LLC (A/A2), and £229 million (2020: £138 million and 2019: £254 million) with GSK IHC Ltd (A+/A2).

As at 31 December 2020, there was also credit risk of £313 million (£2019: £nil) with GlaxoSmithKline (China) R&D Company Limited (A/A2). As at 31 December 2019, the CH Group was also exposed to concentration risk of £222 million with GSK Finance plc. There has been no change in the estimation techniques or significant assumptions made during the current reporting period in assessing the loss allowance for financial assets at amortised cost since the adoption of IFRS 9.

Treasury-related credit risk

The CH Group has continued to maintain its conservative approach to counterparty risk throughout 2021. The aggregate credit risk in respect of financial instruments that the CH Group may have with one counterparty is limited by reference to the long-term credit ratings assigned for that counterparty by Moody’s Investors Service (“Moody’s”) and Standard and Poor’s. The table below sets out the credit ratings of counterparties for cash and cash equivalents.

	AAA/Aaa	AA/Aa	A/A	BBB/Baa	BB+/Ba1 and below or unrated	Total
2021	£m	£m	£m	£m	£m	£m
Bank balances and deposits	—	—	393	14	3	410
Money Market Funds	3	—	—	—	—	3
Government securities	—	1	—	—	—	1
Third party financial derivatives	—	—	17	—	—	17

	3	1	410	14	3	431

	AAA/Aaa	AA/Aa	A/A	BBB/Baa	BB+/Ba1 and below or unrated	Total
2020	£m	£m	£m	£m	£m	£m
Bank balances and deposits	—	—	289	36	8	333
Third party financial derivatives	—	—	6	—	—	6

	—	—	295	36	8	339

	AAA/Aaa	AA/Aa	A/A	BBB/Baa	BB+/Ba1 and below or unrated	Total
2019	£m	£m	£m	£m	£m	£m
Bank balances and deposits	—	27	279	27	6	339
Third party financial derivatives	—	12	—	—	—	12

	—	39	279	27	6	351

The credit ratings in the above tables are as assigned by Moody’s and Standard and Poor’s. Where the opinion of the two rating agencies differs, the lower rating of the two is assigned to the counterparty. Where local rating or Fitch data is the only source available, the ratings are converted to global ratings equivalent to those of Standard and Poor’s or Moody’s using published conversion tables.

The cash balances are used by subsidiary entities in funding their working capital requirements. The £3 million (2020: £8 million and 2019: £6 million) of cash categorised as held with unrated or sub-investment grade counterparties (lower than BBB-/Baa3) includes £2 million (2020: £3 million and 2019: £3 million) held with BTV (unrated) in Austria and £1 million (2020: £nil and 2019:£nil) held with Banco Popular (unrated) in Puerto Rico.

Global counterparty limits are assigned to each of GlaxoSmithKline Consumer Healthcare’s banking and investment counterparties based on long-term credit ratings from Moody’s and Standard and Poor’s. The CH Group’s usage of these limits is monitored daily by GSK Group’s Corporate Compliance Officer (“CCO”) who operates independently from GSK Group’s Treasury. Any breach of these limits would be reported to the CFO immediately. The CCO also monitors the credit rating of these counterparties and, when changes in ratings occur, notifies GSK Group’s Treasury so that changes can be made to investment levels or authority limits as appropriate.

Financial assets and financial liabilities

	2021		2020[1]		2019
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value
	£m	£m	£m	£m	£m	£m
Financial assets measured at amortised cost:
Cash and cash equivalents	410	410	333	333	339	339
Liquid investments	1	1	1	1	1	1
Financial assets at fair value through profit or loss:
Trade and other receivables and certain other non-current assets	1,955	1,955	2,129	2,129	2,287	2,287
Loan amounts owing from related parties	1,508	1,508	1,119	1,119	1,461	1,461
Held for trading derivatives that are not in a designated and effective hedging relationship	5	5	6	6	12	12
Cash and cash equivalents (Money Market Funds)	3	3	—	—	—	—
Financial assets at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	12	12	—	—	—	—

Total financial assets	3,894	3,894	3,588	3,588	4,100	4,100

	2021		2020[1]		2019
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value
	£m	£m	£m	£m	£m	£m
Financial liabilities measured at amortised cost:
Short term loans and overdrafts	(49)	(49)	(48)	(48)	(24)	(24)

Total borrowings excluding lease liabilities	(49)	(49)	(48)	(48)	(24)	(24)

Trade and other payables, Other provisions and certain other non-current liabilities in scope of IFRS 9	(2,673)	(2,673)	(2,888)	(2,888)	(3,056)	(3,056)
Loan amounts owing to related parties	(825)	(825)	(300)	(300)	(457)	(457)
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	(18)	(18)	(25)	(25)	(2)	(2)
Financial assets at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	(1)	(1)	—	—	—	—

Total financial liabilities	(3,566)	(3,566)	(3,261)	(3,261)	(3,539)	(3,539)

Net financial assets and financial liabilities	328	328	327	327	561	561

[1]	Figures have been restated as described in Note 1

The table above presents the carrying amounts and the fair values of the CH Group’s financial assets and liabilities. The fair values of the financial assets and liabilities are included at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following methods and assumptions were used to estimate the fair values:

•	Cash and cash equivalents—approximates to the carrying amount

•	Short-term loans and overdrafts—approximates to the carrying amount because of the short maturity of these instruments

•	Forward exchange contracts—based on present value of contractual cash flows using market sourced data (exchange rates)

•	Receivables and payables—approximates to the carrying amount

Trade and other receivables, Other non-current assets, Trade and other payables, Other provisions and Other non-current liabilities are reconciled to the relevant balance sheet amounts in tables below.

Financial instruments held at fair value

Financial assets and liabilities held at fair value are categorised by the valuation methodology applied in determining their fair value. Where possible, quoted prices in active markets are used (Level 1). Where such prices are not available, the asset is classified as Level 2, provided all significant inputs to the valuation model used are based on observable market data. If one or more of the significant inputs to the valuation model is not based on observable market data, the instrument is classified as Level 3.

	Level 1	Level 2	Level 3	Total
At 31 December 2021	£m	£m	£m	£m
Financial assets at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	5	—	5
Cash and cash equivalents (money market funds)	3	—	—	3
Financial assets at fair value through other comprehensive income
Derivatives designated and effective as hedging instruments		12		12

	3	17	—	20
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	(18)	—	(18)
Financial assets at fair value through other comprehensive income
Derivatives designated and effective as hedging instruments	—	(1)	—	(1)

	—	(19)	—	(19)

	Level 1	Level 2	Level 3	Total
At 31 December 2020	£m	£m	£m	£m
Financial assets at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	6		6

	—	6	—	6
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	(25)		(25)

	—	(25)	—	(25)

	Level 1	Level 2	Level 3	Total
At 31 December 2019	£m	£m	£m	£m
Financial assets at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	12		12

	—	12	—	12
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	(2)		(2)

	—	(2)	—	(2)

Trade and other receivables and Other non-current assets in scope of IFRS 9

The following table reconciles financial instruments within Trade and other receivables and Other non-current assets which fall within the scope of IFRS 9 to the relevant balance sheet amounts. The financial assets are predominantly non-interest earning. Non-financial instruments include tax receivables and prepayments, which are outside the scope of IFRS 9.

	At 31 December 2021
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other receivables (Note 20)	1,947	260	2,207
Loans amount owing from related parties	1,508	—	1,508
Other non-current assets	8	—	8

	3,463	260	3,723

	At 31 December 2020[1]
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other receivables (Note 20)	2,120	238	2,358
Loans amount owing from related parties	1,119	—	1,119
Other non-current assets	9	1	10

	3,248	239	3,487

	At 31 December 2019
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other receivables (Note 20)	2,278	201	2,479
Loans amount owing from related parties	1,461	—	1,461
Other non-current assets	9	1	10

	3,748	202	3,950

[1]	Figures have been restated as described in Note 1

Trade and other payables, Other provisions and Other non-current liabilities in scope of IFRS9

The following table reconciles financial liabilities within Trade and other payables, Other provisions and Other non-current liabilities which fall within the scope of IFRS 9 to the relevant balance sheet amounts. Accrued wages and salaries are included within financial liabilities. Non-financial instruments include payments on account, tax and social security payables and provisions which do not arise from contractual obligations to deliver cash or another financial asset, which are outside the scope of IFRS 9.

	At 31 December 2021
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other payables (Note 23)	(2,671)	(331)	(3,002)
Loan amounts owing to related parties	(825)	—	(825)
Other provisions (Note 26)	—	(139)	(139)
Other non-current liabilities	(2)	(6)	(8)

	(3,498)	(476)	(3,974)

	At 31 December 2020
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other payables (Note 23)	(2,881)	(387)	(3,268)
Loan amounts owing to related parties	(300)	—	(300)
Other provisions (Note 26)	—	(168)	(168)
Other non-current liabilities	(7)	(7)	(14)

	(3,188)	(562)	(3,750)

	At 31 December 2019
	Financial instruments	Non- financial instruments	Total
	£m	£m	£m
Trade and other payables (Note 23)	(3,044)	(376)	(3,420)
Loan amounts owing to related parties	(457)	—	(457)
Other provisions (Note 26)	(3)	(174)	(177)
Other non-current liabilities	(9)	(12)	(21)

	(3,513)	(562)	(4,075)

Offsetting of financial assets and liabilities

Financial assets and liabilities are offset and the net amount reported in the balance sheet where there is a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. There are also arrangements that do not meet the criteria for offsetting but still allow for the related amounts to be offset in certain circumstances, such as bankruptcy or the termination of a contract.

The following tables set out the financial assets and liabilities that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset, as at 31 December 2021, 31 December 2020 and 31 December 2019. The column ‘Net amount’ shows the impact on the CH Group’s balance sheet if all offset rights were exercised.

	Gross financial assets / (liabilities)	Gross financial assets / (liabilities) set off	Net financial assets/ (liabilities) per balance sheet	Related amounts not offset	Net amount
At 31 December 2021	£m	£m	£m	£m	£m
Financial assets
Derivative financial assets	17	—	17	(9)	8

Financial liabilities
Derivative financial liabilities	(19)	—	(19)	9	(10)

	Gross financial assets / (liabilities)	Gross financial assets / (liabilities) set off	Net financial assets/ (liabilities) per balance sheet	Related amounts not offset	Net amount
At 31 December 2020	£m	£m	£m	£m	£m
Financial assets
Derivative financial assets	6	—	6	(6)	—

Financial liabilities
Derivative financial liabilities	(25)	—	(25)	6	(19)

	Gross financial assets / (liabilities)	Gross financial assets / (liabilities) set off	Net financial assets/ (liabilities) per balance sheet	Related amounts not offset	Net amount
At 31 December 2019	£m	£m	£m	£m	£m
Financial assets
Derivative financial assets	12	—	12	(1)	11

Financial liabilities
Derivative financial liabilities	(2)	—	(2)	1	(1)

Amounts which do not meet the criteria for offsetting on the balance sheet but could be settled net in certain circumstances principally relate to derivative transactions under ISDA (International Swaps and Derivatives Association) agreements where each party has the option to settle amounts on a net basis in the event of default of the other party. As there is presently not a legally enforceable right of offset, these amounts have not been offset in the balance sheet but have been presented separately in the tables above.

Sensitivity analysis

The sensitivity analysis has been prepared on the assumption that the amount of net cash (cash and cash equivalents less overdrafts), the ratio of fixed to floating interest rates of the debt and derivatives portfolio and the proportion of financial instruments in foreign currencies are all constant. Financial instruments affected by market risk include borrowings, cash and deposits and derivative financial instruments. The tables below illustrate the estimated impact on the income statement and equity as a result of hypothetical market movements in foreign exchange and interest rates in relation to the CH Group’s financial instruments. The range of variables chosen for the sensitivity analysis reflects management’s view of changes which are reasonably possible over a one-year period.

Foreign exchange sensitivity

The two major foreign currencies in which the CH Group’s financial instruments are denominated are US Dollars and Euros. The CH Group has considered movements in these currencies over the last three years and has concluded that a 10-cent movement in rates is a reasonable benchmark. Financial instruments are only considered sensitive to foreign exchange rates where they are not in the functional currency of the entity that holds them. Intercompany loans which are fully hedged to maturity with a currency swap have been excluded from this analysis.

	2021	2020	2019
	Increase/ (decrease) in income	(Decrease)/ increase in income	(Decrease)/ increase in income
	£m	£m	£m
10 cent appreciation of the US dollar	2	(14)	(1)
10 cent depreciation of the US dollar	(2)	12	1
10 cent appreciation of the Euro dollar	(5)	(7)	(5)
10 cent depreciation of the Euro dollar	4	6	4

Interest rate sensitivity

The CH Group is exposed to interest rate risk on its outstanding borrowings and investments where any changes in interest rates will affect future cash flows or the fair values of financial instruments.

The table below shows the CH Group’s hypothetical sensitivity to changes in interest rates in relation to Sterling, US dollar, Euro and Swiss franc variable rate financial assets and liabilities, including derivatives. If the interest rates applicable to floating rate financial assets and liabilities were to have increased by 1% (100 basis points), and assuming other variables had remained constant, it is estimated that the CH Group’s finance income for 2021 would have increased by approximately £1 million (2020: £3 million increase and 2019: £13 million increase). A 1% (100 basis points) movement in US interest rates would cause an increase of £197 million to equity (2020 – nil and 2019- nil). A 1% (100 basis points) movement in interest rates in relation to Sterling or Euro is not deemed to have a material effect on equity.

	2021	2020	2019
	(Decrease)/ increase in income	(Decrease)/ increase in income	Increase/ (decrease) in income
	£m	£m	£m
1% (100 basis points) increase in Sterling interest rates	(13)	(15)	16
1% (100 basis points) increase in US dollar interest rates	8	14	4
1% (100 basis points) increase in Euro interest rates	6	4	(6)
1% (100 basis points) increase in Swiss franc interest rates	—	—	(1)

Contractual cash flows for non-derivative financial liabilities and derivative instruments

The following table provides an analysis of the anticipated contractual cash flows including interest payable for the CH Group’s non-derivative financial liabilities on an undiscounted basis. Cash flows in foreign currencies are translated using spot rates at 31 December. Cash flows associated with onerous contracts have not been included in this disclosure as the maturity of these cash flows is included in Note 32 ‘Commitments’.

	Debt	Lease liabilities	Trade payables and other liabilities not in net debt	Total
At 31 December 2021	£m	£m	£m	£m
Due in less than one year	49	30	3,496	3,575
Between one and two years	—	22	2	24
Between two and three years	—	15	—	15
Between three and four years	—	13	—	13
Between four and five years	—	10	—	10
After five years	—	27	—	27

Gross contractual cash flows	49	117	3,498	3,664

	Debt	Lease liabilities	Trade payables and other liabilities not in net debt	Total
At 31 December 2020	£m	£m	£m	£m
Due in less than one year	48	34	3,181	3,263
Between one and two years	—	33	7	40
Between two and three years	—	14	—	14
Between three and four years	—	12	—	12
Between four and five years	—	12	—	12
After five years	—	34	—	34

Gross contractual cash flows	48	139	3,188	3,375

	Debt	Lease liabilities	Trade payables and other liabilities not in net debt	Total
At 31 December 2019	£m	£m	£m	£m
Due in less than one year	24	40	3,501	3,565
Between one and two years	—	45	9	54
Between two and three years	—	16	—	16
Between three and four years	—	15	—	15
Between four and five years	—	10	—	10
After five years	—	35	—	35

Gross contractual cash flows	24	161	3,510	3,695

The table below provides an analysis of the anticipated contractual cash flows for the CH Group’s derivative instruments, using undiscounted cash flows. Cash flows in foreign currencies are translated using spot rates at 31 December. The gross cash flows of foreign exchange contracts are presented for the purposes of this table although, in practice, the CH Group uses standard settlement arrangements to reduce its liquidity requirements on these instruments.

	Years ended 31 December
	2021		2020		2019
	Receivables	Payables	Receivables	Payables	Receivables	Payables
	£m	£m	£m	£m	£m	£m
Foreign exchange contracts
Due in less than one year	1,852	(1,865)	2,321	(2,340)	1,668	(1,660)
Interest rate swap contracts
Due in less than one year	—	(13)	—	—	—
Between one and two years	12	(26)	—	—	—	—
Between two and three years	24	(26)	—	—	—	—
Between three and four years	28	(26)	—	—	—	—
Between four and five years	28	(26)	—	—	—	—
After five years	260	(221)	—	—	—	—

Gross contractual cash flows	2,204	(2,203)	2,321	(2,340)	1,668	(1,660)

34.	Employee share schemes

Incentives in the form of shares in the CH Group’s ultimate parent company, GlaxoSmithKline plc, are provided to employees under the following share option and share award schemes. The share-based compensation charge for the above schemes has been recorded in the income statement as administrative expenses of £59 million (2020: £63 million and 2019: £58 million). This expense is incurred in the form of a charge from GlaxoSmithKline Services Unlimited, as calculated under IFRS 2 “Share-Based Payments”.

Performance Share Plan Awards and Share value plan

The GSK Group operates a Performance Share Plan whereby share awards are granted to senior executives at no cost. The percentage of each award that vests is based upon the performance of the GSK Group and the CH Group over a three-year measurement period. Grants of Performance Share Plan awards normally vest at the end of the three-year vesting and performance period and are available for sale at that time. The GSK Group operates a Share Value Plan whereby share awards are granted to employees at no cost. There are no performance criteria attached. Grants of Share Value Plan Awards normally vest at the end of the three-year vesting period and are available for sale at that time.

35.	Principal CH group companies

The following represent the principal subsidiaries of the CH Group at 31 December 2021. The equity share capital of these entities is wholly owned by the CH Group except where its percentage interest is shown. All companies are incorporated in their principal country of operation except where stated. A full list of CHHL2’s subsidiaries is available in Note 38 which forms part of these financial statements.

England
GlaxoSmithKline Consumer Healthcare (Overseas) Limited
GlaxoSmithKline Consumer Healthcare (UK) Trading Limited
GlaxoSmithKline Consumer Healthcare (UK) IP Limited
GlaxoSmithKline Consumer Healthcare Finance Limited
GlaxoSmithKline Consumer Healthcare Finance No. 2 Limited
GlaxoSmithKline Consumer Trading Services Limited
Consumer Healthcare Holdings Limited
Consumer Healthcare Intermediate Holdings Limited
GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited
PRISM PCH Limited
Europe
Novartis Consumer Health S.A. (Switzerland)
GlaxoSmithKline Healthcare GmbH & Co. KG (Germany)
Stafford-Miller (Ireland) Limited
USA
Block Drug Company, Inc.
GlaxoSmithKline Consumer Healthcare Holdings (US) LLC
GlaxoSmithKline Consumer Healthcare, L.P. (88%)
PF Consumer Healthcare 1 LLC
Consumer Healthcare Intermediate Holdings LLC
PRISM PCH LLC
GSK Consumer Healthcare Holdings No. 1 LLC
GSK Consumer Healthcare Holdings No. 2 LLC
GlaxoSmithKline Consumer Healthcare Holdings (US) Inc.

Other
Pfizer Biotech Corporation (55%)
Sino-American Tianjin Smith Kline & French Laboratories Ltd (China) (55%)
Puerto Rico Consumer Branch
Wyeth Pharmaceutical Co. Ltd.
GlaxoSmithKline Consumer Healthcare Pte. Ltd. (Singapore)

36.	Non-controlling interests

Non-controlling interests comprises interests in entities, of which the CH Group’s non-controlling interests are individually not material.

37.	Post balance sheet events

On 11 March 2022, the Company’s Directors approved the interim dividends totalling £421 million to be paid to the Company’s equity shareholders on 30 March 2022. Out of the total dividends of £421 million, £286 million is to be paid to GlaxoSmithKline Consumer Healthcare Holdings Limited, and £135 million is to be paid to PF Consumer Healthcare Holdings LLC.

38.	Subsidiaries

The full list of subsidiaries and other significant holdings of CHHL2 as at 31 December 2021 are as follows:

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office
Wholly owned subsidiaries
GlaxoSmithKline Consumer Healthcare SRL	—	100	Ordinary	1-5 Costache Negri Street, Opera Center One, 6th floor (Zone 2), District 5, Bucharest, Romania

GlaxoSmithKline Consumer Healthcare, Produtos para a Saude e Higiene, Lda	—	100	Ordinary Euro Quota 1	Rua Dr Antonio Loureiro Borges No 3, Arquiparque, Miraflores, Alges, 1495-131, Portugal
	—	100	Ordinary Euro Quota 2
	—	100	Ordinary Euro Quota 4

GlaxoSmithKline Healthcare Ukraine O.O.O.	—	100	Ownership interest	Pavla Tychyny avenue, 1-V, Kiev 02152, Ukraine

GlaxoSmithKline Panama S.A.	100	—	Ordinary	Urbanizacion Industrial Juan D, Calles A Y B, Republic of Panama, Panama

GSK CH Caricam Sociedad de Responsabilidad Limitada	—	100	Participation	Urbanizacion Industrial Juan D, Calles A Y B, Republic of Panama, Panama

GlaxoSmithKline Paraguay S.A.	—	100	Ordinary	Oficial Gilberto Aranda 333, Planta Alta Casi Salvador del Mundo, Asuncion, Paraguay

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GSK Consumer Healthcare Holdings (US) Inc.	—	100	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Alacer Corp.	—	100	Common	CSC – 2710 Gateway Oaks Drive, Suite 150N, Sacramento, California, 95833-3505, United States

GlaxoSmithKline Consumer Healthcare Holdings (US) LLC	—	100	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Block Drug Company, Inc.	—	100	Common	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States

Block Drug Corporation	—	100	Common	Corporation Service Company, Princeton South Corporate Center, Suite 160, 100 Charles Ewing Blvd, Ewing, New Jersey, 08628, United States

Stafford-Miller Limited (in liquidation)	—	100	Ordinary	55 Baker Street London W1U 7EU England

GlaxoSmithKline Consumer Healthcare (US) IP LLC	—	100	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Healthcare L.L.C.	—	100	Limited Liability Company - Interests	Corporation Service Company, 2595 Interstate Drive, Suite 103, Harrisburg, Pennsylvania, 17110, United States

GSK Consumer Health, Inc.	—	100	Common - no par value	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GSK Consumer Healthcare Services, Inc.	—	100	Common Stock	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

PF Consumer Healthcare 1 LLC	—	100	Membership Interest	Corporate Service Company, 251 Little Falls Drive Wilmington DE 19808 USA

Wyeth Consumer Healthcare LLC	—	100	Membership Interest	CT Corporation System, 600 N 2nd St, Suite 401, Harrisburg, Pennsylvania, 17101, United States

Pfizer PFE Colombia S.A.S	100	—	Common	Carrera 7 No.113-43 Piso 4 Colombia

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

PT GSK Consumer Healthcare Indonesia	—	100	Ordinary	Graha Paramita Building, 5th F, Jalan Denpasar Raya Blok D-2, Kuningan, JAKARTA SELATAN, 12940, Indonesia

Consumer Healthcare Holdings Limited	100	—	Ordinary	980 Great West Road Brentford Middlesex TW8 9GS England

Consumer Healthcare Intermediate Holdings Limited	—	100	Ordinary	980 Great West Road Brentford Middlesex TW8 9GS England

GSK Consumer Healthcare Capital NL B.V.	—	100	Shares	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Capital UK PLC	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.1) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.3) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.4) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.5) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.6) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.7) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Holdings (No.8) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Capital US LLC	—	100	LLC Interests	Corporation Service Company, 251 Little Falls Drive, Wilmington DE 19808, United States

GSK Consumer Healthcare Chile SpA	—	100	TBC	Av. Andrés Bello N°2687, 25th floor, Las Condes, Chile

GSK Consumer Healthcare Egypt Limited	—	100	Ordinary	North 90th street, Boomerang building, 5th District, Cairo, Egypt

GSK Consumer Healthcare Egypt LLC	—	100	Quotas	North 90th street, Boomerang building, 5th District, Cairo, Egypt

GSK Consumer Healthcare Peru S.R.L	—	100	Ordinary	Av Jorge Basadre 349, piso 5,San Isidro, Lima, 05W-109, Peru

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GSK Consumer Healthcare S.A.	—	100	Ordinary	Route de l’Etraz, 1197 Prangins, Switzerland

GSK Consumer Healthcare Schweiz AG	—	100	Ordinary	Suurstoffi 14, Rotkreuz, 6343, Switzerland

PRISM PCH Limited	—	100	Voting Shares Non Voting Shares	980 Great West Road Brentford Middlesex TW8 9GS

Ferrosan S.R.L.	—	100	Registered Capital	178/C Calea Turzii, Cluj- Napoca, Cluj County, Romania

Pfizer Consumer Healthcare GmbH	—	100	Ordinary	Linkstrasse 10, 10785 Berlin, Germany

Pfizer Consumer Manufacturing Italy S.r.l.	—	100	Quota	90, Via Nettunese, 04011, Aprilia (Prov. di Latin), Italy

Ferrosan ApS	—	100	A-Share Capital: B-Share Capital	Nykaer 68, Brondby, DK-26 05, Denmark

Ferrosan International ApS (merged into Ferrosan ApS with effect 1 Jan 2021)	—	100	Ordinary	Nykaer 68, Brondby, DK-26 05, Denmark

GlaxoSmithKline Consumer Healthcare (Ireland) Limited	—	100	Ordinary Euro Redenominated	12 Riverwalk Citywest Business Campus, Dublin, 24, Ireland

GlaxoSmithKline Consumer Healthcare (UK) (No.1) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare (UK) IP Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Finance Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No.2) Unlimited Company	—	100	Ordinary	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

GlaxoSmithKline Consumer Trading Services Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Dungarvan Limited	—	100	Ordinary (Euro)	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GSK Consumer Healthcare Holdings No. 2 LLC	—	100	Unit	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, DE, 19808, United States

GSK Consumer Healthcare Insurance Limited	—	100	Ordinary	Dorey Court, Admiral Park, St Peter Port, GY1 4AT, Guernsey

GlaxoSmithKline Consumer Healthcare Pte. Ltd	—	100	Ordinary	23 Rochester Park, 139234, Singapore

P.T. Sterling Products Indonesia	—	100	A Shares B Shares	Graha Paramita Building, 5th F, Jalan Denpasar Raya Blok D-2, Jakarta, 12940, Indonesia

GSK Consumer Healthcare Singapore Pte. Ltd.	—	100	Ordinary	23 Rochester Park, 139234, Singapore

GSK Consumer Healthcare Trinidad and Tobago Limited	—	100	Ordinary	5th Floor Algico Plaza, 91-93 St. Vincent Street, Port of Spain, Trinidad and Tobago

PF Consumer Healthcare Brazil Importadora e Distribuidora de Medicamentos Ltda	—	100	Quota	Barueri, State of Sao Paulo, at Avenida Ceci, No.1900, Block lll, Part 67, Tambore District, Zip Code 06460-120, Brazil

PF Consumer Healthcare Singapore Pte. Ltd	—	100	Ordinary	23 Rochester Park 139234 Singapore

PF Consumer Healthcare UK Limited	—	100	Ordinary	980 Great West Road Brentford Middlesex TW8 9GS

PF Consumer Ireland Company Limited	—	100	Ordinary	9 Riverwalk, National Digital Park, Citywest Business Park, Dublin, 24, Ireland

Pfizer Laboratories PFE (Pty) Ltd.	—	100	Common	Flushing Meadows Building, The Campus, 57 Sloane, Bryanston 2021, South Africa

SmithKline Beecham Research Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Stafford-Miller (Ireland) Limited	—	100	Ordinary	Clocherane, Youghal Road, Dungarvan, Co. Waterford, Ireland

Stiefel Consumer Healthcare (UK) Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Stiefel Laboratories (Ireland) Limited (in liquidation)	—	100	Ordinary	Finisklin Business Park, County Sligo, Ireland

GlaxoSmithKline Consumer Healthcare Chile SpA	—	100	Joint Stock	Av. Andrés Bello N°2687 25th floor Las Condes Chile

Company	Direct shares held (%)	Indirect shares held (%)		Security	Address of the registered office

Treerly Health Co., Ltd	—	100		Capital Contribution	Unit 01A, Room 3901, No 16. East Zhujiang Road,Tianhe District, Guangzhou City, the PRC, China

GSK Consumer Healthcare Export Limited	—	100		Ordinary	980 Great West Road Brentford Middlesex TW8 9GS England

Wyeth Pharmaceutical Co. Ltd	—	100		Registered Capital	4 Baodai West Road, Suzhou, Jiangsu Province, 215128, China

GlaxoSmithKline Consumer Healthcare (UK) Trading Limited	—	100		Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare S.A.	—	100		Ordinary	Site Apollo, Avenue Pascal 2-4-6, Wavre, 1300, Belgium

GlaxoSmithKline Consumer Healthcare (Thailand) Limited	—	100	[1]	Ordinary	13th Floor, Unit 13.05 and 13.06 Wave Place, 55 Wireless Road, Lumpini, Pathumwan, Bangkok, 10330, Thailand

GlaxoSmithKline Consumer Healthcare (Overseas) Limited	—	100		Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GSK Consumer Healthcare Levice s.r.o.	—	100		Ordinary	Priemyselny Park Gena, Ul. E. Sachsa 4-6, 934 01, Levice, Slovakia

Duncan Consumer Healthcare Philippines Inc	—	100		Common	23rd Flr The Finance Centre 26th Street Corner 9th Avenue Bonifacio Global City Taguig City 1634 Philippines

Ex-Lax, Inc.	—	100		Common	The Prentice Hall Corporation System, Puerto Rico, Inc., c/o Fast Solutions, LLC, Citi Tower, 252 Ponce de Leon Avenue, Floor 20, San Juan, 00918, Puerto Rico

GlaxoSmithKline Brasil Produtos para Consumo e Saude Ltda	—	100	[1]	Quotas	Av des Americas 3500, 4th Floor, Rooms 407- 420, Riode Janeiro-RJ, 22621-000, Brazil

GlaxoSmithKline Consumer Healthcare (China) Co. Ltd	—	100		Ordinary	Floor 8, 168 Xizangzhong Road, Huangpu District, Shanghai, China

GlaxoSmithKline (Suzhou) Trading Co., Ltd	—	100		Registered Capital	No.699 Gangpu Road, Wusongjiang Science and Technology Industrial Park, Wuzhong Economic & Technical Development Zone, Suzhou, China

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GlaxoSmithKline Consumer Healthcare (Hong Kong) Limited	—	100	Ordinary	23/F., Tower 6, The Gateway, 9 Canton Road, Tsimshatsui, Kowloon , Hong Kong

GlaxoSmithKline Consumer Healthcare A/S	—	100	Ordinary	Nykaer 68, Brondby, DK-2605, Denmark

GlaxoSmithKline Consumer Healthcare AB	—	100	Ordinary	Nykaer 68, DK-2605, Brondby, Denmark

GlaxoSmithKline Consumer Healthcare Aps	—	100	Ordinary	Delta Park 37, 2665, Vallensbæk Strand, Denmark

GlaxoSmithKline Consumer Healthcare Australia Pty ltd	—	100	Ordinary	82 Hughes Avenue, Ermington, NSW, 2115, Australia

GlaxoSmithKline Consumer Healthcare B.V.	—	100	Ordinary	Van Asch van Wijckstraat 55G Amersfoot 3811 LP, Netherlands

GlaxoSmithKline Consumer Healthcare Colombia SAS	—	100	Ordinary	Carrera 7 No. 113 - 43 Piso 4, Colombia

GlaxoSmithKline Consumer Healthcare Czech Republic s.r.o.	—	100	Ordinary	Hvezdova 1734/2c, Prague, 4 140 00, Czech Republic

GlaxoSmithKline Consumer Healthcare Finance No.2 Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare Finland Oy	—	100	Ordinary	Piispansilta 9A, Fin-02230, Espoo, Finland

GlaxoSmithKline Consumer Healthcare GmbH	—	100	Ordinary	Wagenseilgasse 3, Euro Plaza, Gebaude I, 4. Stock, Vienna, A-1120, Austria

GlaxoSmithKline Consumer Healthcare Hellas Single Member Societe Anonyme	—	100	Ordinary	274 Kifissias Avenue Halandri, Athens, 152 32, Greece

GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No.3) Limited (in liquidation)	—	100	Ordinary	Knockbrack, Dungarvan, Co Waterford, X35 RY76, Ireland

GlaxoSmithKline Consumer Healthcare Japan K.K.	—	100	Ordinary	1-8-1 Asasaka Minato-ku, Tokyo, Japan

GlaxoSmithKline Consumer Healthcare Korea Co., Ltd.	—	100	Ordinary	9F LS Yongsan Tower, 92, Hangang-daero, Yongsan-gu, Seoul, 140-702, Republic of Korea

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GlaxoSmithKline Consumer Healthcare Mexico, S. De R.L. de C.V.	—	100	Ordinary	Calzada Mexico-Xochimilco 4900, Colonia San Lorenzo Huipulco, Delegacion Tlalpan, Mexico, D.F. 14370, Mexico

GlaxoSmithKline Consumer Healthcare New Zealand ULC	—	100	Ordinary	Level 11, Zurich House, 21 Queen Street, Auckland, 1010, New Zealand

GlaxoSmithKline Consumer Healthcare Norway AS	—	100	Ordinary	Drammensveien 288, Lysaker, 1326 Norway

GlaxoSmithKline Consumer Healthcare Philippines Inc	—	100	Common	23rd Flr The Finance Centre 26th Street Corner 9th Avenue Bonifacio Global City Taguig City 1634 Philippines

GlaxoSmithKline Consumer Healthcare S.A.	—	100	Ordinary	Severo Ochoa, 2, Parque Tecnologico de Madrid, Tres Cantos, Madrid, 28760, Spain

GlaxoSmithKline Consumer Healthcare Sdn. Bhd.	—	100	Ordinary	Lot 89, Jalan Enggang, Ampang/Ulu Kelang Industrial Estate, Selangor, 54200, Malaysia

GlaxoSmithKline Consumer Healthcare Slovakia s. r. o.	—	100	Ownership interest	Galvaniho 7/A, Bratislava, 821 04, Slovakia

GlaxoSmithKline Consumer Healthcare South Africa (Pty) Ltd	—	100	Ordinary	Flushing Meadows Building, The Campus, 57 Sloane Street, Bryanston 2021, South Africa

GlaxoSmithKline Consumer Healthcare Sp.z.o.o.	—	100	Ordinary	Ul. Grunwaldzka 189, Poznan, 60-322, Poland

GlaxoSmithKline Consumer Healthcare Sri Lanka Holdings Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

GlaxoSmithKline Consumer Healthcare S.r.l	—	100	Ordinary	Via Zambeletti snc Baranzate 20021 Milan Italy

GlaxoSmithKline Consumer Healthcare Vietnam Company Limited	—	100	Charter Capital	Floor 16, Metropolitan, 235 Dong Khoi, Ben Nghe Ward, District 1, Ho Chi Minh City, Vietnam

GlaxoSmithKline Consumer Private Limited	—	100	Equity	Patiala Road, Nabha 147201, Dist Patiala, Punjab, India

GlaxoSmithKline Costa Rica S.A.	—	100	Ordinary	San Jose 300 Este de la Rotonda Betania, Carretera a Sabanilla, Costa Rica

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GlaxoSmithKline Healthcare AO	—	100	Ordinary	Premises III, Room 9, floor 6, Presnenskaya nab. 10, Moscow, 123112, Russian Federation

GlaxoSmithKline Healthcare GmbH	—	100	Ordinary	Barthstr. 4, Munchen, 80339, Germany

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	—	100	Partnership Capital	Barthstr. 4, Munchen, 80339, Germany

Panadol GmbH	—	100	Ordinary	Barthstr. 4, Munchen, 80339, Germany

Kuhs GmbH	—	100	Ordinary	Barthstr. 4, Munchen, 80339, Germany

GlaxoSmithKline Limited	—	100	Ordinary	Likoni Road, PO Box 78392, Nairobi, Kenya

GlaxoSmithKline Sante Grand Public SAS	—	100	Ordinary	23 rue Francois Jacob, 92500, Rueil-Malmaison, France

GlaxoSmithKline Technology (Taizhou) Co., Ltd	—	100	Ordinary	Room 708 in Building D, Phase II of New Drug Innovation Base, Taizhou, 225300, Jaingsu, Province, China

GlaxoSmithKline Tuketici Sagligi Anonim Sirketi	—	100	Nominative	Buyukdere Caddesi No. 173, 1.Levent Plaza B Blok 1.Levent, Istanbul, 34394, Turkey

GlaxoSmithKline-Consumer Hungary Limited Liability Company	—	100	Membership	H-1124, Csorsz utca 43, Budapest, Hungary

GSK Canada Holding Company Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

PF Consumer Healthcare Canada ULC/ PF Soins De Sante SRI	—	100	Common	595 Burrad Street, Three Bentall Centre, P.O Box 49314, Suite 2600, Vancouver, British Columbia Canada V7X 1L3

GSK CH Kazakhstan LLP	—	100	Charter Capital	32 A Manasa Str., Bostandyk District, Almaty, 050008, Kazakhstan

GSK Consumer Healthcare Israel Ltd	—	100	Ordinary	25 Basel Street, Petech Tikva 49510, Israel

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GSK New Zealand Holding Company Limited	—	100	Ordinary	980 Great West Road, Brentford, Middlesex, TW8 9GS, England

Iodosan S.p.A.	—	100	Ordinary	Via Zambeletti snc,Baranzate, Milan, 20021, Italy

PF Consumer Healthcare B.V.	—	A - 100 B - 100	Class A: Class B	Van Asch Van Wjckstaat 55G, 3811 LP Amersfoort, Netherlands

PF Consumer Healthcare Holding B.V.	—	100	Ordinary	Van Asch Van Wjckstaat 55G, 3811 LP Amersfoort, Netherlands

Pfizer Consumer Healthcare AB Wyeth Pharmaceuticals Company	— —	100 100	Ordinary Partnership shares	Vetenskapsvagen 10, SE-191 90, Sollentuna, Sweden State Road No. 3 Kilometer 142.1, Guayama, 00784, Puerto Rico

SmithKline Beecham S.A.	—	100	Ordinary	Ctra de Ajalvir Km 2.500, Alcala de Henares, Madrid, 28806, Spain

Sterling Drug (Malaya) Sdn Berhad	—	100	Ordinary	Lot 89, Jalan Enggang, Ampang/Ulu Kelang Industrial Estate, Selangor, 54200, Malaysia

GlaxoSmithKline Consumer Healthcare Saudi Limited	—	100	Ordinary	603 Salamah Tower, 6th Floor, Madinah Road, Al-Salamah District, Jeddah, 21425, Saudi Arabia

Vog AU PTY Ltd	—	100	Ordinary, Redeemable Preference	82 Hughes Avenue, Ermington, NSW, 2115, Australia

NCH—Nutrition Consumer Health Ltd	—	100	Ordinary	14 Hamephalsim St, Petach Tikva, Israel

PT BINA Dentalindo (in liquidation)	—	100	Ordinary	Gedung Graha Ganesha Lantai 3, JI Raya Bekasi Km 17, No5, Jakarta Timur, 13930, Indonesia

Sterling products international, Incorporated	—	100	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Healthcare ULC / GlaxoSmithKline Soins De Sante Aux Consommateurs SRI	—	100	A Class Preference Common	595 Burrard Street Suite 2600 Three Bentall Centre P.O. Box 49314 Vancouver BC V7X 1L3 Canada

PF Consumer Healthcare Poland sp. z.o.o	—	100	Ordinary	Rzymowskiego 53 street 02-697 Warsaw Poland

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

PF Consumer Taiwan LLC	100	—	Common interests	The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington DE 19801 United States

Subsidiaries where the effective interest is less than 100%

Glaxo Wellcome Ceylon Limited	—	Ordinary: 99.9995 Ordinary B: 100	Ordinary Ordinary B	121 Galle Road, Kaldemulla, Moratuwa, Sri Lanka

SmithKline Beecham (Private) Limited	—	99.6462	Ordinary	World Trade Center, Level 34, West Tower, Echelon Square, Colombo 1, Sri Lanka

GlaxoSmithKline Consumer Healthcare, L.P.	—	88	Partnership Capital -General Partner/ Limited Partner	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

Beecham Enterprises Inc.	—	88	Common	Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, United States

GlaxoSmithKline Consumer Healthcare Pakistan Limited	—	85.79	Ordinary	The Sykes Building, 35 Dockyard Road, West Wharf, Karachi, 74000, Pakistan

GSK-Gebro Consumer Healthcare GmbH	—	60	Ordinary	Bahnhofbichl 13, 6391 Fieberbrunn, KitzbUhel, Austria

Sino-American Tianjin Smith Kline & French Laboratories Ltd	—	55	Ordinary	Cheng Lin Zhuang Industrial Zone, Dong Li District, Tianjin, 300163, China

Pfizer Biotech Corporation	54.98	—	Ordinary	24F, No.66, Sec 1, Zhong Xiao W. Rd, Taipei 100, Taiwan

Other significant shareholdings

Duncan Pharmaceuticals Philippines Inc	—	23.27	Common	23rd Flr The Finance Centre 26th Street Corner 9th Avenue Bonifacio Global City Taguig City 1634 Philippines

GlaxoSmithKline Philippines Inc	—	23.27	Ordinary	23rd Floor, The Finance Centre, 26th Street Corner 9th Avenue, Bonifacio Global City, Taguig City, 1634, Philippines

Company	Direct shares held (%)	Indirect shares held (%)	Security	Address of the registered office

GlaxoSmithKline Landholding Company Inc	—	9.29	Common	23rd Floor, The Finance Centre 26th Street Corner 9th Avenue Bonifacio Global City Taguig City 1634 Philippines

[1]	The Company holds a direct shareholding in these subsidiaries of less than 0.01%

CONDENSED CONSOLIDATED INCOME STATEMENT

FOR THE SIX MONTHS ENDED 30 JUNE (unaudited)

	Notes	2022 £m	2021 £m

Revenue	2	5,188	4,575
Cost of sales		(1,977)	(1,761)

Gross profit		3,211	2,814

Selling, general and administration		(2,179)	(1,978)
Research and development		(136)	(109)
Other operating income		4	10

Operating profit	2	900	737

Finance income		43	9
Finance expense		(79)	(10)

Net finance costs	2	(36)	(1)

Profit before tax	2	864	736
Income tax	5	(320)	(216)

Profit after tax for the period		544	520

Profit for the period attributable to:
Shareholders of the Group		517	491
Non-controlling interests		27	29

Basic earnings per share (pence)	10	5.6	5.3
Diluted earnings per share (pence)	10	5.6	5.3

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED 30 JUNE (unaudited)

	2022 £m	2021 £m
Profit after tax for the period	544	520

Other comprehensive income/(expenses) for the period
Items that may be subsequently reclassified to income statement:
Exchange movements on overseas net assets and net investment hedges	690	(272)
Fair value movements on cash flow hedges	197	—
Tax on fair value movements on cash flow hedges	(48)	—
Reclassification of cash flow hedges to income statement	(6)	—

	833	(272)

Items that will not be reclassified to income statement:
Exchange movements on overseas net assets of non-controlling interests	(1)	—
Remeasurement gains/(losses) on defined benefit plans	138	(5)
Deferred tax on actuarial movements in defined benefit plans	(31)	—

	106	(5)

Other comprehensive income/(expenses), net of tax for the period	939	(277)

Total comprehensive income, net of tax for the period	1,483	243

Total comprehensive income for the period attributable to:
Shareholders of the Group	1,457	214
Non-controlling interests	26	29

CONDENSED CONSOLIDATED BALANCE SHEET

AS AT (unaudited)

	Notes	30 June 2022 £m	31 December 2021 £m
Non-current assets
Property, plant and equipment		1,659	1,563
Right of use assets		113	99
Intangible assets		28,543	27,195
Deferred tax assets		203	312
Post-employment benefit assets		29	11
Derivative financial instruments	8	14	12
Other non-current assets		45	8

Total non-current assets		30,606	29,200

Current assets
Inventories		1,149	951
Trade and other receivables		2,408	2,207
Loan amounts owing from related parties	13	9,211	1,508
Cash and cash equivalents and liquid investments		1,334	414
Assets held for sale		6	—
Derivative financial instruments	8	132	5
Current tax recoverable		159	166

Total current assets		14,399	5,251

Total assets		45,005	34,451

Current liabilities
Short-term borrowings	11	(332)	(79)
Trade and other payables		(3,546)	(3,002)
Loan amounts owing to related parties	13	(3)	(825)
Derivative financial instruments	8	(11)	(18)
Current tax payable		(236)	(202)
Short-term provisions		(71)	(112)

Total current liabilities		(4,199)	(4,238)

Non-current liabilities
Long-term borrowings	11	(9,918)	(87)
Deferred tax liabilities		(3,655)	(3,357)
Post-employment benefit obligations		(142)	(253)
Derivative financial instruments	8	(55)	(1)
Other provisions		(31)	(27)
Other non-current liabilities		(6)	(8)

Total non-current liabilities		(13,807)	(3,733)

Total liabilities		(18,006)	(7,971)

Net assets		26,999	26,480

Equity
Share capital	12	1	1
Share premium	12	70	—
Other reserves	12	(11,553)	(11,632)
Retained earnings		38,377	37,986

Shareholders’ equity		26,895	26,355

Non-controlling interests		104	125

Total equity		26,999	26,480

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE SIX MONTHS ENDED 30 JUNE (unaudited)

	Note	Share capital £m	Share premium £m	Other reserves £m	Retained earnings £m	Shareholders’ equity £m	Non-controlling interests £m	Total equity £m
At 1 January 2022		1	—	(11,632)	37,986	26,355	125	26,480
Profit after tax		—	—	—	517	517	27	544
Other comprehensive income/(expenses)		—	—	143	797	940	(1)	939

Total comprehensive income		—	—	143	1,314	1,457	26	1,483
Distributions to non-controlling interests		—	—	—	—	—	(47)	(47)
Dividends to equity shareholders	6	—	—	—	(873)	(873)	—	(873)
Issue of share capital	12	21,758	—	—	—	21,758	—	21,758
Capital reduction	12	(21,758)	—	—	—	(21,758)	—	(21,758)
Transactions with equity shareholder	12	—	70	(64)	(56)	(50)	—	(50)
Other		—	—	—	6	6	—	6

At 30 June 2022		1	70	(11,553)	38,377	26,895	104	26,999

At 1 January 2021		1	—	(11,652)	37,763	26,112	111	26,223
Profit after tax		—	—	—	491	491	29	520
Other comprehensive expenses		—	—	—	(277)	(277)	—	(277)

Total comprehensive income		—	—	—	214	214	29	243
Transactions with equity shareholder	12	—	—	(2)	—	(2)	—	(2)
Dividends to equity shareholders	6	—	—	—	(621)	(621)	—	(621)

At 30 June 2021		1	—	(11,654)	37,356	25,703	140	25,843

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

FOR THE SIX MONTHS ENDED 30 JUNE (unaudited)

	Note	2022 £m	2021 £m
Cash flow from operating activities
Profit after tax		544	520
Adjustments reconciling profit after tax to cash generated from operations	7	274	(134)

Cash generated from operations	7	818	386
Taxation paid		(138)	(152)

Net cash inflow from operating activities		680	234

Cash flow from investing activities
Purchase of property, plant and equipment		(78)	(89)
Proceeds from sale of property, plant and equipment		1	7
Purchase of intangible assets		(14)	(35)
Proceeds from sale of intangible assets		3	72
Loans to related parties	13	(9,211)	—
Decrease in amounts invested with GSK finance companies	13	700	499
Interest received		12	9

Net cash (outflow)/inflow from investing activities		(8,587)	463

Cash flow from financing activities
Repayment of lease liabilities		(17)	(19)
Interest paid		(4)	(9)
Dividends paid to shareholders	6	(873)	(621)
Distributions to non-controlling interests		(47)	—
Net contribution from parent		18	—
Repayment of short-term borrowings		(11)	—
Proceeds from long-term borrowings	11	9,241	1
Other financing cash flows[1]		239	(68)

Net cash inflow/(outflow) from financing activities		8,546	(716)

Increase/(decrease) in cash and cash equivalents and bank overdrafts		639	(19)

Cash and cash equivalents and bank overdrafts at beginning of year		405	323
Exchange adjustments		22	(9)
Increase/(decrease) in cash and cash equivalents and bank overdrafts		639	(19)

Cash and cash equivalents and bank overdrafts at end of period		1,066	295

Cash and cash equivalents and bank overdrafts at the end of period comprise:
Cash and cash equivalents[2]		1,333	298
Overdrafts		(267)	(3)

Cash and cash equivalents and bank overdrafts at end of period		1,066	295

[1]	Other financial cash flows for the period ended 30 June 2022 include settlement of cash flow hedge of £206m.
[2]

Cash and cash equivalents of £1,333m as at 30 June 2022 is presented within “Cash and equivalents and liquid investments” in the Condensed consolidated balance sheet, which comprised of both cash and cash equivalents and liquid investments of £1m.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED 30 JUNE 2022 (unaudited)

1	BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES

GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited (“CHHL2”) and its subsidiary undertakings (collectively, “the Group”, “the Haleon business”) was owned by GSK plc (“the GSK Group”) and the Pfizer Inc. (“the Pfizer Group”) for the period ended 30 June 2022. In July 2022, Haleon plc (“the Company”) became the ultimate holding company of the Group through a series of share-for-share exchanges with the former shareholders (the GSK Group and the Pfizer Group) to acquire the Group (“the Demerger activities”). The Demerger activities fall outside the scope of IFRS 3 “Business Combinations” and the Company has accounted for these transactions by adopting the principles of predecessor accounting which reflects the economic substance of the Demerger activities and means that, the future consolidated financial statements will be prepared as if the Group had been in existence throughout the periods presented.

Refer to Note 15, ‘Post Balance Sheet Events’ for the details of the Demerger activities that took place in July 2022. The Earnings per Share calculation as disclosed in Note 10 ‘Earnings per Share’ has been retrospectively adjusted for all periods using the weighted average number of outstanding shares issued by the Company as at the date of the report as per the requirements in IAS 33 “Earnings per Share”.

The condensed consolidated financial statements (‘interim financial statements’) of the Group for the six months to 30 June 2022 have been prepared in accordance with IAS 34 Interim Financial Reporting issued by the International Accounting Standards Board (“IASB”), as adopted by the United Kingdom. These condensed consolidated financial statements, which are unaudited, do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s Historical Financial Information (‘HFI’) as at and for the year ended 31 December 2021 included in the Prospectus and the Group’s Registration Statement on Form 20-F dated 1 June 2022, which is available on the Company’s website. The annual financial statements of the Group for the year ended 31 December 2022 will be prepared in accordance with the International Financial Reporting Standards as adopted by the United Kingdom (“UK IFRS”) and in compliance with the International Financial Reporting Standards as issued by the IASB (“IASB IFRS”).

The comparative information for the year ended 31 December 2021 does not constitute statutory accounts of CHHL2 as defined in section 434 of the Companies Act 2006. A copy of the company only statutory accounts of CHHL2 for that year has been delivered to the Registrar of Companies. The auditor’s report on those accounts was not qualified, did not include a reference to any matters to which the auditors drew attention by way of emphasis without qualifying the report and did not contain statements under section 498(2) or (3) of the Companies Act 2006.

The condensed consolidated financial statements do not include all of the information required for a complete set of IFRS financial statements. However, selected notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the publication of the 2021 HFI report in the Prospectus and the Group’s Registration Statement on Form 20-F dated 1 June 2022.

All accounting policies for recognition, measurement, consolidation and presentation are as outlined in the 2021 HFI report in the Prospectus and the Group’s Registration Statement on Form 20-F dated 1 June 2022 and these accounting policies are applied consistently in preparation of the condensed consolidated financial statements. The condensed financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial instruments, and are presented in pounds sterling, the presentation currency of the Group.

Going concern

The interim condensed consolidated financial statements have been prepared on a going concern basis.

Judgements and estimates

The preparation of the condensed consolidated financial statements requires management to make judgements about when or how items should be recognised in the consolidated financial statements and estimates and assumptions that affect the amounts of assets and liabilities, income and expenses reported in the consolidated financial statements. Actual amounts and results could differ from these estimates. The critical areas of accounting estimates and judgement are the same as those disclosed in the 2021 HFI report in the Prospectus and the Group’s Registration Statement on Form 20-F dated 1 June 2022.

2	REVENUE AND SEGMENT INFORMATION

Analysis of revenue by geography is included below, the composition of these geographical segments is reviewed on an annual basis.

For management reporting purposes, the Group is organised into business units based on geographical areas and has three reportable segments, as follows:

•	North America

•	Europe, Middle East, Africa and Latin America (EMEA and LatAm)

•	Asia Pacific (APAC)

No operating segments have been aggregated to form the above reportable operating segments.

The primary products sold by each of the reportable segments consist of Oral Health, Vitamin, Minerals and Supplements (VMS), Pain Relief, Respiratory Health, Digestive Health and Other products and the product portfolio is consistent across the reportable segments.

The Commercial Operations Board is the Chief Operating Decision Maker (“CODM”) who monitors the operating results of the Group’s business units separately for the purpose of making decisions about resource allocation and performance assessment. The CODM uses a measure of Adjusted operating profit to assess the performance of the reportable segments. The CODM does not review IFRS operating profit or total assets and liabilities on a segment basis.

	2022	2021
Segmental information	£m	£m
Revenue
North America	1,873	1,595
EMEA and LatAm	2,069	1,903
APAC	1,246	1,077

	5,188	4,575

Adjusted operating profit
North America	454	316
EMEA and LatAm	467	458
APAC	300	244
Corporate and other unallocated	(30)	(35)

	1,191	983

	2022	2021
	£m	£m
Reconciling items between Adjusted operating profit and operating profit[1]:
Net amortisation and impairment of intangible assets	(40)	(21)
Restructuring costs	(20)	(77)
Transaction related costs	—	—
Separation and admission costs	(229)	(105)
Disposals and others	(2)	(43)

Group operating profit	900	737

Net finance costs	(36)	(1)

Profit before taxation	864	736

1.	The details of the reconciling items between Adjusted operating profit and operating profit are included under “Use of Non-IFRS Measures” on pages 38 to 45.

	2022	2021
Revenue by product category	£m	£m
Oral health	1,438	1,360
Vitamins, minerals and supplements (VMS)	816	702
Pain relief	1,248	1,093
Respiratory health	683	455
Digestive health and other	1,003	965

Total revenue	5,188	4,575

3	IMPAIRMENT REVIEW

During the period ended 30 June 2022, Robitussin was still recovering from a lower cold & flu incidence resulting from the COVID-19 social distancing measures, and Preparation H was affected by supply constraints. The Group has performed a sensitivity analysis based on changes in key assumptions considered to be reasonably possible by management leaving all other assumptions unchanged. Sensitivity analysis for the period ended 30 June 2022 has identified these two brands as being sensitive to reasonably possible changes in key assumptions. In order for the recoverable amount to be equal to the carrying values of Robitussin and Preparation H, either the discount rate would have to be increased by 0.7% and 0.2% (31 December 2021: increased by 0.5% and 0.1%), or the operating margin decreased by 5.3% and 3.0% (31 December 2021: decreased by 4.1% and 1.5%), or the long term growth rate decreased by 1.0% and 0.3% (31 December 2021: decreased by 0.7% and 0.2%) respectively. The Group considers that changes in key assumptions of this magnitude are reasonably possible in the current environment.

Other than as disclosed above, the directors do not consider that any reasonably possible changes in the key assumptions would cause the fair value less costs of disposal of the individually significant brands to fall below their carrying values.

4	EXCHANGE RATES

The Group operates in many countries and earns revenues and incurs costs in many currencies. The results of the Group, as reported in Sterling, are affected by movements in exchange rates between Sterling and other currencies. Average exchange rates, as modified by specific transaction rates for large transactions, prevailing during the period, are used to translate the results and cash flows of overseas subsidiaries into Sterling. Period-end rates are used to translate the net assets of those entities. The currencies which most influenced these translations and the relevant exchange rates were disclosed in the table below.

	Six months ended 30 June
	2022	2021
Average rates:
US$/£	1.30	1.39
Euro/£	1.19	1.15
Swiss Franc/£	1.22	1.26
CNY/£	8.38	8.96

	As at 30 June	As at 31 December
	2022	2021
Period-end rates:
US$/£	1.21	1.35
Euro/£	1.16	1.19
Swiss Franc/£	1.16	1.23
CNY/£	8.11	8.56

5	TAX

For the six months ended 30 June 2022, the income tax expense has been determined based on management’s best estimate of the effective tax rate applicable for the full year. This is then applied to the pre-tax profit of the interim period, with the tax due on adjusting items considered on an item by item basis.

6	DIVIDENDS

During the periods ended 30 June 2022 and 2021, the Group declared and paid a series of dividends to GSK and Pfizer under the Company’s Shareholders Agreement valid at that time. These dividends included the following:

•	On 30 March 2022, £421 per share for a total amount of £421m.

•	On 29 June 2022 £452 per share for a total amount of £452m.

•	On 30 June 2021, £621 per share for a total amount of £621m.

No further dividends were declared or paid.

Prior to the demerger, the Group declared and paid dividends of £11,057m in July 2022. Further information about these dividends are provided in Note 15 ‘Post balance sheet events’.

7	ADJUSTMENTS RECONCILING PROFIT AFTER TAX TO OPERATING CASH FLOW

	Six months ended 30 June
	2022	2021
	£m	£m
Profit after tax	544	520
Taxation charge	320	216
Net finance costs	36	1
Depreciation of property, plant and equipment and rights of use assets	82	84
Amortisation of intangible assets	50	36
Impairment and assets written off, net of reversals	23	7
Profit on sale of intangible assets	(3)	(6)
Profit on sale of businesses	—	(4)
Other non-cash movements	6	(9)
Decrease in other non-current financial liabilities	—	1
Decrease in pension and other provisions	(44)	(36)
Changes in working capital:
Increase in inventories	(153)	(82)
Increase in trade receivables	(92)	(9)
Increase/(decrease) in trade payables	144	(143)
Net change in other receivables and payables	(95)	(190)

	274	(134)

Cash generated from operations	818	386

8.	FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

Financial assets and liabilities held at fair value are categorised by the valuation methodology applied in determining their fair value. Where possible, quoted prices in active markets are used (Level 1). Where such prices are not available, the asset or liability is classified as Level 2, provided all significant inputs to the valuation model used are based on observable market data. If one or more of the significant inputs to the valuation model is not based on observable market data, the instrument is classified as Level 3.

As at 30 June 2022	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Financial assets at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	144	—	144
Cash and cash equivalents (money market funds)	424	—	—	424
Financial assets at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	—	2	—	2

	424	146	—	570
Financial liabilities at fair value
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	(11)	—	(11)
Financial liabilities at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	—	(55)	—	(55)

	—	(66)	—	(66)

As at 31 December 2021	Level 1 £m	Level 2 £m	Level 3 £m	Total £m
Financial assets at fair value
Financial assets at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	5	—	5
Cash and cash equivalents (money market funds)	3	—	—	3
Financial assets at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	—	12	—	12

	3	17	—	20
Financial liabilities at fair value
Financial liabilities at fair value through profit or loss:
Held for trading derivatives that are not in a designated and effective hedging relationship	—	(18)	—	(18)
Financial liabilities at fair value through other comprehensive income:
Derivatives designated and effective as hedging instruments	—	(1)	—	(1)

	—	(19)	—	(19)

There are no material differences between the carrying value of the Group’s financial assets and liabilities and their estimated fair values, with the exceptions of bonds, for which the carrying values and fair values are set out in the table below:

	As at 30 June 2022		As at 31 December 2021
	Carrying value £m	Fair value £m	Carrying value £m	Fair value £m
Bonds	(9,819)	(9,341)	—	—

The following methods and assumptions were used to estimate the fair values of significant financial instruments on the balance sheet:

•

Cash and cash equivalents carried at amortised costs, Liquid investments, Trade and other receivables and certain other non-current assets, Loan amounts owing from/(to) related parties, Trade and other payables and certain other non-current liabilities—approximates to the carrying amount

•	Interest rate swaps and foreign exchange forward contracts—based on present value of contractual cash flows using market sourced data (exchange rates or interest rates) at the balance sheet date

•	Short-term loans and overdrafts—approximates to the carrying amount because of the short maturity of these instruments

•	Long-term loans—based on quoted market price (a level 2 fair value measurement) for European and US Medium Term Notes

9	RESTRUCTURING, SEPARATION AND ADMISSION COST

Restructuring

Restructuring costs mainly include personnel costs, impairments of tangible assets and computer software relating to restructuring programmes. The Group’s restructuring costs in HY 2022 totalled £20m (HY 2021: £77m) and were primarily related to activities to generate synergies from the continued integration of the Pfizer Group’s Consumer Healthcare business into the Group’s business.

Separation and admission cost

Separation and admission costs include costs incurred in relation to and in connection with the separation and listing of the Group as a standalone business and mainly include: costs for disentangling systems and processes previously shared with the GSK Group, costs for separating the corporate functions from the GSK Group, costs in relation to the preparation and audit of public documents required for the admission of the Company for trading on the London Stock Exchange and New York Stock Exchange and sponsor fees. Separation and admission costs totalled £229m in H1 2022 (H1 2021: £105m)

10	EARNINGS PER SHARE

	Six months ended 30 June
	2022	2021
	Pence	Pence
Basic earnings per share	5.6	5.3

Diluted earnings per share	5.6	5.3

Basic earnings per share for all periods presented have been adjusted retrospectively as required by IAS 33 “Earnings per share” to reflect the share structure of the Company due to the increase in the number of ordinary shares outstanding as a result of the Demerger activities that took place in July 2022. Basic earnings per share has been calculated by dividing the profit attributable to shareholders by the Company’s weighted average number of shares in issue, with 9,234,573,831 shares outstanding as at the date of the report. Diluted earnings per share has been calculated after adjusting the weighted average number of shares used in the basic calculation to assume the conversion of all potentially dilutive shares. However, there are no dilutive equity instruments.

As a part of the Demerger activities, the Company issued 25,000,000 non-voting preference shares of £1.00 each to Pfizer Inc. These non-voting preference shares are not dilutive in nature.

The numbers of shares used in calculating basic and diluted earnings per share are reconciled below:

	Six months ended 30 June
	2022	2021
Weighted average number of shares in issue	millions	millions
Basic	9,235	9,235
Dilution for share options and awards	—	—

Diluted	9,235	9,235

The basic and adjusted earnings per share calculated under the share structure of CHHL2 as at 30 June 2022, with weighted average of one million shares in issue for both basic and dilutive shares are included below:

	Six months ended 30 June
	2022	2021
	Pence	Pence
Basic earnings per share	51,700	49,100

Diluted earnings per share	51,700	49,100

11	BORROWINGS

	As at 30 June 2022	As at 31 December 2021
	£m	£m
Short-term borrowings
Loan and overdrafts	(300)	(49)
Lease liabilities	(32)	(30)

Total short-term borrowings	(332)	(79)

Long-term borrowings
Lease liabilities	(99)	(87)
£300,000,000 2.875 per cent. notes due 2028	(299)	—
£400,000,000 3.375 per cent. notes due 2038	(398)	—
€850,000,000 1.250 per cent. notes due 2026	(704)	—
€750,000,000 1.750 per cent. notes due 2030	(642)	—
€750,000,000 2.125 per cent. notes due 2034	(638)	—
$700,000,000 3.024 per cent. callable notes due 2024	(577)	—
$300,000,000 floating rate callable notes due 2024	(248)	—
$2,000,000,000 3.375 per cent. notes due 2027	(1,643)	—
$1,000,000,000 3.375 per cent. notes due 2029	(817)	—
$2,000,000,000 3.625 per cent. notes due 2032	(1,642)	—
$1,000,000,000 4.000 per cent. notes due 2052	(799)	—
$1,750,000,000 3.125 per cent. notes due 2025	(1,412)	—

Total long-term borrowings	(9,918)	(87)

Total borrowings	(10,250)	(166)

Short-term borrowings

As at 30 June 2022, the Group had a short-term bank loan of £33m (31 December 2021: £42m). The weighted average interest rate on the short-term bank loan as at 30 June 2022 was 8.8% (Dec 2021: 3.7%).

Long-term borrowings

As part of the preparation for separation of the Group from the GSK Group, on 16 March 2022, GSK Consumer Healthcare Capital UK plc and GSK Consumer Healthcare Capital NL B.V. (subsidiary undertakings of the Group, the “EMTN Issuers”) established a £10,000,000,000 Euro Medium Term Note Programme (the “Programme”) pursuant to which the EMTN Issuers may issue notes from time to time. The EMTN Issuers have issued the notes described under “Pre-Separation Programme Notes” below under the Programme during the period ended 30 June 2022.

In addition, on 24 March 2022 the US Issuer and GSK Consumer Healthcare Capital UK plc issued a number of standalone bonds pursuant to a private placement to institutional investors in the USA and outside the USA in reliance on exemptions from the registration requirements of the US Securities Act (as described under “Pre-Separation USD Notes” below).

The payment of all amounts owing in respect of: (i) notes issued under the Programme (including the notes in issuance, as described under “Pre-Separation Programme Notes” below); and (ii) the Pre-Separation USD Notes is guaranteed by the Company. As at 30 June 2022, the Group had long-term borrowings excluding lease liabilities of £9,819m (30 June 2021, 31 December 2021: £nil), of which £5,235m (30 June 2021, 31 December 2021: £nil) fell due in more than five years. The average effective pre-swap interest rate of all notes in issue as at 30 June 2022 was approximately 2.93% (30 June 2021, 31 December 2021: nil).

Long-term borrowings repayable after five years carry interest at effective rates between 1.75% and 3.86%, with repayment dates ranging from 2028 to 2052.

12	SHARE CAPITAL, SHARE PREMIUM AND OTHER RESERVES

		At 31 December 2021	Issue of share capital	Capital Reduction	Transaction with equity shareholder	At 30 June 2022	At 30 June 2021
Ordinary A Shares	Number	680,000	—	—	—	680,000	680,000
at £1.00 each	£’000	680	—	—	—	680	680
Ordinary B Shares	Number	320,000	—	—	—	320,000	320,000
at £1.00 each	£’000	320	—	—	—	320	320
Non Redeemable
Preference Shares	Number	300,000	—	—	—	300,000	300,000
at £1.00 each	£’000	300	—	—	—	300	300
D Deferred Share at	Number	—	1	(1)	—	—	—
£21,758,402,221.00	£’000	—	21,758,402	(21,758,402)	—	—	—

Share capital	£’000	1,300	21,758,402	(21,758,402)	—	1,300	1,300

Share premium	£m	—	—	—	70	70	—

Ordinary A shares and Ordinary B shares carry equal rights. Share premium was recognised on shares issued by CHHL2, the ultimate holding company of the Group as at 30 June 2022, except where CHHL2 has applied merger relief under Section 612 of the Companies Act 2006. In such cases the excess of the fair value of the assets and liabilities recognised into the Group, over the nominal value of the share issued has been added to merger reserve as per table disclosed above.

During the period ended 30 June 2022, CHHL2 issued one D Deferred share of £21,758,402,221 to GSKCHHL. The D Deferred share was non-redeemable and did not carry any voting rights, dividend rights or rights in the event of a return of capital. Subsequently, CHHL2 cancelled the fully paid up D Deferred share of £21,758m in the share capital of CHHL2 held by GSKCHHL, to convert the share capital into distributable profits.

CHHL2 also issued one Deferred share of one penny to GSKCHHL for a consideration of £70m reflected in share premium. The Deferred share is non-redeemable and does not carry any voting rights, dividend rights or rights in the event of a return of capital.

On 29 June 2022, as part of the acquisition of the legal ownership of the India consumer healthcare business from the GSK Group, the Group declared a dividend of £56m to GlaxoSmithKline Consumer Healthcare Holdings Limited (“GSKCHHL”). This dividend was offset in full against the liability owed by GSKCHHL to the Group.

Details of other reserves are included below:

	6 months ended 30 June
	2022	2021
Other Reserves
At beginning of the period	11,632	11,652
Other comprehensive income	(143)	—
Transaction with equity shareholder	64	2

At end of the period	11,553	11,654

Other Reserves include Merger Reserve that arise as a result of acquisition of business and cash flow hedge reserve.

The transaction with the equity shareholder arose on the transfer of certain operations from the GSK Group as part of a reorganisation ahead of the Demerger activities.

13	RELATED PARTY TRANSACTIONS

The Group undertook significant transactions with entities from within the GSK Group and Pfizer Group during the period ended 30 June 2022.

Entities within the GSK Group supplied goods to and purchased goods from the Group during the period. The Group supplies goods to companies within the GSK Group under Distribution Agreements in those countries where the Group does not have its own local operating company. In addition, entities from within the GSK Group were engaged to provide support function services to the Group under Support Services Agreements (“SSA”) including: regulatory and safety services; financial management and reporting; human resources; payroll services; IT support; property management; legal services; contract manufacturing; management of the Group’s UK and US pension schemes; and management of the Group’s employee share schemes.

In addition, the Group operated separate agreements with GSK affiliates for the provision of research and development and for toll-manufacturing services. Cash amounts were also held with GSK financing companies.

Entities from within the Pfizer Group supplied services, goods to and purchased goods and services from the Group during the period via the Transitional Services Agreement. All related party transactions are undertaken at the Group’s best estimate of arm’s length pricing in accordance with the Group’s Transfer Pricing policy.

Where the legal completion of local transfer of assets and liabilities has been delayed, but the Group is able to exercise control over the relevant activities, the relevant net assets and profits have been recognised in the results.

	Pfizer companies		GlaxoSmithKline companies
	30 June 2022 £m	30 June 2021 £m	30 June 2022 £m	30 June 2021 £m
Sales of goods	—	—	84	65
Purchases of goods	—	—	(38)	(50)
Services and royalty income	—	—	25	6
Services and royalty expense	(2)	(43)	(101)	(166)
Interest income	10	—	28	6
Interest expense	—	—	(2)	(3)
Dividend paid	279	199	594	422

	30 June 2022 £m	31 December 2021 £m	30 June 2022 £m	31 December 2021 £m
Other amounts owing to related parties	—	(7)	(354)	(203)
Other amounts owing from related parties	—	—	462	542
Loan amounts owing to related parties	—	—	(3)	(825)
Interest receivable for loan amounts owing from related parties	10	—	23	—
Loan amounts owing from related parties	2,948	—	6,263	1,508

£9,211m principal loan amounts owing from related parties are held with the GSK Group and the Pfizer Group as a result of the on lend of the proceeds from the bonds issued in March 2022 to its shareholders. These balances are unsecured with interest largely paid at 1.365% and are repayable on demand. As at 31 December 2021, the loan amounts owing from related parties of £1,508m were held with GSK Finance companies as part of the Group’s banking arrangements paid at the new risk free benchmark rate – 0.05% and were repayable on demand. The balance disclosed in this note includes interests receivable for the loan amounts of £33m, which is presented within Trade and other receivables on the condensed consolidated balance sheet.

£3m (Dec 2021: £825m) loan amounts owing to related parties are held with GSK Financing companies as part of the Group’s banking arrangements. These balances are unsecured with interest largely received at the new risk free benchmark rate + 0.10% (31 December 2021: new risk free benchmark rate + 0.10%) and are repayable on demand.

14	CONTINGENT LIABILITIES

Legal proceedings

The Group may become involved in significant legal proceedings in respect of which it is not possible to determine whether a potential outflow is probable. With respect to each of the legal proceedings described below and on page 292-95 of the Group’s prospectus and pages 204-07 of the 20-F, other than those for which a provision has been made, the Group is unable to make a reliable estimate of the expected financial effect at this stage.

The Group’s position could change over time, and, therefore, there can be no assurance that any losses that result from the outcome of any legal proceedings will not exceed by a material amount the amount of the provisions reported in the Group’s financial statements. If this were to happen, it could have a material adverse impact on the results of operations of the Group in the reporting period in which the judgements are incurred or the settlements entered into.

Zantac Litigation

GSK and Pfizer have been named as defendants (alongside other manufacturers of ranitidine, as well as retailers and distributors) in approximately 3,000 US filed personal injury lawsuits involving Zantac, the bulk of which are pending in a Multidistrict Litigation (“MDL”) in the Southern District of Florida. There are also numerous unfiled claims added to a registry implemented by the court presiding over the MDL. Class actions alleging economic injury and medical monitoring have also been filed in federal court. In addition to the product liability cases filed in the MDL, cases have been filed in several State Courts.

Outside the US, there are class actions and individual actions pending against GSK and Pfizer in Canada, along with a class action in Israel.

The Group is not a party to any Zantac claims and the Group has never marketed Zantac in any form in the US or Canada. The Group is not primarily liable for any OTC or prescription Zantac claims. Pursuant to certain provisions in the Stock and Asset Purchase Agreement (“SAPA”), GSK and Pfizer have each served the Group with notice of potential claims for indemnification relating to OTC Zantac. Haleon has also notified GSK and Pfizer that it rejects their requests for indemnification on the basis that the scope of the indemnities set out in the joint venture agreement only covers their consumer healthcare businesses as conducted when the JV was formed in 2018. At that time, neither GSK nor Pfizer marketed OTC Zantac in the US or Canada. It is not possible, at this stage, to meaningfully assess whether the outcome will result in a probable outflow, or to quantify or reliably estimate what liability (if any) that the Group may have to GSK and/or Pfizer under the claimed indemnities.

15	POST BALANCE SHEET EVENTS

On 6 July 2022, the shareholders of GSK plc voted to approve all resolutions required to implement the Demerger activities.

On 12 July 2022, the Directors of CHHL2, the ultimate holding company of the Group as at 30 June 2022, approved a pre separation cash dividend and a final sweep dividend for a total amount of £11,004m which was paid to CHHL2’s equity shareholders on 13 July 2022. Out of the total dividends of £11,004m, £7,483m was paid to GSKCHHL, and £3,521m was paid to PF Consumer Healthcare Holdings LLC (“PFCHHL”). The dividends paid to GSKCHHL and PFCHHL were distributed onward to GSK plc and Pfizer Inc respectively. An additional balancing dividend of £53m was declared to GSKCHHL on 12 July 2022 and paid on 13 July 2022.

On 12 July 2022, as part of the acquisition of the legal ownership of the India consumer healthcare business from the GSK Group, the Group declared an additional dividend of £23m to GSKCHHL. This dividend was offset in full against the liability owed by GSKCHHL to the Group.

During the first half of July 2022, the Group underwent a business reorganisation by which it either sold or declared a dividend in specie consisting of some of its subsidiary undertakings to GSKCHHL. As a consequence of the demerger activities, all these subsidiary undertakings became wholly owned subsidiaries of the Company. From an accounting perspective, these subsidiary undertakings will remain consolidated into the financials results of the Group throughout the whole year.

On 13 July 2022, the Group drew down £1,493m under a 3-year term loan from its term loan facility in preparation for the payment of the pre separation cash dividend and the final sweep dividend. The interest rate of on the loan was based on the Sterling Overnight Interbank Average rate (SONIA) + 0.976%.

On 15 July 2022, the Group utilised the £9,211m principal loan amounts owing from related parties plus

£33m of interest to partially fund the pre separation cash dividend and the final sweeper dividend.

On 15 July 2022, the Company issued 5,084,190,079 ordinary shares of £1.25 each to the shareholders of GSK plc to satisfy the demerger dividend in specie declared by GSK plc, in exchange for GSK plc transferring in its entirety its Ordinary A shares in GSKCHHL to the Company. Upon the completion of this share-for-share exchange, GSKCHHL became a non-wholly owned subsidiary of the Company, with the Company holding a majority controlling equity interest of 80.08% in GSKCHHL, which held 62% equity interest in the Group on this date.

On 17 July 2022, the Company issued:

•

692,593,037 ordinary shares of £1.25 each to the Scottish Limited Partnerships established by the GSK Group companies, in exchange for the Scottish Limited Partnerships transferring in their entirety their Ordinary C shares in GSKCHHL to the Company. Upon the completion of this share-for-share exchange, GSKCHHL became a non-wholly owned subsidiary of the Company, with the Company holding a majority controlling equity interest of 91.118% in GSKCHHL.

•

502,727,073 ordinary shares of £1.25 each to GSK plc, in exchange for GSK plc transferring in its entirety its Ordinary B shares in GSKCHHL to the Company. Upon the completion of this share-for-share exchange, GSKCHHL became a wholly owned subsidiary of the Company.

•

2,955,063,626 ordinary shares of £1.25 each, and 25,000,000 non-voting preference shares of £1.00 each to Pfizer Inc., in exchange for Pfizer Inc., the ultimate parent company of PFCHHL, transferring in its entirety its shareholding in PFCHHL to the Company. Upon the completion of this share-for-share exchange, PFCHHL became a wholly owned subsidiary of the Company.

On 18 July 2022, regular trading of the Company’s ordinary shares commenced on the main market of the London Stock Exchange (as a constituent of the FTSE 100).

On 22 July 2022, regular-way trading of the Company’s American Depositary Shares commenced on the New York Stock Exchange, having trade on a when-issued basis from 18 July 2022 to 21 July 2022.

In July 2022, the Group established a £2bn Euro commercial paper programme and a $10bn US Dollar commercial paper programme pursuant to which members of the Group may issue commercial paper from time to time.

On 3 August 2022, the Company reduced the nominal value of the Company’s Ordinary Shares from £1.25 per share to £0.01 per share for an aggregate value of £11,451m, and cancelled in entirety its share premium balance of £10,607m in accordance with Companies Act 2006.

Consistent with the Group’s deleveraging commitments, £500m of the term loan was repaid in August 2022 and a further £250m in September 2022 all through a combination of operating cash-flows and proceeds from commercial paper issuance.

PART II

Information Not Required in Prospectus

Item 6.	Indemnification of Directors and Officers.

Article 143 of the Company’s Articles of Association currently provides that the Company may indemnify any director or former director of the Company or of any associated company against any liability and may purchase and maintain for any director or former director of the company or of any associated company insurance against any liability to the extent permitted by relevant legislation. Article 143 of the Company’s Articles of Association further provides that no director or former director of the Company or of any associated company shall be accountable to the Company or its members for any benefit provided pursuant to such article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

The Company has agreed with their directors and officers to indemnify them, to the extent permitted by law and subject to certain limitations, against all costs reasonably incurred by any such director or officer in an action or proceeding to which the director or officer was made a party by reason of the director or officer being an officer and/or director of the Company and any of the Company’s subsidiaries from time to time.

The Company maintains directors’ and officers’ liability insurance relating to certain liabilities of the Company and its subsidiaries, that its directors and officers may incur in such capacity.

Sections 232 to 236 of the U.K. Companies Act 2006 (as amended) provide as follows:

“232. Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),

(b)	section 234 (qualifying third party indemnity provision), or

(c)	section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233. Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234. Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director—

(i)	in defending criminal proceedings in which he is convicted, or

(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6) The references in subsection (3)(b)(iii) to an application for relief is to an application for relief under section 661 (3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235. Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—

(i)	a fine imposed in criminal proceedings, or

(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction becomes final—

(i)	if not appealed against, at the end of the period for bringing an appeal, or

(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—

(i)	if it is determined and the period for bringing any further appeal has ended, or

(ii)	if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236. Qualifying indemnity provision to be disclosed in directors’ report

(1) This section requires disclosure in the directors’ report of—

(a)	qualifying third party indemnity provision, and

(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision.”

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.”

Section 1157 of the U.K. Companies Act 2006 (as amended) provides as follows:

“1157. Power of court to grant relief in certain cases:

(1) If in proceedings for negligence, default, breach of duty or breach of trust against—

(a)	an officer of a company, or

(b)	a person employed by a company as auditor (whether he is or is not an officer of the company).

it appears to the court hearing the case that the officer or person is or may be liable but that he acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused, the court may relieve him, either wholly or in part, from his liability on such terms as it thinks fit.

(2) If any such officer or person has reason to apprehend that a claim will or might be made against him in respect of negligence, default, breach of duty or breach of trust—

(a)	he may apply to the court for relief, and

(b)

the court has the same power to relieve him as it would have had if it had been a court before which proceedings against him for negligence, default, breach of duty or breach of trust, had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence may, if he is satisfied that the defendant (in Scotland, the defender) ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case from the jury and forthwith direct judgment to be entered for the defendant (in Scotland, grant decree of absolvitor) on such terms as to costs (in Scotland, expenses) or otherwise as the judge may think proper.”

Item 7.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities.

The Demerger was implemented by GSK declaring an interim dividend in specie satisfied by: (i) the transfer by GSK of the GSKCHH A Ordinary Shares to the Company in return for (ii) the issuance of 5,084,190,095 Ordinary Shares by the Company to holders of GSK Shares as of the Record Time.

Following the Demerger:

GSK transferred its entire shareholding of GSKCHH B Ordinary Shares, representing an 8.01 per cent. stake in the ordinary share capital of GSKCHH, to the Company in exchange for the issuance of 502,727,073 Ordinary Shares;

Each of the SLPs transferred their respective holdings of GSKCHH C Ordinary Shares, representing 11.03 per cent. in aggregate of the ordinary share capital of GSKCHH, to the Company in consideration for the issuance of 692,593,037 Ordinary Shares; and

Pfizer transferred its entire holding in PFCHH to the Company in consideration for (i) the issuance of 2,955,063,626 Ordinary Shares (including interests in Ordinary Shares held indirectly through holdings of ADSs) and (ii) 25 million fully paid non-voting preference shares of £1 each in the capital of the Company (“Non-Voting Preference Shares”).

Item 8.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement between Pfizer Inc., GlaxoSmithKline plc and GlaxoSmithKline Consumer Healthcare Holdings Limited dated as of 19 December 2018. (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

2.2	Amendment Agreement dated as of 31 July 2019 to the Stock and Asset Purchase Agreement by and among Pfizer Inc., GlaxoSmithKline plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited dated as of 19 December 2018 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

2.3	Second Amendment Agreement dated as of 1 June 2022 to the Stock and Asset Purchase Agreement by and among Pfizer Inc., GSK plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited dated as of 19 December 2018 (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

2.4	Asset Transfer Framework Agreement dated as of 1 June 2022 between GSK plc, GlaxoSmithKline Consumer Healthcare Holdings Limited and GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

2.5	Demerger Agreement dated as of 1 June 2022 between the Registrant and GSK plc (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

2.6	Separation Co-Operation and Implementation Agreement dated as of 1 June 2022 between GSK plc, Pfizer Inc., the Registrant, GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, GlaxoSmithKline Consumer Healthcare Holdings Limited, Anacor Pharmaceuticals, Inc. and PF Consumer Healthcare Holdings LLC (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

2.7	Exchange Agreement dated as of 1 June 2022 between GSK plc and the Registrant (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

Exhibit No.	Description

2.8	Exchange Agreement dated as of 1 June 2022 between GSK (No.1) Scottish Limited Partnership, GSK (No.2) Scottish Limited Partnership, GSK (No.3) Scottish Limited Partnership and the Registrant (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

2.9	Exchange Agreement dated as of 1 June 2022 between Pfizer Inc., Anacor Pharmaceuticals, Inc. and the Registrant (incorporated by reference to Exhibit 4.12 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

2.10	Pfizer Relationship Agreement dated as of 1 June 2022 between the Registrant and Pfizer Inc. (incorporated by reference to Exhibit 4.13 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

3.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

4.1	Form of Deposit Agreement among Haleon plc, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and all Holders and Beneficial Owners from time to time of American Depositary Receipts (“ADRs”) issued thereunder evidencing American Depositary Shares (“ADSs”) representing deposited securities, including the Form of ADR attached as Exhibit A thereto (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6, filed with the Sec on June 1, 2022, File No. 333-265343).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP (incorporated by reference to Exhibit 5.1 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).

8.1	Opinion of Sullivan & Cromwell LLP re US tax matters (incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).

8.2	Opinion of Freshfields Bruckhaus Deringer LLP re UK tax matters (incorporated by reference to Exhibit 8.2 to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).

10.1	Service Agreement between GlaxoSmithKline Consumer Healthcare Overseas Limited and Brian McNamara dated 9 May 2022 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.2	Service Agreement between GlaxoSmithKline Consumer Healthcare Overseas Limited and Tobias Hestler dated 10 May 2022. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.3	Tax Covenant dated as of 1 June 2022 between GSK plc, Pfizer, Inc., GlaxoSmithKline Consumer Healthcare Holdings Limited, GlaxoSmithKline Consumer Healthcare Holdings (No.2) Limited and the Registrant (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

10.4	Transition Services Agreement dated as of 1 June 2022 between GlaxoSmithKline Services Unlimited, GlaxoSmithKline LLC, GlaxoSmithKline Consumer Healthcare (Overseas) Limited and GlaxoSmithKline Consumer Healthcare Holdings (US) LLC (incorporated by reference to Exhibit 4.14 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

Exhibit No.	Description

10.5	Registration Rights Agreement dated as of 1 June 2022 between the Registrant, Pfizer Inc., GSK plc, GSK (No.1) Scottish Limited Partnership, GSK (No.2) Scottish Limited Partnership and GSK (No.3) Scottish Limited Partnership (incorporated by reference to Exhibit 4.15 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.6	Trust Deed dated as of 16 March 2022 among GSK Consumer Healthcare Capital UK plc, GSK Consumer Healthcare Capital NL B.V., GlaxoSmithKline plc. and the Registrant as guarantors and Deutsche Trustee Company Limited as trustee for the noteholders (incorporated by reference to Exhibit 4.16 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.7	Indenture dated as of 24 March 2022 among GSK Consumer Healthcare Capital US LLC, GSK Consumer Healthcare Capital UK plc, GlaxoSmithKline plc. and the Registrant as guarantors and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent, transfer agent and calculation agent (incorporated by reference to Exhibit 4.17 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.8	Registration Rights Agreement dated as of 24 March 2022 among GSK Consumer Healthcare Capital US LLC, GSK Consumer Healthcare Capital UK plc, GlaxoSmithKline plc., the Registrant and the initial purchasers of the notes (incorporated by reference to Exhibit 4.18 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

10.9	Term Loan Facility dated as of 18 February 2022 among GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited, Bank of America, N.A., London Branch, Banco Santander, S.A., London Branch, Barclays Bank PLC, BNP Paribas Fortis SA/NV, BNP Paribas, Citibank, N.A., London Branch, Deutsche Bank AG, London Branch, Goldman Sachs Bank USA, HSBC Bank plc, JPMorgan Chase Bank, N.A., London Branch, Mizuho Bank, Ltd., Morgan Stanley Bank N.A. and Standard Chartered Bank (Hong Kong) Limited (incorporated by reference to Exhibit 4.19 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411). Certain confidential information contained in this exhibit has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.

16.1	Letter from Deloitte LLP addressed to the SEC regarding the Change in Registrant’s Certifying Accountant disclosures in this Registration Statement (incorporated by reference to Exhibit 16.1 to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).

21	List of material subsidiaries of Haleon (formerly known as GlaxoSmithKline Consumer Healthcare Holdings (No. 2) Limited (incorporated by reference to Exhibit 8.1 to the Registration Statement on Form 20-F, filed with the SEC on June 1, 2022, File No. 001-41411).

23.1*	Consent of Deloitte LLP.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (incorporated by reference to Exhibit 5.1 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).

23.3	Consent of Freshfields Bruckhaus Deringer LLP (incorporated by reference to Exhibit 8.2 to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).

23.4	Consent of Sullivan & Cromwell LLP (incorporated by reference to Exhibit 8.1 to the Company’s Registration Statement on Form F-1, filed on July 28, 2022.)

24.1	Power of attorney (incorporated by reference to the Company’s Registration Statement on Form F-1, filed on July 28, 2022).

Exhibit No.	Description

107	Filing Fee Table. (incorporated by reference to 107 to the Company’s Pre-Effective Amendment No. 1 to the Registration Statement on Form F-1, filed on August 5, 2022).

(b)	Financial Statement Schedules.

*	Filed herewith.

See page FIN-1 for an index of the financial statements included in this registration statement on Form F-1.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Weybridge, United Kingdom on the 29th day of September, 2022.

Haleon plc

By	/s/ Amanda Mellor
	Name:	Amanda Mellor
	Title:	Company Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on 29 September 2022:

Signature	Title

*	Chief Executive Officer and Executive Director (Principal Executive Officer)
Brian McNamara

*	Chief Financial Officer and Executive Director (Principal Financial Officer)
Tobias Hestler

*	Principal Accounting Officer
Scott Bourgeois

*	Non-Executive Chair
Dave Lewis

*	Non-Executive Director
Deirdre Mahlan

*	Non-Executive Director
Marie-Anne Aymerich

*	Non-Executive Director
Asmita Dubey

*	Non-Executive Director
Vivienne Cox

*	Non-Executive Director
Tracy Clarke

*	Non-Executive Director
Bryan Supran

Non-Executive Director
Manvinder Singh (Vindi) Banga

Non-Executive Director
John Young

*	Authorized Representative in the United States
Charles Atkinson

*By:	/s/ Amanda Mellor
	Name:	Amanda Mellor
	Title:	Attorney-in-Fact